EXHIBIT 4
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                       MORGAN STANLEY ABS CAPITAL I INC.,
                                  Depositor,

                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                Master Servicer and Securities Administrator,

                         SAXON MORTGAGE SERVICES, INC.,
                                  Servicer,

                        NATIXIS REAL ESTATE CAPITAL INC.,
                             Unaffiliated Seller,

                                       and

                      DEUTSCHE BANK NATIONAL TRUST COMPANY,
                            Trustee and Custodian

                         POOLING AND SERVICING AGREEMENT

                   NATIXIS REAL ESTATE CAPITAL TRUST 2007-HE2

                       MORTGAGE PASS-THROUGH CERTIFICATES,
                                 SERIES 2007-HE2

                            Dated as of April 1, 2007
--------------------------------------------------------------------------------

                              TABLE OF CONTENTS

ARTICLE I

               DEFINITIONS.................................................

ARTICLE II

               CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND
               WARRANTIES..................................................

Section 2.01   Conveyance of Mortgage Loans................................
Section 2.02   Acceptance by the Custodian of the Mortgage Loans...........
Section 2.03   Representations, Warranties and Covenants of the
               Unaffiliated Seller and the Servicer........................
Section 2.04   The Depositor and the Mortgage Loans........................
Section 2.05   Delivery of Opinion of Counsel or Officer's Certificate
               in Connection with Substitutions and Non-Qualified
               Mortgages...................................................
Section 2.06   Execution and Delivery of Certificates......................
Section 2.07   REMIC Matters...............................................
Section 2.08   Representations and Warranties of the Depositor.............

ARTICLE III

               ADMINISTRATION AND SERVICING OF MORTGAGE LOANS..............

Section 3.01   Servicer to Service Mortgage Loans..........................
Section 3.02   Subservicing Agreements Between the Servicer and
               Subservicers................................................
Section 3.03   Successor Subservicers......................................
Section 3.04   Liability of the Servicer...................................
Section 3.05   No Contractual Relationship Between Subservicers and the
               Trustee.....................................................
Section 3.06   Assumption or Termination of Subservicing Agreements by
               Master Servicer.............................................
Section 3.07   Collection of Certain Mortgage Loan Payments;
               Establishment of Certain Accounts...........................
Section 3.08   Subservicing Accounts.......................................
Section 3.09   Collection of Taxes, Assessments and Similar Items;
               Escrow Accounts.............................................
Section 3.10   Collection Accounts.........................................
Section 3.11   Withdrawals from the Collection Account.....................
Section 3.12   Investment of Funds in the Accounts.........................
Section 3.13   Maintenance of Hazard Insurance and Errors and Omissions
               and Fidelity Coverage.......................................
Section 3.14   Enforcement of Due-On-Sale Clauses Assumption Agreements....
Section 3.15   Realization Upon Defaulted Mortgage Loans...................
Section 3.16   Release of Mortgage Files...................................
Section 3.17   Title, Conservation and Disposition of REO Property.........
Section 3.18   Notification of Adjustments.................................
Section 3.19   Access to Certain Documentation and Information
               Regarding the Mortgage Loans................................
Section 3.20   Documents, Records and Funds in Possession of the
               Servicer to be Held for the Securities Administrator........
Section 3.21   Servicing Compensation......................................
Section 3.22   Annual Statement as to Compliance...........................
Section 3.23   Annual Independent Public Accountants' Servicing
               Statement; Financial Statements.............................
Section 3.24   Master Servicer to Act as Servicer..........................
Section 3.25   Compensating Interest.......................................
Section 3.26   Credit Reporting; Gramm-Leach-Bliley Act....................

ARTICLE IV

               DISTRIBUTIONS AND ADVANCES BY THE SERVICER..................

Section 4.01   Advances....................................................
Section 4.02   Priorities of Distribution..................................
Section 4.03   Monthly Statements to Certificateholders....................
Section 4.04   Certain Matters Relating to the Determination of LIBOR......
Section 4.05   [Reserved]..................................................
Section 4.06   [Reserved]..................................................
Section 4.07   Allocation of Applied Realized Loss Amounts.................

ARTICLE V

               THE CERTIFICATES............................................

Section 5.01   The Certificates............................................
Section 5.02   Certificate Register; Registration of Transfer and
               Exchange of Certificates....................................
Section 5.03   Mutilated, Destroyed, Lost or Stolen Certificates...........
Section 5.04   Persons Deemed Owners.......................................
Section 5.05   Access to List of Certificateholders' Names and
               Addresses...................................................
Section 5.06   Maintenance of Office or Agency.............................

ARTICLE VI

               THE DEPOSITOR AND THE SERVICER..............................

Section 6.01   Respective Liabilities of the Depositor and the Servicer....
Section 6.02   Merger or Consolidation of the Depositor or the Servicer....
Section 6.03   Limitation on Liability of the Depositor, the Servicer
               and Others..................................................
Section 6.04   Limitation on Resignation of the Servicer...................
Section 6.05   Additional Indemnification by the Servicer; Third Party
               Claims......................................................

ARTICLE VII

               DEFAULT.....................................................

Section 7.01   Events of Default...........................................
Section 7.02   Master Servicer to Act; Appointment of Successor............
Section 7.03   Notification to Certificateholders..........................

ARTICLE VIII

               CONCERNING THE TRUSTEE......................................

Section 8.01   Duties of the Trustee.......................................
Section 8.02   Certain Matters Affecting the Trustee and the Custodian.....
Section 8.03   Trustee Not Liable for Certificates or Mortgage Loans.......
Section 8.04   Trustee May Own Certificates................................
Section 8.05   Trustee's and Custodian's Fees and Expenses.................
Section 8.06   Eligibility Requirements for the Trustee....................
Section 8.07   Resignation and Removal of the Trustee......................
Section 8.08   Successor Trustee...........................................
Section 8.09   Merger or Consolidation of the Trustee......................
Section 8.10   Appointment of Co-Trustee or Separate Trustee...............
Section 8.11   Tax Matters.................................................
Section 8.12   Periodic Filings............................................
Section 8.13   Tax Treatment of Upper-Tier CarryForward Amounts, Basis
               Risk CarryForward Amounts and Class IO Shortfalls; Tax Classification of the Supplemental Interest Trust,
               Excess Reserve Fund Account, Swap Account and the
               Interest Rate Swap Agreement................................
Section 8.14   Interest Rate Swap Agreement................................
Section 8.15   Interest Rate Cap Agreement.................................

ARTICLE IX

               ADMINISTRATION OF THE MORTGAGE LOANS BY THE MASTER
               SERVICER....................................................

Section 9.01   Duties of the Master Servicer; Enforcement of the
               Servicer's Obligations......................................
Section 9.02   Maintenance of Fidelity Bond and Errors and Omissions
               Insurance...................................................
Section 9.03   Representations and Warranties of the Master Servicer.......
Section 9.04   Master Servicer Events of Default...........................
Section 9.05   Waiver of Default...........................................
Section 9.06   Successor to the Master Servicer............................
Section 9.07   Compensation of the Master Servicer.........................
Section 9.08   Merger or Consolidation.....................................
Section 9.09   Resignation of the Master Servicer..........................
Section 9.10   Assignment or Delegation of Duties by the Master
               Servicer....................................................
Section 9.11   Limitation on Liability of the Master Servicer..............
Section 9.12   Indemnification; Third Party Claims.........................

ARTICLE X

               CONCERNING THE SECURITIES ADMINISTRATOR.....................

Section 10.01  Duties of Securities Administrator..........................
Section 10.02  Certain Matters Affecting the Securities Administrator......
Section 10.03  Securities Administrator Not Liable for Certificates or
               Mortgage Loans..............................................
Section 10.04  Securities Administrator May Own Certificates...............
Section 10.05  Securities Administrator's Fees and Expenses................
Section 10.06  Eligibility Requirements for Securities Administrator.......
Section 10.07  Resignation and Removal of Securities Administrator.........
Section 10.08  Successor Securities Administrator..........................
Section 10.09  Merger or Consolidation of Securities Administrator.........
Section 10.10  Assignment or Delegation of Duties by the Securities
               Administrator...............................................

ARTICLE XI

               TERMINATION.................................................

Section 11.01  Termination upon Liquidation or Purchase of the Mortgage
               Loans.......................................................
Section 11.02  Final Distribution on the Certificates......................
Section 11.03  Additional Termination Requirements.........................

ARTICLE XII

               MISCELLANEOUS PROVISIONS....................................

Section 12.01  Amendment...................................................
Section 12.02  Recordation of Agreement; Counterparts......................
Section 12.03  Governing Law...............................................
Section 12.04  Intention of Parties........................................
Section 12.05  Notices.....................................................
Section 12.06  Severability of Provisions..................................
Section 12.07  Assignment; Sales; Advance Facilities.......................
Section 12.08  Limitation on Rights of Certificateholders..................
Section 12.09  Inspection and Audit Rights.................................
Section 12.10  Certificates Nonassessable and Fully Paid...................
Section 12.11  [Reserved]..................................................
Section 12.12  Third Party Beneficiary.....................................
Section 12.13  Waiver of Jury Trial........................................
Section 12.14  Regulation AB Compliance; Intent of the Parties;
               Reasonableness..............................................

SCHEDULES

Schedule I     Mortgage Loan Schedule
Schedule II    [Reserved]
Schedule III   Representations and Warranties of Saxon
Schedule IIIA  Further Representations and Warranties of Saxon
Schedule IV    Representations and Warranties as to the Unaffiliated Seller

EXHIBITS

Exhibit A   Form of Class A-1, Class A-2, Class A-3, Class A-4, Class M-1,
            Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1,
            Class B-2 and Class B-3
Exhibit B   Form of Class B-4 Certificate
Exhibit C   Form of Class P Certificate
Exhibit D-1 Form of Class R Certificate
Exhibit D-2 Form of Class RX Certificate
Exhibit E   Form of Class X Certificate
Exhibit F   Form of Initial Certification of Custodian
Exhibit G   Form of Final Certification of Custodian
Exhibit H   Form of Residual Transfer Affidavit
Exhibit I   Form of Transferor Certificate
Exhibit J   Form of Rule 144A Letter
Exhibit K   Form of Request for Release
Exhibit L   Contents of Each Mortgage File
Exhibit M   Form of Subsequent Transfer Agreement
Exhibit N   Form of Certification to be provided with Form 10-K
Exhibit O   Form of Annual Certification to be Provided to the Master Servicer
Exhibit P   Form of Servicer Power of Attorney
Exhibit Q   Servicing Criteria - To be Addressed in Assessment of Compliance
Exhibit R   Additional Form 10-D Disclosure
Exhibit S   Additional Form 10-K Disclosure
Exhibit T   Form 8-K Disclosure Information
Exhibit U   Form of Additional Disclosure Notification
Exhibit V   Form of Servicer Report
Exhibit W   Standard File Layout - Delinquency Reporting
Exhibit X   Interest Rate Swap Agreement
Exhibit Y   Interest Rate Cap Agreement
Exhibit Z   [Reserved]
Exhibit AA  [Reserved]
Exhibit BB  Accredited Agreements
Exhibit CC  CIT Agreements
Exhibit DD  First Horizon Agreements
Exhibit EE  First NLC Agreements
Exhibit FF  FlexPoint Agreements
Exhibit GG  Funding America Agreements
Exhibit HH  Lenders Direct Agreements
Exhibit II  Lime Financial Agreements
Exhibit JJ  Mandalay Agreements
Exhibit KK  Master Financial Agreements
Exhibit LL  Maxim Agreements
Exhibit MM  NC Capital Agreements
Exhibit NN  Platinum Agreements
Exhibit OO  Rose Agreements
Exhibit PP  Unaffiliated Seller's Agreement

            THIS POOLING AND SERVICING AGREEMENT, dated as of April 1, 2007, among MORGAN STANLEY ABS CAPITAL I INC., a Delaware corporation, as depositor (the "Depositor"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a banking association organized under the laws of the United States, as master servicer and securities administrator (in each such capacity, respectively, the "Master Servicer" and the "Securities Administrator"), SAXON MORTGAGE SERVICES, INC., a Texas corporation ("Saxon" or the "Servicer"), NATIXIS REAL ESTATE CAPITAL INC., a New York corporation, as unaffiliated seller (the "Unaffiliated Seller") and DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association, as trustee and custodian (in each such capacity respectively, the "Trustee" and the "Custodian").

                             W I T N E S S E T H:

            In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                            PRELIMINARY STATEMENT

            The Securities Administrator, on behalf of the Trust shall elect that six segregated asset pools within the Trust Fund (exclusive of (i) the Prepayment Premiums, (ii) the Swap Assets, (iii) the Excess Reserve Fund Account, (iv) the Pre-Funding Account and the Pre-Funding Reserve Account, (v) the Capitalized Interest Account and (vi) the right of the LIBOR Certificates to receive Basis Risk Carry Forward Amounts and, without duplication, Upper-Tier Carry Forward Amounts and the obligation to pay Class IO Shortfalls) be treated for federal income tax purposes as comprising six REMICs (REMIC PF, Pooling-Tier REMIC-1, Pooling-Tier REMIC-2, the Lower-Tier REMIC, the Upper-Tier REMIC and the Class X REMIC, respectively, and each, a "Trust REMIC"). The Class X Interest, Class IO Interest, Class PFIO Interest and each Class of LIBOR Certificates (other than the right of each Class of LIBOR Certificates to receive Basis Risk Carry Forward Amounts and, without duplication, Upper-Tier Carry Forward Amounts and the obligation to pay Class IO Shortfalls) represents ownership of a regular interest in a REMIC for purposes of the REMIC Provisions. The Class R Certificates represent ownership of the sole class of residual interest in each of REMIC PF, Pooling-Tier REMIC-1, Pooling-Tier REMIC-2, the Lower-Tier REMIC and the Upper-Tier REMIC for purposes of the REMIC Provisions. The Class RX Certificates represent ownership of the sole class of residual interest in the Class X REMIC for purposes of the REMIC provisions. The Startup Day for each Trust REMIC described herein is the date referenced in Section
2.07. The latest possible maturity date for each class of regular interests is the latest date referenced in Section 2.07. The Class X REMIC shall hold as assets the Class UT-X Interest, the Class UT-PFIO Interest and the Class UT-IO Interest. The Upper-Tier REMIC shall hold as assets the several classes of uncertificated Lower-Tier Regular Interests. The Lower-Tier REMIC shall hold as assets the several classes of uncertificated Pooling-Tier REMIC-2 Regular Interests. Pooling-Tier REMIC-2 shall hold as assets the several classes of uncertificated Pooling-Tier REMIC-1 Regular Interests. Pooling-Tier REMIC-1 shall hold as assets the several classes of uncertificated REMIC PF Regular Interests. REMIC PF shall hold as assets the assets of the Trust Fund (exclusive of (i) the Prepayment Premiums, (ii) the Swap Assets, (iii) the Excess Reserve Fund Account, (iv) the Pre-Funding Account and the Pre-Funding Reserve Account,
(v) the Capitalized Interest Account and (vi) the right of the LIBOR Certificates to receive Basis Risk Carry Forward Amounts and, without duplication, Upper-Tier Carry Forward Amounts and the obligation to pay Class IO Shortfalls).

            For federal income tax purposes, each Class of LIBOR Certificates represents a beneficial ownership of a regular interest in the Upper-Tier REMIC, the right to receive Basis Risk Carry Forward Amounts and without duplication, Upper-Tier Carry Forward Amounts, and the obligation to pay Class IO Shortfalls; the Class X Certificates represent beneficial ownership of the Class X Interest, the Class IO Interest, Class PFIO Interest, the Interest Rate Swap Agreement, the Swap Account, the Excess Reserve Fund Account and the right to receive Class IO Shortfalls, subject to the obligation to pay Basis Risk Carry Forward Amounts and, without duplication, Upper-Tier Carry Forward Amounts; the Class P Certificates represent beneficial ownership of the Prepayment Premiums; and the Unaffiliated Seller shall be the beneficial owner of the Pre-Funding Account, the Pre-Funding Reserve Account and the Capitalized Interest Account, which portions of the Trust Fund shall be treated as a grantor trust under subpart E,
Part I of subchapter J of the Code (the "Grantor Trust").

                                   REMIC PF

            REMIC PF shall issue the following interests in REMIC PF, and each such interest (other than the Class PF-R Interest) is hereby designated as a regular interest in REMIC PF (the "REMIC PF Regular Interests"). REMIC PF shall also issue the Class PF-R Interest, which is hereby designated as the sole class of residual interest in REMIC PF. The Class PF-R Interest shall be represented by the Class R Certificates, shall not have a principal balance and shall have no interest rate.

                                                        Initial REMIC PF
                                                        Principal Amount
  REMIC PF Interest       REMIC PF Interest Rate       or Notional Amount
  -----------------       ----------------------       ------------------

Class PF-A                         (1)                   $749,910,572
Class PF-B                         (2)                   $165,089,428
Class PF-IO                        (3)                           (4)
Class PF-R                         (5)                           (5)

------------

(1) For any Distribution Date (and the related Interest Accrual Period), this REMIC PF Regular Interest shall bear interest at a per annum rate (its "REMIC-PF Interest Rate") equal to the REMIC PF WAC Rate.

(2) This REMIC PF Regular Interest shall bear interest at a per annum rate (its "REMIC-PF Interest Rate") (i) for the first three Distribution Dates (and the related Interest Accrual Periods), 0.00% and (ii) thereafter, a per annum rate equal to the REMIC PF WAC Rate.

(3) This REMIC PF Regular Interest shall bear interest at a per annum rate (its "REMIC-PF Interest Rate") (i) for the first three Distribution Dates and the related Interest Accrual Periods, all interest on the Subsequent Mortgage Loans for such Distribution Date divided by $165,089,428 and (ii) thereafter, 0.00%.

(4) The Class PF-IO Interest will have a notional amount equal to the REMIC PF Principal Amount of the Class PF-B Interest.

(5) The Class PF-R Interest is the sole class of residual interest in REMIC PF. The Class PF-R Interest does not have a principal amount or an interest rate.

            On each of the first three Distribution Dates, Realized Losses, Subsequent Recoveries and payments of principal in respect of the Initial Mortgage Loans shall be allocated to the PF-A Interest, until the REMIC PF Principal Amount of such interest is reduced to zero. On each of the first three Distribution Dates, Realized Losses, Subsequent Recoveries and payments of principal in respect of the Subsequent Mortgage Loans (including amounts paid as principal from the Pre-Funding Account) shall be allocated to the Class PF-B Interest, until the REMIC PF Principal Amount of such interest is reduced to zero. On each Distribution Date thereafter, Realized Losses, Subsequent Recoveries and payments of principal in respect of the Mortgage Loans shall be allocated, pro rata, to the Class PF-A and Class PF-B Interests, until the REMIC PF Principal Amount of such REMIC PF Regular Interests are reduced to zero.

                              Pooling-Tier REMIC-1

            Pooling-Tier REMIC-1 shall issue the following interests in Pooling-Tier REMIC-1, and each such interest, other than the Class PT1-R Interest is hereby designated as a regular interest in the Pooling-Tier REMIC-1. Pooling-Tier REMIC-1 shall also issue the Class PT1-R Interest, which is hereby designated as the sole class of residual interest in Pooling-Tier REMIC-1. The Class PT1-R Interest shall be represented by the Class R Certificates, shall not have a principal balance and shall have no interest rate.

                                                            Initial Pooling-
                                  Pooling-Tier REMIC-1       Tier REMIC-1
Pooling-Tier REMIC-1 Interest         Interest Rate         Principal Amount
-----------------------------         -------------           ----------------
Class PT1-1                                (1)                   $324,140,897.94
Class PT1-2A                               (2)                   $ 12,604,245.61
Class PT1-2B                               (3)                   $ 12,604,245.61
Class PT1-3A                               (2)                   $ 12,115,684.12
Class PT1-3B                               (3)                   $ 12,115,684.12
Class PT1-4A                               (2)                   $ 11,627,318.64
Class PT1-4B                               (3)                   $ 11,627,318.64
Class PT1-5A                               (2)                   $ 11,161,451.67
Class PT1-5B                               (3)                   $ 11,161,451.67
Class PT1-6A                               (2)                   $ 10,679,501.69
Class PT1-6B                               (3)                   $ 10,679,501.69
Class PT1-7A                               (2)                   $ 10,206,366.78
Class PT1-7B                               (3)                   $ 10,206,366.78
Class PT1-8A                               (2)                   $ 10,534,739.78
Class PT1-8B                               (3)                   $ 10,534,739.78
Class PT1-9A                               (2)                   $  9,414,628.17
Class PT1-9B                               (3)                   $  9,414,628.17
Class PT1-10A                              (2)                   $ 11,195,748.30
Class PT1-10B                              (3)                   $ 11,195,748.30
Class PT1-11A                              (2)                   $ 35,013,613.51
Class PT1-11B                              (3)                   $ 35,013,613.51
Class PT1-12A                              (2)                   $ 10,288,307.54
Class PT1-12B                              (3)                   $ 10,288,307.54
Class PT1-13A                              (2)                   $ 10,876,867.60
Class PT1-13B                              (3)                   $ 10,876,867.60
Class PT1-14A                              (2)                   $  9,092,978.32
Class PT1-14B                              (3)                   $  9,092,978.32
Class PT1-15A                              (2)                   $  5,917,536.66
Class PT1-15B                              (3)                   $  5,917,536.66
Class PT1-16A                              (2)                   $  7,785,786.71
Class PT1-16B                              (3)                   $  7,785,786.71
Class PT1-17A                              (2)                   $ 31,929,400.67
Class PT1-17B                              (3)                   $ 31,929,400.67
Class PT1-18A                              (2)                   $  7,009,177.66
Class PT1-18B                              (3)                   $  7,009,177.66
Class PT1-19A                              (2)                   $  7,780,614.91
Class PT1-19B                              (3)                   $  7,780,614.91
Class PT1-20A                              (2)                   $  5,756,333.03
Class PT1-20B                              (3)                   $  5,756,333.03
Class PT1-21A                              (2)                   $  2,984,410.95
Class PT1-21B                              (3)                   $  2,984,410.95
Class PT1-22A                              (2)                   $  4,080,269.13
Class PT1-22B                              (3)                   $  4,080,269.13
Class PT1-23A                              (2)                   $ 18,460,568.75
Class PT1-23B                              (3)                   $ 18,460,568.75
Class PT1-24A                              (2)                   $  5,437,317.41
Class PT1-24B                              (3)                   $  5,437,317.41
Class PT1-25A                              (2)                   $  4,174,763.98
Class PT1-25B                              (3)                   $  4,174,763.98
Class PT1-26A                              (2)                   $  2,706,892.16
Class PT1-26B                              (3)                   $  2,706,892.16
Class PT1-27A                              (2)                   $  1,303,376.27
Class PT1-27B                              (3)                   $  1,303,376.27
Class PT1-28A                              (2)                   $  1,112,546.49
Class PT1-28B                              (3)                   $  1,112,546.49
Class PT1-29A                              (2)                   $  1,642,127.19
Class PT1-29B                              (3)                   $  1,642,127.19
Class PT1-30A                              (2)                   $  2,791,817.86
Class PT1-30B                              (3)                   $  2,791,817.86
Class PT1-31A                              (2)                   $  1,008,617.13
Class PT1-31B                              (3)                   $  1,008,617.13
Class PT1-32A                              (2)                   $    892,437.84
Class PT1-32B                              (3)                   $    892,437.84
Class PT1-33A                              (2)                   $    790,567.49
Class PT1-33B                              (3)                   $    790,567.49
Class PT1-34A                              (2)                   $    652,339.62
Class PT1-34B                              (3)                   $    652,339.62
Class PT1-35A                              (2)                   $  1,007,511.68
Class PT1-35B                              (3)                   $  1,007,511.68
Class PT1-36A                              (2)                   $  1,665,991.35
Class PT1-36B                              (3)                   $  1,665,991.35
Class PT1-37A                              (2)                   $    641,603.55
Class PT1-37B                              (3)                   $    641,603.55
Class PT1-38A                              (2)                   $    578,758.09
Class PT1-38B                              (3)                   $    578,758.09
Class PT1-39A                              (2)                   $    518,882.75
Class PT1-39B                              (3)                   $    518,882.75
Class PT1-40A                              (2)                   $    420,635.54
Class PT1-40B                              (3)                   $    420,635.54
Class PT1-41A                              (2)                   $    402,522.84
Class PT1-41B                              (3)                   $    402,522.84
Class PT1-42A                              (2)                   $    388,024.30
Class PT1-42B                              (3)                   $    388,024.30
Class PT1-43A                              (2)                   $    374,676.32
Class PT1-43B                              (3)                   $    374,676.32
Class PT1-44A                              (2)                   $    361,782.53
Class PT1-44B                              (3)                   $    361,782.53
Class PT1-45A                              (2)                   $    349,324.80
Class PT1-45B                              (3)                   $    349,324.80
Class PT1-46A                              (2)                   $    337,294.13
Class PT1-46B                              (3)                   $    337,294.13
Class PT1-47A                              (2)                   $    350,281.80
Class PT1-47B                              (3)                   $    350,281.80
Class PT1-48A                              (2)                   $    349,819.48
Class PT1-48B                              (3)                   $    349,819.48
Class PT1-49A                              (2)                   $    325,366.04
Class PT1-49B                              (3)                   $    325,366.04
Class PT1-50A                              (2)                   $    297,882.57
Class PT1-50B                              (3)                   $    297,882.57
Class PT1-51A                              (2)                   $    283,450.83
Class PT1-51B                              (3)                   $    283,450.83
Class PT1-52A                              (2)                   $    271,124.52
Class PT1-52B                              (3)                   $    271,124.52
Class PT1-53A                              (2)                   $    285,193.80
Class PT1-53B                              (3)                   $    285,193.80
Class PT1-54A                              (2)                   $    286,968.71
Class PT1-54B                              (3)                   $    286,968.71
Class PT1-55A                              (2)                   $    264,473.45
Class PT1-55B                              (3)                   $    264,473.45
Class PT1-56A                              (2)                   $    238,884.74
Class PT1-56B                              (3)                   $    238,884.74
Class PT1-57A                              (2)                   $    226,443.73
Class PT1-57B                              (3)                   $    226,443.73
Class PT1-58A                              (2)                   $    216,062.12
Class PT1-58B                              (3)                   $    216,062.12
Class PT1-59A                              (2)                   $    221,304.66
Class PT1-59B                              (3)                   $    221,304.66
Class PT1-60A                              (2)                   $    220,255.35
Class PT1-60B                              (3)                   $    220,255.35
Class PT1-61A                              (2)                   $  5,516,677.84
Class PT1-61B                              (3)                   $  5,516,677.84
Class PT1-PFIO                             (4)                           N/A
Class PT1-R                                (5)                           (5)

------------

(1) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-1 Interest Rate") equal to the Pooling-Tier REMIC-1 WAC Rate.

(2) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-1 Interest Rate") equal to the product of
      (i) 2 and (ii) the Pooling-Tier REMIC-1 WAC Rate, subject to a maximum rate of 9.74%.

(3) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-1 Interest Rate") equal to the excess, if any, of (A) the product of (i) 2 and (ii) the Pooling-Tier REMIC-1 WAC Rate over (B) 9.74%.

(4) This Pooling Tier REMIC-1 Regular Interest is an interest-only interest and does not have a Pooling-Tier REMIC-1 Principal Amount. On each Distribution Date, this Pooling-Tier REMIC-1 Regular Interest shall be entitled to receive all interest distributable on the Class PF-IO Interest.

(5) The Class PT1-R Interest shall not have a principal balance and shall not bear interest.

            On each Distribution Date, Realized Losses, Subsequent Recoveries and payments of principal in respect of the Mortgage Loans (including, for the first three Distribution Dates only, amounts paid as principal from the Pre-Funding Account) shall be allocated to the outstanding Pooling-Tier REMIC-1 Regular Interest relating to the Mortgage Loans with the lowest numerical denomination until the Pooling-Tier REMIC-1 Principal Amount of such interest is reduced to zero, provided that, with respect to Pooling-Tier REMIC-1 Regular Interests with the same numerical denomination, such Realized Losses, Subsequent Recoveries and payments of principal shall be allocated pro rata between such Pooling-Tier REMIC-1 Regular Interests, until the Pooling-Tier REMIC-1 Principal Amount of such interests is reduced to zero.

                              Pooling-Tier REMIC-2

            Pooling-Tier REMIC-2 shall issue the following interests in Pooling-Tier REMIC-2, and each such interest, other than the Class PT2-R Interest, is hereby designated as a regular interest in Pooling-Tier REMIC-2. The Class PT2-R Interest is hereby designated as the sole class of residual interest in Pooling-Tier REMIC-2 and shall be represented by the Class R Certificates.

                                                          Corresponding      Corresponding      Corresponding
                     Pooling-Tier     Pooling-Tier         Pooling-Tier       Pooling-Tier        Scheduled
  Pooling-Tier         REMIC-2       REMIC-2 Initial        REMIC-2 IO      REMIC-1 Regular       Crossover
REMIC-2 Interest    Interest Rate   Principal Amount         Interest           Interest      Distribution Date
----------------    -------------   ----------------      --------------    ----------------  -----------------
Class PT2-1               (1)       $ 324,140,897.94           N/A                N/A                N/A
Class PT2-2A              (2)       $  12,604,245.61      Class PT2-IO-2          N/A                N/A
Class PT2-2B              (3)       $  12,604,245.61           N/A                N/A                N/A
Class PT2-3A              (2)       $  12,115,684.12      Class PT2-IO-3          N/A                N/A
Class PT2-3B              (3)       $  12,115,684.12           N/A                N/A                N/A
Class PT2-4A              (2)       $  11,627,318.64      Class PT2-IO-4          N/A                N/A
Class PT2-4B              (3)       $  11,627,318.64           N/A                N/A                N/A
Class PT2-5A              (2)       $  11,161,451.67      Class PT2-IO-5          N/A                N/A
Class PT2-5B              (3)       $  11,161,451.67           N/A                N/A                N/A
Class PT2-6A              (2)       $  10,679,501.69      Class PT2-IO-6          N/A                N/A
Class PT2-6B              (3)       $  10,679,501.69           N/A                N/A                N/A
Class PT2-7A              (2)       $  10,206,366.78      Class PT2-IO-7          N/A                N/A
Class PT2-7B              (3)       $  10,206,366.78           N/A                N/A                N/A
Class PT2-8A              (2)       $  10,534,739.78      Class PT2-IO-8          N/A                N/A
Class PT2-8B              (3)       $  10,534,739.78           N/A                N/A                N/A
Class PT2-9A              (2)       $   9,414,628.17      Class PT2-IO-9          N/A                N/A
Class PT2-9B              (3)       $   9,414,628.17           N/A                N/A                N/A
Class PT2-10A             (2)       $  11,195,748.30     Class PT2-IO-10          N/A                N/A
Class PT2-10B             (3)       $  11,195,748.30           N/A                N/A                N/A
Class PT2-11A             (2)       $  35,013,613.51     Class PT2-IO-11          N/A                N/A
Class PT2-11B             (3)       $  35,013,613.51           N/A                N/A                N/A
Class PT2-12A             (2)       $  10,288,307.54     Class PT2-IO-12          N/A                N/A
Class PT2-12B             (3)       $  10,288,307.54           N/A                N/A                N/A
Class PT2-13A             (2)       $  10,876,867.60     Class PT2-IO-13          N/A                N/A
Class PT2-13B             (3)       $  10,876,867.60           N/A                N/A                N/A
Class PT2-14A             (2)       $   9,092,978.32     Class PT2-IO-14          N/A                N/A
Class PT2-14B             (3)       $   9,092,978.32           N/A                N/A                N/A
Class PT2-15A             (2)       $   5,917,536.66     Class PT2-IO-15          N/A                N/A
Class PT2-15B             (3)       $   5,917,536.66           N/A                N/A                N/A
Class PT2-16A             (2)       $   7,785,786.71     Class PT2-IO-16          N/A                N/A
Class PT2-16B             (3)       $   7,785,786.71           N/A                N/A                N/A
Class PT2-17A             (2)       $  31,929,400.67     Class PT2-IO-17          N/A                N/A
Class PT2-17B             (3)       $  31,929,400.67           N/A                N/A                N/A
Class PT2-18A             (2)       $   7,009,177.66     Class PT2-IO-18          N/A                N/A
Class PT2-18B             (3)       $   7,009,177.66           N/A                N/A                N/A
Class PT2-19A             (2)       $   7,780,614.91     Class PT2-IO-19          N/A                N/A
Class PT2-19B             (3)       $   7,780,614.91           N/A                N/A                N/A
Class PT2-20A             (2)       $   5,756,333.03     Class PT2-IO-20          N/A                N/A
Class PT2-20B             (3)       $   5,756,333.03           N/A                N/A                N/A
Class PT2-21A             (2)       $   2,984,410.95     Class PT2-IO-21          N/A                N/A
Class PT2-21B             (3)       $   2,984,410.95           N/A                N/A                N/A
Class PT2-22A             (2)       $   4,080,269.13     Class PT2-IO-22          N/A                N/A
Class PT2-22B             (3)       $   4,080,269.13           N/A                N/A                N/A
Class PT2-23A             (2)       $  18,460,568.75     Class PT2-IO-23          N/A                N/A
Class PT2-23B             (3)       $  18,460,568.75           N/A                N/A                N/A
Class PT2-24A             (2)       $   5,437,317.41     Class PT2-IO-24          N/A                N/A
Class PT2-24B             (3)       $   5,437,317.41           N/A                N/A                N/A
Class PT2-25A             (2)       $   4,174,763.98     Class PT2-IO-25          N/A                N/A
Class PT2-25B             (3)       $   4,174,763.98           N/A                N/A                N/A
Class PT2-26A             (2)       $   2,706,892.16     Class PT2-IO-26          N/A                N/A
Class PT2-26B             (3)       $   2,706,892.16           N/A                N/A                N/A
Class PT2-27A             (2)       $   1,303,376.27     Class PT2-IO-27          N/A                N/A
Class PT2-27B             (3)       $   1,303,376.27           N/A                N/A                N/A
Class PT2-28A             (2)       $   1,112,546.49     Class PT2-IO-28          N/A                N/A
Class PT2-28B             (3)       $   1,112,546.49           N/A                N/A                N/A
Class PT2-29A             (2)       $   1,642,127.19     Class PT2-IO-29          N/A                N/A
Class PT2-29B             (3)       $   1,642,127.19           N/A                N/A                N/A
Class PT2-30A             (2)       $   2,791,817.86     Class PT2-IO-30          N/A                N/A
Class PT2-30B             (3)       $   2,791,817.86           N/A                N/A                N/A
Class PT2-31A             (2)       $   1,008,617.13     Class PT2-IO-31          N/A                N/A
Class PT2-31B             (3)       $   1,008,617.13           N/A                N/A                N/A
Class PT2-32A             (2)       $    892,437.84      Class PT2-IO-32          N/A                N/A
Class PT2-32B             (3)       $    892,437.84            N/A                N/A                N/A
Class PT2-33A             (2)       $    790,567.49      Class PT2-IO-33          N/A                N/A
Class PT2-33B             (3)       $    790,567.49            N/A                N/A                N/A
Class PT2-34A             (2)       $    652,339.62      Class PT2-IO-34          N/A                N/A
Class PT2-34B             (3)       $    652,339.62            N/A                N/A                N/A
Class PT2-35A             (2)       $   1,007,511.68     Class PT2-IO-35          N/A                N/A
Class PT2-35B             (3)       $   1,007,511.68           N/A                N/A                N/A
Class PT2-36A             (2)       $   1,665,991.35     Class PT2-IO-36          N/A                N/A
Class PT2-36B             (3)       $   1,665,991.35           N/A                N/A                N/A
Class PT2-37A             (2)       $    641,603.55      Class PT2-IO-37          N/A                N/A
Class PT2-37B             (3)       $    641,603.55            N/A                N/A                N/A
Class PT2-38A             (2)       $    578,758.09      Class PT2-IO-38          N/A                N/A
Class PT2-38B             (3)       $    578,758.09            N/A                N/A                N/A
Class PT2-39A             (2)       $    518,882.75      Class PT2-IO-39          N/A                N/A
Class PT2-39B             (3)       $    518,882.75            N/A                N/A                N/A
Class PT2-40A             (2)       $    420,635.54      Class PT2-IO-40          N/A                N/A
Class PT2-40B             (3)       $    420,635.54            N/A                N/A                N/A
Class PT2-41A             (2)       $    402,522.84      Class PT2-IO-41          N/A                N/A
Class PT2-41B             (3)       $    402,522.84            N/A                N/A                N/A
Class PT2-42A             (2)       $    388,024.30      Class PT2-IO-42          N/A                N/A
Class PT2-42B             (3)       $    388,024.30            N/A                N/A                N/A
Class PT2-43A             (2)       $    374,676.32      Class PT2-IO-43          N/A                N/A
Class PT2-43B             (3)       $    374,676.32            N/A                N/A                N/A
Class PT2-44A             (2)       $    361,782.53      Class PT2-IO-44          N/A                N/A
Class PT2-44B             (3)       $    361,782.53            N/A                N/A                N/A
Class PT2-45A             (2)       $    349,324.80      Class PT2-IO-45          N/A                N/A
Class PT2-45B             (3)       $    349,324.80            N/A                N/A                N/A
Class PT2-46A             (2)       $    337,294.13      Class PT2-IO-46          N/A                N/A
Class PT2-46B             (3)       $    337,294.13            N/A                N/A                N/A
Class PT2-47A             (2)       $    350,281.80      Class PT2-IO-47          N/A                N/A
Class PT2-47B             (3)       $    350,281.80            N/A                N/A                N/A
Class PT2-48A             (2)       $    349,819.48      Class PT2-IO-48          N/A                N/A
Class PT2-48B             (3)       $    349,819.48            N/A                N/A                N/A
Class PT2-49A             (2)       $    325,366.04      Class PT2-IO-49          N/A                N/A
Class PT2-49B             (3)       $    325,366.04            N/A                N/A                N/A
Class PT2-50A             (2)       $    297,882.57      Class PT2-IO-50          N/A                N/A
Class PT2-50B             (3)       $    297,882.57            N/A                N/A                N/A
Class PT2-51A             (2)       $    283,450.83      Class PT2-IO-51          N/A                N/A
Class PT2-51B             (3)       $    283,450.83            N/A                N/A                N/A
Class PT2-52A             (2)       $    271,124.52      Class PT2-IO-52          N/A                N/A
Class PT2-52B             (3)       $    271,124.52            N/A                N/A                N/A
Class PT2-53A             (2)       $    285,193.80      Class PT2-IO-53          N/A                N/A
Class PT2-53B             (3)       $    285,193.80            N/A                N/A                N/A
Class PT2-54A             (2)       $    286,968.71      Class PT2-IO-54          N/A                N/A
Class PT2-54B             (3)       $    286,968.71            N/A                N/A                N/A
Class PT2-55A             (2)       $    264,473.45      Class PT2-IO-55          N/A                N/A
Class PT2-55B             (3)       $    264,473.45            N/A                N/A                N/A
Class PT2-56A             (2)       $    238,884.74      Class PT2-IO-56          N/A                N/A
Class PT2-56B             (3)       $    238,884.74            N/A                N/A                N/A
Class PT2-57A             (2)       $    226,443.73      Class PT2-IO-57          N/A                N/A
Class PT2-57B             (3)       $    226,443.73            N/A                N/A                N/A
Class PT2-58A             (2)       $    216,062.12      Class PT2-IO-58          N/A                N/A
Class PT2-58B             (3)       $    216,062.12            N/A                N/A                N/A
Class PT2-59A             (2)       $    221,304.66      Class PT2-IO-59          N/A                N/A
Class PT2-59B             (3)       $    221,304.66            N/A                N/A                N/A
Class PT2-60A             (2)       $    220,255.35      Class PT2-IO-60          N/A                N/A
Class PT2-60B             (3)       $    220,255.35            N/A                N/A                N/A
Class PT2-61A             (2)       $ 5,516,677.84        Class PT-IO-61          N/A                N/A
Class PT2-61B             (3)       $ 5,516,677.84             N/A                N/A                N/A
Class PT2-IO-2            (4)               (4)                N/A            Class PT1-2A         May 2007
Class PT2-IO-3            (4)               (4)                N/A            Class PT1-3A        April 2008
Class PT2-IO-4            (4)               (4)                N/A            Class PT1-4A         May 2008
Class PT2-IO-5            (4)               (4)                N/A            Class PT1-5A        June 2008
Class PT2-IO-6            (4)               (4)                N/A            Class PT1-6A        July 2008
Class PT2-IO-7            (4)               (4)                N/A            Class PT1-7A       August 2008
Class PT2-IO-8            (4)               (4)                N/A            Class PT1-8A      September 2008
Class PT2-IO-9            (4)               (4)                N/A            Class PT1-9A       October 2008
Class PT2-IO-10           (4)               (4)                N/A           Class PT1-10A      November 2008
Class PT2-IO-11           (4)               (4)                N/A           Class PT1-11A      December 2008
Class PT2-IO-12           (4)               (4)                N/A           Class PT1-12A       January 2009
Class PT2-IO-13           (4)               (4)                N/A           Class PT1-13A      February 2009
Class PT2-IO-14           (4)               (4)                N/A           Class PT1-14A        March 2009
Class PT2-IO-15           (4)               (4)                N/A           Class PT1-15A        April 2009
Class PT2-IO-16           (4)               (4)                N/A           Class PT1-16A         May 2009
Class PT2-IO-17           (4)               (4)                N/A           Class PT1-17A        June 2009
Class PT2-IO-18           (4)               (4)                N/A           Class PT1-18A        July 2009
Class PT2-IO-19           (4)               (4)                N/A           Class PT1-19A       August 2009
Class PT2-IO-20           (4)               (4)                N/A           Class PT1-20A      September 2009
Class PT2-IO-21           (4)               (4)                N/A           Class PT1-21A       October 2009
Class PT2-IO-22           (4)               (4)                N/A           Class PT1-22A      November 2009
Class PT2-IO-23           (4)               (4)                N/A           Class PT1-23A      December 2009
Class PT2-IO-24           (4)               (4)                N/A           Class PT1-24A       January 2010
Class PT2-IO-25           (4)               (4)                N/A           Class PT1-25A      February 2010
Class PT2-IO-26           (4)               (4)                N/A           Class PT1-26A        March 2010
Class PT2-IO-27           (4)               (4)                N/A           Class PT1-27A        April 2010
Class PT2-IO-28           (4)               (4)                N/A           Class PT1-28A         May 2010
Class PT2-IO-29           (4)               (4)                N/A           Class PT1-29A        June 2010
Class PT2-IO-30           (4)               (4)                N/A           Class PT1-30A        July 2010
Class PT2-IO-31           (4)               (4)                N/A           Class PT1-31A       August 2010
Class PT2-IO-32           (4)               (4)                N/A           Class PT1-32A      September 2010
Class PT2-IO-33           (4)               (4)                N/A           Class PT1-33A       October 2010
Class PT2-IO-34           (4)               (4)                N/A           Class PT1-34A      November 2010
Class PT2-IO-35           (4)               (4)                N/A           Class PT1-35A      December 2010
Class PT2-IO-36           (4)               (4)                N/A           Class PT1-36A       January 2011
Class PT2-IO-37           (4)               (4)                N/A           Class PT1-37A      February 2011
Class PT2-IO-38           (4)               (4)                N/A           Class PT1-38A        March 2011
Class PT2-IO-39           (4)               (4)                N/A           Class PT1-39A        April 2011
Class PT2-IO-40           (4)               (4)                N/A           Class PT1-40A         May 2011
Class PT2-IO-41           (4)               (4)                N/A           Class PT1-41A        June 2011
Class PT2-IO-42           (4)               (4)                N/A           Class PT1-42A        July 2011
Class PT2-IO-43           (4)               (4)                N/A           Class PT1-43A       August 2011
Class PT2-IO-44           (4)               (4)                N/A           Class PT1-44A      September 2011
Class PT2-IO-45           (4)               (4)                N/A           Class PT1-45A       October 2011
Class PT2-IO-46           (4)               (4)                N/A           Class PT1-46A      November 2011
Class PT2-IO-47           (4)               (4)                N/A           Class PT1-47A      December 2011
Class PT2-IO-48           (4)               (4)                N/A           Class PT1-48A       January 2012
Class PT2-IO-49           (4)               (4)                N/A           Class PT1-49A      February 2012
Class PT2-IO-50           (4)               (4)                N/A           Class PT1-50A        March 2012
Class PT2-IO-51           (4)               (4)                N/A           Class PT1-51A        April 2012
Class PT2-IO-52           (4)               (4)                N/A           Class PT1-52A         May 2012
Class PT2-IO-53           (4)               (4)                N/A           Class PT1-53A        June 2012
Class PT2-IO-54           (4)               (4)                N/A           Class PT1-54A        July 2012
Class PT2-IO-55           (4)               (4)                N/A           Class PT1-55A       August 2012
Class PT2-IO-56           (4)               (4)                N/A           Class PT1-56A      September 2012
Class PT2-IO-57           (4)               (4)                N/A           Class PT1-57A       October 2012
Class PT2-IO-58           (4)               (4)                N/A           Class PT1-58A      November 2012
Class PT2-IO-59           (4)               (4)                N/A           Class PT1-59A      December 2012
Class PT2-IO-60           (4)               (4)                N/A           Class PT1-60A       January 2013
Class PT2-IO-61           (4)               (4)                N/A           Class PT1-61A      February 2013
Class PT2-1O-62           (4)               (4)                N/A           Class PT1-62A        March 2013
Class PT2-R               (5)               (5)                N/A                N/A                N/A

------------

(1) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per-annum rate (its "Pooling-Tier REMIC-2 Interest Rate") equal to the Pooling-Tier REMIC-1 WAC Rate.

(2) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per-annum rate (its "Pooling-Tier REMIC-2 Interest Rate") equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests and having an "A" in their class designation, provided that, on each Distribution Date on which interest is distributable on the Corresponding Pooling-Tier REMIC-2 IO Interest (which, for the avoidance of doubt shall not include any Distribution Date prior to the Distribution Date in April 2008), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per-annum rate equal to Swap LIBOR subject to a maximum rate equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests and having an "A" in their class designation.

(3) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per-annum rate (its "Pooling-Tier REMIC-2 Interest Rate") equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests and having a "B" in their class designation.

(4) Each Pooling-Tier REMIC-2 IO Interest is an interest only interest and does not have a principal balance but has a notional balance ("Pooling-Tier REMIC-2 IO Notional Balance") equal to the Pooling-Tier REMIC-2 Principal Amount of the Corresponding Pooling-Tier REMIC-1 Regular Interest. From the Closing Date through and including the Distribution Date in March 2008, this Pooling-Tier REMIC-2 IO Interest shall be entitled to receive interest that accrues on the Corresponding Pooling-Tier REMIC-1 Regular Interest at a rate equal to the excess, if any, of (i) the Pooling-Tier REMIC-1 Interest Rate for the Corresponding Pooling-Tier REMIC-1 Regular Interest over (ii) the Pooling-Tier REMIC-1 Interest Rate for the Corresponding Pooling-Tier REMIC-1 Regular Interest. From and including the Distribution Date in April 2008, this Pooling-Tier REMIC-2 IO Interest shall be entitled to receive interest that accrues on the Corresponding Pooling-Tier REMIC-1 Regular Interest at a rate equal to the excess, if any, of (i) the Pooling-Tier REMIC-1 Interest Rate for the Corresponding Pooling-Tier REMIC-1 Regular Interest over (ii) Swap LIBOR.

      After the Corresponding Scheduled Crossover Distribution Date, this Pooling-Tier REMIC-2 IO Interest shall not accrue interest.

(5) The Class PT2-R Interest shall not have a principal balance and shall not bear interest.

            On each Distribution Date, the interest distributable in respect of the Mortgage Loans for such Distribution Date shall be distributed to the Pooling-Tier REMIC-2 Regular Interests at the Pooling-Tier REMIC-2 Interest Rates shown above.

            On each Distribution Date, Realized Losses, Subsequent Recoveries and payments of principal in respect of the Mortgage Loans (including, for the first three Distribution Dates only, amounts paid as principal from the Pre-Funding Account) shall be allocated to the then outstanding Pooling-Tier REMIC-2 Regular Interests (other than the Pooling-Tier REMIC-2 IO Interests) with the lowest numerical denomination until the Pooling-Tier REMIC-2 Principal Amount of such interest is reduced to zero, provided that, for Pooling-Tier REMIC-2 Regular Interests Mortgage Loans with the same numerical denomination, such Realized Losses, Subsequent Recoveries and payments of principal shall be allocated pro rata between such Pooling-Tier REMIC-2 Regular Interests, until the Pooling-Tier REMIC-2 Principal Amount of such interests is reduced to zero.

                                Lower-Tier REMIC

            The Lower-Tier REMIC shall issue the following interests, and each such interest, other than the Class LT-R Interest, is hereby designated as a regular interest in the Lower-Tier REMIC. The Class LT-R Interest is hereby designated as the sole class of residual interest in the Lower-Tier REMIC and shall be represented by the Class R Certificates.

                                                                                        Corresponding
                                                                                         Upper-Tier
  Lower-Tier             Lower-Tier                 Initial Lower-Tier                  REMIC Regular
REMIC Interest         Interest Rate                 Principal Amount                     Interest
--------------         -------------     -------------------------------------------    --------------
Class LT-A-1                  (1)        1/2 initial Class Certificate Balance of              A-1
                                         Corresponding Upper-Tier Regular Interest
Class LT-A-2                  (1)        1/2 initial Class Certificate Balance of              A-2
                                         Corresponding Upper-Tier Regular Interest
Class LT-A-3                  (1)        1/2 initial Class Certificate Balance of              A-3
                                         Corresponding Upper-Tier Regular Interest
Class LT-A-4                  (1)        1/2 initial Class Certificate Balance of              A-4
                                         Corresponding Upper-Tier Regular Interest
Class LT-M-1                  (1)        1/2 initial Class Certificate Balance of              M-1
                                         Corresponding Upper-Tier Regular Interest
Class LT-M-2                  (1)        1/2 initial Class Certificate Balance of              M-2
                                         Corresponding Upper-Tier Regular Interest
Class LT-M-3                  (1)        1/2 initial Class Certificate Balance of              M-3
                                         Corresponding Upper-Tier Regular Interest
Class LT-M-4                  (1)        1/2 initial Class Certificate Balance of              M-4
                                         Corresponding Upper-Tier Regular Interest
Class LT-M-5                  (1)        1/2 initial Class Certificate Balance of              M-5
                                         Corresponding Upper-Tier Regular Interest
Class LT-M-6                  (1)        1/2 initial Class Certificate Balance of              M-6
                                         Corresponding Upper-Tier Regular Interest
Class LT-B-1                  (1)        1/2 initial Class Certificate Balance of              B-1
                                         Corresponding Upper-Tier Regular Interest
Class LT-B-2                  (1)        1/2 initial Class Certificate Balance of              B-2
                                         Corresponding Upper-Tier Regular Interest
Class LT-B-3                  (1)        1/2 initial Class Certificate Balance of              B-3
                                         Corresponding Upper-Tier Regular Interest
Class LT-B-4                  (1)        1/2 initial Class Certificate Balance of              B-4
                                         Corresponding Upper-Tier Regular Interest
Class LT-Accrual              (1)        1/2 Pool Stated Principal Balance plus 1/2            N/A
                                         Subordinated Amount
Class LT-IO                   (2)                            (2)                               N/A
Class LT-PFIO                 (3)                            (3)                               N/A
Class LT-R                    (4)                            (4)                               N/A

------------

(1) The interest rate with respect to any Distribution Date for these interests is a per-annum variable rate equal to the weighted average of the Pooling-Tier REMIC-2 Interest Rates of the Pooling-Tier REMIC-2 Regular Interests (other than the Pooling-Tier REMIC-2 IO Interests and the Class PT2-PFIO Interest).

(2) This Lower-Tier Regular Interest is an interest only interest and does not have a Lower-Tier Principal Amount. On each Distribution Date, this Lower-Tier Regular Interest shall be entitled to receive all interest distributable on the Pooling-Tier REMIC-2 IO Interests.

(3) This Lower-Tier Regular Interest is an interest only interest and does not have a Lower-Tier Principal Amount. On each Distribution Date, this Lower-Tier Regular Interest shall be entitled to receive all interest distributable on the Class PT2-PFIO Interest.

(4) The Class LT-R Interest is the sole class of residual interest in the Lower-Tier REMIC and it does not have a principal amount or an interest rate.

            Each Lower-Tier Regular Interest is hereby designated as a regular interest in the Lower-Tier REMIC. The Class LT-A-1, Class LT-A-2, Class LT-A-3, Class LT-A-4, Class LT-M-1, Class LT-M-2, Class LT-M-3, Class LT-M-4, Class LT-M-5, Class LT-M-6, Class LT-B-1, Class LT-B-2, Class LT-B-3 and Class LT-B-4 Interests are hereby designated the LT Accretion Directed Classes (the "LT Accretion Directed Classes").

            On each Distribution Date, 50% of the increase in the Subordinated Amount shall be payable as a reduction of the Lower-Tier Principal Amount of the LT Accretion Directed Classes (each such Class will be reduced by an amount equal to 50% of any increase in the Subordinated Amount that is attributable to a reduction in the Class Certificate Balance of its Corresponding Class) and shall be accrued and added to the Lower-Tier Principal Amount of the Class LT-Accrual Interest. On each Distribution Date, the increase in the Lower-Tier Principal Amount of the Class LT-Accrual Interest shall not exceed interest accruals for such Distribution Date for the Class LT-Accrual Interest. In the event that: (i) 50% of the increase in the Subordinated Amount exceeds (ii) interest accruals on the Class LT-Accrual Interest for such Distribution Date, the excess for such Distribution Date (accumulated with all such excesses for all prior Distribution Dates) will be added to any increase in the Subordinated Amount for purposes of determining the amount of interest accrual on the Class LT-Accrual Interest payable as principal on the LT Accretion Directed Classes on the next Distribution Date pursuant to the first sentence of this paragraph. All payments of scheduled principal and prepayments of principal generated by the Mortgage Loans (including, for the first three Distribution Dates, amounts paid as principal from the Pre-Funding Account) and all Subsequent Recoveries allocable to principal shall be allocated (i) 50% to the Class LT-Accrual Interest and (ii) 50% to the LT Accretion Directed Classes (such principal payments and Subsequent Recoveries shall be allocated among such LT Accretion Directed Classes in an amount equal to 50% of the principal amounts and Subsequent Recoveries allocated to their respective Corresponding Classes), until paid in full. Notwithstanding the above, principal payments allocated to the Class UT-X Interest that result in the reduction in the Subordinated Amount shall be allocated to the Class LT-Accrual Interest (until paid in full). Realized Losses shall be applied so that after all distributions have been made on each Distribution Date (i) the Lower-Tier Principal Amount of each LT Accretion Directed Class is equal to 50% of the Class Certificate Balance of its Corresponding Class, and (ii) the Class LT-Accrual Interest is equal to 50% of the aggregate Stated Principal Balance of the Mortgage Loans plus 50% of the Subordinated Amount. Any increase in the Class Certificate Balance of a Class of LIBOR Certificates as a result of a Subsequent Recovery shall increase the Lower-Tier Principal Amount of the Corresponding Lower-Tier Regular Interest by 50% of such increase, and the remaining 50% of such increase shall increase the Lower-Tier Principal Amount of the Class LT-Accrual Interest.

                                Upper-Tier REMIC

            The Upper-Tier REMIC shall issue the following interests, and each such interest, other than the Class UT-R Interest, is hereby designated as a regular interest in the Upper-Tier REMIC. The Class UT-R Interest is hereby designated as the sole class of residual interests in the Upper-Tier REMIC and shall be represented by the Class R Certificates.

  Upper-Tier                    Upper-Tier             Initial Principal           Corresponding
REMIC Interest                Interest Rate            Upper-Tier Amount       Class of Certificates
--------------                -------------            -----------------       ---------------------
Class A-1                              (1)                  $363,740,000       Class A-1
Class A-2                              (1)                  $111,250,000       Class A-2
Class A-3                              (1)                  $147,145,000       Class A-3
Class A-4                              (1)                  $ 90,645,000       Class A-4
Class M-1                              (1)                  $ 32,940,000       Class M-1
Class M-2                              (1)                  $ 30,653,000       Class M-2
Class M-3                              (1)                  $ 18,300,000       Class M-3
Class M-4                              (1)                  $ 16,013,000       Class M-4
Class M-5                              (1)                  $ 15,555,000       Class M-5
Class M-6                              (1)                  $ 14,640,000       Class M-6
Class B-1                              (1)                  $ 13,725,000       Class B-1
Class B-2                              (1)                  $ 11,895,000       Class B-2
Class B-3                              (1)                  $ 10,980,000       Class B-3
Class B-4                              (1)                  $  9,150,000       Class B-4
Class UT-IO                            (2)                          (2)           N/A
Class UT-PFIO                          (3)                          (3)           N/A
Class UT-X                             (4)                          (4)         Class X
Class UT-R                             (5)                          (5)         Class R

------------

(1) For any Distribution Date (and the related Interest Accrual Period) this interest shall bear interest at the lesser of (i) the Pass-Through Rate (determined without regard to the WAC Cap) for the Corresponding Class of Certificates and (ii) the Upper-Tier REMIC WAC Rate.

(2) This interest is an interest only interest and does not have a principal balance. On each Distribution Date, the Class UT-IO Interest shall be entitled to receive all interest distributable on the Class LT-IO Interest. This interest shall be beneficially owned by the holders of the Class X Certificates and shall be held as an asset of the Swap Account.

(3) This Upper-Tier Regular Interest is an interest-only interest and does not have an Upper-Tier Principal Amount. On each Distribution Date, this Upper-Tier Regular Interest shall be entitled to receive all interest distributable on the Class LT-PFIO Interest. This interest shall be beneficially owned by the holders of the Class X Certificates and shall be held as an asset of the Swap Account.

(4) The Class UT-X Interest has an initial principal balance of $28,369,000.01, but will not accrue interest on such balance but will accrue interest on a notional principal balance. As of any Distribution Date, the Class UT-X Interest shall have a notional principal balance equal to the aggregate of the Lower-Tier Principal Amounts of the Lower-Tier Regular Interests (other than the Class LT-IO and Class LT-PFIO Interests) as of the first day of the related Interest Accrual Period. With respect to any Interest Accrual Period, the Class UT-X Interest shall bear interest at a rate equal to the excess, if any, of the Upper-Tier REMIC WAC Rate over the product of (i) 2 and (ii) the weighted average of the Lower-Tier Interest Rates of the Lower-Tier REMIC Interests (other than the Class LT-IO and Class LT-PFIO Interests), where the Lower-Tier Interest Rate on the Class LT-Accrual Interest is subject to a cap equal to zero and each LT Accretion Directed Class is subject to a cap equal to the Upper-Tier Interest Rate on its Corresponding Class of Upper-Tier Regular Interest. With respect to any Distribution Date, interest that so accrues on the notional principal balance of the Class UT-X Interest shall be deferred in an amount equal to any increase in the Subordinated Amount on such Distribution Date. Such deferred interest shall not itself bear interest.

(5) The Class UT-R Interest does not have an interest rate or a principal balance.

            On each Distribution Date, interest distributable in respect of the Lower-Tier Interests for such Distribution Date shall be deemed to be distributed on the interests in the Upper-Tier REMIC at the rates shown above, provided that the Class UT-IO Interest shall be entitled to receive interest before any other interest in the Upper-Tier REMIC.

            On each Distribution Date, all Realized Losses, Subsequent Recoveries and all payments of principal shall be allocated to the Upper-Tier REMIC Interests until the outstanding principal balance of each such interest equals the outstanding Class Certificate Balance of the Corresponding Class of Certificates as of such Distribution Date.

                                  Class X REMIC

            The Class X REMIC shall issue the following classes of interests. The Class X Interest, the Class PF-IO Interest and the Class IO Interest shall each represent a regular interest in the Class X REMIC and the Class RX Certificates shall represent the sole class of residual interest in the Class X REMIC.

                                                               Class X REMIC
Class X REMIC Designation               Interest Rate        Principal Amount
-------------------------               -------------        ----------------
Class X Interest                             (1)                    (1)
Class IO Interest                            (2)                    (2)
Class PF-IO Interest                         (3)                    (3)
Class RX Certificates                        (4)                    (4)

------------

(1) The Class X Interest has an initial principal balance equal to the initial principal balance of the Class UT-X Interest and is entitled to 100% of the interest and principal distributable on the Class UT-X Interest on each Distribution Date.

(2) This interest is an interest-only interest and does not have a principal balance. On each Distribution Date the Class IO Interest shall be entitled to receive 100% of the interest distributable on the Class UT-IO Interest.

(3) This interest is an interest-only interest and does not have a principal balance. On each Distribution Date the Class PF-IO Interest shall be entitled to receive 100% of the interest distributable on the Class UT-PFIO Interest.

(4) The Class RX Certificates do not have a principal balance or an interest rate.

                                The Certificates

                           Class Pass-Through                    Class
Class Designation                 Rate                    Certificate Balance
-----------------          -------------------            -------------------
Class A-1(1)                        (1)                   $ 363,740,000
Class A-2(5)                        (1)                   $ 111,250,000
Class A-3(5)                        (1)                   $ 147,145,000
Class A-4(5)                        (1)                   $  90,645,000
Class M-1(5)                        (1)                   $  32,940,000
Class M-2(5)                        (1)                   $  30,653,000
Class M-3(5)                        (1)                   $  18,300,000
Class M-4(5)                        (1)                   $  16,013,000
Class M-5(5)                        (1)                   $  15,555,000
Class M-6(5)                        (1)                   $  14,640,000
Class B-1(5)                        (1)                   $  13,725,000
Class B-2(5)                        (1)                   $  11,895,000
Class B-3(5)                        (1)                   $  10,980,000
Class B-4(5)                        (1)                   $   9,150,000
Class X                             (2)                             (2)
Class R                             (3)                             (3)
Class RX                            (4)                             (4)

------------

(1) The Class A-1, Class A-2, Class A-3, Class A-4 Interest and the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates will bear interest during each Interest Accrual Period at a per-annum rate equal to the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the WAC Cap.

(2) The Class X Certificates will represent beneficial ownership of the Class X Interest, the Class IO Interest, the Class PF-IO Interest, the Interest Rate Swap Agreement, the Interest Rate Cap Agreement, the right to receive Class IO Shortfalls and amounts in the Excess Reserve Fund Account and the Swap Account, subject to the obligation to make payments from the Excess Reserve Fund Account in respect of Basis Risk CarryForward Amounts and amounts in the Swap Account subject to the obligation to make Net Swap Payments, Swap Termination Payments, Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts. For federal income tax purposes, the Securities Administrator will treat a Class X Certificateholder's obligation to make payments from the Excess Reserve Fund Account or the Swap Account as payments made under a notional principal contract between the Class X Certificateholders in favor of each Class of LIBOR Certificates. Such rights of the Class X Certificateholders and LIBOR Certificateholders shall be treated as held in the Grantor Trust.

(3) The Class R Certificates do not have an interest rate or a principal balance.

(4) The Class RX Certificates do not have an interest rate or a principal balance.

(5) Each of these Certificates will represent not only the ownership of the Corresponding Class of Upper-Tier Regular Interest but also the right to receive payments from the Excess Reserve Fund Account and the Swap Account in respect of any Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts. Each of these Certificates will also be subject to the obligation to pay Class IO Shortfalls as described in Section 8.13. For federal income tax purposes, any amount distributed on the LIBOR Certificates on any such Distribution Date in excess of the amount distributable on their Corresponding Class of Upper-Tier Regular Interest on such Distribution Date shall be treated as having been paid from the Excess Reserve Fund Account or the Swap Account, as applicable, and any amount distributable on such Corresponding Class of Upper-Tier Regular Interest on such Distribution Date in excess of the amount distributable on the LIBOR Certificates on such Distribution Date shall be treated as having been paid to the Swap Account, all pursuant to, and as further provided in, Section 8.13. For federal income tax purposes, the Securities Administrator will treat a LIBOR Certificateholder's right to receive payments from the Excess Reserve Fund Account or the Swap Account, subject to the obligation to pay Class IO Shortfalls, as rights and obligations under a notional principal contract between the Class X Certificateholders and the LIBOR Certificateholders.

            The minimum denomination for each Class of Certificates, other than the Class P, Class R, Class RX and the Class X Certificates, will be $25,000 with integral multiples of $1 in excess thereof. The minimum denomination for the Class P and the Class X Certificates will each be a 1% Percentage Interest in such Class. The Class R Certificate and the Class RX Certificate will each represent a 100% Percentage Interest in the related Class.

            It is expected that each Class of Certificates will receive its final distribution of principal and interest on or prior to the Final Scheduled Distribution Date.

            Set forth below are designations of Classes of Certificates to the categories used herein:

Book-Entry Certificates...... All Classes of Certificates other than the
                              Physical Certificates.

Delay Certificates........... None.

ERISA-Restricted
 Certificates ............... Class B-4, Class R, Class RX, Class P and Class X
                              Certificates; any certificate with a rating below the lowest applicable permitted rating under the Underwriters' Exemption.

LIBOR Certificates........... Class A-1, Class A-2, Class A-3, Class A-4 and
                              Subordinated Certificates.

Non-Delay Certificates....... Class A-1, Class A-2, Class A-3, Class A-4, Class
                              X and Subordinated Certificates.

Offered Certificates......... All Classes of Certificates other than the Private
                              Certificates.

Physical Certificates........ Class P, Class X, Class R and Class RX
                              Certificates.

Private Certificates......... Class B-4, Class P, Class X, Class R and Class RX
                              Certificates.

Rating Agencies.............. Moody's, Fitch and Standard & Poor's.

Regular Certificates......... All Classes of Certificates other than the Class
                              P, Class R and Class RX Certificates.

Residual Certificates........ Class R and Class RX Certificates.

Subordinated Certificates.... Class M-1, Class M-2, Class M-3, Class M-4, Class
                              M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates.

                                   ARTICLE I

                                   DEFINITIONS

            Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices set forth in Section 3.01(a) of this Agreement.

            Account: Any of the Capitalized Interest Account, the Collection Account, the Distribution Account, any Escrow Account, the Excess Reserve Fund Account, the Swap Account, the Pre-Funding Account or the Pre-Funding Reserve Account. Each Account shall be an Eligible Account.

            Accredited: Accredited Home Lenders, Inc., a California corporation, and its successors in interest.

            Accredited Agreements: The Accredited Purchase Agreement and the Accredited Assignment Agreement, copies of which are attached hereto as Exhibit BB.

            Accredited Assignment Agreement: The Assignment and Recognition Agreement, dated as of April 30, 2007, by and among the Unaffiliated Seller, the Depositor and Accredited, and each other Assignment and Recognition Agreement, by and among the Unaffiliated Seller, the Depositor and Accredited in connection with any Subsequent Transfer of Accredited Mortgage Loans.

            Accredited Mortgage Loan: A Mortgage Loan which was acquired from Accredited by the Unaffiliated Seller pursuant to the Accredited Purchase Agreement, and which has been acquired by the Trust Fund.

            Accredited Purchase Agreement: The Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006, as amended to date, by and between the Unaffiliated Seller and Accredited.

            Accrued Certificate Interest: With respect to any Distribution Date for each Class of LIBOR Certificates, the amount of interest accrued during the related Interest Accrual Period at the applicable Pass-Through Rate on the related Class Certificate Balance immediately prior to such Distribution Date, as reduced by such Class's share of Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls for such Distribution Date allocated to such Class pursuant to Section 4.02.

            Additional Disclosure Notification: A notification in the form of Exhibit U.

            Addition Notice: A written notice from the Unaffiliated Seller to the Trustee, the Rating Agencies and the Securities Administrator that the Unaffiliated Seller desires to make a Subsequent Transfer.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan.

            Adjusted Net Mortgage Rate: As to each Mortgage Loan and at any time, the per annum rate equal to the Mortgage Rate less the Expense Fee Rate.

            Adjustment Date: As to any Adjustable Rate Mortgage Loan, the first Due Date on which the related Mortgage Rate adjusts as set forth in the related Mortgage Note and each Due Date thereafter on which the Mortgage Rate adjusts as set forth in the related Mortgage Note.

            Advances: Any P&I Advance or Servicing Advance.

            Advance Facility: A financing or other facility as described in
Section 12.07.

            Advancing Person: The Person to whom the Servicer's rights under this Agreement to be reimbursed for any P&I Advances or Servicing Advances have been assigned pursuant to Section 12.07.

            Affiliate: With respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For the purposes of this definition, "control" means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agent: With respect to the Unaffiliated Seller, the Depositor or any Affiliate of either of them, a Person that acts for and on behalf of such Person.

            Agreement: This Pooling and Servicing Agreement and all amendments or supplements hereto.

            Amount Held for Future Distribution: As to the Certificates on any Distribution Date, the aggregate amount held in each Collection Account at the close of business on the related Determination Date on account of (i) Principal Prepayments, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds on the Mortgage Loans received after the end of the related Prepayment Period and (ii) all Scheduled Payments on the Mortgage Loans due after the end of the related Due Period.

            Analytics Company: Intex Solutions, Inc., or any other bond analytics service provider identified to the Securities Administrator by the Depositor.

            Applied Realized Loss Amount: With respect to any Distribution Date, the amount, if any, by which the aggregate Class Certificate Balance of the LIBOR Certificates after distributions of principal on such Distribution Date exceeds the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date.

            Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

            Assignment and Recognition Agreement: The Accredited Assignment Agreement, the CIT Assignment Agreement, the First Horizon Assignment Agreement, the First NLC Assignment Agreement, the FlexPoint Assignment Agreement, the Funding America Assignment Agreement, the Lime Financial Assignment Agreement, the Master Financial Assignment Agreement, the Maxim Assignment Agreement, or the Platinum Assignment Agreement or the Rose Assignment Agreement, as applicable.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (other than the assignee's name and recording information not yet returned from the recording office), reflecting the sale of the Mortgage to the Trustee.

            Available Funds: With respect to any Distribution Date and the Mortgage Loans, to the extent received by the Securities Administrator (x) the sum of (i) the aggregate amount of Scheduled Payments on the Mortgage Loans due on the related Due Date (net of the related Expense Fees) and received by the Servicer on or prior to the related Determination Date, together with any P&I Advance in respect thereof, (ii) unscheduled payments in respect of the Mortgage Loans that constitute Principal Prepayments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds (excluding Prepayment Charges) received by the Servicer during the related Prepayment Period (in each case, net of remaining (i.e., not deducted from the Interest Remittance Amount) unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any), (iii) Compensating Interest payments from the Servicer to the Securities Administrator in respect of Prepayment Interest Shortfalls for that Distribution Date, (iv) for any Distribution Date on or prior to July 25, 2007, any funds required to be paid from the Capitalized Interest Account to make up for any interest shortfalls on the Initial Mortgage Loans, (v) immediately following the end of the Pre-Funding Period, all amounts, if any, on deposit in the Pre-Funding Account, (vi) the proceeds from repurchases of Mortgage Loans, and any Substitution Adjustment Amounts received in connection with respect to the substitutions of Mortgage Loans, that occur during the month in which such Distribution Date occurs at the Repurchase Price and (vii) all proceeds received with respect to the termination of the Trust Fund pursuant to Section 11.01 hereof, reduced by (y) amounts in reimbursement for Advances previously made with respect to the Mortgage Loans and other amounts, in each case, as to which the Master Servicer, the Securities Administrator, the Servicer, the Depositor, the Custodian or the Trustee are entitled to be paid or reimbursed pursuant to this Agreement and any costs associated with a transfer of servicing to the extent not paid by the predecessor servicer.

            Balloon Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or Scheduled Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by the stated maturity date of the Mortgage Loan.

            Basic Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the Principal Remittance Amount for such Distribution Date over (ii) the sum of the Excess Subordinated Amount, if any, for such Distribution Date and any Net Swap Payment to the extent not covered by the Interest Remittance Amount.

            Basis Risk Carry Forward Amount: With respect to each Class of LIBOR Certificates, as of any Distribution Date, the sum of (A) if on such Distribution Date the Pass-Through Rate for any Class of LIBOR Certificates is based upon the WAC Cap, the excess of (i) the Accrued Certificate Interest such Class of Certificates would otherwise be entitled to receive on such Distribution Date had such rate been calculated as the sum of LIBOR and the applicable Pass-Through Margin on such Class of Certificates for such Distribution Date, over (ii) the Accrued Certificate Interest payable on such Class of Certificates calculated at the WAC Cap for such Distribution Date and
(B) the Basis Risk Carry Forward Amount for such Class of Certificates for all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the sum of LIBOR and the applicable Pass-Through Margin for such Class of Certificates for such Distribution Date.

            Basis Risk Payment: For any Distribution Date, an amount equal to any Basis Risk Carry Forward Amount for such Distribution Date; provided, however, that the payment cannot exceed the sum of Interest Rate Cap Payments, the amounts payable from the Swap Account and amounts otherwise available for distribution on the Class X Certificates (prior to any reduction for (x) amounts paid from the Excess Reserve Fund Account to pay any Basis Risk Carry Forward Amount or (y) any Defaulted Swap Termination Payment).

            Best's: Best's Key Rating Guide, as the same shall be amended from time to time.

            Book-Entry Certificates: As specified in the Preliminary Statement.

            Business Day: Any day other than (i) Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in (a) the States of California, Minnesota, New York, Utah, New Jersey and Florida, (b) the applicable states in which the Servicer's servicing operations are located, (c) the State in which the Securities Administrator's or Master Servicer's operations are located or (d) the State in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

            Cap Provider: Natixis Financial Products Inc., a Delaware corporation, and any successor thereto.

            Capitalized Interest Account: The separate Eligible Account created and maintained by the Securities Administrator pursuant to Section 3.07(e) in the name of the Securities Administrator for the benefit of the LIBOR Certificateholders and designated "Wells Fargo Bank, National Association, in trust for registered holders of Natixis Real Estate Capital Trust 2007-HE2, Mortgage Pass-Through Certificates, Series 2007-HE2".

            Capitalized Interest Requirement: With respect to the Distribution Dates occurring in May 2007, June 2007 or July 2007, the excess, if any, of (x) the Accrued Certificate Interest for all classes of the LIBOR Certificates for such Distribution Date (excluding any Basis Risk Carry Forward Amount) over (y) all scheduled installments of interest (net of the related Expense Fees) due on the Mortgage Loans in the related Due Period. In no event shall the Capitalized Interest Requirement be less than zero. Notwithstanding the preceding sentence, for the avoidance of doubt, the Capitalized Interest Requirement shall equal zero.

            Certificate: Any one of the Certificates executed by the Securities Administrator in substantially the forms attached hereto as exhibits.

            Certificate Balance: With respect to any Class of Certificates, other than the Class X, Class P, Class R or Class RX Certificates, at any date, the maximum dollar amount of principal to which the Holder thereof is then entitled hereunder, such amount being equal to the Denomination thereof minus all distributions of principal previously made with respect thereto and in the case of any Certificates, reduced by any Applied Realized Loss Amounts allocated to such Class of Certificates pursuant to Section 4.07; provided, however, that immediately following the Distribution Date on which a Subsequent Recovery is distributed, the Class Certificate Balances of any Class or Classes of Certificates that have been previously reduced by Applied Realized Loss Amounts will be increased, in order of seniority, by the amount of the Subsequent Recovery distributed on such Distribution Date (up to the amount of the Unpaid Realized Loss Amount for such Class or Classes for such Distribution Date). The Class X, Class P, Class R and Class RX Certificates have no Certificate Balance.

            Certificate Owner: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Book-Entry Certificate.

            Certificate Register: The register maintained pursuant to Section 5.02.

            Certificateholder or Holder: The Person in whose name a Certificate is registered in the Certificate Register, except that, solely for the purpose of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Unaffiliated Seller, Depositor or any Affiliate or Agent of any of them shall be deemed not to be Outstanding and the Percentage Interest evidenced thereby shall not be taken into account in determining whether the requisite amount of Percentage Interests necessary to effect such consent has been obtained; provided, however, that if the Unaffiliated Seller (together with its Affiliates and Agents) or the Depositor (together with its Affiliates and Agents) owns 100% of the Percentage Interests evidenced by a Class of Certificates, such Certificates shall be deemed to be Outstanding for the purposes of any provision hereof that requires the consent of the Holders of Certificates of a particular Class as a condition to the taking of any action hereunder. The Securities Administrator is entitled to rely conclusively on a certification of the Unaffiliated Seller, the Depositor or any such Agent or Affiliate in determining which Certificates are registered in the name of an Agent or Affiliate of Unaffiliated Seller or the Depositor.

            Charge-off Date: As defined in Section 3.07(o).

            CIT: The CIT Group/Consumer Finance Inc., a Delaware Corporation, The CIT Group/Consumer Finance, Inc. (NY), a New York Corporation and The CIT Group/Consumer Finance, Inc. (TN), a Tennessee Corporation.

            CIT Agreements: The CIT Purchase Agreement and the CIT Assignment Agreement, copies of which are attached hereto as Exhibit CC.

            CIT Assignment Agreement: The Assignment and Recognition Agreement, dated as of April 30, 2007, by and among the Unaffiliated Seller, the Depositor and CIT, and each other Assignment and Recognition Agreement by and among the Unaffiliated Seller, the Depositor and CIT in connection with any Subsequent Transfer of CIT Mortgage Loans.

            CIT Mortgage Loan: A Mortgage Loan which was acquired from CIT by the Unaffiliated Seller pursuant to the CIT Purchase Agreement, and which has been acquired by the Trust Fund.

            CIT Purchase Agreement: The Mortgage Loan Purchase and Interim Servicing Agreement, dated as of January 1, 2007 as amended to date, by and between the Unaffiliated Seller and CIT.

            Class: All Certificates bearing the same class designation as set forth in the Preliminary Statement.

            Class A Certificates: The Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, collectively.

            Class A Principal Distribution Amount: With respect to any Distribution Date, the excess of (x) the aggregate Class Certificate Balances of the Class A Certificates immediately prior to such Distribution Date over
(y) the lesser of (A) 55.80% of the Current Maximum Amount for such Distribution Date and (B) the excess, if any, of the Current Maximum Amount for such Distribution Date over $4,575,000.

            Class A-1 Certificates: All Certificates bearing the class designation of "Class A-1."

            Class A-2 Certificates: All Certificates bearing the class designation of "Class A-2."

            Class A-3 Certificates: All Certificates bearing the class designation of "Class A-3."

            Class A-4 Certificates: All Certificates bearing the class designation of "Class A-4."

            Class B Certificates: The Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, collectively.

            Class B-1 Certificates: All Certificates bearing the class designation of "Class B-1."

            Class B-1 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount for such Distribution Date) and (H) the Class Certificate Balance of the Class B-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 86.80% of the Current Maximum Amount for such Distribution Date and (B) the excess, if any, of the Current Maximum Amount for such Distribution Date over $4,575,000.

            Class B-2 Certificates: All Certificates bearing the class designation of "Class B-2".

            Class B-2 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount for such Distribution Date), (H) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount for such Distribution Date) and (I) the Class Certificate Balance of the Class B-2 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(A) 89.40% of the Current Maximum Amount for such Distribution Date and (B) the excess, if any, of the Current Maximum Amount for such Distribution Date over $4,575,000.

            Class B-3 Certificates: All Certificates bearing the class designation of "Class B-3".

            Class B-3 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount for such Distribution Date), (H) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount for such Distribution Date), (I) the Class Certificate Balance of the Class B-2 Certificates (after taking into account the distribution of the Class B-2 Principal Distribution Amount for such Distribution Date) and (J) the Class Certificate Balance of the Class B-3 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 91.80% of the Current Maximum Amount for such Distribution Date and (B) the excess, if any, of the Current Maximum Amount for such Distribution Date over $4,575,000.

            Class B-4 Certificates: All Certificates bearing the class designation of "Class B-4".

            Class B-4 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount for such Distribution Date), (H) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount for such Distribution Date), (I) the Class Certificate Balance of the Class B-2 Certificates (after taking into account the distribution of the Class B-2 Principal Distribution Amount for such Distribution Date), (J) the Class Certificate Balance of the Class B-3 Certificates (after taking into account the distribution of the Class B-3 Principal Distribution Amount for such Distribution Date) and (K) the Class Certificate Balance of the Class B-4 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(A) approximately 93.80% of the Current Maximum Amount for such Distribution Date and (B) the excess, if any, of the Current Maximum Amount for such Distribution Date over approximately $4,575,000.

            Class Certificate Balance: With respect to any Class and as to any date of determination, the aggregate of the Certificate Balances of all Certificates of such Class as of such date.

            Class IO Interest: The regular interest in the Class X REMIC represented by the Class X Certificates as specified and described in the Preliminary Statement and the related footnote thereto.

            Class IO Shortfalls: As defined in Section 8.13. For the avoidance of doubt, the Class IO Shortfall for any Distribution Date shall equal the amount payable to the Class X Certificates in respect of amounts due to the Swap Provider on such Distribution Date (other than Defaulted Swap Termination Payments) in excess of the amount payable on the Class X Interest (prior to any reduction for Basis Risk Payments or Defaulted Swap Termination Payments) from Available Funds on such Distribution Date, all as further provided in
Section 8.13.

            Class LT-R Interest: The residual interest in the Lower-Tier REMIC as described in the Preliminary Statement and the related footnote thereto.

            Class M Certificates: The Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6 Certificates, collectively.

            Class M-1 Certificates: All Certificates bearing the class designation of "Class M-1".

            Class M-1 Enhancement Percentage: With respect to any Distribution Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Class Certificate Balance of the Class M-2, Class M-3, Class M-4, Class M-5 and
Class M-6 Certificates and the Class B Certificates and (ii) the Subordinated Amount (in each case after taking into account the allocation of the Principal Distribution Amount and any principal payments on those classes of certificates from the Swap Account for such Distribution Date) by (y) the Current Maximum Amount for that Distribution Date.

            Class M-1 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date) and (B) the Class Certificate Balance of the Class M-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 63.00% of the Current Maximum Amount for such Distribution Date and (B) the excess, if any, of the Current Maximum Amount for such Distribution Date over $4,575,000.

            Class M-2 Certificates: All Certificates bearing the class designation of "Class M-2."

            Class M-2 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date) and (C) the Class Certificate Balance of the Class M-2 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 69.70% of the Current Maximum Amount for such Distribution Date and (B) the excess, if any, of the Current Maximum Amount for such Distribution Date over $4,575,000.

            Class M-3 Certificates: All Certificates bearing the class designation of "Class M-3".

            Class M-3 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date) and (D) the Class Certificate Balance of the Class M-3 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 73.70% of the Current Maximum Amount for such Distribution Date and (B) the excess, if any, of the Current Maximum Amount for such Distribution Date over $4,575,000.

            Class M-4 Certificates: All Certificates bearing the class designation of "Class M-4".

            Class M-4 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balance of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date) and (E) the Class Certificate Balance of the Class M-4 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(A) 77.20% of the Current Maximum Amount for such Distribution Date and (B) the excess, if any, of the Current Maximum Amount for such Distribution Date over $4,575,000.

            Class M-5 Certificates: All Certificates bearing the class designation of "Class M-5".

            Class M-5 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) aggregate Class Certificate Balance of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution Date),
(B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date) and (F) the Class Certificate Balance of the Class M-5 Certificates immediately prior to such Distribution Date over (i) the lesser of (A) 80.60% of the Current Maximum Amount for such Distribution Date and (B) the excess, if any, of the Current Maximum Amount for such Distribution Date over $4,575,000.

            Class M-6 Certificates: All Certificates bearing the class designation of "Class M-6".

            Class M-6 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date) and (G) the Class Certificate Balance of the Class M-6 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(A) 83.80% of the Current Maximum Amount for such Distribution Date and (B) the excess, if any, of the Current Maximum Amount for such Distribution Date over $4,575,000.

            Class P Certificates: All Certificates bearing the class designation of "Class P".

            Class PF-IO Interest: The regular interest in the Class X REMIC represented by the Class X Certificates as specified and described in the Preliminary Statement and the related footnote thereto.

            Class PF-R Interest: The residual interest in REMIC PF as described in the Preliminary Statement and the related footnote thereto.

            Class PT1-R Interest: The residual interest in Pooling-Tier REMIC-1 as described in the Preliminary Statement and the related footnote thereto.

            Class PT2-R Interest: The residual interest in Pooling-Tier REMIC-2 as described in the Preliminary Statement and the related footnote thereto.

            Class R Certificates: All Certificates bearing the class designation of "Class R".

            Class RX Certificates: All Certificates bearing the class designation of "Class RX".

            Class UT-IO Interest: A regular interest in the Upper-Tier REMIC as described in the Preliminary Statement and the related footnote thereto.

            Class UT-PFIO Interest: A regular interest in the Upper-Tier REMIC as described in the Preliminary Statement and the related footnote thereto.

            Class UT-R Interest: The residual interest in the Upper-Tier REMIC as described in the Preliminary Statement and the related footnote thereto.

            Class UT-X Interest: A regular interest in the Upper-Tier REMIC as described in the Preliminary Statement and the related footnote thereto.

            Class X Certificates: All Certificates bearing the class designation of "Class X".

            Class X Distributable Amount: On any Distribution Date, the sum of
(i) as a distribution in respect of interest, the amount of interest that has accrued on the Class UT-X Interest and Class UT-PFIO Interest and not applied as an Extra Principal Distribution Amount on such Distribution Date, plus any such accrued interest remaining undistributed from prior Distribution Dates, plus, without duplication, (ii) as a distribution in respect of principal, any portion of the principal balance of the Class UT-X Interest which is distributable as a Subordination Reduction Amount, minus (iii) any amounts paid from the Excess Reserve Fund Account to pay Basis Risk Carry Forward Amounts, and any Defaulted Swap Termination Payment payable from Available Funds to the Swap Provider.

            Class X Interest: The regular interest in the Class X REMIC represented by the Class X Certificates as specified and described in the Preliminary Statement and the related footnote thereto.

            Class X REMIC: As defined in the Preliminary Statement.

            Class X REMIC Regular Interest: Each of the Class X Interest, Class PF-IO Interest and Class IO Interest issued by the Class X REMIC.

            Closing Date: April 30, 2007.

            Code: The Internal Revenue Code of 1986, including any successor or amendatory provisions.

            Collection Accounts: As defined in Section 3.10(a).

            Commission: The United States Securities and Exchange Commission.

            Compensating Interest: For any Distribution Date, the lesser of
(a) the amount by which the Prepayment Interest Shortfall resulting from Principal Prepayments in Full exceeds all Prepayment Interest Excesses for such Distribution Date (excluding any Principal Prepayments in Full made upon liquidation of a Mortgage Loan) and (b) the Servicing Fee paid to or retained by the Servicer for such Distribution Date.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation.

            Corporate Trust Office: With respect to the Securities Administrator (i) for the transfer, presentation or surrender of Certificates, the office at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479,
Attention: Corporate Trust Services - Natixis 2007-HE2, and (ii) for all other purposes 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention:
Corporate Trust Services Natixis 2007-HE2. The designated office in the State of California at which at any particular time the Trustee's corporate trust business with respect to this Agreement is administered, which office at the date of the execution of this Agreement is located at 1761 East St. Andrew Place, Santa Ana, California 92705, Attn: Trust Administration IX0702, facsimile no. (714) 247-6285 and which is the address to which notices to and correspondence with the Trustee should be directed.

            Corresponding Class: The class of interests in the Lower-Tier REMIC or Upper-Tier REMIC that corresponds to the class of interests in the other such REMIC or to a Class of Certificates in the manner set out below:

Corresponding Lower-Tier   Corresponding Upper-Tier  Corresponding Class
   Class Designation           Regular Interest        of Certificates
------------------------   ------------------------  -------------------
Class LT-A-1               Class A-1                 Class A-1
Class LT-A-2               Class A-2                 Class A-2
Class LT-A-3               Class A-3                 Class A-3
Class LT-A-4               Class A-4                 Class A-4
Class LT-M-1               Class M-1                 Class M-1
Class LT-M-2               Class M-2                 Class M-2
Class LT-M-3               Class M-3                 Class M-3
Class LT-M-4               Class M-4                 Class M-4
Class LT-M-5               Class M-5                 Class M-5
Class LT-M-6               Class M-6                 Class M-6
Class LT-B-1               Class B-1                 Class B-1
Class LT-B-2               Class B-2                 Class B-2
Class LT-B-3               Class B-3                 Class B-3
Class LT-B-4               Class B-4                 Class B-4

            Corresponding Pooling-Tier REMIC-1 Regular Interest: As described in the Preliminary Statement.
--------------------------------------------------------------------------------

            Corresponding Pooling-Tier REMIC-2 IO Interest: As described in the Preliminary Statement.

            Corresponding Scheduled Crossover Distribution Date: The Distribution Date in the month and year specified in the Preliminary Statement corresponding to a Pooling-Tier REMIC-2 IO Interest.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard and Poor's Glossary.

            Cumulative Loss Percentage: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the aggregate amount of Realized Losses incurred from the Cut-off Date through the last day of the related Prepayment Period and the denominator of which is the Cut-off Date Pool Principal Balance of the Mortgage Loans.

            Cumulative Loss Trigger Event: With respect to any Distribution Date, a Cumulative Loss Trigger Event exists if the quotient (expressed as a percentage) of the aggregate amount of Realized Losses incurred since the related Cut-off Date through the last day of the related Prepayment Period divided by the Maximum Pool Principal Balance exceeds the applicable cumulative loss percentages set forth below with respect to such Distribution Date:

Distribution Date Occurring In                Cumulative Loss Percentage
------------------------------                --------------------------

May 2009 through April 2010                   1.650% for the first month, plus
                                              an additional 1/12th of 2.000% for
                                              each month thereafter (e.g.,
                                              2.650% in November 2009)

May 2010 through April 2011                   3.650% for the first month, plus
                                              an additional 1/12th of 2.000% for
                                              each month thereafter (e.g.,
                                              4.650% in November 2010)

May 2011 through April 2012                   5.650% for the first month, plus
                                              an additional 1/12th of 1.650% for
                                              each month thereafter (e.g.,
                                              6.475% in November 2011)

May 2012 through April 2013                   7.300% for the first month, plus
                                              an additional 1/12th of 0.850% for
                                              each month thereafter (e.g.,
                                              7.725% in November 2012)

May 2013 and thereafter                       8.150%

            Current Maximum Amount: With respect to any Distribution Date, the sum of (i) the aggregate of the Stated Principal Balance of the Mortgage Loans held by the Trust for such Distribution Date, and (ii) with respect to each Distribution Date prior to July 25, 2007, the aggregate amount on deposit, the Pre-Funding Account on that Distribution Date, net of investment earnings on deposit therein.
--------------------------------------------------------------------------------

            Custodial File: With respect to each Mortgage Loan, the file retained by the Custodian consisting of items (i)-(viii) of Section 2.01(b) as listed on Exhibit L hereto.

            Custodian: Deutsche Bank National Trust Company, a national banking association, and its successors in interest.

            Cut-off Date: With respect to the Initial Mortgage Loans, April 1, 2007, and with respect to each Subsequent Mortgage Loan, the related Subsequent Cut-off Date.

            Cut-off Date Pool Principal Balance: The aggregate of the Cut-off Date Principal Balances of all Mortgage Loans, plus the portion of the Closing Date Deposit Amount allocable to principal.

            Cut-off Date Principal Balance: As to any Mortgage Loan, the Stated Principal Balance thereof as of the close of business on the Cut-off Date (after giving effect to payments of principal due on or prior to that date, whether or not received).

            Data Tape Information: The information provided by the Unaffiliated Seller as of April 1, 2007 to the Depositor setting forth the following information with respect to each Mortgage Loan: (1) the Mortgagor's name;
(2) as to each Mortgage Loan, the Scheduled Principal Balance as of the Cut-off Date; (3) the Mortgage Rate Cap; (4) the Index; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the type of Mortgaged Property;
(7) the first date on which the Scheduled Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (8) the "paid through date" based on payments received from the related Mortgagor; (9) the original principal amount of the Mortgage Loan;
(10) with respect to Adjustable Rate Mortgage Loans, the Maximum Mortgage Rate;
(11) the type of Mortgage Loan (i.e., Fixed Rate Mortgage Loan, Adjustable Rate Mortgage Loan, First Lien Mortgage Loan or Second Lien Mortgage Loan); (12) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (13) a code indicating the documentation style (i.e., full, asset verification, income verification and no documentation); (14) the credit risk score (FICO score); (15) the loan credit grade classification (as described in the Underwriting Guidelines); (16) with respect to each Adjustable Rate Mortgage Loan, the Minimum Mortgage Rate;
(17) the Mortgage Rate at origination; (18) with respect to each Adjustable Rate Mortgage Loan, the first Adjustment Date immediately following the Cut-off Date;
(19) the value of the Mortgaged Property; (20) a code indicating the type and term of Prepayment Charges applicable to such Mortgage Loan, if any; and
(21) with respect to each Adjustable Rate Mortgage Loan, the Periodic Mortgage Rate Cap. With respect to the Mortgage Loans in the aggregate, the Data Tape Information shall set forth the following information, as of the Cut-off Date:
(1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Debt Service Reduction: With respect to any Mortgage Loan, a reduction by a court of competent jurisdiction in a proceeding under the United States Bankruptcy Code in the Scheduled Payment for such Mortgage Loan which became final and non-appealable, except such a reduction resulting from a Deficient Valuation or any reduction that results in a permanent forgiveness of principal.

            Defaulted Swap Termination Payment: Any Swap Termination Payment required to be paid by the Supplemental Interest Trust to the Swap Provider pursuant to the Interest Rate Swap Agreement as a result of an Event of Default (as defined in the Interest Rate Swap Agreement) with respect to which the Swap Provider is the Defaulting Party (as defined in the Interest Rate Swap Agreement) or a Termination Event (as defined in the Interest Rate Swap Agreement) (other than Illegality or a Tax Event that is not a Tax Event Upon Merger (each as defined in the Interest Rate Swap Agreement )) with respect to which the Swap Provider is the sole Affected Party (as defined in the Interest Rate Swap Agreement).

            Deficiency Collection: As defined in Section 3.07(o).

            Deficiency Collection Agent: As defined in Section 3.07(o).

            Deficient Valuation: With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction in an amount less than the then- outstanding principal balance of the Mortgage Loan, which valuation results from a proceeding initiated under the United States Bankruptcy Code.

            Definitive Certificates: Any Certificate evidenced by a Physical Certificate and any Certificate issued in lieu of a Book-Entry Certificate pursuant to Section 5.02(e).

            Delay Certificates: As specified in the Preliminary Statement.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased by the Unaffiliated Seller or the related Originator, as applicable, or replaced with a Substitute Mortgage Loan in accordance with the terms hereof and/or the applicable Mortgage Loan Purchase Agreement.

            Delinquency Trigger Event: With respect to any Distribution Date, the event that is in effect if the quotient (expressed as a percentage) of
(x) the three-month rolling daily average of the aggregate unpaid principal balance of 60+ Day Delinquent Mortgage Loans as of the last day of the related Due Period, over (y) the Current Maximum Amount of the Mortgage Loans as of the last day of the related Due Period equals or exceeds (a) 36.20% of the prior period's Senior Enhancement Percentage while any Class A Certificates remain outstanding, or (b) 43.25% of the prior period's Class M-1 Enhancement Percentage if the Class A Certificates are no longer outstanding.

                  Delivery Date: With respect to the Initial Mortgage Loans, the Closing Date; with respect to any Subsequent Mortgage Loans, the applicable Subsequent Transfer Date therefor.

            Denomination: With respect to each Certificate, the amount set forth on the face thereof as the "Initial Certificate Balance of this Certificate" or the Percentage Interest appearing on the face thereof.

            Depositor: Morgan Stanley ABS Capital I Inc., a Delaware corporation, and its successors in interest.

            Depository: The initial Depository shall be The Depository Trust Company, the nominee of which is CEDE & Co., as the registered Holder of the Book-Entry Certificates. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(a)(5) of the Uniform Commercial Code of the State of New York.

            Depository Institution: Any depository institution or trust company, including the Securities Administrator, that (a) is incorporated under the laws of the United States of America or any State thereof, (b) is subject to supervision and examination by federal or state banking authorities and (c) has outstanding unsecured commercial paper or other short-term unsecured debt obligations that are rated "P-1" by Moody's, "F1+" by Fitch and "A-1" by Standard & Poor's (to the extent they are Rating Agencies hereunder).

            Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            Determination Date: With respect to each Distribution Date, the 15th of each month, or if the 15th is not a Business Day, the immediately preceding Business Day.

            Distribution Account: The separate Eligible Account created and maintained by the Securities Administrator pursuant to Section 3.07(d) in the name of the Securities Administrator for the benefit of the Certificateholders and designated "Wells Fargo Bank, National Association, in trust for registered holders of Natixis Real Estate Capital Trust 2007-HE2, Mortgage Pass-Through Certificates, Series 2007-HE2". Funds in the Distribution Account shall be held in trust for the Certificateholders for the uses and purposes set forth in this Agreement.

            Distribution Date: The 25th day of each calendar month, or if such day is not a Business Day, the next succeeding Business Day, commencing in May 2007.

            Document Certification and Exception Report: The report attached to Exhibit F hereto.

            Due Date: The day of the month on which the Scheduled Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Due Period: With respect to any Distribution Date, the period commencing on the second day of the calendar month preceding the month in which such Distribution Date occurs and ending on the first day of the calendar month in which such Distribution Date occurs.

            Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company the commercial paper, short-term debt obligations, demand deposits or other short-term deposits of which are rated in one of the two highest rating categories by each of the Rating Agencies at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC (to the limits established by such corporation), the uninsured deposits in which account are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to each Rating Agency, the Certificateholders will have a claim with respect to the funds in such account or a perfected first priority security interest against such collateral (which shall be limited to Permitted Investments) securing such funds that is superior to claims of any other depositors or creditors of the depository institution with which such account is maintained, (iii) a trust account or accounts maintained with the trust department of a federal or state chartered depository institution, national banking association or trust company acting in its fiduciary capacity, (iv) an account otherwise acceptable to each Rating Agency or (v) an account maintained with a "qualified depository". Eligible Accounts may bear interest.

            Eligible Institution: A federal or state chartered depository institution or trust company, which (x) with respect to any Eligible Account, the amounts on deposit in which will be held for less than 30 days, the commercial paper, short-term debt obligations, or other short-term deposits of which are rated at least "F1" by Fitch, "P-1" by Moody's, and either "A-1+" or "A-1", if the amounts on deposit represent less than 20% of the initial par value of the securities, are not intended to be used as credit enhancement and are to be held for less than 30 days, by Standard & Poor's (or a comparable rating if another Rating Agency is specified by the Depositor by written notice to the Servicer and the Securities Administrator) or (y) with respect to any Eligible Account, the amounts on deposit in which will be held for no more than 365 days, the long-term unsecured debt obligations of which are rated at least "A" by Fitch, "A" by Standard & Poor's and "A2" by Moody's (or a comparable rating if another Rating Agency is specified by the Depositor by written notice to the Servicer and the Securities Administrator).

            ERISA: The Employee Retirement Income Security Act of 1974, as amended.

            ERISA-Restricted Certificate: As specified in the Preliminary Statement.

            Escrow Account: The Eligible Account or Accounts established and maintained pursuant to Section 3.09(b).

            Escrow Payments: As defined in Section 3.09(b).

            Event of Default: As defined in Section 7.01.

            Excess Reserve Fund Account: The separate Eligible Account created and maintained by the Securities Administrator pursuant to Sections 3.07(b) and 3.07(c) in the name of the Securities Administrator, on behalf of the Supplemental Interest Trust, for the benefit of the Holders of the Regular Certificates and designated "Wells Fargo Bank, National Association, in trust for registered holders of Natixis Real Estate Capital Trust 2007-HE2, Mortgage Pass-Through Certificates, Series 2007-HE2". Funds in the Excess Reserve Fund Account shall be held in trust for the Holders of the Regular Certificates for the uses and purposes set forth in this Agreement. Amounts on deposit in the Excess Reserve Fund Account shall not be invested.

            Excess Subordinated Amount: With respect to any Distribution Date, the excess, if any, of (a) the Subordinated Amount on such Distribution Date over (b) the Specified Subordinated Amount for such Distribution Date.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Expense Fee Rate: As to each Mortgage Loan, a per annum rate equal to the sum of the Servicing Fee Rate and the Securities Administrator and Master Servicer Fee Rate.

            Expense Fees: As to each Mortgage Loan, the sum of the Servicing Fee and the Securities Administrator and Master Servicer Fee.

            Extra Principal Distribution Amount: As of any Distribution Date, the lesser of (x) the related Total Monthly Excess Spread for such Distribution Date and (y) the Subordination Deficiency for such Distribution Date.

            Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

            Final Certification: A certification submitted by the Custodian in substantially the form of Exhibit G hereto.

            Final Recovery Determination: With respect to any defaulted
Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by an Originator as contemplated by the Assignment and Recognition Agreements), a determination made by the Servicer that all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and other payments or recoveries which the Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. The Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination made thereby.

            Final Scheduled Distribution Date: The Final Scheduled Distribution Date for each Class of Certificates is the Distribution Date in July 2037.

            First Horizon: First Horizon Home Loan Corporation, a Kansas corporation, and its successors in interest.

            First Horizon Agreements: The First Horizon Purchase Agreement and the First Horizon Assignment Agreement, copies of which are attached hereto as Exhibit DD.

            First Horizon Assignment Agreement: The Assignment and Recognition Agreement, dated as of April 30, 2007, by and among the Unaffiliated Seller, the Depositor and First Horizon, and each other Assignment and Recognition Agreement by and among the Unaffiliated Seller, the Depositor and First Horizon in connection with any Subsequent Transfer of First Horizon Mortgage Loans.

            First Horizon Mortgage Loan: A Mortgage Loan which was acquired from First Horizon by the Unaffiliated Seller pursuant to the First Horizon Purchase Agreement, and which has been acquired by the Trust Fund.

            First Horizon Purchase Agreement: The Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of July 1, 2006, as amended to date, by and between the Unaffiliated Seller and First Horizon.

            First Lien Mortgage Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            First NLC: First NLC Financial Services, LLC, a Florida limited liability company, and its successors in interest.

            First NLC Agreements: The First NLC Purchase Agreement and the First NLC Assignment Agreement, copies of which are attached hereto as Exhibit EE.

            First NLC Assignment Agreement: The Assignment and Recognition Agreement, dated as of April 30, 2007, by and among the Unaffiliated Seller, the Depositor and First NLC, and each other Assignment and Recognition Agreement by and among the Unaffiliated Seller, the Depositor and First NLC in connection with any Subsequent Transfer of First Bank Mortgage Loans.

            First NLC Mortgage Loan: A Mortgage Loan which was acquired from First NLC by the Unaffiliated Seller pursuant to the First NLC Purchase Agreement, and which has been acquired by the Trust Fund.

            First NLC Purchase Agreement: The Third Amended Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, as amended to date, by and between the Unaffiliated Seller and First NLC.

            Fitch: Fitch, Inc., and its successors in interest. If Fitch is designated as a Rating Agency in the Preliminary Statement, for purposes of
Section 12.05 the address for notices to Fitch shall be Fitch, Inc., One State Street Plaza, New York, New York 10004, Attention: Residential Mortgage Surveillance Group - Natixis Real Estate Capital Trust 2007-HE2, or such other address as Fitch may hereafter furnish to the Depositor, the Securities Administrator, the Trustee and the Servicer.

            Fixed Rate Mortgage Loan: A fixed rate Mortgage Loan.

            FlexPoint: FlexPoint Funding Corporation, a California corporation, and its successors in interest.

            FlexPoint Agreements: The FlexPoint Purchase Agreement and the FlexPoint Assignment Agreement, copies of which are attached hereto as Exhibit FF.

            FlexPoint Assignment Agreement: The Assignment and Recognition Agreement, dated as of April 30, 2007, by and among the Unaffiliated Seller, the Depositor and FlexPoint, and each other Assignment and Recognition Agreement by and among the Unaffiliated Seller, the Depositor and FlexPoint in connection with any Subsequent Transfer of FlexPoint Mortgage Loans.

            FlexPoint Mortgage Loan: A Mortgage Loan which was acquired from FlexPoint by the Unaffiliated Seller pursuant to the FlexPoint Purchase Agreement, and which has been acquired by the Trust Fund.

            FlexPoint Purchase Agreement: The Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, as amended to date, by and between the Unaffiliated Seller and FlexPoint.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, a corporate instrumentality of the United States created and existing under Title III of the Emergency Home Finance Act of 1970, as amended, or any successor thereto.

            Funding America: Funding America Mortgage Warehouse Trust, a Delaware statutory trust and/or Funding America Mortgage Warehouse Trust I, a Delaware statutory trust, each a wholly owned subsidiary of Funding America, LLC, and their respective successors in interest.

            Funding America Agreements: The Funding America Purchase Agreement and the Funding America Assignment Agreement, copies of which are attached hereto as Exhibit GG.

            Funding America Assignment Agreement: The Assignment and
Recognition Agreement, dated as of April 30, 2007, by and among the Unaffiliated Seller, the Depositor and Funding America, and each other Assignment and Recognition Agreement by and among the Unaffiliated Seller, the Depositor and Funding America in connection with any Subsequent Transfer of Funding America Mortgage Loans.

            Funding America Mortgage Loan: A Mortgage Loan which was acquired from Funding America by the Unaffiliated Seller pursuant to the Funding America Purchase Agreement, and which has been acquired by the Trust Fund.

            Funding America Purchase Agreement: The Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006, as amended to date, by and between the Unaffiliated Seller and Funding America Mortgage Warehouse Trust, and the Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006, by and between the Unaffiliated Seller, Ocwen Loan Servicing LLC and Funding America Mortgage Warehouse Trust I.

            Grantor Trust: As described in the Preliminary Statement.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note to be added to the applicable Index to determine the Mortgage Rate.

            High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994, (b) a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            Index: As to each Adjustable Rate Mortgage Loan, the index from time to time in effect for the adjustment of the Mortgage Rate set forth as such on the related Mortgage Note.

            Initial Cut-off Date: April 1, 2007.

            Initial Mortgage Loans: The Mortgage Loans delivered by the Depositor on the Startup Day.

            Initial Pre-Funded Amount: $165,089,428.

            Insurance Policy: With respect to any Mortgage Loan included in the Trust Fund, any insurance policy, including all riders and endorsements thereto in effect, including any replacement policy or policies for any Insurance Policies.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Accrual Period: With respect to each Class of Non-Delay Certificates and the Corresponding Class of Lower-Tier Regular Interests and any Distribution Date, the period commencing on the Distribution Date occurring in the month preceding the month in which the current Distribution Date occurs (or, in the case of the first Distribution Date, the period from and including the Closing Date to but excluding such first Distribution Date) and ending on the day immediately preceding the current Distribution Date. With respect to the Class LT-Accrual, Class LT-IO, Class LT-PFIO, Class UT-X, Class UT-IO,
Class UT-PFIO, Class X, Class PF-IO and Class IO Interests and each REMIC PF Regular Interest, Pooling-Tier REMIC-1 Regular Interest and Pooling-Tier REMIC-2 Regular Interest and any Distribution Date, the calendar month preceding such Distribution Date. For purposes of computing interest accruals on each Class of Non-Delay Certificates, other class of Upper-Tier Regular Interests, each class of Class X REMIC Regular Interests, each Class of Lower-Tier Regular Interests, and each REMIC PF Regular Interests, Pooling-Tier REMIC-1 Interest and Pooling-Tier REMIC-2 Interest, each Interest Accrual Period has the actual number of days in such month and each year is assumed to have 360 days.

            Interest Rate Cap Agreement: The interest rate cap agreement relating to the LIBOR Certificates dated as of the Closing Date, between the Cap Provider and the Securities Administrator on behalf of the Supplemental Interest Trust, a copy of which is attached hereto as Exhibit Y.

            Interest Rate Cap Payment: With respect to any Distribution Date, the payment, if any, required to be made by the Cap Provider under the Interest Rate Cap Agreement with respect to such Distribution Date.

            Interest Rate Swap Agreement: The interest rate swap agreement dated as of the Closing Date, between the Swap Provider and the Securities Administrator on behalf of the Supplemental Interest Trust, a copy of which is attached hereto as Exhibit X.

            Interest Remittance Amount: With respect to any Distribution Date and the Mortgage Loans, that portion of Available Funds attributable to interest received or advanced on such Mortgage Loans, net of the fees payable to the Servicer, the Master Servicer and the Securities Administrator, and net of any Net Swap Payments and any Swap Termination Payments, other than Defaulted Swap Termination Payments, payable to the Swap Provider from Available Funds with respect to that Distribution Date.

            Investment Account: As defined in Section 3.12(a).

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Investor-Based Exemption: Any of Prohibited Transaction
Class Exemption ("PTCE") 84-14 (for transactions by independent "qualified professional asset managers"), PTCE 90-1 (for transactions by insurance company pooled separate accounts), PTCE 91-38 (for transactions by bank collective investment funds), PTCE 95-60 (for transactions by insurance company general accounts) or PTCE 96-23 (for transactions effected by "in house asset managers"), or any comparable exemption available under Similar Law.

            Late Collections: With respect to any Mortgage Loan and any Due Period, all amounts received after the Determination Date immediately following such Due Period, whether as late payments of Scheduled Payments or as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal and/or interest due (without regard to any acceleration of payments under the related Mortgage and Mortgage
Note) but delinquent for such Due Period and not previously recovered.

            Lenders Direct: Lenders Direct Capital Corp., a California corporation, and its successors in interest.

            Lenders Direct Mortgage Loan: A Mortgage Loan which was acquired from Lenders Direct by the Unaffiliated Seller pursuant to the Lenders Direct Purchase Agreement, and which has been acquired by the Trust Fund.

            Lenders Direct Purchase Agreement: The Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005, as amended to date, by and between the Unaffiliated Seller and Lenders Direct, a copy of which is attached hereto as Exhibit HH.

            LIBOR: With respect to any Interest Accrual Period for the LIBOR Certificates, the rate determined by the Securities Administrator on the related LIBOR Determination Date on the basis of the offered rate for one-month U.S. dollar deposits as such rate appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on such date; provided that if such rate does not appear on Reuters Page LIBOR01, the rate for such date will be determined on the basis of the rates at which one-month U.S. dollar deposits are offered by the Reference Banks at approximately 11:00 a.m. (London time) on such date to prime banks in the London interbank market. In such event, the Securities Administrator shall request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations (rounded upwards if necessary to the nearest whole multiple of 1/16%). If fewer than two quotations are provided as requested, the rate for that date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Securities Administrator, after consultation with the Depositor, at approximately 11:00 a.m. (New York City time) on such date for one-month U.S. dollar loans to leading European banks.

            LIBOR Certificates: As specified in the Preliminary Statement.

            LIBOR Determination Date: With respect to any Interest Accrual Period for the LIBOR Certificates, the second London Business Day preceding the commencement of such Interest Accrual Period.

            Lime Financial: Lime Financial Services, Ltd., an Oregon corporation, and its successors in interest.

            Lime Financial Agreements: The Lime Financial Purchase Agreement and the Lime Financial Assignment Agreement, copies of which are attached hereto as Exhibit II

            Lime Financial Assignment Agreement: The Assignment and Recognition Agreement, dated as of April 30, 2007, by and among the Unaffiliated Seller, the Depositor and Lime Financial, and each other Assignment and Recognition Agreement by and among the Unaffiliated Seller, the Depositor and Lime Financial in connection with any Subsequent Transfer of Lime Financial Mortgage Loans.

            Lime Financial Mortgage Loan: A Mortgage Loan which was acquired from Lime Financial by the Unaffiliated Seller pursuant to the Lime Financial Purchase Agreement, and which has been acquired by the Trust Fund.

            Lime Financial Purchase Agreement: The Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 27, 2006, as amended to date, by and between the Unaffiliated Seller and Lime Financial.

            Liquidated Mortgage Loan: With respect to any Distribution Date, a defaulted Mortgage Loan (including any REO Property) which either (a) was liquidated in the calendar month preceding the month of such Distribution Date and as to which the Servicer has certified to the Securities Administrator and the Master Servicer that it has received all amounts it expects to receive in connection with the liquidation of such Mortgage Loan including the final disposition of an REO Property or (b) is a Second Lien Mortgage Loan (1) that is delinquent 180 days or longer, (2) for which the related first lien mortgage loan is not a Mortgage Loan, and (3) as to which the Servicer has certified to the Master Servicer that it does not believe there is a reasonable likelihood that any further net proceeds will be received or recovered with respect to such Second Lien Mortgage Loan.

            Liquidation Proceeds: Cash received in connection with the liquidation of a Liquidated Mortgage Loan, whether through a trustee's sale, foreclosure sale or otherwise, including any Subsequent Recoveries.

            Loan-to-Value Ratio or LTV: With respect to any First Lien Mortgage Loan, the ratio (expressed as a percentage) of the original outstanding principal amount of the First Lien Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination, and (b) if the First Lien Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

            London Business Day: Any day on which dealings in deposits of United States dollars are transacted in the London interbank market.

            Lower-Tier Interest Rate: As described in the Preliminary Statement.

            Lower-Tier Principal Amount: As described in the Preliminary Statement.

            Lower-Tier Regular Interest: Each of the Class LT-A-1,
Class LT-A-2, Class LT-A-3, Class LT-A-4, Class LT-M-1, Class LT-M-2, Class LT-M-3, Class LT-M-4, Class LT-M-5, Class LT-M-6, Class LT-B-1, Class LT-B-2, Class LT-B-3, Class LT-B-4, Class LT-IO, Class LT-PFIO and Class LT-Accrual Interests as described in the Preliminary Statement.

            Lower-Tier REMIC: As described in the Preliminary Statement.

            Mandalay: Mandalay Mortgage, LLC, a Delaware limited liability company, and its successors in interest.

            Mandalay Mortgage Loan: A Mortgage Loan which was acquired from Mandalay by the Unaffiliated Seller pursuant to the Mandalay Purchase Agreement, and which has been acquired by the Trust Fund.

            Mandalay Purchase Agreement: The Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2006, as amended to date, by and between the Unaffiliated Seller and Mandalay, a copy of which is attached hereto as Exhibit JJ.

            Master Financial: Master Financial, Inc., a California corporation, and its successors in interest.

            Master Financial Agreements: The Master Financial Purchase Agreement and the Master Financial Assignment Agreement, copies of which are attached hereto as Exhibit KK.

            Master Financial Assignment Agreement: The Assignment and Recognition Agreement, dated as of April 30, 2007, by and among the Unaffiliated Seller, the Depositor and Master Financial, and each other Assignment and Recognition Agreement by and among the Unaffiliated Seller, the Depositor and Master Financial in connection with any Subsequent Transfer of Master Financial Mortgage Loans.

            Master Financial Mortgage Loan: A Mortgage Loan which was acquired from Master Financial by the Unaffiliated Seller pursuant to the Master Financial Purchase Agreement, and which has been acquired by the Trust Fund.

            Master Financial Purchase Agreement: The Second Amended and
Restated Mortgage Loan Purchase and Warranties Agreement, dated as of
February 1, 2006, as amended to date, by and between the Unaffiliated Seller and Master Financial.

            Master Servicer: Wells Fargo Bank, National Association, a banking association organized under the laws of the United States, and its successors in interest and, if a successor master servicer is appointed hereunder, such successor master servicer.

            Master Servicer Event of Default: As defined in Section 9.04.

            Master Servicing Officer: Any officer of the Master Servicer involved in, or responsible for, the administration and master servicing of the Mortgage Loans.

            Maxim: Maxim Mortgage Corp., a Texas corporation, and its successors in interest.

            Maxim Agreements: The Maxim Purchase Agreement and the Maxim Assignment Agreement, copies of which are attached hereto as Exhibit LL.

            Maxim Assignment Agreement: The Assignment and Recognition Agreement, dated as of April 30, 2007, by and among the Unaffiliated Seller, the Depositor and Maxim, and each other Assignment and Recognition Agreement by and among the Unaffiliated Seller, the Depositor and Maxim in connection with any Subsequent Transfer of Maxim Mortgage Loans.

            Maxim Mortgage Loan: A Mortgage Loan which was acquired from Maxim by the Unaffiliated Seller pursuant to the Maxim Purchase Agreement, and which has been acquired by the Trust Fund.

            Maxim Purchase Agreement: The Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006, as amended to date, by and between the Unaffiliated Seller and Maxim.

            Maximum Mortgage Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that (i) is set forth on the Data Tape Information and in the related Mortgage Note and (ii) is the maximum interest rate to which the Mortgage Rate on such Adjustable Rate Mortgage Loan may be increased during the lifetime of such Adjustable Rate Mortgage Loan.

            Maximum Pool Principal Balance: The aggregate Stated Principal Balance of all Initial Mortgage Loans as of the Initial Cut-off Date plus the Initial Pre-Funded Amount.

            MERS: Mortgage Electronic Registration System, Inc.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Originators have designated or will designate MERS as, and have taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Originators, in accordance with the MERS Procedure Manual and
(b) the Originators have designated or will designate the Trustee as the Investor on the MERS(R) System.

            MERS Procedures Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS(R) System: The MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Minimum Mortgage Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that (i) is set forth on the Data Tape Information and in the related Mortgage Note and (ii) is the minimum interest rate to which the Mortgage Rate on such Adjustable Rate Mortgage Loan may be decreased during the lifetime of such Adjustable Rate Mortgage Loan.

            Monthly Statement: The statement delivered to the Certificateholders pursuant to Section 4.03(a).

            Moody's: Moody's Investors Service, Inc, and its successors in interest. If Moody's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 12.05(b) the address for notices to Moody's shall be Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007, Attention: Residential Mortgage Pass-Through Group, or such other address as Moody's may hereafter furnish to the Depositor, the Securities Administrator, the Trustee, and the Servicer.

            Morgan Stanley: Morgan Stanley, a Delaware corporation.

            Mortgage: The mortgage, deed of trust or other instrument identified on the Mortgage Loan Schedule as securing a Mortgage Note.

            Mortgage File: The items pertaining to a particular Mortgage Loan contained in either the Servicing File or Custodial File.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes, without limitation, the Mortgage File, the Scheduled Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition proceeds, Prepayment Charges, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased Mortgage Loans.

            Mortgage Loan Purchase Agreement: The Accredited Purchase
Agreement, the CIT Purchase Agreement, the First Horizon Purchase Agreement, the First NLC Purchase Agreement, the FlexPoint Purchase Agreement, the Funding America Purchase Agreement, the Lenders Direct Purchase Agreement, the Lime Financial Purchase Agreement, the Mandalay Purchase Agreement, the Master Financial Purchase Agreement, the Maxim Purchase Agreement, the NC Capital Purchase Agreement, the Platinum Purchase Agreement or the Rose Purchase Agreement, as applicable.

            Mortgage Loan Schedule: A schedule of Mortgage Loans delivered to the Custodian and referred to on Schedule I, such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Originator's Mortgage Loan number; (2) the city, state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four-family residence, PUD or condominium; (4) the current Mortgage Rate; (5) the current net Mortgage Rate; (6) the current Scheduled Payment; (7) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (8) the original term to maturity; (9) the scheduled maturity date; (10) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (11) the Loan-to-Value Ratio; (12) the next Interest Rate Adjustment Date; (13) with respect to each Adjustable Rate Mortgage Loan, the lifetime mortgage interest rate cap; (14) whether the Mortgage Loan is convertible or not; (15) a code indicating the mortgage guaranty insurance company; (16) the Servicing Fee;
(17) the identity of the related Originator of such Mortgage Loan; (18) the Mortgagor's name; (19) the "paid-through" date (based on payments received from the related Mortgagor) as of the Cut-off Date; (20) the Servicing Transfer Date;
(21) whether such Mortgage Loan has been 30 days Delinquent since the applicable Servicing Transfer Date; and (22) whether such Mortgage Loan provides for a Prepayment Charge as well as the term and amount of such Prepayment Charge, if any.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan.

            Mortgage Rate: The annual rate of interest borne on a Mortgage Note, which shall be adjusted from time to time in the case of an Adjustable Rate Mortgage Loans.

            Mortgage Rate Caps: With respect to an Adjustable Rate Mortgage Loan, the Periodic Mortgage Rate Cap, the Maximum Mortgage Rate, and the Minimum Mortgage Rate for such Mortgage Loan.

            Mortgaged Property: With respect to each Mortgage Loan, the real property (or leasehold estate, if applicable) identified on the Mortgage Loan Schedule as securing repayment of the debt evidenced by the related Mortgage Note.

            Mortgagor: The obligor(s) on a Mortgage Note.

            NC Capital: NC Capital Corporation, a California corporation, and its successors in interest.

            NC Capital Mortgage Loan: A Mortgage Loan which was acquired from NC Capital by the Unaffiliated Seller pursuant to the NC Capital Purchase Agreement, and which has been acquired by the Trust Fund.

            NC Capital Purchase Agreement: The Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 1, 2006, as amended to date, by and between the Unaffiliated Seller and NC Capital, a copy of which is attached hereto as Exhibit MM.

            Net Monthly Excess Cash Flow: For any Distribution Date the portion of Available Funds remaining for distribution pursuant to subsection 4.02(a)(iii) (before giving effect to distributions pursuant to such subsection).

            Net Prepayment Interest Shortfall: For any Distribution Date, the amount by which the sum of the Prepayment Interest Shortfalls for such Distribution Date exceeds the sum of (i) all Prepayment Interest Excesses for such Distribution Date and (ii) the Compensating Interest payments made with respect to such Distribution Date.

            Net Swap Payment: With respect to any Distribution Date, any net payment (other than a Swap Termination Payment) payable by the Supplemental Interest Trust to the Swap Provider on the related Fixed Rate Payer Payment Date (as defined in the Interest Rate Swap Agreement).

            Net Swap Receipt: With respect to any Distribution Date, any net payment (other than a Swap Termination Payment) payable by the Swap Provider to the Supplemental Interest Trust on the related Floating Rate Payer Payment Date (as defined in the Interest Rate Swap Agreement).

            NIM Issuer: The entity established as the issuer of the NIM Securities.

            NIM Indenture: The Indenture, dated as of April 30, 2007, among Natixis Real Estate Capital Inc. NIM 2007-HE2N, Ltd., as issuer, Natixis Real Estate Capital Inc. NIM 2007-HE2N, LLC, as co-issuer, and Wells Fargo Bank, National Association, as indenture trustee.

            NIM Securities: Any debt securities secured or otherwise backed by some or all of the Class X and Class P Certificates that are rated by one or more Rating Agencies.

            NIM Trustee: The trustee for the NIM Securities.

            NMWHFIT: A "Non-Mortgage Widely Held Fixed Investment Trust" as that term is defined in Treasury Regulations section 1.671-5(b)(12) or successor provisions.

            Non-Delay Certificates: As specified in the Preliminary Statement.

            Non-Permitted Transferee: A Person other than a Permitted
Transferee.

            Nonrecoverable P&I Advance: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the Servicer will not or, in the case of a proposed P&I Advance, would not be ultimately recoverable from related late payments, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

            Nonrecoverable Servicing Advance: Any Servicing Advances previously made or proposed to be made in respect of a Mortgage Loan or REO Property, which, in accordance with Accepted Servicing Practices, will not or, in the case of a proposed Servicing Advance, would not be ultimately recoverable from related Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise.

            Notice of Final Distribution: The notice to be provided pursuant to
Section 11.02 to the effect that final distribution on any of the Certificates shall be made only upon presentation and surrender thereof.

            Offered Certificates: As specified in the Preliminary Statement.

            Officer's Certificate: A certificate signed by an officer of the Servicer or Subservicer responsibility for the servicing of the Mortgage Loans required to be serviced by the Servicer or Subservicer and listed on a list delivered to the Securities Administrator pursuant to this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be in-house counsel for the Servicer or the Subservicer, reasonably acceptable to the Trustee and the Securities Administrator; provided that any Opinion of Counsel relating to (a) qualification of any Trust REMIC or (b) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Servicer,
(ii) does not have any material direct or indirect financial interest in the Servicer or in an Affiliate thereof and (iii) is not connected with the Servicer as an officer, employee, director or person performing similar functions.

            Optional Termination Date: means:

            (i) For so long as the Class X Certificates are 100% owned, either directly or indirectly, by the Unaffiliated Seller or any Affiliate thereof, then the Servicer may cause the Optional Termination Date to occur on any Distribution Date when the aggregate Stated Principal Balance of the Mortgage Loans is 5.00% or less of the Maximum Pool Principal Balance; provided, that if the Servicer does not exercise its right to cause the Optional Termination Date to occur, the Master Servicer may cause the Optional Termination Date to occur on any Distribution Date when the aggregate Stated Principal Balance of the Mortgage Loans is 5.00% or less of the Maximum Pool Principal Balance; and

            (ii) If the Class X Certificates are not 100% owned, either directly or indirectly, by the Unaffiliated Seller or any Affiliate thereof, then the Holders of a majority in Class Certificate Balance of the Class X Certificates may cause the Optional Termination Date to occur on any Distribution Date when the aggregate Stated Principal Balance of the Mortgage Loans is 5.00% or less of the Maximum Pool Principal Balance, if such Class X Certificateholders do not do so, then the Servicer shall also have such right and, if the Servicer does not do so then the Master Servicer shall have such right; provided, however, that the Unaffiliated Seller or any of its Affiliates, may only participate in the exercise of the clean-up call by the majority owners of the Class X Certificates if the Unaffiliated Seller or any of its Affiliates, is not the majority owner of the Class X Certificates, either directly or indirectly.

            Originator: The party that originated or acquired a Mortgage Loan and, more specifically, (i) with respect to any Accredited Mortgage Loan, Accredited, (ii) with respect to any CIT Mortgage Loan, CIT, (iii) with respect to any First Horizon Mortgage Loan, First Horizon, (iv) with respect to any First NLC Mortgage Loan, First NLC, (v) with respect to any FlexPoint Mortgage Loan, FlexPoint, (vi) with respect to any Funding America, LLC, Funding America,
(vii) with respect to any Lenders Direct Mortgage Loan, Lenders Direct,
(viii) with respect to any Lime Financial Mortgage Loan, Lime Financial,
(ix) with respect to Mandalay Mortgage, LLC, Mandalay, (x) with respect to any Master Financial Mortgage Loan, Master Financial, (xi) with respect to any Maxim Mortgage Loan, Maxim, (xii) with respect to any NC Capital Mortgage Loan, NC Capital, (xiii) with respect to any Platinum Mortgage Loan, Platinum, and
(xiv) with respect to any Rose Mortgage Loan, Rose.

            OTS: Office of Thrift Supervision, and any successor thereto.

            Outstanding: With respect to the Certificates as of any date of determination, all Certificates theretofore executed and authenticated under this Agreement except:

            (i) Certificates theretofore canceled by the Securities Administrator or delivered to the Securities Administrator for cancellation; and

            (ii) Certificates in exchange for which or in lieu of which other Certificates have been executed and delivered by the Securities Administrator pursuant to this Agreement.

            Outstanding Mortgage Loan: As of any Due Date, a Mortgage Loan with a Stated Principal Balance greater than zero which was not the subject of a Principal Prepayment in Full prior to such Due Date and which did not become a Liquidated Mortgage Loan prior to such Due Date.

            Ownership Interest: As to any Residual Certificate, any ownership interest in such Certificate including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial.

            P&I Advance: As to any Mortgage Loan or REO Property, any advance made by the Servicer in respect of any Remittance Date representing the aggregate of all payments of principal and interest, net of the Servicing Fee, that were due during the related Due Period on the Mortgage Loans and that were delinquent on the related Determination Date, plus certain amounts representing assumed payments not covered by any current net income on the Mortgaged Properties acquired by foreclosure or deed in lieu of foreclosure as determined pursuant to Section 4.01.

            Pass-Through Margin: With respect to each Class of LIBOR Certificates, on or prior to the Optional Termination Date the following percentages: Class A-1, 0.1300%; Class A-2, 0.2500%; Class A-3, 0.3000%;
Class A-4, 0.4000%; Class M-1, 0.5000%; Class M-2, 0.5500%; Class M-3, 0.6800%;
Class M-4, 1.4500%; Class M-5, 1.9500%; Class M-6, 2.2500%; Class B-1, 2.2500%;
Class B-2, 2.2500%; Class B-3, 2.2500%; and Class B-4, 2.2500%.  On the first
Distribution Date after the Optional Termination Date, the Pass-Through Margins shall increase to the following percentages: Class A-1, 0.2600%; Class A-2, 0.5000%; Class A-3, 0.6000%; Class A-4, 0.8000%; Class M-1, 0.7500%; Class M-2,
0.8250%; Class M-3, 1.0200%; Class M-4, 2.1750%; Class M-5, 2.9250%; Class M-6,
3.3750%; Class B-1, 3.3750%; Class B-2, 3.3750%; Class B-3, 3.3750%; and
Class B-4, 3.3750%.

            Pass-Through Rate: For each Class of Regular Certificates, each REMIC PF Regular Interest, each Pooling-Tier REMIC-1 Regular Interest, each Pooling-Tier REMIC-2 Regular Interest, each Lower-Tier Regular Interest, each Upper-Tier Regular Interest and each Class X REMIC Regular Interest, the per-annum rate set forth or calculated in the manner described in the Preliminary Statement.

            PCAOB: The Public Company Accounting Oversight Board.

            Percentage Interest: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made on the related Class, such percentage interest being set forth on the face thereof or equal to the percentage obtained by dividing the Denomination of such Certificate by the aggregate of the Denominations of all Certificates of the same Class.

            Periodic Mortgage Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the periodic limit on each Mortgage Rate adjustment as set forth in the related Mortgage Note.

            Permitted Investments: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the Servicer, the Securities Administrator or any of their respective Affiliates:

            (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

            (ii) demand and time deposits in, certificates of deposit of, or bankers' acceptances (which shall each have an original maturity of not more than 90-days and, in the case of bankers' acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30-days) denominated in United States dollars and issued by, any Depository Institution and rated "P-1" by Moody's, "F1+" by Fitch and "A-1+" by Standard & Poor's (to the extent they are Rating Agencies hereunder and are so rated by such Rating Agency);

            (iii) repurchase obligations with respect to any security described in clause (i) above entered into with a Depository Institution (acting as principal);

            (iv) securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any State thereof and that are rated by each Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

            (v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30-days after the date of acquisition thereof) that is rated by each Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

            (vi) units of money market funds, including money market funds advised by the Depositor, the Securities Administrator or an Affiliate thereof, that have been rated "Aaa" by Moody's, "AAAm" by Standard & Poor's and at least "AA" by Fitch (to the extent they are Rating Agencies hereunder and such funds are so rated by such Rating Agency); and

            (vii) if previously confirmed in writing to the Securities Administrator, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agencies as a permitted investment of funds backing "Aaa" or "AAA" rated securities;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

            Permitted Transferee: Any Person other than (i) the United States, any State or political subdivision thereof, or any agency or instrumentality of any of the foregoing, (ii) a foreign government, international organization or any agency or instrumentality of either of the foregoing, (iii) an organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to any Residual Certificate, (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) a Person that is not a U.S. Person or a U.S. Person with respect to whom income from a Residual Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty of such Person or any other U.S. Person, or a U.S. Person treated as a partnership for U.S. federal income tax purposes, any direct or indirect beneficial owner of which (other than through a U.S. corporation) is (or is permitted to be under the related partnership agreement) not a U.S. Person, (vi) an "electing large partnership" within the meaning of Section 775 of the Code and (vii) any other Person so designated by the Depositor based upon an Opinion of Counsel that the Transfer of an Ownership Interest in a Residual Certificate to such Person may cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms "United States", "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions. A corporation will not be treated as an instrumentality of the United States or of any State or political subdivision thereof for these purposes if all of its activities are subject to tax and, with the exception of Freddie Mac, a majority of its board of directors is not selected by such government unit.

            Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

            Physical Certificates: As specified in the Preliminary Statement.

            Plan: As defined in Section 5.02(b).

            Platinum: Platinum Capital Group, a California corporation, and its successors in interest.

            Platinum Agreements: The Platinum Purchase Agreement and the Platinum Assignment Agreement, copies of which are attached hereto as Exhibit NN.

            Platinum Assignment Agreement: The Assignment and Recognition Agreement, dated as of April 30, 2007, by and among the Unaffiliated Seller, the Depositor and Platinum, and each other Assignment and Recognition Agreement by and among the Unaffiliated Seller, the Depositor and Platinum in connection with any Subsequent Transfer of Platinum Mortgage Loans.

            Platinum Mortgage Loan: A Mortgage Loan which was acquired from Platinum by the Unaffiliated Seller pursuant to the Platinum Purchase Agreement, and which has been acquired by the Trust Fund.

            Platinum Purchase Agreement: The Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2006, as amended to date, by and between the Unaffiliated Seller and Platinum.

            Pool Stated Principal Balance: As to any Distribution Date, the aggregate of the Stated Principal Balances of the Mortgage Loans for such Distribution Date that were Outstanding Mortgage Loans on the Due Date in the related Due Period.

            Pooling-Tier Interest Rate: As specified in the Preliminary
Statement.

            Pooling-Tier REMIC-1: As described in the Preliminary Statement.

            Pooling-Tier REMIC-1 Interest Rate: As described in the Preliminary Statement.

            Pooling-Tier REMIC-1 Principal Amount: As described in the Preliminary Statement.

            Pooling-Tier REMIC-1 Regular Interest: As described in the Preliminary Statement.

            Pooling-Tier REMIC-1 WAC Rate: With respect to the applicable Pooling-Tier REMIC-1 Regular Interests as of any Distribution Date, a per annum rate equal to the weighted average of the REMIC PF Interest Rates for the Class PF-A and Class PF-B Interests, weighted on the basis of their respective Pooling-Tier REMIC-1 Principal Amounts.

            Pooling-Tier REMIC-2: As described in the Preliminary Statement.

            Pooling-Tier REMIC-2 Interest Rate: As described in the Preliminary Statement.

            Pooling-Tier REMIC-2 IO Interest: Any of the Pooling-Tier REMIC-2 Regular Interests with the designation "IO" in its name.

            Pooling-Tier REMIC-2 IO Notional Balance: As described in the Preliminary Statement.

            Pooling-Tier REMIC-2 Principal Amount: As described in the Preliminary Statement.

            Pooling-Tier REMIC-2 Regular Interest: As described in the Preliminary Statement.

            Pre-Funding Account: The separate Eligible Account created and maintained by the Securities Administrator pursuant to Section 3.07(f) in the name of Securities Administrator for the benefit of the Certificateholders, and designated in trust for registered holders of Natixis Real Estate Capital Trust 2007-HE2, Mortgage Pass Through Certificates, Series 2007-HE2, the funds of which, during the Pre-Funding Period, shall be applied solely to the purchase of Subsequent Mortgage Loans.

            Pre-Funding Amount: With respect to any date, the amount on deposit in the Pre-Funding Account, which amount the Securities Administrator shall evidence to the Custodian upon request.

            Pre-Funding Earnings: The actual investment earnings realized on amounts deposited in the Pre-Funding Account.

            Pre-Funding Period: The period commencing on the Closing Date and ending on the earliest to occur of (i) the date on which the amount on deposit in the Pre-Funding Account (exclusive of any investment earnings) is less than $100,000, (ii) the date on which any Event of Default occurs and (iii) July 25, 2007.

            Pre-Funding Reserve Account: The separate Eligible Account created and maintained by the Securities Administrator pursuant to Section 3.07(j) in the name of the Securities Administrator, for the benefit of the Class X Certificateholders and designated "Wells Fargo Bank, National Association, in trust for holders of Natixis Real Estate Capital Trust 2007-HE2, Mortgage Pass-Through Certificates, Series 2007-HE2, Class X".

            Prepayment Charge: Any prepayment premium, penalty or charge collected by the Servicer with respect to a Mortgage Loan from a Mortgagor in connection with any voluntary Principal Prepayment pursuant to the terms of the related Mortgage Note.

            Prepayment Interest Excess: With respect to any Distribution Date, any interest collected by the Servicer with respect to any Mortgage Loan as to which a Principal Prepayment in Full occurs from the 1st day of the month through the 15th day of the month in which such Distribution Date occurs and that represents interest that accrues from the 1st day of such month to the date of such Principal Prepayment in Full.

            Prepayment Interest Shortfall: With respect to any Distribution Date, the sum of, for each Mortgage Loan that was during the portion of the Prepayment Period from and including the 16th day of the month preceding the month in which such Distribution Date occurs (or from the day following the Cut-off Date, in the case of the first Distribution Date) through the last day of such month the subject of a Principal Prepayment in Full, that was applied by the Servicer to reduce the outstanding principal balance of such Mortgage Loan on a date preceding the Due Date in the succeeding Prepayment Period, an amount equal to interest at the applicable Adjusted Net Mortgage Rate on the amount of such Principal Prepayment for the number of days commencing on the date on which the prepayment is applied and ending on the last day of the calendar month preceding such Distribution date.

            Prepayment Period: With respect to any Distribution Date, the period from and including the 16th day of the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, from and including the Cut-off Date) to and including the 15th day of the month in which such Distribution Date occurs.

            Principal Distribution Amount: For any Distribution Date, the sum of (i) the Basic Principal Distribution Amount for such Distribution Date and
(ii) the Extra Principal Distribution Amount for such Distribution Date.

            Principal Prepayment: Any full or partial payment or other recovery of principal on a Mortgage Loan (including upon liquidation of a Mortgage Loan) which is received in advance of its scheduled Due Date, excluding any Prepayment Charge thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Principal Prepayment in Full: Any Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

            Principal Remittance Amount: With respect to any Distribution Date, the amount equal to the sum of the following amounts (without duplication) with respect to the related Due Period: (i) each Scheduled Payment of principal on a Mortgage Loan during the related Due Period and received by the Servicer on or prior to the related Determination Date or advanced by the Servicer for the related Remittance Date and all Principal Prepayments received during the related Prepayment Period; (ii) the principal component of all Condemnation Proceeds, Insurance Proceeds and Liquidation Proceeds during the related Prepayment Period (in each case, net of remaining (i.e., not deducted from the Interest Remittance Amount) unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any); (iii) all _Principal Prepayments received during the related Prepayment Period; (iv) the principal component of all Substitution Adjustment Amounts allocable to principal and Repurchase Prices received by the Servicer with respect to such Distribution Date; and (v) the proceeds of any termination of the Trust Fund pursuant to Section 11.01 (to the extent such proceeds relate to principal); reduced by remaining amounts (i.e., not deducted from the Interest Remittance Amount) in reimbursement for Advances previously made with respect to the Mortgage Loans and other amounts as to which the Servicer is entitled to be reimbursed pursuant to this Agreement.

            Private Certificates: As specified in the Preliminary Statement.

            Prospectus Supplement: The Prospectus Supplement, dated April 25, 2007, relating to the Offered Certificates.

            PTCE 95-60: As defined in Section 5.02(b).

            PUD: Planned Unit Development.

            Rating Agency: Each of the Rating Agencies specified in the Preliminary Statement. If such organization or a successor is no longer in existence, "Rating Agency" shall be such nationally recognized statistical rating organization, or other comparable Person, as is designated by the Depositor, notice of which designation shall be given to the Trustee and the Securities Administrator. References herein to a given rating or rating category of a Rating Agency shall mean such rating category without giving effect to any modifiers. For purposes of Section 12.05(b), the addresses for notices to each Rating Agency shall be the address specified therefor in the definition corresponding to the name of such Rating Agency, or such other address as such Rating Agency may hereafter furnish to the Depositor, the Trustee, the Securities Administrator, and the Servicer.

            Realized Loss: With respect to any date of determination and any Liquidated Mortgage Loan the excess (not less than zero or more than the Stated Principal Balance of the Mortgage Loan) of the unpaid principal balance of a Liquidated Mortgage Loan together with accrued and unpaid interest thereon over the Liquidation Proceeds, net of customary out-of-pocket expenses incurred by the Servicer in connection with the liquidation of such Liquidated Mortgage Loan and net of the amount of any unreimbursed Servicing Advances with respect to such Liquidated Mortgage Loan.

            Record Date: With respect to any Distribution Date, the close of business on the Business Day immediately preceding such Distribution Date; provided, however, that for any Definitive Certificate, the Record Date shall be the close of business on the last Business Day of the month immediately preceding the month in which such applicable Distribution Date occurs.

            Reference Bank: As defined in Section 4.04.

            Regular Certificates: As specified in the Preliminary Statement.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            Relief Act Interest Shortfall: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended Due Period as a result of the application of the Servicemembers Civil Relief Act and similar state laws.

                  Remainder Amount: As defined in Section 11.01.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC PF: As specified in the Preliminary Statement.

            REMIC PF WAC Rate: With respect to the Mortgage Loans as of any Distribution Date, a per annum rate equal to the weighted average of the Adjusted Net Mortgage Rates for such Mortgage Loans (excluding, in the case of the first three Distribution Dates and the related Interest Accrual Periods only, the Subsequent Mortgage Loans) then in effect on the beginning of the related Due Period, adjusted in each case to accrue on the basis of a 360-day year and the actual number of days in the related Interest Accrual Period.

            REMIC PF Regular Interests: As specified in the Preliminary
Statement.

            REMIC Provisions: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations promulgated thereunder, as the foregoing may be in effect from time to time as well as provisions of applicable state laws.

            Remittance Date: With respect to any Distribution Date, the 21st day (or if such day is a Saturday, then the first Business Day immediately preceding that day, or if such day is a Sunday or otherwise not a Business Day, then the immediately following Business Day) of the month of the related Distribution Date.

            REO Disposition: The final sale by the Servicer of any REO Property.

            REO Imputed Interest: As to any REO Property, for any period, an amount equivalent to interest (at the Mortgage Rate net of the Servicing Fee Rate that would have been applicable to the related Mortgage Loan had it been outstanding) on the unpaid principal balance of the Mortgage Loan as of the date of acquisition thereof (as such balance is reduced pursuant to Section 3.17 by any income from the REO Property treated as a recovery of principal).

            REO Property: A Mortgaged Property acquired by the Trust Fund through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

            Replacement Swap Provider Payment: Any payments that have been received by the Supplemental Interest Trust as a result of entering into a replacement interest rate swap agreement.

            Reportable Event: As defined in Section 8.12(g).

            Representative: Morgan Stanley & Co. Incorporated, as representative on behalf of itself and Natixis Securities LLC.

            Repurchase Price: With respect to any Mortgage Loan, an amount equal to the sum (without duplication) of (i) the unpaid principal balance of such Mortgage Loan as of the date of repurchase and (ii) (x) if such Mortgage Loan is being repurchased by the Unaffiliated Seller, the sum of (A) interest on such unpaid principal balance of such Mortgage Loan at the Mortgage Rate from the last date through which interest has been paid and distributed to the Securities Adminisrator to the last day of the month in which such repurchase occurs, (B) all unreimbursed P&I Advances and Servicing Advances, (C) all unpaid Servicing Fees, (D) all expenses reasonably incurred by the Servicer, the Trustee, the Custodian, the Securities Administrator, the Master Servicer or the Unaffiliated Seller, as the case may be, in respect of a breach or defect, including, without limitation, expenses arising out of any such party's enforcement of the Originator's repurchase obligation, to the extent not included in (B), and (E) all costs and expenses incurred by, or on behalf of, the Trust Fund in connection with any violation by such Mortgage Loan of a predatory or abusive-lending law or (y) if such Mortgage Loan is being repurchased by the related Originator, the repurchase price specified in the related Mortgage Loan Purchase Agreement.

            Request for Release: The Request for Release submitted by the Servicer to the Trustee and Custodian, substantially in the form of Exhibit K.

            Residual Certificates: As specified in the Preliminary Statement.

            Responsible Officer: When used with respect to the Trustee, the Master Servicer or the Securities Administrator, as applicable, any director, any vice president, any assistant vice president, any assistant secretary, any assistant treasurer or any other officer of the Trustee, the Master Servicer or the Securities Administrator, as applicable, customarily performing functions similar to those performed by any of the above designated officers who at such time shall be officers to whom, with respect to a particular matter, such matter is referred because of such officer's knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Agreement.

            Reuters Page LIBOR01: The display page currently so designated on the Reuters Xtra 3000 Service (or such other page as may replace that page on that service or any successor service for displaying comparable rates or prices).

            Rose: Rose Mortgage, Inc., a New Jersey corporation, and its successors in interest.

            Rose Mortgage Loan: A Mortgage Loan which was acquired from Rose by the Unaffiliated Seller pursuant to the Rose Purchase Agreement, and which has been acquired by the Trust Fund.

            Rose Purchase Agreement: The Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006, as amended to date, by and between the Unaffiliated Seller and Rose, a copy of which is attached hereto as Exhibit OO.

            Rule 144A Letter: As defined in Section 5.02(b).

            Sarbanes Certification: As defined in Section 8.12(c).

            Saxon: Saxon Mortgage Services, Inc., a Texas corporation, and it successors in interest.

            Scheduled Payment: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan which, unless otherwise specified herein, shall give effect to any related Debt Service Reduction and any Deficient Valuation that affects the amount of the monthly payment due on such Mortgage Loan.

            Second Lien Mortgage Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securities Administrator: Wells Fargo Bank, National Association, a banking association organized under the laws of the United States, and its successors and assigns, in its capacity as Securities Administrator hereunder.

            Securities Administrator and Master Servicer Fee: With respect to any Distribution Date, an amount equal to the product of (a) one-twelfth of the Securities Administrator and Master Servicer Fee Rate and (b) the sum of (i) the Stated Principal Balance of the Mortgage Loans as of the prior Distribution Date (or as of the Cut-off Date in the case of the first Distribution Date) and
(ii) the Pre-Funding Amount.

            Securities Administrator and Master Servicer Fee Rate: With respect to each Mortgage Loan, 0.0050% per annum.

            Senior Enhancement Percentage: With respect to any Distribution Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Class Certificate Balance of the Subordinated Certificates and (ii) the Subordinated Amount (in each case after taking into account the distribution of the Principal Distribution Amount and any principal payments on those Classes of Certificates from the Swap Account for such Distribution Date) by (y) the Current Maximum Amount for that Distribution Date.

            Senior Specified Enhancement Percentage: As of any date of determination, 44.20%.

            Servicer: Saxon Mortgage Services, Inc., a Texas corporation, its successors and assigns, in its capacity as the Servicer hereunder.

            Servicer Remittance Report: As defined in Section 4.03(c).

            Servicing Advances: The reasonable "out-of-pocket" costs and expenses (including legal fees) incurred by the Servicer in the performance of its servicing obligations in connection with a default, delinquency or other unanticipated event, including, but not limited to, the cost of (i) the preservation, restoration, inspection and protection of a Mortgaged Property,
(ii) any enforcement, administrative or judicial proceedings, including foreclosures and litigation, in respect of a particular Mortgage Loan, (iii) the management (including reasonable fees in connection therewith) and liquidation of any REO Property (including reasonable fees paid to any independent contractor in connection therewith) and (iv) the performance of its obligations under Section 3.01, Section 3.09, Section 3.13 and Section 3.15. Servicing Advances also include any reasonable "out-of-pocket" costs and expenses (including legal fees) incurred by the Servicer in connection with executing and recording instruments of satisfaction, deeds of reconveyance or Assignments of Mortgage in connection with any foreclosure in respect of any Mortgage Loan to the extent not recovered from the Mortgagor or otherwise payable under this Agreement. The Servicer shall not be required to make any Nonrecoverable Servicing Advances.

            Servicing Criteria: The "servicing criteria" set forth in
Item 1122(d) of Regulation AB, which as of the Closing Date are listed on Exhibit Q hereto.

            Servicing Fee: With respect to the Servicer and each Mortgage Loan and for any calendar month, an amount equal to one month's interest (or in the event of any payment of interest which accompanies a Principal Prepayment in Full made by the Mortgagor during such calendar month, interest for the number of days covered by such payment of interest) at the Servicing Fee Rate on the applicable Stated Principal Balance of such Mortgage Loan as of the first day of the related Due Period (or the Cut-off Date, in the case of the First Distribution Date). Such fee shall be payable monthly, and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Servicer under this Agreement. The Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and proceeds received with respect to REO Properties, to the extent permitted by Section 3.11) of such Scheduled Payment collected by the Servicer, or as otherwise provided under
Section 3.11.

            Servicing Fee Rate: With respect to each Mortgage Loan, 0.50% per annum.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Servicer consisting of originals or copies of all documents in the Mortgage File which are not delivered to the Custodian in the Custodial File and copies of each of the other Mortgage Loan documents required to be delivered by the related Originator pursuant to the terms of the related Mortgage Loan Purchase Agreement.

            Servicing Function Participant: As defined in Section 3.23(a).

            Servicing Officer: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name and facsimile signature appear on a list of servicing officers furnished to the Trustee, the Securities Administrator, the Master Servicer and the Custodian by the Servicer on the Closing Date pursuant to this Agreement, as such list may from time to time be amended.

            Servicing Transfer Date: With respect to each Mortgage Loan, the date on which Saxon commenced servicing such Mortgage Loan, as set forth on the Mortgage Loan Schedule.

            Servicing Trigger Event: With respect to each Determination Date, a Servicing Trigger Event exists if total Cumulative Loss Percentage exceeds:
(i) 8.50% on any Determination Date up to, and including, the fifth anniversary of the Cut-off Date; or (ii) 10.82% on any Determination Date from the fifth to, and including, the tenth anniversary of the Cut-off Date. Following the tenth anniversary of the Cut-off Date, no Servicing Trigger Event shall exist.

            Significant Change to a Permitted Activity: With respect to any amendment or other instrument entered into pursuant to Section 12.01, a change to the activities of the Trust that would significantly change its permitted activities and thus cause the Trust to cease to be a "qualifying special purpose entity" under accounting principles generally accepted in the United States. This definition shall be interpreted in a manner consistent with the requirements of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, or any successor to that accounting standard, and any other relevant authoritative accounting literature, as such requirements are applicable from time to time.

            Similar Law: As defined in Section 5.02(b).

            60+ Day Delinquent Mortgage Loan: (i) Each Mortgage Loan with respect to which any portion of a Scheduled Payment is, as of the last day of the prior Due Period, two months or more delinquent and (ii) each REO Property.

            Specified Subordinated Amount: With respect to any Distribution
Date prior to the Stepdown Date, an amount equal to 3.10% of the Maximum Pool Principal Balance; and with respect to any Distribution Date on and after the Stepdown Date, an amount equal to 6.20% of the Current Maximum Amount for that Distribution Date subject to a minimum amount equal to 0.50% of the Maximum Pool Principal Balance; provided, however, that if, on any Distribution Date, a Trigger Event exists, the Specified Subordinated Amount shall not be reduced to the applicable percentage of the Current Maximum Amount, but instead shall remain the same as the prior period's Specified Subordinated Amount until the Distribution Date on which a Trigger Event no longer exists. When the Class Certificate Balance of each Class of LIBOR Certificates has been reduced to zero, the Specified Subordinated Amount shall thereafter equal zero.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest. If Standard & Poor's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.06 the address for notices to Standard & Poor's shall be Standard & Poor's, 55 Water Street, New York, New York 10041, Attention:
Residential Mortgage Surveillance Group - Natixis Real Estate Capital Trust 2007-HE2, or such other address as Standard & Poor's may hereafter furnish to the Depositor, the Trustee, the Securities Administrator and the Servicer.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Startup Day: For each Trust REMIC, the Closing Date.

            Stated Principal Balance: As to each Mortgage Loan and as of any date of determination, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date (whether or not received) minus (ii) all amounts previously remitted to the Securities Administrator with respect to the related Mortgage Loan representing payments or recoveries of principal, including Advances in respect of Scheduled Payments of principal. For purposes of any Distribution Date, the Stated Principal Balance of any Mortgage Loan will give effect to any Scheduled Payments of principal received by the Servicer on or prior to the related Determination Date or advanced by the Servicer prior to the related Remittance Date and any unscheduled principal payments and other unscheduled principal collections received during the related Prepayment Period, and the Stated Principal Balance of any Mortgage Loan that has prepaid in full or has become a Liquidated Mortgage Loan during the related Prepayment Period shall be zero.

            Stepdown Date: The later to occur of (i) the earlier to occur of
(a) the Distribution Date in May 2010 and (b) the Distribution Date on which the aggregate Class Certificate Balance of the Class A Certificates have been reduced to zero and (ii) the first Distribution Date on which the Senior Enhancement Percentage (calculated for this purpose only after taking into account scheduled and unscheduled payments of principal on the Mortgage Loans on the last day of the related Due Period but prior to any allocation of the Principal Distribution Amount together with any principal payments from the Swap Account to the LIBOR Certificates on the applicable Distribution Date) is greater than or equal to the Senior Specified Enhancement Percentage.

            Subcontractor: Any third-party or Affiliated vendor, subcontractor or other Person utilized by the Servicer, a Subservicer, or the Master Servicer or the Securities Administrator, as applicable, that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans.

            Subordinated Amount: With respect to any Distribution Date, the excess, if any, of (a) the Current Maximum Amount for that Distribution Date on such Distribution Date over (b) the aggregate of the Class Certificate Balances of the LIBOR Certificates as of such Distribution Date (after giving effect to the payment of the Principal Remittance Amount on such Certificates on such Distribution Date).

            Subordinated Certificates: As specified in the Preliminary
Statement.

            Subordination Deficiency: With respect to any Distribution Date, the excess, if any, of (a) the Specified Subordinated Amount applicable to such Distribution Date over (b) the Subordinated Amount applicable to such Distribution Date.

            Subordination Reduction Amount: With respect to any Distribution Date, an amount equal to the lesser of (a) the Excess Subordinated Amount and
(b) the Net Monthly Excess Cash Flow.

            Subsequent Recovery: With respect to any Mortgage Loan or related Mortgaged Property that became a Liquidated Mortgage Loan or was otherwise disposed of, all amounts received in respect of such Liquidated Mortgage Loan after an Applied Realized Loss Amount related to such Mortgage Loan or Mortgaged Property is allocated to reduce the Class Certificate Balance of any Class of Subordinated Certificates. Any Subsequent Recovery that is received during a Prepayment Period will be treated as Liquidation Proceeds and included as part of the Principal Remittance Amount for the related Distribution Date.

            Subsequent Cut-off Date: As to any Subsequent Mortgage Loans, the date specified in the Addition Notice delivered in connection therewith, which date shall be the close of business on the first day of the month in which such Subsequent Mortgage Loans will be conveyed to the Trust Fund.

            Subsequent Mortgage Loans: The Mortgage Loans hereafter transferred and assigned to the Trust Fund pursuant to Section 2.01(c), each of which shall have been purchased by the Unaffiliated Seller under a Mortgage Loan Purchase Agreement.

            Subsequent Transfer: The transfer and assignment by the Depositor to the Trust of the Subsequent Mortgage Loans pursuant to the terms hereof.

            Subsequent Transfer Agreement: Any one or more of the subsequent transfer agreements substantially in the form of Exhibit M hereto pursuant to which a Subsequent Mortgage Loan is transferred and assigned to the Trust Fund on a Subsequent Transfer Date.

            Subsequent Transfer Date: The Business Day on which a Subsequent Transfer occurs.

            Subservicer: Any Person that services Mortgage Loans on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicer under this Agreement, with respect to some or all of the Mortgage Loans, that are identified in Item 1122(d) of Regulation AB.

            Subservicing Account: As defined in Section 3.08.

            Subservicing Agreement: As defined in Section 3.02(a).

            Substitute Mortgage Loan: A Mortgage Loan substituted by the Unaffiliated Seller or an Originator for a Deleted Mortgage Loan in accordance with the terms of this Agreement or the related Mortgage Loan Purchase Agreement, as applicable, which must, on the date of such substitution, as confirmed in a Request for Release, substantially in the form of Exhibit K,
(i) have a Stated Principal Balance, after deduction of the principal portion of the Scheduled Payment due in the month of substitution, not in excess of, and not more than 10% less than, the Stated Principal Balance of the Deleted Mortgage Loan; (ii) be accruing interest at a rate no lower than and not more than 1% per annum higher than, that of the Deleted Mortgage Loan; (iii) have a Loan-to-Value Ratio no higher than that of the Deleted Mortgage Loan; (iv) have a remaining term to maturity no greater than (and not more than one year less than that of) the Deleted Mortgage Loan; and (v) comply with each representation and warranty set forth in Sections 3.01(f), 3.01(h), 3.01(n), 3.01(o), 3.01(p) and 3.03 of the Unaffiliated Seller's Agreement, each representation and warranty set forth in the applicable Mortgage Loan Purchase Agreement and each of the requirements set forth in Sections 2.01(c) hereof.

            Substitution Adjustment Amount: The meaning ascribed to such term pursuant to Section 2.03(d).

                  Supplemental Interest Trust: Natixis Real Estate Capital Supplemental Interest Trust 2007-HE2 established pursuant to Section 2.01(d).

            Swap Account: As defined in Section 4.08.

            Swap Assets: Collectively, the Swap Account, the Interest Rate Swap Agreement, the Class IO Interest and the right to receive Class IO Shortfalls, subject to the obligation to pay amounts specified in Section 4.08.

            Swap LIBOR: With respect to any Distribution Date (and the related Interest Accrual Period), the product of (i) USD-LIBOR-BBA (as defined in the Annex to the 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc.), (ii) two, and (iii) the quotient of (a) the actual number of days in the Interest Accrual Period for the LIBOR Certificates divided by (b) 30.

            Swap Payment Allocation: For any Class of Certificates and any Distribution Date, that Class's pro rata share of the Net Swap Receipts, if any, for that Distribution Date, based on the Class Certificate Balances of the Classes of Certificates.

            Swap Payment Rate: For any Distribution Date, a fraction, the numerator of which is any Net Swap Payment or Swap Termination Payment (other than a Defaulted Swap Termination Payment) owed to the Swap Provider for such Distribution Date and the denominator of which is the Stated Principal Balance of the mortgage loans at the beginning of the related Due Period plus amounts in the Pre-Funding Account, multiplied by 12.

            Swap Provider: Natixis Financial Products Inc., a Delaware corporation, and any successor thereto.

            Swap Termination Payment: Any payment payable by the Supplemental Interest Trust or the Swap Provider upon termination of the Interest Rate Swap Agreement as a result an Event of Default (as defined in the Interest Rate Swap Agreement) or a Termination Event (as defined in the Interest Rate Swap Agreement); provided that a Swap Termination Payment shall not be paid from Available Funds to the extent already paid by a replacement swap provider as a Replacement Swap Provider Payment.

            Tax Matters Person: The Holder of the (i) Class R and (ii) Class RX Certificates designated as "tax matters person" of (i) REMIC PF, Pooling-Tier REMIC-1, Pooling-Tier REMIC-2, the Lower-Tier REMIC and the Upper-Tier REMIC, and (ii) the Class X REMIC respectively, in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1.

            Tax Service Contract: As defined in Section 3.09(a).

            Termination Price: As defined in Section 11.01.

            Total Monthly Excess Spread: As to any Distribution Date, an amount equal to the excess if any, of (i) the interest on the Mortgage Loans received by the Servicer on or prior to the related Determination Date (other than Prepayment Interest Excesses) or advanced by the Servicer for the related Remittance Date (net of Expense Fees) over (ii) the sum of the amounts payable to the LIBOR Certificates pursuant to Section 4.02(a)(i) and Net Swap Payments and Swap Termination Payment (other than a Defaulted Swap Termination Payment) to the Swap Provider on such Distribution Date.

            Transfer: Any direct or indirect transfer or sale of any Ownership Interest in a Residual Certificate.

            Transfer Affidavit: As defined in Section 5.02(c).

            Transferor Certificate: As defined in Section 5.02(b).

            Trigger Event: The occurrence of either a Delinquency Trigger Event or a Cumulative Loss Trigger Event.

            Trust: The express trust created hereunder in Section 2.01(d).

            Trust Fund: The corpus of the trust created hereunder consisting of
(i) the Mortgage Loans and all interest and principal received on or with respect thereto after the related Cut-off Date (after giving effect to payments of principal due on or prior to the Cut off Date, whether or not received), other than such amounts which were due on the Mortgage Loans on or before the related Cut-off Date; (ii) each Account and all amounts deposited therein pursuant to the applicable provisions of this Agreement; (iii) property that secured a Mortgage Loan and has been acquired by foreclosure, deed-in-lieu of foreclosure or otherwise; (iv) all rights of the Depositor against the Unaffiliated Seller under the Unaffiliated Seller's Agreement; (v) all rights of the Depositor against each Originator under the related Assignment and Recognition Agreement, if any, and the related Mortgage Loan Purchase Agreement;
(vi) the Swap Assets, (vii) the Interest Rate Cap Agreement; and (viii) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing.

            Trust REMIC: Any of REMIC PF, Pooling-Tier REMIC-1, Pooling-Tier REMIC-2, the Lower-Tier REMIC, the Upper-Tier REMIC, or the Class X REMIC, as applicable.

            Trustee: Deutsche Bank National Trust Company, a national banking association, and its successors in interest and, if a successor trustee is appointed hereunder, such successor.

            Unaffiliated Seller's Agreement: The Unaffiliated Seller's Agreement, dated as of the date hereof, among the Unaffiliated Seller and the Depositor relating to the sale of the Mortgage Loans from the Unaffiliated Seller to the Depositor.

            Underwriter: Morgan Stanley & Co. Incorporated.

            Underwriters' Exemption: Any exemption listed under footnote 1 of, and amended by, Prohibited Transaction Exemption 2002-41, 67 Fed. Reg. 54487
(2002), or any successor exemption.

            Unpaid Interest Amount: As of any Distribution Date and any Class of Certificates, the sum of (a) the excess of (i) the sum of the Accrued Certificate Interest for such Distribution Date and any portion of such Accrued Certificate Interest from prior Distribution Dates remaining unpaid over
(ii) the amount in respect of interest on such Class of Certificates actually distributed on that Distribution Date and (b) interest on the amount in clause (a) above at the applicable Pass-Through Rate (to the extent permitted by applicable law).

            Unpaid Realized Loss Amount: With respect to any Class of Subordinated Certificates and as to any Distribution Date, is the excess of
(i) the Applied Realized Loss Amount with respect to such Class over (ii) the sum of (without duplication) (a) all distributions in reduction of such Applied Realized Loss Amounts on all previous Distribution Dates and (b) the amount by which the Class Certificate Balance of such Class has been increased due to the distribution of any Subsequent Recoveries on all previous Distribution Dates. Any amounts distributed to a Class of Subordinated Certificates in respect of any Unpaid Realized Loss Amount will not be applied to reduce the Class Certificate Balance of such Class.

            Upper-Tier CarryForward Amount: With respect to each Class of LIBOR Certificates, as of any Distribution Date, the sum of (A) if on such Distribution Date the Upper-Tier Interest Rate for the Class of Corresponding Upper-Tier REMIC Regular Interest is based upon the Upper-Tier REMIC WAC Rate, the excess, if any, of (i) the amount of interest such Class of Upper-Tier Regular Interest would otherwise be entitled to receive on such Distribution Date had such Upper-Tier REMIC Regular Interest not been subject to the Upper-Tier REMIC WAC Rate, over (ii) the amount of interest payable on such Class of Upper-Tier Regular Interest on such Distribution Date taking into account the Upper-Tier REMIC WAC Rate and (B) the Upper-Tier CarryForward Amount for such Class of Certificates for all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the applicable Upper-Tier Interest Rate for such Class of Certificates for such Distribution Date, without giving effect to the Upper-Tier REMIC WAC Rate.

            Upper-Tier Interest Rate: As described in the Preliminary Statement.

            Upper-Tier Regular Interest: As described in the Preliminary Statement.

            Upper-Tier REMIC: As described in the Preliminary Statement.

            Upper-Tier REMIC WAC Rate: For any Distribution Date, the weighted average of the Lower-Tier Interest Rates on the Lower-Tier Regular Interests (other than the Class LT-IO and Class LT-PFIO Interests) as of the first day of the related Interest Accrual Period, weighted on the basis of the Lower-Tier Principal Amounts of such Lower-Tier Regular Interests as of the first day of the related Interest Accrual Period.

            U.S. Person: (i) A citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for tax purposes) created or organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for United States income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control substantial decisions of the trust. Notwithstanding the last clause of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, may elect to continue to be U.S. Persons.

            Voting Rights: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. As of any date of determination, (a) 1% of all Voting Rights shall be allocated to the Class X Certificates, if any (such Voting Rights to be allocated among the Holders of Certificates of each such Class in accordance with their respective Percentage Interests), (b) 1% of all Voting Rights shall be allocated to the Class P Certificates, if any, and (c) the remaining Voting Rights shall be allocated among Holders of the remaining Classes of Certificates in proportion to the Certificate Balances of their respective Certificates on such date.

            WAC Cap: With respect to the Mortgage Loans as of any Distribution Date, the product of (i) the weighted average of the Adjusted Net Mortgage Rates then in effect on the beginning of the related Due Period on the Mortgage Loans, less the Swap Payment Rate, and (ii) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the Interest Accrual Period related to such Distribution Date.

            WHFIT: A "Widely Held Fixed Investment Trust" as that term is defined in Treasury Regulations section 1.671-5(b)(22) or successor provisions.

            WHFIT Regulations: Treasury Regulations section 1.671-5, as amended.

                                   ARTICLE II

          CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES

            Section 2.01 Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to the Trustee for the benefit of the Certificateholders, without recourse, all the right, title and interest of the Depositor in and to the Trust Fund and the Trustee, on behalf of the Trust, hereby accepts the Trust Fund, other than any Subsequent Mortgage Loans, which will be so sold, transferred, assigned, set-over and conveyed on the related Subsequent Transfer Date. The Mortgage Loans permitted by the terms of this Agreement to be included in the Trust Fund are limited to (i) the Initial Mortgage Loans, (ii) Subsequent Mortgage Loans (which the Depositor is required hereunder to have acquired pursuant to Subsequent Transfer Agreements) and (iii) Substitute Mortgage Loans. It is agreed and understood by the parties hereto that it is not intended that any Mortgage Loan be included in the Trust Fund that is a High Cost Loan. On the Closing Date, the Depositor shall pay, without any right of reimbursement from the Trust, to the Cap Provider the "Fixed Amount" (as defined in the Interest Rate Cap Agreement) due and payable to the Cap Provider pursuant to the terms of the Interest Rate Cap Agreement.

            (b) In connection with the transfer and assignment of each Mortgage Loan, the Unaffiliated Seller has delivered or caused to be delivered to the Custodian for the benefit of the Certificateholders the following documents or instruments with respect to each Mortgage Loan so assigned (to the extent such documents or instruments are required to be delivered by the related Originator under each Mortgage Loan Purchase Agreement):

            (i) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the related Originator, endorsed "Pay to the order of _________, without recourse" and signed in the name of the related Originator by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, unless the Trustee and the Custodian are advised by the related Originator that state law does not so allow. If the Mortgage Loan was acquired by an Originator in a merger, the endorsement must be by "[related Originator], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the related Originator while doing business under another name, the endorsement must be by "[related Originator], formerly known as [previous name]";

            (ii) the original of any guarantee executed in connection with the Mortgage Note;

            (iii) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the original Mortgage with evidence of recording thereon cannot be delivered on or prior to the related Delivery Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, then the related Originator, as required by the terms of the related Mortgage Loan Purchase Agreement, will be required to deliver to the Custodian, on behalf of the Trustee, a photocopy of such Mortgage and (i) the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage promptly upon receipt thereof by the related Originator (but in any event within 360 days from the related Delivery Date); or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (iv) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (v) the original Assignment of Mortgage for each Mortgage Loan endorsed in blank, in form and substance acceptable for recording (except with respect to MERS Designated Mortgage Loans);

            (vi) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator (or MERS with respect to each MERS Designated Mortgage Loan) to the related Originator, with evidence of recording thereon or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage;

            (vii) the original or duplicate lender's title policy and all riders thereto or, if such original is unavailable, either an original title binder or an original or copy of the title commitment, and if copies then certified to be true and complete by the title company; and

            (viii) the security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage, if any.

            If any Mortgage has been recorded in the name of MERS, no Assignment of Mortgage in favor of the Trustee will be required to be prepared or delivered and instead, the Servicer shall take all reasonable actions as are necessary at the expense of the applicable Originator to the extent permitted under the related Purchase Agreement and otherwise at the expense of the Depositor to cause the Trustee to be shown as Investor of the related Mortgage Loan on the records of MERS for the purpose of the system of recording transfers of beneficial ownership of mortgages maintained by MERS. Within 90 days after the Closing Date, the Trustee shall, for the benefit of the Holders of the Certificates, based solely on the list of MERS Designated Mortgage Loans and screen printouts from the MERS system provided to the Trustee by the Unaffiliated Seller (such to be provided to the Trustee no later than 45 days from the Closing Date), the Trustee shall confirm, on behalf of the Trust, that the Trustee is shown as the Investor with respect to each MERS Designated Mortgage Loan on such screen printouts. If the Trustee is not shown as the Investor with respect to any MERS Designated Mortgage Loans on such screen printouts, the Trustee shall promptly notify the Unaffiliated Seller of such fact and the Unaffiliated Seller shall then either cure such defect or repurchase such Mortgage Loan in accordance with Section 2.03.

            From time to time, the Servicer shall forward to the Custodian additional original documents, additional documents evidencing an assumption, modification, consolidation or extension of a Mortgage Loan approved by the Servicer, in accordance with the terms of this Agreement. All such mortgage documents held by the Custodian as to each Mortgage Loan shall constitute the "Custodial File".

            On or prior to the related Delivery Date, the Unaffiliated Seller shall deliver, or cause the related Originator to deliver, to the Custodian Assignments of Mortgage, in blank, for each Mortgage Loan. If an Assignment of Mortgage is required to be recorded pursuant to the terms hereof, the Servicer, or the Servicer's designee shall direct the Custodian to promptly forward such Assignment of Mortgage to the Servicer for recording. No later than thirty (30) Business Days following the date of receipt by the Servicer of all necessary recording information for a Mortgage, the Servicer shall promptly submit or cause to be submitted for recording, at the expense of the Unaffiliated Seller (the Unaffiliated Seller to seek reimbursement from the related Originator under the applicable Mortgage Loan Purchase Agreement) in the appropriate public office for real property records, each Assignment of Mortgage referred to in
Section 2.01(b)(v). Notwithstanding the foregoing, however, for administrative convenience and facilitation of servicing and to reduce closing costs, the Assignment of Mortgage shall not be required to be completed and submitted for recording with respect to any MERS Designated Mortgage Loan or any Mortgage Loan (other than any Mortgage Loan where the Mortgaged Property is located in any state where recordation is required by any Rating Agency to obtain the initial ratings on the Certificates, which states as of the date hereof, are Florida and Maryland) upon a determination by the Servicer that recordation is necessary for the enforcement of rights under, or satisfaction or assignment of, the related Mortgage, at which time, the Servicer shall record any such Assignment of Mortgage in accordance with the terms hereof. If any Assignment of Mortgage is required to be recorded pursuant to the terms hereof, the Mortgage shall be assigned from the related Originator, to "Deutsche Bank National Trust Company, as trustee under the Pooling and Servicing Agreement dated as of April 1, 2007, Natixis Real Estate Capital Trust 2007-HE2." In the event that any such assignment is lost or returned unrecorded because of a defect therein, the Unaffiliated Seller shall cause the related Originator to promptly prepare a substitute assignment to cure such defect and thereafter cause each such assignment to be duly recorded. In the event the Unaffiliated Seller does not pay or otherwise reimburse the Servicer for any of the foregoing costs of recording any such Assignment of Mortgage, the Servicer shall be entitled to be reimbursed from the Trust Fund from amounts on deposit in its Collection Account. In the event the related Originator fails to reimburse the Unaffiliated Seller for the recording costs described above, upon receipt of written direction from the Unaffiliated Seller, the Trustee shall assign its rights under the applicable Mortgage Loan Purchase Agreement solely with respect to payment of such expenses to the Unaffiliated Seller.

            The Unaffiliated Seller shall use commercially reasonable efforts to assist the Servicer in causing the related Originator to deliver (at the expense of such Originator pursuant to the related Mortgage Loan Purchase Agreement) to the Servicer copies of all trailing documents required to be included in the Custodial File at the same time the originals or certified copies thereof are delivered to the Custodian, such documents, including, but not limited to, the mortgagee policy of title insurance and any mortgage loan documents upon return from the recording office. The Unaffiliated Seller shall use commercially reasonable efforts to assist the Servicer in seeking reimbursement from the related Originator pursuant to the related Mortgage Loan Purchase Agreement for any fees or costs incurred by the Servicer in obtaining such documents.

            On or prior to the Closing Date, the Unaffiliated Seller shall deliver to the Trustee, the Custodian, the Securities Administrator, the Master Servicer and the Servicer a copy of the Data Tape Information in electronic, machine readable medium in a form mutually acceptable to the Custodian, the Trustee, the Securities Administrator, the Master Servicer and the Servicer. Within ten days of the Closing Date, the Unaffiliated Seller shall deliver a copy of the complete Mortgage Loan Schedule to the Custodian, the Trustee, the Securities Administrator, the Master Servicer and the Servicer.

            In the event that such original or copy of any document submitted for recordation to the appropriate public recording office is not so delivered to the Custodian within 90 days following the Delivery Date, as evidenced by the Custodian's Final Certification, and in the event that the Originator does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Depositor, the Trustee, the Securities Administrator, the Master Servicer or the Custodian, then the Trustee shall notify the related Originator to repurchase the Mortgage Loan pursuant to the related Mortgage Loan Purchase Agreement, upon the request of the Depositor, the Trustee or the Securities Administrator, at the Repurchase Price and in the manner specified in
Section 2.03. The foregoing repurchase provision shall not apply in the event that the related Originator cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the related Originator shall instead be required to deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Originator confirming that such document has been accepted for recording.

            (c) Purchase and Sale of Subsequent Mortgage Loans.

            (i) Subject to the satisfaction of the conditions set forth in paragraph (ii) below, and upon the Securities Administrator's receipt of a Subsequent Transfer Agreement executed by all other parties thereto, in consideration of the Securities Administrator's delivery on the related Subsequent Transfer Dates to or upon the order of the Depositor of all or a portion of the balance of funds in the Pre-Funding Account, the Depositor shall on any Subsequent Transfer Date sell, transfer, assign, set over and convey to the Trustee without recourse but subject to terms and provisions of this Agreement, all of the right, title and interest of the Depositor in and to the Subsequent Mortgage Loans, including the outstanding principal of and interest due on such Subsequent Mortgage Loans, and all other related assets included or to be included in the Trust Fund with respect thereto.

            The amount released from the Pre-Funding Account with respect to a transfer of Subsequent Mortgage Loans shall be one-hundred percent (100%) of the aggregate Stated Principal Balances as of the related Subsequent Cut-off Date of the Subsequent Mortgage Loans so transferred.

            (ii) The Subsequent Mortgage Loans and the other property and rights related thereto described in paragraph (a) above shall be transferred by the Depositor to the Trust Fund only upon the satisfaction of each of the following conditions on or prior to the related Subsequent Transfer Date:

            (a) the Unaffiliated Seller shall have provided the Depositor, the Trustee, the Securities Administrator and the Rating Agencies with a timely Addition Notice, which shall include a Mortgage Loan Schedule, listing the Subsequent Mortgage Loans and shall have provided any other information reasonably requested by any of the foregoing with respect to the Subsequent Mortgage Loans;

            (b) the Servicer shall have deposited in the Collection Account all collections of (x) principal in respect of the Subsequent Mortgage Loans received and due after the related Subsequent Cut-off Date and (y) interest due on the Subsequent Mortgage Loans after the related Subsequent Cut-off Date;

            (c) as of each Subsequent Transfer Date, the Unaffiliated Seller was not insolvent nor will be made insolvent by such transfer nor is the Unaffiliated Seller aware of any pending insolvency;

            (d)   the Pre-Funding Period shall not have terminated;

            (e) the Unaffiliated Seller shall have delivered to the Securities Administrator an executed Assignment and Recognition Agreement with respect to each related Originator of Subsequent Mortgage Loans to be added to the Trust Fund on such Subsequent Transfer Date (which Assignment and Recognition Agreement shall include a representation and warranty from the related Originator that none of the Subsequent Mortgage Loans is a High Cost Loan, none of the Subsequent Mortgage Loans is covered by the Home Ownership and Equity Protection Act of 1994 and none of the Subsequent Mortgage Loans is in violation of any comparable state law);

            (f) each of the Rating Agencies shall have notified the Unaffiliated Seller of its consent to the transfer of the Subsequent Mortgage Loans to the Trust Fund which will be evidenced to the Trustee in writing;

            (g) the parties to this Agreement shall have delivered to the Securities Administrator an executed copy of a Subsequent Transfer Agreement, substantially in the form of Exhibit M hereto;

            (h) the Unaffiliated Seller shall have delivered to the Securities Administrator an Officer's Certificate confirming the satisfaction of each condition precedent specified in this paragraph (ii), and the Opinion of Counsel referenced in clause (d).

            (i) The Trustee shall have no obligation to monitor or otherwise determine the compliance of any other party with the foregoing conditions, and shall have no liability for any such non-compliance.

            (iii) The obligation of the Trust Fund to purchase the Subsequent Mortgage Loans on a Subsequent Transfer Date is subject to the requirements that, following the purchase of such Subsequent Mortgage Loans, with respect to the entire mortgage loan pool:

            (A)   no more than 5.00% may be second lien mortgage loans;

            (B) no more than 39.00% may be first lien mortgage loans which are secured by Mortgaged Properties which also secure second lien mortgage loans;

            (C) no less than 12.00% and no more than 17.00% may be Fixed Rate Mortgage Loans;

            (D) the weighted average original term to maturity may not exceed 360 months;

            (E) the weighted average gross Mortgage Rate must not be less than 8.200%, or more than 8.600%;

            (F) the weighted average original LTV must not exceed 81.70%, and no more than 33.00% of the Mortgage Loans may have LTVs in excess of 80.00%;

            (G) at least 75.00% of the Mortgage Loans must have Prepayment Charges;

            (H) the weighted average Gross Margin for the Adjustable Rate Mortgage Loans must be at least 5.900%;

            (I) the weighted average credit score (FICO Score) must be at least 618, and none of the Mortgage Loans may have credit scores below 500;

            (J) the weighted average credit score for the second-lien mortgage loans must be at least 645;

            (K)   no more than 25.00% may have an interest-only period;

            (L) the weighted average initial periodic rate cap for the Adjustable Rate Mortgage Loans may not exceed 3.200%;

            (M) no mortgage loan is classified as a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 ("HOEPA") and no mortgage loan is in violation of, or classified as a "high cost," "threshold," "predatory" or similar loan under, any other applicable state, federal or local law.

            Any of the requirements set forth in clauses (ii) and (iii) above may be waived or modified in any respect with the consent of the Rating Agencies.

            (iv) In connection with the transfer and assignment of the Subsequent Mortgage Loans, the Unaffiliated Seller shall satisfy the document delivery requirements set forth in Section 2.01(b).

            (d) The Depositor does hereby establish, pursuant to the further provisions of the Agreement and the laws of the State of New York, an express trust (the "Trust") to be known, for convenience, as "Natixis Real Estate Capital Trust 2007-HE2" and Deutsche Bank National Trust Company is hereby appointed as Trustee in accordance with the provisions of this Agreement. The parties hereto acknowledge and agree that it is the policy and intention of the Trust to acquire only Mortgage Loans meeting the requirements set forth in this Agreement. The Trust's fiscal year is the calendar year. In addition, the Depositor does hereby establish, pursuant to the further provisions of the Agreement and the laws of the State of New York, an express trust (the "Supplemental Interest Trust") to be known, for convenience, as "Natixis Real Estate Capital Supplemental Interest Trust 2007-HE2", which, as a subtrust of the Trust Fund, will hold the Interest Rate Swap Agreement, the Swap Account and the Excess Reserve Fund Account.

            (e) The Trust shall have the capacity, power and authority, and the Trustee on behalf of the Trust is hereby authorized, to accept the sale, transfer, assignment, set over and conveyance by the Depositor to the Trust of all the right, title and interest of the Depositor in and to the Trust Fund (including, without limitation, the Mortgage Loans) pursuant to Section 2.01(a). The Securities Administrator is hereby authorized and directed to enter into the Interest Rate Swap Agreement and Interest Rate Cap Agreement on behalf of the Supplemental Interest Trust.

            Section 2.02 Acceptance by the Custodian of the Mortgage Loans. The Custodian shall acknowledge, on each Delivery Date, receipt of the documents identified in the Initial Certification in the form annexed hereto as Exhibit F, and declares that it holds and will hold such documents and the other documents delivered to it pursuant to Section 2.01, and that it holds or will hold such other assets as are included in the Trust Fund, on behalf of the Trustee, in trust for the exclusive use and benefit of all present and future Certificateholders. The Custodian acknowledges that it will maintain possession of the related Mortgage Notes in the State of California, unless otherwise permitted under this Agreement or by the Rating Agencies.

            In connection with each Delivery Date, the Custodian shall deliver or cause to be delivered via facsimile or original to the Depositor, the Trustee, the Securities Administrator, the Unaffiliated Seller and the Servicer an Initial Certification on or prior to the related Delivery Date, certifying receipt of the related Mortgage Notes and Assignments of Mortgage for each related Mortgage Loan. The Custodian shall not be responsible for verifying the validity, sufficiency or genuineness of any document in any Custodial File.

            Within 120 days after the related Delivery Date, the Custodian shall ascertain that all documents required to be reviewed by it are in its possession, and shall deliver to the Depositor, the Unaffiliated Seller, the Servicer, the Trustee and the Securities Administrator a Final Certification to the effect that, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in such certification as an exception and not covered by such certification): (i) all documents required to be reviewed by it are in its possession; (ii) such documents have been reviewed by it and appear regular on their face and relate to such Mortgage Loan; (iii) based on its examination and only as to the foregoing documents, the information set forth in items (1), (2) and (18) of the Mortgage Loan Schedule and items (1), (9) and (17) of the Data Tape Information respecting such Mortgage Loan is correct; (iv) each Mortgage Note has been endorsed as provided in Section 2.01 of this Agreement; and (v) upon receipt of the screen printouts specified in Section 2.01, with respect to each MERS Designated Loan, the Trustee, on behalf of the Trust Fund, is listed as the Investor of such MERS Designated Loan on the MERS System. The Custodian shall not be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File. Upon receipt of such Final Certification, if the Depositor or the Unaffiliated Seller determines that any noncompliance identified by the Custodian is a breach of a representation or warranty relating to such Mortgage Loan, such party shall give written notice to the Trustee and the Securities Administrator thereof.

            The Custodian shall retain possession and custody of each Custodial File in accordance with and subject to the terms and conditions set forth herein. The Servicer shall promptly deliver to the Custodian, upon the execution or receipt thereof, the originals of such other documents or instruments constituting the Custodial File as come into the possession of the Servicer from time to time.

            Section 2.03 Representations, Warranties and Covenants of the Unaffiliated Seller and the Servicer.

            (a) [Reserved]

            (b) Saxon hereby makes the representations and warranties set forth in (i) Schedule III hereto to the Depositor, the Unaffiliated Seller, the Custodian, the Securities Administrator and the Trustee and (ii) Schedule IIIA hereto to the Unaffiliated Seller, in each case, as of the Closing Date, and with respect to Subsequent Mortgage Loans, as of the related Subsequent Transfer Date; provided, however, that in the case of clause (ii), Saxon only makes representations and warranties with respect to those Mortgage Loans on Schedule IB hereto for which the Servicing Transfer Date has occurred prior to the Closing Date or the related Subsequent Transfer Date, as applicable.

            (c) Natixis Real Estate Capital Inc., in its capacity as the Unaffiliated Seller, hereby makes the representations and warranties set forth in Schedule IV hereto to the Depositor, the Trustee, the Securities Administrator and the Custodian as of the Closing Date.

            (d) It is understood and agreed by the Servicer and the Unaffiliated Seller that the representations and warranties set forth in Section 2.03 shall survive the transfer of the Mortgage Loans to the Trust Fund, and shall inure to the benefit of the Trust Fund notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by any of the Depositor, the Unaffiliated Seller, the Trustee, the Securities Administrator or the Servicer of a breach by the Unaffiliated Seller of any of the foregoing representations or any of the representations and warranties made pursuant to Sections 3.01(f), 3.01(h), 3.01(n), 3.01(o), 3.01(p) or 3.03 of the Unaffiliated
Seller's Agreement or by any Originator of the representations and warranties made pursuant to the related Assignment and Recognition Agreement, the party discovering such breach shall give prompt written notice to the others.

            Within 90 days of the earlier of either discovery by or notice to the Unaffiliated Seller of any breach of a representation or warranty set forth in Section 3.01(f), 3.01(h), 3.01(n), 3.01(o), 3.01(p) or 3.03 of the
Unaffiliated Seller's Agreement that materially and adversely affects the value of the Mortgage Loans or the interest of the Trustee or the Certificateholders therein, the Unaffiliated Seller shall use its best efforts to cure such breach in all material respects and, if such breach cannot be remedied, the Unaffiliated Seller shall, (i) if such 90-day period expires prior to the second anniversary of the related Delivery Date, remove such Mortgage Loan from the Trust Fund and substitute in its place a Substitute Mortgage Loan, in the manner and subject to the conditions set forth in this Section 2.03; or (ii) repurchase such Mortgage Loan at the Repurchase Price; provided, however, that any such substitution pursuant to (i) above shall not be effected prior to the delivery to the Trustee of the Opinion of Counsel or Officer's Certificate, as applicable, as required by Section 2.05 and a Request for Release substantially in the form of Exhibit K, and the Mortgage File for any such Substitute Mortgage Loan. The Trustee shall forward such Request for Release to the Custodian and the Custodian shall release the related Mortgage File.

            In the event there is a breach of a representation or warranty by an Originator with respect to a Mortgage Loan originated or acquired by such Originator that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, such Originator fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the applicable Assignment and Recognition Agreement, if any, or the applicable Mortgage Loan Purchase Agreement, the Unaffiliated Seller shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this
Section 2.03. Notwithstanding the foregoing, the Unaffiliated Seller shall not be obligated to cure, substitute or repurchase any Mortgage Loan as a result of such a breach of a representation or warranty to the effect that the first Scheduled Payment due after the Cut-off Date with respect to such Mortgage Loan has been made on its Due Date or within the applicable grace period, all in accordance with the terms of the related Mortgage Note, unless such first Scheduled Payment is the first Scheduled Payment due immediately following the origination of such Mortgage Loan. Notwithstanding the Unaffiliated Seller's lack of knowledge, in the event it is discovered by the Unaffiliated Seller, the Depositor or the Trust (including the Trustee and the Servicer acting on the Trust's behalf), that the substance of a representation or warranty was inaccurate as of the applicable date of such representation or warranty and such inaccuracy materially and adversely affects the value of the related Mortgage Loan, the Unaffiliated Seller shall use its best efforts to cure such breach or substitute or repurchase such Mortgage Loan in accordance with this Section 2.03(d).

            With respect to any Substitute Mortgage Loan or Loans, the Unaffiliated Seller shall deliver to the Custodian, on behalf of the Trustee, for the benefit of the Certificateholders the Mortgage Note, the Mortgage, the related Assignment of the Mortgage, and such other documents and agreements as are required by Section 2.01, with the Mortgage Note endorsed and the Mortgage assigned as required by Section 2.01. No substitution is permitted to be made in any calendar month after the Determination Date for such month. Scheduled Payments due with respect to Substitute Mortgage Loans in the Due Period of substitution shall not be part of the Trust Fund and will be retained by the related Originator on the next succeeding Distribution Date. For the Due Period of substitution, distributions to Certificateholders will include the Scheduled Payment due on any Deleted Mortgage Loan for such Due Period and thereafter the related Originator shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan.

            For any month in which the Unaffiliated Seller substitutes one or more Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Servicer will determine the amount (if any) by which the aggregate principal balance of all such Substitute Mortgage Loans as of the date of substitution is less than the aggregate unpaid principal balance of all such Deleted Mortgage Loans. The Unaffiliated Seller shall deposit the amount of such shortage plus an amount equal to the aggregate of any unreimbursed Advances and accrued and unpaid Servicing Fee with respect to such Deleted Mortgage Loans (the "Substitution Adjustment Amount") into the Collection Account on or before the Remittance Date for the Distribution Date in the month succeeding the calendar month during which the related Mortgage Loan became required to be purchased or replaced hereunder.

            Upon receipt of written notice (x) from the Custodian that any document does not comply with the requirements set forth in clauses (i) through
(iv) of the Custodian's review of the Custodial Files pursuant to Section 2.02 or (y) of a breach of a representation and warranty, the Trustee shall in turn promptly notify the applicable Originator (with a copy to the Servicer, the Custodian and the Unaffiliated Seller) in writing of such non-compliance or breach and request that the related Originator cure such non-compliance or breach within the time period set forth in the applicable Mortgage Loan Purchase Agreement (but in any event, within 60 days from the date the related Originator is notified of such non-compliance or breach) and if the related Originator does not cure such non-compliance or breach in all material respects during such period, the Securities Administrator shall notify such Originator to repurchase such Mortgage Loan from the Trust Fund at the Repurchase Price. In the event the Trustee receives written notice (x) of a breach by any Originator of a representation and warranty that is subject to an automatic sixty (60) day repurchase obligation pursuant to Section 9.03 of the related Mortgage Loan Purchase Agreement, which representations and warranties relate to Prepayment Fees, Predatory Lending Regulations, Single Premium Credit Insurance, the Georgia Fair Lending Act, the Fair Credit Reporting Act, New York State Banking Law or (y) that a Mortgage Loan does not constitute a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code, the Trustee shall notify such Originator to repurchase the Mortgage Loan at the Repurchase Price within sixty (60) days of such Originator's receipt of such notice.

            (e) Upon receipt of the Final Certification with respect to each Mortgage Loan, the Trustee will notify the related Originator within 5 Business Days of such delivery of any missing documents from the Custodial File and if the related Originator does not deliver such missing documents within 60 days from the date the related Originator is notified of such noncompliance or breach, the Trustee shall notify such Originator to repurchase such Mortgage Loan from the Trust Fund at the Repurchase Price.

            (f) Based solely on information received with respect to any Substitute Mortgage Loan from the Unaffiliated Seller or the related Originator, as applicable, the Servicer shall amend the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan and the substitution of the Substitute Mortgage Loan or Loans and the Servicer shall deliver the amended Mortgage Loan Schedule to the Securities Administrator. Upon such substitution, the Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and the Unaffiliated Seller shall be deemed to have made with respect to such Substitute Mortgage Loan or Loans, as of the date of substitution, the representations and warranties made pursuant to Sections 3.01(f), 3.01(h), 3.01(n), 3.01(o), 3.01(p) and 3.03 of the Unaffiliated Seller's Agreement with respect to such Mortgage Loan. Upon any such substitution and the deposit to the Collection Account of the amount required to be deposited therein in connection with such substitution as described in this Section 2.03, the Securities Administrator shall forward the Request for Release from the Servicer to the Custodian and the Custodian shall release the Mortgage File relating to such Deleted Mortgage Loan to the Unaffiliated Seller or the related Originator, as applicable, and shall execute and deliver at the Unaffiliated Seller's or related Originator's direction, as applicable, such instruments of transfer or assignment prepared by such party, in each case without recourse, as shall be necessary to vest title in the Unaffiliated Seller or the related Originator, or its designee, as applicable, the Trustee's interest in any Deleted Mortgage Loan substituted for pursuant to this Section 2.03.

            (g) In the event that the Unaffiliated Seller or the related Originator, as applicable, shall have repurchased a Mortgage Loan, the Repurchase Price therefor shall be deposited in the Collection Account pursuant to Section 3.10 on or before the Remittance Date for the Distribution Date in the month following the month during which the Unaffiliated Seller or the related Originator, as applicable, became obligated hereunder to repurchase or replace such Mortgage Loan and upon such deposit of the Repurchase Price, the delivery of the Opinion of Counsel or Officer's Certificate, as applicable, required by Section 2.05 and receipt of a Request for Release in the form of Exhibit K hereto, the Trustee shall forward the Request for Release from the Servicer to the Custodian, and the Custodian shall release the related Custodial File to such Person as directed by the Servicer, and the Trustee shall execute and deliver at such Person's direction such instruments of transfer or assignment prepared by such Person, in each case without recourse, as shall be necessary to transfer title from the Trustee. It is understood and agreed that the obligation under this Agreement of any Person to cure, repurchase or replace any Mortgage Loan as to which a breach has occurred and is continuing shall constitute the sole remedy against such Persons respecting such breach available to Certificateholders, the Depositor, the Unaffiliated Seller, the Custodian, the Securities Administrator or the Trustee on their behalf. In the event such required repurchase or replacement does not occur, the Securities Administrator shall take such actions as directed upon written direction from the Depositor and the provision of reasonable indemnity satisfactory to the Securities Administrator in accordance with Sections 6.03 and 10.02.

            (h) If the Unaffiliated Seller is required to repurchase or replace a Mortgage Loan pursuant to the terms hereof, upon receipt by the Trustee of written direction from the Unaffiliated Seller and either written certification from the Unaffiliated Seller that it has deposited the related Repurchase Price with the Securities Administrator or receipt by the Trustee of a Substitute Mortgage Loan, as applicable, the Trustee shall assign to the Unaffiliated Seller its rights under the related Mortgage Loan Purchase Agreement solely with respect to such Mortgage Loan by an assignment in form and substance mutually satisfactory to the Unaffiliated Seller, the Trustee and the Securities Administrator.

            (i) The representations and warranties made pursuant to this Section
2.03 shall survive delivery of the respective Custodial Files to the Custodian.

            Section 2.04 The Depositor and the Mortgage Loans. The Depositor hereby represents and warrants to the Trustee and the Securities Administrator with respect to each Mortgage Loan as of the date hereof or such other date set forth herein that as of the related Delivery Date, and following the transfer of the Mortgage Loans to it by the Unaffiliated Seller, the Depositor had good title to the Mortgage Loans and the Mortgage Notes were subject to no offsets, defenses or counterclaims.

            The Depositor hereby assigns, transfers and conveys to the Trustee all of its rights with respect to the Initial Mortgage Loans and shall, on each Subsequent Transfer Date, convey all of its right, title and interest with respect to the related subsequent Mortgage Loans.

            Section 2.05 Delivery of Opinion of Counsel or Officer's Certificate in Connection with Substitutions and Non-Qualified Mortgages. Notwithstanding any contrary provision of this Agreement, no substitution pursuant to Section
2.03 shall be made more than 30 days after the related Delivery Date unless the Unaffiliated Seller delivers, or causes the related Originator to deliver, as applicable, to the Securities Administrator and the Trustee (i) with respect to any substitution occurring in the first 23 months following the Startup Day, an Officer's Certificate stating that the Deleted Mortgage Loan was in violation of a representation or warranty that was made with respect to such loan as of the Closing Date or related Subsequent Transfer Date, as applicable (ii) with respect to any substitution occurring in the 24th month following the Startup Day and thereafter, an Opinion of Counsel, at the expense of the Unaffiliated Seller or the related Originator, as applicable, addressed to the Trustee and the Securities Administrator, to the effect that such substitution will not (i) result in the imposition of the tax on "prohibited transactions" on the Trust Fund or contributions after the Startup Day, as defined in Sections 860F(a)(2) and 860G(d) of the Code, respectively, or (ii) cause any REMIC created hereunder to fail to qualify as one or more REMICs at any time that any Certificates are outstanding.

            Section 2.06 Execution and Delivery of Certificates. The Trustee acknowledges the transfer and assignment to it of the Trust Fund and, concurrently with such transfer and assignment, the Securities Administrator has executed and delivered to or upon the order of the Depositor, the Certificates in authorized denominations evidencing directly or indirectly the entire ownership of the Trust Fund. The Trustee agrees to hold the Trust Fund and exercise the rights referred to above for the benefit of all present and future Holders of the Certificates.

            Section 2.07 REMIC Matters. The Preliminary Statement sets forth the designations for federal income tax purposes of all interests created hereby. The "Startup Day" of each Trust REMIC for purposes of the REMIC Provisions shall be the Closing Date. The "latest possible maturity date" of the regular interests in each Trust REMIC is the Distribution Date occurring in July 2037, which is the Distribution Date in the month following the month in which the latest maturity date of any Mortgage Loan occurs. Amounts distributable to the Class X Certificates (prior to any reduction for any Basis Risk Payment, Upper-Tier CarryForward Amount, Net Swap Payment or Swap Termination Payment), exclusive of any amounts received from the Swap Provider or the Cap Provider or from the Pre-Funding Reserve Account, shall be deemed paid from the Upper-Tier REMIC to the Class X REMIC in respect of the Class UT-X Interest, the Class UT-IO Interest and the Class UT-PFIO Interest, as applicable, and then from the Class X REMIC in respect of the Class X Interest, Class IO Interest and the Class PF-IO Interest, as applicable, to the Holders of the Class X Certificates prior to distribution of any Basis Risk Payments or Upper-Tier CarryForward Amounts to the LIBOR Certificates and Net Swap Payments or Swap Termination Payments to the Swap Provider. For federal income tax purposes, any amount distributed on the LIBOR Certificates on any Distribution Date in excess of the amount distributable on their Corresponding Class of Upper-Tier Regular Interest on such Distribution Date shall be treated as having been paid from the Excess Reserve Fund Account or the Swap Account, as applicable, and any amount distributable on such Corresponding Class of Upper-Tier Regular Interest on such Distribution Date in excess of the amount distributable on the Corresponding Class of LIBOR Certificates on such Distribution Date shall be treated as having been paid to the Swap Account, all pursuant to and as further provided in
Section 8.13.

            Section 2.08 Representations and Warranties of the Depositor. The Depositor hereby represents, warrants and covenants to the Trustee, the Custodian, the Securities Administrator, the Master Servicer, the Unaffiliated Seller and the Servicer that as of the date of this Agreement or as of such date specifically provided herein:

            (a) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (b) The Depositor has the corporate power and authority to convey the Mortgage Loans and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by, this Agreement;

            (c) This Agreement has been duly and validly authorized, executed and delivered by the Depositor, all requisite corporate action having been taken, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes or will constitute the legal, valid and binding agreement of the Depositor, enforceable against the Depositor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

            (d) No consent, approval, authorization or order of or registration or filing with, or notice to, any governmental authority or court is required for the execution, delivery and performance of or compliance by the Depositor with this Agreement or the consummation by the Depositor of any of the transactions contemplated hereby, except as have been made on or prior to the Closing Date;

            (e) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or thereby, or the fulfillment of or compliance with the terms and conditions of this Agreement,
(i) conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default or results or will result in an acceleration under (A) the charter or by-laws of the Depositor, or (B) of any term, condition or provision of any material indenture, deed of trust, contract or other agreement or instrument to which the Depositor or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound; (ii) results or will result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Depositor of any court or governmental authority having jurisdiction over the Depositor or its subsidiaries; or (iii) results in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans;

            (f) There are no actions, suits or proceedings before or against or investigations of, the Depositor pending, or to the knowledge of the Depositor, threatened, before any court, administrative agency or other tribunal, and no notice of any such action, which, in the Depositor's reasonable judgment, might materially and adversely affect the performance by the Depositor of its obligations under this Agreement, or the validity or enforceability of this Agreement;

            (g) The Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency that may materially and adversely affect its performance hereunder; and

            (h) Immediately prior to the transfer and assignment by the Depositor to the Trustee, the Depositor had, or, with respect to the Subsequent Mortgage Loans, will have, good title to, and was, or will be, the sole owner of each Mortgage Loan, free of any interest of any other Person, and the Depositor has transferred, or shall transfer, all right, title and interest in each Mortgage Loan to the Trustee. The transfer of the Mortgage Note and the Mortgage to the Custodian, on behalf of the Trustee, as and in the manner contemplated by this Agreement is sufficient either (i) fully to transfer to the Trustee, for the benefit of the Certificateholders, all right, title, and interest of the Depositor thereto as note holder and mortgagee or (ii) to grant to the Trustee, for the benefit of the Certificateholders and the security interest referred to in Section 10.04.

            (i) The Depositor has caused any payment to the Swap Provider or the Cap Provider due and payable on or prior to the Closing Date to have been fully paid on or prior to the Closing Date.

            It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.08 shall survive delivery of the respective Custodial Files to the Custodian and shall inure to the benefit of the Trustee.

                                  ARTICLE III

                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

            Section 3.01 Servicer to Service Mortgage Loans. (a) For and on behalf of the Certificateholders, the Servicer shall service and administer the Mortgage Loans for which it is acting as Servicer in accordance with the terms of this Agreement and the respective Mortgage Loans and, to the extent consistent with such terms, in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of prudent mortgage lenders and loan servicers administering similar mortgage loans but without regard to:

            (i) any relationship that the Servicer, any Subservicer or any Affiliate of the Servicer or any Subservicer may have with the related Mortgagor;

            (ii) the ownership or non-ownership of any Certificate by the Servicer or any Affiliate of the Servicer;

            (iii) the Servicer's obligation to make P&I Advances or Servicing Advances; or

            (iv) the Servicer's or any Subservicer's right to receive compensation for its services hereunder or with respect to any particular transaction.

            To the extent consistent with the foregoing, the Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Mortgage Notes. Subject only to the above-described servicing standards and the terms of this Agreement and of the respective Mortgage Loans, the Servicer shall have full power and authority, acting alone or through Subservicers as provided in Section 3.02, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, the Servicer, in its own name or in the name of a Subservicer, is hereby authorized and empowered by the Trustee when the Servicer believes it appropriate in its best judgment in accordance with Accepted Servicing Practices, to execute and deliver any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Trustee. The Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them thereby. The Servicer covenants that its computer and other systems used in servicing the Mortgage Loans operate in a manner such that the Servicer can service the Mortgage Loans in accordance with the terms of this Agreement. The Servicer shall also comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any standard hazard insurance policy. Subject to Section 3.15, the Trustee shall execute, at the written request of the Servicer, and furnish, or cause to be furnished, to the Servicer and any Subservicer such documents as are necessary or appropriate to enable the Servicer or any Subservicer to carry out their servicing and administrative duties hereunder, and the Trustee hereby grants to the Servicer, and this Agreement shall constitute, a power of attorney in the form of Exhibit P to carry out such duties including a power of attorney to take title to Mortgaged Properties after foreclosure in the name of and on behalf of the Trustee. The Trustee shall execute a separate power of attorney in favor of the Servicer for the purposes described herein to the extent necessary or desirable to enable the Servicer to perform its duties hereunder. The Trustee shall not be liable for the actions of the Servicer or any Subservicers under such powers of attorney. Notwithstanding anything contained in this Agreement to the contrary, neither the Servicer nor any Subservicer shall without the Trustee's consent: (i) initiate any action, suit or proceeding solely under the Trustee's name without indicating the Servicer's or such Subservicer's, as applicable, representative capacity, or
(ii) take any action with the intent to, or which actually does cause, the Trustee to be registered to do business in any state.

            (b) Subject to Section 3.09(b), in accordance with the standards of the preceding paragraph, the Servicer shall advance or cause to be advanced funds as necessary for the purpose of effecting the timely payment of taxes and assessments on the Mortgaged Properties, which advances shall be Servicing Advances reimbursable in the first instance from related collections from the Mortgagors pursuant to Section 3.09(b), and further as provided in Section 3.11. Any cost incurred by the Servicer or by Subservicers in effecting the timely payment of taxes and assessments on a Mortgaged Property shall not be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

            (c) Notwithstanding anything in this Agreement to the contrary, the Servicer may not make any future advances with respect to a Mortgage Loan (except as provided in Section 4.01 and except for Servicing Advances) and the Servicer shall not (i) permit any modification with respect to any Mortgage Loan that would change the Mortgage Rate, reduce or increase the principal balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such Mortgage Loan (except for a reduction of interest payments resulting from the application of the Servicemembers Civil Relief Act or any similar state statutes) or (ii) permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (A) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or final, temporary or proposed Treasury regulations promulgated thereunder) and (B) cause any Trust REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions after the startup date" under the REMIC Provisions, (iii) except as provided in
Section 3.07(a), waive any Prepayment Charges, or (iv) accept payment from the related Mortgagor of an amount less than the unpaid principal balance of such Mortgage Loan in final satisfaction thereof; provided, however, that the Servicer may take any action set forth in clauses (i) through (iv) with respect to any Mortgage Loan in default or, which in the judgment of the Servicer, a default is reasonably foreseeable, and only to the extent the Servicer determines that such action is not materially adverse to the interests of the Certificateholders (taking into account any estimated Realized Loss that might result absent such action).

            (d) The Servicer may delegate its responsibilities under this Agreement; provided, however, that no such delegation shall release the Servicer from the responsibilities or liabilities arising under this Agreement.

            (e) In the event that the Mortgage Loan Documents relating to any Mortgage Loan contain provisions requiring the related Mortgagor to submit to binding arbitration with respect to any disputes arising in connection with such Mortgage Loan, the Servicer shall be entitled to waive any such provisions on behalf of the Trust and to send written notice of such waiver to the related Mortgagor, although the Mortgagor may still require arbitration of such disputes at its option.

            Section 3.02 Subservicing Agreements Between the Servicer and Subservicers. (a) The Servicer may enter into subservicing agreements with Subservicers for the servicing and administration of the Mortgage Loans ("Subservicing Agreements"). The Servicer represents and warrants to the other parties hereto that, except as otherwise set forth herein, no Subservicing Agreement is in effect as of the Closing Date. The Servicer shall give notice to the Depositor, the Securities Administrator, the Master Servicer and the Trustee of any such Subservicer and Subservicing Agreement, which notice shall contain all information (including without limitation a copy of the Subservicing Agreement) reasonably necessary to enable the Securities Administrator, pursuant to Section 8.12(g), to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act). No Subservicing Agreement shall be effective until 30 days after such written notice is received by both the Depositor, the Securities Administrator, the Master Servicer and the Trustee. The Securities Administrator, Master Servicer, the Back-up Servicer and the Trustee shall not be required to review or consent to such Subservicing Agreements and shall have no liability in connection therewith.

            Each Subservicer shall be (i) authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, (ii) an institution approved as a mortgage loan originator by the Federal Housing Administration or an institution that has deposit accounts insured by the FDIC and (iii) a Freddie Mac or Fannie Mae approved mortgage servicer. Each Subservicing Agreement must impose on the Subservicer requirements conforming to the provisions set forth in Section 3.08 and provide for servicing of the Mortgage Loans consistent with the terms of this Agreement. The Servicer will examine each Subservicing Agreement to which it is a party and will be familiar with the terms thereof. The terms of any Subservicing Agreement will not be inconsistent with any of the provisions of this Agreement. The Servicer and the Subservicers may enter into and make amendments to the Subservicing Agreements or enter into different forms of Subservicing Agreements; provided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Agreement, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be materially adverse to the interests of the Trustee. Any variation from the provisions set forth in Section 3.08 relating to insurance or priority requirements of Subservicing Accounts, or credits and charges to the Subservicing Accounts or the timing and amount of remittances by the Subservicers to the Servicer, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited. The Servicer shall deliver to the Securities Administrator, the Trustee, the Master Servicer, the Unaffiliated Seller and the Depositor copies of all Subservicing Agreements, and any amendments or modifications thereof, promptly upon the Servicer's execution and delivery of such instruments.

            (b) As part of its servicing activities hereunder, the Servicer (except as otherwise provided in the last sentence of this paragraph), for the benefit of the Trustee, shall enforce the obligations of each Subservicer under the related Subservicing Agreement, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a Subservicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Subservicing Agreements, and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Servicer shall pay the costs of such enforcement at its own expense, and shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement, to the extent, if any, that such recovery exceeds all amounts due in respect of the related Mortgage Loans or (ii) from a specific recovery of costs, expenses or attorneys' fees against the party against whom such enforcement is directed.

            (c) The Servicer shall cause any Subservicer engaged by the Servicer (or by any Subservicer) for the benefit of the Depositor, the Securities Administrator, the Master Servicer and the Trustee to comply with the provisions of this Section 3.02 and with Sections 3.22, 3.23, 6.02 and 6.05 of this Agreement to the same extent as if such Subservicer were the Servicer, and to provide the information required with respect to such Subservicer under Section
8.12 of this Agreement. The Servicer shall be responsible for obtaining from each such Subservicer and delivering to applicable Persons the Servicer compliance statement required to be delivered by such Subservicer under Section
3.22 and any assessment of compliance report and related accountant's attestation required to be delivered by such Subservicer under Section 3.23, in each case as and when required to be delivered.

            (d) Subject to the conditions set forth in this Section 3.02(d), the Servicer and any Subservicer engaged by the Servicer is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. The Servicer shall promptly upon request provide to the Depositor a written description (in form and substance satisfactory to the Depositor) of the role and function of each Subcontractor utilized by the Servicer or any such Subservicer, specifying, not later than the date specified for delivery of the annual report on assessment of compliance set forth in Section 3.23(b) (i) the identity of each such Subcontractor, if any, that is "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (i) of this paragraph. As a condition to the utilization by the Servicer or any such Subservicer of any Subcontractor determined to be materially "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any such Subservicer) for the benefit of the Depositor, the Securities Administrator, the Master Servicer and the Trustee to comply with the provisions of Section 3.23 of this Agreement to the same extent as if such Subcontractor were the Servicer. The Servicer shall be responsible for obtaining from each such Subcontractor and delivering to the applicable Persons any assessment of compliance report and related accountant's attestation required to be delivered by such Subcontractor under Section 3.23, in each case as and when required to be delivered.

            (e) Notwithstanding the foregoing, if the Servicer engages a Subcontractor in connection with the performance of any of its duties under this Agreement, the Servicer shall be responsible for determining whether such Subcontractor is a "servicer" within the meaning of Item 1101 of Regulation AB and whether any such affiliate or third-party vendor meets the criteria in Item 1108(a)(2)(i) through (iii) of Regulation AB. If the Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a "servicer" within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i) through (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Subservicer for purposes of this Agreement, the engagement of such Subservicer shall not be effective unless and until notice is given pursuant to Section 3.02(a) and the Servicer shall comply with Section 3.02(c) with respect thereto.

            Section 3.03 Successor Subservicers. The Servicer shall be entitled to terminate any Subservicing Agreement to which it is a party and the rights and obligations of any Subservicer pursuant to any Subservicing Agreement in accordance with the terms and conditions of such Subservicing Agreement provided, however, that the termination, resignation or removal of a Subservicer shall be not be effective until 30 days after written notice is received by the Depositor and the Securities Administrator that contains all information reasonably necessary to enable the Securities Administrator, pursuant to Section 8.12(g), to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act). In the event of termination of any Subservicer, all servicing obligations of such Subservicer shall be assumed simultaneously by the Servicer without any act or deed on the part of such Subservicer or the Servicer, and the Servicer either shall service directly the related Mortgage Loans or shall enter into a Subservicing Agreement with a successor Subservicer which qualifies under Section 3.02.

            Any Subservicing Agreement shall include the provision that such agreement may be immediately terminated by the Depositor, the Master Servicer or the Securities Administrator without fee, in accordance with the terms of this Agreement, in the event that the Servicer shall, for any reason, no longer be the Servicer (including termination due to an Event of Default).

            Section 3.04 Liability of the Servicer. Notwithstanding any Subservicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a Subservicer or reference to actions taken through a Subservicer or otherwise, the Servicer shall remain obligated and primarily liable to the Trustee for the servicing and administering of the Mortgage Loans in accordance with the provisions of Section
3.01 without diminution of such obligation or liability by virtue of such Subservicing Agreements or arrangements or by virtue of indemnification from the Subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into any agreement with a Subservicer for indemnification of the Servicer by such Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

            Section 3.05 No Contractual Relationship Between Subservicers and the Trustee. Any Subservicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Subservicer in its capacity as such shall be deemed to be between the Subservicer and the Servicer alone, and neither the Trustee nor the Securities Administrator (or any successor Servicer) shall not be deemed a party thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Subservicer except as set forth in Section 3.06. The Servicer shall be solely liable for all fees owed by it to any Subservicer, irrespective of whether the Servicer's compensation pursuant to this Agreement is sufficient to pay such fees.

            Section 3.06 Assumption or Termination of Subservicing Agreements by Master Servicer. In the event that Saxon at any time shall for any reason no longer be the Servicer (including by reason of the occurrence of an Event of Default), the Master Servicer or its designee, or the successor servicer if the successor is not the Master Servicer, shall thereupon assume all of the rights and obligations of the Servicer under each Subservicing Agreement that the Servicer may have entered into, with copies thereof provided to the Master Servicer, or the successor servicer if the successor is not the Master Servicer, prior to the Master Servicer, or the successor servicer if the successor is not the Master Servicer, assuming such rights and obligations, unless the Master Servicer elects to terminate any Subservicing Agreement in accordance with its terms as provided in Section 3.03.

            Upon such assumption, the Master Servicer, its designee or the successor servicer shall be deemed, subject to Section 3.03, to have assumed all of the Servicer's interest therein and to have replaced the Servicer as a party to each Subservicing Agreement to which the predecessor servicer was a party to the same extent as if each Subservicing Agreement had been assigned to the assuming party, except that (i) the Servicer shall not thereby be relieved of any liability or obligations under any Subservicing Agreement that arose before it ceased to be the Servicer and (ii) none of the Depositor, the Trustee, the Master Servicer, their designees or any successor Servicer shall be deemed to have assumed any liability or obligation of the Servicer that arose before such predecessor Servicer ceased to be the Servicer.

            The Servicer at its expense shall, upon request of the Master Servicer, deliver to the assuming party all documents and records relating to the Subservicing Agreement to which it is a party and the Mortgage Loans then being serviced by it and an accounting of amounts collected and held by or on behalf of it, and otherwise use its best efforts to effect the orderly and efficient transfer of the Subservicing Agreements to the assuming party.

            Section 3.07 Collection of Certain Mortgage Loan Payments; Establishment of Certain Accounts. (a) Subject to Section 3.07(o), the Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans, and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any applicable Insurance Policies, follow such collection procedures as it would follow with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Notwithstanding anything in this Agreement to the contrary and consistent with the foregoing and Accepted Servicing Practices, in the event that any Mortgage Loan is in default or, in the judgment of the Servicer, such default is reasonably foreseeable, the Servicer may waive, modify or vary any term of such Mortgage Loan (including, but not limited to, modifications that change the Mortgage Rate, forgive the payment of principal or interest or extend the final maturity date of such Mortgage Loan), accept payment from the related Mortgagor of an amount less than the Stated Principal Balance in final satisfaction of such Mortgage Loan or consent to the postponement of strict compliance with any such term or otherwise grant indulgence to any Mortgagor (any and all such waivers, modifications, variances, forgiveness of principal or interest, postponements, or indulgences collectively referred to herein as "forbearance"). The Servicer's analysis supporting any forbearance and the conclusion that any forbearance meets the Accepted Servicing Practices shall be reflected in writing in the Mortgage File. In the event of any such arrangement pursuant to clause (ii) above, the Servicer shall make timely advances on such Mortgage Loan during such extension pursuant to Section 4.01 and in accordance with the amortization schedule of such Mortgage Loan without modification thereof by reason of such arrangements, subject to Section 4.01(d) pursuant to which the Servicer shall not be required to make any such advances that are Nonrecoverable P&I Advances. Notwithstanding the foregoing, the Servicer may not waive, in whole or in part, a Prepayment Charge, except under the following circumstances: (i) such waiver relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan, and doing so is standard and customary in servicing mortgage loans similar to the Mortgage Loans (including any waiver of a Prepayment Charge in connection with a refinancing of a Mortgage Loan that is related to a default or a reasonably foreseeable default), and in no event will the Servicer waive a Prepayment Charge in connection with a refinancing of a Mortgage Loan that is not related to a default or a reasonably foreseeable default, or (ii) such Prepayment Charge is not permitted to be collected by applicable law. If a Prepayment Charge is waived other than as permitted by the prior sentence, then the Servicer is required to pay the amount of such waived Prepayment Charge, for the benefit of the Holders of the Class P Certificates, by depositing such amount into the Collection Account together with and at the time that the amount prepaid on the related Mortgage Loan is required to be deposited into the Collection Account. Notwithstanding any provision in this Agreement to the contrary, in the event the Prepayment Charge payable under the terms of the Mortgage Note is less than the amount of the Prepayment Charge set forth in the Mortgage Loan Schedule or other information provided to the Servicer, the Servicer shall not have any liability or obligation with respect to such difference, and in addition shall not have any liability or obligation to pay the amount of any uncollected Prepayment Charge if the failure to collect such amount is the direct result of inaccurate or incomplete information on the Mortgage Loan Schedule.

            (b) (i) The Securities Administrator shall establish and maintain the Excess Reserve Fund Account, on behalf of the Class X Certificateholders to receive any Basis Risk Payment and any Interest Rate Cap Payment and to secure their limited recourse obligation to pay to the LIBOR Certificateholders Basis Risk Carry Forward Amounts (prior to using any Net Swap Receipts). For the avoidance of doubt, any Basis Risk Carry Forward Amounts shall be paid to the LIBOR Certificates first from the Excess Reserve Fund Account and then from the Swap Account.

            (ii) On each Distribution Date, the Securities Administrator shall deposit the amount of any Basis Risk Payment made for the benefit of the Certificateholders and any Interest Rate Cap Payment made for the benefit of the LIBOR Certificates for such date into the Excess Reserve Fund Account.

            (c) (i) On each Distribution Date on which there exists a Basis Risk Carry Forward Amount on any Class of Certificates, the Securities Administrator shall (1) withdraw from the Distribution Account and deposit in the Excess Reserve Fund Account, as set forth in Section 4.02(a)(iii)(U), the lesser of (a) the Class X Distributable Amount (without regard to the reduction in clause
(iii) in the definition thereof (to the extent remaining after the distributions specified in Sections 4.02(a)(iii)(A)-(T), and (b) the Basis Risk Payment and
(2) withdraw from the Excess Reserve Fund Account amounts necessary to pay to such Class or Classes of Certificates the Basis Risk Carry Forward Amount. Such payments, including any payments from the Swap Account shall be allocated to those Classes on a pro rata basis based upon the amount of Basis Risk Carry Forward Amount owed to each such Class and shall be paid in the priority set forth in Section 4.02(a)(iii)(W).

            (ii) The Securities Administrator shall account for each of the Supplemental Interest Trust, the Excess Reserve Fund Account and the Swap Account as an asset of the Grantor Trust and not an asset of any Trust REMIC. The beneficial owners of the Supplemental Interest Trust, the Excess Reserve Fund Account and the Swap Account are the Class X Certificateholders. For all federal tax purposes, amounts transferred by the Upper-Tier REMIC to the Excess Reserve Fund Account shall be treated as distributions by the Securities Administrator to the Class X Certificateholders.

            (iii) Any Basis Risk Carry Forward Amounts paid by the Securities Administrator to the LIBOR Certificateholders shall be accounted for by the Securities Administrator as amounts paid first to the Holders of the Class X Certificates and then to the respective Class or Classes of LIBOR Certificates. In addition, the Securities Administrator shall account for the LIBOR Certificateholders' rights to receive payments of Basis Risk Carry Forward Amounts (along with payments of Basis Risk Carry Forward Amounts and, without duplication, Upper-Tier Carry Forward Amounts from the Swap Account) and the obligation to pay Class IO Shortfalls as rights and obligations under a notional principal contract between the Class X Certificateholders and the Holders of the LIBOR Certificateholders.

            (iv) Notwithstanding any provision contained in this Agreement, the Securities Administrator shall not be required to make any payments from the Excess Reserve Fund Account except as expressly set forth in this
      Section 3.07(c) and Sections 4.02(a)(iii)(V), (W) and (Y).

            (d) The Securities Administrator, on behalf of the Trustee, shall establish and maintain the Distribution Account on behalf of the Certificateholders. The Securities Administrator shall segregate and hold all funds in the Distribution Account separate and apart from its own funds and general assets. The Securities Administrator shall, promptly upon receipt, deposit in the Distribution Account and retain therein the following:

            (i) the aggregate amount remitted by the Servicer to the Master Servicer pursuant to Section 3.11(a)(i) which amounts the Master Servicer will then remit to the Securities Administrator prior to the related distribution date;

            (ii) any amount deposited by the Servicer pursuant to Section 3.10 in connection with any losses on Permitted Investments; and

            (iii) any other amounts deposited hereunder which are required to be deposited in the Distribution Account.

            In the event that the Servicer remit any amount not required to be remitted, it may at any time direct the Securities Administrator in writing to withdraw such amount from the Distribution Account, any provision herein to the contrary notwithstanding. Such direction may be accomplished by delivering notice to the Securities Administrator which describes the amounts deposited in error in the Distribution Account. All funds deposited in the Distribution Account shall be held by the Securities Administrator in trust for the Certificateholders until disbursed in accordance with this Agreement or withdrawn in accordance with Section 4.02. In no event shall the Securities Administrator incur liability for withdrawals from the Distribution Account at the direction of the Servicer.

            (e) The Securities Administrator, on behalf of the Trustee, shall establish and maintain the Capitalized Interest Account, on behalf of the Certificateholders. On the Closing Date, the Securities Administrator shall deposit $100.00 into the Capitalized Interest Account received from the Unaffiliated Seller. Withdrawals from the Capitalized Interest Account shall be made in accordance with Sections 4.02(c) and (d). The Securities Administrator shall account for the Capitalized Interest Account as an outside reserve fund within the meaning of Treasury regulations section 1.860G-2(h) and not as an asset of any REMIC created pursuant to this Agreement. The beneficial owner of the Capitalized Interest Account shall be the Unaffiliated Seller.

            (f) The Securities Administrator, on behalf of the Trustee, shall establish and maintain the Pre-Funding Account on behalf of the Certificateholders. On the Closing Date, the Securities Administrator shall deposit the Initial Pre-Funded Amount into the Pre-Funding Account from the proceeds of the sale of the LIBOR Certificates. Withdrawals from the Pre-Funding Account shall be made in accordance with Sections 4.02(e) and (f). The purchase of Subsequent Mortgage Loans shall be pursuant to a "fixed price contract" within the meaning of the REMIC Provisions.

            (g) The Securities Administrator may invest the funds in the Accounts, other than the Collection Account, the Excess Reserve Fund Account or the Distribution Account, with prior written investment direction. With respect to the Distribution Account and the Excess Reserve Fund Account such funds shall be held uninvested. With respect to the Pre-Funding Account and the Capitalized Interest Account such direction shall be provided by the Unaffiliated Seller, and shall be in Permitted Investments and such directions shall be in accordance with Section 3.12.

            (h) The Servicer shall give prior written notice to the Trustee, the Securities Administrator, the Master Servicer, each Rating Agency and the Depositor of any proposed change of the location of the Collection Account.

            (i) To help fight the funding of terrorism and money laundering activities, the Trustee will obtain, verify, and record information that identifies individuals or entities that establish a relationship or open an account with the Trustee. The Trustee will ask for the name, address, tax identification number and other information that will allow the Trustee to identify the individual or entity who is establishing the relationship or opening the account. The Trustee may also ask for formation documents such as articles or incorporation, an offering memorandum, or other identifying documents to be provided.

            (j) The Securities Administrator shall establish and maintain the Pre-Funding Reserve Account, on behalf of the Class X Certificateholders and the Unaffiliated Seller. On the Closing Date, the Unaffiliated Seller shall remit to the Securities Administrator and the Securities Administrator shall deposit $4,817,363 into the Pre-Funding Reserve Account. The Securities Administrator shall account for the Pre-Funding Reserve Account as an outside reserve fund within the meaning of Treasury regulations section 1.860G-2(h) and not as an asset of any Trust REMIC. For federal income tax purposes, the beneficial owner of the funds in the Pre-Funding Reserve Account shall be the Unaffiliated Seller. On the Closing Date, the Class X Certificateholders' rights in the Pre-Funding Reserve Account will be conveyed to Wells Fargo Bank, National Association, as indenture trustee on behalf of the Noteholders of the Natixis Real Estate Capital Inc. NIM 2007-HE2N Notes and shall be subject to the terms of the NIM Indenture.

            (k) On each Subsequent Transfer Date, the amount required to remain on deposit in the Pre-Funding Reserve Account shall step down to an amount equal to the product of (a) $4,817,363 multiplied by (b) a fraction, the numerator of which is the amount remaining in the Pre-Funding Account (after giving effect to any withdrawals on such Subsequent Transfer Date) and the denominator of which is the Initial Pre-Funded Amount. Any excess amount that is not required to remain in the Pre-Funding Reserve Account shall be withdrawn by the Securities Administrator from the Pre-Funding Reserve Account and released to the Unaffiliated Seller.

            (l) On any Subsequent Transfer Date on which at least 99% of the Initial Pre-Funded Amount has been used to purchase Subsequent Mortgage Loans, the Securities Administrator shall withdraw and release to the Unaffiliated Seller any remaining amounts in the Pre-Funding Reserve Account. If less than 99% of the Initial Pre-Funded Amount has been used to purchase Subsequent Mortgage Loans, then on the Distribution Date following the end of the Pre-Funding Period, the Securities Administrator shall (a) withdraw an amount equal to (i) the percentage of the Initial Pre-Funded Amount not used to purchase Subsequent Mortgage Loans multiplied by (ii) $4,817,363 and remit such amount to the Class X Certificateholders and (b) withdraw any remaining amounts in the Pre-Funding Reserve Account and release such amounts to the Unaffiliated Seller, and thereafter the Pre-Funding Reserve Account shall be terminated.

            (m) [Reserved]

            (n) The Securities Administrator shall pay the Trustee an annual fee based on a separate fee schedule. The fee of the Trustee shall be payable solely by the Securities Administrator from its own funds. The expenses of the Trustee, if any, shall be paid from the Trust Fund and the fees and expenses of the Custodian shall be paid in accordance with Section 8.05.

            (o) The Servicer shall pursue collection efforts on Mortgage Loans which are Delinquent in accordance with the provisions of this Agreement until the date on which the Mortgage Loan becomes 180 days Delinquent (the "Charge-off Date"). If the Servicer determines in its sole discretion that net Liquidation Proceeds with respect to such Mortgage Loan are unlikely to exceed the costs and expenses of such foreclosure, the Servicer shall charge-off such Mortgage Loan as of the applicable Charge-off Date. Once a Mortgage Loan is so charged-off, unless foreclosure proceedings are ongoing or the related Mortgagor has commenced bankruptcy proceedings, the Servicer shall have the right to appoint (and to subsequently terminate) one or more agents (none of which may be an Affiliate of the Servicer) (each a "Deficiency Collection Agent") for the purpose of pursuing additional collections relating to such charged-off Mortgage Loans (any such collection, a "Deficiency Collection"); provided, however, that the Servicer shall not make any such appointment unless the applicable Deficiency Collection Agent enters into a written agreement with the Servicer (with a copy to the Trustee) to (i) promptly remit any Deficiency Collection (net of any fees and expenses the Deficiency Collection Agent is permitted to retain, as set forth in such agreement) to the Servicer promptly upon receipt by such Deficiency Collection Agent, (ii) indemnify the Servicer, Trust Fund, the Trustee, the Unaffiliated Seller and the Depositor and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liability, fees and expenses that they may incur or sustain as a result of any act or omission by the Deficiency Collection Agent, and (iii) make the Trust Fund and the Trustee third-party beneficiaries of such agreement. The Securities Administrator shall reasonably cooperate with the Deficiency Collection Agent with respect to its reasonable requests in connection with obtaining any Deficiency Collection. The Trustee shall have no obligation to approve of, or consent to, the appointment or termination of any Deficiency Collection Agent and shall have no obligation or responsibility to supervise or monitor any of its activities or actions, or to verify compliance with any written agreement with such Deficiency Collection Agent.

            To the extent a Deficiency Collection Agent recovers any Deficiency Collection, such Deficiency Collection (net of any fees and expenses the Deficiency Collection Agent is permitted to retain) shall be remitted by the Servicer to the Master Servicer on the next Remittance Date and such amount shall be first, applied as a Subsequent Recovery, if applicable, and second, distributed by the Securities Administrator on the next Distribution Date as part of the Available Funds in accordance with Section 4.02.

            Section 3.08 Subservicing Accounts. In those cases where a Subservicer is servicing a Mortgage Loan pursuant to a Subservicing Agreement, the Subservicer will be required to establish and maintain one or more accounts (collectively, the "Subservicing Account"). The Subservicing Account shall be an Eligible Account and shall otherwise be acceptable to the Servicer. The Subservicer shall deposit in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Subservicer's receipt thereof, all proceeds of Mortgage Loans received by the Subservicer less its servicing compensation to the extent permitted by the Subservicing Agreement, and shall thereafter deposit such amounts in the Subservicing Account, in no event more than two Business Days after the deposit of such funds into the clearing account. The Subservicer shall thereafter deposit such proceeds in the Collection Account or remit such proceeds to the Servicer for deposit in the Collection Account not later than two Business Days after the deposit of such amounts in the Subservicing Account. For purposes of this Agreement, the Servicer shall be deemed to have received payments on the Mortgage Loans when the Subservicer receives such payments.

            Section 3.09 Collection of Taxes, Assessments and Similar Items; Escrow Accounts. (a) The Servicer shall enforce the obligations under each paid-in-full, life-of-the-loan tax service contract in effect with respect to each First-Lien Mortgage Loan (each, a "Tax Service Contract") serviced by the Servicer. Each Tax Service Contract shall be assigned to the Trust at the Servicer's expense in the event that the Servicer is terminated as servicer of the related Mortgage Loan.

            (b) To the extent that the services described in this paragraph (b) are not otherwise provided pursuant to the Tax Service Contracts described in paragraph (a) hereof, the Servicer undertakes to perform such functions. To the extent the related Mortgage provides for Escrow Payments, the Servicer shall establish and maintain, or cause to be established and maintained, one or more accounts (the "Escrow Accounts"), which shall be Eligible Accounts. The Servicer shall deposit in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than two Business Days after the Servicer's receipt thereof, all collections from the Mortgagors (or related advances from Subservicers) for the payment of taxes, assessments, hazard insurance premiums and comparable items for the account of the Mortgagors ("Escrow Payments") collected on account of the Mortgage Loans and shall thereafter deposit such Escrow Payments in the Escrow Accounts, in no event more than one Business Day after the deposit of such funds in the clearing account, for the purpose of effecting the payment of any such items as required under the terms of this Agreement. Withdrawals of amounts from an Escrow Account may be made only to (i) effect payment of taxes, assessments, hazard insurance premiums, and comparable items; (ii) reimburse the Servicer (or a Subservicer to the extent provided in the related Subservicing Agreement) out of related collections for any advances made pursuant to Section 3.01 (with respect to taxes and assessments) and
Section 3.13 (with respect to hazard insurance); (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest, if required and as described below, to Mortgagors on balances in the Escrow Account; (v) clear and terminate the Escrow Account at the termination of the Servicer's obligations and responsibilities in respect of the Mortgage Loans under this Agreement, and the Servicer shall be entitled to withdraw from the Escrow Account any interest earned and not required to be paid to the Mortgagors; (vi) to transfer such funds to a replacement Escrow Account that meets the requirements hereof; or
(vii) recover amounts deposited in error. As part of its servicing duties, the Servicer or Subservicer shall pay to the Mortgagors interest on funds in Escrow Accounts, to the extent required by law and, to the extent that interest earned on funds in the Escrow Accounts is insufficient, to pay such interest from its or their own funds, without any reimbursement therefor. To the extent that a Mortgage does not provide for Escrow Payments, the Servicer shall determine whether any such payments are made by the Mortgagor in a manner and at a time that avoids the loss of the Mortgaged Property due to a tax sale or the foreclosure of a tax lien. The Servicer assumes full responsibility for the payment of all such bills within such time and shall effect payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments; provided, however, that such advances are deemed to be Servicing Advances.

            Section 3.10 Collection Accounts. (a) On behalf of the Trustee, the Servicer shall establish and maintain, or cause to be established and maintained, a separate Eligible Account (such account, a "Collection Account"), held in trust for the benefit of the Trustee entitled "Deutsche Bank National Trust Company on behalf of Natixis Real Estate Capital Trust 2007-HE2". On behalf of the Trustee, the Servicer shall deposit or cause to be deposited in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than two Business Days after the Servicer's receipt thereof, and shall thereafter deposit in the Collection Account, in no event more than one Business Day after the deposit of such funds into the clearing account, as and when received or as otherwise required hereunder, the following payments and collections received or made by it subsequent to the related Cut-off Date (other than Principal Prepayments) received by it on or prior to the related Cut-off Date but allocable to a Due Period subsequent thereto:

            (i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

            (ii) all payments on account of interest (net of the related Servicing Fee) on each Mortgage Loan;

            (iii) all Insurance Proceeds and Condemnation Proceeds to the extent such Insurance Proceeds and Condemnation Proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the related Mortgagor in accordance with the express requirements of law or in accordance with Accepted Servicing Practices, and Liquidation Proceeds;

            (iv) any amounts required to be deposited pursuant to Section 3.12 in connection with any losses realized on Permitted Investments with respect to funds held in the Collection Account;

            (v) any amounts required to be deposited by the Servicer pursuant to the second paragraph of Section 3.13(a) in respect of any blanket policy deductibles;

            (vi) all proceeds of any Mortgage Loan repurchased or purchased in accordance with this Agreement;

            (vii) all Prepayment Charges collected by the Servicer; and

            (viii) any amounts collected or received by the Servicer pursuant to
      Section 3.07(o) hereof.

            The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, NSF fees, reconveyance fees, assumption fees and other similar fees and charges need not be deposited by the Servicer in the Collection Account and shall, upon collection, belong to the Servicer as additional compensation for its servicing activities. In the event that the Servicer shall deposit in the Collection Account any amount not required to be deposited therein, the Servicer may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

            (b) Funds in the Collection Account may be invested in Permitted Investments in accordance with the provisions set forth in Section 3.12. The Servicer shall give notice to the Trustee, the Securities Administrator, the Master Servicer and the Depositor of the location of the Collection Account maintained when established and prior to any change thereof.

            Section 3.11 Withdrawals from the Collection Account. (a) The Servicer shall, from time to time, make withdrawals from the Collection Account for any of the following purposes or as described in Section 4.01:

            (i) On or prior to each Remittance Date, to remit to the Master Servicer the Interest Remittance Amount and the Principal Remittance Amount in respect of the related Distribution Date together with all amounts representing Prepayment Charges from the Mortgage Loans received during the related Prepayment Period;

            (ii) to reimburse the Servicer for unreimbursed P&I Advances, but only to the extent of amounts received which represent Late Collections (net of the related Servicing Fee) of Scheduled Payments on Mortgage Loans that it Services with respect to which such P&I Advances were made in accordance with the provisions of Section 4.01;

            (iii) to pay the Servicer, the Master Servicer or any Subservicer
      (a) any unpaid Servicing Fee or (b) any unreimbursed Servicing Advances with respect to each Mortgage Loan that it services, but only to the extent of any Late Collections, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, or other amounts as may be collected by the Servicer from the related Mortgagor, or otherwise received with respect to such Mortgage Loan (or the related REO Property);

            (iv) to pay to the Servicer as servicing compensation (in addition to the Servicing Fee) on the Remittance Date any interest or investment income earned on funds deposited in the Collection Account and any Prepayment Interest Excesses;

            (v) to pay to the Unaffiliated Seller or the related Originator, as applicable, with respect to each Mortgage Loan that it services that has previously been purchased or replaced by the Unaffiliated Seller or such Originator, as applicable, pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase or substitution, as the case may be;

            (vi) to reimburse the Servicer for (a) any P&I Advance or Servicing Advance previously made which the Servicer has determined to be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance in accordance with the provisions of Section 4.01 and (b) any unpaid Servicing Fee to the extent not recoverable from Late Collections, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, or other amounts received with respect to the related Mortgage Loan under Section 3.11(a)(iii); provided, that this clause (b) shall only apply with respect to the Servicing Fee for second lien Mortgage Loans;

            (vii) to pay, or to reimburse the Servicer for advances in respect of, expenses incurred in connection with any Mortgage Loan pursuant to
      Section 3.15;

            (viii) to reimburse the Servicer, the Master Servicer, the Depositor, the Custodian, the Securities Administrator or the Trustee for expenses and/or indemnities incurred by or reimbursable to the Servicer, the Depositor, the Custodian, the Securities Administrator or the Trustee, as the case may be, pursuant to Section 6.03;

            (ix) to reimburse the Servicer, the Unaffiliated Seller, the Depositor, the Custodian, the Master Servicer, the Securities Administrator or the Trustee, as the case may be, for expenses reasonably incurred in respect of the breach or defect giving rise to the repurchase obligation under Section 2.03 of this Agreement that were included in the Repurchase Price of the Mortgage Loan, including any expenses arising out of the enforcement of the repurchase obligation to the extent not otherwise paid pursuant to the terms hereof;

            (x) to invest funds in Permitted Investments in accordance with
      Section 3.12;

            (xi) to withdraw any amounts deposited in the Collection Account in error; and

            (xii) to clear and terminate the Collection Account upon termination of this Agreement.

            To the extent that a Servicer does not timely make the remittance referred to in clause (i) above, such Servicer shall pay the Master Servicer for the account of the Master Servicer interest on any amount not timely remitted at the Prime Rate, from and including the applicable Remittance Date to but excluding the date such remittance is actually made.

            (b) The Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from its Collection Account, to the extent held by or on behalf of it, pursuant to subclauses (a)(ii), (iii), (v), (vi), (vii), (viii) and (ix) above. The Servicer shall provide written notification to the Master Servicer, on or prior to the next succeeding Remittance Date, upon making any withdrawals from the Collection Account pursuant to subclause (a)(vi) above.

            (c) The Servicer shall be responsible for reviewing and reconciling the Collection Account in accordance with Accepted Servicing Practices. The Servicer shall act promptly to resolve any discrepancies.

            Section 3.12 Investment of Funds in the Accounts. (a) The Servicer may invest funds in its Collection Account and the Master Servicer may direct the Securities Administrator to invest funds in the Distribution Account, and the Unaffiliated Seller may direct the Securities Administrator to invest the funds in the Pre-Funding Account, the Pre-Funding Reserve Account and the Capitalized Interest Account (each of such Accounts, for purposes of this Section 3.12, an "Investment Account"), in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand no later than the second Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement. All such investment directions shall be in writing and if the Securities Administrator does not receive such written instructions the Securities Administrator shall invest such amounts in the Wells Fargo Advantage Prime Money Market Fund. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account (other than the Collection Account) shall be made in the name of the Securities Administrator. The Securities Administrator shall be entitled to sole possession (except with respect to investment direction of funds held in the related Account and any income and gain realized thereon) over each such investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Securities Administrator or its agent, together with any document of transfer necessary to transfer title to such investment to the Securities Administrator. Any investment of funds in the Collection Account shall be made in the name of the Servicer. The Servicer shall be entitled to sole possession (except with respect to investment direction of funds held in the related Account and any income and gain realized thereon) over each such investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Servicer or its agent, together with any document of transfer necessary to transfer title to such investment to the Servicer. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Securities Administrator may:

            (i) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

            (ii) demand payment of all amounts due thereunder that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

            (b) (i) All income and gain realized from the investment of funds deposited in the Collection Account shall be for the benefit of the Servicer and shall be subject to its withdrawal in the manner set forth in Section 3.11. The Servicer shall deposit in the Collection Account the amount of any loss of principal incurred in respect of any such Permitted Investment directed by the Servicer made with funds in such accounts immediately upon realization of such loss, and (ii) all income and gain realized from the investment of funds deposited in the Pre-Funding Account, the Pre-Funding Reserve Account and the Capitalized Interest Account held by or on behalf of the Unaffiliated Seller shall be retained in such Investment Account, subject to withdrawal as provided in Section 4.02. Whether in regard to the Pre-Funding Account or the Capitalized Interest Account, the Unaffiliated Seller shall deposit in the Pre-Funding Account or the Capitalized Interest Account, as applicable, the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon realization of such loss.

            (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Securities Administrator shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. The Securities Administrator shall not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in any Investment Account or the Distribution Account if made in accordance with this Section 3.12.

            (d) The Securities Administrator and Master Servicer or any of their Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Securities Administrator's or Master Servicer's economic self interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub custodian with respect to certain of the Permitted Investments, (ii) using Affiliates to effect transactions in certain Permitted Investments and (iii) effecting transactions in certain Permitted Investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

            Section 3.13 Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage. (a) The Servicer shall cause to be maintained for each Mortgaged Property securing any Mortgage Loan serviced by the Servicer fire insurance with extended coverage on the related Mortgaged Property in an amount which is at least equal to the least of (i) the outstanding principal balance of such Mortgage Loan, (ii) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis and (iii) the maximum insurable value of the improvements which are a part of such Mortgaged Property, in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy. The Servicer shall also cause to be maintained fire insurance with extended coverage on each REO Property serviced by the Servicer in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements which are a part of such property and (ii) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property. The Servicer will comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any such hazard policies. Any amounts to be collected by the Servicer under any such policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or amounts to be released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing loans held for its own account, subject to the terms and conditions of the related Mortgage and Mortgage Note) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section
3.11. Any cost incurred by the Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to the Securities Administrator, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property or REO Property is at any time in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available, the Servicer will cause to be maintained a flood insurance policy in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan and
(ii) the maximum amount of such insurance available for the related Mortgaged Property under the national flood insurance program (assuming that the area in which such Mortgaged Property is located is participating in such program).

            In the event that the Servicer shall obtain and maintain a blanket policy with an insurer having a General Policy Rating of A:X or better from Best's (or such other rating that is comparable to such rating) insuring against hazard losses on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first two sentences of this
Section 3.13, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with the first two sentences of this Section 3.13, and there shall have been one or more losses which would have been covered by such policy, deposit to the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as administrator and servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself, the Trustee claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.

            (b) The Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering errors and omissions for failure in the performance of the Servicer's obligations under this Agreement, which policy or policies shall be in such form and amount that would meet the requirements of Fannie Mae or Freddie Mac if it were the purchaser of the Mortgage Loans, unless the Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. The Servicer shall also maintain a fidelity bond in the form and amount that would meet the requirements of Fannie Mae or Freddie Mac, unless the Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. The Servicer shall provide the Master Servicer with copies of any such insurance policies and fidelity bond upon the Master Servicer's request. The Servicer shall be deemed to have complied with this provision if an Affiliate of the Servicer has such errors and omissions and fidelity bond coverage and, by the terms of such insurance policy or fidelity bond, the coverage afforded thereunder extends to the Servicer. Any such errors and omissions policy and fidelity bond shall by its terms not be canceled by the Servicer without thirty days' prior written notice to the Trustee and the Master Servicer. The Servicer shall also cause each Subservicer to maintain a policy of insurance covering errors and omissions and a fidelity bond which would meet such requirements.

            Section 3.14 Enforcement of Due-On-Sale Clauses Assumption Agreements. The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance of any Mortgaged Property by any Mortgagor (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause, if any, applicable thereto; provided, however, that the Servicer shall not be required to take such action if, in its sole business judgment, the Servicer believes it is not in the best interests of the Trust Fund and shall not exercise any such rights if prohibited by law from doing so. If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause or if any of the other conditions set forth in the proviso to the preceding sentence apply, the Servicer will enter into an assumption and modification agreement from or with the person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. The Servicer is also authorized to enter into a substitution of liability agreement with such person, pursuant to which the original Mortgagor is released from liability and such person is substituted as the Mortgagor and becomes liable under the Mortgage Note; provided that no such substitution shall be effective unless such person satisfies the underwriting criteria of the Servicer, and such substitution is in the best interest of the Certificateholders as determined by the Servicer. In connection with any assumption, modification or substitution, the Servicer shall apply such underwriting standards and follow such practices and procedures as shall be normal and usual in its general mortgage servicing activities and as it applies to other mortgage loans owned solely by it. The Servicer shall not take or enter into any assumption and modification agreement, however, unless (to the extent practicable in the circumstances) it shall have received confirmation, in writing, of the continued effectiveness of any applicable hazard insurance policy, or a new policy meeting the requirements of this Section is obtained. Any fee collected by the Servicer in respect of an assumption or substitution of liability agreement will be retained by the Servicer as additional servicing compensation. In connection with any such assumption, no material term of the Mortgage Note (including, but not limited to, the related Mortgage Rate and the amount of the Scheduled Payment) may be amended or modified, except as otherwise required pursuant to the terms thereof. The Servicer shall notify the Trustee, the Securities Administrator, the Master Servicer and the Custodian that any such substitution, modification or assumption agreement has been completed and shall forward to the Custodian the executed original of such substitution or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

            Notwithstanding the foregoing paragraph or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or by the terms of the Mortgage Note or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 3.14, the term "assumption" is deemed to also include a sale (of the Mortgaged Property) subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

            Section 3.15 Realization Upon Defaulted Mortgage Loans. The Servicer shall use its best efforts, consistent with Accepted Servicing Practices, to, except with respect to Mortgage Loans that have been charged-off pursuant to
Section 3.07(o), foreclose upon or otherwise comparably convert (which may include an acquisition of REO Property) the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 3.07, and which are not released from this Agreement pursuant to any other provision hereof. The Servicer shall use reasonable efforts to realize upon such defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage from an uninsured cause, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its sole discretion (i) that such restoration will increase the net proceeds of liquidation of the related Mortgage Loan, after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 3.11. The Servicer shall be responsible for all other costs and expenses incurred by it in any such proceedings; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 3.11.

            The proceeds of any liquidation or REO Disposition, as well as any recovery resulting from a partial collection of Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds or any income from an REO Property, will be applied in the following order of priority: first, to reimburse the Servicer or any Subservicer for any related unreimbursed Servicing Advances, pursuant to
Section 3.11 or 3.17; second, to reimburse the Servicer for any related unreimbursed P&I Advances, pursuant to Section 3.11; third, to accrued and unpaid interest on the Mortgage Loan or REO Imputed Interest, at the Mortgage Rate, to the date of the liquidation or REO Disposition, or to the Due Date prior to the Remittance Date on which such amounts are to be distributed if not in connection with a liquidation or REO Disposition and fourth, as a recovery of principal of the Mortgage Loan. If the amount of the recovery so allocated to interest is less than a full recovery thereof, that amount will be allocated as follows: first, to unpaid Servicing Fee; and second, as interest at the Mortgage Rate (net of the Servicing Fee Rate). The portion of the recovery so allocated to unpaid Servicing Fee shall be reimbursed to the Servicer or any Subservicer pursuant to Section 3.11 or 3.17. The portions of the recovery so allocated to interest at the Mortgage Rate (net of the Servicing Fee Rate) and to principal of the Mortgage Loan shall be applied as follows: first, to reimburse the Servicer or any Subservicer for any related unreimbursed Servicing Advances in accordance with Section 3.11 or 3.17, and second, to the Securities Administrator in accordance with the provisions of Section 4.02, subject to the last paragraph of Section 3.17 with respect to certain excess recoveries from an REO Disposition.

            Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has received actual notice of, or has actual knowledge of the presence of, hazardous or toxic substances or wastes on the related Mortgaged Property, or if the Trustee or the Master Servicer otherwise requests, the Servicer shall cause an environmental inspection or review of such Mortgaged Property to be conducted by a qualified inspector. Upon completion of the inspection, the Servicer shall promptly provide the Trustee, the Master Servicer and the Depositor with a written report of the environmental inspection.

            After reviewing the environmental inspection report, the Servicer shall determine consistent with Accepted Servicing Practices, how to proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Servicer determines, consistent with Accepted Servicing Practices, to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean-up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Servicer, the Servicer shall be entitled to be reimbursed from amounts in the Collection Account pursuant to
Section 3.11. In the event the Servicer determines not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed from general collections for all Servicing Advances made with respect to the related Mortgaged Property from the Collection Account pursuant to Section 3.11. The Trustee shall not be responsible for any determination made by the Servicer pursuant to this paragraph or otherwise.

            Section 3.16 Release of Mortgage Files. (a) Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Servicer will, within five (5) Business Days of the payment in full, notify the Trustee, the Securities Administrator and the Custodian by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.10 have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the Custodial File. Upon receipt of such certification and Request for Release, the Custodian shall promptly release the related Custodial File to the Servicer within five (5) Business Days. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account.

            (b) From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any Insurance Policy relating to the Mortgage Loans, the Custodian shall, upon request of the Servicer and delivery to the Custodian, of a Request for Release, release the related Custodial File to the Servicer, and the Trustee shall, at the direction of the Servicer, execute such documents as shall be necessary to the prosecution of any such proceedings and the Servicer shall retain the Mortgage File in trust for the benefit of the Trustee. Such Request for Release shall obligate the Servicer to return each and every document previously requested from the Custodial File to the Custodian when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been charged-off or liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Collection Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has delivered to the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was charged-off or liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the Collection Account have been so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release of documents shall be released by the Custodian to the Servicer or its designee.

            Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Servicer any court pleadings, requests for trustee's sale or other documents reasonably necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity, or shall exercise and deliver to the Servicer a power of attorney sufficient to authorize the Servicer to execute such documents on its behalf. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

            Upon receipt of a Request for Release under this Section 3.16, the Custodian shall deliver the related Custodial File to the Servicer by regular mail, unless the Servicer requests that the Custodian deliver such Custodial File to the Servicer by overnight courier (in which case such delivery shall be at the Servicer's expense). To the extent that the Servicer requires an overnight courier for such delivery and incurs the related expense due to the Servicer not having previously received copies of the documents required to be delivered to the Servicer hereunder, the Unaffiliated Seller shall use commercially reasonable efforts to assist the Servicer in causing the related Originator pursuant to the related Mortgage Loan Purchase Agreement to reimburse the Servicer for such expense.

            Section 3.17 Title, Conservation and Disposition of REO Property.
(a) This Section shall apply only to REO Properties acquired for the account of the Trustee and shall not apply to any REO Property relating to a Mortgage Loan which was purchased or repurchased from the Trustee pursuant to any provision hereof. In the event that title to any such REO Property is acquired, the Servicer shall cause the deed or certificate of sale to be issued in the name of the Trustee, on behalf of the Certificateholders. Upon written request by the Servicer, the Trustee shall provide the Servicer with a power of attorney prepared by the Servicer with respect to such REO Property in the form of Exhibit P.

            (b) The Servicer shall manage, conserve, protect and operate each REO Property for the Trustee solely for the purpose of its prompt disposition and sale. The Servicer, either itself or through an agent selected by the Servicer, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Servicer shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Servicer deems to be in the best interest of the Trustee on behalf of the Certificateholders. An independent contractor, as the agent of the Servicer, may be retained by the Servicer to perform functions relating to the title, management and disposition of REO Property. The Servicer shall be responsible for such independent contractor's fees and expenses relating to a REO Property and shall be entitled to reimbursement thereof from the Liquidation Proceeds with respect to the related Mortgaged Property, as Servicing Advances or, if applicable, as Nonrecoverable Servicing Advances. The Trustee shall have no obligations with respect to any REO Dispositions. The Servicer shall notify the Trustee, the Master Servicer and the Securities Administrator from time to time as to the status of each REO Property.

            (c) [Reserved].

            (d) [Reserved].

            (e) The Servicer shall segregate and hold all funds collected and received in connection with the operation of any REO Property separate and apart from its own funds and general assets and shall deposit such funds in the Collection Account.

            (f) The Servicer shall deposit net of reimbursement to the Servicer for any related outstanding P&I Advances, Servicing Advances and unpaid Servicing Fee provided in Section 3.11, or cause to be deposited, on a daily basis in the Collection Account all revenues received with respect to the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property. The Master Servicer shall retain all initial proceeds from REO Properties until all liquidation proceeds with respect to such REO Properties have been received.

            (g) The Servicer, upon an REO Disposition, shall be entitled to reimbursement for any related unreimbursed P&I Advances and Servicing Advances as well as any unpaid Servicing Fee from proceeds received in connection with the REO Disposition, as further provided in Section 3.11.

            (h) Any net proceeds from a REO Disposition which are in excess of the applicable Stated Principal Balance plus all unpaid REO Imputed Interest thereon through the date of the REO Disposition shall be retained by the Servicer as additional servicing compensation.

            (i) The Servicer shall use its reasonable best efforts to sell, or cause the Subservicer to sell, in accordance with Accepted Servicing Practices, any REO Property serviced by such Servicer or Subservicer as soon as possible, but in no event later than the conclusion of the third calendar year beginning after the year of its acquisition by REMIC PF unless (i) the Servicer applies for and receives an extension of such period from the Internal Revenue Service pursuant to the REMIC Provisions and Code Section 856(e)(3), in which event such REO Property shall be sold within the applicable extension period, or (ii) the Servicer obtains for the Trustee and the Securities Administrator an Opinion of Counsel, addressed to the Depositor, the Trustee, the Securities Administrator and the Servicer, to the effect that the holding by REMIC PF of such REO Property subsequent to such period will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code or cause any Trust REMIC to fail to qualify as a REMIC under the REMIC Provisions or comparable provisions of relevant state laws at any time. The Servicer shall manage, conserve, protect and operate each REO Property that it services for the Trustee solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) or result in the receipt by REMIC PF of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code or any "net income from foreclosure property" which is subject to taxation under Section 860G(a)(1) of the Code. Pursuant to its efforts to sell such REO Property, the Servicer shall either itself or through an agent selected by the Servicer protect and conserve such REO Property in the same manner and to such extent as is customary in the locality where such REO Property is located and may, incident to its conservation and protection of the interests of the Trustee on behalf of the Certificateholders, rent the same, or any part thereof, as the Servicer deems to be in the best interest of the Trustee on behalf of the Certificateholders for the period prior to the sale of such REO Property; provided, however, that any rent received or accrued with respect to such REO Property qualifies as "rents from real property" as defined in Section 856(d) of the Code.

            Section 3.18 Notification of Adjustments. With respect to each Adjustable Rate Mortgage Loan that it services, the Servicer shall adjust the Mortgage Rate on the related Adjustment Date and shall adjust the Scheduled Payment on the related mortgage payment adjustment date, if applicable, in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. In the event that an Index becomes unavailable or otherwise unpublished, the related Servicer shall select a comparable alternative index over which it has no direct control and which is readily verifiable. The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Rate and Scheduled Payment adjustments. The Servicer shall promptly, upon written request therefor, deliver to the Master Servicer such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by the Servicer or the receipt of notice from the Master Servicer that the Servicer has failed to adjust a Mortgage Rate or Scheduled Payment in accordance with the terms of the related Mortgage Note, the Servicer shall deposit in its Collection Account from its own funds the amount of any interest loss caused as such interest loss occurs.

            Section 3.19 Access to Certain Documentation and Information Regarding the Mortgage Loans. The Servicer shall provide, or cause the applicable Subservicer to provide, to the Depositor, the Custodian, the Unaffiliated Seller, the Securities Administrator, the Master Servicer, the Trustee, and at the request of the OTS or the FDIC and the examiners and supervisory agents thereof access to the documentation regarding the Mortgage Loans in its possession required by applicable regulations of the OTS. Such access shall be afforded without charge, but only upon reasonable and prior written request and during normal business hours at the offices of the Servicer or any Subservicer. Nothing in this Section shall derogate from the obligation of any such party to observe any applicable law prohibiting disclosure of information regarding the Mortgagors and the failure of any such party to provide access as provided in this Section as a result of such obligation shall not constitute a breach of this Section.

            Section 3.20 Documents, Records and Funds in Possession of the Servicer to be Held for the Securities Administrator. The Servicer shall account fully to the Trustee, the Master Servicer, the Securities Administrator for any funds received by the Servicer or which otherwise are collected by the Servicer as Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds in respect of any Mortgage Loan. All Mortgage Files and funds collected or held by, or under the control of, the Servicer in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds, including, but not limited to, any funds on deposit in the Collection Account, shall be held by the Servicer for and on behalf of the Trustee and shall be and remain the sole and exclusive property of the Trustee, subject to the applicable provisions of this Agreement. The Servicer also agrees that it shall not create, incur or subject any Mortgage File or any funds that are deposited in any Account, or any funds that otherwise are or may become due or payable to the Securities Administrator for the benefit of the Certificateholders, to any claim, lien, security interest, judgment, levy, writ of attachment or other encumbrance, or assert by legal action or otherwise any claim or right of setoff against any Mortgage File or any funds collected on, or in connection with, a Mortgage Loan, except, however, that the Servicer shall be entitled to set off against and deduct from any such funds any amounts that are properly due and payable to the Servicer under this Agreement.

            Section 3.21 Servicing Compensation. (a) As compensation for its activities hereunder, the Servicer shall, with respect to each Mortgage Loan, be entitled to retain from deposits to its Collection Account and from Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and REO Proceeds related to such Mortgage Loan, the Servicing Fee with respect to each Mortgage Loan that it services (less any portion of such amounts retained by any Subservicer). In addition, the Servicer shall be entitled to recover unpaid Servicing Fee out of related late collections and as otherwise permitted under Section 3.11. The right to receive the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Servicer's responsibilities and obligations under this Agreement; provided, however, that the Servicer may pay from the Servicing Fee any amounts due to a Subservicer pursuant to a Subservicing Agreement entered into under Section 3.02.

            (b) Additional servicing compensation in the form of assumption or modification fees, late payment charges, NSF fees, reconveyance fees and other similar fees and charges (other than Prepayment Charges) shall be retained by the Servicer only to the extent such fees or charges are received by the Servicer. The Servicer shall also be entitled pursuant to Section 3.11(a)(iv) to withdraw from the Collection Account, as additional servicing compensation, interest or other income earned on deposits therein. In addition, the Servicer shall be entitled to retain Prepayment Interest Excesses (to the extent not required to offset Prepayment Interest Shortfalls), but only to the extent such amounts are received by the Servicer.

            (c) The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of premiums for any blanket policy insuring against hazard losses pursuant to
Section 3.13, servicing compensation of the Subservicer to the extent not retained by it and the fees and expenses of independent accountants and any agents appointed by the Servicer), and shall not be entitled to reimbursement therefor from the Trust Fund except as specifically provided in Section 3.11.

            Section 3.22 Annual Statement as to Compliance. The Servicer, the Securities Administrator and the Master Servicer shall deliver or cause to be delivered, and shall cause each Subservicer engaged by the Servicer to deliver or cause to be delivered to the Master Servicer (and the Master Servicer shall deliver or otherwise make available to the Depositor, the Securities Administrator and the Rating Agencies and the Trustee) on or before March 5th (March 15th with respect to Saxon, but in no event later than March 15th) of each calendar year, commencing in 2008, an Officer's Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Securities Administrator, the Master Servicer, the Servicer or Subservicer, as applicable, during the preceding calendar year and of its performance under this Agreement or the applicable Subservicing Agreement, as the case may be, has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Securities Administrator, the Master Servicer, the Servicer or Subservicer, as applicable, has fulfilled all of its obligations under this Agreement or the applicable Subservicing Agreement, as the case may be, in all material respects, throughout such year, or, if there has been a default in the fulfillment of any such obligation in any material respect, specifying each such default known to such officers and the nature and status thereof. Promptly after receipt of each such Officer's Certificate, the Depositor shall review each such Officer's Certificate and, if applicable, consult with the Securities Administrator, the Master Servicer, the Servicer or Subservicer as to the nature of any defaults by the Securities Administrator, the Master Servicer, the Servicer or any related Subservicer in the fulfillment of any of the Securities Administrator's, the Master Servicer's, the Servicer's or any related Subservicer's obligations. The obligations of the Securities Administrator, the Master Servicer, the Servicer and each Subservicer under this
Section 3.22 apply to the Securities Administrator, the Master Servicer, the Servicer and each Subservicer that serviced a Mortgage Loan during the applicable period, whether or not the Securities Administrator, the Master Servicer, the Servicer or such Subservicer is acting as the Securities Administrator, the Master Servicer, the Servicer or a Subservicer at the time such Officer's Certificate is required to be delivered. None of the Servicer, the Master Servicer, the Securities Administrator or Subservicer or any Servicing Function Participant shall be required to cause the delivery of any Officer's Certificate required by this Section until March 10th (March 15th with respect to Saxon, but in no event later than March 15th) in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

            Section 3.23 Annual Independent Public Accountants' Servicing Statement; Financial Statements. (a) Not later than March 5th (March 15th with respect to Saxon, but in no event later than March 15th) of each calendar year commencing in 2008, the Servicer shall deliver, and shall cause each Subservicer engaged by the Servicer to deliver, and the Securities Administrator, the Master Servicer and the Trustee shall deliver or otherwise make available, and the Servicer, the Securities Administrator, the Master Servicer and the Trustee shall cause each Subcontractor utilized by the Servicer (or by any such Subservicer), the Securities Administrator, the Master Servicer or the Trustee, as applicable, and determined by the Servicer, the Securities Administrator, the Master Servicer or the Trustee, as applicable, pursuant to Section 3.02(e) to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB (in each case, a "Servicing Function Participant"), to deliver, each at its own expense, to the Master Servicer (and the Master Servicer shall make available to the Securities Administrator and the Depositor as part of the filing package forwarded to the Depositor for review and verification) a report on an assessment of compliance with the Servicing Criteria applicable to it that contains (A) a statement by such party of its responsibility for assessing compliance with the Servicing Criteria applicable to it, (B) a statement that such party used the Servicing Criteria to assess compliance with the applicable Servicing Criteria, (C) such party's assessment of compliance with the applicable Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 8.12, including, if there has been any material instance of noncompliance with the applicable Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Person's assessment of compliance with the applicable Servicing Criteria as of and for such period. Each such assessment of compliance report shall be addressed to the Depositor and signed by an authorized officer of the applicable company, and shall address each of the applicable Servicing Criteria set forth on Exhibit Q hereto, or as set forth in the notification furnished to the Depositor and the Securities Administrator pursuant to Section 3.23(c). The Servicer, the Securities Administrator, the Master Servicer and the Trustee hereby acknowledge and agree that their respective assessments of compliance will cover the items identified on Exhibit Q hereto as being covered by such party. The parties to this Agreement acknowledge that where a particular Servicing Criteria has multiple components, each party's assessment of compliance (and related attestation of compliance) will relate only to those components that are applicable to such party. Promptly after receipt of each such report on assessment of compliance,
(i) the Depositor shall review each such report and, if applicable, consult with the Servicer, the Securities Administrator, the Master Servicer or the Trustee as to the nature of any material instance of noncompliance with the Servicing Criteria applicable to it (and each Subservicer or Servicing Function Participant engaged or utilized by the Servicer, such Subservicer, the Securities Administrator, the Master Servicer or the Trustee, as applicable), as the case may be. None of the Servicer, the Securities Administrator, the Master Servicer, or the Trustee or any Subservicer or any Servicing Function Participant shall be required to cause the delivery of any such assessments until March 10th (March 15th with respect to Saxon but in no event later than March 15) in any given year, and the Trustee shall not be required to deliver any such assessment, so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

            (b) Not later than March 5th (March 15th with respect to Saxon, but in no event later than March 15th) of each calendar year commencing in 2008, the Servicer, the Securities Administrator, the Master Servicer and the Trustee shall cause, and such Servicer shall cause each Subservicer engaged by such Servicer and the Servicer, the Securities Administrator and the Master Servicer and the Trustee shall cause each Servicing Function Participant utilized by the Securities Administrator, the Master Servicer, the Trustee or the Servicer, as applicable (or by any Subservicer engaged by such Servicer) to cause, each at its own expense, a registered public accounting firm (which may also render other services to such party) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Master Servicer (and the Master Servicer shall make available to the Securities Administrator and the Depositor as part of the filing package forwarded to the Depositor for review and verification, with a copy to the Rating Agencies), to the effect that (i) it has obtained a representation regarding certain matters from the management of such Person, which includes an assertion that such Person has complied with the Servicing Criteria applicable to it pursuant to Section 3.23(a) and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, that attests to and reports on such Person's assessment of compliance with the Servicing Criteria applicable to it. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant's attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Promptly after receipt of each such accountants' attestation report, the Depositor shall review the report and, if applicable, consult with the Servicer, the Master Servicer, the Securities Administrator or the Trustee as to the nature of any defaults by the Servicer, the Securities Administrator, the Master Servicer or the Trustee (and each Subservicer or Servicing Function Participant engaged or utilized by the Servicer, the Securities Administrator, the Master Servicer or the applicable Trustee, or by any Subservicer engaged by the Servicer), as the case may be, in the fulfillment of the Servicer's, the Securities Administrator's, the Master Servicer's, the Trustee's, or the applicable Subservicer's or Servicing Function Participant's obligations hereunder or under any applicable sub-servicing agreement. None of the Securities Administrator, the Master Servicer, the Servicer, the Trustee or any Servicing Function Participant shall be required to cause the delivery of any such attestation required by this paragraph until March 10th (March 15th with respect to Saxon, but in no event later than March
15) in any given year, and the Trustee shall not be required to deliver any such assessment, so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

            (c) Promptly upon written request from the Depositor, the Servicer shall notify the Securities Administrator and the Depositor as to the name of each Subservicer engaged by the Servicer and each Servicing Function Participant utilized by the Servicer and by each Subservicer engaged by such Servicer, but only to the extent there has been a change in the information in such notification from notices previously delivered and the Securities Administrator and the Master Servicer shall notify the Depositor and the Securities Administrator as to the name of each Servicing Function Participant utilized by it, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Subservicer and Servicing Function Participant in each case, to the extent of any change from the prior year's notice, if any. When the Servicer, the Securities Administrator or the Master Servicer submits its assessment pursuant to Section 3.23(a), the Servicer, the Securities Administrator or the Master Servicer, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 3.23(b)) of each Servicing Function Participant utilized by it and by each Subservicer engaged by it.

            (d) The obligations of the Securities Administrator, the Master Servicer, the Trustee, the Servicer or Subservicer under this Section apply to the Securities Administrator, the Master Servicer and the Trustee, and the Servicer and Subservicer that serviced a Mortgage Loan during the applicable period, whether or not such Securities Administrator, the Master Servicer, the Trustee, Servicer or Subservicer is acting as Securities Administrator, Master Servicer, Trustee, Servicer or Subservicer, as applicable, at the time such assessment of compliance with Servicing Criteria and related accountant's attestation is required to be delivered.

            Section 3.24 Master Servicer to Act as Servicer.

            (a) [Reserved].

            (b) In the event that Saxon shall for any reason no longer be the Servicer hereunder (including by reason of an Event of Default), except as provided under Section 7.02, the Master Servicer or its successor shall, within 90 days, assume all of the rights and obligations of Saxon hereunder arising thereafter (except that the Master Servicer shall not be (i) liable for losses of Saxon pursuant to Section 3.10 or any acts or omissions of the predecessor Servicer hereunder, (ii) obligated to make Advances if it is prohibited from doing so by applicable law, (iii) obligated to effectuate repurchases or substitutions of Mortgage Loans hereunder, including, but not limited to, repurchases or substitutions pursuant to Section 2.03, (iv) responsible for expenses incurred by, or advances made by, the predecessor Servicer or (v) deemed to have made any representations and warranties of the Servicer hereunder).

            Every Subservicing Agreement entered into by the Servicer shall contain a provision giving the successor Servicer the option to terminate such agreement in the event a successor Servicer is appointed.

            If the Servicer shall for any reason no longer be the Servicer (including by reason of any Event of Default), the Master Servicer (or any other successor Servicer) may, at its option, succeed to any rights and obligations of the Servicer under any Subservicing Agreement in accordance with the terms thereof; provided that the Master Servicer (or any other successor Servicer) shall not incur any liability or have any obligations in its capacity as successor Servicer under a Subservicing Agreement arising prior to the date of such succession unless it expressly elects to succeed to the rights and obligations of the Servicer thereunder; and the Servicer shall not thereby be relieved of any liability or obligations under the Subservicing Agreement arising prior to the date of such succession.

            The Servicer shall, upon request of the Master Servicer, as applicable, but at the expense of the Servicer, deliver to the assuming party all documents and records relating to each Subservicing Agreement (if any) and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it and otherwise use its best efforts to effect the orderly and efficient transfer of the Subservicing Agreement to the assuming party.

            Section 3.25 Compensating Interest. The Servicer shall remit to the Master Servicer on each Remittance Date for deposit in the Distribution Account an amount from its own funds equal to the Compensating Interest payable by the Servicer for the related Distribution Date.

            Section 3.26 Credit Reporting; Gramm-Leach-Bliley Act. (a) With respect to each Mortgage Loan that it services, the Servicer agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the national credit repositories), on a monthly basis.

            (b) The Servicer shall comply with Title V of the Gramm-Leach-Bliley Act of 1999 and all applicable regulations promulgated thereunder, relating to the Mortgage Loans that it services and the related borrowers and shall provide all required notices thereunder.

                                   ARTICLE IV

                   DISTRIBUTIONS AND ADVANCES BY THE SERVICER

            Section 4.01 Advances. (a) The amount of P&I Advances to be made by the Servicer for any Remittance Date shall equal, subject to Section 4.01(c), the sum of (i) with respect to the Mortgage Loans, the aggregate amount of Scheduled Payments (with each interest portion thereof net of the related Servicing Fee), due during the Due Period immediately preceding such Remittance Date in respect of such Mortgage Loans, which Scheduled Payments were not received as of the close of business on the related Determination Date (provided, however, that with respect to any Balloon Loan that is delinquent on its maturity date, the applicable Servicer will not be required to advance the principal portion of the related balloon payment but will be required to continue to make P&I Advances in accordance with this Section 4.01(a) with respect to such Balloon Loan in an amount equal to the assumed scheduled interest that would otherwise be due based on the original amortization schedule for such Balloon Loan (with interest at the Adjusted Net Mortgage Rate)), plus
(ii) with respect to each REO Property, which REO Property was acquired during or prior to the related Prepayment Period and as to which such REO Property an REO Disposition did not occur during the related Prepayment Period, an amount equal to the excess, if any, of the Scheduled Payments (with each interest portion thereof net of the related Servicing Fee) that would have been due on the related Due Date in respect of the related Mortgage Loans, over the net income from such REO Property transferred to the Collection Account for distribution on such Remittance Date.

            (b) On each Remittance Date, the Servicer shall remit in immediately available funds to the Master Servicer an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the Mortgage Loans and REO Properties serviced by the Servicer for the related Remittance Date either (i) from its own funds, (ii) from the Collection Account, to the extent of funds held therein for future distribution (in which case, it will cause to be made an appropriate entry in the records of the Collection Account that Amounts Held for Future Distribution have been, as permitted by this Section 4.01, used by the Servicer in discharge of any such P&I Advance) or (iii) in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by the Servicer with respect to the Mortgage Loans and REO Properties. Any Amounts Held For future Distribution and so used shall be appropriately reflected in the Servicer's records and replaced by the Servicer by deposit in the Collection Account on or before any future Remittance Date to the extent required.

            (c) The obligation of the Servicer to make such P&I Advances is mandatory, notwithstanding any other provision of this Agreement but subject to paragraph (d) below, and, with respect to any Mortgage Loan or REO Property, shall continue until a Final Recovery Determination in connection therewith or the removal thereof from coverage under this Agreement, except as otherwise provided in this Section.

            (d) Notwithstanding anything herein to the contrary, no P&I Advance or Servicing Advance shall be required to be made hereunder by the Servicer if such P&I Advance or Servicing Advance would, if made, constitute a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance. The Servicer may determine at any time that an Advance made constitutes a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance, as applicable. The determination by the Servicer that it has made a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance or that any proposed P&I Advance or Servicing Advance, if made, would constitute a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance, respectively, shall be evidenced by an Officers' Certificate of the Servicer delivered to the Securities Administrator and Master Servicer.

            (e) The Servicer shall be entitled to reimbursement for P&I Advances and Servicing Advances as and to the extent set forth in Section 3.11.

            (f) On each Remittance Date, the Master Servicer shall deposit all funds remitted to it by the Servicer pursuant to Sections 3.11(a)(i) and 3.25 and this Section 4.01 in a segregated Eligible Account for the benefit of the Certificateholders and, prior to each Distribution Date, will remit such amounts to the Securities Administrator for deposit in the Distribution Account. The Master Servicer may retain or withdraw from the Distribution Account, (i) the Securities Administrator and Master Servicer Fee, (ii) amounts necessary to reimburse it for any previously unreimbursed Advances and any Advances the Master Servicer deems to be nonrecoverable from the related Mortgage Loan proceeds, (iii) an amount to indemnify itself for amounts due in accordance with this Agreement, and (iv) any other amounts that it is entitled to receive hereunder for reimbursement, indemnification or otherwise. The amounts remitted by the Servicer to the Master Servicer on the Servicer Remittance Date shall be credited to the Master Servicing Account within 2 Business Days once the amounts are identified as a remittance in connection with the trust and reconciled to the reports provided by the Servicer.

            Section 4.02 Priorities of Distribution. (a) On each Distribution Date, the Securities Administrator shall, solely in accordance with the information provided by the Master Servicer, allocate from amounts then on deposit in the Distribution Account in the following order of priority and to the extent of the Available Funds remaining:

            (i) to the Holders of each class of LIBOR Certificates and the Swap Account in the following order of priority:

            (A)   to the Swap Account, the sum of (x) all Net Swap Payments and
                  (y) any Swap Termination Payment owed to the Swap Provider other than a Defaulted Swap Termination Payment owed to the Swap Provider (to the extent a Replacement Swap Provider Payment has not been made to the Swap Account), if any; and

            (B) from the Interest Remittance Amount, after taking into account payment to the Swap Account pursuant to Section 4.02(a)(i)(A), in the following order of priority:

                  (1) concurrently, to the holders of the Class A Certificates, pro rata, based on their respective Class Certificate Balances, the Accrued Certificate Interest and any Unpaid Interest Amount for each class of Class A Certificates;

                  (2)    from any remaining Interest Remittance Amount,
                        to the Class M-1 Certificates, the Accrued Certificate Interest for such Class on such Distribution Date;

                  (3)    from any remaining Interest Remittance Amount,
                        to the Class M-2 Certificates, the Accrued Certificate Interest for such Class on such Distribution Date;

                  (4) from any remaining Interest Remittance Amount, to the Class M-3 Certificates, the Accrued Certificate Interest for such Class on such Distribution Date;

                  (5) from any remaining Interest Remittance Amount, to the Class M-4 Certificates, the Accrued Certificate Interest for such Class on such Distribution Date;

                  (6) from any remaining Interest Remittance Amount, to the Class M-5 Certificates, the Accrued Certificate Interest for such Class on such Distribution Date;

                  (7) from any remaining Interest Remittance Amount, to the Class M-6 Certificates, the Accrued Certificate Interest for such Class on such Distribution Date;

                  (8) from any remaining Interest Remittance Amount, to the Class B-1 Certificates, the Accrued Certificate Interest for such Class on such Distribution Date;

                  (9) payable from any remaining Interest Remittance Amount, to the Class B-2 Certificates, the Accrued Certificate Interest for such Class on such Distribution Date;

                  (10) from any remaining Interest Remittance Amount, to the Class B-3 Certificates, the Accrued Certificate Interest for such Class on such Distribution Date; and

                  (11) from any remaining Interest Remittance Amount, to the Class B-4 Certificates, the Accrued Certificate Interest for such Class on such Distribution Date.

            (ii) (x) on each Distribution Date (A) before the Stepdown Date or
      (B) with respect to which a Trigger Event is in effect, to the Holders of the Class or Classes of LIBOR Certificates then entitled to distributions of principal as set forth below from the amounts remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, in an amount equal to the Principal Distribution Amount in the following order of priority:

            (A) to the Holders of the Class A Certificates, first, to the Class A-1 Certificates until the Certificate Balance of the Class A-1 Certificates has been reduced to zero, second, to the Class A-2 Certificates until the Certificate Balance of the Class A-2 Certificates has been reduced to zero, third, to the Class A-3 Certificates until the Certificate Balance of the Class A-3 Certificates has been reduced to zero and fourth, to the Class A-4 Certificates until the Certificate Principal Balance of the Class A-4 Certificates has been reduced to zero; provided, however, that on and after the Distribution Date on which the aggregate Class Certificate Balances of the Subordinated Certificates and the principal balance of the Class X Certificates have been reduced to zero, any principal distributions allocated to the Class A Certificates shall be allocated pro rata among the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, based on their respective Class Certificate Balances, and distributed concurrently to the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates; and

            (B) sequentially to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, until the respective Class Certificate Balances are reduced to zero;

                  (y) on each Distribution Date (1) on and after the Stepdown Date and (2) as long as a Trigger Event is not in effect, to the Holders of the related Class or Classes of LIBOR Certificates then entitled to distribution of principal from amounts remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, in an amount equal to, in the aggregate, the Principal Distribution Amount in the following amounts and order of priority:

            (A) to the Class A Certificates, the lesser of the Principal Distribution Amount and the Class A Principal Distribution Amount, allocated among the Class A Certificates, first, to the Class A-1 Certificates until the Certificate Balance of the Class A-1 Certificates has been reduced to zero, second, to the Class A-2 Certificates until the Certificate Balance of the Class A-2 Certificates has been reduced to zero, third, to the Class A-3 Certificates until the Certificate Balance of the Class A-3 Certificates has been reduced to zero and fourth, to the Class A-4 Certificates until the Certificate Balance of the Class A-4 Certificates has been reduced to zero; provided, however, that on and after the Distribution Date on which the aggregate Class Certificate Balances of the Subordinated Certificates and the principal balance of the Class X Certificates have been reduced to zero, any principal distributions allocated to the Class A Certificates shall be allocated pro rata among the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, based on their respective Class Certificate Balances, and distributed concurrently to the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates;

            (B) to the Class M-1 Certificates, the lesser of the remaining Principal Distribution Amount and the Class M-1 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

            (C) to the Class M-2 Certificates, the lesser of the remaining Principal Distribution Amount and the Class M-2 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

            (D) to the Class M-3 Certificates, the lesser of the remaining Principal Distribution Amount and the Class M-3 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

            (E) to the Class M-4 Certificates, the lesser of the remaining Principal Distribution Amount and the Class M-4 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

            (F) to the Class M-5 Certificates, the lesser of the remaining Principal Distribution Amount and the Class M-5 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

            (G) to the Class M-6 Certificates, the lesser of the remaining Principal Distribution Amount and the Class M-6 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

            (H) to the Class B-1 Certificates, the lesser of the remaining Principal Distribution Amount and the Class B-1 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

            (I) to the Class B-2 Certificates, the lesser of the remaining Principal Distribution Amount and the Class B-2 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

            (J) to the Class B-3 Certificates, the lesser of the remaining Principal Distribution Amount and the Class B-3 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero; and

            (K) to the Class B-4 Certificates, the lesser of the remaining Principal Distribution Amount and the Class B-4 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero; and

            (iii) any amount remaining in the Distribution Account after the distributions in clauses (i) and (ii) above, plus as specifically indicated below, from amounts on deposit in the Excess Reserve Fund Account, shall be distributed in the following order of priority:

            (A) to the Holders of the Class M-1 Certificates, any Unpaid Interest Amount for such Class;

            (B) to the Holders of the Class M-1 Certificates, any Unpaid Realized Loss Amount for such Class;

            (C) to the Holders of the Class M-2 Certificates, any Unpaid Interest Amount for such Class;

            (D) to the Holders of the Class M-2 Certificates, any Unpaid Realized Loss Amount for such Class;

            (E) to the Holders of the Class M-3 Certificates, any Unpaid Interest Amount for such Class;

            (F) to the Holders of the Class M-3 Certificates, any Unpaid Realized Loss Amount for such Class;

            (G) to the Holders of the Class M-4 Certificates, any Unpaid Interest Amount for such Class;

            (H) to the Holders of the Class M-4 Certificates, any Unpaid Realized Loss Amount for such Class;

            (I) to the Holders of the Class M-5 Certificates, any Unpaid Interest Amount for such Class;

            (J) to the Holders of the Class M-5 Certificates, any Unpaid Realized Loss Amount for such Class;

            (K) to the Holders of the Class M-6 Certificates, any Unpaid Interest Amount for such Class;

            (L) to the Holders of the Class M-6 Certificates, any Unpaid Realized Loss Amount for such Class;

            (M) to the Holders of the Class B-1 Certificates, any Unpaid Interest Amount for such Class;

            (N) to the Holders of the Class B-1 Certificates, any Unpaid Realized Loss Amount for such Class;

            (O) to the Holders of the Class B-2 Certificates, any Unpaid Interest Amount for such Class;

            (P) to the Holders of the Class B-2 Certificates, any Unpaid Realized Loss Amount for such Class;

            (Q) to the Holders of the Class B-3 Certificates, any Unpaid Interest Amount for such Class;

            (R) to the Holders of the Class B-3 Certificates, any Unpaid Realized Loss Amount for such Class;

            (S) to the Holders of the Class B-4 Certificates, any Unpaid Interest Amount for such Class;

            (T) to the Holders of the Class B-4 Certificates, any Unpaid Realized Loss Amount for such Class;

            (U) to the Excess Reserve Fund Account, the amount of any Basis Risk Payment for such Distribution Date;

            (V) from any Interest Rate Cap Payment on deposit in the Excess Reserve Fund Account with respect to that Distribution Date, an amount equal to any unpaid Basis Risk Carry Forward Amount with respect to the LIBOR Certificates for that Distribution Date, allocated first, among those Classes of Certificates, pro rata, based upon their respective Class Certificate Balances, and second, any remaining amounts allocated among those Classes of Certificates, pro rata, based on any Basis Risk Carry Forward Amounts remaining unpaid, in order to reimburse such unpaid amounts;

            (W) from amounts on deposit in the Excess Reserve Fund Account (not including any Interest Rate Cap Payment on deposit therein), an amount equal to any unpaid Basis Risk Carry Forward Amount, prior to application of any amounts on deposit in the Swap Account (after taking into account any payments made pursuant to Section 4.02(a)(iii)(V) above), with respect to any LIBOR Certificates allocated to the LIBOR Certificates in the same order and priority in which Accrued Certificate Interest is allocated among those Classes of Certificates, with the allocation to the Class A Certificates being further allocated: first, between the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates pro rata, based upon their respective Class Certificate Balances and second, any remaining amounts to the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, pro rata, based on any Basis Risk Carry Forward Amounts remaining unpaid, in order to reimburse such unpaid amounts;

            (X) to the Swap Account, the amount of any Defaulted Swap Termination Payment owed to the Swap Provider;

            (Y) to the Holders of the Class X Certificates, the remainder of the Class X Distributable Amount not distributed pursuant to Sections 4.02(a)(iii)(A)-(X) (including any remaining Interest Rate Cap Payments on deposit in such account);

            (Z) to the Class R Certificates, any remaining amount in the Trust REMICs, in respect of REMIC PF, Pooling-Tier REMIC 1, Pooling-Tier REMIC 2, the Lower-Tier REMIC and the Upper-Tier REMIC; and

            (AA) to the Class RX Certificates, any remaining amount, in respect of the Class X REMIC.

            (b) On each Distribution Date prior to any distributions on any other Class of Certificates, all amounts representing Prepayment Charges from the Mortgage Loans received during the related Prepayment Period shall be distributed by the Securities Administrator to the Holders of the Class P Certificates.

            (c) On the May 2007 and June 2007 Distribution Dates and on July 24, 2007, the Securities Administrator shall transfer from the Capitalized Interest Account to the Distribution Account the Capitalized Interest Requirement, if any, for such Distribution Date.

            (d) On either the Distribution Date following the final Subsequent Transfer Date or July 24, 2007, whichever date is earlier, any amounts remaining in the Capitalized Interest Account and all Pre-Funding Earnings in the Pre-Funding Account, after taking into account the transfers in respect of the Distribution Date described in clause (c) above, shall be paid by the Securities Administrator to the Unaffiliated Seller.

            (e) On each Subsequent Transfer Date, the Unaffiliated Seller shall instruct in writing the Securities Administrator to withdraw from the Pre-Funding Account an amount equal to 100% of the aggregate Stated Principal Balances as of the related Subsequent Cut-off Date of the Subsequent Mortgage Loans sold to the Trust Fund on such Subsequent Transfer Date and pay such amount to or upon the order of the Unaffiliated Seller upon satisfaction of the conditions set forth in Section 2.01(c) with respect to such transfer. The Securities Administrator may conclusively rely on such written instructions from the Unaffiliated Seller.

            (f) If the Pre-Funding Amount available in the Pre-Funding Account (exclusive of Pre-Funding Earnings) has been reduced to $100,000 or less by the close of business on July 24, 2007 then, on the July 25, 2007 Distribution Date, after giving effect to any reductions in such Pre-Funding Amount on such date, the Securities Administrator shall withdraw from the Pre-Funding Account on such date and deposit in the Distribution Account the amount on deposit in such Pre-Funding Account other than any Pre-Funding Earnings; if the Pre-Funding Amount available in such Pre-Funding Account has not been reduced to zero by the close of business on July 24, 2007, the Securities Administrator shall withdraw from such Pre-Funding Account the amount on deposit therein, other than the Pre-Funding Earnings, and deposit such amount into the Distribution Account on such day for distribution on the July 25, 2007 Distribution Date into the Distribution Account. Any amount deposited into the Distribution Account pursuant to the preceding sentence from the Pre-Funding Account shall be distributed to the Class A Certificates until those Certificates are reduced to zero; provided that amounts allocated to the Class A Certificates shall be allocated as follows: first, to the Class A-1 Certificates until the Certificate Balance of the Class A-1 Certificates has been reduced to zero, second, to the Class A-2 Certificates until the Certificate Balance of the Class A-2 Certificates has been reduced to zero, and third, to the Class A-3 Certificates until the Certificate Balance of the Class A-3 Certificates has been reduced to zero, as a separate payment of principal, on the related Distribution Date.

            (g) On any Distribution Date, any Relief Act Interest Shortfalls and Net Prepayment Interest Shortfalls for such Distribution Date shall be allocated by the Securities Administrator as a reduction in the following order:

            (1) First, to the portion of the Class X Distributable Amount allocable to interest; and

            (2) second, pro rata, as a reduction of the Accrued Certificate Interest for the Class A-1, Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, based on the amount of interest to which such Classes would otherwise be entitled.

            (h) Notwithstanding any other provision of this Agreement, the Securities Administrator shall comply with all federal withholding requirements respecting payments made or received under the Interest Rate Swap Agreement and the Interest Rate Cap Agreement and payments to Certificateholders of interest or original issue discount that the Securities Administrator reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. If the Securities Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Securities Administrator shall indicate the amount withheld to such Certificateholders. Such amounts shall be deemed to have been distributed to such Certificateholders for all purposes of this Agreement.

            Section 4.03 Monthly Statements to Certificateholders. (a) Not later than each Distribution Date, the Securities Administrator shall make available to each Certificateholder, the Servicer, the Depositor, the Unaffiliated Seller, the Trustee, the Master Servicer, the Swap Provider, the Cap Provider and each Rating Agency a statement (the "Monthly Statement"), based solely on the information provided by the Master Servicer two Business Days prior to the Distribution Date, setting forth with respect to the related distribution:

            (i) the amount thereof allocable to principal, separately identifying the aggregate amount of any Principal Prepayments and Liquidation Proceeds included therein;

            (ii) the amount thereof allocable to interest, any Unpaid Interest Amounts included in such distribution and any remaining Unpaid Interest Amounts after giving effect to such distribution, any Basis Risk Carry Forward Amount for such Distribution Date and the amount of all Basis Risk Carry Forward Amount covered by withdrawals from the Excess Reserve Fund Account on such Distribution Date;

            (iii) if the distribution to the Holders of such Class of Certificates is less than the full amount that would be distributable to such Holders if there were sufficient funds available therefor, the amount of the shortfall and the allocation thereof as between principal and interest, including any Basis Risk Carry Forward Amount not covered by amounts in the Excess Reserve Fund Account;

            (iv) the Class Certificate Balance of each Class of Certificates after giving effect to the distribution of principal on such Distribution Date;

            (v) the Pool Stated Principal Balance for the following Distribution Date;

            (vi) the amount of the Expense Fees (stated separately and in the aggregate) paid to or retained by (i) the Servicer with respect to such Distribution Date and (ii) the Master Servicer and the Securities Administrator;

            (vii) the Pass-Through Rate for each such Class of Certificates with respect to such Distribution Date;

            (viii) the amount of Advances included in the distribution on such Distribution Date and the aggregate amount of Advances reported by the Servicer as outstanding as of the close of business on such Distribution Date;

            (ix) the number and aggregate Scheduled Principal Balances of Mortgage Loans (1) as to which the Scheduled Payment is Delinquent 31 to 60 days, 61 to 90 days and 91 or more days, (2) that have become REO Property, (3) that are in foreclosure and (4) that are in bankruptcy, in each case as of the close of business on the last Business Day of the immediately preceding calendar month as reported in the OTS methodology;

            (x) with respect to any Mortgage Loan that became an REO Property during the preceding calendar month, the loan number and Stated Principal Balance of such Mortgage Loan as of the close of business on the last Business Day of the immediately preceding calendar month and the date of acquisition thereof;

            (xi) the total number and aggregate principal balance of any REO Properties (and market value, if available) as of the close of business on the last Business Day of the immediately preceding month;

            (xii) whether a Trigger Event has occurred and is continuing (including the calculation of thereof and the aggregate outstanding balance of all 60+ Day Delinquent Loans);

            (xiii) the amount on deposit in the Excess Reserve Fund Account (after giving effect to distributions on such Distribution Date);

            (xiv) for each Class of Certificates, the amount of Applied Realized Loss Amounts incurred during the preceding calendar month and aggregate Applied Realized Loss Amounts through such Distribution Date;

            (xv) the aggregate amount of Subsequent Recoveries incurred during the preceding calendar month and aggregate Subsequent Recoveries through such Distribution Date;

            (xvi) the amount of any Net Monthly Excess Cash Flow on such Distribution Date and the allocation thereof to the Certificateholders with respect to Applied Realized Loss Amounts and Unpaid Interest Amounts;

            (xvii) the Subordinated Amount and Specified Subordinated Amount;

            (xviii) the Interest Remittance Amount, the Principal Remittance Amount and the Prepayment Charges remitted by the Servicer with respect to that Distribution Date;

            (xix) the Pre-Funded Amount as of the end of the prior Due Period;

            (xx) the amount of any principal prepayment on the Certificates resulting from the application of unused moneys in the Pre-Funding Account;

            (xxi) the Net Swap Payment or Net Swap Receipt, as applicable, or any Defaulted Swap Termination Payment, if any, for such Distribution Date; and

            (xxii) any Interest Rate Cap Payments for such Distribution Date.

In addition, each Form 10 D prepared and filed by the Securities Administrator pursuant to Section 8.12 shall include the following information with respect to the related distribution (including to the extent such information is provided by the Trustee to the Securities Administrator):

      (i) material breaches of Mortgage Loan representations and warranties under this Agreement of which the Securities Administrator has actual knowledge or has received written notice; and

      (ii) material breaches of any covenants under this Agreement of which the Securities Administrator has actual knowledge or received written notice.

            (b) The Securities Administrator's responsibility for providing the above statement to the Certificateholders, each Rating Agency, the Master Servicer and the Depositor is limited, if applicable, to the availability, timeliness and accuracy of the information derived from the Servicers, the Master Servicer and the Swap Provider. The Securities Administrator shall make available the above statement via the Securities Administrator's internet website. The Securities Administrator's website will initially be located at http://www.ctslink.com and assistance in using the website can be obtained by calling the Securities Administrator's customer service desk at 1-866-846-4526. Parties that are unable to use the website are entitled to have a paper copy mailed to them via first class mail by calling the customer service desk and indicating such. The Securities Administrator may change the way the monthly statements to Certificateholders are distributed in order to make such distribution more convenient and/or more accessible to the above parties, and the Securities Administrator shall provide timely and adequate notification to all above parties regarding any such changes. The Securities Administrator will not be liable for the dissemination of information in accordance with this Agreement.

            The Securities Administrator shall make available to each Analytics Company, either electronically or via the Securities Administrator's internet website, each statement to Certificateholders prepared pursuant to Section 4.03(a). The Securities Administrator (and the applicable Servicer, if such discrepancy results from or arises out of any information provided by the applicable Servicer pursuant to this Agreement) shall cooperate in good faith with the Depositor to reconcile any discrepancies in such statements, and the Securities Administrator shall provide any corrections to such statements to each Analytics Company as soon as reasonably practicable after the related Distribution Date.

            The Securities Administrator will also be entitled to rely on but shall not be responsible for the content or accuracy of any information provided by third parties for purposes of preparing the monthly statement to Certificateholders and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

            (c) Within a reasonable period of time after the end of each calendar year, the Securities Administrator shall cause to be made available to each Person who at any time during the calendar year was a Certificateholder, a statement containing the information set forth in clauses (a)(i) and (a)(ii) of this Section 4.03 aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Securities Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall have been previously provided by the Securities Administrator.

            Not later than the 18th day of each month (or if such day is a Saturday, the prior Business Day and if such day is a Sunday or otherwise not a Business Day, prior to, the following Business Day), the Servicer shall furnish to Depositor with respect to clause (i) below and the Master Servicer and the Swap Provider with respect to clause (ii) below, a monthly remittance advice statement (the "Servicer Remittance Report") containing the fields set forth on
Exhibit V hereto, or in a format mutually agreed upon by the parties and a monthly defaulted loan report containing the data fields set forth on Exhibit W hereto, or in a format mutually agreed upon by the parties and in the case of both Exhibit V and Exhibit W, containing such information as shall be reasonably requested (i) by the Depositor to enable the Depositor to disclose "static pool information", as required by Item 1105 of Regulation AB, with respect to the Mortgage Loans, and (ii) by the Securities Administrator to enable the Securities Administrator to provide the reports required by Section 4.03(a) as to the accompanying remittance and the period ending on the close of business on the last day of the preceding month. The Servicer shall deliver to the Depositor a data tape containing a supplemental report of principal prepayment made during such period, in form and substance reasonably satisfactory to the Depositor, containing the information required pursuant to this Section 4.03(d) on a loan-by-loan basis for all of the Mortgage Loans.

            Not later than the 18th day of each month (or if such day is a Saturday, the prior Business Day and if such day is a Sunday or otherwise not a Business Day, prior to, the following Business Day), the Servicer shall furnish, subject to the terms of the confidentiality agreement between the Servicer and the Unaffiliated Seller, the Unaffiliated Seller, an individual loan accounting report, which may be the same as the Servicer Remittance Report described in the previous paragraph, as of the Determination Date of each month to document Mortgage Loan payment activity on an individual Mortgage Loan basis. The corresponding individual loan accounting report (in electronic format) shall contain the following:

            (i) with respect to each Scheduled Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment);

            (ii) with respect to each Scheduled Payment, the amount of such remittance allocable to interest and assumption fees;

            (iii) the amount of servicing compensation received by the Servicer during the related distribution period;

            (iv) the individual and aggregate Stated Principal Balance of the Mortgage Loans;

            (v) the individual and aggregate Scheduled Principal Balances of the Mortgage Loans;

            (vi) the aggregate of any expenses reimbursed to the Servicer during the prior distribution period pursuant to Section 3.05 and 3.11;

            (vii) the number and aggregate Scheduled Principal Balances of Mortgage Loans (a) as to which the Scheduled Payment is Delinquent (1) 31 to 60 days, (2) 61 to 90 days and (3) 91 days or more; (b) as to which foreclosure has commenced; (c) as to which REO Property has been acquired and (d) that are in bankruptcy.

            Concurrently with each delivery of a Servicer Remittance Report to the Master Servicer, Wells Fargo shall provide, in a manner consistent with the preceding paragraph, a supplemental statement (to the extent not previously provided) setting forth information in subclauses (vi) and (vii) of the preceding paragraph.

            (d) For all purposes of this Agreement, with respect to any Mortgage Loan, delinquencies shall be determined by the Securities Administrator from information provided by the Servicers and reported by the Securities Administrator based on the "OTS" methodology for determining delinquencies on mortgage loans similar to the Mortgage Loans. By way of example, a Mortgage Loan would be delinquent with respect to a Scheduled Payment due on a Due Date if such Scheduled Payment is not made by the close of business on the Mortgage Loan's next succeeding Due Date, and a Mortgage Loan would be more than 30-days Delinquent with respect to such Scheduled Payment if such Scheduled Payment were not made by the close of business on the Mortgage Loan's second succeeding Due Date. Each Servicer, other than Wells Fargo, hereby represents and warrants to the Depositor that such Servicer is not subject to any delinquency recognition policy established by the primary safety and soundness regulator, if any, of such Servicer, that is more restrictive than the foregoing delinquency recognition policy. Wells Fargo hereby represents and warrants to the Depositor that Wells Fargo is not subject to any delinquency recognition policy established by its safety and soundness regulators.

            The Master Servicer shall promptly make available the Servicer Remittance Report and the related supplemental statement to the Depositor and the Securities Administrator.

            Section 4.04 Certain Matters Relating to the Determination of LIBOR. LIBOR shall be calculated by the Securities Administrator in accordance with the definition of LIBOR. Until all of the LIBOR Certificates are paid in full, the Securities Administrator shall at all times retain at least four Reference Banks for the purpose of determining LIBOR with respect to each LIBOR Determination Date. The Securities Administrator, after consultation with the Depositor, initially shall designate the Reference Banks. Each "Reference Bank" shall be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market, shall not control, be controlled by, or be under common control with, the Securities Administrator and shall have an established place of business in London. If any such Reference Bank should be unwilling or unable to act as such or if the Securities Administrator should terminate a Reference Bank, the Securities Administrator, after consultation with the Depositor, shall promptly appoint or cause to be appointed another Reference Bank. The Securities Administrator shall have no liability or responsibility to any Person for (i) the selection of any Reference Bank for purposes of determining LIBOR or (ii) any inability to retain at least four Reference Banks which is caused by circumstances beyond its reasonable control.

            The Pass-Through Rate for each Class of LIBOR Certificates for each Interest Accrual Period shall be determined by the Securities Administrator on each LIBOR Determination Date so long as the LIBOR Certificates are Outstanding on the basis of LIBOR and the respective formulae appearing in footnotes corresponding to the LIBOR Certificates in the table relating to the Certificates in the Preliminary Statement. The Securities Administrator shall not have any liability or responsibility to any Person for its inability, following a good-faith reasonable effort, to obtain quotations from the Reference Banks or to determine the arithmetic mean referred to in the definition of LIBOR, all as provided for in this Section 4.04 and the definition of LIBOR. The establishment of LIBOR and each Pass-Through Rate for the LIBOR Certificates by the Securities Administrator shall (in the absence of manifest error) be final, conclusive and binding upon each Holder of a Certificate and the Securities Administrator.

            Section 4.05 [Reserved].

            Section 4.06 [Reserved].

            Section 4.07 Allocation of Applied Realized Loss Amounts. Any Applied Realized Loss Amounts shall be allocated by the Securities Administrator to the most junior Class of Subordinated Certificates then Outstanding in reduction of the Class Certificate Balance thereof.

            Section 4.08 Swap Account. The Securities Administrator, on behalf of the Trustee, shall establish and maintain the Swap Account (the "Swap Account"), on behalf of the Supplemental Interest Trust and the Swap Provider. The Swap Account shall be an Eligible Account, and funds on deposit therein shall be held separate and apart from, and shall not be commingled with, any other moneys, including, without limitation, other moneys of the Securities Administrator held pursuant to this Agreement.

            On the Business Day immediately preceding each Distribution Date, Swap Termination Payments (including, without duplication, Replacement Swap Provider Payments), Net Swap Payments owed to the Swap Provider, Net Swap Receipts and, without duplication, amounts distributable on the Class UT-PFIO Interest for that Distribution Date will be deposited into the Swap Account. Funds in the Swap Account will be distributed in the following order of priority:

            (i) to the Swap Provider, all Net Swap Payments, if any, owed to the Swap Provider for that Distribution Date;

            (ii) to the Swap Provider, any Swap Termination Payment, other than a Defaulted Swap Termination Payment, owed to the Swap Provider for that Distribution Date;

            (iii) to the Class A Certificates, to pay Accrued Certificate Interests and, if applicable, any Unpaid Interest Amounts as described in
      Section 4.02(a)(i), to the extent unpaid from Available Funds;

            (iv) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, to pay Accrued Certificate Interests and, if applicable, any Unpaid Interest Amounts as described in Section 4.02(a)(i) and Section 4.02(a)(iii), to the extent unpaid from Available Funds;

            (v) to the LIBOR Certificates, to pay principal as described and, in the same manner and order of priority as set forth, in Section 4.02(a)(ii)(A) or Section 4.02(a)(ii)(B), as applicable, but only to the extent necessary to restore the Subordinated Amount to the Specified Subordinated Amount for prior or current Realized Losses that have not yet been reimbursed, after giving effect to payments and distributions from Available Funds;

            (vi) to the Class A Certificates, to pay Basis Risk Carry Forward Amounts and, without duplication, Upper-Tier Carry Forward Amounts, pro rata, based on their Class Certificate Balances for such Distribution Date, up to the Swap Payment Allocation for each Class of Class A Certificates and to the extent unpaid from Available Funds (including Basis Risk Payments on deposit in the Excess Reserve Fund Account);

            (vii) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, to pay Basis Risk Carry Forward Amounts and, without duplication, Upper-Tier Carry Forward Amounts, up to the Swap Payment Allocation for each Class of Class M and Class B Certificates and to the extent unpaid from Available Funds (including Basis Risk Payments on deposit in the Excess Reserve Fund Account);

            (viii) to the LIBOR Certificates, any remaining unpaid Basis Risk Carry Forward Amounts, and, without duplication, Upper-Tier Carry Forward Amounts, pro rata, based on their respective remaining unpaid Basis Risk Carry Forward Amounts or, without duplication, Upper-Tier Carry Forward Amounts after the allocation of payments as set forth in clauses (vi) and
      (vii) above;

            (ix) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, to pay any Unpaid Realized Loss Amount, to the extent unpaid from Available Funds;

            (x) to the Swap Provider, any remaining Defaulted Swap Termination Payment owed to the Swap Provider for that Distribution Date; and

            (xi) to the holders of the Class X Certificates, any remaining amounts.

            Notwithstanding the foregoing, in the event that the Trust receives a Swap Termination Payment, the Securities Administrator shall use the Swap Termination Payment to enter into a replacement interest rate swap agreement as directed by the Depositor with a successor swap provider (or its guarantor) meeting the ratings requirements set forth in the Interest Rate Swap Agreement being terminated on the same remaining terms as those in the Interest Rate Swap Agreement being terminated, so long as the Swap Termination Payment is sufficient to obtain such replacement interest rate swap agreement. In the event that the Trust receives a Swap Termination Payment and a successor swap provider cannot be obtained, then the Securities Administrator shall deposit the Swap Termination Payment into the reserve account that is a sub-account of the Swap Account. On each subsequent Distribution Date (so long as funds are available in the reserve account), the Securities Administrator shall withdraw from the reserve account and deposit into the Swap Account an amount equal to the amount of any Net Swap Receipt due the Trust (calculated in accordance with the terms of the original Interest Rate Swap Agreement) and treat such amount as a Net Swap Receipt for purposes of determining the distributions from the Swap Account. The remaining amount in the reserve account will remain in that account and will not be treated as a Swap Termination Payment for purposes of determining the distributions from the Swap Account until the final Distribution Date. In no event shall the Securities Administrator be responsible for the selection of any successor or replacement Swap Provider or any shortfalls caused by a failure to enter into a replacement interest rate swap agreement.

            Upon termination of the Trust, any amounts remaining in the Swap Account shall be distributed pursuant to the priorities set forth in this
Section 4.08.

            In the event that, upon the Trust entering into a replacement interest rate swap agreement, the Trust is entitled to receive a Replacement Swap Provider Payment from a replacement swap provider, the Securities Administrator shall direct the replacement swap provider (or its guarantor) to make such Replacement Swap Provider Payment to the Swap Account. Notwithstanding the foregoing, any Replacement Swap Provider Payment shall be made from the Swap Account to the Swap Provider immediately upon receipt of such payment, regardless of whether the date of receipt thereof is a Distribution Date. To the extent that any Replacement Swap Provider Payment is made to an account other than the Swap Account, then, notwithstanding anything to the contrary contained in this Agreement, any Replacement Swap Provider Payment shall be paid to the Swap Provider immediately upon receipt of such Replacement Swap Provider Payment by the Trust, regardless of whether the date of receipt thereof is a Distribution Date and without regard to anything to the contrary contained in this Agreement. For the avoidance of doubt, the parties agree that the Swap Provider shall have first priority to any Replacement Swap Provider Payment over the payment by the Trust to Certificateholders, the Servicer, the Master Servicer, the Securities Administrator, the Responsible Party, the Trustee or any other Person. However, to the extent any Replacement Swap Provider Payment received from a replacement swap provider and paid to the Swap Provider being replaced is less than the full amount of a Swap Termination Payment owed to the Swap Provider, any remaining amount of the Swap Termination Payment shall be paid to the Swap Provider on subsequent Distribution Dates in accordance with this Section 4.08 (unless the Replacement Swap Provider Payment is paid to the Swap Provider on a Distribution Date, in which case such remaining amounts will be paid on such Distribution Date).

            The Securities Administrator shall account for the Swap Account as an asset of the Grantor Trust and not as an asset of any Trust REMIC created pursuant to this Agreement. The beneficial owners of the Swap Account are the Class X Certificateholders. For federal income tax purposes, Net Swap Payments and Swap Termination Payments (without duplication of previously paid Replacement Swap Provider Payments) payable to the Swap Provider shall be deemed to be paid to the Swap Account from the Class X REMIC, first, by the Holder of the Class X Certificates (in respect of the Class IO Interest and, if applicable, the Class X and Class PF-IO Interests) and second, other than any Defaulted Swap Termination Payment, from the Upper-Tier REMIC by the Holders of the applicable Class or Classes of LIBOR Certificates (in respect of Class IO Shortfalls) as and to the extent provided in Section 8.13.

            Any Basis Risk Carry Forward Amounts and, without duplication, Upper-Tier Carry Forward Amounts distributed by the Securities Administrator to the LIBOR Certificateholders shall be accounted for by the Securities Administrator, for federal income tax purposes, as amounts paid first to the Holders of the Class X Certificates in respect of the Class X and Class PF-IO Interests and (to the extent remaining after payments to the Swap Provider) the Class IO Interest, and then to the respective Class or Classes of LIBOR Certificates. In addition, the Securities Administrator shall account for the rights of Holders of each Class of LIBOR Certificates to receive payments of Basis Risk Carry Forward Amounts and, without duplication, Upper-Tier Carry Forward Amounts from the Swap Account (along with Basis Risk Carry Forward Amounts payable from the Excess Reserve Fund Account), subject to the obligation to pay Class IO Shortfalls, as rights and obligations under a separate limited recourse notional principal contract between the Class X Certificateholders and Holders of each such Class.

            The Swap Account shall be an "outside reserve fund" for federal income tax purposes and not an asset of any Trust REMIC. Furthermore, the Holders of the Class X Certificates shall be the beneficial owners of the Swap Account for all federal income tax purposes, and shall be taxable on all income earned thereon.

            In the event that the Swap Provider or the Cap Provider is in default of its obligations under the Interest Rate Swap Agreement or the Interest Rate Cap Agreement, the Securities Administrator shall send any notices and make any demands, on behalf of the Trust as are required under the Interest Rate Swap Agreement or the Interest Rate Cap Agreement. To the extent that the Swap Provider or Cap Provider fails to make any payment required under the terms of the Interest Rate Swap Agreement or the Interest Rate Cap Agreement, the Securities Administrator shall immediately make a demand on the Swap Provider or the Cap Provider, as applicable, and the Credit Support Provider (as defined in the Interest Rate Swap Agreement) to make any and all payments then required to be made by the Credit Support Provider pursuant to such guarantee. In addition, in the event a "Delivery Amount" (as defined in the Interest Rate Swap Agreement) payable but not delivered by the Swap Provider as required by the Interest Rate Swap Agreement, the Securities Administrator shall deliver a notice of failure to transfer collateral on the next Business Day following such failure, in accordance with the terms of the Interest Rate Swap Agreement. The Securities Administrator shall cause any replacement swap provider to provide a copy of the related replacement interest rate swap agreement to the Securities Administrator and the Depositor.

            If a Responsible Officer of the Securities Administrator receives written notice that the Swap Provider or its guarantor has been downgraded below the levels set forth in Part 5(j) of the Interest Rate Swap Agreement and the posting of collateral is required in accordance with the terms of Part 5(j) of the Interest Rate Swap Agreement, the Securities Administrator shall demand that the Swap Provider or its Credit Support Provider post collateral in accordance with the terms of Part 5(j) of the Interest Rate Swap Agreement.

                                   ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates. The Certificates shall be substantially in the forms attached hereto as exhibits. The Certificates shall be issuable in registered form, in the minimum denominations, integral multiples in excess thereof (except that one Certificate in each Class may be issued in a different amount and aggregate denominations per Class set forth in the Preliminary Statement).

            The Depositor hereby directs the Securities Administrator to register the Class X Certificates and the Class P Certificates initially to Wells Fargo Bank, National Association, as indenture trustee on behalf of the Noteholders of the Natixis Real Estate Capital Inc. NIM 2007-HE2N Notes, and to deliver such Class X Certificates and Class P Certificates on the Closing Date to Wells Fargo Bank National Association, or as otherwise directed by the Depositor.

            Subject to Section 11.02 respecting the final distribution on the Certificates, on each Distribution Date the Securities Administrator shall make distributions to each Certificateholder of record on the preceding Record Date
(x) by wire transfer in immediately available funds to the account of such holder at a bank or other entity having appropriate facilities therefor, or (y) upon the request, in writing, of the applicable Certificateholder, by check mailed by first class mail to such Certificateholder at the address of such holder appearing in the Certificate Register.

            The Certificates shall be executed by manual or facsimile signature by an authorized officer of the Securities Administrator and authenticated by the Securities Administrator by manual or facsimile signature by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time such signatures were affixed, authorized to sign on behalf of the Trustee or Securities Administrator, respectively, shall bind the Trustee and the Securities Administrator, respectively, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the execution, authentication and delivery of any such Certificates or did not hold such offices at the date of such Certificate. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless authenticated by the Securities Administrator by manual signature, and such authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly executed and delivered hereunder. All Certificates shall be dated the date of their authentication. On the Closing Date, the Securities Administrator shall authenticate the Certificates to be issued at the direction of the Depositor, or any Affiliate thereof.

            Section 5.02 Certificate Register; Registration of Transfer and Exchange of Certificates. (a) The Securities Administrator, on behalf of the Trustee, shall maintain, or cause to be maintained in accordance with the provisions of Section 5.06, a Certificate Register for the Trust Fund in which, subject to the provisions of subsections (b) and (c) below and to such reasonable regulations as it may prescribe, the Securities Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. Upon surrender for registration of transfer of any Certificate, the Securities Administrator shall execute and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class and aggregate Percentage Interest.

            At the option of a Certificateholder, Certificates may be exchanged for other Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest upon surrender of the Certificates to be exchanged at the office or agency of the Securities Administrator. Whenever any Certificates are so surrendered for exchange, the Securities Administrator shall execute, authenticate, and deliver the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the holder thereof or his attorney duly authorized in writing.

            No service charge to the Certificateholders shall be made for any registration of transfer or exchange of Certificates, but payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates may be required.

            All Certificates surrendered for registration of transfer or exchange shall be cancelled and subsequently destroyed by the Securities Administrator in accordance with the Securities Administrator's customary procedures.

            (b) No transfer of a Private Certificate shall be made unless such transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws or is exempt from the registration requirements under said Act and such state securities laws. Except with respect to (i) the transfer of Class X, Class P or Residual Certificates to the Depositor or an Affiliate of the Depositor or in the case of the Class RX Certificates, the initial transfer by an Affiliate of the Depositor, (ii) the transfer of the Class X and Class P Certificates to the NIM Issuer, if any, or the NIM Trustee, if any, or (iii) a transfer of the Class X or Class P Certificates from the NIM Issuer, if any, or the NIM Trustee, if any, to the Depositor, Unaffiliated Seller or an Affiliate of the Depositor or the Unaffiliated Seller, in the event that a transfer of a Private Certificate which is a Physical Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer shall certify to the Securities Administrator in writing the facts surrounding the transfer in substantially the form set forth in Exhibit I (the "Transferor Certificate") and either (i) there shall be delivered to the Securities Administrator a letter in substantially the form of Exhibit J (the "Rule 144A Letter") or (ii) there shall be delivered to the Securities Administrator at the expense of the transferor an Opinion of Counsel that such transfer may be made without registration under the Securities Act. In the event that a transfer of a Private Certificate which is a Book-Entry Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer will be deemed to have made as of the transfer date each of the certifications set forth in the Transferor Certificate in respect of such Certificate and the transferee will be deemed to have made as of the transfer date each of the certifications set forth in the Rule 144A Letter in respect of such Certificate, in each case as if such Certificate were evidenced by a Physical Certificate. The Depositor shall, and the Unaffiliated Seller may, provide to any Holder of a Private Certificate and any prospective transferee designated by any such Holder, information regarding the related Certificates and the Mortgage Loans and such other information as shall be necessary to satisfy the condition to eligibility set forth in Rule 144A(d)(4) for transfer of any such Certificate without registration thereof under the Securities Act pursuant to the registration exemption provided by Rule 144A. The Trustee, the Securities Administrator, the Master Servicer and the Servicer shall cooperate with the Depositor and the Unaffiliated Seller in providing the Rule 144A information referenced in the preceding sentence, including providing to the Depositor such information regarding the Certificates, the Mortgage Loans and other matters regarding the Trust Fund as the Depositor and the Unaffiliated Seller shall reasonably request to meet its obligation under the preceding sentence. Each Holder of a Private Certificate desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee, the Securities Administrator, the Depositor, the Servicer, the Master Servicer and the Unaffiliated Seller against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

            Except with respect to (i) the transfer of Class X, Class P or Residual Certificates to the Depositor or an Affiliate of the Depositor or the Unaffiliated Seller or an Affiliate of the Unaffiliated Seller, (ii) a transfer of the Class X and Class P Certificates to the NIM Issuer, if any, or the NIM Trustee, if any, or (iii) a transfer of the Class X or Class P Certificates from the NIM Issuer, if any, or the NIM Trustee, if any, to the Depositor, Unaffiliated Seller or an Affiliate of the Depositor or the Unaffiliated Seller, no transfer of an ERISA-Restricted Certificate shall be made unless the Securities Administrator shall have received a representation letter from the transferee in substantially the form of Exhibit J, to the effect that either (A) such transferee is not an employee benefit plan or arrangement subject to Title I of ERISA, Section 4975 of the Code or any Federal, state or local law ("Similar Law") materially similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), and is not acting on behalf of any Plan or using the assets of any Plan to effect such transfer or (B) with respect to the transfer of an ERISA-Restricted Certificate that is not a Class P, Class X, Class R or Class RX Certificate, such transferee is an insurance company that is purchasing the Certificate with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and the conditions for exemptive relief under Sections I and III of PTCE 95-60 are satisfied with respect to the purchase and holding of such Certificate. For purposes of the preceding sentence, with respect to (i) the transfer of an ERISA-Restricted Certificate that is not a Physical Certificate and (ii) the transfer of the Class X or Class P Certificates from the NIM Issuer, if any, or the NIM Trustee, if any, to an Affiliate of the Depositor or Unaffiliated Seller, in the event the representation letter referred to in the preceding sentence is not furnished, such representation shall be deemed to have been made to the Securities Administrator by the transferee's (including an initial acquiror's) acceptance of the ERISA-Restricted Certificate. In the event that such representation is violated, such attempted transfer or acquisition shall be void and of no effect.

            Each purchaser or transferee of an Offered Certificate that is a Plan, or that is acting on behalf of a Plan or using the assets of a Plan to acquire such Offered Certificate, shall be deemed to represent that it qualifies as an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities and Exchange Commission under the Securities Act and, for so long as either of the Interest Rate Swap Agreement or the Interest Rate Cap Agreement is in effect, its acquisition and holding of an interest in the Supplemental Interest Trust will be eligible for the exemptive relief available under either an Investor Based Exemption or the statutory exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code.

            To the extent permitted under applicable law (including, but not limited to, ERISA), the Securities Administrator shall be under no liability to any Person for any registration of transfer of any ERISA-Restricted Certificate that is in fact not permitted by this Section 5.02(b) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the transfer was registered by the Securities Administrator in accordance with the foregoing requirements.

            (c) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

            (i) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Securities Administrator of any change or impending change in its status as a Permitted Transferee;

            (ii) Other than in the case of the Depositor or an Affiliate of the Depositor, no Ownership Interest in a Residual Certificate may be registered on the Closing Date or thereafter transferred, and the Securities Administrator shall not register the Transfer of any Residual Certificate unless, in addition to the certificates required to be delivered to the Securities Administrator under subparagraph (b) above, the Securities Administrator shall have been furnished with an affidavit (a "Transfer Affidavit") of the initial owner or the proposed transferee in the form attached hereto as Exhibit H;

            (iii) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest in a Residual Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of a Residual Certificate, and (C) not to Transfer its Ownership Interest in a Residual Certificate or to cause the Transfer of an Ownership Interest in a Residual Certificate to any other Person if it has actual knowledge that such Person (i) is a Non-Permitted Transferee;

            (iv) Any attempted or purported Transfer of any Ownership Interest in a Residual Certificate in violation of the provisions of Section 5.02(b) and this Section 5.02(c) shall be absolutely null and void and shall vest no rights in the purported Transferee. If any purported transferee shall become a Holder of a Residual Certificate in violation of the provisions of Section 5.02(b) and this Section 5.02(c), then the last preceding Permitted Transferee shall be restored to all rights as Holder thereof retroactive to the date of registration of Transfer of such Residual Certificate. The Securities Administrator shall be under no liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by Section 5.02(b) and this
      Section 5.02(c) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the Transfer was registered after receipt of the related Transfer Affidavit, Transferor Certificate and the Rule 144A Letter. The Securities Administrator shall be entitled but not obligated to recover from any Holder of a Residual Certificate that was in fact a Non-Permitted Transferee at the time it became a Holder or, at such subsequent time as it became a Non-Permitted Transferee, all payments made on such Residual Certificate at and after either such time. Any such payments so recovered by the Securities Administrator shall be paid and delivered by the Securities Administrator to the last preceding Permitted Transferee of such Certificate; and

            (v) The Depositor shall use its best efforts to make available, upon receipt of written request from the Securities Administrator, all information necessary to compute any tax imposed under Section 860E(e) of the Code as a result of a Transfer of an Ownership Interest in a Residual Certificate to any Holder who is a Non-Permitted Transferee.

            The restrictions on Transfers of a Residual Certificate set forth in this Section 5.02(c) shall cease to apply (and the applicable portions of the legend on a Residual Certificate may be deleted) with respect to Transfers occurring after delivery to the Securities Administrator of an Opinion of Counsel, which Opinion of Counsel shall not be an expense of the Trust Fund, the Trustee, the Securities Administrator, the Unaffiliated Seller or the Servicer, to the effect that the elimination of such restrictions will not cause the transfer to be disregarded under Treasury regulations section 1.860E-1(c), cause any REMIC created hereunder to fail to qualify as a REMIC at any time that the Certificates are outstanding or result in the imposition of any tax on the Trust Fund, a Certificateholder or another Person. Each Person holding or acquiring any Ownership Interest in a Residual Certificate hereby consents to any amendment of this Agreement which, based on an Opinion of Counsel furnished to the Securities Administrator, is reasonably necessary (a) to ensure that the record ownership of, or any beneficial interest in, a Residual Certificate is not transferred, directly or indirectly, to a Person that is a Non-Permitted Transferee and (b) to provide for a means to compel the Transfer of a Residual Certificate which is held by a Person that is a Non-Permitted Transferee to a Holder that is a Permitted Transferee.

            (d) The preparation and delivery of all certificates and opinions referred to above in this Section 5.02 in connection with transfer shall be at the expense of the parties to such transfers.

            (e) Except as provided below, the Book-Entry Certificates shall at all times remain registered in the name of the Depository or its nominee and at all times: (i) registration of the Certificates may not be transferred by the Securities Administrator except to another Depository; (ii) the Depository shall maintain book-entry records with respect to the Certificate Owners and with respect to ownership and transfers of such Book-Entry Certificates; (iii) ownership and transfers of registration of the Book-Entry Certificates on the books of the Depository shall be governed by applicable rules established by the Depository; (iv) the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants; (v) the Securities Administrator shall deal with the Depository, Depository Participants and indirect participating firms as representatives of the Certificate Owners of the Book-Entry Certificates for purposes of exercising the rights of Holders under this Agreement, and requests and directions for and votes of such representatives shall not be deemed to be inconsistent if they are made with respect to different Certificate Owners; and (vi) the Securities Administrator may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants and furnished by the Depository Participants with respect to indirect participating firms and persons shown on the books of such indirect participating firms as direct or indirect Certificate Owners.

            All transfers by Certificate Owners of Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

            If (x) (i) the Depository or the Depositor advises the Securities Administrator in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (ii) the Securities Administrator or the Depositor is unable to locate a qualified successor or (y) after the occurrence of an Event of Default, Certificate Owners representing at least a majority of the Certificate Balance of the Book-Entry Certificates together advise the Securities Administrator and the Depository through the Depository Participants in writing that the continuation of a book-entry system through the Depository is no longer in the best interests of the Certificate Owners, the Securities Administrator shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of definitive, fully-registered Certificates (the "Definitive Certificates") to Certificate Owners requesting the same. Upon surrender to the Securities Administrator of the related Class of Certificates by the Depository, accompanied by the instructions from the Depository for registration, the Securities Administrator shall issue the Definitive Certificates. None of the Servicer, the Depositor, the Securities Administrator nor the Trustee shall be liable for any delay in delivery of such instruction and each may conclusively rely on, and shall be protected in relying on, such instructions. The Depositor shall provide the Securities Administrator with an adequate inventory of Certificates to facilitate the issuance and transfer of Definitive Certificates. Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Securities Administrator, to the extent applicable with respect to such Definitive Certificates and the Securities Administrator shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder; provided, that the Securities Administrator shall not by virtue of its assumption of such obligations become liable to any party for any act or failure to act of the Depository.

            (f) Each Private Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer and accompanied by IRS Form W-8ECI, W-8BEN, W-8IMY (and all appropriate attachments) or W-9 in form satisfactory to the Securities Administrator, duly executed by the Certificateholder or his attorney duly authorized in writing. Each Certificate presented or surrendered for registration of transfer or exchange shall be canceled and subsequently disposed of by the Securities Administrator in accordance with its customary practice. No service charge shall be made for any registration of transfer or exchange of Private Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Private Certificates.

            Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates. If
(a) any mutilated Certificate is surrendered to the Securities Administrator, or the Securities Administrator receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Depositor, the Servicer, the Securities Administrator and the Trustee such security or indemnity as may be required by them to hold each of them harmless, then, in the absence of notice to the Securities Administrator that such Certificate has been acquired by a bona fide purchaser, the Securities Administrator shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like Class, tenor and Percentage Interest. In connection with the issuance of any new Certificate under this Section 5.03, the Securities Administrator may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Securities Administrator and its counsel) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.04 Persons Deemed Owners. The Servicer, the Trustee, the Securities Administrator, the Master Servicer and the Depositor and any agent of the Servicer, the Depositor, the Securities Administrator, the Master Servicer or the Trustee may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and none of the Servicer, the Trustee, the Securities Administrator, the Master Servicer and the Depositor nor any agent of the Servicer, the Depositor, the Securities Administrator, the Master Servicer or the Trustee shall be affected by any notice to the contrary.

            Section 5.05 Access to List of Certificateholders' Names and Addresses. If three or more Certificateholders (a) request in writing such information from the Securities Administrator, (b) state that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates, and (c) provide a copy of the communication which such Certificateholders propose to transmit, or if the Depositor or the Servicer shall request such information in writing from the Securities Administrator, then the Securities Administrator shall, within ten Business Days after the receipt of such request, provide the Depositor, the Servicer or such Certificateholders at such recipients' expense the most recent list of the Certificateholders of such Trust Fund held by the Securities Administrator, if any. The Depositor and every Certificateholder, by receiving and holding a Certificate, agree that the Securities Administrator shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

            Section 5.06 Maintenance of Office or Agency. The Securities Administrator will maintain or cause to be maintained at its expense an office or offices or agency or agencies in Minnesota where Certificates may be surrendered for registration of transfer or exchange. The Securities Administrator initially designates its office for such purposes located at Sixth Street and Marquette Avenue, Minneapolis, MN 55479. The Securities Administrator shall give prompt written notice to the Certificateholders of any change in such location of any such office or agency.

                                   ARTICLE VI

                         THE DEPOSITOR AND THE SERVICER

            Section 6.01 Respective Liabilities of the Depositor and the Servicer. The Depositor and the Servicer shall each be liable in accordance herewith only to the extent of the obligations specifically and respectively imposed upon and undertaken by them herein.

            Section 6.02 Merger or Consolidation of the Depositor or the Servicer. The Depositor and the Servicer will each keep in full effect its existence, rights and franchises as a corporation or limited partnership, as the case may be, under the laws of the United States or under the laws of one of the states thereof and will each obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its respective duties under this Agreement.

            Any Person into which the Depositor or a Servicer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Depositor or a Servicer, shall be a party, or any person succeeding to the business of the Depositor or a Servicer (including through the acquisition of substantially all of the assets of a Servicer), shall be the successor of the Depositor or such Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding (except that any person succeeding to the business of a Servicer shall be required to assume all of such Servicer's future obligations under this Agreement and satisfy all of the requirements of this Agreement to be a successor servicer); provided, however, that the successor or surviving Person to such Servicer shall be qualified to service mortgage loans on behalf of, Fannie Mae or Freddie Mac. As a condition to the succession to any Servicer under this Agreement by any Person (i) into which a Servicer may be merged or consolidated or whom succeeds to the business of a Servicer, or (ii) which may be appointed as a successor to a Servicer, such Servicer shall provide to the Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Depositor of such succession or appointment and (y) in writing to the Depositor and in form and substance reasonably satisfactory to the Depositor and the Master Servicer, all information reasonably necessary to enable the Securities Administrator, pursuant to Section 8.12(g), to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are then required to be filed under the Exchange Act). The Depositor shall forward to the Master Servicer promptly upon receipt thereof copies of any notices received by it pursuant to Section 6.02(b)(ii).

            Section 6.03 Limitation on Liability of the Depositor, the Servicer and Others. None of the Depositor, the Servicer, the Custodian, the Securities Administrator, the Trustee, the Master Servicer nor any of their respective directors, officers, employees or agents shall be under any liability to the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Servicer, the Custodian, the Securities Administrator, the Trustee, the Master Servicer or any such Person against any breach of representations or warranties made by it herein or protect the Depositor, the Servicer, the Custodian, the Securities Administrator, the Trustee, the Master Servicer or any such Person from any liability which would otherwise be imposed by reasons of willful misfeasance, bad faith or negligence (or with respect to the Depositor, gross negligence) in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Depositor and any director, officer, employee or agent of the Depositor may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Servicer, the Custodian, the Securities Administrator, the Trustee, the Master Servicer and any director, officer, employee or agent of the Depositor, the Servicer, the Custodian, the Securities Administrator, the Master Servicer or the Trustee shall be indemnified by the Trust Fund and held harmless against any loss, liability or expense incurred in connection with any audit, controversy or judicial proceeding relating to a governmental taxing authority or any legal action and, in the case of the Trustee, the Master Servicer and the Securities Administrator, other matters (other than standard administrative expenses incurred in its role as Securities Administrator) relating to this Agreement or the Certificates (including, as to the Trustee and the Securities Administrator, the undertaking of actions as directed by the Unaffiliated Seller pursuant to
Section 2.03), other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence (or with respect to the Depositor, gross negligence) in the performance of their respective duties hereunder or by reason of reckless disregard of their respective obligations and duties hereunder. The Depositor shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that the Depositor may in its discretion undertake any such action (or direct the Securities Administrator to undertake any such actions pursuant to Section 2.03 hereof for the benefit of the Certificateholders) that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and interests of the Securities Administrator and the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor shall be entitled to be reimbursed therefor out of the Collection Account.

            Neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to the Trustee, the Custodian, the Securities Administrator, the Master Servicer or the Depositor for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement; provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in compliance with the terms of this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement. The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that the Servicer may undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Servicer shall be entitled to be reimbursed therefor out of its Collection Account. In the event the Servicer agrees, at the request of the Depositor, to act on behalf of the Depositor in any litigation relating to the origination of a Mortgage Loan, the Depositor shall pay all expenses associated with the defense and management of such claim (without reimbursement from the Trust Fund).

            Section 6.04 Limitation on Resignation of the Servicer. The Servicer shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer, the Securities Administrator, the Master Servicer, the Depositor and the Trustee (and written notice to the Custodian) or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Depositor and the Securities Administrator which Opinion of Counsel shall be in form and substance acceptable to the Depositor and the Securities Administrator. No such resignation shall become effective until a successor shall have assumed the Servicer's responsibilities and obligations hereunder. Notwithstanding anything to the contrary herein, the Servicer may pledge or assign as collateral all its rights, title and interest under this Agreement to a lender (the "Lender"); provided that the Lender may only terminate the Servicer under this Agreement if there has been an Event of Default under this Agreement, in which event the Lender may replace the Servicer in the same manner and subject to the same conditions applicable in the event the Servicer is appointing a successor Servicer upon a servicer termination pursuant to Section 7.02.

            Notwithstanding the provisions of Section 6.04 herein to the contrary, in the event that the Servicer determines that it will no longer engage in the business of servicing mortgage loans, the Servicer may assign its rights under this Agreement, provided that, (i) the Depositor in its sole discretion has consented, which consent shall not be unreasonably withheld, (ii) the Rating Agencies' ratings of the Certificates in effect immediately prior to such action will not be qualified, reduced or withdrawn as a result thereof (as evidenced by a letter to such effect from the Rating Agencies) and (iii) the Servicer shall be liable for all costs and expenses associated with the transfer of servicing, provided further, that the Servicer shall indemnify and hold each of the Trust Fund, the Master Servicer, the Trustee, the Custodian, the Depositor, any sub servicer, the successor Servicer and each Certificateholder harmless against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that such party may sustain in any way related to such assignment except with respect to a successor Servicer's failure to comply with the terms of this Agreement. No assignment by the Servicer shall become effective until a successor Servicer acceptable to the Depositor and the Master Servicer shall have assumed in writing the Servicer's responsibilities, duties, liabilities (other than those liabilities arising prior to the appointment of such successor) and obligations under this Agreement. Any such assignment shall not relieve the Servicer of responsibility for any of the obligations specified herein except to the extent that such responsibilities have been expressly assumed by the successor Servicer.

            Section 6.05 Additional Indemnification by the Servicer; Third Party Claims. (a) The Servicer shall indemnify the Depositor (and its Affiliate, Morgan Stanley Mortgage Capital Inc.), the Unaffiliated Seller, the Custodian, the Securities Administrator, the Master Servicer and the Trustee and any director, officer, employee, or agent of the Depositor (or its Affiliate, Morgan Stanley Mortgage Capital Inc.), the Unaffiliated Seller, the Custodian, the Securities Administrator, the Master Servicer and the Trustee and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to any breach by the Servicer, of any of its representations and warranties referred to in Section 2.03(a)(i) or the failure of the Servicer to perform its duties and service the Mortgage Loans in compliance with the terms of this Agreement (including without limitation, the failure to deliver accurate and complete information on a timely basis pursuant to Section 4.03(d)). The Servicer shall indemnify the Unaffiliated Seller and any director, officer, employee, or agent of the Unaffiliated Seller and the Trust Fund and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that it may sustain in any way related to any breach by the Servicer, of any of its representations and warranties referred to in Section 2.03(a)(ii). The Servicer immediately shall notify the Depositor, the Unaffiliated Seller, the Custodian, the Securities Administrator, the Master Servicer and the Trustee if a claim is made by a third party with respect to any such breach or failure by the Servicer under this Agreement, assume (with the prior written consent of the Depositor, the Unaffiliated Seller, the Custodian, the Securities Administrator, the Master Servicer and the Trustee, as applicable) the defense of any such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Depositor, the Unaffiliated Seller, the Custodian, the Securities Administrator, the Master Servicer or the Trustee in respect of such claim; provided, that if it is determined that the Servicer is not obligated to indemnify such parties in accordance with this Section 6.05, each such party (or the Trust Fund, if applicable) shall promptly reimburse the Servicer in connection with each of the foregoing payments made to such party by the Servicer. This indemnity shall survive the termination of this Agreement or the earlier resignation or removal of the Servicer.

            (b) Notwithstanding anything to the contrary contained in this Agreement, the Servicer shall indemnify the Depositor (and its Affiliate Morgan Stanley Mortgage Capital Inc.), the Unaffiliated Seller, the Custodian, the Trustee, the Securities Administrator, the Master Servicer and any director, officer, employee or agent of the Depositor (and its Affiliate Morgan Stanley Mortgage Capital Inc.), the Unaffiliated Seller, the Custodian, the Trustee, the Securities Administrator and the Master Servicer and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to any failure by the Servicer or any Subservicer engaged by the Servicer or any Subcontractor utilized by the Servicer to deliver any information, report, certification or accountants' letter when and as required under Sections 3.22, 3.23, 6.02 or 8.12, including without limitation any failure by the Servicer to identify pursuant to Section 3.02(e) any Subcontractor "participating in the servicing function" within the meaning of Item 1122 of Regulation AB.

            (c) If the indemnification provided for in this Section 6.05 is unavailable or insufficient to hold harmless any Person entitled to indemnification thereunder, then the Servicer shall contribute to the amount paid or payable by the Person entitled to indemnification as a result of the losses, claims, damages or liabilities of such Person in such proportion as is appropriate to reflect the relative fault of such Person on the one hand and the Servicer, on the other, in connection with the Servicer's obligations pursuant to this Section 6.05. This Section 6.05 shall survive the termination of this Agreement or the earlier resignation or removal of the Servicer.

                                   ARTICLE VII

                                     DEFAULT

            Section 7.01 Events of Default. "Event of Default," wherever used herein, means with respect to the Servicer individually, any one of the following events:

            (a) any failure by the Servicer to remit to the Securities Administrator or the Master Servicer any payment required to be made under the terms of this Agreement which continues unremedied for a period of one Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor, by the Securities Administrator, by the Master Servicer or by the Trustee or to the Servicer, the Trustee, the Depositor, the Securities Administrator or the Master Servicer by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates; or

            (b) failure on the part of the Servicer to duly observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement which continues unremedied for a period of forty-five days (except that (x) such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and (y) such number of days shall be ten in the case of a failure to observe or perform any of the obligations set forth in Sections 3.02, 3.22, 3.23, 6.02 or 8.12 (provided that with respect to Sections 3.22, 3.23 and 8.12, the number of days shall in no case result in the Servicer's delivery of the required documents thereunder to be delivered after March 15 of each year)) after the earlier of (i) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor, by the Securities Administrator, the Master Servicer or by the Trustee, or to the Master Servicer by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates and (ii) actual knowledge of such failure by a Servicing Officer of the Servicer; or

            (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

            (d) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

            (e) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (f) Fitch reduces its servicer rating of the Servicer to "RPS2-" or lower, Moody's reduces its servicer rating of the Servicer to "SQ3" or lower, or Standard & Poor's reduces its servicer rating of the Servicer to "Average" or lower; or

            (g) any failure of the Servicer to make any P&I Advance on any Remittance Date required to be made from its own funds pursuant to Section 4.01 which continues unremedied for one Business Day immediately following the Remittance Date; or

            (h) a breach of any representation and warranty of the Servicer referred to in Section 2.03(a), which materially and adversely affects the interests of the Certificateholders and which continues unremedied for a period of thirty days after the earlier of (i) the date upon which written notice of such breach is given to the Servicer by the Trustee, by the Securities Administrator, by the Master Servicer or by the Depositor, or to the Servicer, the Depositor, the Master Servicer, the Securities Administrator and the Trustee by any Certificateholders entitled to at least 25% of the Voting Rights in the Certificates and (ii) actual knowledge of such breach by a Servicing Officer of the Servicer; or

            (i) any reduction, withdrawal or qualification of the Servicer's servicer rating by any Rating Agency which results in the Servicer being deemed unacceptable by any Rating Agency to act as a primary servicer for this transaction or a primary servicer or a special servicer for any other mortgage-backed or asset-backed transaction rated or to be rated by any such Rating Agency; or

            (j) the occurrence of a Servicing Trigger Event.

            If an Event of Default shall occur, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Master Servicer may, or at the direction of Holders holding a majority of the Voting Rights, the Master Servicer shall, by notice in writing to the Servicer (with a copy to each Rating Agency), terminate all of the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than its rights as a Certificateholder hereunder; provided, however, that the Master Servicer shall not be required to give written notice to the Servicer of the occurrence of an Event of Default described in clauses
(b) through (i) of this Section 7.01 unless and until a Responsible Officer of the Master Servicer has actual knowledge of the occurrence of such an Event of Default. In the event that a Responsible Officer of the Master Servicer has actual knowledge of the occurrence of an event of default described in clause
(a) of this Section 7.01, the Master Servicer shall give written notice to the Servicer and the Unaffiliated Seller of the occurrence of such an event within one Business Day of the first day on which such Responsible Officer obtains actual knowledge of such occurrence; provided, however, that the failure of the Master Servicer to provide such notice within one Business Day will not affect the rights of the Depositor or the Certificateholders to provide notice as required pursuant to clause (a) of this Section 7.01. On and after the receipt by the Servicer of such written notice, all authority and power of the Servicer hereunder, whether with respect to the Mortgage Loans serviced by the Servicer or otherwise, shall pass to and be vested the Master Servicer within a period of time not to exceed 90 days. If an Event of Default described in clause (g) shall occur, and shall not have been cured at least two (2) Business Days, prior to the related Distribution Date, the Master Servicer shall, prior to the related Distribution Date, immediately terminate the rights and obligations of the Servicer hereunder and the Master Servicer, as the case may be, shall succeed to the rights and obligations of the Servicer hereunder pursuant to Section 7.02, including the obligation to immediately make any P&I Advances, which the Servicer failed to make subject to Section 4.01 pursuant to the terms hereof prior to such Distribution Date. Any costs related to the transfer of servicing from the Servicer to the Master Servicer shall be reimbursable by the Trust Fund. The Master Servicer is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Unless expressly provided in such written notice, no such termination shall affect any obligation of the Servicer to pay amounts owed pursuant to Article VIII. The Servicer agrees to cooperate with the Master Servicer in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to the Master Servicer, as applicable, of all cash amounts which shall at the time be credited to the Collection Account of such predecessor Servicer, or thereafter be received with respect to the Mortgage Loans serviced by such predecessor Servicer.

            Notwithstanding any termination of the activities of the Servicer hereunder, the Servicer shall be entitled to receive, out of any late collection of a Scheduled Payment on a Mortgage Loan which was due prior to the notice terminating the Servicer's rights and obligations as the Servicer hereunder and received after such notice, that portion thereof to which the Servicer would have been entitled pursuant to Section 3.11, and any other amounts payable to the Servicer hereunder the entitlement to which arose prior to the termination of its activities hereunder in accordance with Section 3.11 and in the time period specified in Section 3.11. The Servicer shall continue to be entitled to the benefits of Section 6.03, notwithstanding any termination hereunder, with respect to events occurring prior to such termination.

            Section 7.02 Master Servicer to Act; Appointment of Successor. On and after the time the Servicer receives a notice of termination pursuant to
Section 3.24 or Section 7.01, subject to the third paragraph of this Section 7.02, the Master Servicer shall, subject to and to the extent provided in
Section 3.24, be the successor to the Servicer in its capacity as servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof and applicable law including the obligation to make P&I Advances and Servicing Advances pursuant to
Section 4.01. As compensation therefor, the Master Servicer shall be entitled to all funds relating to the Mortgage Loans that the Servicer would have been entitled to charge to the Collection Account or the Distribution Account if the Servicer had continued to act hereunder including, if the Servicer was receiving the Servicing Fee, the Servicing Fee and the income on investments or gain related to the Collection Account and the Distribution Account. The predecessor Servicer shall pay all costs and expenses incurred in connection with a transfer of servicing in the event of termination of the Servicer for cause to a successor Servicer. In the event the full costs associated with the transition of servicing responsibilities to the Master Servicer are not paid by the predecessor Servicer, such costs shall be paid by the Trust.

            Notwithstanding the foregoing, if the Master Servicer has become the successor to the Servicer in accordance with Section 7.01, the Master Servicer, as applicable, may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making P&I Advances and Servicing Advances pursuant to Section 4.01, if it is otherwise unable to so act, or at the direction of Holders holding a majority of the Voting Rights, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency, as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. Any successor to the Servicer shall be an institution which is a Fannie Mae and Freddie Mac approved seller/servicer in good standing, which is willing to service the Mortgage Loans and which executes and delivers to the Depositor and the Trustee an agreement accepting such delegation and assignment, containing an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer (other than liabilities of the Servicer under Section 6.03 incurred prior to termination of the Servicer under Section 7.01), with like effect as if originally named as a party to this Agreement; provided that each Rating Agency acknowledges that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced, as a result of such assignment and delegation. Pending appointment of a successor to the Servicer hereunder, the Master Servicer, unless the Master Servicer is prohibited by law from so acting, shall, subject to Section 3.05, act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Master Servicer may make such arrangements for the compensation of such successor out of payments on Mortgage Loans serviced by such predecessor Servicer as it and such successor shall agree; provided, however, that no such compensation shall be in excess of the Servicing Fee Rate and amounts paid to the predecessor Servicer from investments. The Master Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Master Servicer nor any other successor Servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the predecessor Servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it. If no successor Servicer meeting such qualifications shall have been approved by the Depositor within 30 days after the giving of such notice or resignation, the Master Servicer may petition any court of competent jurisdiction for the appointment of a successor Servicer meeting the qualifications set forth in Section 7.02.

            Notwithstanding any provision in this Agreement to the contrary, prior to the 20th day following the notice of termination of the Servicer, the terminated Servicer may appoint a successor Servicer that satisfies the eligibility criteria of a successor Servicer set forth in this Section 7.02; provided any successor Servicer hereunder agrees to fully effect the servicing transfer within 30 days following the termination of the predecessor Servicer and to make all P&I Advances, Servicing Advances and payments pursuant to
Section 7.01(a) that would otherwise be made by the Servicer under this Section
7.02 as of the date of such appointment and prior thereto, the terminated Servicer makes all P&I Advances, Servicing Advances and payments pursuant to
Section 7.02; provided, however, that, in the event that such terminated Servicer does not make such P&I Advances, Servicing Advances or payments under
Section 7.01(a), the provisions of this paragraph shall not apply; otherwise the Master Servicer shall appoint a successor Servicer as otherwise set forth in this Section 7.02. Any proceeds received in connection with the appointment of such successor Servicer shall be the property of the terminated Servicer or its designee.

            Any successor to the Servicer as servicer shall give notice to the related Mortgagors of such change of servicer and shall, during the term of its service as servicer, maintain in force the policy or policies that the Servicer is required to maintain pursuant to Section 3.13.

            Section 7.03 Notification to Certificateholders. (a) Upon any termination of or appointment of a successor to the Servicer, the Securities Administrator shall give prompt written notice thereof to Certificateholders, the Unaffiliated Seller, the Swap Provider, the Cap Provider and to each Rating Agency.

            (b) Within 60 days after the occurrence of any Event of Default, the Securities Administrator shall transmit by mail to all Certificateholders, the Unaffiliated Seller, the Cap Provider, the Swap Provider and each Rating Agency notice of each such Event of Default hereunder known to the Securities Administrator, unless such Event of Default shall have been cured or waived.

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

            Section 8.01 Duties of the Trustee. The Trustee, before the occurrence of a Master Servicer Event of Default and after the curing of Master Servicer Events of Default that may have occurred, shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement. In case a Master Servicer Event of Default has occurred and remains uncured, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

            The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee that are specifically required to be furnished pursuant to any provision of this Agreement shall examine them to determine whether they are in the form required by this Agreement. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order, or other instrument.

            No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct.

            Unless a Master Servicer Event of Default of which a Responsible Officer of the Trustee has actual knowledge or written notice has occurred and is continuing,

            (a) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of the duties and obligations specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee, and the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement which it believed in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

            (b) the Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it is finally proven that the Trustee was negligent in ascertaining the pertinent facts;

            (c) the Trustee shall not be liable with respect to any action taken, suffered, or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates evidencing not less than 25% of the Voting Rights of Certificates relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Agreement; and

            (d) none of the provisions contained in this Agreement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer under this Agreement except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer in accordance with the terms of this Agreement.

            Section 8.02 Certain Matters Affecting the Trustee and the Custodian. Except as otherwise provided in Section 8.01:

            (a) the Trustee may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee shall have no responsibility to ascertain or confirm the genuineness of any signature of any such party or parties;

            (b) the Trustee may consult with counsel, financial advisers or accountants and the advice of any such counsel, financial advisers or accountants and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

            (c) the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (d) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Holders of Certificates evidencing not less than 25% of the Voting Rights allocated to each Class of Certificates; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require indemnity satisfactory to the Trustee against such cost, expense or liability as a condition to taking any such action;

            (e) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, accountants or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agents, accountants or attorneys appointed with due care by it hereunder;

            (f) the Trustee shall not be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it;

            (g) the Trustee shall not be liable for any loss on any investment of funds pursuant to this Agreement;

            (h) except as otherwise provided in Section 7.01 or if a Responsible Officer of the Trustee has actual knowledge or written notice of the occurrence of a Master Servicer Event of Default, the Trustee shall not be deemed to have knowledge of a Master Servicer Event of Default until a Responsible Officer of the Trustee shall have received written notice thereof;

            (i) the Trustee shall be under no obligation to exercise any of the trusts, rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby;

            (j) the right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of such act;

            (k) the Trustee shall not be required to give any bond or surety in respect of the execution of the Trust Fund created hereby or the powers granted hereunder; and

            (l) the Custodian shall be entitled to the same protections, immunities and indemnities afforded the Trustee in and under this Agreement.

            (m) the Custodian shall be permitted to utilize one or more Subcontractors for the performance of certain of its obligations under this Agreement, provided that the Custodian complies with Section 3.02(e) as if the Custodian were a "Servicer" pursuant to that Section. The Custodian shall indemnify the Depositor (and its Affiliate Morgan Stanley Mortgage Capital Inc.), the Unaffiliated Seller, the Trustee, the Securities Administrator, the Master Servicer and any director, officer, employee or agent of the Depositor (and its Affiliate Morgan Stanley Mortgage Capital Inc.), the Unaffiliated Seller, the Trustee, the Securities Administrator and the Master Servicer and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to the failure of the Custodian to perform any of its obligations under Section 3.23, including without limitation any failure by the Custodian to identify pursuant to Section 3.02(e) any Subcontractor that is a Servicing Function Participant. This indemnity shall survive the termination of this Agreement or the earlier resignation or removal of the Custodian.

            Section 8.03 Trustee Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall be taken as the statements of the Depositor and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Agreement or of the Certificates or of any Mortgage Loan or related document. The Trustee shall not be accountable for the use or application by the Depositor, the Master Servicer, the Securities Administrator or the Servicer of any funds paid to the Depositor, the Master Servicer, the Securities Administrator or the Servicer in respect of the Mortgage Loans or deposited in or withdrawn from the Distribution Account or any Collection Account by the Depositor, the Master Servicer, the Securities Administrator or the Servicer.

            The Trustee, the Securities Administrator, and the Master Servicer shall have no responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder.

            Section 8.04 Trustee May Own Certificates. The Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights as it would have if it were not the Trustee.

            Section 8.05 Trustee's and Custodian's Fees and Expenses. (a) As compensation for its activities under this Agreement, the Trustee and the Custodian each shall be paid its fee by the Securities Administrator from the Securities Administrator's own funds pursuant to a separate fee schedule and shall have no lien on the Trust Fund for the payment of such fees. The Custodian, the Trustee and any director, officer, employee, or agent of the Custodian or the Trustee shall be indemnified by the Servicer against any loss, liability, or expense (including reasonable attorney's fees) resulting from any failure by the Servicer to perform their obligations under this Agreement. This indemnity shall survive the termination of this Agreement or the resignation or removal of the Trustee and the Custodian, as applicable, under this Agreement.

            (b) [Reserved].

            (c) Each of the undertakings and agreements made on the part of the Trustee on behalf of the Trust Fund in the Certificates is made and intended not as a personal undertaking or agreement by the Trustee but is made and intended for the purpose of binding only the Trust Fund.

            Section 8.06 Eligibility Requirements for the Trustee. The Trustee hereunder shall at all times be a corporation or association organized and doing business under the laws of a state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating which would not cause any of the Rating Agencies to reduce their respective then current ratings of the Certificates (or having provided such security from time to time as is sufficient to avoid such reduction) as evidenced in writing by each Rating Agency. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.06 the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with this Section 8.06, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07. The entity serving as Trustee may have normal banking and trust relationships with the Depositor and its affiliates or the Servicer and its affiliates; provided, however, that such entity cannot be an affiliate of the Depositor, the Unaffiliated Seller or the Servicer.

            Section 8.07 Resignation and Removal of the Trustee. The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice of resignation to the Depositor, the Servicer, the Swap Provider, the Cap Provider, the Custodian, the Unaffiliated Seller, the Securities Administrator, the Master Servicer and each Rating Agency not less than 60 days before the date specified in such notice, when, subject to Section 8.08, such resignation is to take effect, and acceptance by a successor trustee in accordance with Section 8.08 meeting the qualifications set forth in Section
8.06. If no successor trustee meeting such qualifications shall have been so appointed and have accepted appointment within 30 days after the giving of such notice or resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

            If at any time the Trustee shall cease to be eligible in accordance with Section 8.06 and shall fail to resign after written request thereto by the Depositor, or if at any time the Trustee shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Trust Fund by any state in which the Trustee or the Trust Fund is located and the imposition of such tax would be avoided by the appointment of a different trustee, then the Depositor may remove the Trustee and appoint a successor trustee by written instrument, in triplicate, one copy of which shall be delivered to the Trustee, one copy to the Servicer, one copy to the Master Servicer and one copy to the successor trustee.

            The Holders of Certificates entitled to at least a majority of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which shall be delivered by the successor Trustee to the Servicer, one complete set to the Trustee so removed and one complete set to the successor so appointed. The successor trustee shall notify the Swap Provider, the Cap Provider and each Rating Agency of any removal of the Trustee.

            Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to this Section 8.07 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 8.08.

            Section 8.08 Successor Trustee. Any successor trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Swap Provider, the Cap Provider, the Depositor and to its predecessor trustee and the Servicer an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The Depositor, the Servicer, Securities Administrator and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties, and obligations.

            No successor trustee shall accept appointment as provided in this
Section 8.08 unless at the time of its acceptance, the successor trustee is eligible under Section 8.06 and its appointment does not adversely affect the then current rating of the Certificates.

            Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the Depositor shall mail notice of the succession of such trustee hereunder to all Holders of Certificates. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

            Section 8.09 Merger or Consolidation of the Trustee. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the business of the Trustee, shall be the successor of the Trustee hereunder; provided that such corporation shall be eligible under Section 8.06 without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. In connection with the succession to the Trustee under this Agreement by any Person
(i) into which the Trustee may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee, the Trustee shall notify the Securities Administrator and the Depositor of such succession or appointment and shall furnish to the Securities Administrator and the Depositor in writing and in form and substance reasonably satisfactory to the Securities Administrator and the Depositor, all information reasonably necessary for the Securities Administrator to accurately and timely report, pursuant to Section 8.12(g), the event under
Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

            Section 8.10 Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing any Mortgage Note may at the time be located, the Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust Fund or any part thereof, whichever is applicable, and, subject to the other provisions of this
Section 8.10, such powers, duties, obligations, rights and trusts as the Servicer and the Trustee may consider appropriate. If the Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in the case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 and no notice to Certificateholders of the appointment of any co-trustee or separate trustee shall be required under Section 8.08.

            Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

            (a) To the extent necessary to effectuate the purposes of this
Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee (except for the obligation of the Trustee as successor Master Servicer under this Agreement to advance funds), shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the applicable Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

            (b) No trustee hereunder shall be held personally liable because of any act or omission of any other trustee hereunder and such appointment shall not, and shall not be deemed to, constitute any such separate trustee or co-trustee as agent of the Trustee;

            (c) The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee; and

            (d) The Trust, and not the Master Servicer, shall be liable for the payment of reasonable compensation and expenses to any such separate trustee or co-trustee on each Distribution Date.

            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the separate trustees and co-trustees, when and as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection and indemnity to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the Servicer and the Depositor.

            Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            Section 8.11 Tax Matters. It is intended that the assets with respect to which any REMIC election pertaining to the Trust Fund is to be made, as set forth in the Preliminary Statement, shall constitute, and that the conduct of matters relating to such assets shall be such as to qualify such assets as, a "real estate mortgage investment conduit" as defined in and in accordance with the REMIC Provisions. In furtherance of such intention, the Securities Administrator covenants and agrees that it shall act as agent (and the Securities Administrator is hereby appointed to act as agent) on behalf of each Trust REMIC and that in such capacity it shall:

            (a) prepare for the Trustee to sign, and the Trustee shall sign, and the Securities Administrator shall file, in a timely manner, a U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return (Form 1066 or any successor form adopted by the Internal Revenue Service) and prepare for the Trustee to sign, and the Trustee shall sign, and the Securities Administrator shall file with the Internal Revenue Service and applicable state or local tax authorities income tax or information returns for each taxable year with respect to each Trust REMIC containing such information and at the times and in the manner as may be required by the Code or state or local tax laws, regulations, or rules, and furnish to Certificateholders the schedules, statements or information at such times and in such manner as may be required thereby;

            (b) apply for an employer identification number from the Internal Revenue Service via Form SS-4 or any other acceptable method for all tax entities (i.e., the Trust REMICs and the Grantor Trust), furnish to the Depositor, not later than the Closing Date in the case of the Grantor Trust (the corpus of which includes the Interest Rate Swap Agreement and the Interest Rate Cap Agreement) and within thirty days of the Closing Date in the case of the Trust REMICs, copies of such Form SS-4 requesting the employer identification numbers, use its best efforts to obtain, as promptly as practicable, employer identification numbers for any other Trust REMICs or Grantor Trust created pursuant to this Agreement (and provide such employer identification numbers to the Depositor promptly upon receipt thereof), furnish to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the person that the Holders of the Certificates may contact for tax information relating thereto, together with such additional information as may be required by such Form, and update such information at the time or times in the manner required by the Code;

            (c) deliver or cause to be delivered the federal taxpayer identification number of the Grantor Trust on a correct, complete and duly executed IRS Form W-9 of the Grantor Trust to the Swap Provider and the Cap Provider promptly upon receipt of such number after applying for it pursuant to 8.11(b) above and, in any event, no later than the first Payment Date under the Interest Rate Swap Agreement and the Interest Rate Cap Agreement, as applicable, and, if requested by the Swap Provider or the Cap Provider, an applicable IRS Form W-8IMY;

            (d) make an election that each of REMIC PF, Pooling-Tier REMIC-1, Pooling-Tier REMIC-2, the Lower-Tier REMIC, the Upper-Tier REMIC and the Class X REMIC be treated as a REMIC on the federal tax return for its first taxable year (and, if necessary, under applicable state law);

            (e) prepare and forward to the Certificateholders and to the Internal Revenue Service and, if necessary, state tax authorities, all information returns and reports as and when required to be provided to them in accordance with the REMIC Provisions, including the calculation of any original issue discount using the prepayment assumption (as described in the Prospectus Supplement);

            (f) provide information necessary for the computation of tax imposed on the Transfer of a Residual Certificate to a Person that is a Non-Permitted Transferee, or an agent (including a broker, nominee or other middleman) of a Non-Permitted Transferee, or a pass through entity in which a Non-Permitted Transferee is the record holder of an interest (the reasonable cost of computing and furnishing such information may be charged to the Person liable for such tax);

            (g) to the extent that they are under its control, conduct matters relating to such assets at all times that any Certificates are Outstanding so as to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions;

            (h) not knowingly or intentionally take any action or omit to take any action that would cause the termination of the REMIC status of any Trust REMIC created hereunder;

            (i) pay, from the sources specified in the last paragraph of this
Section 8.11, the amount of any federal or state tax, including prohibited transaction taxes as described below, imposed on any Trust REMIC created hereunder before its termination when and as the same shall be due and payable (but such obligation shall not prevent the Securities Administrator or any other appropriate Person from contesting any such tax in appropriate proceedings and shall not prevent the Securities Administrator from withholding payment of such tax, if permitted by law, pending the outcome of such proceedings);

            (j) cause federal, state or local income tax or information returns to be signed by the Trustee or such other Person as may be required to sign such returns by the Code or state or local laws, regulations or rules; and

            (k) maintain records relating to each Trust REMIC created hereunder, including the income, expenses, assets, and liabilities thereof on a calendar year basis and on the accrual method of accounting and the fair market value and adjusted basis of the assets determined at such intervals as may be required by the Code, as may be necessary to prepare the foregoing returns, schedules, statements or information.

            The Holder of the largest Percentage Interest of the Class RX Certificates shall act as Tax Matters Person for the Class X REMIC, and the holder of the largest Percentage Interest of the Class R Certificates shall act as Tax Matters Person for REMIC PF, Pooling-Tier REMIC-1, Pooling-Tier REMIC-2, the Lower-Tier REMIC and the Upper-Tier REMIC, in each case, within the meaning of Treasury Regulations Section 1.860F-4(d), and the Securities Administrator is hereby designated as agent of such Certificateholder for such purpose (or if the Securities Administrator is not so permitted, such Holder shall be the Tax Matters Person in accordance with the REMIC Provisions). In such capacity, the Securities Administrator shall, as and when necessary and appropriate, represent each Trust REMIC created hereunder in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of each Trust REMIC created hereunder, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of each Trust REMIC created hereunder, and otherwise act on behalf of each Trust REMIC in relation to any tax matter or controversy involving it.

            The Securities Administrator shall treat the rights of the Class P Certificateholders to Prepayment Charges, the rights of the Class X Certificateholders to receive amounts in the Excess Reserve Fund Account and the Swap Account (subject to the obligation to pay Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts) and the rights of the LIBOR Certificateholders to receive Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts as the beneficial ownership of interests in the Grantor Trust, and not as obligations of any Trust REMIC created hereunder, for federal income tax purposes. The Securities Administrator shall file or cause to be filed with the Internal Revenue Service Form 1041 or such other form as may be applicable and, as described above, shall apply for an employer identification number from the Internal Revenue Service via Form SS-4 or any other acceptable method for the Grantor Trust and shall furnish or cause to be furnished, to the Class P Certificateholders, Class X Certificateholders and LIBOR Certificateholders and the Unaffiliated Seller, the respective amounts described above that are received, in the time or times and in the manner required by the Code.

            To enable the Securities Administrator to perform its duties under this Agreement, the Depositor shall provide to the Securities Administrator within ten days after the Closing Date all information or data that the Securities Administrator requests in writing and determines to be relevant for tax purposes to the valuations and offering prices of the Certificates, including the price, yield, prepayment assumption, and projected cash flows of the Certificates and the Mortgage Loans. Moreover, the Depositor shall provide information to the Securities Administrator concerning the value, if any, to each Class of Certificates of the right to receive Basis Risk CarryForward Amounts from the Excess Reserve Fund Account and Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts from the Swap Account. Thereafter, the Depositor shall provide to the Securities Administrator promptly upon written request therefor any additional information or data that the Securities Administrator may, from time to time, reasonably request to enable the Securities Administrator to perform its duties under this Agreement; provided, however, that the Depositor shall not be required to provide any information regarding the Mortgage Loans that the Servicer is required to provide to the Securities Administrator pursuant to this Agreement. The Depositor hereby indemnifies the Securities Administrator for any losses, liabilities, damages, claims, or expenses of the Securities Administrator arising from any errors or miscalculations of the Securities Administrator that result from any failure of the Depositor to provide pursuant to this paragraph accurate information or data to the Securities Administrator on a timely basis.

            None of the Servicer, the Trustee, the Master Servicer or the Securities Administrator shall (i) permit the creation of any interests in any Trust REMIC other than the regular and residual interests set forth in the Preliminary Statement, (ii) receive any amount representing a fee or other compensation for services (except as otherwise permitted by this Agreement or the related Mortgage Loan documents) or (iii) otherwise knowingly or intentionally take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of any Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, or the tax on "net income from foreclosure property") unless the Trustee and the Securities Administrator receive an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, and the Securities Administrator determines that taking such action is in the best interest of the Trust Fund and the Certificateholders, at the expense of the Trust Fund, but in no event at the expense of the Trustee or the Securities Administrator) to the effect that the contemplated action will not, with respect to the Trust Fund, any Trust REMIC created hereunder, endanger such status or, unless the Trustee determines in its sole discretion to indemnify the Trust Fund against such tax, result in the imposition of such a tax).

            If any tax is imposed on "prohibited transactions" of any Trust REMIC as defined in Section 860F(a)(2) of the Code, on the "net income from foreclosure property" of the Pooling-Tier REMIC-1 as defined in Section 860G(c) of the Code, on any contribution to any Trust REMIC after the Start-up Day pursuant to Section 860G(d) of the Code, or any other tax is imposed, including, if applicable, any minimum tax imposed on any Trust REMIC pursuant to Sections 23153 and 24878 of the California Revenue and Taxation Code, if not paid as otherwise provided for herein, the tax shall be paid by (i) the Trustee, the Master Servicer or the Securities Administrator, respectively, if such tax arises out of or results from negligence of the Trustee, the Master Servicer or the Securities Administrator, as applicable, in the performance of any of its obligations under this Agreement, (ii) the Servicer, in the case of any such minimum tax, and the Servicer if such tax arises out of or results from a breach by the Servicer of any of its obligations under this Agreement, (iii) the Unaffiliated Seller if such tax arises out of or results from the Unaffiliated Seller's obligation to repurchase a Mortgage Loan pursuant to Section 2.03 or
(iv) in all other cases, or if the Trustee, the Securities Administrator, the Master Servicer, the Servicer or the applicable Unaffiliated Seller fails to honor its obligations under the preceding clause (i), (ii) or (iii), any such tax will be paid with amounts otherwise to be distributed to the Certificateholders, as provided in Section 4.02(a).

            The Grantor Trust shall be treated as a WHFIT that is a NMWHFIT. The Securities Administrator shall report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Securities Administrator to do so, and is not in its possession, is provided to the Securities Administrator on a timely basis. The Securities Administrator is hereby directed to assume that DTC is the only "middleman" (as such term is defined in the WHFIT Regulations) unless the Depositor provides the Securities Administrator with the identities of other "middlemen" that are Certificateholders. The Securities Administrator shall be entitled to rely on the first sentence of this paragraph and shall be entitled to indemnification in accordance with the terms of this Agreement in the event that the Internal Revenue Service makes a determination that the first sentence of this paragraph is incorrect.

            The Securities Administrator, in its discretion, shall report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Securities Administrator shall be under no obligation to determine whether any Certificateholder or other beneficial owner of a Certificate, to the extent the Securities Administrator knows of any other beneficial owner of a Certificate, uses the cash or accrual method. The Securities Administrator shall make available information as required by the WHFIT Regulations to Certificateholders annually. In addition, the Securities Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

            The Securities Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Securities Administrator, (ii) incomplete, inaccurate or untimely information being provided to the Securities Administrator or (iii) the inability of the Securities Administrator, after good faith efforts, to alter its existing information reporting systems to capture information necessary to fully comply with the WHFIT Regulations for the 2007 calendar year. Absent receipt of information regarding any sale of Certificates, including the price, amount or proceeds and date of sale from the beneficial owner thereof or the Depositor, the Securities Administrator may assume there is no secondary market trading of WHFIT interests.

            To the extent required by the WHFIT Regulations, the Securities Administrator shall use reasonable efforts to publish on an appropriate website the CUSIP Numbers for the Certificates that represent ownership of a WHFIT. The CUSIP Numbers so published will represent the Rule 144A CUSIP Numbers. The Securities Administrator shall make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIP Numbers have been received. The Securities Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP Number information. The Securities Administrator shall be entitled to additional reasonable compensation for changes in reporting required in respect of the WHFIT Regulations that arise as a result of a change in the WHFIT Regulations or a change in interpretation of the WHFIT Regulations by the IRS, if such change requires, in the Securities Administrator's sole discretion, a material increase in the Securities Administrator's reporting obligations in respect of the related Grantor Trust.

            Section 8.12 Periodic Filings. (a) The Securities Administrator, the Master Servicer and the Servicer shall reasonably cooperate with the Depositor in connection with the reporting requirements of the Trust under the Exchange Act. The Securities Administrator shall prepare for execution by the Master Servicer any Forms 8-K (other than the initial Form 8-K relating to this Agreement, which shall be the responsibility of the Depositor to prepare and file), 10-D and 10-K required by the Exchange Act and the rules and regulations of the Commission thereunder, in order to permit the timely filing thereof, pursuant to the terms of this Section 8.12, and the Securities Administrator shall file (via the Commission's Electronic Data Gathering and Retrieval System, or EDGAR) such Forms executed by the Master Servicer. Each of Form 10-D and Form 10-K requires the Depositor to indicate (by checking "yes" or "no") that it "(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days." A "yes" shall be indicated on each Form 10-D and 10-K unless the Depositor shall notify the Securities Administration in writing, no later than the fifth calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D and no later than March 15th with respect to the filing of a report on Form 10-K, that a "no" should be indicated. The Securities Administrator and the Master Servicer shall be entitled to rely on such notice (or lack thereof) in preparing, executing and/or filing any such report.

            (b) The Securities Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Securities Administrator will utilize reasonable best efforts to file such Form 10-D on or by the 14th calendar day after each Distribution Date, but in no event later than the filing deadline for such Form 10-D (subject to permitted extensions under the Exchange Act). The Securities Administrator shall file each Form 10-D with a copy of the related Monthly Statement attached thereto. Any disclosure in addition to the Monthly Statement that is required to be included on Form 10-D ("Additional Form 10-D Disclosure") shall be prepared by the party responsible for preparing such disclosure as set forth in Exhibit R hereto and the Securities Administrator shall compile such disclosure pursuant to the following paragraph. The Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, except as set forth in the next paragraph.

            As set forth on Exhibit R hereto, within 5 calendar days after the related Distribution Date, the parties to this Agreement shall be required to provide to the Securities Administrator and the Depositor, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Securities Administrator and such party, to the extent known by such applicable parties, any Additional Form 10-D Disclosure, if applicable, together with an Additional Disclosure Notification in the form of Exhibit U hereto ("Additional Disclosure Notification"). The Depositor will approve as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure. The Depositor will be responsible for all reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph, including converting any such disclosure to an EDGAR-compatible format.

            The Securities Administrator shall prepare and forward electronically a draft copy of the Form 10-D to the Depositor sufficiently far in advance of, but in no event later than the 11th calendar day after the related Distribution Date, for the Depositor to review and verify such Form 10-D. In the absence of receipt of any written changes or approval, the Securities Administrator shall be entitled to assume that such Form 10-D is in final form and the Securities Administrator may proceed with procuring the execution of and filing the Form 10-D. No later than 2 Business Days prior to the 15th calendar day after the related Distribution Date, a duly authorized representative of the Master Servicer shall sign the Form 10-D. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Securities Administrator will follow the procedures set forth in Section 8.12(e)(ii). Promptly (but in any case within one Business Day) after filing with the Commission, the Securities Administrator will make available on its internet website a final executed copy of each Form 10-D prepared and filed by the Securities Administrator. The Depositor can be contacted at the Depositor's address for notices set forth in Section 12.05(b)(ii)(a) or such other address as to which the Depositor has provided prior written notice to the Securities Administrator. The Depositor acknowledges that the performance by the Securities Administrator and the Master Servicer of their duties under this Section 8.12(b) related to the timely preparation, execution and filing of Form 10-D is contingent, in part, upon the Servicer, the Depositor and any other Person obligated to provide Additional Form 10-D Disclosure as set forth on Exhibit R hereto, observing all applicable deadlines in the performance of their duties under this Section 8.12(b). Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-D, where such failure results from the Securities Administrator's or the Master Servicer's inability or failure to obtain or receive, on a timely basis, any information from any party hereto (other than the Securities Administrator, the Master Servicer or any Subcontractor utilized by the Securities Administrator or the Master Servicer) needed to prepare, execute or file such Form 10-D, not resulting from their own negligence, bad faith or willful misconduct.

            (c) On any date within 90 days (including the 90th day) after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the "10-K Filing Deadline"), commencing in March 2008, the Securities Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Securities Administrator within the applicable time frames set forth in this Agreement, (i) an annual compliance statement for the Securities Administrator, the Master Servicer, the Servicer and each Subservicer engaged by the Servicer, as described under Section 3.22, (ii)(A) the annual reports on assessment of compliance with servicing criteria for the Securities Administrator, the Master Servicer, the Trustee, the Servicer, each Subservicer engaged by the Servicer and each Servicing Function Participant utilized by the Servicer, the Master Servicer, the Securities Administrator or the Trustee, as described under Section 3.23, and (B) if any such report on assessment of compliance with servicing criteria described under Section 3.23 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or such report on assessment of compliance with servicing criteria described under Section 3.23 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, (iii)(A) the registered public accounting firm attestation report for the Securities Administrator, the Master Servicer, the Servicer, the Trustee, each Subservicer engaged by the Servicer and each Servicing Function Participant utilized by the Servicer, the Master Servicer or the Securities Administrator, or the Trustee, as described under Section 3.23, and (B) if any registered public accounting firm attestation report described under Section 3.23 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and (iv) a certification substantially in the form attached hereto as Exhibit N, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the "Sarbanes Certification"), which shall be signed by the senior officer of the Master Servicer in charge of securitization. Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K ("Additional Form 10-K Disclosure") shall be prepared by the party responsible for preparing such disclosure as set forth on Exhibit S hereto, and the Securities Administrator shall compile such disclosure pursuant to the following paragraph. The Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, except as set forth in the next paragraph.

            As set forth on Exhibit S hereto, no later than March 1st of each year (or, in the case of the Servicer, March 5th of each year) that the Trust is subject to the Exchange Act reporting requirements, commencing in 2007, the parties to this Agreement shall be required to provide to the Securities Administrator and the Depositor, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Securities Administrator and such party, to the extent known by such applicable parties, any Additional Form 10-K Disclosure, if applicable, together with an Additional Disclosure Notification. The Depositor will approve as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure. The Depositor will be responsible for all reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph, including converting any such disclosure to an EDGAR-compatible format. The Securities Administrator shall compile all such information provided to it in a Form 10-K prepared by it.

            The Securities Administrator shall prepare and forward electronically a draft copy of the Form 10-K to the Depositor sufficiently far in advance of, but in no event less than three (3) Business Days prior to, when the Master Servicer is required to execute such Form 10-K to permit the Depositor to review and verify such Form 10-K. In the absence of receipt of any written changes or approval, the Securities Administrator shall be entitled to assume that such Form 10-K is in final form and the Securities Administrator may proceed with procuring the execution of and filing the Form 10-K. No later than 5:00 p.m. EST on the 4th Business Day prior to the 10-K Filing Deadline, the senior officer in charge of the servicing function of the Master Servicer shall sign the Form 10-K. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Securities Administrator will follow the procedures set forth in Section 8.12(e)(ii). Promptly (but in any case within one Business Day) after filing with the Commission, the Securities Administrator will make available on its internet website a final executed copy of each Form 10-K prepared and filed by the Securities Administrator. The Depositor acknowledges that the performance by the Securities Administrator and the Master Servicer of their duties under this Section 8.12(c) related to the timely preparation and filing of Form 10-K is contingent, in part, upon the Servicer (and any Subservicer or Servicing Function Participant engaged by the Servicer) and the Depositor and any other Person obligated to provide Additional Form 10-K Disclosure as set forth on Exhibit S hereto, observing all applicable deadlines in the performance of their duties under this Section 8.12(c), Section 8.12(d), Section 3.22 and Section 3.23. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-K, where such failure results from the Securities Administrator's or the Master Servicer's inability or failure to obtain or receive, on a timely basis, any information from any party hereto (other than the Securities Administrator, the Master Servicer or any Subcontractor utilized by the Securities Administrator or the Master Servicer) needed to prepare, execute or file such Form 10-K, not resulting from their own negligence, bad faith or willful misconduct.

            (d) Each of the Securities Administrator, the Master Servicer and the Servicer shall provide, and each such party shall cause any Servicing Function Participant engaged by it to provide, to the Person who signs the Sarbanes Certification (the "Certifying Person"), by March 15th (or is such day is not a Business Day, the immediately preceding Business Day) of each year in which the Trust is subject to the reporting requirements of the Exchange Act and otherwise within a reasonable period of time upon request, a certification (each, a "Back-Up Certification"), substantially in the form attached hereto as Exhibit O (with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission) upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity's officers, directors and Affiliates (collectively with the Certifying Person, "Certification Parties") can reasonably rely. The senior officer of the Master Servicer in charge of the master servicing function shall serve as the Certifying Person on behalf of the Trust. Such officer of the Certifying Person can be contacted by e-mail at cts.sec.notifications@wellsfargo.com or by facsimile at 410-715-2380. In the event any such party or any Servicing Function Participant engaged by such party is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement, as the case may be, such part shall provide a Back-Up Certification to the Certifying Person pursuant to this Section 8.12(d) with respect to the period of time it was subject to this Agreement or any applicable sub-servicing agreement, as the case may be. Notwithstanding the foregoing, (i) the Master Servicer and the Securities Administrator shall not be required to deliver a Back-Up Certification to each other if both are the same Person and the Master Servicer is the Certifying Person and (ii) the Master Servicer shall not be obligated to sign the Sarbanes Certification in the event that it does not receive any Back-Up Certification required to be furnished to it pursuant to this Section 8.12(d). In the event that prior to the filing date of the Form 10-K in March of each year, the Servicer, the Master Servicer or the Securities Administrator has actual knowledge of information material to the Sarbanes Certification, that party shall promptly notify the Depositor and each of the other parties signing the certifications. In addition, (i) the Securities Administrator shall indemnify and hold harmless the Depositor and the Sponsor and their officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the Securities Administrator's obligations under this Section 8.12(d) or any material misstatement or material omission in (w) any compliance certificate delivered by the Securities Administrator or any Subcontractor of the Securities Administrator pursuant to Section 3.22 of this Agreement, (x) any assessment or attestation delivered by or on behalf of the Securities Administrator or any Subcontractor of the Securities Administrator pursuant to
Section 3.23 of this Agreement, (y) any Back-Up Certification in the form of Exhibit O delivered by the Securities Administrator pursuant to Section 8.12(d) of this Agreement or (z) any information about the Securities Administrator provided by it pursuant to Item 2 (Legal Proceedings) of Exhibit R, Item 1117 and Item 1119 of Exhibit T or Item 6.02 (Change of Securities Administrator) of Exhibit S (collectively, the "Securities Administrator Information"), or the Securities Administrator's negligence, bad faith or willful misconduct in connection therewith, (ii) the Servicer, severally and not jointly, shall indemnify and hold harmless the Depositor, the Sponsor, the Securities Administrator, the Master Servicer and their respective officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of such Servicer's obligations under this Section 8.12(d) or any material misstatement or material omission, negligence, bad faith or willful misconduct of such Servicer in connection therewith, and (iii) the Master Servicer shall indemnify and hold harmless the Depositor, the Sponsor, the Securities Administrator and their respective officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the Master Servicer's obligations under this Section 8.12(d) or any material misstatement or material omission, negligence, bad faith or willful misconduct of the Master Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless any indemnified party, then (i) the Securities Administrator agrees in connection with a breach of the Securities Administrator's obligations under this Section 8.12(d) or any material misstatement or material omission contained in any Securities Administrator Information, or any negligence, bad faith or willful misconduct in connection therewith that it shall contribute to the amount paid or payable by the Depositor and the Sponsor as a result of the losses, claims, damages or liabilities of the Depositor and the Sponsor in such proportion as is appropriate to reflect the relative fault of the Depositor and the Sponsor on the one hand and the Securities Administrator on the other and (ii) the Servicer, several and not jointly, agrees that it shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities of such indemnified party in such proportion as is appropriate to reflect the relative fault of such indemnified party, on the one hand, and such Servicer, on the other hand, in connection with a breach of such Servicer's obligations under this Section 8.12(d) or any material misstatement or material omission, negligence, bad faith or willful misconduct of such Servicer in connection therewith.

            The obligations of the Securities Administrator, the Master Servicer, the Servicer and each Servicing Function Participant under this
Section 8.12(d) shall apply to the Securities Administrator, the Master Servicer, the Servicer and each Servicing Function Participant that serviced a Mortgage Loan during the applicable period, whether or not such Securities Administrator, the Master Servicer, the Servicer or such Servicing Function Participant is acting as Securities Administrator, Master Servicer, the Servicer or a Servicing Function Participant, as applicable, at the time such certification is required to be delivered. The indemnification and contribution obligations set forth in this Section 8.12(d) shall survive the termination of this Agreement or the earlier resignation or removal of the Securities Administrator, the Master Servicer or the Servicer, as applicable.

            (e) (i) The obligations set forth in paragraphs (a) through (g) of this Section shall only apply with respect to periods for which reports are required to be filed with respect to the Trust under the Exchange Act. Prior to January 30 of the first year in which the Securities Administrator is able to do so under applicable law, the Securities Administrator shall prepare and file a Form 15 Suspension Notification with respect to the Trust, with a copy to the Depositor. At the beginning of the immediately succeeding calendar year after the filing of a Form 15 Suspension Notification, if the number of Holders of the Offered Certificates of record exceeds the number set forth in Section 15(d) of the Exchange Act or the regulations promulgated pursuant thereto which would cause the Trust to again become subject to the reporting requirements of the Exchange Act, the Securities Administrator shall recommence preparing and filing, and the Master Servicer shall recommence executing, reports on Form 10-K, 10-D and 8-K as required pursuant to this Section 8.12 and the parties hereto shall again have the obligations set forth in this Section.

            (ii) In the event that the Securities Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K (other than the initial Form 8-K filed by the Depositor with respect to this Agreement), 10-D or 10-K required to be filed pursuant to this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines (and the expiration of the applicable grace period with respect to such deadline prior to such failure to deliver resulting in an Event of Default) set forth in this Agreement, the Securities Administrator will promptly electronically notify the Depositor and if necessary, or applicable, the Servicer. In the case of Form 10-D and 10-K, the Depositor, Servicer and the Securities Administrator will thereupon cooperate to prepare and file a Form 12b-25 and a 10-DA and 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Securities Administrator will, upon receipt of all disclosure information required to be included on Form 8-K and as directed by the Depositor, include such disclosure information on the next Form 10-D. In the event that any previously filed Form 8-K, 10-D or 10-K needs to be amended, the party to this Agreement deciding that an amendment to such Form 8-K, 10-D or 10-K is required will notify the Depositor if the amendment pertains to an additional disclosure item and the Depositor will cooperate to prepare any necessary Form 8-K/A, 10-D/A or 10-K/A. Any Form 15, Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K shall be signed by a duly authorized representative or a senior officer in charge of master servicing, as applicable, of the Master Servicer. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Securities Administrator of its duties under this Section 8.12(e) related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Servicer and the Depositor observing all applicable deadlines (and the related grace periods thereto) in the performance of their duties under this Section 8.12 and Section 3.22 and 3.23. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, where such failure results from the Securities Administrator's inability or failure to obtain or receive, on a timely basis, any information from any party hereto (other than the Securities Administrator, the Master Servicer or any Subcontractor utilized by the Securities Administrator or the Master Servicer) needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

            (f) On any date within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a "Reportable Event"), and if requested by the Depositor, the Securities Administrator shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K ("Form 8-K Disclosure Information") shall be reported and prepared by the party responsible for preparing such disclosure as set forth on Exhibit T hereto and compiled by the Securities Administrator pursuant to the following paragraph. The Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, except as set forth in the next paragraph.

            As set forth on Exhibit T hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than noon Eastern Standard Time on the 2nd Business Day after the occurrence of a Reportable Event, the parties to this Agreement shall be required to provide to the Depositor and the Securities Administrator, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Securities Administrator and such party, to the extent known by such applicable parties, any Form 8-K Disclosure Information, if applicable, together with an Additional Disclosure Notification. The Depositor will be responsible for all reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph, including the conversion of any such disclosure into an EDGAR-compatible format. The Depositor will approve as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information.

            (g) The Securities Administrator shall prepare and forward electronically a draft copy of the Form 8-K to the Depositor sufficiently far in advance of, but in no event later than noon (Eastern Standard Time) on the 3rd Business Day after a Reportable Event, to permit the Depositor to review and verify such Form 8-K. Promptly, but no later than the close of business on the third Business Day after the Reportable Event, the Depositor shall notify the Securities Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. In the absence of receipt of any written changes or approval, the Securities Administrator shall be entitled to assume that such Form 8-K is in final form and the Securities Administrator may proceed with the execution and filing of the Form 8-K. A duly authorized representative of the Master Servicer shall sign each Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Securities Administrator will follow the procedures set forth in Section 8.12(e)(ii). Promptly (but in any case within one Business Day) after filing with the Commission, the Securities Administrator will, make available on its internet website a final executed copy of each Form 8-K prepared and filed by the Securities Administrator. The Depositor acknowledges that the performance by the Securities Administrator and the Master Servicer of their duties under this
Section 8.12(g) related to the timely preparation and filing of Form 8-K is contingent, in part, upon the Servicer, the Depositor and any other Person obligated to provide Form 8-K Disclosure Information as set forth on Exhibit T hereto, observing all applicable deadlines in the performance of their duties under this Section 8.12(f). Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 8-K, where such failure results from the Securities Administrator's or the Master Servicer's inability or failure to obtain or receive, on a timely basis, any information from any party hereto (other than the Securities Administrator or the Master Servicer or any Subcontractor utilized by the Securities Administrator or the Master Servicer) needed to prepare, execute or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

            (h) Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage or claim arising out of or resulting from (i) the accuracy or inaccuracy of any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information (excluding any information therein provided by the Securities Administrator or any Subcontractor utilized by the Securities Administrator) provided to the Securities Administrator in connection with the preparation of Forms 10-D, 10-K and 8-K pursuant to this Section 8.12, or (ii) the failure of the Depositor to timely execute and return for filing any Forms 10-D, 10-K and 8-K required to be filed by the Securities Administrator pursuant to this Section 8.12, in either case, not resulting from the Securities Administrator's own negligence, bad faith or misconduct.

            Section 8.13 Tax Treatment of Upper-Tier CarryForward Amounts, Basis Risk CarryForward Amounts and Class IO Shortfalls; Tax Classification of the Supplemental Interest Trust, Excess Reserve Fund Account, Swap Account and the Interest Rate Swap Agreement. For federal income tax purposes, the Securities Administrator shall treat the Supplemental Interest Trust, the Excess Reserve Fund Account and the Swap Account as beneficially owned by the holders of the Class X Certificates and shall treat such portion of the Trust Fund as a grantor trust, within the meaning of subpart E, Part I of subchapter J of the Code. The Securities Administrator shall treat the rights that each Class of LIBOR Certificates has to receive payments of Basis Risk Carry Forward Amounts, and to the extent not paid from the Excess Reserve Fund Account, Basis Risk Carry Forward Amounts and, without duplication, Upper-Tier CarryForward Amounts from the Swap Account (together with Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account), subject to the obligation to pay Class IO Shortfalls, as rights and obligations under a notional principal contract between the Class X Certificateholder and each such Class and beneficially owned by each such Class through the Grantor Trust. Accordingly, each Class of Certificates (excluding the Class X, Class P, the Class R and the Class RX Certificates) will be comprised of two components - an Upper-Tier Regular Interest and an interest in a notional principal contract, and the Class X Certificates will be comprised of the following components: three Class X REMIC Regular Interests (the Class X Interest, the Class PF-IO Interest and the Class IO Interest), an interest in the Excess Reserve Fund Account (including the Interest Rate Cap Agreement), subject to obligation to pay Net Swap Payments, Swap Termination Payments, Basis Risk Carry Forward Amounts, ownership of the Swap Account and the Interest Rate Swap Agreement, subject to the obligation to pay Basis Risk Carry Forward Amounts and, without duplication, Upper-Tier CarryForward Amounts, and the right to receive Class IO Shortfalls. The Securities Administrator shall allocate the issue price for a Class of Certificates among the respective components for purposes of determining the issue price of the Upper-Tier Regular Interest component based on information received from the Depositor. Unless otherwise advised by the Depositor in writing, for federal income tax purposes, the Securities Administrator is hereby directed to assign a value of zero to the right of each Holder of an LIBOR Certificate to receive the related Basis Risk Carry Forward Amounts and, without duplication, the related Upper-Tier CarryForward Amounts for purposes of allocating the purchase price of an LIBOR Certificate acquired by an initial Holder thereof between such right and the related Upper-Tier Regular Interest.

            Holders of LIBOR Certificates shall also be treated as having agreed to pay, on each Distribution Date, to the Holders of the Class X Certificates an aggregate amount equal to the excess, if any, of (i) Net Swap Payments and Swap Termination Payments (other than Defaulted Swap Termination Payments) over (ii) the sum of amounts payable on the Class X Interest available for such payments and amounts payable on the Class IO Interest (such excess, a "Class IO Shortfall"), first from interest and then from principal distributable on the LIBOR Certificates. A Class IO Shortfall payable from interest collections shall be allocated pro rata among such LIBOR Certificates based on the amount of interest otherwise payable to such Class of LIBOR Certificates, and a Class IO Shortfall payable from principal collections shall be allocated in reverse sequential order beginning with the most subordinate Class of LIBOR Certificates then Outstanding.

            Any payments of Class IO Shortfalls shall be treated for tax purposes as having been received by the Holders of such Class of LIBOR Certificates in respect of the corresponding Upper-Tier Regular Interest and as having been paid by such Holders to the Holders of the Class X Certificates through the Swap Account. In the event any class of Upper-Tier Regular Interest corresponding to a class of LIBOR Certificates is subject to the Upper-Tier REMIC WAC Rate, and such rate exceeds the applicable Pass-Through Rate of the Corresponding Class of Certificates as a result of a Swap Termination Payment, such excess shall be deemed first paid to the related Upper-Tier Regular Interest and then paid to the Class X Certificates in a manner analogous to Class IO Shortfalls.

            Section 8.14 Interest Rate Swap Agreement. The Securities Administrator is hereby authorized and directed to execute and deliver the Interest Rate Swap Agreement not in its individual capacity but solely on behalf of the Supplemental Interest Trust of the Trust and to acknowledge the provisions thereof. The Securities Administrator is directed to administer the Interest Rate Swap Agreement in accordance with the terms thereof and hereof. The Securities Administrator shall not enter into any amendment to the Interest Rate Swap Agreement other than pursuant to the terms thereof. In the event that the Swap Provider fails to make a payment as required pursuant to the Interest Rate Swap Agreement, the Securities Administrator shall make a demand for such payment from the guarantor of the Interest Rate Swap Agreement.

            Section 8.15 Interest Rate Cap Agreement. The Securities Administrator is hereby authorized and directed to execute and deliver the Interest Rate Cap Agreement not in its individual capacity but solely on behalf of the Supplemental Interest Trust of the Trust and to acknowledge the provisions thereof. The Securities Administrator is directed to administer the Interest Rate Cap Agreement in accordance with the terms thereof and hereof. The Securities Administrator shall not enter into any amendment to the Interest Rate Cap Agreement other than pursuant to the terms thereof. In the event that the Cap Provider fails to make a payment as required pursuant to the Interest Rate Cap Agreement, the Securities Administrator shall make a demand for such payment from the guarantor of the Interest Rate Cap Agreement.

                                   ARTICLE IX

           ADMINISTRATION OF THE MORTGAGE LOANS BY THE MASTER SERVICER

            Section 9.01 Duties of the Master Servicer; Enforcement of the Servicer's Obligations. (a) In addition to the other duties of the Master Servicer set forth in this Agreement, the Master Servicer, on behalf of the Trustee, the Securities Administrator, the Depositor and the Certificateholders, shall monitor the performance of the Servicer under this Agreement, and (except as set forth below) shall use its reasonable good faith efforts to cause the Servicer to duly and punctually perform their duties and obligations hereunder as applicable. Upon the occurrence of an Event of Default of which a Responsible Officer of the Master Servicer has actual knowledge, the Master Servicer shall promptly notify the Securities Administrator and the Trustee and shall specify in such notice the action, if any, the Master Servicer plans to take in respect of such default. So long as an Event of Default shall occur and be continuing, the Master Servicer shall take the actions specified in Article VII.

            (b) The Master Servicer shall bear the costs of monitoring the Servicer as required hereunder. The costs associated with (i) termination of the Servicer, (ii) the appointment of a successor Servicer or (iii) the transfer to and assumption of, the servicing by the Master Servicer shall be paid by the terminated Servicer. In the event the full costs associated with the transition of servicing responsibilities to the Master Servicer are not paid for by the predecessor or successor Servicer (provided such successor Servicer is not the Master Servicer), such costs shall be paid by the Trust.

            (c) If the Master Servicer assumes the servicing with respect to any of the Mortgage Loans, it will not assume liability for the representations and warranties of the Servicer it replaces or for any errors or omissions of the Servicer.

            (d) Neither the Depositor nor the Securities Administrator shall consent to the assignment by the Servicer of the Servicer's rights and obligations under the Agreement without the prior written consent of the Master Servicer and the Depositor, which consent, in the case of the Depositor, shall not be unreasonably withheld.

            Section 9.02 Maintenance of Fidelity Bond and Errors and Omissions Insurance. (a) The Master Servicer, at its expense, shall maintain in effect a blanket fidelity bond and an errors and omissions insurance policy, affording coverage with respect to all directors, officers, directors, employees and other Persons acting on such Master Servicer's behalf, and covering errors and omissions in the performance of the Master Servicer's obligations hereunder. The errors and omissions insurance policy and the fidelity bond shall be in such form and amount generally acceptable for entities serving as master servicers or trustees.

            Section 9.03 Representations and Warranties of the Master Servicer.
(a) The Master Servicer hereby represents and warrants to the Depositor, the Securities Administrator and the Trustee, for the benefit of the Certificateholders, as of the Closing Date that:

            (i) it is a banking association organized under the laws of the United States of America, validly existing and in good standing under the laws of the United States of America, and as Master Servicer has full power and authority to transact any and all business contemplated by this Agreement and to execute, deliver and comply with its obligations under the terms of this Agreement, the execution, delivery and performance of which have been duly authorized by all necessary corporate action on the part of the Master Servicer;

            (ii) the execution and delivery of this Agreement by the Master Servicer and its performance and compliance with the terms of this Agreement will not (A) violate the Master Servicer's charter or bylaws,
      (B) violate any law or regulation or any administrative decree or order to which it is subject or (C) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Master Servicer is a party or by which it is bound or to which any of its assets are subject, which violation, default or breach would materially and adversely affect the Master Servicer's ability to perform its obligations under this Agreement;

            (iii) this Agreement constitutes, assuming due authorization, execution and delivery hereof by the other respective parties hereto, a legal, valid and binding obligation of the Master Servicer, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights in general, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

            (iv) the Master Servicer is not in default with respect to any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency to the extent that any such default would materially and adversely affect its performance hereunder;

            (v) the Master Servicer is not a party to or bound by any agreement or instrument or subject to any charter provision, bylaw or any other corporate restriction or any judgment, order, writ, injunction, decree, law or regulation that may materially and adversely affect its ability as Master Servicer to perform its obligations under this Agreement or that requires the consent of any third person to the execution of this Agreement or the performance by the Master Servicer of its obligations under this Agreement;

            (vi) no litigation is pending or, to the best of the Master Servicer's knowledge, threatened against the Master Servicer which would prohibit its entering into this Agreement or performing its obligations under this Agreement;

            (vii) [Reserved];

            (viii) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Master Servicer of or compliance by the Master Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations and orders (if any) as have been obtained; and

            (ix) the consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Master Servicer.

            (b) It is understood and agreed that the representations and warranties set forth in this Section shall survive the execution and delivery of this Agreement. The Master Servicer shall indemnify the Depositor, Securities Administrator, the Trustee and the Trust and hold them harmless against any loss, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other reasonable costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a material breach of the Master Servicer's representations and warranties contained in Section 9.03(a) above. It is understood and agreed that the enforcement of the obligation of the Master Servicer set forth in this Section
9.03 to indemnify the Depositor, Securities Administrator, the Trustee and the Trust constitutes the sole remedy of the Depositor and the Trustee, respecting a breach of the foregoing representations and warranties. Such indemnification shall survive any termination of the Master Servicer as Master Servicer hereunder and any termination of this Agreement.

            Any cause of action against the Master Servicer relating to or arising out of the breach of any representations and warranties made in this Section shall accrue upon discovery of such breach by either the Depositor, the Master Servicer, Securities Administrator or the Trustee or notice thereof by any one of such parties to the other parties.

            Section 9.04 Master Servicer Events of Default. Each of the following shall constitute a "Master Servicer Event of Default":

            (a) any failure by the Master Servicer to remit to the Securities Administrator for deposit in the Distribution Account any payment received by it from the Servicer or required to be made by the Master Servicer under the terms of this Agreement which continues unremedied for a period of two (2) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by any other party hereto;

            (b) failure by the Master Servicer to duly observe or perform, in any material respect, any other covenants, obligations or agreements of the Master Servicer as set forth in this Agreement which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by the Trustee or to the Master Servicer and Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided that the thirty (30) day cure period shall not apply so long as the Depositor is required to file any Forms 8-K, 10-D and 10-K required by the Exchange Act with respect to the Trust Fund, the failure to comply with the requirements set forth in Section 8.12, for which the grace period shall not exceed the lesser of ten (10) calendar days or such period in which any applicable Form 8-K, 10-D and 10-K required by the Exchange Act can be timely filed (without taking into account any extensions);

            (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force, undischarged or unstayed for a period of sixty (60) days;

            (d) the Master Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or relating to all or substantially all of its property;

            (e) the Master Servicer shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations for three (3) Business Days;

            (f) except as otherwise set forth herein, the Master Servicer attempts to assign this Agreement or its responsibilities hereunder or to delegate its duties hereunder (or any portion thereof) without the consent of the Trustee, Securities Administrator and the Depositor; or

            (g) the indictment of the Master Servicer for the taking of any action by the Master Servicer, any employee thereof, any Affiliate or any director or employee thereof that constitutes fraud or criminal activity in the performance of its obligations under this Agreement, in each case, where such indictment materially and adversely affects the ability of the Master Servicer to perform its obligations under this Agreement (subject to the condition that such indictment is not dismissed within ninety (90) days).

            In each and every such case, so long as a Master Servicer Event of Default shall not have been remedied, in addition to whatever rights the Securities Administrator may have at law or equity to damages, including injunctive relief and specific performance, the Securities Administrator, by notice in writing to the Master Servicer may, and at the direction of the Holders of Certificates representing at least a majority of the Voting Rights, shall, terminate with cause all the rights and obligations of the Master Servicer under this Agreement.

            Upon receipt by the Master Servicer of such written notice, all authority and power of the Master Servicer under this Agreement, shall pass to and be vested in any successor master servicer appointed hereunder which accepts such appointments. Upon written request from the Trustee or the Depositor, the Master Servicer shall prepare, execute and deliver to the successor entity designated by the Trustee any and all documents and other instruments related to the performance of its duties hereunder as the Master Servicer and place in such successor's possession all such documents with respect to the master servicing of the Mortgage Loans and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, at the Master Servicer's sole expense. The Master Servicer shall cooperate with the Trustee and such successor master servicer in effecting the termination of the Master Servicer's responsibilities and rights hereunder, including without limitation, the transfer to such successor master servicer for administration by it of all cash amounts which shall at the time be credited to the Distribution Account or are thereafter received with respect to the Mortgage Loans.

            Section 9.05 Waiver of Default. By a written notice, the Trustee may, with the consent of a Holders of Certificates evidencing at least a majority of the Voting Rights waive any default by the Master Servicer in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Master Servicer Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

            Section 9.06 Successor to the Master Servicer. Upon termination of the Master Servicer's responsibilities and duties under this Agreement, the Trustee shall appoint a successor, which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Master Servicer under this Agreement, except liabilities incurred by the terminated Master Servicer (unless such terminated Master Servicer is the Trustee) for which the terminated Master Servicer shall still be responsible. Any successor shall be a Fannie Mae and Freddie Mac approved servicer in good standing and acceptable to the Depositor and the Rating Agencies. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that in no event shall the master servicing fee paid to such successor master servicer exceed the Securities Administrator and Master Servicer Fee paid to the Master Servicer hereunder. In the event that the Master Servicer's duties, responsibilities and liabilities under this Agreement are terminated, the Master Servicer shall continue to discharge its duties and responsibilities hereunder until the effective date of such termination with the same degree of diligence and prudence which it is obligated to exercise under this Agreement and shall take no action whatsoever that might impair or prejudice the rights of its successor. The termination of the Master Servicer shall not become effective until a successor shall be appointed pursuant hereto and shall in no event (i) relieve the Master Servicer of responsibility for the representations and warranties made pursuant to Section 9.03(a) hereof and the remedies available to the Trustee under Section 9.03(b) hereof, it being understood and agreed that the provisions of Section 9.03 hereof shall be applicable to the Master Servicer notwithstanding any such sale, assignment, resignation or termination of the Master Servicer or the termination of this Agreement; or (ii) affect the right of the Master Servicer to receive payment and/or reimbursement of any amounts accruing to it hereunder prior to the date of termination (or during any transition period in which the Master Servicer continues to perform its duties hereunder prior to the date the successor master servicer fully assumes its duties).

            If no successor Master Servicer has accepted its appointment within 90 days of the time the Trustee receives the resignation of the Master Servicer, the Trustee shall become the successor Master Servicer in all respects under this Agreement until another successor Master Servicer is appointed, and shall have all the rights and powers and be subject to all the responsibilities, duties and liabilities, except liabilities incurred by the terminated Master Servicer (unless such terminated Master Servicer is the Trustee) for which the terminated Master Servicer shall still be responsible, including the obligation to make P&I Advances; provided, however, that any failure to perform any duties or responsibilities caused by the Master Servicer's failure to provide information required by this Agreement shall not be considered a default by the Trustee hereunder. In the Trustee's capacity as such successor Master Servicer, the Trustee shall have the same limitations on liability herein granted to the Master Servicer. As compensation therefor, the Trustee shall be entitled to receive the compensation, reimbursement and indemnities otherwise payable to the Master Servicer, including the fees and other amounts payable pursuant to
Section 9.07 hereof.

            Any successor master servicer appointed as provided herein, shall execute, acknowledge and deliver to the predecessor Master Servicer and to the Trustee an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 9.03 hereof, and whereupon such successor shall become fully vested with all of the rights, powers, duties, responsibilities, obligations and liabilities of the Master Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Master Servicer or termination of this Agreement shall not affect any claims that the Trustee may have against the Master Servicer arising out of the Master Servicer's actions or failure to act prior to any such termination or resignation or in connection with the Trustee's assumption of such obligations, duties and responsibilities.

            Upon a successor's acceptance of appointment as such, the Master Servicer shall notify by mail the Trustee of such appointment.

            Section 9.07 Compensation of the Master Servicer. As compensation for its activities under this Agreement, the Master Servicer shall be paid the Securities Administrator and Master Servicer Fee.

            Section 9.08 Merger or Consolidation. Any Person into which the Master Servicer may be merged or consolidated, or any Person resulting from any merger, conversion, other change in form or consolidation to which the Master Servicer shall be a party, or any Person succeeding to the business of the Master Servicer, shall be the successor to the Master Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or resulting Person to the Master Servicer shall (i) be a Person (or have an Affiliate) that is qualified and approved to service mortgage loans for Fannie Mae and Freddie Mac (provided further that a successor Master Servicer that satisfies subclause (i) through an Affiliate agrees to service the Mortgage Loans in accordance with all applicable Fannie Mae and Freddie Mac guidelines) and (ii) have a net worth of not less than $25,000,000. In connection with the succession to the Master Servicer under this Agreement by any Person (i) into which the Master Servicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Master Servicer, the Master Servicer shall notify the Securities Administrator and the Depositor of such succession or appointment and shall furnish to the Securities Administrator and the Depositor, all information reasonably necessary for the Securities Administrator to accurately and timely report, pursuant to Section 8.12(g), the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange
Act).

            Section 9.09 Resignation of the Master Servicer. Except as otherwise provided in Sections 9.08 and 9.10 hereof, the Master Servicer shall not resign from the obligations and duties hereby imposed on it unless the Master Servicer's duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it and cannot be cured. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Counsel that shall be independent to such effect delivered to the Trustee. No such resignation shall become effective until the Trustee shall have assumed, or a successor master servicer satisfactory to the Trustee and the Depositor shall have assumed, the Master Servicer's responsibilities and obligations under this Agreement. Notice of such resignation shall be given promptly by the Master Servicer and the Depositor to the Trustee.

            If at any time, Wells Fargo Bank, National Association, as Master Servicer, resigns under this Section 9.09, or is removed as Master Servicer pursuant to Section 9.04, then at such time Wells Fargo Bank, National Association, shall also resign (and shall be entitled to resign) as Securities Administrator under this Agreement.

            Section 9.10 Assignment or Delegation of Duties by the Master Servicer. Except as expressly provided herein, the Master Servicer shall not assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by the Master Servicer; provided, however, that the Master Servicer shall have the right with the prior written consent of the Depositor (which shall not be unreasonably withheld or delayed), and upon delivery to the Trustee, the Securities Administrator and the Depositor of a letter from each Rating Agency to the effect that such action shall not result in a downgrade of the ratings assigned to any of the Certificates, to delegate or assign to or subcontract with or authorize or appoint any qualified Person to perform and carry out any duties, covenants or obligations to be performed and carried out by the Master Servicer hereunder, provided, further, that the Master Servicer complies with Section 3.02(e) as if the Master Servicer were a "Servicer" pursuant to that Section. Notice of such permitted assignment shall be given promptly by the Master Servicer to the Depositor, the Securities Administrator and the Trustee. If, pursuant to any provision hereof, the duties of the Master Servicer are transferred to a successor master servicer, the entire compensation payable to the Master Servicer pursuant hereto shall thereafter be payable to such successor master servicer but in no event shall the fee payable to the successor master servicer exceed that payable to the predecessor master servicer.

            Section 9.11 Limitation on Liability of the Master Servicer. Neither the Master Servicer, nor any of the directors, officers, employees or agents of the Master Servicer shall be under any liability to the Trustee, Securities Administrator, the Servicer or the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Master Servicer or any such person against any liability that would otherwise be imposed by reason of willful malfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard for its obligations and duties under this Agreement. The Master Servicer and any director, officer, employee or agent of the Master Servicer may rely in good faith on any document prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Master Servicer shall be under no obligation to appear in, prosecute or defend any legal action that is not incidental to its duties as Master Servicer with respect to the Mortgage Loans under this Agreement and that in its opinion may involve it in any expenses or liability; provided, however, that the Master Servicer may in its sole discretion undertake any such action that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom, shall be liabilities of the Trust Fund, and the Master Servicer shall be entitled to be reimbursed therefor out of the Master Servicer Account in accordance with the provisions of Section 9.07 and Section 9.12.

            The Master Servicer shall not be liable for any acts or omissions of the Servicer except to the extent that damages or expenses are incurred as a result of such act or omissions and such damages and expenses would not have been incurred but for the negligence, willful malfeasance, bad faith or recklessness of the Master Servicer in supervising, monitoring and overseeing the obligations of the Servicer as required under this Agreement.

            Section 9.12 Indemnification; Third Party Claims. The Master Servicer agrees to indemnify the Depositor, the Unaffiliated Seller, the Servicer, the Trustee, the Custodian, the Securities Administrator and the Trust Fund, and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liability, fees and expenses that the Depositor, the Unaffiliated Seller, the Servicer, the Trustee, the Custodian, the Securities Administrator or the Trust Fund may sustain as a result of the Master Servicer's willful malfeasance, bad faith or negligence in the performance of its duties hereunder or by reason of its reckless disregard for its obligations and duties under this Agreement, including, without limitation, its obligations under Sections 3.02(e), 3.22,
3.23 or 8.12, including without limitation any failure by the Master Servicer to identify any Subcontractor engaged by the Master Servicer or any of its Subcontractors "participating in the servicing function" within the meaning of
Item 1122 of Regulation AB, notwithstanding any transfer to a successor master servicer or securities administrator, as the case may be. The Depositor, the Unaffiliated Seller, Securities Administrator, the Servicer, the Custodian and the Trustee shall immediately notify the Master Servicer if a claim is made by a third party with respect to this Agreement or the Mortgage Loans which would entitle the Depositor, the Unaffiliated Seller, the Servicer, the Trustee, the Securities Administrator, the Custodian or the Trust Fund to indemnification under this Section 9.12, whereupon the Master Servicer shall assume the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.

            The Master Servicer agrees to indemnify and hold harmless the Trustee from and against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liability, fees and expenses (including reasonable attorneys' fees) that the Trustee may sustain as a result of such respective liability or obligations of the Master Servicer and in connection with the Trustee's assumption (not including the Trustee's performance, except to the extent that costs or liability of the Trustee are created or increased as a result of negligent or wrongful acts or omissions of the Master Servicer prior to its replacement as Master Servicer) of the Master Servicer's obligations, duties or responsibilities under such agreement.

            The Trust Fund agrees to indemnify the Master Servicer and hold it harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that the Master Servicer, as applicable may incur or sustain in connection with, arising out of or related to this Agreement or the Certificates, except to the extent that any such loss, liability or expense is related to (i) a material breach of the Master Servicer's representations and warranties in this Agreement or (ii) the Master Servicer's willful malfeasance, bad faith or negligence or by reason of its reckless disregard of its duties and obligations under any such agreement; provided that any such loss, liability or expense constitutes an "unanticipated expense incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii). The Master Servicer shall be entitled to reimbursement for any such indemnified amount from funds on deposit in the Distribution Account.

            The Unaffiliated Seller agrees to indemnify the Master Servicer and hold it harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that the Master Servicer may incur or sustain in connection with, arising out of or related to a material breach of the Unaffiliated Seller's repurchase obligations under Section 2.03(d).

                                    ARTICLE X

                     CONCERNING THE SECURITIES ADMINISTRATOR

            Section 10.01 Duties of Securities Administrator. The Securities Administrator shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement.

            The Securities Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Securities Administrator that are specifically required to be furnished pursuant to any provision of this Agreement shall examine them to determine whether they are in the form required by this Agreement; provided, however, that the Securities Administrator shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument. If any such instrument is found not to conform in any material respect to the requirements of this Agreement, the Securities Administrator shall notify the Certificateholders of such non conforming instrument in the event the Securities Administrator, after so requesting, does not receive a satisfactorily corrected instrument.

            No provision of this Agreement shall be construed to relieve the Securities Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

            (i) the duties and obligations of the Securities Administrator shall be determined solely by the express provisions of this Agreement, the Securities Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Securities Administrator and the Securities Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Securities Administrator and conforming to the requirements of this Agreement which it believed in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

            (ii) the Securities Administrator shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Securities Administrator, unless it shall be conclusively determined by a court of competent jurisdiction, such determination no longer subject to appeal, that the Securities Administrator was negligent in ascertaining the pertinent facts;

            (iii) the Securities Administrator shall not be liable with respect to any action or inaction taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates evidencing not less than 25% of the Voting Rights of Certificates relating to the time, method and place of conducting any proceeding for any remedy available to the Securities Administrator, or exercising or omitting to exercise any trust or power conferred upon the Securities Administrator under this Agreement; and

            (iv) the Securities Administrator shall not be accountable, shall have no liability and makes no representation as to any acts or omissions hereunder of the Master Servicer or the Trustee.

            Section 10.02 Certain Matters Affecting the Securities Administrator. Except as otherwise provided in Section 10.01:

            (i) the Securities Administrator may request and conclusively rely upon and shall be fully protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Securities Administrator shall have no responsibility to ascertain or confirm the genuineness of any signature of any such party or parties;

            (ii) the Securities Administrator may consult with counsel, financial advisers or accountants and the advice of any such counsel, financial advisers or accountants and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

            (iii) the Securities Administrator shall not be liable for any action or inaction taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (iv) the Securities Administrator shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by Holders of Certificates evidencing not less than 25% of the Voting Rights allocated to each Class of Certificates; provided, however, that if the payment within a reasonable time to the Securities Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Securities Administrator, not reasonably assured to the Securities Administrator by the security afforded to it by the terms of this Agreement, the Securities Administrator may require reasonable indemnity against such expense or liability as a condition to so proceeding. Nothing in this clause (iv) shall derogate from the obligation of the Master Servicer to observe any applicable law prohibiting disclosure of information regarding the Mortgagors, provided that the Master Servicer shall have no liability for disclosure required by this Agreement;

            (v) the Securities Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys or a custodian and the Securities Administrator shall not be responsible for any misconduct or negligence on the part of any such agent, attorney or custodian appointed by the Securities Administrator with due care;

            (vi) the Securities Administrator shall not be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it, and none of the provisions contained in this Agreement shall in any event require the Securities Administrator to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer under this Agreement;

            (vii) the Securities Administrator shall be under no obligation to exercise any of the trusts, rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Securities Administrator reasonable security or indemnity satisfactory to the Securities Administrator against the costs, expenses and liabilities which may be incurred therein or thereby;

            (viii) the Securities Administrator shall have no obligation to appear in, prosecute or defend any legal action that is not incidental to its duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that the Securities Administrator may in its discretion undertake any such action that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Trustee, the Securities Administrator and the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Securities Administrator shall be entitled to be reimbursed therefor out of the Distribution Account;

            (ix) the right of the Securities Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Securities Administrator shall not be answerable for other than its negligence, bad faith or willful misconduct in the performance of such act; and

            (x) the Securities Administrator shall not be required to give any bond or surety in respect of the execution of the Trust Fund created hereby or the powers granted hereunder.

            The Securities Administrator shall have no duty (A) to see to any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing thereof, (B) to see to the provision of any insurance or (C) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Trust Fund other than from funds available in the Distribution Account.

            Section 10.03 Securities Administrator Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall not be taken as the statements of the Securities Administrator, and the Securities Administrator assumes no responsibility for their correctness. The Securities Administrator makes no representations as to the validity or sufficiency of this Agreement or of the Certificates or of any Mortgage Loan or related document other than with respect to the Securities Administrator's execution and authentication of the Certificates. The Securities Administrator shall not be accountable for the use or application by the Depositor or the Master Servicer of any funds paid to the Depositor or the Master Servicer in respect of the Mortgage Loans or deposited in or withdrawn from the Distribution Account by the Depositor or the Master Servicer.

            Section 10.04 Securities Administrator May Own Certificates. The Securities Administrator in its individual or any other capacity may become the owner or pledgee of Certificates and may transact business with the parties hereto and their Affiliates with the same rights as it would have if it were not the Securities Administrator.

            Section 10.05 Securities Administrator's Fees and Expenses. The Securities Administrator shall be entitled to the investment income earned on amounts in the Distribution Account. The Securities Administrator and any director, officer, employee, agent or "control person" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange of 1934, as amended ("Control Person"), of the Securities Administrator shall be indemnified by the Trust and held harmless against any loss, liability or expense (including reasonable attorney's fees) (i) incurred in connection with any claim or legal action relating to (a) this Agreement, the Interest Rate Swap Agreement or the Interest Rate Cap Agreement, (b) the Mortgage Loans or (c) the Certificates, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of any of the Securities Administrator's duties hereunder, (ii) incurred in connection with the performance of any of the Securities Administrator's duties hereunder or under such other agreements, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of any of the Securities Administrator's duties hereunder or (iii) incurred by reason of any action of the Securities Administrator taken at the direction of the Certificateholders, provided that any such loss, liability or expense constitutes an "unanticipated expense incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G 1(b)(3)(ii). Such indemnity shall survive the termination of this Agreement or the resignation or removal of the Securities Administrator hereunder. Without limiting the foregoing, and except for any such expense, disbursement or advance as may arise from the Securities Administrator's negligence, bad faith or willful misconduct, or which would not be an "unanticipated expense" within the meaning of the second preceding sentence, the Securities Administrator shall be reimbursed by the Trust for all reasonable expenses, disbursements and advances incurred or made by the Securities Administrator in accordance with any of the provisions of this Agreement with respect to: (A) the reasonable compensation and the expenses and disbursements of its counsel not associated with the closing of the issuance of the Certificates, (B) the reasonable compensation, expenses and disbursements of any accountant, engineer, appraiser or other agent that is not regularly employed by the Securities Administrator, to the extent that the Securities Administrator must engage such Persons to perform acts or services hereunder and
(C) printing and engraving expenses in connection with preparing any Definitive Certificates. The Trust shall fulfill its obligations under this paragraph from amounts on deposit from time to time in the Distribution Account. The Securities Administrator shall be required to pay all expenses incurred by it in connection with its activities hereunder and shall not be entitled to reimbursement therefor except as provided in this Agreement.

            The Securities Administrator shall not be entitled to payment or reimbursement from the Unaffiliated Seller for any routine ongoing expenses incurred by Wells Fargo Bank, National Association, in its capacity as Securities Administrator and/or Master Servicer in the ordinary course of its duties as Securities Administrator, Master Servicer, Registrar, or paying agent under this Agreement or for any other expenses, including indemnification payments, except as set forth herein.

            The Trustee executes the Certificates and the Securities Administrator authenticates the Certificates not in its individual capacity but solely as Trustee and Securities Administrator, respectively, of the Trust Fund created by this Agreement, in the exercise of the powers and authority conferred and vested in it by this Agreement.

            Section 10.06 Eligibility Requirements for Securities Administrator. The Securities Administrator hereunder shall at all times be a corporation or association organized and doing business under the laws the United States of America or any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating of at least investment grade. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 10.06 the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Securities Administrator shall cease to be eligible in accordance with the provisions of this Section 10.06, the Securities Administrator shall resign immediately in the manner and with the effect specified in Section 10.07 hereof. The entity serving as Securities Administrator may have normal banking and trust relationships with the Depositor and its affiliates or the Trustee and its affiliates.

            Any successor Securities Administrator (i) may not be an originator, the Master Servicer, the Servicer, the Depositor or an affiliate of the Depositor unless the Securities Administrator functions are operated through an institutional trust department of the Securities Administrator, (ii) must be authorized to exercise corporate trust powers under the laws of its jurisdiction of organization, and (iii) must be rated at least "A/F1" by Fitch, if Fitch is a Rating Agency and rates such successor, or the equivalent rating by S&P or Moody's. If no successor Securities Administrator shall have been appointed and shall have accepted appointment within 60 days after the Securities Administrator ceases to be the Securities Administrator pursuant to Section 10.07, then the Trustee may (but shall not be obligated to) become the successor Securities Administrator. The Depositor shall appoint a successor to the Securities Administrator in accordance with Section 10.07. The Trustee shall notify the Rating Agencies of any change of Securities Administrator.

            Section 10.07 Resignation and Removal of Securities Administrator. The Securities Administrator may at any time resign by giving written notice of resignation to the Depositor, the Swap Provider and the Trustee and each Rating Agency not less than 60 days before the date specified in such notice when, subject to Section 10.08, such resignation is to take effect, and acceptance by a successor Securities Administrator in accordance with Section 10.08 meeting the qualifications set forth in Section 10.06. If no successor Securities Administrator meeting such qualifications shall have been so appointed by the Depositor and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Securities Administrator may petition any court of competent jurisdiction for the appointment of a successor Securities Administrator.

            If at any time the Securities Administrator shall cease to be eligible in accordance with the provisions of Section 10.06 hereof and shall fail to resign after written request thereto by the Depositor, or if at any time the Securities Administrator shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Securities Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Securities Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Trust Fund by any state in which the Securities Administrator or the Trust Fund is located and the imposition of such tax would be avoided by the appointment of a different Securities Administrator, then the Depositor may remove the Securities Administrator and appoint a successor Securities Administrator by written instrument, in triplicate, one copy of which instrument shall be delivered to the Securities Administrator so removed, one copy of which shall be delivered to the Master Servicer and one copy to the successor Securities Administrator.

            The Holders of Certificates entitled to at least a majority of the Voting Rights may at any time remove the Securities Administrator and appoint a successor Securities Administrator by written instrument or instruments, in triplicate, signed by such Holders or their attorneys in fact duly authorized, one complete set of which instruments shall be delivered by the successor Securities Administrator to the Trustee, one complete set to the Securities Administrator so removed and one complete set to the successor so appointed. Notice of any removal of the Securities Administrator shall be given to each Rating Agency by the successor Securities Administrator.

            Any resignation or removal of the Securities Administrator and appointment of a successor Securities Administrator pursuant to any of the provisions of this Section 10.07 shall become effective upon acceptance by the successor Securities Administrator of appointment as provided in Section 10.08 hereof.

            Section 10.08 Successor Securities Administrator. Any successor Securities Administrator (which may be the Trustee) appointed as provided in
Section 10.07 hereof shall execute, acknowledge and deliver to the Swap Provider and the Depositor and to its predecessor Securities Administrator and the Trustee an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor Securities Administrator shall become effective and such successor Securities Administrator, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Securities Administrator herein. The Depositor, the Trustee, the Master Servicer and the predecessor Securities Administrator shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Securities Administrator all such rights, powers, duties, and obligations.

            No successor Securities Administrator shall accept appointment as provided in this Section 10.08 unless at the time of such acceptance such successor Securities Administrator shall be eligible under the provisions of
Section 10.06 hereof and its appointment shall not adversely affect the then current rating of the Certificates, as confirmed in writing by each Rating Agency.

            Upon acceptance by a successor Securities Administrator of appointment as provided in this Section 10.08, the Depositor shall mail notice of the succession of such Securities Administrator hereunder to all Holders of Certificates. If the Depositor fails to mail such notice within 10 days after acceptance by the successor Securities Administrator of appointment, the successor Securities Administrator shall cause such notice to be mailed at the expense of the Depositor.

            Section 10.09 Merger or Consolidation of Securities Administrator. Any corporation or other entity into which the Securities Administrator may be merged or converted or with which it may be consolidated or any corporation or other entity resulting from any merger, conversion or consolidation to which the Securities Administrator shall be a party, or any corporation or other entity succeeding to the business of the Securities Administrator, shall be the successor of the Securities Administrator hereunder, provided that such corporation or other entity shall be eligible under the provisions of Section
10.06 hereof, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. In connection with the succession to the Securities Administrator under this Agreement by any Person (i) into which the Securities Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the Securities Administrator, the Securities Administrator shall notify the Depositor of such succession or appointment and shall furnish to the Depositor all information reasonably necessary for the Securities Administrator to accurately and timely report, pursuant to Section 8.12(g), the event under
Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

            Section 10.10 Assignment or Delegation of Duties by the Securities Administrator. Except as expressly provided herein, the Securities Administrator shall not assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by the Securities Administrator; provided, however, that the Securities Administrator shall have the right with the prior written consent of the Depositor (which shall not be unreasonably withheld or delayed) and upon delivery to the Trustee and the Depositor of a letter from each Rating Agency to the effect that such action shall not result in a downgrade of the ratings assigned to any of the Certificates, to delegate or assign to or subcontract with or authorize or appoint any qualified Person to perform and carry out any duties, covenants or obligations to be performed and carried out by the Securities Administrator hereunder, provided, further, that the Securities Administrator complies with Section 3.02(e) as if the Securities Administrator were a "Servicer" pursuant to that Section. Notice of such permitted assignment shall be given promptly by the Securities Administrator to the Depositor, the Swap Provider and the Trustee. If, pursuant to any provision hereof, the duties of the Securities Administrator are transferred to a successor securities administrator, the entire compensation payable to the Securities Administrator pursuant hereto shall thereafter be payable to such successor securities administrator but in no event shall the fee payable to the successor Securities Administrator exceed that payable to the predecessor Securities Administrator.

                                   ARTICLE XI

                                   TERMINATION

            Section 11.01 Termination upon Liquidation or Purchase of the Mortgage Loans. Subject to Section 11.03, the obligations and responsibilities of the Depositor, the Servicer, the Securities Administrator and the Trustee created hereby with respect to the Trust Fund shall terminate upon the earlier of (a) the purchase, on or after the applicable Optional Termination Date, by the Servicer, the Master Servicer or the Class X Certificateholders (subject to the restrictions set forth in the definition of "Optional Termination Date") of all Mortgage Loans (and REO Properties) at the price equal to the sum of (i) 100% of the unpaid principal balance of each Mortgage Loan (other than in respect of REO Property) plus accrued and unpaid interest thereon at the applicable Mortgage Rate, (ii) the lesser of (x) the appraised value of any REO Property as determined by the higher of two appraisals completed by two independent appraisers selected by the party exercising the optimal termination at the expense of the party exercising the optimal termination plus, accrued and unpaid interest on each Mortgage Loan at the applicable Mortgage Rate and (y) the unpaid principal balance of each Mortgage Loan related to any REO Property, in each case plus accrued and unpaid interest thereon at the applicable Mortgage Rate, (iii) all costs and expenses incurred by, or on behalf of, the Trust Fund, of which the Securities Administrator has actual knowledge, in connection with any violation by such Mortgage Loan of any predatory or abusive-lending law and
(iv) any Swap Termination Payment, other than a Defaulted Swap Termination Payment, owed to the Swap Provider (the "Termination Price") and (b) the later of (i) the maturity or other liquidation of the last Mortgage Loan remaining in the Trust Fund and the disposition of all REO Property and (ii) the distribution to Certificateholders of all amounts required to be distributed to them pursuant to this Agreement. In no event shall the trusts created hereby continue beyond the expiration of 21 years from the death of the survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James's, living on the date hereof.

            Notwithstanding the foregoing, if Standard & Poor's has rated a class of debt securities ("NIM Securities") that are backed by the Class X Certificates and Class P Certificates and that are outstanding on any date on which the Servicer intends to exercise its option to purchase the Mortgage Loans, the Servicer will be permitted to exercise such option only if one of the following additional conditions is met: (i) after distribution of the Termination Price to the Certificateholders (other than the Holders of the Class X Certificates, Class P Certificates and Class R Certificates) to redeem the related Certificates, the remainder of the Termination Price (the "Remainder Amount") is distributed to the Holders of the Class X Certificates and Class P Certificates and is sufficient to pay the outstanding principal amount of and accrued and unpaid interest on the NIM Securities to the extent the NIM Securities are then outstanding; or (ii) (A) at the same time that the Servicer remits the Termination Price to the Master Servicer, it also remits to the Securities Administrator an additional amount which, in combination with the Remainder Amount, is sufficient to pay the outstanding principal amount of and accrued and unpaid interest on the NIM Securities, to the extent the NIM Securities are then outstanding, and (B) the Securities Administrator remits the Remainder Amount to the Holders of the Class X Certificates and Class P Certificates and remits that additional amount directly to the NIM Trustee (plus any outstanding fees and expenses due and owing to the NIM Trustee) under the indenture creating the NIM Securities.

            Section 11.02 Final Distribution on the Certificates. If on any Remittance Date, the Servicer determines that there are no Outstanding Mortgage Loans and no other funds or assets in the Trust Fund other than the funds in the Collection Accounts, the Servicer shall direct the Securities Administrator promptly to send a Notice of Final Distribution to each Certificateholder and the Swap Provider. If the Servicer so elects to terminate, by the 25th day of the month preceding the month of the final distribution, the Servicer shall notify the Depositor, the Securities Administrator and the Trustee of the final Distribution Date the Servicer or the Class X Certificateholder of the date the Servicer intends to terminate the Trust Fund and of the applicable repurchase price of the Mortgage Loans and REO Properties.

            A Notice of Final Distribution, specifying the Distribution Date on which Certificateholders may surrender their Certificates for payment of the final distribution and cancellation, shall be given promptly by the Securities Administrator by letter to Certificateholders mailed not earlier than the 10th day and not later than the 15th day of the month of such final distribution. Any such Notice of Final Distribution shall specify (a) the Distribution Date upon which final distribution on the Certificates will be made upon presentation and surrender of Certificates at the office therein designated, (b) the amount of such final distribution, (c) the location of the office or agency at which such presentation and surrender must be made, and (d) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office therein specified. The Servicer will give such Notice of Final Distribution to each Rating Agency and the Swap Provider at the time such Notice of Final Distribution is given to Certificateholders.

            In the event such Notice of Final Distribution is given, the Servicer shall cause all funds in its Collection Account to be remitted to the Master Servicer for deposit in the Distribution Account on the Business Day prior to the applicable Distribution Date in an amount equal to the final distribution in respect of the Certificates. Upon such final deposit with respect to the Trust Fund and the receipt by the Securities Administrator of a Request for Release therefor, the Securities Administrator shall forward the Request for Release to the Custodian and the Custodian shall promptly release to the Servicer the Custodial Files for the Mortgage Loans.

            Upon presentation and surrender of the Certificates, the Securities Administrator shall cause to be distributed to the Certificateholders of each Class (after reimbursement of all amounts due to the Servicer, the Depositor, the Swap Provider and the Trustee hereunder), in each case on the final Distribution Date and in the order set forth in Section 4.02, in proportion to their respective Percentage Interests, with respect to Certificateholders of the same Class, up to an amount equal to (i) as to each Class of Regular Certificates (except the Class X Certificates), the Certificate Balance thereof plus for each such Class and the Class X Certificates accrued interest thereon in the case of an interest bearing Certificate and all other amounts to which such Classes are entitled pursuant to Section 4.02 and (ii) as to the Residual Certificates, the amount, if any, which remains on deposit in the Distribution Account (other than the amounts retained to meet claims) after application pursuant to clause (i) above.

            In the event that any affected Certificateholders shall not surrender Certificates for cancellation within six months after the date specified in the above mentioned written notice, the Securities Administrator shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice all the applicable Certificates shall not have been surrendered for cancellation, the Securities Administrator may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets which remain a part of the Trust Fund. If within one year after the second notice all Certificates shall not have been surrendered for cancellation, the Class R Certificateholders shall be entitled to all unclaimed funds and other assets of the Trust Fund which remain subject hereto.

            Section 11.03 Additional Termination Requirements. In the event the Servicer exercises its purchase option with respect to the Mortgage Loans as provided in Section 11.01, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Securities Administrator has been supplied with an Opinion of Counsel, at the expense of the Servicer or the Class X Certificateholder, as applicable, to the effect that the failure to comply with the requirements of this Section 11.03 will not (i) result in the imposition of taxes on "prohibited transactions" on any Trust REMIC as defined in Section 860F of the Code, or (ii) cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding:

            (a) The Securities Administrator on behalf of the Trustee shall sell all of the assets of the Trust Fund to the Servicer and, no later than the next Distribution Date after such sale (and in no event more than 90 days after such sale), shall, in the order set forth in Section 4.02 and subject to the payment of all amounts payable under Section 4.02, distribute to the Certificateholders the proceeds of such sale in complete liquidation of each Trust REMIC; and

            (b) The Securities Administrator shall attach a statement to the final federal income tax return for each Trust REMIC stating that pursuant to Treasury Regulations Section 1.860F-1, the first day of the 90 day liquidation period for each Trust REMIC was the date on which the Securities Administrator on behalf of the Trustee sold the assets of the Trust Fund to the Servicer.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

            Section 12.01 Amendment. This Agreement may be amended from time to time (x) by the Depositor, the Servicer, the Custodian, the Securities Administrator, the Master Servicer and the Trustee (y) with the consent of the Unaffiliated Seller unless the Securities Administrator and the Trustee receive an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Securities Administrator, the Master Servicer, the Trustee or the Trust) stating that the amendment will not adversely affect the Unaffiliated Seller, but (z) without the consent of any of the Certificateholders (i) to cure any ambiguity or mistake, (ii) to correct any defective provision herein or to supplement any provision herein which may be inconsistent with any other provision herein,
(iii) to add to the duties of the Depositor, the Master Servicer, the Securities Administrator or the Servicer, (iv) to add any other provisions with respect to matters or questions arising hereunder or (v) to modify, alter, amend, add to or rescind any of the terms or provisions contained in this Agreement; provided, that any action pursuant to clauses (iv) or (v) above shall not, as evidenced by an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Securities Administrator, the Trustee, the Master Servicer or the Trust), adversely affect in any material respect the interests of any Certificateholder (it being understood that any Opinion of Counsel with respect to income tax matters will be limited to an opinion that such amendment will not cause the imposition of any federal income tax on any Trust REMIC created hereunder or the Certificateholders or cause any Trust REMIC created hereunder to fail to qualify as a REMIC at any time that any Certificates are outstanding); and provided, further, that any such action pursuant to clause (iv) or (v) above shall not be deemed to adversely affect in any material respect the interests of the Swap Provider, the Cap Provider or the Certificateholders if the Person requesting the amendment obtains a letter from each Rating Agency stating that the amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates; it being understood and agreed that any such letter in and of itself will not represent a determination as to the materiality of any such amendment and will represent a determination only as to the credit issues affecting any such rating.

            In addition, this Agreement may also be amended from time to time
(x) by the Trustee, the Depositor, the Custodian, the Securities Administrator, the Master Servicer and the Servicer and (y) with the consent of the Unaffiliated Seller unless the Trustee and the Securities Administrator receive an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Securities Administrator, the Master Servicer, the Trustee or the Trust) stating that the amendment will not adversely affect the Unaffiliated Seller, but (z) without the consent of the Certificateholders, to modify, eliminate or add to any of its provisions to such extent as shall be necessary or helpful to (i) maintain the qualification of each Trust REMIC and Grantor Trust under the Code,
(ii) avoid or minimize the risk of the imposition of any tax on any Trust REMIC and Grantor Trust pursuant to the Code that would be a claim at any time prior to the final redemption of the Certificates or (iii) comply with any other requirements of the Code; provided, that the Trustee and the Securities Administrator has been provided an Opinion of Counsel, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Securities Administrator, the Master Servicer, the Trustee or the Trust, to the effect that such action is necessary or helpful to, as applicable,
(i) maintain such qualification, (ii) avoid or minimize the risk of the imposition of such a tax or (iii) comply with any such requirements of the Code or facilitate the administration and reporting of each Trust REMIC or Grantor Trust; provided, however, that any amendment that would otherwise require the consent of Holders pursuant to the next paragraph shall be made only pursuant to the terms of the next paragraph.

            This Agreement may also be amended from time to time (x) by the Depositor, the Servicer, the Master Servicer, the Custodian, the Securities Administrator and the Trustee (y) with the consent of the Unaffiliated Seller unless the Securities Administrator receives an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Securities Administrator, the Master Servicer, the Trustee or the Trust) stating that the amendment will not adversely affect the Unaffiliated Seller, and (z), except as set forth in
Section 12.07, with the consent of the Holders of Certificates evidencing Percentage Interests aggregating not less than 66-2/3% of each Class of Certificates (based on the aggregate outstanding principal balance of such class at such time) affected thereby, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in (i), without the consent of the Holders of Certificates of such Class evidencing, as to such Class, Percentage Interests aggregating not less than 66-2/3%, or (iii) reduce the aforesaid percentages of Certificates the Holders of which are required to consent to any such amendment, without the consent of the Holders of all such Certificates then outstanding; provided, further, that, without the consent of the Holders of a majority of the Certificates then Outstanding, no such amendment shall result in a Significant Change to a Permitted Activity.

            Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless it shall have first received an Opinion of Counsel, which opinion shall not be an expense of the Securities Administrator, the Master Servicer, the Trustee or the Trust, to the effect that such amendment will not cause the imposition of any federal income tax on any Trust REMIC or the Certificateholders or cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust at any time that any Certificates are outstanding.

            Notwithstanding any contrary provision of this Agreement, the Securities Administrator shall not consent to any amendment, modification or change to this Agreement without the prior written consent of the Swap Provider or the Cap Provider, as applicable, if such amendment, modification or change could reasonably be expected to have a material adverse effect on the rights or obligations of the Swap Provider or the Cap Provider, as applicable, under this Agreement or under the Interest Rate Swap Agreement or the Interest Rate Cap Agreement, as applicable. Unless notified by the Swap Provider or the Cap Provider, as applicable, that the Swap Provider or the Cap Provider, as applicable, could reasonably be materially and adversely affected by such amendment, modification or change, for purposes of determining whether an amendment, modification or change could reasonably be expected to have a material adverse effect on the Swap Provider or the Cap Provider, as applicable, the Trustee and the Securities Administrator shall be entitled to rely on an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Securities Administrator or the Trustee) after giving notice of such amendment, modification or change to the Swap Provider. The Securities Administrator shall furnish to the Swap Provider and the Cap Provider a copy of each proposed amendment, modification or change to this Agreement at least ten Business Days prior to the execution thereof and a copy of each executed amendment, modification or change to this Agreement promptly upon execution thereof, along with copies of the letter from each Rating Agency stating that the amendment, modification or change would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates.

            Promptly after the execution of any amendment to this Agreement requiring the consent of Certificateholders, the Securities Administrator shall furnish written notification of the substance or a copy of such amendment to the Swap Provider, the Cap Provider, each Certificateholder and each Rating Agency.

            It shall not be necessary for the consent of Certificateholders under this Section 12.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

            Nothing in this Agreement shall require the Securities Administrator, the Trustee or the Custodian to enter into an amendment without receiving an Opinion of Counsel (which Opinion shall not be an expense of the Trustee, the Custodian, the Securities Administrator, the Master Servicer or the Trust), satisfactory to the Trustee, the Securities Administrator, the Master Servicer and the Custodian that (i) such amendment is permitted and is not prohibited by this Agreement and that all requirements for amending this Agreement have been complied with; and (ii) either (A) the amendment does not adversely affect in any material respect the interests of any Certificateholder or (B) the conclusion set forth in the immediately preceding clause (A) is not required to be reached pursuant to this Section 12.01.

            Section 12.02 Recordation of Agreement; Counterparts. This Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at its expense, but only upon receipt of an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

            For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 12.03 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            Section 12.04 Intention of Parties. It is the express intent of the parties hereto that the conveyance (i) of the Mortgage Loans by the Depositor and (ii) of the Trust Fund by the Depositor to the Trustee each be, and be construed as, an absolute sale thereof. It is, further, not the intention of the parties that such conveyances be deemed a pledge thereof. However, in the event that, notwithstanding the intent of the parties, such assets are held to be the property of the Depositor, as the case may be, or if for any other reason this Agreement is held or deemed to create a security interest in either such assets, then (i) this Agreement shall be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (ii) the conveyances provided for in this Agreement shall be deemed to be an assignment and a grant by the Depositor to the Trustee, for the benefit of the Certificateholders, of a security interest in all of the assets transferred, whether now owned or hereafter acquired.

            The Depositor, for the benefit of the Certificateholders and the Swap Provider, shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Trust Fund, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement. The Depositor shall arrange for filing any Uniform Commercial Code continuation statements in connection with any security interest granted or assigned to the Trustee for the benefit of the Certificateholders.

            Section 12.05 Notices. (a) The Securities Administrator shall use its best efforts to promptly provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

            1.    Any material change or amendment to this Agreement;

            2. The occurrence of any Event of Default that has not been cured;

            3. The resignation or termination of the Servicer, the Securities Administrator, the Master Servicer or the Trustee and the appointment of any successor;

            4.    The repurchase or substitution of Mortgage Loans pursuant to
                  Section 2.03; and

            5.    The final payment to Certificateholders.

            (b) In addition, the Securities Administrator shall promptly furnish to each Rating Agency copies of the following:

            1.    Each report to Certificateholders described in Section 4.03;
                  and

            2.    Any notice of a purchase of a Mortgage Loan pursuant to
                  Section 2.02, 2.03 or 3.11.

All directions, demands, consents, notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to (a) in the case of the Depositor or the Representative, Morgan Stanley ABS Capital I Inc. or Morgan Stanley & Co. Incorporated, 1585 Broadway, 10th Floor, New York, New York, 10036, Attention: Valerie Kay, with a copy to James Lee, Esq., 1585 Broadway, 38th Floor, New York, New York 10036, (b) in the case of the Servicer, Saxon Mortgage Services, Inc. 4708 Mercantile Drive, Fort Worth, Texas, 76137, Attention: David Dill, President, with a copy to Saxon Capital, Inc., 4860 Cox Road, Suite 300, Glen Allen, Virginia 23060, Attention: General Counsel, or such other address as may be hereafter furnished to the parties hereto in writing, (c) in the case of the Securities Administrator or Master Servicer to the Corporate Trust Office or such other address as the Securities Administrator or Master Servicer may hereafter furnish to the parties hereto,
(d) in the case of the Trustee and the Custodian to Deutsche Bank National Trust Company, 1761 East St. Andrew Place, Santa Ana, California 92705-4934,
Attention: Trust Administration - IX0702, (e) in the case of the Unaffiliated Seller, Natixis Real Estate Capital, Inc., 9 West 57th Street, New York, New York 10019, Attention: General Counsel, or such other address as the Unaffiliated Seller may hereafter furnish to the parties hereto, (f) in the case of each of the Rating Agencies, the address specified therefor in the definition corresponding to the name of such Rating Agency, (g) in the case of any Originator, the address specified therefor in the applicable Mortgage Loan Purchase Agreement and (h) in the case of the Swap Provider, the address specified therefor in the Interest Rate Swap Agreement. Notices to Certificateholders shall be deemed given when mailed, first class postage prepaid, to their respective addresses appearing in the Certificate Register.

            Section 12.06 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 12.07 Assignment; Sales; Advance Facilities. Notwithstanding anything to the contrary contained herein, except as provided in Section 6.04, this Agreement may not be assigned by the Servicer without the prior written consent of the Trustee and the Depositor; provided, however, the Servicer is hereby authorized to enter into an Advance Facility under which (l) the Servicer sells, assigns or pledges to an Advancing Person the Servicer's rights under this Agreement to be reimbursed for any P&I Advances or Servicing Advances and/or (2) an Advancing Person agrees to fund some or all P&I Advances or Servicing Advances required to be made by the Servicer pursuant to this Agreement. No consent of the Trustee, Certificateholders or any other party is required before the Servicer may enter into an Advance Facility. Notwithstanding the existence of any Advance Facility under which an Advancing Person agrees to fund P&I Advances and/or Servicing Advances on the Servicer's behalf, the Servicer shall remain obligated pursuant to this Agreement to make P&I Advances and Servicing Advances pursuant to and as required by this Agreement, and shall not be relieved of such obligations by virtue of such Advance Facility.

            Reimbursement amounts shall consist solely of amounts in respect of P&I Advances and/or Servicing Advances made with respect to the Mortgage Loans for which the Servicer would be permitted to reimburse itself in accordance with this Agreement.

            The Servicer shall maintain and provide to any successor Servicer a detailed accounting on a loan-by-loan basis as to amounts advanced by, pledged or assigned to, and reimbursed to any Advancing Person. The successor Servicer shall be entitled to rely on any such information provided by the predecessor Servicer, and the successor Servicer shall not be liable for any errors in such information.

            An Advancing Person who purchases or receives an assignment or pledge of the rights to be reimbursed for P&I Advances and/or Servicing Advances, and/or whose obligations hereunder are limited to the funding of P&I Advances and/or Servicing Advances shall not be required to meet the criteria for qualification of a Subservicer set forth in this Agreement.

            The documentation establishing any Advance Facility shall require that reimbursement amounts distributed with respect to each Mortgage Loan be allocated to outstanding unreimbursed P&I Advances or Servicing Advances (as the case may be) made with respect to that Mortgage Loan on a "first-in, first-out"
(FIFO) basis. Such documentation shall also require the Servicer to provide to the related Advancing Person or its designee loan-by-loan information with respect to each such reimbursement amount distributed to such Advancing Person or Advance Facility trustee on each Distribution Date, to enable the Advancing Person or Advance Facility trustee to make the FIFO allocation of each such reimbursement amount with respect to each applicable Mortgage Loan. The Servicer shall remain entitled to be reimbursed by the Advancing Person or Advance Facility trustee for all P&I Advances and Servicing Advances funded by the Servicer to the extent the related rights to be reimbursed therefor have not been sold, assigned or pledged to an Advancing Person.

            Any amendment to this Section 12.07 or to any other provision of this Agreement that may be necessary or appropriate to effect the terms of an Advance Facility as described generally in this Section 12.07, including amendments to add provisions relating to a successor Servicer, may be entered into by the Trustee, the Depositor, the Unaffiliated Seller, the Securities Administrator, the Master Servicer and the Servicer without the consent of any Certificateholder, notwithstanding anything to the contrary in this Agreement, upon receipt by the Trustee of an Opinion of Counsel that such amendment has no material adverse effect on the Certificateholders or written confirmation from the Rating Agencies that such amendment will not adversely affect the ratings on the Certificates. Prior to entering into an Advance Facility, the Servicer shall notify the lender under such facility in writing that: (a) the Advances financed by and/or pledged to the lender are obligations owed to the Servicer on a non-recourse basis payable only from the cash flows and proceeds received under this Agreement for reimbursement of Advances only to the extent provided herein, and none of the Trustee, the Securities Administrator, and the Trust are otherwise obligated or liable to repay any Advances financed by the lender; (b) the Servicer will be responsible for remitting to the lender the applicable amounts collected by it as reimbursement for Advances funded by the lender, subject to the restrictions and priorities created in this Agreement; and (c) none of the Securities Administrator, the Master Servicer or the Trustee shall have any responsibility to track or monitor the administration of the financing arrangement between the Servicer and the lender.

            Section 12.08 Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the trust created hereby, nor entitle such Certificateholder's legal representative or heirs to claim an accounting or to take any action or commence any proceeding in any court for a petition or winding up of the trust created hereby, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            No Certificateholder shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            No Certificateholder shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of an Event of Default and of the continuance thereof, as herein provided, and unless the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates shall also have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 12.08, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 12.09 Inspection and Audit Rights. The Servicer agrees that, on reasonable prior notice, it will permit any representative of the Depositor, the Unaffiliated Seller, the Securities Administrator, the Master Servicer or the Trustee during the Servicer's normal business hours, to examine all the books of account, records, reports and other papers of the Servicer relating to the Mortgage Loans, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by the party conducting the inspection and to discuss its affairs, finances and accounts relating to the Mortgage Loans with its officers, employees and independent public accountants (and by this provision the Servicer hereby authorizes said accountants to discuss with such representative such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any customary out-of-pocket expense of the Servicer incident to the exercise by the Depositor, the Unaffiliated Seller, the Securities Administrator or the Trustee of any right under this Section 12.09 shall be borne by the Servicer.

            Section 12.10 Certificates Nonassessable and Fully Paid. It is the intention of the Depositor that Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and that the Certificates, upon due authentication thereof by the Securities Administrator pursuant to this Agreement, are and shall be deemed fully paid.

            Section 12.11 [Reserved].

            Section 12.12 Third Party Beneficiary. The parties agree that each of the Swap Provider and the Cap Provider is intended and shall have all rights of a third-party beneficiary of this Agreement. Notwithstanding anything to the contrary herein, any notices required to be provided to the Swap Provider or the Cap Provider under this Agreement shall no longer be required following the termination of the Swap Agreement or the Cap Agreement, as applicable.

            Section 12.13 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE
LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

            Section 12.14 Regulation AB Compliance; Intent of the Parties; Reasonableness. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agree to comply with reasonable requests made by the Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with the Trust, the Master Servicer, the Servicer, the Securities Administrator, the Trustee and the Custodian shall cooperate fully with the Depositor to deliver to the Depositor (including its assignees or designees), any and all statements, reports, certifications, records and any other information available to such party and reasonably necessary in the good faith determination of the parties hereto to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Master Servicer, the Servicer, the Securities Administrator, the Trustee and the Custodian, as applicable, reasonably believed by the Depositor to be necessary in order to effect such compliance.

            IN WITNESS WHEREOF, the Depositor, the Trustee, the Unaffiliated Seller, the Servicer, the Securities Administrator, the Master Servicer and the Custodian have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                       MORGAN STANLEY ABS CAPITAL I INC.,
                                          as Depositor

                                       By:  /s/ Valerie Kay
                                          --------------------------------------
                                          Name:   Valerie Kay
                                          Title:  Vice President

                                       WELLS FARGO BANK, National
                                          Association, as Master Servicer and
                                          Securities Administrator

                                       By: /s/ Martin Reed
                                          --------------------------------------
                                          Name:  Martin Reed
                                          Title:  Vice President

                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          solely as Trustee and not in its
                                          individual capacity, and as
                                          Custodian

                                       By:  /s/ Karlene Benvenuto
                                          --------------------------------------
                                          Name:  Karlene Benvenuto
                                          Title:  Authorized Signer

                                       By:  /s/ Barbara Campbell
                                          --------------------------------------
                                          Name:  Barbara Campbell
                                          Title:  Vice President

                                       SAXON MORTGAGE SERVICES, INC., as
                                          Servicer

                                       By:  /s/ David L. Dill
                                          --------------------------------------
                                          Name:   David L. Dill
                                          Title:  Chief Exeutive Officer and
                                                  President

                                       NATIXIS REAL ESTATE CAPITAL INC., as
                                          Unaffiliated Seller

                                       By:  /s/ Anthony Malanga
                                          --------------------------------------
                                          Name:  Anthony Malanga
                                          Title:  Managing Director

                                       By:  /s/ Christopher Hayden
                                          --------------------------------------
                                          Name:  Christopher Hayden
                                          Title:  Managing Director

                                   SCHEDULE I

 (Delivered to the Securities Administrator and the Trustee and not attached to the Pooling and Servicing Agreement)

                                 SCHEDULE II

                                  [Reserved]

                                  SCHEDULE III

                     IXIS REAL ESTATE CAPITAL TRUST 2007-HE2

                       Mortgage Pass-Through Certificates,
                                 Series 2007-HE2

                     Representations and Warranties of Saxon

      (1) The Servicer is duly organized as a corporation and is validly existing and in good standing under the laws of the state of Texas and is licensed and qualified to transact any and all business contemplated by this Pooling and Servicing Agreement to be conducted by the Servicer in any state in which a Mortgaged Property securing a Mortgage Loan is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such State, to the extent necessary to ensure its ability to enforce each Mortgage Loan and to service the Mortgage Loans in accordance with the terms of this Pooling and Servicing Agreement;

      (2) The Servicer has the full power and authority to service each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Pooling and Servicing Agreement and has duly authorized by all necessary action on the part of the Servicer the execution, delivery and performance of this Pooling and Servicing Agreement; and this Pooling and Servicing Agreement, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except to the extent that (a) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

      (3) The execution and delivery of this Pooling and Servicing Agreement by the Servicer, the servicing of the Mortgage Loans by the Servicer hereunder, the consummation by the Servicer of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Servicer and will not (A) result in a breach of any term or provision of the organizational documents of the Servicer or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which the Servicer is a party or by which it may be bound, or any statute, order or regulation applicable to the Servicer of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Servicer; and the Servicer is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to the Servicer's knowledge, would in the future materially and adversely affect, (x) the ability of the Servicer to perform its obligations under this Pooling and Servicing Agreement or (y) the business, operations, financial condition, properties or assets of the Servicer taken as a whole;

      (4) The Servicer is an approved seller/servicer for Fannie Mae or Freddie Mac;

      (5) No action, suit, proceeding or investigation is pending or, to the best of the Servicer's knowledge, threatened against the Servicer, before any court, administrative agency or other tribunal asserting the invalidity of this Pooling and Servicing Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Pooling and Servicing Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in business, operations, financial conditions, properties or assets of the Servicer, or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or in any material liability on the part of the Servicer, or which would draw into question the validity of this Pooling and Servicing Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or which would be likely to impair materially the ability of the Servicer to perform under the terms of this Pooling and Servicing Agreement;

      (6) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of, or compliance by the Servicer with, this Pooling and Servicing Agreement or the consummation by the Servicer of the transactions contemplated by this Pooling and Servicing Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date;

      (7) The Servicer represents that its computer and other systems used in servicing the Mortgage Loans operate in a manner such that the Servicer can service the Mortgage Loans in accordance with the terms of this Pooling and Servicing Agreement; and

      (8) With respect to each Mortgage Loan, to the extent the Servicer serviced such Mortgage Loan and to the extent the Servicer provided monthly reports to the three credit repositories, the Servicer has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulation, accurate and compete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the national credit repositories), on a monthly basis.

                                SCHEDULE IIIA

                  Further Representations and Warranties of Saxon

      (1) Mortgage Loan Schedule. With respect to each Mortgage Loan, as of the applicable Cut-off Date, each of (1) the last Due Date on which a payment was actually applied to the outstanding principal balance of each Mortgage Loan; (2) the Stated Principal Balance of each Mortgage Loan, after deduction of payments of principal due and collected on or before the applicable Cut-off Date; and (3) the Servicing Transfer Date for each Mortgage Loan, in each case, as listed on the Mortgage Loan Schedule, is true and correct;

      (2) Payments Current. Unless otherwise indicated on the related Mortgage Loan Schedule, with respect to each Mortgage Loan, no Scheduled Payment is 30 days or more Delinquent as of the Cut-off Date nor has any Payment been 30 days or more Delinquent at any time from and after the Servicing Transfer Date through the Cut-off Date;

      (3) Original Terms Unmodified. With respect to each Mortgage Loan, the terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified by or on behalf of the Servicer from and after the Servicing Transfer Date;

      (4) No Satisfaction of Mortgage. With respect to each Mortgage Loan, since the related Servicing Transfer Date and except for prepayments in full, the Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. From and after the Servicing Transfer Date, the Servicer has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Servicer waived any default resulting from any action or inaction by the Mortgagor;

      (5) No Defaults. With respect to each Mortgage Loan, to the best knowledge of the Servicer, other than payments due but not yet 30 days Delinquent, there is no material default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note;

      (6) Escrow Payments/Interest Rate Adjustments. With respect to each Mortgage Loan, since the Servicing Transfer Date, the servicing and collection practices used by the Servicer with respect to such Mortgage Loan have been in all material respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all material respects legal and proper. With respect to escrow deposits and Escrow Payments, if any, all such deposits and payments received by the Servicer are in the possession of, or under the control of, the Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage (to the extent not otherwise prohibited by law). From and after the Servicing Transfer Date, all Mortgage Rate adjustments (if any) have been made in strict compliance with state and federal law and the terms of the related Mortgage Note;

      (7) Other Insurance Policies. The improvements upon each Mortgaged Property are covered by a valid and existing hazard insurance policy with a generally acceptable carrier that provides for fire and extended coverage and coverage for such other hazards as are customary in the area where the Mortgaged Property is located; and

      (8) Servicemembers Civil Relief Act. With respect to each Mortgage Loan, from and after the Servicing Transfer Date, no Mortgagor has notified the Servicer, and the Servicer has no knowledge, of any relief requested and allowed to the Mortgagor under the Servicemembers Civil Relief Act or any similar state or local law.

                                 SCHEDULE IV

(a) Due Organization and Authority. The Unaffiliated Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Unaffiliated Seller, and in any event the Unaffiliated Seller is in compliance with the laws of any such state to the extent necessary; the Unaffiliated Seller has the full corporate power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by the Unaffiliated Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Unaffiliated Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate action has been taken by the Unaffiliated Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Unaffiliated Seller in accordance with their terms;

(b) No Conflicts. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Unaffiliated Seller's charter or by-laws or any legal restriction or any agreement or instrument to which the Unaffiliated Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, except such unfulfillment, non-compliance or default or acceleration does not in the aggregate have a material adverse effect on the operation, business, condition (business or otherwise) of the Unaffiliated Seller or result in the violation of any law, rule, regulation, order, judgment or decree to which the Unaffiliated Seller or its property is subject, except such violation does not in the aggregate have a material adverse effect on the operation, business, condition (business or otherwise) of the Unaffiliated Seller or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument;

(c) No Litigation Pending. There is no action, suit, proceeding or investigation pending nor, to the Unaffiliated Seller's knowledge, threatened against the Unaffiliated Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Unaffiliated Seller, or in any material impairment of the right or ability of the Unaffiliated Seller to carry on its business substantially as now conducted, or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Unaffiliated Seller contemplated herein, or which would be likely to impair materially the ability of the Unaffiliated Seller to perform under the terms of this Agreement; and

(d) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the VA is required for the execution, delivery and performance by the Unaffiliated Seller of or compliance by the Unaffiliated Seller with this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date.

                                  EXHIBIT A

Unless this Certificate is presented by an authorized representative of the Depository Trust Company, a New York corporation ("DTC"), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND CERTAIN OTHER ASSETS.

AS LONG AS THE INTEREST RATE SWAP AGREEMENT IS IN EFFECT, EACH BENEFICIAL OWNER OF THIS CERTIFICATE, OR ANY INTEREST THEREIN, SHALL BE DEEMED TO HAVE REPRESENTED THAT EITHER (I) IT IS NOT AN EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, NOR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT NOR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT OR (II) THE ACQUISITION AND HOLDING OF THIS CERTIFICATE ARE ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER AT LEAST ONE OF PROHIBITED TRANSACTION CLASS EXEMPTION ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 OR PTCE 96-23, THE STATUTORY EXEMPTION UNDER SECTION 408(b)(17) OF ERISA AND SECTION 4975(d) OF THE CODE OR A COMPARABLE EXEMPTION AVAILABLE UNDER SIMILAR LAW.

Certificate No.                              A-1-1
                                             A-2-1
                                             A-3-1
                                             A-4-1
                                             M-1-1
                                             M-2-1
                                             M-3-1
                                             M-4-1
                                             M-5-1
                                             M-6-1
                                             B-1-1
                                             B-2-1
                                             B-3-1
                                             B-4-1

Cut-off Date                            :    April 1, 2007
First Distribution Date                 :    May 25, 2007
Initial Certificate Balance of this     :    $[___________]
Certificate ("Denomination")

Initial Certificate Balances of all     :    [A-1]  $[363,740,000]
Certificates of this Class
                                             [A-2] $[111,250,000]
                                             [A-3] $[147,145,000]
                                             [A-4] $[90,645,000]
                                             [M-1] $[32,940,000]
                                             [M-2] $[30,653,000]
                                             [M-3] $[18,300,000]
                                             [M-4] $[16,013,000]
                                             [M-5] $[15,555,000]
                                             [M-6] $[14,640,000]
                                             [B-1] $[13,725,000]
                                             [B-2] $[11,895,000]
                                             [B-3] $[10,980,000]
                                             [B-4] $[9,150,000]

CUSIP                                   :    [Class A-1] 638728 AA3
                                             [Class A-2] 638728 AB1
                                             [Class A-3] 638728 AC9
                                             [Class A-4] 638728 AD7
                                             [Class M-1] 638728 AE5
                                             [Class M-2] 638728 AF2
                                             [Class M-3] 638728 AG0
                                             [Class M-4] 638728 AH8
                                             [Class M-5] 638728 AJ4
                                             [Class M-6] 638728 AK1
                                             [Class B-1] 638728 AL9
                                             [Class B-2] 638728 AM7
                                             [Class B-3] 638728 AN5
                                             [Class B-4] 638728 AP0

ISIN                                    :    [Class A-1] US638728AA30
                                             [Class A-2] US638728AB13
                                             [Class A-3] US638728AC95
                                             [Class A-4] US638728AD78
                                             [Class M-1] US638728AE51
                                             [Class M-2] US638728AF27
                                             [Class M-3] US638728AG00
                                             [Class M-4] US638728AH82
                                             [Class M-5] US638728AJ49
                                             [Class M-6] US638728AK12
                                             [Class B-1] US638728AL94

                        MORGAN STANLEY ABS CAPITAL I INC.

                    Natixis Real Estate Capital Trust 2007-2
               Mortgage Pass Through Certificates, Series 2007 HE2
                     [Class A][Class M-][Class B-[1][2][3]]

         evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Balance at any time may be less than the Certificate Balance as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any other party to the Agreement referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that CEDE & CO., is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Saxon Mortgage Services, Inc., as a servicer ("Saxon" and the "Servicer"), Natixis Real Estate Capital Inc., as unaffiliated seller (the "Unaffiliated Seller"), Deutsche Bank National Trust Company, as trustee and custodian (in each such capacity, respectively, the "Trustee" and the "Custodian") and Wells Fargo Bank, National Association, as securities administrator and master servicer (in each such capacity, respectively, the "Securities Administrator" and the "Master Servicer"). To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

                                    * * *

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:

                                       WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION, not in its individual
                                          capacity, but solely as Securities
                                          Administrator

                                       By:
                                          --------------------------------------

Authenticated:

By
     --------------------------------
     Authorized Signatory of
     WELLS FARGO BANK, NATIONAL ASSOCIATION,
     not in its individual capacity,
     but solely as Securities Administrator

                      MORGAN STANLEY ABS CAPITAL I INC.
                  Natixis Real Estate Capital Trust 2007-HE2
             Mortgage Pass-Through Certificates, Series 2007-HE2

            This Certificate is one of a duly authorized issue of Certificates designated as Natixis Real Estate Capital Trust 2007-HE2 Mortgage Pass-Through Certificates, Series 2007-HE2 (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Securities Administrator is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the Securities Administrator.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the Business Day immediately preceding such Distribution Date; provided, however, that for any Definitive Certificates, the Record Date shall be the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Securities Administrator for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Securities Administrator and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement, with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices designated by the Securities Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator and the Certificate Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor, the Servicer, the Unaffiliated Seller, the Securities Administrator, the Master Servicer and the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and no such party shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans, as of the last day of the related Due Period, is less than or equal to 5% of the Maximum Pool Principal Balance, the Servicer and/or the Class X Certificateholders will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 11.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                  ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.
            I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_______________________________________________________________________________.

                                        ________________________________________
                                        Signature by or on behalf of assignor

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,

_____________________________________________________________________________,

for the account of __________________________________________________________,

account number ___________, or, if mailed by check, to_______________________.

Applicable statements should be mailed to____________________________________,

_____________________________________________________________________________.

            This information is provided by _________________________________,

the assignee named above, or ________________________________________________, as its agent.

                                  EXHIBIT B

IF THIS CERTIFICATE IS A PHYSICAL CERTIFICATE, NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE SECURITIES ADMINISTRATOR A TRANSFEROR LETTER (THE "TRANSFEROR LETTER") IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE SECURITIES ADMINISTRATOR RECEIVES A RULE 144A LETTER (THE "144A LETTER") IN THE FORM OF EXHIBIT J TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE SECURITIES ADMINISTRATOR RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

IF THIS CERTIFICATE IS A BOOK-ENTRY CERTIFICATE, THE PROPOSED TRANSFEROR WILL BE DEEMED TO HAVE MADE EACH OF THE CERTIFICATIONS SET FORTH IN THE TRANSFEROR LETTER AND THE PROPOSED TRANSFEREE WILL BE DEEMED TO HAVE MADE EACH OF THE CERTIFICATIONS SET FORTH IN THE RULE 144A LETTER, IN EACH CASE AS IF SUCH CERTIFICATE WERE EVIDENCED BY A PHYSICAL CERTIFICATE

IF THIS CERTIFICATE IS A PHYSICAL CERTIFICATE, NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE SECURITIES ADMINISTRATOR A REPRESENTATION LETTER TO THE EFFECT THAT EITHER (I) SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"),
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY FEDERAL, STATE OR LOCAL LAW MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), AND IS NOT ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE THIS CERTIFICATE, OR (II) SUCH TRANSFEREE IS AN INSURANCE COMPANY AND IS PURCHASING THIS CERTIFICATE WITH FUNDS CONTAINED IN AN "INSURANCE COMPANY GENERAL ACCOUNT" (AS SUCH TERM IS DEFINED IN
SECTION V(E) OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 ("PTCE 95-60")) AND THE CONDITIONS FOR EXEMPTIVE RELIEF UNDER SECTIONS I AND III OF PTCE 95-60 ARE SATISFIED WITH RESPECT TO ITS PURCHASE AND HOLDING OF THIS CERTIFICATE. IF THIS CERTIFICATE IS A BOOK-ENTRY CERTIFICATE, EACH TRANSFEREE WILL BE DEEMED TO HAVE MADE THE FOREGOING REPRESENTATION.

Unless this Certificate is presented by an authorized representative of the Depository Trust Company, a New York corporation ("DTC"), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS OWNERSHIP OF A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") AND CERTAIN OTHER ASSETS.

Certificate No.                         :                       B-4-1

Cut-off Date                            :                       April 1, 2007

First Distribution Date                 :                       May 25, 2007

Initial  Certificate  Balance  of  this
Certificate ("Denomination")            :

Initial  Certificate  Balances  of  all
Certificates of this Class              :

CUSIP

ISIN                                    :

                      MORGAN STANLEY ABS CAPITAL I INC.

                  Natixis Real Estate Capital Trust 2007-HE2
             Mortgage Pass-Through Certificates, Series 2007-HE2
                                  Class B-4

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Balance at any time may be less than the Certificate Balance as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Unaffiliated Seller, any Originator, the Servicer, the Securities Administrator, the Master Servicer or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that CEDE & CO., is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Saxon Mortgage Services, Inc., as a servicer ("Saxon" and the "Servicer"), Natixis Real Estate Capital Inc., as unaffiliated seller (the "Unaffiliated Seller"), Deutsche Bank National Trust Company, as trustee and custodian (in each such capacity, respectively, the "Trustee" and the "Custodian") and Wells Fargo Bank, National Association, as securities administrator and master servicer (in each such capacity, respectively, the "Securities Administrator" and the "Master Servicer"). To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

                                    * * *

            IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          not in its individual capacity, but
                                          solely as Securities Administrator

                                       By: _____________________________________

Authenticated:

By:
   ------------------------------------
   Authorized Signatory of
   WELLS FARGO BANK, NATIONAL ASSOCIATION,
   not in its individual capacity,
   but solely as Certificate Registrar

                      MORGAN STANLEY ABS CAPITAL I INC.
                  Natixis Real Estate Capital Trust 2007-HE2
             Mortgage Pass-Through Certificates, Series 2007-HE2

            This Certificate is one of a duly authorized issue of Certificates designated as Natixis Real Estate Capital Trust 2007-HE2 Mortgage Pass-Through Certificates, Series 2007-HE2 (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Securities Administrator is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the Securities Administrator.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the Business Day immediately preceding such Distribution Date; provided, however, that for any Definitive Certificates, the Record Date shall be the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Securities Administrator for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Securities Administrator and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement, with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices designated by the Securities Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator and the Certificate Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor, the Servicer, the Unaffiliated Seller, the Securities Administrator, the Master Servicer and the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and no such party shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans, as of the last day of the related Due Period, is less than or equal to 5% of the Maximum Pool Principal Balance, the Servicer and/or the Class X Certificateholders will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 11.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                  ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.
            I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_______________________________________________________________________________.

                                        ________________________________________
                                        Signature by or on behalf of assignor

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,

_____________________________________________________________________________,

for the account of __________________________________________________________,

account number ___________, or, if mailed by check, to_______________________.

Applicable statements should be mailed to____________________________________,

_____________________________________________________________________________.

            This information is provided by _________________________________,

the assignee named above, or ________________________________________________, as its agent.

                                  EXHIBIT C

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE SECURITIES ADMINISTRATOR A TRANSFEROR CERTIFICATE IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE SECURITIES ADMINISTRATOR RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE SECURITIES ADMINISTRATOR RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE SECURITIES ADMINISTRATOR A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

NO TRANSFER OF ANY CLASS P CERTIFICATES SHALL BE MADE UNLESS THE PROPOSED TRANSFEREE OF SUCH CLASS P CERTIFICATE PROVIDES TO THE SECURITIES ADMINISTRATOR THE APPROPRIATE TAX CERTIFICATION FORM (I.E., IRS FORM W-9 OR IRS FORM W-8BEN, W-8IMY, W-8EXP OR W-8ECI, AS APPLICABLE (OR ANY SUCCESSOR FORM THERETO)) AND AGREES TO UPDATE SUCH FORMS (I) UPON EXPIRATION OF ANY SUCH FORM, (II) AS REQUIRED UNDER THEN APPLICABLE U.S. TREASURY REGULATIONS AND (III) PROMPTLY UPON LEARNING THAT SUCH FORM HAS BECOME OBSOLETE OR INCORRECT, AS A CONDITION TO SUCH TRANSFER. UNDER THE AGREEMENT, UPON RECEIPT OF ANY SUCH TAX CERTIFICATION FORM FROM A TRANSFEREE OF ANY CLASS P CERTIFICATE, THE SECURITIES ADMINISTRATOR SHALL FORWARD SUCH TAX CERTIFICATION FORM PROVIDED TO IT TO THE SWAP PROVIDER AND THE CAP PROVIDER. EACH HOLDER OF A CLASS P CERTIFICATE AND EACH TRANSFEREE THEREOF SHALL BE DEEMED TO HAVE CONSENTED TO THE SECURITIES ADMINISTRATOR FORWARDING TO THE SWAP PROVIDER AND THE CAP PROVIDER ANY SUCH TAX CERTIFICATION FORM IT HAS PROVIDED AND UPDATED IN ACCORDANCE WITH THESE TRANSFER RESTRICTIONS. ANY PURPORTED SALES OR TRANSFERS OF ANY CLASS P CERTIFICATE TO A TRANSFEREE WHICH DOES NOT COMPLY WITH THESE REQUIREMENTS SHALL BE DEEMED NULL AND VOID UNDER THIS AGREEMENT.

Certificate No.                         :                       P-1

Cut-off Date                            :                       April 1, 2007

First Distribution Date                 :                       May 25, 2007

Percentage Interest of this             :                       100%
Certificate ("Denominations")

CUSIP                                   :                       N/A

                      MORGAN STANLEY ABS CAPITAL I INC.
                  Natixis Real Estate Capital Trust 2007-HE2
             Mortgage Pass-Through Certificates, Series 2007-HE2

                                   Class P

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Unaffiliated Seller, the Securities Administrator, the Master Servicer, any Originator, the Servicer or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

This certifies that WELLS FARGO BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Saxon Mortgage Services, Inc., as the servicer ("Saxon" and the "Servicer"), Natixis Real Estate Capital Inc., as unaffiliated seller (the "Unaffiliated Seller"), Deutsche Bank National Trust Company, as trustee and custodian (in each such capacity, respectively, the "Trustee" and the "Custodian") and Wells Fargo Bank, National Association, as securities administrator and master servicer (in each such capacity, respectively, the "Securities Administrator" and the "Master Servicer"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

This Certificate does not have a Certificate Balance or a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the offices designated by the Securities Administrator for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Securities Administrator shall require the transferor to execute a transferor certificate (in substantially the form attached to the Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Securities Administrator that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the 1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor.

Except as provided in the Agreement, no transfer of a Certificate of this Class shall be made unless the Securities Administrator shall have received a representation letter from the transferee of this Certificate, acceptable to and in form and substance satisfactory to the Securities Administrator, to the effect that such transferee is not a Plan, and is not acting on behalf of any Plan or using the assets of any Plan to effect such transfer. Any purported transfer of a Certificate of this Class in violation of the transfer restrictions set forth in the Agreement shall be void and of no effect.

Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

                                    * * *

            IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:

                                       WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION, not in its individual
                                          capacity, but solely as Securities
                                          Administrator

                                       By: _____________________________________

Authenticated:

By:
   -------------------------------------
   Authorized Signatory of
   WELLS FARGO BANK, NATIONAL ASSOCIATION,
   not in its individual capacity,
   but solely as Certificate Registrar

                      MORGAN STANLEY ABS CAPITAL I INC.
                  Natixis Real Estate Capital Trust 2007-HE2
             Mortgage Pass-Through Certificates, Series 2007-HE2

This Certificate is one of a duly authorized issue of Certificates designated as Natixis Real Estate Capital Trust 2007-HE2 Mortgage Pass-Through Certificates, Series 2007-HE2 (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Securities Administrator is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Securities Administrator.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Securities Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee, the Securities Administrator and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement, with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices designated by the Securities Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator and the Certificate Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer, the Unaffiliated Seller, the Securities Administrator, the Master Servicer and the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and no such party shall be affected by any notice to the contrary.

On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans, as of the last day of the related Due Period, is less than or equal to 5% of the Maximum Pool Principal Balance, the Servicer and/or the Class X Certificateholders will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 11.01 of the Agreement.

Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                  ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.
            I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_______________________________________________________________________________.

                                        ________________________________________
                                        Signature by or on behalf of assignor

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,

_____________________________________________________________________________,

for the account of __________________________________________________________,

account number ___________, or, if mailed by check, to_______________________.

Applicable statements should be mailed to____________________________________,

_____________________________________________________________________________.

            This information is provided by _________________________________,

the assignee named above, or ________________________________________________, as its agent.

                                 EXHIBIT D-1

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS FIVE "RESIDUAL INTERESTS" IN FIVE "REAL ESTATE MORTGAGE INVESTMENT CONDUITS," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

EXCEPT AS PROVIDED IN THE AGREEMENT, NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEREE DELIVERS TO THE SECURITIES ADMINISTRATOR A TRANSFER AFFIDAVIT IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

EXCEPT AS PROVIDED IN THE AGREEMENT, NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE SECURITIES ADMINISTRATOR A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY FEDERAL, STATE OR LOCAL LAW MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), AND IS NOT ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO EFFECT SUCH TRANSFER. ANY PURPORTED TRANSFER OF THIS CERTIFICATE IN VIOLATION OF THE TRANSFER RESTRICTIONS SET FORTH IN THE AGREEMENT SHALL BE VOID AND OF NO EFFECT.

Certificate No.                         :                       R-1

Cut-off Date                            :                       April 1, 2007

First Distribution Date                 :                       May 25, 2007

Percentage Interest of this
Certificate ("Denomination")            :                       100%

CUSIP                                   :                       N/A

                      MORGAN STANLEY ABS CAPITAL I INC.
                  Natixis Real Estate Capital Trust 2007-HE2
             Mortgage Pass-Through Certificates, Series 2007-HE2

                                   Class R

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

Distributions in respect of this Certificate is distributable monthly as set forth herein. This Class R Certificate has no Certificate Balance and is not entitled to distributions in respect of principal or interest. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Unaffiliated Seller, the Securities Administrator, the Master Servicer, any Originator, the Servicer or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

This certifies that NATIXIS REAL ESTATE CAPITAL INC. is the registered owner of the Percentage Interest specified above of any monthly distributions due to the Class R Certificates pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Saxon Mortgage Services, Inc., as the servicer ("Saxon" and the "Servicer"), Natixis Real Estate Capital Inc., as unaffiliated seller (the "Unaffiliated Seller"), Deutsche Bank National Trust Company, as trustee and custodian (in each such capacity, respectively, the "Trustee" and the "Custodian") and Wells Fargo Bank, National Association, as securities administrator and master servicer (in each such capacity, respectively, the "Securities Administrator" and the "Master Servicer"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Any distribution of the proceeds of any remaining assets of the Trust Fund will be made only upon presentment and surrender of this Class R Certificate at the offices designated by the Securities Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

Except as provided in the Agreement, no transfer of a Class R Certificate shall be made unless the Securities Administrator shall have received a representation letter from the transferee of this Certificate, acceptable to and in form and substance satisfactory to the Securities Administrator, to the effect that such transferee is not a Plan, and is not acting on behalf of any Plan or using the assets of any Plan to effect such transfer. Any purported transfer of a Class R Certificate in violation of the transfer restrictions set forth in the Agreement shall be void and of no effect.

Each Holder of this Class R Certificate shall be deemed by the acceptance or acquisition an Ownership Interest in this Class R Certificate to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in this Class R Certificate are expressly subject to the following provisions: (i) each Person holding or acquiring any Ownership Interest in this Class R Certificate shall be a Permitted Transferee and shall promptly notify the Securities Administrator of any change or impending change in its status as a Permitted Transferee, (ii) no Ownership Interest in this Class R Certificate may be registered on the Closing Date or thereafter transferred, and the Securities Administrator shall not register the Transfer of this Certificate unless, in addition to the certificates required to be delivered to the Securities Administrator under Section 5.02(b) of the Agreement, the Securities Administrator shall have been furnished with a Transfer Affidavit of the initial owner or the proposed transferee in the form attached as Exhibit H to the Agreement, (iii) each Person holding or acquiring any Ownership Interest in this Class R Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest this Class R Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of this Class R Certificate and
(C) not to Transfer the Ownership Interest in this Class R Certificate or to cause the Transfer of the Ownership Interest in this Class R Certificate to any other Person if it has actual knowledge that such Person is a Non-Permitted Transferee and (iv) any attempted or purported Transfer of the Ownership Interest in this Class R Certificate in violation of the provisions herein shall be absolutely null and void and shall vest no rights in the purported Transferee.

Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

                                       WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION, not in its individual
                                          capacity, but solely as Securities
                                          Administrator

                                       By: _____________________________________

Authenticated:

By:
   -------------------------------------
   Authorized Signatory of
   WELLS FARGO BANK, NATIONAL ASSOCIATION,
   not in its individual capacity,
   but solely as Certificate Registrar

                      MORGAN STANLEY ABS CAPITAL I INC.
                  Natixis Real Estate Capital Trust 2007-HE2
             Mortgage Pass-Through Certificates, Series 2007-HE2

This Certificate is one of a duly authorized issue of Certificates designated as Natixis Real Estate Capital Trust 2007-HE2 Mortgage Pass-Through Certificates, Series 2007-HE2 (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Securities Administrator is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Securities Administrator.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Securities Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee, the Securities Administrator and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement, with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices designated by the Securities Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator and the Certificate Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer, the Securities Administrator, the Master Servicer, the Unaffiliated Seller and the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and no such party shall be affected by any notice to the contrary.

On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans, as of the last day of the related Due Period, is less than or equal to 5% of the Maximum Pool Principal Balance, the Servicer and/or the Class X Certificateholder will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 11.01 of the Agreement.

Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                  ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.
            I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_______________________________________________________________________________.

                                        ________________________________________
                                        Signature by or on behalf of assignor

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,

_____________________________________________________________________________,

for the account of __________________________________________________________,

account number ___________, or, if mailed by check, to_______________________.

Applicable statements should be mailed to____________________________________,

_____________________________________________________________________________.

            This information is provided by _________________________________,

the assignee named above, or ________________________________________________, as its agent.

                                 EXHIBIT D-2

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

EXCEPT AS PROVIDED IN THE AGREEMENT, NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEREE DELIVERS TO THE SECURITIES ADMINISTRATOR A TRANSFER AFFIDAVIT IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

EXCEPT AS PROVIDED IN THE AGREEMENT, NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE SECURITIES ADMINISTRATOR A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY FEDERAL, STATE OR LOCAL LAW MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), AND IS NOT ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO EFFECT SUCH TRANSFER. ANY PURPORTED TRANSFER OF THIS CERTIFICATE IN VIOLATION OF THE TRANSFER RESTRICTIONS SET FORTH IN THE AGREEMENT SHALL BE VOID AND OF NO EFFECT.

Certificate No.                         :                       RX-1

Cut-off Date                            :                       April 1, 2007

First Distribution Date                 :                       May 25, 2007

Percentage Interest of this
Certificate ("Denomination")            :                       100%

CUSIP                                   :                       N/A

                      MORGAN STANLEY ABS CAPITAL I INC.
                  Natixis Real Estate Capital Trust 2007-HE2
             Mortgage Pass-Through Certificates, Series 2007-HE2

                                   Class RX

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

Distributions in respect of this Certificate is distributable monthly as set forth herein. This Class RX Certificate has no Certificate Balance and is not entitled to distributions in respect of principal or interest. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Unaffiliated Seller, the Securities Administrator, the Master Servicer, any Originator, the Servicer or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

This certifies that NATIXIS REAL ESTATE CAPITAL INC. is the registered owner of the Percentage Interest specified above of any monthly distributions due to the Class RX Certificates pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Saxon Mortgage Services, Inc., as the servicer ("Saxon" and the "Servicer"), Natixis Real Estate Capital Inc., as unaffiliated seller (the "Unaffiliated Seller"), Deutsche Bank National Trust Company, as trustee and custodian (in each such capacity, respectively, the "Trustee" and the "Custodian") and Wells Fargo Bank, National Association, as securities administrator and master servicer (in each such capacity, respectively, the "Securities Administrator" and the "Master Servicer"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Any distribution of the proceeds of any remaining assets of the Trust Fund will be made only upon presentment and surrender of this Class RX Certificate at the offices designated by the Securities Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

Except as provided in the Agreement, no transfer of a Class RX Certificate shall be made unless the Securities Administrator shall have received a representation letter from the transferee of this Certificate, acceptable to and in form and substance satisfactory to the Securities Administrator, to the effect that such transferee is not a Plan, and is not acting on behalf of any Plan or using the assets of any Plan to effect such transfer. Any purported transfer of a Class RX Certificate in violation of the transfer restrictions set forth in the Agreement shall be void and of no effect.

Each Holder of this Class RX Certificate shall be deemed by the acceptance or acquisition an Ownership Interest in this Class RX Certificate to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in this Class RX Certificate are expressly subject to the following provisions: (i) each Person holding or acquiring any Ownership Interest in this Class RX Certificate shall be a Permitted Transferee and shall promptly notify the Securities Administrator of any change or impending change in its status as a Permitted Transferee, (ii) no Ownership Interest in this Class RX Certificate may be registered on the Closing Date or thereafter transferred, and the Securities Administrator shall not register the Transfer of this Certificate unless, in addition to the certificates required to be delivered to the Securities Administrator under Section 5.02(b) of the Agreement, the Securities Administrator shall have been furnished with a Transfer Affidavit of the initial owner or the proposed transferee in the form attached as Exhibit H to the Agreement, (iii) each Person holding or acquiring any Ownership Interest in this Class RX Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest this Class RX Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of this Class RX Certificate and (C) not to Transfer the Ownership Interest in this Class RX Certificate or to cause the Transfer of the Ownership Interest in this Class RX Certificate to any other Person if it has actual knowledge that such Person is a Non-Permitted Transferee and (iv) any attempted or purported Transfer of the Ownership Interest in this Class RX Certificate in violation of the provisions herein shall be absolutely null and void and shall vest no rights in the purported Transferee.

Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

                                       WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION, not in its individual
                                          capacity, but solely as Securities
                                          Administrator

                                       By: _____________________________________

Authenticated:

By:
   -------------------------------------
   Authorized Signatory of
   WELLS FARGO BANK, NATIONAL ASSOCIATION,
   not in its individual capacity,
   but solely as Certificate Registrar

                      MORGAN STANLEY ABS CAPITAL I INC.
                  Natixis Real Estate Capital Trust 2007-HE2
             Mortgage Pass-Through Certificates, Series 2007-HE2

This Certificate is one of a duly authorized issue of Certificates designated as Natixis Real Estate Capital Trust 2007-HE2 Mortgage Pass-Through Certificates, Series 2007-HE2 (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Securities Administrator is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Securities Administrator.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Securities Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee, the Securities Administrator and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement, with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices designated by the Securities Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator and the Certificate Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer, the Securities Administrator, the Master Servicer, the Unaffiliated Seller and the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and no such party shall be affected by any notice to the contrary.

On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans, as of the last day of the related Due Period, is less than or equal to 5% of the Maximum Pool Principal Balance, the Servicer and/or the Class X Certificateholder will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 11.01 of the Agreement.

Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                  ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.
            I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_______________________________________________________________________________.

                                        ________________________________________
                                        Signature by or on behalf of assignor

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,

_____________________________________________________________________________,

for the account of __________________________________________________________,

account number ___________, or, if mailed by check, to_______________________.

Applicable statements should be mailed to____________________________________,

_____________________________________________________________________________.

            This information is provided by _________________________________,

the assignee named above, or ________________________________________________, as its agent.

                                  EXHIBIT E

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN THREE "REGULAR INTERESTS" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND CERTAIN OTHER ASSETS.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE SECURITIES ADMINISTRATOR A TRANSFEROR CERTIFICATE IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE SECURITIES ADMINISTRATOR RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE SECURITIES ADMINISTRATOR RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXCEPT AS PROVIDED IN THE AGREEMENT, NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE SECURITIES ADMINISTRATOR A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY FEDERAL, STATE OR LOCAL LAW MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), AND IS NOT ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO EFFECT SUCH TRANSFER, ANY PURPORTED TRANSFER OF THIS CERTIFICATE IN VIOLATION OF THE TRANSFER RESTRICTIONS SET FORTH IN THE AGREEMENT SHALL BE VOID AND OF NO EFFECT.

NO TRANSFER OF ANY CLASS X CERTIFICATES SHALL BE MADE UNLESS THE PROPOSED TRANSFEREE OF SUCH CLASS X CERTIFICATE PROVIDES TO THE SECURITIES ADMINISTRATOR THE APPROPRIATE TAX CERTIFICATION FORM (I.E., IRS FORM W-9 OR IRS FORM W-8BEN, W-8IMY, W-8EXP OR W-8ECI, AS APPLICABLE (OR ANY SUCCESSOR FORM THERETO)) AND AGREES TO UPDATE SUCH FORMS (I) UPON EXPIRATION OF ANY SUCH FORM, (II) AS REQUIRED UNDER THEN APPLICABLE U.S. TREASURY REGULATIONS AND (III) PROMPTLY UPON LEARNING THAT SUCH FORM HAS BECOME OBSOLETE OR INCORRECT, AS A CONDITION TO SUCH TRANSFER. UNDER THE AGREEMENT, UPON RECEIPT OF ANY SUCH TAX CERTIFICATION FORM FROM A TRANSFEREE OF ANY CLASS X CERTIFICATE, THE SECURITIES ADMINISTRATOR SHALL FORWARD SUCH TAX CERTIFICATION FORM PROVIDED TO IT TO THE SWAP PROVIDER AND THE CAP PROVIDER. EACH HOLDER OF A CLASS X CERTIFICATE AND EACH TRANSFEREE THEREOF SHALL BE DEEMED TO HAVE CONSENTED TO THE SECURITIES ADMINISTRATOR FORWARDING TO THE SWAP PROVIDER AND THE CAP PROVIDER ANY SUCH TAX CERTIFICATION FORM IT HAS PROVIDED AND UPDATED IN ACCORDANCE WITH THESE TRANSFER RESTRICTIONS. ANY PURPORTED SALES OR TRANSFERS OF ANY CLASS X CERTIFICATE TO A TRANSFEREE WHICH DOES NOT COMPLY WITH THESE REQUIREMENTS SHALL BE DEEMED NULL AND VOID UNDER THIS AGREEMENT.

Certificate No.                         :                       X-1

Cut-off Date                            :                       April 1, 2007

First Distribution Date                 :                       May 25, 2007

Percentage Interest of this
Certificate ("Denomination")            :                       100%

CUSIP                                   :                       N/A

                      MORGAN STANLEY ABS CAPITAL I INC.

                  Natixis Real Estate Capital Trust 2007-HE2
             Mortgage Pass-Through Certificates, Series 2007-HE2

                                   Class X

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Unaffiliated Seller, the Securities Administrator, the Master Servicer, any Originator, the Servicer or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

This certifies that WELLS FARGO BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Saxon Mortgage Services, Inc., as the servicer ("Saxon" and the "Servicer"), Natixis Real Estate Capital Inc., as unaffiliated seller (the "Unaffiliated Seller"), Deutsche Bank National Trust Company, as trustee and custodian (in each such capacity, respectively, the "Trustee" and the "Custodian") and Wells Fargo Bank, National Association, as securities administrator and master servicer (in each such capacity, respectively, the "Securities Administrator" and the "Master Servicer"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

This Certificate does not have a Certificate Balance or a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the offices designated by the Securities Administrator for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Securities Administrator shall require the transferor to execute a transferor certificate (in substantially the form attached to the Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Securities Administrator that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the 1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor.

Except as provided in the Agreement, no transfer of a Certificate of this Class shall be made unless the Securities Administrator shall have received a representation letter from the transferee of this Certificate, acceptable to and in form and substance satisfactory to the Securities Administrator, to the effect that such transferee is not a Plan, and is not acting on behalf of any Plan or using the assets of any Plan to effect such transfer. Any purported transfer of a Certificate of this Class in violation of the transfer restrictions set forth in the Agreement shall be void and of no effect.

Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

                                    * * *

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

                                       WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION, not in its individual
                                          capacity, but solely as Securities
                                          Administrator

                                       By: _____________________________________

Authenticated:

By:
   ------------------------------------
   Authorized Signatory of
   WELLS FARGO BANK, NATIONAL ASSOCIATION,
   not in its individual capacity,
   but solely as Certificate Registrar

                      MORGAN STANLEY ABS CAPITAL I INC.
                  Natixis Real Estate Capital Trust 2007-HE2
             Mortgage Pass-Through Certificates, Series 2007-HE2

This Certificate is one of a duly authorized issue of Certificates designated as Natixis Real Estate Capital Trust 2007-HE2 Mortgage Pass-Through Certificates, Series 2007-HE2 (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Securities Administrator is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Securities Administrator.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Securities Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee, the Securities Administrator and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement, with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices designated by the Securities Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator and the Certificate Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer, the Unaffiliated Seller, the Securities Administrator, the Master Servicer and the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and no such party shall be affected by any notice to the contrary.

On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans, as of the last day of the related Due Period, is less than or equal to 5% of the Maximum Principal Balance, the Servicer and/or the Class X Certificateholders will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 11.01 of the Agreement.

Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                  ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.
            I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_______________________________________________________________________________.

                                        ________________________________________
                                        Signature by or on behalf of assignor

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,

_____________________________________________________________________________,

for the account of __________________________________________________________,

account number ___________, or, if mailed by check, to_______________________.

Applicable statements should be mailed to____________________________________,

_____________________________________________________________________________.

            This information is provided by _________________________________,

the assignee named above, or ________________________________________________, as its agent.

                                  EXHIBIT F

                  FORM OF INITIAL CERTIFICATION OF CUSTODIAN

                                    [date]

Morgan Stanley ABS Capital I Inc.
1585 Broadway, 10th Floor
New York, New York  10036

Saxon Mortgage Services, Inc.
4708 Mercantile Drive,
Fort Worth, Texas  76137

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York  10019

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota  55479

Deutsche Bank National Trust Company
1761 East St. Andrew Place
Santa Ana, California  92705-4934

      Re: Pooling and Servicing Agreement, dated as of April 1, 2007 (the "Pooling and Servicing Agreement"), among Natixis Real Estate Capital Inc., as unaffiliated seller, Saxon Mortgage Services, Inc., as servicer, Wells Fargo Bank, National Association, as securities administrator and master servicer, and Deutsche Bank National Trust Company, as trustee and custodian of the Natixis Real Estate Capital Trust 2007-HE2
            --------------------------------------------------------------------

Ladies and Gentlemen:

In accordance with Section 2.02 of the above-captioned Pooling and Servicing Agreement, for each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan listed in the attached schedule), it has received:

            (i) the original Mortgage Note, endorsed as provided in the following form: "Pay to the order of ________, without recourse"; and

            (ii) an executed assignment of the Mortgage (which may be included in a blanket assignment or assignments) except for the MERS Designated Mortgage Loans.

Based on its review and examination and only as to the foregoing documents, such documents appear regular on their face and related to such Mortgage Loan.

The Custodian has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the Pooling and Servicing Agreement. The Custodian makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectibility, insurability, perfection, priority, effectiveness or suitability of any such Mortgage Loan. Notwithstanding anything herein to the contrary, the Custodian has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as Noteholder or assignee thereof, in and to that Mortgage Note or
(ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

                                       DEUTSCHE BANK NATIONAL
                                          TRUST COMPANY,
                                                as Custodian

                                       By: _____________________________________
                                          Name:
                                          Title:

                                  EXHIBIT G

                   FORM OF FINAL CERTIFICATION OF CUSTODIAN

                                    [date]

Morgan Stanley ABS Capital I Inc.
1585 Broadway, 10th Floor
New York, New York  10036

Saxon Mortgage Services, Inc.
4708 Mercantile Drive,
Fort Worth, Texas  76137

Natixis Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York  10019

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota  55479

Deutsche Bank National Trust Company
1761 East St. Andrew Place
Santa Ana, California  92705-4934

      Re: Pooling and Servicing Agreement, dated as of April 1, 2007, among Morgan Stanley ABS Capital I Inc., as Depositor, Saxon Mortgage Services, Inc., as the Servicer, Natixis Real Estate Capital Inc., as Unaffiliated Seller, Deutsche Bank National Trust Company, as Trustee and Custodian and Wells Fargo Bank, National Association, as Securities Administrator and Master Servicer, Natixis Real Estate Capital Trust Series 2007-HE2
            --------------------------------------------------------------------

Ladies and Gentlemen:

In accordance with Section 2.02 of the above-captioned Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), the undersigned, as Custodian, hereby certifies that as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or listed on the attached Document Exception Report) it has received:

            (i) The original Mortgage Note, endorsed in the form provided in
Section 2.01 of the Pooling and Servicing Agreement, with all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee.

            (ii) The original recorded Mortgage.

            (iii) Except with respect to MERS Designated Mortgage Loans, an executed assignment of the Mortgage in the form provided in Section 2.01 of the Pooling and Servicing Agreement; or, if the Unaffiliated Seller has certified that the related Mortgage has not been returned from the applicable recording office, a copy of the assignment of the Mortgage (excluding information to be provided by the recording office).

            (iv) Except with respect to MERS Designated Mortgage Loans, the original or duplicate original recorded assignment or assignments of the Mortgage showing a complete chain of assignment from the originator to the last endorsee.

            (v) The original or duplicate lender's title policy and all riders thereto or, if such original is unavailable, any one of an original title binder, an original preliminary title report, or an original of the title commitment, or a copy thereof certified by the title company.

Based on its review and examination and only as to the foregoing documents, (a) such documents appear regular on their face and related to such Mortgage Loan, and (b) the information set forth in items (1), (2) and (18) of the Mortgage Loan Schedule and items (1), (9) and (17) of the Data Tape Information accurately reflects information set forth in the Custodial File.

The Custodian has made no independent examination of any documents contained in each Mortgage File beyond the review of the Custodial File specifically required in the Pooling and Servicing Agreement. The Custodian makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectibility, insurability, perfection, priority, effectiveness or suitability of any such Mortgage Loan. Notwithstanding anything herein to the contrary, the Custodian has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as Noteholder or assignee thereof, in and to that Mortgage Note or
(ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

                                    DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                       as Custodian,

                                    By: ________________________________________
                                        Name:
                                        Title:

                                  EXHIBIT H

                         RESIDUAL TRANSFER AFFIDAVIT

                 Natixis REAL ESTATE CAPITAL Trust 2007-HE2,
                     Mortgage Pass-Through Certificates,
                               Series 2007-HE2

STATE OF                )
                        ) ss.:
COUNTY OF               )

The undersigned, being first duly sworn, deposes and says as follows:

1. The undersigned is an officer of ___________________, the proposed Transferee of an Ownership Interest in a Class [R][RX] Certificate (the "Certificate") issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2007 (the "Agreement"), relating to the above-referenced Series, by and among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Saxon Mortgage Services Inc., as the servicer ("Saxon" and the "Servicer"), Natixis Real Estate Capital Inc., as unaffiliated seller (the "Unaffiliated Seller"), Deutsche Bank National Trust Company, as trustee and custodian (in each such capacity, respectively, the "Trustee" and the "Custodian") and Wells Fargo Bank, National Association, as securities administrator and master servicer (in each such capacity, respectively, the "Securities Administrator" and the "Master Servicer"). Capitalized terms used, but not defined herein or in Exhibit 1 hereto, shall have the meanings ascribed to such terms in the Agreement. The Transferee has authorized the undersigned to make this affidavit on behalf of the Transferee for the benefit of the Depositor and the Securities Administrator.

2. The Transferee is not, as of the date hereof, and will not be, as of the date of the Transfer, a "disqualified organization" within the meaning of Section 860E(e)(5) of the Internal Revenue Code of 1986. The Transferee will endeavor to remain other than a disqualified organization for so long as it retains its Ownership Interest in the Certificate.

3. The Transferee has historically paid its debts as they came due and will continue to pay its debts as they come due in the future.

4. The Transferee has no present knowledge or expectation that it will be unable to pay any United States taxes owed by it or become insolvent or subject to a bankruptcy proceeding for so long as the Certificate remains outstanding.

5. The Transferee has been advised of, and understands that as the holder of a noneconomic residual interest it may incur tax liabilities in excess of any cash flows generated by the interest. The Transferee intends to pay such taxes associated with holding the Certificate as they become due.

6. The Transferee will not cause income from the Certificate to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of the Transferee or another U.S. taxpayer.

(1)7. [A. Formula Test] The Transferee agrees that the present value of the anticipated tax liabilities associated with holding the Certificate does not exceed the sum of the present value of any consideration given to the Transferee to acquire the Certificate, the present value of the expected future distributions on the Certificate, and the present value of the anticipated tax savings associated with holding the interest as the REMIC generates losses. The Transferee agrees that it complied with U.S. Treasury regulations section 1.860E-1(c)(8) in making such representation.

            The Transferee agrees that it is not a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of the Transferor or another U.S. taxpayer.

            [B. Asset Test] The Transferee, at the time of the transfer, and at the close of the Transferee's two fiscal years preceding the year of the transfer, had gross assets for financial reporting purposes in excess of $100 million and net assets in excess of $10 million (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury regulations section 1.860E-1(c)(6)(ii) or any other asset if a principle purpose for holding or acquiring the other asset was to permit the Transferee to satisfy the above stated minimum asset requirements).

The Transferee is an "eligible corporation," as defined in U.S. Treasury regulations section 1.860E-1(c)(6)(i). The Transferee agrees, in connection with any subsequent transfer of its Ownership Interest in the Certificate, to transfer its Ownership Interest only to another "eligible corporation," as defined in U.S. Treasury regulations section 1.860E-1(c)(6)(i), and to honor the restrictions on subsequent transfers of the Certificate by transferring its Ownership Interest only in a transaction that satisfies the requirements of U.S. Treasury regulations section 1.860E-1(c)(4)(i), (ii) (iii) and U.S. Treasury regulations section 1.860E-1(c)(5).

The Transferee determined the consideration paid to it to acquire the Certificate in good faith and based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee).

8. The Transferee is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate or trust whose income from sources without the United States is includable in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States.

9. The Transferee's taxpayer identification number is ____________.

10. The Transferee is not a Plan and is not acting on behalf of any Plan, or using the assets of any Plan to effect the Transfer.

11. The Transferee has reviewed the provisions of Section 5.02(c) of the Agreement and understands the legal consequences of the acquisition of an Ownership Interest in the Certificate, including, without limitation, the restrictions on subsequent Transfers and the provisions regarding voiding the Transfer and mandatory sales. The Transferee expressly agrees to be bound by and to abide by the provisions of Section 5.02(c) of the Agreement and the restrictions noted on the face of the Certificate. The Transferee understands and agrees that any breach of any of the representations included herein shall render the Transfer to the Transferee contemplated hereby null and void.

12. The Transferee consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Certificate will only be owned, directly or indirectly, by a Transferee that is not a disqualified organization.

13. The Transferee will not transfer its interest in the Certificate for the purpose of impeding the assessment or collection of any tax.

14. The Transferee will not transfer such Certificate unless (i) it has received from any subsequent transferee an affidavit in substantially the same form as this affidavit containing the same representations set forth herein, and (ii) as of the time of the transfer, it does not have actual knowledge that such affidavit is false. The Transferee will deliver such affidavit to the Securities Administrator upon receipt.

                                    * * *

-------------
(1)  Insert either section 7A or 7B.

IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its duly authorized officer and its corporate seal to be hereunto affixed, duly attested, this __ day of ________, 20__.

                                       Print Name of Transferee

                                       By: _____________________________________
                                           Name:
                                           Title:

[Corporate Seal]

ATTEST:

[Assistant] Secretary

Personally appeared before me the above-named __________, known or proved to me to be the same person who executed the foregoing instrument and to be the ___________ of the Transferee, and acknowledged that he executed the same as his free act and deed and the free act and deed of the Transferee.

Subscribed and sworn before me this __ day of ________, 20__.

                                       NOTARY PUBLIC

                                       My Commission expires the __ day
                                          of _________, 20__

                                  EXHIBIT I

                        FORM OF TRANSFEROR CERTIFICATE

                                    __________, 20__

Morgan Stanley ABS Capital I Inc.
1585 Broadway, 10th Floor
New York, New York  10036

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota  55479

      Re: Natixis Real Estate Capital Trust, Series 2007-HE2, Mortgage Pass-Through Certificates, Series 2007-HE2, Class
            ------------------------------------------------------------

Ladies and Gentlemen:

In connection with our disposition of the above Certificates we certify that (a) we understand that the Certificates have not been registered under the Securities Act of 1933, as amended (the "Act"), and are being disposed by us in a transaction that is exempt from the registration requirements of the Act, (b) we have not offered or sold any Certificates to, or solicited offers to buy any Certificates from, any person, or otherwise approached or negotiated with any person with respect thereto, in a manner that would be deemed, or taken any other action which would result in, a violation of Section 5 of the Act and (c) to the extent we are disposing of a Residual Certificate, we have no knowledge the Transferee is a Non-Permitted Transferee, (ii) after conducting a reasonable investigation of the financial condition of the Transferee, we have no knowledge and no reason to believe that the Transferee will not pay all taxes with respect to the Residual Certificates as they become due and (iii) we have no reason to believe that the statements made in paragraphs 7, 10 and 11 of the Transferee's Residual Transfer Affidavit are false.

                                    Very truly yours,

                                    ____________________________________________
                                    Print Name of Transferor

                                    By: ________________________________________
                                       Authorized Officer

                                  EXHIBIT J

                           FORM OF RULE 144A LETTER

                                    ____________, 20__

Morgan Stanley ABS Capital I Inc.
1585 Broadway, 10th Floor
New York, New York  10036

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota  55479

      Re: Natixis Real Estate Capital Trust, Series 2007-HE2, Mortgage Pass-Through Certificates, Series 2007-HE2, Class___
            ------------------------------------------------------------

Ladies and Gentlemen:

            In connection with our acquisition of the above Certificates we certify that (a) we understand that the Certificates are not being registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Act and any such laws, (b) we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Certificates,
(c) we have had the opportunity to ask questions of and receive answers from the Depositor concerning the purchase of the Certificates and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Certificates, (d) either (i) we are not an employee benefit plan or arrangement that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or any federal, state or local law materially similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), and we are not acting on behalf of any Plan or using the assets of any Plan to effect our purchase of the Certificates or (ii) with respect to any Certificates other than Class P, Class R, Class RX and Class X Certificates, we are an insurance company and are purchasing the Certificates with funds contained in an "insurance company general account" (as defined term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")), and the conditions for exemptive relief under Sections I and III of PTCE 95-60 are satisfied with respect to our purchase and holding of the Certificates, (e) we have not, nor has anyone acting on our behalf offered, transferred, pledged, sold or otherwise disposed of the Certificates, any interest in the Certificates or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Certificates, any interest in the Certificates or any other similar security from, or otherwise approached or negotiated with respect to the Certificates, any interest in the Certificates or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, that would constitute a distribution of the Certificates under the Securities Act or that would render the disposition of the Certificates a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will act, nor has authorized or will authorize any person to act, in such manner with respect to the Certificates, and (f) we are a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act and have completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. We are aware that the sale to us is being made in reliance on Rule 144A. We are acquiring the Certificates for our own account or for resale pursuant to Rule 144A and further, understand that such Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

            In connection with our purchase of the Certificates, we acknowledge and agree that (i) none of you nor any of your affiliates is acting as a fiduciary or financial or investment adviser for us; (ii) we are not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of any of you or your affiliates with respect to the Certificates; (iii) none of you nor any of your affiliates has given to us (directly or indirectly through any other person) any assurance, guarantee or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of our purchase of the Certificates; (iv) we have performed our own diligence to the extent we have deemed necessary and we have consulted with our own legal, regulatory, tax, business, investment, financial and accounting advisers to the extent that we have deemed necessary, and we have made our own investment decisions based upon our own judgment and upon any advice from such advisers as we have deemed necessary and appropriate and not upon any view expressed by any of you or your affiliates with respect to the Certificates; (v) none of you nor any of your affiliates will be obligated to make payments on the Certificates in the event that the assets of the trust is insufficient to provide for such payments; (vi) you and your affiliates may have positions and may effect transactions in any of the Series 2007-HE2 securities; and (vii) we are familiar with the Certificates and have reviewed and understand the related pooling and servicing agreement, the prospectus supplement and prospectus relating to Series 2007-HE2 and the other material transaction documents related thereto.

            The Transferee's taxpayer identification number is __________. The Transferee attaches hereto Forms W-8ECI, W-8BEN, W-8IMY (and all appropriate attachments) or W-9. The Transferee hereby consents to the attached Forms being provided to the Swap Provider and the Cap Provider.

                              ANNEX 1 TO EXHIBIT J

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [For Transferees Other Than Registered Investment Companies]

The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

1. As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the Buyer.

2. In connection with purchases by the Buyer, the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A") because (i) the Buyer owned and/or invested on a discretionary basis $_________ in securities (except for the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A and (ii) the Buyer satisfies the criteria in the category marked below.

                           Corporation, etc. The Buyer is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or charitable organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

                           Bank. The Buyer (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

                           Savings and Loan. The Buyer (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

                           Broker-dealer. The Buyer is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.

                           Insurance Company. The Buyer is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

                           State or Local Plan. The Buyer is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

                           ERISA Plan. The Buyer is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

                           Investment Advisor. The Buyer is an investment advisor registered under the Investment Advisors Act of 1940.

                           Small Business Investment Company. Buyer is a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or
                           (d) of the Small Business Investment Act of 1958.

                           Business Development Company. Buyer is a business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

3. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer, (ii) securities that are part of an unsold allotment to or subscription by the Buyer, if the Buyer is a dealer,
(iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit, (v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Buyer, the Buyer used the cost of such securities to the Buyer and did not include any of the securities referred to in the preceding paragraph, except (i) where the Buyer reports its securities holdings in its financial statements on the basis of their market value, and
(ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market. Further, in determining such aggregate amount, the Buyer may have included securities owned by subsidiaries of the Buyer, but only if such subsidiaries are consolidated with the Buyer in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Buyer's direction. However, such securities were not included if the Buyer is a majority-owned, consolidated subsidiary of another enterprise and the Buyer is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

5. The Buyer acknowledges that it is familiar with Rule 144A and understands that the seller to it and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer may be in reliance on Rule 144A.

6. Until the date of purchase of the Rule 144A Securities, the Buyer will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Buyer is a bank or savings and loan is provided above, the Buyer agrees that it will furnish to such parties updated annual financial statements promptly after they become available.

                                    ____________________________________________
                                    Print Name of Transferee

                                    By: ________________________________________
                                        Name:
                                        Title:

                                    Date: ______________________________________

                                                          ANNEX 2 TO EXHIBIT J

           QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
           --------------------------------------------------------

          [For Transferees That are Registered Investment Companies]

The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

1. As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the Buyer or, if the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A") because Buyer is part of a Family of Investment Companies (as defined below), is such an officer of the Adviser.

2. In connection with purchases by Buyer, the Buyer is a "qualified institutional buyer" as defined in SEC Rule 144A because (i) the Buyer is an investment company registered under the Investment Company Act of 1940, as amended and (ii) as marked below, the Buyer alone, or the Buyer's Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year. For purposes of determining the amount of securities owned by the Buyer or the Buyer's Family of Investment Companies, the cost of such securities was used, except (i) where the Buyer or the Buyer's Family of Investment Companies reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market.

                           The Buyer owned $______ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

                           The Buyer is part of a Family of Investment Companies which owned in the aggregate $ ________ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer or are part of the Buyer's Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit,
(iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

5. The Buyer is familiar with Rule 144A and understands that the parties listed in the Rule 144A Transferee Certificate to which this certification relates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer will be in reliance on Rule 144A. In addition, the Buyer will only purchase for the Buyer's own account.

6. Until the date of purchase of the Certificates, the undersigned will notify the parties listed in the Rule 144A Transferee Certificate to which this certification relates of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

                                       _________________________________________
                                       Print Name of Transferee

                                       By: _____________________________________
                                           Name:
                                           Title:

                                       IF AN ADVISER:

                                       _________________________________________
                                       Print Name of Buyer

                                       Date: ___________________________________

                                    EXHIBIT K

                           FORM OF REQUEST FOR RELEASE

      To:   Wells Fargo Bank, National Association
            Sixth Street and Marquette Avenue
            Minneapolis, Minnesota  55479

Deutsche Bank National Trust Company
1761 East St. Andrew Place
Santa Ana, California 92705-4934

In connection with the administration of the Mortgage Loans held by Deutsche Bank National Trust Company as the Custodian on behalf of the Certificateholders, we request the release, and acknowledge receipt, of the (Custodial File/[specify documents]) for the Mortgage Loan described below, for the reason indicated.

Mortgagor's Name, Address & Zip Code:
-------------------------------------

Mortgage Loan Number:
---------------------

Send Custodial File to:
-----------------------

Reason for Requesting Documents (check one)
-------------------------------------------

            ______ 1. Mortgage Loan Paid in Full. (The undersigned hereby certifies that all amounts received in connection therewith have been credited to the applicable Collection Account as provided in the Pooling and Servicing Agreement.)

            ______         2. Mortgage Loan Repurchase Pursuant to Subsection
                           2.03 of the Pooling and Servicing Agreement. (The undersigned hereby certifies that the repurchase price has been credited to the applicable Collection Account as provided in the Pooling and Servicing Agreement.)

            ______         3. Mortgage Loan Liquidated By _________________.
                           (The undersigned hereby certifies that all proceeds of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the applicable Collection Account pursuant to the Pooling and Servicing Agreement.)

            ______         4. Mortgage Loan in Foreclosure.

            ______         5. Other (explain).

If box 1, 2 or 3 above is checked, and if all or part of the Custodial File was previously released to us, please release to us our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Mortgage Loan.

If box 4 or 5 above is checked, upon our return of all of the above documents to you as the Custodian, please acknowledge your receipt by signing in the space indicated below, and returning this form if requested.

                                       [SERVICER]

                                       By: _____________________________________
                                           Name:
                                           Title:
                                           Date:

                                    EXHIBIT L

                         CONTENTS OF EACH MORTGAGE FILE

      With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Sponsor and which shall be retained by the Servicer or delivered to and retained by the
Trustee:

      (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _____________, without recourse" and signed (which may be by facsimile signature) in the name of the last endorsee by an authorized officer. To the extent that there is no room on the face of the Mortgage Note for endorsements, the endorsement may be contained on an allonge, unless the Trustee is advised in writing by the applicable Originator (if required by the applicable Purchase Agreement) or the Depositor, as applicable, that state law does not so allow;

      (b) the original of any guaranty executed in connection with the Mortgage Note if any;

      (c) the original Mortgage with evidence of recording thereon or a certified true copy of such Mortgage submitted for recording. If, in connection with any Mortgage Loan, the original Mortgage cannot be delivered with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the applicable Originator, the Depositor, title company, escrow company or attorney, as applicable, shall deliver or cause to be delivered to the Trustee a photocopy of such Mortgage certified by the applicable Originator or the Depositor, title company, escrow company or attorney, as applicable, to be a true and complete copy of such Mortgage and shall forward to the Trustee such original recorded Mortgage within 14 days following the applicable Originator's or the Depositor's receipt of such Mortgage from the applicable public recording office; or in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

      (d) the originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon or a certified true copy of such agreement submitted for recording;

      (e) the original Assignment of Mortgage for each Mortgage Loan endorsed in blank, which may be included in a blanket assignment or assignments (except with respect to MERS Designated Mortgage Loans);

      (f) the originals of all intervening assignments of Mortgage (if any) evidencing a complete chain of assignment from the applicable originator (or MERS with respect to each MERS Designated Mortgage
            Loan) to the last endorsee with evidence of recording thereon or a certified true copy of such intervening assignments of Mortgage submitted for recording, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of Mortgage, the Responsible Party or the Depositor, as applicable, shall deliver or cause to be delivered a photocopy of such intervening assignment, certified by the Responsible Party, originator, Depositor, title company, escrow company or attorney, as applicable, to be a true and complete copy of such intervening assignment and shall forward to the Trustee such original recorded intervening assignment within 14 days following the Responsible Party or the Depositor's receipt of such from the applicable public recording office; or in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

      (g) the original mortgagee title insurance policy, a photocopy of the mortgage title insurance policy, or attorney's opinion of title and abstract of title, or, in the event such title policy is unavailable, a copy of the related policy binder or commitment for title from the title insurance company;

      (h) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage (if provided);

      (i)   residential loan application;

      (j)   Mortgage Loan closing statement;

      (k)   verification of employment and income, if applicable;

      (l) verification of acceptable evidence of source and amount of down payment;

      (m)   credit report on Mortgagor;

      (n)   residential appraisal report;

      (o)   photograph of the Mortgaged Property;

      (p)   survey of the Mortgaged Property;

      (q) copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.;

      (r)   all required disclosure statements;

      (s) if required in an appraisal, termite report, structural engineer's report, water potability and septic certification; and

      (t)   sales contract, if applicable.

            Evidence of payment of taxes and insurance, insurance claim files, correspondence, current and historical computerized data files (which include records of tax receipts and payment history from the date of origination), and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

                                    EXHIBIT M

                      FORM OF SUBSEQUENT TRANSFER AGREEMENT

                   NATIXIS REAL ESTATE CAPITAL TRUST 2007-HE2

Pursuant to separate Mortgage Loan Purchase Agreements, First NLC Financial Services ("First NLC"), Master Financial, Inc.("Master Financial"), Lenders Direct Capital Corp. ("Lenders Direct"), Rose Mortgage, Inc. ("Rose Mortgage"), Funding America, LLC ("Funding America"), NC Capital Corporation ("NC Capital"), Maxim Mortgage Corp. ("Maxim"), Accredited Home Lenders, Inc. ("Accredited"), First Horizon Home Loan Corporation ("First Horizon"), Platinum Capital Group ("Platinum"), Lime Financial Services, Ltd. ("Lime"), Mandalay Mortgage LLC ("Mandalay"), FlexPoint Funding Corporation ("FlexPoint") and The CIT Group/Consumer Finance Inc ("CIT") (collectively, the "Originators") have agreed to sell to Natixis Real Estate Capital Inc. (the "Unaffiliated Seller") certain mortgage loans (each, a "Mortgage Loan"). These Mortgage Loans may in turn be sold by the Unaffiliated Seller to Morgan Stanley ABS Capital I Inc. (the "Depositor") and then sold by the Depositor to the IXIS Real Estate Capital Trust 2007-HE2 (the "Trust Fund"). The Trust Fund was established pursuant to a Pooling and Servicing Agreement dated as of April 1, 2007 (the "Pooling and Servicing Agreement") among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Saxon Mortgage Services, Inc., as the servicer ("Saxon" and the "Servicer"), Natixis Real Estate Capital Inc., as unaffiliated seller (the "Unaffiliated Seller"), Deutsche Bank National Trust Company, as trustee and custodian (in each such capacity, respectively, the "Trustee" and the "Custodian") and Wells Fargo Bank, National Association, as securities administrator and master servicer (in each such capacity, respectively, the "Securities Administrator" and the "Master Servicer"). The Pooling and Servicing Agreement permits a Pre-Funding feature, allowing for the acquisition by the Trust Fund of Subsequent Mortgage Loans during the Pre-Funding Period. Representations and warranties with respect to the Mortgage Loans have been made by the Originators pursuant to separate Assignment and Recognition Agreements.

Capitalized terms used herein and not defined herein have their respective meanings as set forth in the Pooling and Servicing Agreement.

Conveyance of Subsequent Mortgage Loans.

The Unaffiliated Seller does hereby irrevocably sell, transfer, assign, set over and otherwise convey to the Depositor, without recourse (except as otherwise explicitly provided for herein) all of its right, title and interest in and to the Subsequent Mortgage Loans, exclusive of the obligations of the Unaffiliated Seller or any other Person with respect to the Subsequent Mortgage Loans but including specifically, without limitation, the Mortgages, the Custodial Files and all other documents, materials and properties appurtenant thereto and the Mortgage Notes, including all interest and principal collected by the Unaffiliated Seller on or with respect to the Subsequent Mortgage Loans after the related Subsequent Cut-off Date, together with all of its right, title and interest in and to the proceeds received after such Subsequent Cut-off Date of any related insurance policies on behalf of the Depositor.

The Depositor does hereby irrevocably sell, transfer, assign, set over and otherwise convey to the Trust Fund, without recourse (except as otherwise explicitly provided for herein) all of its right, title and interest in and to the Subsequent Mortgage Loans, exclusive of the obligations of the Depositor or any other Person with respect to the Subsequent Mortgage Loans but including specifically, without limitation, the Mortgages, the Custodial Files and all other documents, materials and properties appurtenant thereto and the Mortgage Notes, including all interest and principal collected by the Depositor on or with respect to the Subsequent Mortgage Loans after the related Subsequent Cut-off Date, together with all of its right, title and interest in and to the proceeds received after such Subsequent Cut-off Date of any related insurance policies on behalf of the Trust Fund.

The expenses and costs relating to the delivery of the Subsequent Mortgage Loans specified in this Subsequent Transfer Agreement and the Pooling and Servicing Agreement shall be borne by the Unaffiliated Seller.

The Unaffiliated Seller hereby affirms the representation and warranty set forth in Sections 3.01(f), 3.01(h), 3.01(n), 3.01(o), 3.01(p) and 3.03 of the
Unaffiliated Seller's Agreement with respect to the Subsequent Mortgage Loans as of the date hereof. The Unaffiliated Seller hereby delivers notice and confirms that each of the conditions set forth in Section 2.01(c) of the Pooling and Servicing Agreement are satisfied as of the date hereof.

Saxon hereby affirms the representations and warranties set forth in Schedule IIIA to the Pooling and Servicing Agreement with respect to the Subsequent Mortgage Loans as of the date hereof.

Additional terms of the sale are attached hereto as Attachment A.

To the extent permitted by applicable law, this Subsequent Transfer Agreement, or a memorandum thereof if permitted under applicable law, is subject to recordation in all appropriate public offices for real property records in all counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the Unaffiliated Seller's expense, but only when accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders or is necessary for the administration or servicing of the Mortgage Loans.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to the principles of conflicts of laws.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same Agreement.

All terms and conditions of the Pooling and Servicing Agreement are hereby ratified, confirmed and incorporated herein; provided, that in the event of any conflict the provisions of this Subsequent Transfer Agreement shall control over the conflicting provisions of the Pooling and Servicing Agreement.

                 [Remainder of Page Intentionally Left Blank]

                                       NATIXIS REAL ESTATE CAPITAL INC.,
                                          as Unaffiliated Seller

                                       By:[____________________________________]

                                       By:
                                           -------------------------------------
                                          Name:
                                          Title:

                                       MORGAN STANLEY ABS CAPITAL I INC.,
                                          as Depositor

                                       By:
                                           -------------------------------------
                                          Name:
                                          Title:

                                       SAXON MORTGAGE SERVICES, INC.,
                                          as the Servicer

                                       By:
                                           -------------------------------------
                                          Name:
                                          Title:

                                       By:
                                           -------------------------------------
                                          Name:
                                          Title:

                                       WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION, as Securities
                                          Administrator and Master Servicer

                                       By:
                                           -------------------------------------
                                          Name:
                                          Title:

                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          as Trustee

                                       By:
                                           -------------------------------------
                                          Name:
                                          Title:

                                       By:
                                           -------------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT N

                              FORM OF CERTIFICATION
                          TO BE PROVIDED WITH FORM 10-K

      Re: Natixis Real Estate Capital Trust 2007-HE2 (the "Trust"), Mortgage Pass-Through Certificates, Series 2007-HE2, issued pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2007, among Morgan Stanley ABS Capital I Inc., as Depositor, Natixis Real Estate Capital Inc., as Unaffiliated Seller, Wells Fargo Bank, National Association, as Master Servicer and Securities Administrator, Saxon Mortgage Services, Inc., as Servicer and Deutsche Bank National Trust Company, as Trustee
            --------------------------------------------------------------------

            I, [identify the certifying individual], certify that:

            1. I have reviewed this annual report on Form 10-K ("Annual Report"), and all reports on Form 10-D (collectively with this Annual Report, the "Reports") required to be filed in respect of period covered by this Annual Report, of the Trust;

            2. Based on my knowledge, the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Annual Report;

            3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this Annual Report is included in the Reports;

            4. Based on my knowledge and the compliance statements required in this Annual Report under Item 1123 of Regulation AB, and except as disclosed in the Reports, the Servicer has fulfilled their obligations under the Pooling and Servicing Agreement in all material respects; and

            5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria required to be included in this Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this Annual Report, except as otherwise disclosed in this Annual Report. Any material instances of non-compliance described in such reports have been disclosed in this Annual Report.

            In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: the Trustee, the Master Servicer, the Securities Administrator and the Servicer.

Date: ______________________________________

      ______________________________________
      [Signature]
      [Title]

                                    EXHIBIT O

                       FORM OF ANNUAL CERTIFICATION TO BE
                         PROVIDED TO THE MASTER SERVICER

      Re: Natixis Real Estate Capital Trust 2007-HE2 (the "Trust"), Mortgage Pass-Through Certificates, Series 2007-HE2, issued pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2007, among Morgan Stanley ABS Capital I Inc., as Depositor, Natixis Real Estate Capital Inc., as Unaffiliated Seller, Wells Fargo Bank, National Association, as Master Servicer and Securities Administrator, Saxon Mortgage Services, Inc., as Servicer and Deutsche Bank National Trust Company, as Trustee
            --------------------------------------------------------------------

      I, ________________________________, the _______________________ of [NAME
      OF COMPANY], certify to [the Purchaser], [the Depositor], and the Master Servicer[, Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

      (1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the "Compliance Statement"), the report on assessment of the Company's compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the "Servicing Criteria"), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the "Exchange Act") and
      Item 1122 of Regulation AB (the "Servicing Assessment"), the registered public accounting firm's attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the "Attestation Report"), and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[_] that were delivered by the Company to the Master Servicer pursuant to the Agreement (collectively, the "Company Servicing Information");

      (2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

      (3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the Master Servicer;

      (4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

      (5) The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the Master Servicer. Any material instances of noncompliance described in such reports have been disclosed to [the Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

      Date: _________________________

      By: ____________________________
          Name: _____________________

                                    EXHIBIT P

                       FORM OF SERVICER POWER OF ATTORNEY

When Recorded Mail To:

Saxon Mortgage Services, Inc.
4708 Mercantile Drive
Fort Worth, Texas  76137

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Deutsche Bank National Trust Company, a national banking association organized and existing under the laws of the United States, and having its principal place of business at 1761 East St. Andrew Place, Santa Ana, California 92705, as Trustee (the "Trustee") pursuant to that Natixis Real Estate Capital Trust 2007-HE2 Pooling and Servicing Agreement, dated as of April 1, 2007, among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Saxon Mortgage Services Inc., as servicer ("Saxon"), Wells Fargo Bank, National Association, as a Master Servicer, Securities Administrator ("Wells Fargo"), Natixis Real Estate Capital Inc, as un affiliated seller ("Natixis"), and Deutsche Bank National Trust Company, as trustee (the "Trustee"), hereby constitutes and appoints Saxon, by and through Saxon's officers, the Trustee's true and lawful Attorney-in-fact, in the Trustee's name, place and stead and for the Trustee's benefit, in connection with all mortgage loans serviced by Saxon pursuant to the Agreement solely for the purpose of performing such acts and executing such documents in the name of the Trustee necessary and appropriate to effectuate the following enumerated transactions in respect of any of the mortgages or deeds of trust (the "Mortgages" and the "Deeds of Trust" respectively) and promissory notes secured thereby (the "Mortgage Notes") for which the undersigned is acting as Trustee for various certificateholders (whether the undersigned is named therein as mortgagee or beneficiary or has become mortgagee by virtue of endorsement of the Mortgage Note secured by any such Mortgage or Deed of Trust).

This Appointment shall apply only to the following enumerated transactions and nothing herein or in the Agreement shall be construed to the contrary:

(1) The modification or re recording of a Mortgage or Deed of Trust, where said modification or re recording is solely for the purpose of correcting the Mortgage or Deed of Trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that (i) said modification or re recording, in either instance, does not adversely affect the lien of the Mortgage or Deed of Trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

(2) The subordination of the lien of a Mortgage or Deed of Trust to an easement in favor of a public utility company of a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.

(3) The conveyance of the properties to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to real estate owned.

(4)   The completion of loan assumption agreements.

(5) The full satisfaction/release of a Mortgage or Deed of Trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related Mortgage Note.

(6) The assignment of any Mortgage or Deed of Trust and the related Mortgage Note, in connection with the repurchase of the mortgage loan secured and evidenced thereby.

(7) The full assignment of a Mortgage or Deed of Trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related Mortgage Note.

(8) With respect to a Mortgage or Deed of Trust, the foreclosure, the taking of a deed-in-lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or termination, cancellation or rescission of any such foreclosure, including, without limitation, any and all of the following acts:

      (a) the substitution of trustee(s) serving under a Deed of Trust, in accordance with state law and the Deed of Trust;

      (b) the preparation and issuance of statements of breach or non performance;

      (c) the preparation and filing of notices of default and/or notices of sale;

      (d) the cancellation/rescission of notices of default and/or notices of sale;

      (e)   the taking of deed-in-lieu of foreclosure; and

      (f) the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage, Deed of Trust or state law to expeditiously complete said transactions in paragraphs 8(a) through 8(e) above.

(9) With respect to the sale of property acquired through a foreclosure or deed-in-lieu of foreclosure, including, without limitation, the execution of the following documentation:

      (a)   listing agreements;

      (b)   purchase and sale agreements;

      (c) grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;

      (d)   escrow instructions; and

      (e)   any and all documents necessary to effect the transfer of property.

(10) The modification or amendment of escrow agreements established for repairs to the mortgaged property or reserves for replacement of personal property.

(11) Actions to preserve or enforce the lien created by the Mortgage or Deed of Trust, including but not limited to assertion of claims under title insurance policies and through judicial or administrative action.

            The undersigned gives said Attorney in fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney in fact shall be effective as of April 30, 2007.

            This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

            Nothing contained herein shall (i) limit in any manner any indemnification provided by Saxon to the Trustee under the Agreement, or (ii) be construed to grant Saxon the power to initiate or defend any suit, litigation or proceeding in the name of the Trustee except as specifically provided for herein. If Saxon receives any notice of suit, litigation or proceeding in the name of the Trustee, then Saxon shall promptly forward a copy of same to the Trustee.

            This limited power of attorney is not intended to extend the powers granted to Saxon under the Agreement or to allow Saxon to take any action with respect to Mortgages, Deeds of Trust or Mortgage Notes not authorized by the Agreement.

            Saxon hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of or in connection with the exercise by Saxon of the powers granted to it hereunder. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

            This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

            Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.

            IN WITNESS WHEREOF, Deutsche Bank National Trust Company, as Trustee has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

                                       Deutsche Bank National Trust Company,
                                          as Trustee

                                       By: _____________________________________
                                           Name:
                                           Title:

Acknowledged and Agreed

Saxon Mortgage Services, Inc.

By:  ________________________
     Name:
     Title:

STATE OF CALIFORNIA
COUNTY OF ____________

            On ________________, _____, before me, the undersigned, a Notary Public in and for said state, personally appeared ________________________________ of Deutsche Bank National Trust Company, as Trustee for Natixis Real Estate Capital Trust 2007-HE2, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed that same in his/her authorized capacity, and that by his/her signature on the instrument the entity upon behalf of which the person acted and executed the instrument.

            WITNESS my hand and official seal.

            (SEAL)

                                         _____________________________________
                                         Notary Public, State of California

                                    EXHIBIT Q

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Trustee], [the Securities Administrator], [Master Servicer], [the Servicer], [each Subservicer] and [each Subcontractor] shall address, at a minimum, the criteria identified as below as "Applicable Servicing Criteria":


------------------------------------------------------------------------------------------------------------------------------------
                                               SERVICING CRITERIA                                  APPLICABLE SERVICING CRITERIA
------------------------------------------------------------------------------------------------------------------------------------
      Reference                                         Criteria
------------------------------------------------------------------------------------------------------------------------------------
                                            General Servicing Considerations
------------------------------------------------------------------------------------------------------------------------------------
                       Policies and procedures are instituted to monitor any performance or
                       other triggers and events of default in accordance with the transaction               Securities
1122(d)(1)(i)          agreements.                                                                     Administrator/Servicer

                       If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's
1122(d)(1)(ii)         performance and compliance with such servicing activities.                             Servicer

                       Any requirements in the transaction agreements to maintain a back-up
1122(d)(1)(iii)        servicer for the mortgage loans are maintained.                                          N/A

                       A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period
                       in the amount of coverage required by and otherwise in accordance with                 Servicer
1122(d)(1)(iv)         the terms of the transaction agreements.

------------------------------------------------------------------------------------------------------------------------------------
                                           Cash Collection and Administration
------------------------------------------------------------------------------------------------------------------------------------

                       Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two
                       business days following receipt, or such other number of days specified        Servicer/Master Servicer
1122(d)(2)(i)          in the transaction agreements.

                       Disbursements made via wire transfer on behalf of an obligor or to an            Servicer/Securities
1122(d)(2)(ii)         investor are made only by authorized personnel.                                     Administrator

                       Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances,
                       are made, reviewed and approved as specified in the transaction                        Servicer
1122(d)(2)(iii)        agreements.

                       The related accounts for the transaction, such as cash reserve accounts
                       or accounts established as a form of overcollateralization, are                  Servicer/Securities
                       separately maintained (e.g., with respect to commingling of cash) as set    Administrator/Master Servicer
1122(d)(2)(iv)         forth in the transaction agreements.

                       Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements.  For purposes of
                       this criterion, "federally insured depository institution" with respect          Servicer/Securities
                       to a foreign financial institution means a foreign financial institution         Administrator/Master
                       that meets the requirements of Rule 13k-1(b)(1) of the Securities                     Servicer(1)
1122(d)(2)(v)          Exchange Act.

1122(d)(2)(vi)         Unissued checks are safeguarded so as to prevent unauthorized access.                  Servicer

                       Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts.  These reconciliations are (A)
                       mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations
                       for reconciling items.  These reconciling items are resolved within 90         Servicer/Master Servicer
                       calendar days of their original identification, or such other number of
1122(d)(2)(vii)        days specified in the transaction agreements.

------------------------------------------------------------------------------------------------------------------------------------
                                           Investor Remittances and Reporting
------------------------------------------------------------------------------------------------------------------------------------

                       Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements.  Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance
                       with the terms specified in the transaction agreements; (C) are filed            Servicer/Securities
                       with the Commission as required by its rules and regulations; and (D)       Administrator/Master Servicer
                       agree with investors' or the trustee's records as to the total unpaid
1122(d)(3)(i)          principal balance and number of mortgage loans serviced by the Servicer.

                       Amounts due to investors are allocated and remitted in accordance with
                       timeframes, distribution priority and other terms set forth in the               Servicer/Securities
1122(d)(3)(ii)         transaction agreements.                                                     Administrator/Master Servicer

                       Disbursements made to an investor are posted within two business days to         Servicer/Securities
                       the Servicer's investor records, or such other number of days specified             Administrator
1122(d)(3)(iii)        in the transaction agreements.

                       Amounts remitted to investors per the investor reports agree with                Servicer/Securities
1122(d)(3)(iv)         cancelled checks, or other form of payment, or custodial bank statements.   Administrator/Master Servicer

------------------------------------------------------------------------------------------------------------------------------------
                                               Pool Asset Administration
------------------------------------------------------------------------------------------------------------------------------------

                       Collateral or security on mortgage loans is maintained as required by
1122(d)(4)(i)          the transaction agreements or related mortgage loan documents.                    Trustee/Servicer

                       Mortgage loan and related documents are safeguarded as required by the            Trustee/Servicer
1122(d)(4)(ii)         transaction agreements

                       Any additions, removals or substitutions to the asset pool are made,
                       reviewed and approved in accordance with any conditions or requirements               Securities
1122(d)(4)(iii)        in the transaction agreements.                                                  Administrator/Servicer

                       Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and
                       allocated to principal, interest or other items (e.g., escrow) in                      Servicer
1122(d)(4)(iv)         accordance with the related mortgage loan documents.

                       The Servicer's records regarding the mortgage loans agree with the
1122(d)(4)(v)          Servicer's records with respect to an obligor's unpaid principal balance.              Servicer

                       Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and
                       approved by authorized personnel in accordance with the transaction                    Servicer
1122(d)(4)(vi)         agreements and related pool asset documents.

                       Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in
                       accordance with the timeframes or other requirements established by the                Servicer
1122(d)(4)(vii)        transaction agreements.

                       Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements.  Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans
                       including, for example, phone calls, letters and payment rescheduling                  Servicer
                       plans in cases where delinquency is deemed temporary (e.g., illness or
1122(d)(4)(viii)       unemployment).

                       Adjustments to interest rates or rates of return for mortgage loans with
1122(d)(4)(ix)         variable rates are computed based on the related mortgage loan documents.              Servicer

                       Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned
                       to the obligor within 30 calendar days of full repayment of the related                Servicer
                       mortgage loans, or such other number of days specified in the transaction
1122(d)(4)(x)          agreements.

                       Payments made on behalf of an obligor (such as tax or insurance payments)
                       are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar
                       days prior to these dates, or such other number of days specified in the               Servicer
1122(d)(4)(xi)         transaction agreements.

                       Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and not charged
                       to the obligor, unless the late payment was due to the obligor's error or              Servicer
1122(d)(4)(xii)        omission.

                       Disbursements made on behalf of an obligor are posted within two business
                       days to the obligor's records maintained by the servicer, or such other                Servicer
1122(d)(4)(xiii)       number of days specified in the transaction agreements.

                        Delinquencies, charge-offs and uncollectible accounts are recognized and
1122(d)(4)(xiv)        recorded in accordance with the transaction agreements.                                Servicer

                       Any external enhancement or other support, identified in Item 1114(a)(1)
                       through (3) or Item 1115 of Regulation AB, is maintained as set forth in               Servicer
1122(d)(4)(xv)         the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------------

-----------------
(1) This will only be provided by the Master Servicer and Securities Administrator if it is deemed that such account maintained by the Master Servicer or Securities Administrator, as applicable, is a custodial account for purposes of these servicing criteria and is further subject to clarification from the SEC.

                                                 EXHIBIT R

                                      Additional Form 10-D Disclosure

---------------------------------------------------------------------------------------------------------
                                    ADDITIONAL FORM 10-D DISCLOSURE

---------------------------------------------------------------------------------------------------------
                 Item on Form 10-D                                    Party Responsible
---------------------------------------------------------------------------------------------------------
     Item 1: Distribution and Pool Performance
                    Information


---------------------------------------------------------------------------------------------------------
Information included in the Monthly Statement                             Servicer/
                                                                      Master Servicer/
                                                                  Securities Administrator

---------------------------------------------------------------------------------------------------------
Any information required by Item 1121 of Regulation                       Depositor
AB which is NOT included on the Monthly Statement

---------------------------------------------------------------------------------------------------------
             Item 2: Legal Proceedings

Any legal proceeding pending against the following
entities or their respective property, that is
material to Certificateholders, including any
proceedings known to be contemplated by
governmental authorities:
---------------------------------------------------------------------------------------------------------
o Issuing Entity                                      Master Servicer/Securities Administrator/Servicer
---------------------------------------------------------------------------------------------------------
o Sponsor                                             Sponsor (if a party to the Pooling and Servicing
                                                                   Agreement) or Depositor
---------------------------------------------------------------------------------------------------------
o Depositor                                                               Depositor
---------------------------------------------------------------------------------------------------------
o Trustee                                                                  Trustee
---------------------------------------------------------------------------------------------------------
o Securities Administrator                                        Securities Administrator
---------------------------------------------------------------------------------------------------------
o Master Servicer                                                      Master Servicer
---------------------------------------------------------------------------------------------------------
o Any Responsible Party                                              Responsible Parties
---------------------------------------------------------------------------------------------------------
o Any Item 1110(b) of Regulation AB Originator                            Depositor
(other than a Responsible Party)
---------------------------------------------------------------------------------------------------------
o Any Item 1108(a)(2) of Regulation Servicer (other                       Servicer
than the Master Servicer or Securities
Administrator)
---------------------------------------------------------------------------------------------------------
o Any other party contemplated by Item  1100(d)(1)                        Depositor
of Regulation AB
---------------------------------------------------------------------------------------------------------
   Item 3: Sale of Securities and Use of Proceeds                         Depositor
Information from Item 2(a) of Part II of Form 10-Q:

With respect to any sale of securities by the
sponsor, depositor or issuing entity, that are
backed by the same asset pool or are otherwise
issued by the issuing entity, whether or not
registered, provide the sales and use of proceeds
information in Item 701 of Regulation S-K. Pricing
information can be omitted if securities were not
registered.
---------------------------------------------------------------------------------------------------------
      Item 4: Defaults Upon Senior Securities                     Securities Administrator

Information from Item 3 of Part II of Form 10-Q:

Report  the  occurrence  of  any  Event  of  Default
(after  expiration of any grace period and provision
of any required notice)
---------------------------------------------------------------------------------------------------------
     Item 5: Submission of Matters to a Vote of              Depositor/Securities Administrator
                  Security Holders

Information from Item 4 of Part II of Form 10-Q
---------------------------------------------------------------------------------------------------------
    Item 6: Significant Obligors of Pool Assets                              N/A

Item 1112(b) of Regulation AB - Significant  Obligor
Financial Information*
---------------------------------------------------------------------------------------------------------
*This information need only be reported on the Form
10-D for the distribution period in which updated
information is required pursuant to the Item.
---------------------------------------------------------------------------------------------------------
      Item 7: Significant Enhancement Provider
                    Information

Item 1114(b)(2) of Regulation AB - Credit
Enhancement Provider Financial Information*
---------------------------------------------------------------------------------------------------------
o Determining applicable disclosure threshold                             Depositor
---------------------------------------------------------------------------------------------------------
o Requesting required financial information                               Depositor
(including any required accountants' consent to the
use thereof) or effecting incorporation by reference
---------------------------------------------------------------------------------------------------------
     Item 1115(b) of Regulation AB - Derivative
        Counterparty Financial Information*
---------------------------------------------------------------------------------------------------------
o Determining current maximum probable exposure                           Depositor
---------------------------------------------------------------------------------------------------------
o Determining current significance percentage                             Depositor
---------------------------------------------------------------------------------------------------------
o Requesting required financial information                               Depositor
(including any required  accountants' consent to the
use thereof) or effecting incorporation by reference
---------------------------------------------------------------------------------------------------------
*This information need only be reported on the Form
 10-D for the distribution period in which updated
   information is required pursuant to the Items.
---------------------------------------------------------------------------------------------------------
             Item 8: Other Information                 Any party to this Agreement responsible for the
                                                             applicable Form 8-K Disclosure item
Disclose any information required to be reported on
Form 8-K during the period covered by the Form 10-D
but not reported
---------------------------------------------------------------------------------------------------------
                  Item 9: Exhibits
---------------------------------------------------------------------------------------------------------
      Monthly Statement to Certificateholders                     Securities Administrator
---------------------------------------------------------------------------------------------------------
  Exhibits required by Item 601 of Regulation S-K,                        Depositor
            such as material agreements
---------------------------------------------------------------------------------------------------------

                                  EXHIBIT S

                       Additional Form 10-K Disclosure

---------------------------------------------------------------------------------------------------------
                                    ADDITIONAL FORM 10-K DISCLOSURE
---------------------------------------------------------------------------------------------------------
                 Item on Form 10-K                                    Party Responsible
---------------------------------------------------------------------------------------------------------
             Item 9B: Other Information                  Any party to this Agreement responsible for
Disclose any information required to be reported on             disclosure items on Form 8-K
Form 8-K during the fourth quarter covered by the
Form 10-K but not reported
---------------------------------------------------------------------------------------------------------
  Item 15: Exhibits, Financial Statement Schedules                Securities Administrator
                                                                          Depositor
---------------------------------------------------------------------------------------------------------
     Item 1115(b) of Regulation AB: Derivative
        Counterparty Financial Information*
---------------------------------------------------------------------------------------------------------
o Determining current maximum probable exposure                           Depositor
---------------------------------------------------------------------------------------------------------
o Determining current significance percentage                             Depositor
---------------------------------------------------------------------------------------------------------
o Requesting required financial information                               Depositor
(including any required accountants' consent to the
use thereof) or effecting incorporation by reference
---------------------------------------------------------------------------------------------------------
*This information need only be reported on the Form
10-D for the distribution period in which updated
information is required pursuant to the Items.
---------------------------------------------------------------------------------------------------------
    Item 1117 of Regulation AB: Legal Proceedings

Any legal proceeding pending against the following
entities or their respective property, that is
material to Certificateholders, including any
proceedings known to be contemplated by
governmental authorities:
---------------------------------------------------------------------------------------------------------
o Issuing Entity                                      Master Servicer/Securities Administrator/Servicer
                                                                        and Depositor
---------------------------------------------------------------------------------------------------------
o Sponsor                                             Sponsor (if a party to the Pooling and Servicing
                                                                   Agreement) or Depositor
---------------------------------------------------------------------------------------------------------
o Depositor                                                               Depositor
---------------------------------------------------------------------------------------------------------
o Trustee                                                                  Trustee
---------------------------------------------------------------------------------------------------------
o Securities Administrator                                        Securities Administrator
---------------------------------------------------------------------------------------------------------
o Master Servicer                                                      Master Servicer
---------------------------------------------------------------------------------------------------------
o Any Responsible Party                                               Responsible Party
---------------------------------------------------------------------------------------------------------
o Any Item 1110(b) of Regulation AB Originator                            Depositor
(other than a Responsible Party)
---------------------------------------------------------------------------------------------------------
o Any Item 1108(a)(2) of Regulation AB Servicer                           Servicer
(other than the Master Servicer or Securities
Administrator)
---------------------------------------------------------------------------------------------------------
? Any other party contemplated by Item 1100(d)(1)                         Depositor
of Regulation AB
---------------------------------------------------------------------------------------------------------
    Item 1119 of Regulation AB: Affiliations and
                   Relationships
---------------------------------------------------------------------------------------------------------
Whether (a) the Sponsor, Depositor or Issuing                        Depositor as to (a)
Entity is an affiliate of the following parties,      Sponsor as to (a) (if a party to this Agreement)
and (b) to the extent known and material, any of
the following parties are affiliated with one
another:

---------------------------------------------------------------------------------------------------------
o Master Servicer                                                      Master Servicer
---------------------------------------------------------------------------------------------------------
o Securities Administrator                                        Securities Administrator
---------------------------------------------------------------------------------------------------------
o Trustee                                                                  Trustee
---------------------------------------------------------------------------------------------------------
o Any other Item 1108(a)(3) of Regulation AB                              Servicer
servicer
---------------------------------------------------------------------------------------------------------
o Any Item 1115 of Regulation AB Derivate             Depositor/Sponsor (if a party to this Agreement)
Counterparty Provider
---------------------------------------------------------------------------------------------------------
o Any other 1101(d)(1) material party                 Depositor/Sponsor (if a party to this Agreement)
---------------------------------------------------------------------------------------------------------
Whether there are any "outside the ordinary course                   Depositor as to (a)
business arrangements" other than would be obtained   Sponsor as to (a) (if a party to this Agreement)
in an arm's length transaction between (a) the
Sponsor, Depositor or Issuing Entity on the one
hand, and (b) any of the following parties (or
their affiliates) on the other hand, that exist
currently or within the past two years and that are
material to a Certificateholder's understanding of
the Certificates:

---------------------------------------------------------------------------------------------------------
o Master Servicer                                                      Master Servicer
---------------------------------------------------------------------------------------------------------
o Securities Administrator                                        Securities Administrator
---------------------------------------------------------------------------------------------------------
o Trustee                                                                 Depositor
---------------------------------------------------------------------------------------------------------
o Any other Item 1108(a)(3) of Regulation AB                              Servicer
servicer
---------------------------------------------------------------------------------------------------------
o Any Responsible Party                                               Responsible Party
---------------------------------------------------------------------------------------------------------
o Any Item  1110 of Regulation AB Originator (other   Depositor/Sponsor (if a party to this Agreement)
than a Responsible Party)
---------------------------------------------------------------------------------------------------------
o Any Item 1115 of Regulation AB Derivate             Depositor/Sponsor (if a party to this Agreement)
Counterparty Provider
---------------------------------------------------------------------------------------------------------
o Any other Item  1101(d)(1) of Regulation AB         Depositor/Sponsor (if a party to this Agreement)
material party
---------------------------------------------------------------------------------------------------------
Whether there are any specific relationships                         Depositor as to (a)
involving the transaction or the pool assets          Sponsor as to (a) (if a party to this Agreement)
between (a) the Sponsor, Depositor or Issuing
Entity on the one hand, and (b) any of the
following parties (or their affiliates) on the
other hand, that exist currently or within the past
two years and that are material:

---------------------------------------------------------------------------------------------------------
o Master Servicer                                                      Master Servicer
---------------------------------------------------------------------------------------------------------
o Securities Administrator                                        Securities Administrator
---------------------------------------------------------------------------------------------------------
o Trustee                                                                 Depositor
---------------------------------------------------------------------------------------------------------
o Any other Item 1108(a)(3) of Regulation AB                              Servicer
servicer
---------------------------------------------------------------------------------------------------------
o Any Responsible Party                                               Responsible Party
---------------------------------------------------------------------------------------------------------
o Any Item 1110 of Regulation AB Originator (other    Depositor/Sponsor (if a party to this Agreement)
than a Responsible Party)
---------------------------------------------------------------------------------------------------------
o Any Item 1115 of Regulation AB Derivate             Depositor/Sponsor (if a party to this Agreement)
Counterparty Provider
---------------------------------------------------------------------------------------------------------
o Any other Item 1101(d)(1) of Regulation AB          Depositor/Sponsor (if a party to this Agreement)
material party
---------------------------------------------------------------------------------------------------------

                                  EXHIBIT T
                       Form 8-K Disclosure Information

---------------------------------------------------------------------------------------------------------
                                    FORM 8-K DISCLOSURE INFORMATION
---------------------------------------------------------------------------------------------------------
                  Item on Form 8-K                                    Party Responsible
---------------------------------------------------------------------------------------------------------
    Item 1.01 - Entry into a Material Definitive       The party to this Agreement entering into such
                     Agreement                                  material definitive agreement

Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive
agreements that are fully disclosed in the
prospectus.
---------------------------------------------------------------------------------------------------------
  Item 1.02 - Termination of a Material Definitive    The party to this Agreement requesting termination
                     Agreement                               of a material definitive agreement

Disclosure is required regarding termination of any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial agreement.
---------------------------------------------------------------------------------------------------------
       Item 1.03 - Bankruptcy or Receivership                             Depositor

Disclosure is required regarding the bankruptcy or receivership, with respect to any of the following:

---------------------------------------------------------------------------------------------------------
o Issuing Entity                                                          Depositor
---------------------------------------------------------------------------------------------------------
o Sponsor                                             Depositor/Sponsor (if a party to this Agreement)
---------------------------------------------------------------------------------------------------------
o Depositor                                                               Depositor
---------------------------------------------------------------------------------------------------------
o Master Servicer                                                      Master Servicer
---------------------------------------------------------------------------------------------------------
o Any affiliated Servicer                                               The Servicer
---------------------------------------------------------------------------------------------------------
o Other Servicer servicing 20% or more of the pool                      The Servicer
assets at the time of the report
---------------------------------------------------------------------------------------------------------
o Other material servicers                                                Servicer
---------------------------------------------------------------------------------------------------------
o Trustee                                                                  Trustee
---------------------------------------------------------------------------------------------------------
o Securities Administrator                                        Securities Administrator
---------------------------------------------------------------------------------------------------------
o Derivative Counterparty                             Depositor/Sponsor (if a party to this Agreement)
---------------------------------------------------------------------------------------------------------
  Item 2.04 - Triggering Events that Accelerate or    Master Servicer/Securities Administrator/Depositor
    Increase a Direct Financial Obligation or an
 Obligation under an Off-Balance Sheet Arrangement

Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than
waterfall triggers which are disclosed in the
monthly statements to the certificateholders.
---------------------------------------------------------------------------------------------------------
   Item 3.03 - Material Modification to Rights of            Securities Administrator/Depositor
                  Security Holders

Disclosure is required of any material modification
to documents defining the rights of
Certificateholders, including the Pooling and
Servicing Agreement.
---------------------------------------------------------------------------------------------------------
Item 5.03 - Amendments of Articles of Incorporation                       Depositor
          or Bylaws; Change of Fiscal Year

Disclosure is required of any amendment "to the
governing documents of the issuing entity".
---------------------------------------------------------------------------------------------------------
  Item 6.01 - ABS Informational and Computational                         Depositor
                      Material

---------------------------------------------------------------------------------------------------------
    Item 6.02 - Change of Servicer or Securities      Master Servicer/Securities Administrator/Depositor/
                   Administrator                      applicable successor Servicer/applicable successor
                                                                           Trustee
Requires disclosure of any removal, replacement,
substitution or addition of any master servicer,
affiliated servicer, other servicer servicing 10%
or more of pool assets at time of report, other
material servicers or trustee.
---------------------------------------------------------------------------------------------------------
Regulation AB disclosure about any new servicer or    applicable successor Servicer/applicable successor
master servicer is also required.                                 Master Servicer/Depositor
---------------------------------------------------------------------------------------------------------
Regulation AB disclosure about any new Trustee is               applicable successor Trustee
also required.
---------------------------------------------------------------------------------------------------------
    Item 6.03 - Change in Credit Enhancement or              Depositor/Securities Administrator
                  External Support
Covers termination of any enhancement in manner
other than by its terms, the addition of an
enhancement, or a material change in the
enhancement provided.  Applies to external credit
enhancements as well as derivatives.
---------------------------------------------------------------------------------------------------------
Regulation AB disclosure about any new enhancement                        Depositor
provider is also required.
---------------------------------------------------------------------------------------------------------
Item 6.04 - Failure to Make a Required Distribution               Securities Administrator
---------------------------------------------------------------------------------------------------------
   Item 6.05 - Securities Act Updating Disclosure                         Depositor

If any material pool characteristic differs by 5%
or more at the time of issuance of the securities
from the description in the final prospectus,
provide updated Regulation AB disclosure about the
actual asset pool.
---------------------------------------------------------------------------------------------------------
If there are any new servicers or originators                             Depositor
required to be disclosed under Regulation AB as a
result of the foregoing, provide the information
called for in Items 1108 and 1110 respectively.
---------------------------------------------------------------------------------------------------------
           Item 7.01 - Reg FD Disclosure                All parties to this Agreement (excluding the
                                                                          Trustee)
---------------------------------------------------------------------------------------------------------
              Item 8.01 - Other Events                                    Depositor

Any event, with respect to which information is not
otherwise called for in Form 8 -K, that the
registrant deems of importance to
certificateholders.
---------------------------------------------------------------------------------------------------------
   Item 9.01 - Financial Statements and Exhibits         The party to this Agreement responsible for
                                                       reporting/disclosing the financial statement or
                                                                          exhibit.
---------------------------------------------------------------------------------------------------------

                                  EXHIBIT U

                  FORM OF ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA EMAIL TO cts.sec.notifications@wellsfargo.com
AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW

Wells Fargo Bank, N.A. as Securities Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045
Fax: (410) 715-2380
E-mail:  cts.sec.notifications@wellsfargo.com

Morgan Stanley ABS Capital Inc.
1585 Broadway
New York, New York 10036

Attn:  Corporate Trust Services - Natixis 2007-HE2 - SEC REPORT PROCESSING

          **Additional Form [10 D] [10 K] [8 K] Disclosure**Required
          ----------------------------------------------------------

Ladies and Gentlemen:

In accordance with Section 8.12 of the Pooling and Servicing Agreement (the "Agreement"), dated as of April 1, 2007, among Morgan Stanley ABS Capital I Inc., as depositor, Wells Fargo Bank, National Association, as master servicer and securities administrator, Saxon Mortgage Services, Inc., as servicer, Natixis Real Estate Capital Inc, as unaffiliated seller, and Deutsche Bank National Trust Company, as trustee, the undersigned, as [_________________________] hereby notifies you that certain events have come to our attention that we are required to report to you for disclosure on Form [10-D] [10-K] [8-K].

Description of additional Form [10-D] [10-K] [8-K] Disclosure:

List of any attachments hereto to be included in the Additional Form [10-D] [10-K] [8-K] Disclosure:

Each of the attachments hereto is being transmitted to the Trustee in an EDGAR-compatible format.

Any inquiries related to this notification should be directed to [_________________] phone number [___________________]; email address
[______________________].

                                       [NAME OF PARTY],
                                          As [Role]

                                     By:
                                         Name:

                                                     EXHIBIT V

                                              FORM OF SERVICER REPORT

------------------------------------------------------------------------------------------------------------------
                                Standard Loan Level File Layout - Master
                                Servicing
------------------------------------------------------------------------------------------------------------------
Exhibit 1:  Layout

--------------------------------------------------------------------------------------------------------------------
Column Name                     Description                                     Decimal    Format Comment       Max
                                                                                                               Size
--------------------------------------------------------------------------------------------------------------------
Each file requires the following fields:
--------------------------------------------------------------------------------------------------------------------
SER_INVESTOR_NBR                A value assigned by the Servicer to define              Text up to 20 digits     20
                                a group of loans.
--------------------------------------------------------------------------------------------------------------------
LOAN_NBR                        A unique identifier assigned to each loan               Text up to 10 digits     10
                                by the investor.
--------------------------------------------------------------------------------------------------------------------
SERVICER_LOAN_NBR               A unique number assigned to a loan by the               Text up to 10 digits     10
                                Servicer. This may be different than the
                                LOAN_NBR.
--------------------------------------------------------------------------------------------------------------------
SCHED_PAY_AMT                   Scheduled monthly principal and scheduled           2   No commas(,) or          11
                                interest payment that a borrower is                     dollar signs ($)
                                expected to pay, P&I constant.
--------------------------------------------------------------------------------------------------------------------
NOTE_INT_RATE                   The loan interest rate as reported by the           4   Max length of 6           6
                                Servicer.
--------------------------------------------------------------------------------------------------------------------
NET_INT_RATE                    The loan gross interest rate less the               4   Max length of 6           6
                                service fee rate as reported by the
                                Servicer.
--------------------------------------------------------------------------------------------------------------------
SERV_FEE_RATE                   The servicer's fee rate for a loan as               4   Max length of 6           6
                                reported by the Servicer.
--------------------------------------------------------------------------------------------------------------------
SERV_FEE_AMT                    The servicer's fee amount for a loan as             2   No commas(,) or          11
                                reported by the Servicer.                               dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
NEW_PAY_AMT                     The new loan payment amount as reported by          2   No commas(,) or          11
                                the Servicer.                                           dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
NEW_LOAN_RATE                   The new loan rate as reported by the                4   Max length of 6           6
                                Servicer.
--------------------------------------------------------------------------------------------------------------------
ARM_INDEX_RATE                  The index the Servicer is using to                  4   Max length of 6           6
                                calculate a forecasted rate.
--------------------------------------------------------------------------------------------------------------------
ACTL_BEG_PRIN_BAL               The borrower's actual principal balance at          2   No commas(,) or          11
                                the beginning of the processing cycle.                  dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
ACTL_END_PRIN_BAL               The borrower's actual principal balance at          2   No commas(,) or          11
                                the end of the processing cycle.                        dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
BORR_NEXT_PAY_DUE_DATE          The date at the end of processing cycle                 MM/DD/YYYY               10
                                that the borrower's next payment is due to
                                the Servicer, as reported by Servicer.
--------------------------------------------------------------------------------------------------------------------
SERV_CURT_AMT_1                 The first curtailment amount to be applied.         2   No commas(,) or          11
                                                                                        dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
SERV_CURT_DATE_1                The curtailment date associated with the                MM/DD/YYYY               10
                                first curtailment amount.
--------------------------------------------------------------------------------------------------------------------
CURT_ADJ_AMT_1                  The curtailment interest on the first               2   No commas(,) or          11
                                curtailment amount, if applicable.                      dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
SERV_CURT_AMT_2                 The second curtailment amount to be applied.        2   No commas(,) or          11
                                                                                        dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
SERV_CURT_DATE_2                The curtailment date associated with the                MM/DD/YYYY               10
                                second curtailment amount.
--------------------------------------------------------------------------------------------------------------------
CURT_ADJ_AMT_2                  The curtailment interest on the second              2   No commas(,) or          11
                                curtailment amount, if applicable.                      dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
SERV_CURT_AMT_3                 The third curtailment amount to be applied.         2   No commas(,) or          11
                                                                                        dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
SERV_CURT_DATE_3                The curtailment date associated with the                MM/DD/YYYY               10
                                third curtailment amount.
--------------------------------------------------------------------------------------------------------------------
CURT_ADJ_AMT_3                  The curtailment interest on the third               2   No commas(,) or          11
                                curtailment amount, if applicable.                      dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
PIF_AMT                         The loan "paid in full" amount as reported          2   No commas(,) or          11
                                by the Servicer.                                        dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
PIF_DATE                        The paid in full date as reported by the                MM/DD/YYYY               10
                                Servicer.
--------------------------------------------------------------------------------------------------------------------
ACTION_CODE                     The standard FNMA numeric code used to                  Action Code Key:          2
                                65=Repurchase,70=REO indicate the                       15=Bankruptcy,
                                default/delinquent status of a particular loan.         30=Foreclosure, ,
                                                                                        60=PIF,
                                                                                        63=Substitution,
--------------------------------------------------------------------------------------------------------------------
INT_ADJ_AMT                     The amount of the interest adjustment as            2   No commas(,) or          11
                                reported by the Servicer.                               dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
SOLDIER_SAILOR_ADJ_AMT          The Soldier and Sailor Adjustment amount,           2   No commas(,) or          11
                                if applicable.                                          dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
NON_ADV_LOAN_AMT                The Non Recoverable Loan Amount, if                 2   No commas(,) or          11
                                applicable.                                             dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
LOAN_LOSS_AMT                   The amount the Servicer is passing as a             2   No commas(,) or          11
                                loss, if applicable.                                    dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
Plus the following applicable fields:
--------------------------------------------------------------------------------------------------------------------
SCHED_BEG_PRIN_BAL              The scheduled outstanding principal amount          2   No commas(,) or          11
                                due at the beginning of the cycle date to               dollar signs ($)
                                be passed through to investors.
--------------------------------------------------------------------------------------------------------------------
SCHED_END_PRIN_BAL              The scheduled principal balance due to              2   No commas(,) or          11
                                investors at the end of a processing cycle.             dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
SCHED_PRIN_AMT                  The scheduled principal amount as reported          2   No commas(,) or          11
                                by the Servicer for the current cycle --                dollar signs ($)
                                only applicable for Scheduled/Scheduled
                                Loans.
--------------------------------------------------------------------------------------------------------------------
SCHED_NET_INT                   The scheduled gross interest amount less            2   No commas(,) or          11
                                the service fee amount for the current                  dollar signs ($)
                                cycle as reported by the Servicer -- only
                                applicable for Scheduled/Scheduled Loans.
--------------------------------------------------------------------------------------------------------------------
ACTL_PRIN_AMT                   The actual principal amount collected by            2   No commas(,) or          11
                                the Servicer for the current reporting                  dollar signs ($)
                                cycle -- only applicable for Actual/Actual
                                Loans.
--------------------------------------------------------------------------------------------------------------------
ACTL_NET_INT                    The actual gross interest amount less the           2   No commas(,) or          11
                                service fee amount for the current                      dollar signs ($)
                                reporting cycle as reported by the Servicer
                                -- only applicable for Actual/Actual Loans.
--------------------------------------------------------------------------------------------------------------------
PREPAY_PENALTY_AMT              The penalty amount received when a borrower         2   No commas(,) or          11
                                prepays on his loan as reported by the                  dollar signs ($)
                                Servicer.
--------------------------------------------------------------------------------------------------------------------
PREPAY_PENALTY_WAIVED           The prepayment penalty amount for the loan          2   No commas(,) or          11
                                waived by the servicer.                                 dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
MOD_DATE                        The Effective Payment Date of the                       MM/DD/YYYY               10
                                Modification for the loan.
--------------------------------------------------------------------------------------------------------------------
MOD_TYPE                        The Modification Type.                                  Varchar - value can      30
                                                                                        be alpha or numeric
--------------------------------------------------------------------------------------------------------------------
DELINQ_P&I_ADVANCE_AMT          The current outstanding principal and               2   No commas(,) or          11
                                interest advances made by Servicer.                     dollar signs ($)
--------------------------------------------------------------------------------------------------------------------
                                Flag to indicate if the repurchase of a                 Y=Breach                  1
BREACH_FLAG                     loan is due to a breach of Representations              N=NO Breach
                                and Warranties                                          Let blank if N/A
--------------------------------------------------------------------------------------------------------------------

Exhibit 2:  Monthly Summary Report by Single Investor
MONTHLY SUMMARY REPORT
For Month Ended:  /mm/dd/yyyy       Servicer Name _____________________________
Prepared by: ___________________    Investor Nbr ______________________________

----------------------------------------------------------------------------------------------------
Section 1.  Remittances and Ending Balances - Required Data
----------------------------------------------------------------------------------------------------
Beginning      Ending        Total Monthly        Total Ending Unpaid        Total Monthly Principal
Loan Count     Loan Count    Remittance Amount    Principal Balance          Balance
----------------------------------------------------------------------------------------------------
   0              0              $0.00                 $0.00                        $0.00

Principal Calculation
---------------------

1  Monthly Principal Due                                  +    $0.00
                                                               -----
2. Current Curtailments                                   +    $0.00
                                                               -----
3. Liquidations                                           +    $0.00
                                                               -----
4. Other (attach explanation)                             +    $0.00
                                                               -----
5. Principal Due                                               $0.00
                                                               -----
6. Interest (reported "gross")                            +    $0.00
                                                               -----
7. Interest Adjustments on Curtailments                   +    $0.00
                                                               -----
8.  Servicing Fees                                        -    $0.00
                                                               -----
9.  Other Interest (attach explanation)                   +    $0.00
                                                               -----
10. Interest Due    (need to subtract ser fee)                 $0.00
                                                               =====

Remittance Calculation
----------------------

11. Total Principal and Interest Due (lines 5+10)         +    $0.00
                                                               -----
12. Reimbursement of Non-Recoverable Advances             -    $0.00
                                                               -----
13. Total Realized gains                                  +    $0.00
                                                               -----
14. Total Realized Losses                                 _    $0.00
                                                               -----
15. Total Prepayment Penalties                            +    $0.00
                                                               -----
16. Total Non-Supported Compensating Interest             _    $0.00
                                                               -----
17. Other (attach explanation)                                 $0.00
                                                               -----
18. Net Funds Due on or before Remittance Date            $    $0.00
                                                               =====


---------------------------------------------------------------------------------------------------------------------------------
Section 2.  Delinquency Report - Optional Data for Loan Accounting
---------------------------------------------------------------------------------------------------------------------------------
                                                      Installments Delinquent
---------------------------------------------------------------------------------------------------------------------------------
Total  No.      Total No. of         30- Days     60- Days    90 or  more   In Foreclosure   Real Estate     Total Dollar
of Loans        Delinquencies                                 Days          (Optional)        Owned          Amount of
                                                                                             (Optional)      Delinquencies
---------------------------------------------------------------------------------------------------------------------------------
0               0                    0            0           0            0                 0               $0.00
---------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Section 3.  REG AB  Summary Reporting - REPORTING ALL APPLICABLE FIELDS
--------------------------------------------------------------------------------
REG AB FIELDS                   LOAN COUNT                  BALANCE
PREPAYMENT PENALTY AMT              0                       $0.00
PREPAYMENT PENALTY AMT WAIVED       0                       $0.00
DELINQUENCY P&I AMOUNT              0                       $0.00

Calculation of Realized Loss/Gain Form 332 - Instruction Sheet

      NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

            (b)

            (c) The numbers on the 332 form correspond with the numbers listed below.

      Liquidation and Acquisition Expenses:
      -------------------------------------

      1. The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

      2. The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

      3. Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

      4-12. Complete as applicable. Required documentation:

            * For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

            * For escrow advances - complete payment history

            (to calculate advances from last positive escrow balance forward)

            * Other expenses - copies of corporate advance history showing all payments

            * REO repairs > $1500 require explanation

            * REO repairs > $3000 require evidence of at least 2 bids.

            * Short Sale or Charge Off require P&L supporting the decision and WFB's approved Officer Certificate

            * Unusual or extraordinary items may require further documentation.

      13. The total of lines 1 through 12.

            (d) Credits:

      14-21. Complete as applicable. Required documentation:

            * Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

               Letter of Proceeds Breakdown.

            *  Copy of EOB for any MI or gov't guarantee

            * All other credits need to be clearly defined on the 332 form

      22. The total of lines 14 through 21.

      Please Note:     For HUD/VA loans, use line (18a) for Part A/Initial
                       proceeds and line (18b) for Part B/Supplemental proceeds.

      Total Realized Loss (or Amount of Any Gain)
      -------------------------------------------

      23. The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

      Prepared by:  __________________                Date:  _______________
      Phone:  ______________________   Email Address: _____________________

---------------------   ------------------------   ----------------------
Servicer Loan No.       Servicer Name              Servicer Address
---------------------   ------------------------   ----------------------

      WELLS FARGO BANK, N.A. Loan No. _____________________________

      Borrower's Name: _________________________________________________________

      Property Address: ________________________________________________________

      Liquidation Type:  REO Sale     3rd Party Sale    Short Sale    Charge Off

      Was this loan granted a Bankruptcy deficiency or cramdown    Yes     No
      If "Yes", provide deficiency or cramdown amount _________________________

      Liquidation and Acquisition Expenses:
      (1)   Actual Unpaid Principal Balance of Mortgage Loan   $ ______________  (1)
      (2)   Interest accrued at Net Rate                       ________________  (2)
      (3)   Accrued Servicing Fees                             ________________  (3)
      (4)   Attorney's Fees                                    ________________  (4)
      (5)   Taxes (see page 2)                                 ________________  (5)
      (6)   Property Maintenance                               ________________  (6)
      (7)   MI/Hazard Insurance Premiums (see page 2)          ________________  (7)
      (8)   Utility Expenses                                   ________________  (8)
      (9)   Appraisal/BPO                                      ________________  (9)
      (10)  Property Inspections                               ________________  (10)
      (11)  FC Costs/Other Legal Expenses                      ________________  (11)
      (12)  Other (itemize)                                    ________________  (12)
               Cash for Keys_______________________            ________________  (12)
               HOA/Condo Fees______________________            ________________  (12)
               ______________________________________          ________________  (12)

            Total Expenses                                     $ _______________ (13)

      Credits:
      (14)  Escrow Balance                                     $ _______________ (14)
      (15)  HIP Refund                                         ________________  (15)
      (16)  Rental Receipts                                    ________________  (16)
      (17)  Hazard Loss Proceeds                               ________________  (17)
      (18)  Primary Mortgage Insurance / Gov't Insurance       ________________  (18a)
      HUD Part A

                                                               ________________  (18b)
      HUD Part B
      (19)  Pool Insurance Proceeds                            ________________  (19)
      (20)  Proceeds from Sale of Acquired Property            ________________  (20)
      (21)  Other (itemize)                                    ________________  (21)
         _________________________________________             ________________  (21)

         Total Credits                                         $________________ (22)
      Total Realized Loss (or Amount of Gain)                  $________________ (23)

Escrow Disbursement Detail

------------------------------------------------------------------------------------------------------------
     Type         Date Paid       Period of      Total Paid    Base Amount      Penalties       Interest
   (Tax/Ins.)                     Coverage
------------------------------------------------------------------------------------------------------------


                                                              EXHIBIT W
                                            Standard File Layout - Delinquency Reporting

------------------------------------------------------------------------------------------------------------------------------------
Column/Header Name                                        Description                                Decimal    Format Comment
------------------------------------------------------------------------------------------------------------------------------------
SERVICER_LOAN_NBR               A unique number assigned to a loan by the Servicer.  This may be different than the LOAN_NBR
------------------------------------------------------------------------------------------------------------------------------------
LOAN_NBR                        A unique identifier assigned to each loan by the originator.
------------------------------------------------------------------------------------------------------------------------------------
CLIENT_NBR                      Servicer Client Number
------------------------------------------------------------------------------------------------------------------------------------
SERV_INVESTOR_NBR               Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
------------------------------------------------------------------------------------------------------------------------------------
BORROWER_FIRST_NAME             First Name of the Borrower.
------------------------------------------------------------------------------------------------------------------------------------
BORROWER_LAST_NAME              Last name of the borrower.
------------------------------------------------------------------------------------------------------------------------------------
PROP_ADDRESS                    Street Name and Number of Property
------------------------------------------------------------------------------------------------------------------------------------
PROP_STATE                      The state where the  property located.
------------------------------------------------------------------------------------------------------------------------------------
PROP_ZIP                        Zip code where the property is located.
------------------------------------------------------------------------------------------------------------------------------------
BORR_NEXT_PAY_DUE_DATE          The date that the borrower's next payment is due to the servicer                 MM/DD/YYYY
                                at the end of processing cycle, as reported by Servicer.
------------------------------------------------------------------------------------------------------------------------------------
LOAN_TYPE                       Loan Type (i.e. FHA, VA, Conv)
------------------------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_FILED_DATE           The date a particular bankruptcy claim was filed.                                MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_CHAPTER_CODE         The chapter under which the bankruptcy was filed.
------------------------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_CASE_NBR             The case number assigned by the court to the bankruptcy filing.
------------------------------------------------------------------------------------------------------------------------------------
POST_PETITION_DUE_DATE          The payment due date once the bankruptcy has been approved by the                MM/DD/YYYY
                                courts
------------------------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_DCHRG_DISM_DATE      The Date The Loan Is Removed From Bankruptcy. Either by                          MM/DD/YYYY
                                Dismissal, Discharged and/or a Motion For Relief Was Granted.
------------------------------------------------------------------------------------------------------------------------------------
LOSS_MIT_APPR_DATE              The Date The Loss Mitigation Was Approved By The Servicer                        MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
LOSS_MIT_TYPE                   The Type Of Loss Mitigation Approved For A Loan Such As;
------------------------------------------------------------------------------------------------------------------------------------
LOSS_MIT_EST_COMP_DATE          The Date The Loss Mitigation /Plan Is Scheduled To End/Close                     MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
LOSS_MIT_ACT_COMP_DATE          The Date The Loss Mitigation Is Actually Completed                               MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
FRCLSR_APPROVED_DATE            The date DA Admin sends a letter to the servicer with                            MM/DD/YYYY
                                instructions to begin foreclosure proceedings.
------------------------------------------------------------------------------------------------------------------------------------
ATTORNEY_REFERRAL_DATE          Date File Was Referred To Attorney to Pursue Foreclosure                         MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
FIRST_LEGAL_DATE                Notice of 1st legal filed by an Attorney in a Foreclosure Action                 MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
FRCLSR_SALE_EXPECTED_DATE       The date by which a foreclosure sale is expected to occur.                       MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
FRCLSR_SALE_DATE                The actual date of the foreclosure sale.                                         MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
FRCLSR_SALE_AMT                 The amount a property sold for at the foreclosure sale.                  2       No commas(,) or
                                                                                                                 dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------
EVICTION_START_DATE             The date the servicer initiates eviction of the borrower.                        MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
EVICTION_COMPLETED_DATE         The date the court revokes legal possession of the property from                 MM/DD/YYYY
                                the borrower.
------------------------------------------------------------------------------------------------------------------------------------
LIST_PRICE                      The price at which an REO property is marketed.                          2       No commas(,) or
                                                                                                                 dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------
LIST_DATE                       The date an REO property is listed at a particular price.                        MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
OFFER_AMT                       The dollar value of an offer for an REO property.                        2       No commas(,) or
                                                                                                                 dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------
OFFER_DATE_TIME                 The date an offer is received by DA Admin or by the Servicer.                    MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
REO_CLOSING_DATE                The date the REO sale of the property is scheduled to close.                     MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
REO_ACTUAL_CLOSING_DATE         Actual Date Of REO Sale                                                          MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
OCCUPANT_CODE                   Classification of how the property is occupied.
------------------------------------------------------------------------------------------------------------------------------------
PROP_CONDITION_CODE             A code that indicates the condition of the property.
------------------------------------------------------------------------------------------------------------------------------------
PROP_INSPECTION_DATE            The date a  property inspection is performed.                                    MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
APPRAISAL_DATE                  The date the appraisal was done.                                                 MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
CURR_PROP_VAL                   The current "as is" value of the property based on brokers price         2
                                opinion or appraisal.
------------------------------------------------------------------------------------------------------------------------------------
REPAIRED_PROP_VAL               The amount the property would be worth if repairs are completed          2
                                pursuant to a broker's price opinion or appraisal.
------------------------------------------------------------------------------------------------------------------------------------
If applicable:
------------------------------------------------------------------------------------------------------------------------------------
DELINQ_STATUS_CODE              FNMA Code Describing Status of Loan
------------------------------------------------------------------------------------------------------------------------------------
DELINQ_REASON_CODE              The circumstances which caused a borrower to stop paying on a
                                loan.   Code indicates the reason why the loan is in default for
                                this cycle.
------------------------------------------------------------------------------------------------------------------------------------
MI_CLAIM_FILED_DATE             Date Mortgage Insurance Claim Was Filed With Mortgage Insurance                  MM/DD/YYYY
                                Company.
------------------------------------------------------------------------------------------------------------------------------------
MI_CLAIM_AMT                    Amount of Mortgage Insurance Claim Filed                                         No commas(,) or
                                                                                                                 dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------
MI_CLAIM_PAID_DATE              Date Mortgage Insurance Company Disbursed Claim Payment                          MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
MI_CLAIM_AMT_PAID               Amount Mortgage Insurance Company Paid On Claim                          2       No commas(,) or
                                                                                                                 dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_FILED_DATE           Date Claim Was Filed With Pool Insurance Company                                 MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_AMT                  Amount of Claim Filed With Pool Insurance Company                        2       No commas(,) or
                                                                                                                 dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_PAID_DATE            Date Claim Was Settled and The Check Was Issued By The Pool                      MM/DD/YYYY
                                Insurer
------------------------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_AMT_PAID             Amount Paid On Claim By Pool Insurance Company                           2       No commas(,) or
                                                                                                                 dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_FILED_DATE     Date FHA Part A Claim Was Filed With HUD                                         MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_AMT            Amount of FHA Part A Claim Filed                                         2       No commas(,) or
                                                                                                                 dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_PAID_DATE      Date HUD Disbursed Part A Claim Payment                                          MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_PAID_AMT       Amount HUD Paid on Part A Claim                                          2       No commas(,) or
                                                                                                                 dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_FILED_DATE     Date FHA Part B Claim Was Filed With HUD                                         MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_AMT            Amount of FHA Part B Claim Filed                                         2       No commas(,) or
                                                                                                                 dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_PAID_DATE      Date HUD Disbursed Part B Claim Payment                                          MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_PAID_AMT       Amount HUD Paid on Part B Claim                                          2       No commas(,) or
                                                                                                                 dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------
VA_CLAIM_FILED_DATE             Date VA Claim Was Filed With the Veterans Admin                                  MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
VA_CLAIM_PAID_DATE              Date Veterans Admin. Disbursed VA Claim Payment                                  MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
VA_CLAIM_PAID_AMT               Amount Veterans Admin. Paid on VA Claim                                  2       No commas(,) or
                                                                                                                 dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------
MOTION_FOR_RELIEF_DATE          The date the Motion for Relief was filed                                 10      MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
FRCLSR_BID_AMT                  The foreclosure sale bid amount                                          11      No commas(,)
                                                                                                                 or dollar
                                                                                                                 signs ($)
------------------------------------------------------------------------------------------------------------------------------------
FRCLSR_SALE_TYPE                The foreclosure sales results: REO, Third Party,
                                Conveyance to HUD/VA
------------------------------------------------------------------------------------------------------------------------------------
REO_PROCEEDS                    The net proceeds from the sale of the REO property.                              No commas(,)
                                                                                                                 or dollar
                                                                                                                 signs ($)
------------------------------------------------------------------------------------------------------------------------------------
BPO_DATE                        The date the BPO was done.
------------------------------------------------------------------------------------------------------------------------------------
CURRENT_FICO                    The current FICO score
------------------------------------------------------------------------------------------------------------------------------------
HAZARD_CLAIM_FILED_DATE         The date the Hazard Claim was filed with the Hazard                      10      MM/DD/YYYY
                                Insurance Company.
------------------------------------------------------------------------------------------------------------------------------------
HAZARD_CLAIM_AMT                The amount of the Hazard Insurance Claim filed.                          11      No commas(,)
                                                                                                                 or dollar
                                                                                                                 signs ($)
------------------------------------------------------------------------------------------------------------------------------------
HAZARD_CLAIM_PAID_DATE          The date the Hazard Insurance Company disbursed the                      10      MM/DD/YYYY
                                claim payment.
------------------------------------------------------------------------------------------------------------------------------------
HAZARD_CLAIM_PAID_AMT           The amount the Hazard Insurance Company paid on the                      11      No commas(,)
                                claim.                                                                           or dollar
                                                                                                                 signs ($)
------------------------------------------------------------------------------------------------------------------------------------
ACTION_CODE                     Indicates loan status                                                            Number
------------------------------------------------------------------------------------------------------------------------------------
NOD_DATE                                                                                                         MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
NOI_DATE                                                                                                         MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
ACTUAL_PAYMENT_PLAN_START_DATE                                                                                   MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
ACTUAL_PAYMENT_ PLAN_END_DATE
------------------------------------------------------------------------------------------------------------------------------------
ACTUAL_REO_START_DATE                                                                                            MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
REO_SALES_PRICE                                                                                                  Number
------------------------------------------------------------------------------------------------------------------------------------
REALIZED_LOSS/GAIN              As defined in the Servicing Agreement                                            Number
------------------------------------------------------------------------------------------------------------------------------------

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:
o     ASUM-    Approved Assumption
o     BAP-     Borrower Assistance Program
o     CO-      Charge Off
o     DIL-     Deed-in-Lieu
o     FFA-     Formal Forbearance Agreement
o     MOD-     Loan Modification
o     PRE-     Pre-Sale
o     SS-      Short Sale
o     MISC-    Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

o     Mortgagor
o     Tenant
o     Unknown
o     Vacant

The Property Condition field should show the last reported condition of the property as follows:

o     Damaged
o     Excellent
o     Fair
o     Gone
o     Good
o     Poor
o     Special Hazard
o     Unknown

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

               -----------------------------------------------------------------
               Delinquency Code      Delinquency Description
               -----------------------------------------------------------------
               001                   FNMA-Death of principal mortgagor
               -----------------------------------------------------------------
               002                   FNMA-Illness of principal mortgagor
               -----------------------------------------------------------------
               003                   FNMA-Illness of mortgagor's family member
               -----------------------------------------------------------------
               004                   FNMA-Death of mortgagor's family member
               -----------------------------------------------------------------
               005                   FNMA-Marital difficulties
               -----------------------------------------------------------------
               006                   FNMA-Curtailment of income
               -----------------------------------------------------------------
               007                   FNMA-Excessive Obligation
               -----------------------------------------------------------------
               008                   FNMA-Abandonment of property
               -----------------------------------------------------------------
               009                   FNMA-Distant employee transfer
               -----------------------------------------------------------------
               011                   FNMA-Property problem
               -----------------------------------------------------------------
               012                   FNMA-Inability to sell property
               -----------------------------------------------------------------
               013                   FNMA-Inability to rent property
               -----------------------------------------------------------------
               014                   FNMA-Military Service
               -----------------------------------------------------------------
               015                   FNMA-Other
               -----------------------------------------------------------------
               016                   FNMA-Unemployment
               -----------------------------------------------------------------
               017                   FNMA-Business failure
               -----------------------------------------------------------------
               019                   FNMA-Casualty loss
               -----------------------------------------------------------------
               022                   FNMA-Energy environment costs
               -----------------------------------------------------------------
               023                   FNMA-Servicing problems
               -----------------------------------------------------------------
               026                   FNMA-Payment adjustment
               -----------------------------------------------------------------
               027                   FNMA-Payment dispute
               -----------------------------------------------------------------
               029                   FNMA-Transfer of ownership pending
               -----------------------------------------------------------------
               030                   FNMA-Fraud
               -----------------------------------------------------------------
               031                   FNMA-Unable to contact borrower
               -----------------------------------------------------------------
               INC                   FNMA-Incarceration
               -----------------------------------------------------------------

The FNMA Delinquent Status Code field should show the Status of Default as follows:

               -----------------------------------------------------------------

                   Status Code      Status Description
               -----------------------------------------------------------------
                        09          Forbearance
               -----------------------------------------------------------------
                        17          Pre-foreclosure Sale Closing Plan Accepted
               -----------------------------------------------------------------
                        24          Government Seizure
               -----------------------------------------------------------------
                        26          Refinance
               -----------------------------------------------------------------
                        27          Assumption
               -----------------------------------------------------------------
                        28          Modification
               -----------------------------------------------------------------
                        29          Charge-Off
               -----------------------------------------------------------------
                        30          Third Party Sale
               -----------------------------------------------------------------
                        31          Probate
               -----------------------------------------------------------------
                        32          Military Indulgence
               -----------------------------------------------------------------
                        43          Foreclosure Started
               -----------------------------------------------------------------
                        44          Deed-in-Lieu Started
               -----------------------------------------------------------------
                        49          Assignment Completed
               -----------------------------------------------------------------
                        61          Second Lien Considerations
               -----------------------------------------------------------------
                        62          Veteran's Affairs-No Bid
               -----------------------------------------------------------------
                        63          Veteran's Affairs-Refund
               -----------------------------------------------------------------
                        64          Veteran's Affairs-Buydown
               -----------------------------------------------------------------
                        65          Chapter 7 Bankruptcy
               -----------------------------------------------------------------
                        66          Chapter 11 Bankruptcy
               -----------------------------------------------------------------
                        67          Chapter 13 Bankruptcy
               -----------------------------------------------------------------

[Company Letter head]

                                      CALCULATION OF REALIZED LOSS/GAIN
Prepared By:                                                  Date:
                     ------------------------                        ------------------------

Phone:
                     ------------------------

Servicer Loan #                                                      Servicer Name:
                     ------------------------                                                ------------------

Pool:                                                                Borrower Name:
                     ------------------------                                                ------------------

Investor loan #                                                      Property Address:
                     ------------------------                                                ------------------

Type of Liquidation:                         REO                     Short Sale
                                     --------                --------
                                             Third Party             Chargeoff
                                     --------                --------

Credits:

                     Proceeds from Sale of Acquired Property                                 $0.00
                     Escrow Balance
                     HIP Refund
                     Rental Receipts
                     Hazard Loss Proceeds
                     Primary Mortgage Insurance Proceeds
                     Other (itemize):

Total Credits:                                                                               $0.00

Less Expenses:

                     Attorney's Fees
                     Bankruptcy Fees
                     Court Costs (Recording, Filing Fees, Etc.)
                     Advertising/Sheriff's fees
                     Title Policy/Report
                     Real Estate Taxes
                     Hazard Insurance Premiums
                     MI Insurance Premiums
                     Inspections
                     Property Preservation (Securing, Winterization, Lawn Care, Etc.)
                     Appraisal/BPO Fees
                     Repairs
                     Hazard Loss Expenses
                     Other (itemize)

                     Subtotal Expenses:                                                      $0.00

Less Interest Advanced:
                     Interest Advanced to date at Net Rate                                   $0.00
                     Last Month's Advanced Net Interest                                      $0.00
                     Accrued Servicing Fees                                                  $0.00
                     Last month Servicing Fees                                               $0.00

                     Subtotal Expenses:                                                      $0.00
Total Expenses:                                                                              $0.00

Gross Liquidation Proceeds                                                                   $0.00

Scheduled Principal balance of Mortgage Loan                                                 $0.00
Principal Advances passed through to Investor                                                $0.00
Total Realized (Loss) or Amount of Gain:                                                     $0.00

Actual Unpaid Principal balance of Mortgage Loan                                              0.00
Last Month's Advanced Net Interest                                                            0.00
Less Principal Advances                                                                       0.00
Realized Gain/Loss                                                                            0.00
Remittance due to Investor                                                                    0.00

Amount already remitted (or gain not due to Investor)                                         0.00
Adjusted amount due from Servicer                                                             0.00

This letter certifies that in accordance with the provisions of the respective Pooling and Servicing Agreement, the attached "Realized Loss Calculation" is loan level detail of this realized loss for the above referenced deal.

------------------------------------        ------------------------------------
Authorized Signature                        Printed Name and Title

                                    EXHIBIT X

                          INTEREST RATE SWAP AGREEMENT

(Multicurrency--Cross Border)

                                     ISDA(R)

                  International Swap Dealers Association, Inc.

                                MASTER AGREEMENT

                           dated as of April 30, 2007

                                        NATIXIS REAL ESTATE CAPITAL SUPPLEMENTAL
NATIXIS FINANCIAL PRODUCTS INC.    and         INTEREST TRUST 2007-HE2


have entered and/or anticipate entering into one or more transactions (each a "Transaction") that are or will be governed by this Master Agreement, which includes the schedule (the "Schedule"), and the documents and other confirming evidence (each a "Confirmation") exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows: --

1. Interpretation

(a) Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b) Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c) Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this "Agreement"), and the parties would not otherwise enter into any Transactions.

2. Obligations

(a) General Conditions.

      (i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

      (ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

      (iii) Each obligation of each party under Section 2(a)(i) is subject to
      (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing,
      (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and
      (3) each other applicable condition precedent specified in this Agreement.

(a) Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(b) Netting. If on any date amounts would otherwise be payable:--

      (i) in the same currency; and

      (ii) in respect of the same Transaction,

by each party to the other, then, on such date, each party's obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(c) Deduction or Withholding for Tax.

      (i) Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party ("X") will:--

            (1) promptly notify the other party ("Y") of such requirement;

            (2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

            (3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

            (4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:--

                  (A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

                  (B) the failure of a representation made by Y pursuant to
                  Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

      (ii) Liability. If: --

            (1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

            (2) X does not so deduct or withhold; and

            (3) a liability resulting from such Tax is assessed directly against X,

      then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(d) Default Interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect o-f the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

2. Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:--

(a) Basic Representations.

      (i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

      (ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

      (iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

      (iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in lull force and effect and all conditions of any such consents have been complied with; and

      (v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d) Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e) Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f) Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

3. Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:--

(a) Furnish Specified Information. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:--

      (i) any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

      (ii) any other documents specified in the Schedule or any Confirmation;
      and

      (iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b) Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c) Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or an Credit Support Document to which it is a party.

(d) Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e) Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located ("Stamp Tax Jurisdiction") and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party's execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

4. Events of Default and Termination Events

(a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an "Event of Default") with respect to such party:--

      (i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

      (ii) Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

      (iii) Credit Support Default.

            (1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

            (2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

            (3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of such Credit Support Document;

      (iv) Misrepresentation. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

      (v) Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party
      (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

      (vi) Cross Default. If "Cross Default" is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

      (vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:--

            (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors;
            (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;
            (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

      (viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:--

            (1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

            (2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b) Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below:--

      (i) Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party): --

            (1) to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

            (2) to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

      (ii) Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

      (iii) Tax Event Upon Merger. The party (the "Burdened Party") on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

      (iv) Credit Event Upon Merger. If "Credit Event Upon Merger" is specified in the Schedule as applying to the party, such party ("X"), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

      (v) Additional Termination Event. If any "Additional Termination Event" is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c) Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

5. Early Termination

(a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the "Defaulting Party") has occurred and is then continuing, the other party (the "Non-defaulting Party") may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, "Automatic Early Termination" is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b) Right to Terminate Following Termination Event.

      (i) Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

      (ii) Transfer to Avoid Termination Event. If either an Illegality under
      Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

      If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

      Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party's policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

      (iii) Two Affected Parties. If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

      (iv) Right to Terminate. If: --

            (1) a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

            (2) an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party, either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c) Effect of Designation.

      (i) If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

      (ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d) Calculations.

      (i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

      (ii) Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e) Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply based on the parties' election in the Schedule of a payment measure, either "Market Quotation" or "Loss", and a payment method, either the "First Method" or the "Second Method". If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that "Market Quotation" or the "Second Method", as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

      (i) Events of Default. If the Early Termination Date results from an Event of Default: --

            (1) First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

            (2) First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-Defaulting Party's Loss in respect of this Agreement.

            (3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

            (4) Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party's Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

      (ii) Termination Events. If the Early Termination Date results from a Termination Event: --

            (1) One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

            (2) Two Affected Parties. If there are two Affected Parties: --

                  (A) if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount ("X") and the Settlement Amount of the party with the lower Settlement Amount ("Y") and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

                  (B) if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss ("X") and the Loss of the party with the lower Loss ("Y").

            If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

      (iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because "Automatic Early Termination" applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

      (iv) Pre-Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

6. Transfer

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that: --

(a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

7. Contractual Currency

(a) Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the "Contractual Currency"). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b) Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered
(i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c) Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d) Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

8. Miscellaneous

(a) Entire Agreement. This Agreement constitutes the entire Agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b) Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c) Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d) Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e) Counterparts and Confirmations.

      (i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

      (ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

9. Offices; Multibranch Parties

(a) If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b) Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c) If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

10. Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

11. Notices

(a) Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:--

      (i) if in writing and delivered in person or by courier, on the date it is delivered;

      (ii) if sent by telex, on the date the recipient's answerback is received;

      (iii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine);

      (iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

      (v) if sent by electronic messaging system, on the date that electronic message is received,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b) Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

12. Governing Law and Jurisdiction

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b) Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement ("Proceedings"), each party irrevocably:--

      (i) submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

      (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c) Service of Process. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party's Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d) Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

13. Definitions

As used in this Agreement:--

"Additional Termination Event" has the meaning specified in Section 5(b).

"Affected Party" has the meaning specified in Section 5(b).

"Affected Transactions" means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

"Affiliate" means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, "control" of any entity or person means ownership of a majority of the voting power of the entity or person.

"Applicable Rate" means:--

(a) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b) in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c) in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d) in all other cases, the Termination Rate.

"Burdened Party" has the meaning specified in Section 5(b).

"Change in Tax Law" means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

"consent" includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

"Credit Event Upon Merger" has the meaning specified in Section 5(b).

"Credit Support Document" means any agreement or instrument that is specified as such in this Agreement.

"Credit Support Provider" has the meaning specified in the Schedule.

"Default Rate" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

"Defaulting Party" has the meaning specified in Section 6(a).

"Early Termination Date" means the date determined in accordance with Section 6(a) or 6(b)(iv).

"Event of Default" has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

"Illegality" has the meaning specified in Section 5(b).

"Indemnifiable Tax" means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

"law" includes any treaty, law, rule or regulation (as modified, in the ease of tax matters, by the practice of any relevant governmental revenue authority) and "lawful" and "unlawful" will be construed accordingly.

"Local Business Day" means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by
Section 2(b), in the place where the relevant new account is to be located and
(d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

"Loss" means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except so as to avoid duplication, if Section 6(e)(i)(l) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party's legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

"Market Quotation" means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with a respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the "Replacement Transaction") that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such determination as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

"Non-default Rate" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

"Non-defaulting Party" has the meaning specified in Section 6(a).

"Office" means a branch or office of a party, which may be such party's head or home office.

"Potential Event of Default" means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Reference Market-makers" means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

"Relevant Jurisdiction" means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) its relation to any payment, from or through which such payment is made.

"Scheduled Payment Date" means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

"Set-off" means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

"Settlement Amount" means, with respect to a party and any Early Termination Date, the sum of: --

(a) the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b) such party's Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

"Specified Entity" has the meanings specified in the Schedule.

"Specified Indebtedness" means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

"Specified Transaction" means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

"Stamp Tax" means any stamp, registration, documentation or similar tax.

"Tax" means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

"Tax Event" has the meaning specified in Section 5(b).

"Tax Event Upon Merger" has the meaning specified in Section 5(b).

"Terminated Transactions" means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either ease) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if "Automatic Early Termination" applies, immediately before that Early Termination Date).

"Termination Currency" has the meaning specified in the Schedule.

"Termination Currency Equivalent" means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the "Other Currency"), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

"Termination Event" means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

"Termination Rate" means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

"Unpaid Amounts" owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and
(b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

                                    NATIXIS REAL ESTATE CAPITAL SUPPLEMENTAL
NATIXIS FINANCIAL PRODUCTS INC.     INTEREST TRUST 2007-HE
-------------------------------     --------------------------------------------
                                    By: Wells Fargo Bank, National Association,
                                    not in its individual capacity but solely as
                                    Securities Administrator


By:     /s/ Vasanth K. Victor       By:   /s/ Martin Reed
   -----------------------------       -------------------------
   Name: Vasanth K. Victor             Name: Martin Reed
   Title: Managing Director            Title: Vice President
   Date: 4/30/07                       Date: April 30, 2007

/s/ Christopher Hayden
Christopher Hayden
Managing Director

                                    SCHEDULE
                                     to the
                              1992 MASTER AGREEMENT
                           dated as of April 30, 2007

                                     between
                         NATIXIS FINANCIAL PRODUCTS INC.
                                  ("Party A"),

                                       and

        NATIXIS REAL ESTATE CAPITAL SUPPLEMENTAL INTEREST TRUST 2007--HE2
            a trust organized under the laws of the State of New York
                           ("Party B" or the "Trust").

Part 1. Termination Provisions

      (a)   "Specified Entity" means in relation to Party A for the purpose of:

            Section 5(a)(v) (Default under Specified Transaction), Not
Applicable.

            Section 5(a)(vi) (Cross Default), Not Applicable.

            Section 5(a)(vii) (Bankruptcy), Not Applicable.

            Section 5(b)(iv) (Credit Event Upon Merger), Not Applicable.

and in relation to Party B for the purpose of:

            Section 5(a)(v) (Default under Specified Transaction), Not
Applicable.

            Section 5(a)(vi) (Cross Default), Not Applicable.

            Section 5(a)(vii) (Bankruptcy), Not Applicable.

            Section 5(b)(iv) (Credit Event Upon Merger), Not Applicable.

      (b) "Specified Transaction" will have the meaning specified in Section 14 of this Agreement.

      (c) The "Breach of Agreement" provisions of Section 5(a)(ii) will not apply to Party A or Party B.

      (d) The "Misrepresentation" provisions of Section 5(a)(iv) will apply to Party A and will not apply to Party B.

      (e) The "Credit Support Default" provisions of Section 5(a)(iii) will apply to Party A and will not apply to Party B.

      (f) The "Cross Default" provisions of Section 5(a)(vi) will apply to Party A and will not apply to Party B; provided, however, that the Cross Default of
Section 5(a)(vi) shall exclude any default that results solely from wire transfer difficulties or an error or omission of an administrative or operational nature (so long as sufficient funds are available), or from the general unavailability or non-transferability of the currency in which such Specified Indebtedness is denominated due to exchange controls or similar or other governmental action (but only if payment is made within three Local Business Days after such transfer difficulties have been corrected, the error or omission has been discovered or such currency becomes available), or is being contested in good faith by appropriate proceedings.

      If such provisions apply:

      "Specified Indebtedness" will have the meaning specified in Section 14 of this Agreement.

      "Threshold Amount" means with respect to Party A 3.0% of Party A's shareholder's equity (excluding deposits).

      (g) The "Credit Event Upon Merger" provisions of Section 5(b)(iv) will not apply to Party A or Party B.

      (h) The "Automatic Early Termination" provisions of Section 6(a) will not apply to Party A or to Party B.

      (i) Section 5(a)(i) is here by amended by deleting the word "third" in the last line thereof and replacing it with the word "first".

      (j) Section 5(a)(vii)(2), (7) and (9) (Bankruptcy) will not apply to Party
B. In addition, Section 5(a)(vii)(4) will not apply to Party B to the extent that it refers to proceedings or petitions instituted or presented by Party A or any of its Affiliates; provided that, nothing herein shall be construed to limit or affect Section 5(a)(vii)(4) with respect to proceedings which have already been commenced by any other persons, even if Party A thereafter joins or participates. Section 5(a)(vii)(6) will not apply to Party B to the extent that it refers to (i) any appointment that is contemplated or effected by the Pooling and Servicing Agreement or (ii) any appointment to which Party B has not become subject.

      (k) Notwithstanding Sections 5(a)(i) and 5(a)(iii), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under any credit support annex from time to time entered into between Party A and Party B in relation to this Master Agreement shall not be an Event of Default unless (A) the Second Rating Trigger Requirements apply and at least 30 Local Business Days have elapsed since the last time the Second Rating Trigger Requirements did not apply and (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

      (l) Section 5(b)(ii) will apply to Party A and Party B, provided that the words "(x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y)" shall be deleted.

      (m) Section 5(b)(iii) will apply to Party A and Party B, provided that Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event upon Merger in respect of which it is the Affected Party.

      (n) Section 6(b)(ii) will apply to Party A and Party B, provided that the words "or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party" shall be deleted.

      (o) Payments on Early Termination. For the purpose of Section 6(e):

            (i) Market Quotation will apply.

            (ii) The Second Method will apply.

            (iii) Notwithstanding Section 6 of this Agreement, so long as Party A is (A) the sole Affected Party in respect of an Additional Termination Event or a Tax Event Upon Merger or (B) the Defaulting Party in respect of any Event of Default, paragraphs (1) to (9) below shall apply:

            (1) For the purposes of Section 6(d)(i), Party B's obligation with respect to the extent of information to be provided with its calculations is limited to information Party B has already received in writing which Party B is able to release without breaching any contractual obligations or the provisions of any law applicable to Party B.

            (2) The definition of "Market Quotation" shall be deleted in its entirety and replaced with the following:

            "Market Quotation" means, with respect to one or more Terminated Transactions, a Firm Offer which is (1) made by a Reference Market-maker that is an Eligible Replacement, (2) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Reference Market-maker to enter into a transaction (the "Replacement Transaction") that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transactions or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that Date, (3) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included and (4) made in respect of a Replacement Transaction with commercial terms substantially the same as those of this Agreement (save for the exclusion of provisions relating to Transactions that are not Terminated Transactions)."

            (3) The definition of "Settlement Amount" shall be deleted in its entirety and replaced with the following:

            "Settlement Amount" means, with respect to any Early Termination Date, an amount (as determined by Party B based on information provided by the Reference Market-maker) equal to:

                        (i) If a Market Quotation for the relevant Terminated
                  Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding on or before the day falling ten Local Business Days after the day on which the Early Termination Date is designated (or such later day as Party B may specify in writing to Party A, which in any event will not be later than the Early Termination Date) (such day, the "Latest Settlement Amount Determination Day"), the Termination Currency Equivalent of the amount (whether positive or negative) of such Market Quotation; or

                        (ii) If no Market Quotation for the relevant Terminated
                  Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding on or before the Latest Settlement Amount Determination Day, Party B's Loss (whether positive or negative and without reference to any Unpaid amounts) for the relevant Terminated Transaction or group of Terminated Transactions.

            (4) For the purpose of clause (4) of the definition of Market Quotation, Party B shall determine, based on information provided by the Reference Market-maker, whether a Firm Offer is made in respect of a Replacement Transaction with commercial terms substantially the same as those of this Agreement (save for the exclusion of provisions relating to Transactions that are not Terminated Transactions).

            (5) Party B undertakes to use its reasonable efforts to obtain at least one Market Quotation before the Latest Settlement Amount Determination Day.

            (6) Party B will be deemed to have discharged its obligations under (4) above if it requests Party A to obtain Market Quotations, where such request is made in writing within two Local Business Days after the day on which the Early Termination Date is designated.

            (7) if Party B requests Party A in writing (within two Local Business days after the date on which an Early Termination Date is designated) to obtain Market Quotations, Party A shall use its reasonable efforts to do so before the Latest Settlement Amount Determination Day.

            (8) Any amount calculated as being due in respect of an Early Termination Date will be payable in accordance with Section 6(d)(ii), provided that if such payment is owed to Party B, it will be payable on the day that notice of the amount payable is given to Party A if, and only if, Party A receives such notice by 10:00 am New York time; otherwise such amount will be payable to Party B on the next succeeding Business Day.

            (9) If the Settlement Amount is a negative number, Section 6(e)(i)(3) of this Agreement shall be deleted in its entirety and replaced with the following:

            "Second Method and Market Quotation. If Second Method and Market Quotation apply, (1) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (2) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (3) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B, provided that,
            (i) the amounts payable under (2) and (3) shall be subject to netting in accordance with Section 2(c) of this Agreement and (ii) notwithstanding any other provision of this Agreement, any amount payable by Party A under (3) shall not be set-off against any amount payable by Party B under (1)."

      (p) "Termination Currency" means the currency selected by the Non-defaulting Party, the non-Affected Party, or the Burdened Party, as the case may be or, in circumstances where there are two Affected Parties, the currency agreed to between the parties and failing such agreement, the Termination Currency shall be United States Dollars ("USD"). However, the Termination Currency selected by the Non-defaulting Party or the non-Affected Party, as the case may be shall (i) be one of the currencies in which payments in any Terminated Transaction are required to be made, and (ii) be freely transferable into all other currencies in which payments are to be made in respect of any Terminated Transaction.

      (q) The "Additional Termination Event" provisions of Section 5(b)(v) will apply. "Additional Termination Events" means:

            (i) the delivery of notice by Party B or the Trustee of the designation of an Optional Termination Date pursuant to the Pooling and Servicing Agreement, in which event, Party B shall be the sole Affected Party and all Transactions shall be Affected Transactions; provided, however, that the Early Termination Date shall be no earlier than the Distribution Date related to such Optional Termination Date;

            (ii) the irrevocable direction to dissolve or otherwise terminate the Trust following which all assets of the Trust will be liquidated and the proceeds thereof will be distributed to Certificateholders, in which event, Party B shall be the sole Affected Party and all Transactions shall be Affected Transactions;

            (iii) the entry by Party B, without the prior written consent of Party A (which consent shall not be unreasonably withheld or delayed), into any amendment, modification or change to the Pooling and Servicing Agreement, if such amendment, modification or change could reasonably be expected to have a material adverse effect on the rights or obligations of Party A hereunder or under the Pooling and Servicing Agreement, in which event, Party B shall be the sole Affected Party and all Transactions shall be Affected Transactions. As required in the Pooling and Servicing Agreement, Party B will furnish to Party A a copy of each proposed amendment, modification or change to the Pooling and Servicing Agreement and a copy of each executed amendment, modification or change to the Pooling and Servicing Agreement and copies of the letter from each Rating Agency stating that such amendment, modification or change would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates;

            (iv) the failure of Party A to satisfy any of the requirements of
      Part 5(j)(ii)(B) following a Collateralization Event under Part 5(j)(i)(B) or (C), or the requirements of Part 5(k)(ii)(B) following a Substitution Event, in which event, Party A shall be the sole Affected Party and all Transactions shall be Affected Transactions;

            (v) the failure of Party A to satisfy any of the requirements of
      Part 5(j)(ii)(A) following a Collateralization Event under Part 5(j)(i)(A), or the requirements of Part 5(k)(ii)(A) following a Substitution Event; provided that with respect to a Substitution Event under Part 5(k)(i)(B), (a) the Second Rating Trigger Requirements apply and 30 or more Local Business Days have elapsed since the last time the Second Rating Trigger Requirements did not apply and (b) (i) at least one Eligible Replacement has made a Firm Offer (which remains capable of becoming legally binding upon acceptance) to be the transferee of a transfer to be made in accordance with Part 5(i) and/or (ii) at least one entity with the First Trigger Required Ratings and/or the Second Trigger Required Ratings has made a Firm Offer (which remains capable of becoming legally binding upon acceptance by the offeree) to provide an Eligible Guarantee in respect of all of Party A's present and future obligations under this Agreement, in which event, Party A shall be the sole Affected Party and all Transactions shall be Affected Transactions; and

            (vi) the failure of Party A to satisfy any of the requirements of
      Part 5(t), within the applicable time periods set forth therein, in which event Party A shall be the sole Affected Party and all Transactions shall be Affected Transactions.

      (r) The "Default Under Specified Transaction" provisions of Section 5(a)(v) will not apply to Party A or Party B.

Part 2. Tax Representations.

      (a) Payer Tax Representations. For purposes of Section 3(e) of the Agreement, Party A and Party B each made the following representation:

            It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

      (b) Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, Party A makes the following representation:

            (i) Party A is a corporation organized under the laws of Delaware.

For the purpose of Section 3(f) of the Agreement, Party B makes the following representations:

            (i) Party B is a trust created under an agreement governed by New York law which is a disregarded entity whose sole owner is a Cayman Islands corporation.

Part 3. Agreement to Deliver Documents.

            For the purpose of Section 4(a), each party agrees to deliver the following documents, as applicable:

      (a)   Tax forms, documents, or certificates to be delivered are:

            Party A agrees to complete (accurately and in a manner reasonably satisfactory to Party B), execute, and deliver to Party B, United States Internal Revenue Service Form W-9, or any successor of such form, (i) before the first Payment Date under the Agreement, (ii) promptly upon reasonable demand by Party B, and (iii) promptly upon learning that any such form(s) previously provided by Party A has become obsolete or is incorrect.

            Party B agrees to complete (accurately and in a manner reasonably satisfactory to Party A), execute, and deliver to Party A, United States Internal Revenue Service Form W-8BEN, or any successor of such form, (i) before the first Payment Date under the Agreement,
            (ii) promptly upon reasonable demand by Party A, and (iii) promptly upon obtaining actual knowledge that any such form(s) previously provided by Party B has become obsolete or is incorrect.

      (b)   Other documents to be delivered are:

                                                                                          Covered by
 Party required to                                              Date by which            Section 3(d)
  deliver document         Form/Document/Certificate           to be delivered          Representation

Party A              Each of (i) the Credit Support         On the Closing Date              Yes
                     Document of Party A and (ii)
                     certificates or other documents
                     evidencing the authority of Party A,
                     and the persons acting on behalf of
                     Party A, to enter into this
                     Agreement, each Transaction, and the
                     Credit Support Document, respectively.

Party B              Each of (i) an executed copy of the    On the Closing Date              Yes
                     Pooling and Servicing Agreement and
                     the other material operative
                     documents relating thereto and
                     referred to therein, executed and
                     delivered by the parties thereto and
                     (ii) certificates or other documents
                     evidencing the authority of Party B
                     in relation to the Agreement and each
                     Transaction and the persons acting on
                     behalf of Party B in relation thereto

Party B              Monthly Statements and Servicer        In accordance with
                     Remittance Reports (as defined in the  the Pooling and
                     Pooling and Servicing Agreement)       Servicing Agreement

Party A/Party B      Each of (i) opinion of in-house        On the Closing Date               No
                     counsel to Party A in form and
                     substance satisfactory to Party B and
                     opinion of in-house counsel to Party
                     A's Credit Support Provider and (ii)
                     opinions of counsel to Party B in
                     form and substance reasonably
                     satisfactory to Party A


Part 4. Miscellaneous.

      (a)   Addresses for Notices. For the Purpose of Section 12(a):

            (i) Address for notices or communications to Party A:

            NATIXIS FINANCIAL PRODUCTS INC.
            Address:    Harborside Financial Center
                        Plaza V, 31st Floor
                        Jersey City, NJ 07311
                        Attention: Swaps Administration

            Telephone No.: (201) 791-6539
            Facsimile No.:      (201) 891-0660

            with a copy to:

            NATIXIS FINANCIAL PRODUCTS INC.
            Address:    9 West 57th Street, 35th Floor
                        New York, NY 10019

            Attention:  General Counsel
            Telephone No.: (212) 891-6137
            Facsimile No.:    (212) 891-1922

            (ii) Address for notices or communications to Party B:

            c/o Securities Administrator:

            Address:    Wells Fargo Bank, National Association
                        9062 Old Annapolis Road
                        Columbia, Maryland 21045-1951
            Attention:  Corporate Trust Services, Client Services Manager
                        Natixis Real Estate Capital Trust 2007-HE2

            (iii) Section 12(a) of this Agreement is hereby amended by (i) adding after the words "may not be given", the words "and shall not be effective if given"; and (ii) adding after the words "under
            Section 5 or 6" the words, "or Section 13(c)".

      (b)   Process Agent. For the purpose of Section 13(c):

            Party A appoints as its Process Agent: Not Applicable.

            Party B appoints as its Process Agent: Not Applicable.

      (c)   Offices; Multibranch Parties.

            (i) The provisions of Section 10(a) will be applicable to the Agreement.

            (ii)  For the purpose of Section 10(c) of the Agreement:

                  Party A is not a Multibranch Party.
                  Party B is not a Multibranch Party.

      (d) Calculation Agent. The Calculation Agent is Party A.

      (e) Governing Law. The Agreement and each Confirmation will, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by, and construed and enforced in accordance with, the law of the State of New York.

      (f) Waiver of Right to Trial by Jury. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY CREDIT SUPPORT DOCUMENT.

      (g) Jurisdiction. Section 13(b) is hereby amended by: (i) deleting in the second line of Subparagraph (i) thereof the word "non-"; and (ii) deleting the final paragraph thereof.

      (h) "Affiliate" will have the meaning specified in Section 14, except that it shall not apply to Party B.

      (i) "Netting of Payments." Subparagraph (ii) of Section 2(c) of the Agreement will apply to all Transactions under the Agreement.

      (j) Credit Support Document. Details of any Credit Support Document:

            (i) Party A: (A) the guarantee of the obligations of Party A by IXIS Corporate & Investment Bank dated as of November 1, 2004 and (B) the ISDA 1994 New York Credit Support Annex entered into pursuant to Part 5(j)(ii) or Part 5(t)(C)(1) (the "Credit Support Annex"); provided that Party A shall not be required to post any Eligible Collateral except as and to the extent provided herein; and

            (ii) Party B: Not Applicable.

      (k) Credit Support Provider. Credit Support Provider means:

            (i) in relation to Party A: IXIS Corporate & Investment Bank, a limited liability company with executive and supervisory boards (societe anonyme a directoire et conseil de surveillance) organized under the laws of the Republic of France; and

            (ii) in relation to Party B: Not Applicable.

Part 5. Other Provisions.

      (a) Definitions. The 2000 ISDA Definitions (the "Definitions") are incorporated into the Agreement and shall form part of the Agreement. In the event of any inconsistency among or between any of the following documents, the relevant document first listed below shall govern: (i) a Confirmation; (ii) this Schedule; (iii) any other relevant definitions incorporated herein or in any Confirmation; (iv) the Definitions; (v) Sections 1 to 14 of the Agreement.

            "Pooling and Servicing Agreement" means that certain Pooling and Servicing Agreement, April 1, 2007, among Morgan Stanley ABS Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer and as Securities Administrator, Saxon Mortgage Services, Inc., as Servicer, Natixis Real Estate Capital Inc., as Unaffiliated Seller and Deutsche Bank National Trust Company, as Trustee and Custodian, as the same may be amended or supplemented from time to time.

            Capitalized terms used in this Schedule but not defined in the Definitions, Section 14 of the Agreement or elsewhere herein shall have the meanings assigned to them in the Pooling and Servicing Agreement.

      (b) Severability. If any term, provision, covenant, or condition of the Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if the Agreement had been executed with the invalid or unenforceable portion eliminated, so long as the Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of the Agreement and the deletion of such portion of the Agreement will not substantially impair the respective benefits or expectations of the parties to the Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 1(c), 2, 5, 6, or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with, any such Section) shall be so held to be invalid or unenforceable.

      (c) Waiver of Right to Trial by Jury. Party A and Party B hereby irrevocably waive any and all right to trial by jury with respect to any legal proceeding arising out of or relating to this Agreement or any Transaction contemplated hereby.

      (d) Change of Account. Section 2(b) of this Agreement is hereby amended by the insertion of the following at the end thereof after the word "change":

            "; provided that if such new account shall not be in the same jurisdiction having the same power to tax as the original account, the party not changing its account shall not be obliged to pay any greater amounts and shall not receive less as a result of such change than would have been the case if such change had not taken place."

      (e) Additional Representations. Section 3 is hereby amended by adding the following additional Subsections:

            (i) No Agency. Party A is acting for its own account as principal and the Securities Administrator is executing the Agreement on behalf of the Trust as Party B and not for its own account in entering into the Agreement and each Transaction (and otherwise not as agent or in any other capacity, fiduciary or otherwise).

            (ii) Eligible Contract Participant. (a) It is an "eligible contract participant" as defined in the Commodity Exchange Act, as amended by the Commodity Futures Modernization Act of 2000, (b) the Agreement and each Transaction is subject to individual negotiation by each Party and (c) neither the Agreement nor any Transaction will be executed or traded on a "trading facility" within the meaning of Section la(33) of the Commodity Exchange Act, as amended.

            (iii) Line of Business. It has entered into the Agreement (including each Transaction evidenced hereby) in conjunction with its line of business (including financial intermediation services) or the financing of its business.

            (iv) No Reliance. In connection with the negotiation of, the entering into, and the confirmation of the execution of, the Agreement and each Transaction: (i) the other party is not acting as a fiduciary or financial or investment advisor for it; (ii) it is not relying upon any representations (whether written or oral) of the other party other than the representations expressly set forth in the Agreement; and (iii) it has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging, and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party.

            (v) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

            (vi) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

      (f) Limited Recourse. Notwithstanding anything to the contrary contained herein (including, without limitation, any calculations made in accordance with Section 6 of the Agreement), the liability of Party B in relation to the Agreement and any Confirmation hereunder is limited in recourse to the portion of the assets of Party B and proceeds thereof payable to Party A thereunder applied in accordance with the priority of payments described in the Pooling and Servicing Agreement and, on exhaustion thereof, all claims against Party B arising from this Agreement or contemplated hereby shall be extinguished. The provisions of this Part 5(f) shall survive the termination of the Agreement for any reason whatsoever.

      (g) Non-petition. Party A agrees that it will not, prior to at least one year and one day (or if longer, the applicable preference period then in effect) following the payment in full of all the Certificates issued pursuant to the Pooling and Servicing Agreement and the expiration of all applicable preference periods under the laws of the United States or any other applicable jurisdiction, if longer, relating to any such payment, acquiesce, petition or otherwise invoke or cause Party B to invoke the process of any governmental authority for the purpose of commencing or sustaining a case (whether voluntary or involuntary) against Party B under any bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Party B or any substantial part of its property or ordering the winding-up or liquidation of the affairs of Party B; provided that this provision shall not restrict or prohibit Party A from joining any other person, including, without limitation, the Securities Administrator, in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings already commenced or other analogous proceedings already commenced under applicable laws by such other person. The provisions of this Part 5(g) shall survive the termination of the Agreement for any reason whatsoever.

      (h) Notice of Amendments. Party B will deliver notice in writing to each Rating Agency of any modification, amendment or waiver under Section 9(b) of the Agreement. Party B will obtain, or cause to be obtained, prior written confirmation from S&P and Fitch to the effect that any proposed amendment will not result in a withdrawal, suspension or downgrade of such Rating Agency's rating assigned to any Class of Certificates, and such obligation shall be that of Party B only. Party B will provide to Party A a copy of each such prior written confirmation promptly after receipt thereof from S&P and Fitch.

      (i) Transfer. Section 7 is hereby deleted in its entirety and replaced by the following:

            Neither Party A nor Party B is permitted to assign, novate or transfer (including pursuant to Section 6(b)(ii)), (whether by way of security or otherwise) as a whole or in part, any of its rights, obligations or interests under the Agreement without the prior written consent of the other party and confirmation from S&P and Fitch and prior written notice to Moody's; provided that Party A may transfer its rights and obligations under the Agreement to any Person, including, without limitation, another of Party A's offices, branches or affiliates (each, a "Transferee") on ten (10) Business Days' prior written notice to Party B, the Securities Administrator and each Rating Agency; provided that, with respect to this Part 5(i), (i) as of the date of such transfer, neither the Transferee nor Party B will be required to withhold or deduct on account of tax under the Agreement, (ii) a Termination Event or Event of Default does not occur under the Agreement as a result of such transfer,
            (iii) the transfer will not give rise to a taxable event or any adverse tax consequences to Party B or its interest holders, (iv) the Transferee satisfies the Swap Counterparty Ratings Requirement or the obligations transferred to the Transferee are guaranteed by a party that satisfies the Swap Counterparty Ratings Requirement pursuant to a guaranty substantially in a form meeting S&P's then-current published criteria with respect to guarantees, (v) S&P and Fitch have confirmed in writing that such transfer will not result in a reduction, downgrade or withdrawal of its then-current rating of each Class of Certificates and (vi) both Party A and the Transferee are at the time of transfer "dealers in notional principal contracts" within the meaning of United States Treasury Regulation Section 1.1001-4.

      (j) Collateralization Events. (i) The following shall constitute a Collateralization Event in respect of the Agreement (each, a "Collateralization Event"):

            (A) Provided that no Substitution Event has occurred, Party A has fallen below the First Trigger Required Ratings from Moody's, or

            (B) Provided that no Substitution Event has occurred (i) the short term rating from S&P of Party A or its Credit Support Provider is withdrawn, suspended or falls below "A-1" or (ii) the long term rating from S&P of Party A or its Credit Support Provider is withdrawn, suspended or falls below "A+", if Party A or its Credit Support Provider does not have a short term rating from S&P, or

            (C) Provided that no Substitution Event has occurred, the short-term issuer credit rating of Party A's Credit Support Provider from Fitch falls below "F1" or the long-term senior unsecured debt rating of Party A's Credit Support Provider from Fitch falls below "A" (the ratings described in clause (A), (B) and (C), the "Swap Counterparty Ratings Requirements").

            (ii) If a Collateralization Event occurs, Party A shall, solely at the expense of Party A, within 30 days of the occurrence of such Collateralization Event, either (A) with respect to a Collateralization Event under Part 5 (j)(i)(A) above, comply with the First Rating Trigger Requirements, and (B) with respect to any Collateralization Event under
      Part 5 (j)(i)(B) or (C) above, either (I) enter into a Credit Support Annex and, pursuant to such Credit Support Annex, deliver to the Securities Administrator collateral of such types, in such amounts subject to Rating Agency Confirmation by each Rating Agency for which a Collateralization Event under Part 5(j)(i)(B) or (C) above has occurred and is continuing, (II) find a replacement counterparty as permitted hereunder that satisfies the Swap Counterparty Ratings Requirement (subject to Part 5 (j)(iii)), (III) obtain a guarantor which absolutely and unconditionally guarantees (with such form of guarantee meeting S&P's then-current published criteria, as confirmed in writing by S&P, with respect to guarantees) for the obligations of the Swap Counterparty under this Agreement, that satisfies the Swap Counterparty Ratings Requirement or (IV) take such other steps such that each Rating Agency that has downgraded Party A or its Credit Support Provider confirms that the then current rating of the Certificates, by either S&P or Fitch, is not reduced or withdrawn. If Party A has not, within 30 days of the occurrence of such Collateralization Event taken any of the actions required above, an Additional Termination Event shall have occurred with Party A as the sole Affected Party. Party A shall bear all costs and expenses relating to posting Eligible Collateral and performing its obligations under the Credit Support Annex.

            (iii) At any time following a Collateralization Event, if Party A elects, upon 10 days' prior written notice to Party B, Party A may assign its rights and obligations hereunder to a counterparty (the "New Counterparty") that satisfies the Swap Counterparty Ratings Requirement and with respect to which Rating Agency Confirmation has been received, pursuant to an agreement at the sole expense of Party A; provided that (A) as of the date of such assignment, the counterparty will not, as a result of such assignment, be required to withhold or deduct on account of tax under the Agreement, (B) a Termination Event or Event of Default does not occur under the Agreement as a result of such assignment and (C) prior written notice has been provided to Moody's and S&P and Fitch have confirmed in writing that such assignment will not result in a reduction, downgrade or withdrawal of its then-current rating the Certificates. Upon successful consummation of any such assignment, Party A's obligations to post collateral as contemplated above shall terminate and Party B shall release its security interest in, and return to Party A, any then-posted collateral.

      "Rating Agency Confirmation" shall mean prior written confirmation from S&P and Fitch, as applicable, that after giving effect to such proposed action its then-current ratings of the Certificates will not be downgraded or withdrawn.

      (k) Substitution Events. (i) The following shall constitute a Substitution Event in respect of this Agreement (each a "Substitution Event"):

            (A) So long as any of the Certificates are Outstanding and rated by S&P, the long term rating from S&P of Party A or its guarantor is withdrawn, suspended or downgraded below "BBB-" or, if no long term rating is available, the short term rating from S&P of Party A or its guarantor is withdrawn, suspended or downgraded below "A-3"; or

            (B) Party A has fallen below the Second Trigger Required Ratings; or

            (C) The short-term issuer credit rating of Party A's Credit Support Provider from Fitch is withdrawn, suspended or falls below "F2" or the long-term senior unsecured debt rating of Party A's Credit Support Provider from Fitch is withdrawn, suspended or falls below "BBB-".

            (ii) If a Substitution Event occurs, Party A shall, (A) with respect to a Substitution Event under Part 5(k)(i)(B) above, comply with the Second Rating Trigger Requirements within 30 Local Business Days, and (B) with respect to any Substitution Event under Part 5(k)(i)(A) or (C) above, continue its obligation, if applicable, to post collateral pursuant to
      Part 5(j) above and within 10 days following such Substitution Event assign its rights and obligations under all Transactions at no cost to Party B to a party (the "Substitute Party") selected by Party A who meets the Swap Counterparty Ratings Requirements and with respect to which each Rating Agency has confirmed in writing that its then-current ratings on any Certificates rated by such Rating Agency will not be adversely affected; provided that such right shall be subject to the assumption by the Substitute Party of all of Party A's obligations hereunder pursuant to an agreement satisfactory to Party B, and subject to the payment to Party A by the Substitute Party or by Party A to the Substitute Party (as applicable) of the Substitution Assignment Amount (as defined below) or such lesser or greater amount as Party A and such Substitute Party may agree, which in either case shall be the only amount payable by or to Party A in connection with such assignment. Upon successful consummation of the assignment to a Substitute Party as contemplated in this Part 5(k), Party A's obligations to post collateral as contemplated in Part 5(j) shall terminate and Party B shall release its security interest in, and return to Party A, any then-posted collateral.

            The "Substitution Assignment Amount" shall be calculated in accordance with the Market Quotation method as if the date of determination were an Early Termination Date for which all Transactions were Affected Transactions and Party A were the sole Affected Party; provided, however, that for purposes of this Part 5(k), Market Quotation shall mean, in the event that fewer than three quotations are provided, the average of the quotations provided.

            "Eligible Guarantee" means an unconditional and irrevocable guarantee that is provided by a guarantor as principal debtor rather than surety and is directly enforceable by Party B, where either (A) a law firm has given a legal opinion confirming that none of the guarantor's payments to Party B under such guarantee will be subject to withholding for tax or (B) such guarantee provides that, in the event that any of such guarantor's payments to Party B are subject to withholding for tax, such guarantor is required to pay such additional amount as is necessary to ensure that the net amount actually received by Party B (free and clear of any withholding tax) will equal the full amount Party B would have received had no such withholding been required.

            "Eligible Replacement" means an entity (A) with the First Trigger Required Ratings and/or the Second Trigger Required Ratings or (B) whose present and future obligations owing to Party B are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with the First Trigger Required Ratings and/or the Second Trigger Required Ratings.

            "Firm Offer" means an offer which, when made, was capable of becoming legally binding upon acceptance.

            "First Rating Trigger Requirements" means, so long as no Relevant Entity has the First Trigger Required Ratings, that Party A will within 30 days,
(i) post collateral pursuant to the terms of the Credit Support Annex hereto,
(ii) obtain an Eligible Guarantee in respect of all of Party A's present and future obligations under this Agreement or (iii) locate an Eligible Replacement that (a) is reasonably acceptable to Party B (which shall be evidenced by Party B's receipt of Rating Agencies confirmation) and satisfies the First Trigger Required Ratings and (b) who assumes the obligations of Party A under this Agreement (through an assignment and assumption agreement in form and substance reasonably satisfactory to Party B) or replaces the outstanding Transactions hereunder with transactions on identical terms, except that Party A shall be replaced as counterparty, provided that such Eligible Replacement, as of the date of such assumption or replacement, will not, as a result thereof, be required to withhold or deduct on account of tax under the Agreement or the new transactions, as applicable, and such assumption or replacement will not lead to a Termination Event or Event of Default occurring under the Agreement or new transactions, as applicable.

            "First Trigger Required Ratings" means (A) where such entity is the subject of a Moody's Short-term Rating, if such rating is "Prime-1" and its long-term, unsecured and unsubordinated debt obligations are rated "A2" or above by Moody's and (B) where such entity is not the subject of a Moody's Short-term Rating, if its long-term, unsecured and unsubordinated debt obligations are rated "A1" or above by Moody's.

            "Moody's Short-term Rating" means a rating assigned by Moody's under its short-term rating scale in respect of an entity's short-term, unsecured and unsubordinated debt obligations.

            "Relevant Entities" means Party A and any guarantor under an Eligible Guarantee in respect of all of Party A's present and future obligations under this Agreement.

            "Second Rating Trigger Requirements" means, so long as no Relevant Entity has the Second Trigger Required Ratings, that Party A will at its own cost use commercially reasonable efforts to, as soon as reasonably practicable, procure either (A) an Eligible Guarantee in respect of all of Party A's present and future obligations under this Agreement to be provided by a guarantor with the First Trigger Required Ratings and/or the Second Trigger Required Ratings or
(B) at least one Eligible Replacement has made a Firm Offer (which remains capable of becoming legally binding upon acceptance).

            "Second Trigger Required Ratings" means (A) where such entity is the subject of a Moody's Short-term Rating, if such rating is "Prime-2" or above and its long-term, unsecured and unsubordinated debt obligations are rated "A3" or above by Moody's and (B) where such entity is not the subject of a Moody's Short-term Rating, if its long-term, unsecured and unsubordinated debt obligations are rated "A3" or above by Moody's.

      (l) Interpretation. References in the Agreement to the parties hereto, Party A and Party B, shall (for the avoidance of doubt) include, where appropriate, any permitted successors or assigns thereof.

      (m) Section 14 Definitions. The definition of "law" in Section 14 is hereby amended by the insertion of the words "either generally or with respect to a party to the Agreement" after the phrase "any relevant governmental revenue authority" and the addition of the words "Change in Tax Law", before the word "lawful" in the second line.

      (n) (i) Notwithstanding the definition of "Indemnifiable Tax" in Section 14 of this Agreement, in relation to payments by Party A, any Tax shall be an Indemnifiable Tax and, in relation to payments by Party B, no Tax shall be an Indemnifiable Tax.

            (ii) Section 2(d)(i)(4) of this Agreement shall be deleted in its entirety and replaced with the words "if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required".

      (o) Recorded Conversations. Each party to the Agreement acknowledges and agrees that the other may electronically record all telephonic conversations between them in connection with the Agreement or any Transaction or any other transaction between the parties and, to the extent admissible, any such recordings may be submitted in evidence to any court or in any proceeding for the purpose of establishing any matters pertinent to the Agreement or any such Transaction or transactions.

      (p) Limitation of Liability. No party shall be required to pay or be liable to the other party for any consequential, indirect or punitive damages, opportunity costs or lost profits (whether or not arising from negligence).

      (q) Applicable Transaction. This Agreement will apply to the interest rate swap and the interest rate cap Transactions entered into between Party A and Party B confirmed by the Confirmations dated April 30, 2007 (the "Interest Rate Swap"), and that any subsequent transaction shall be governed by its own ISDA Master Agreement unless otherwise agreed. The parties hereto acknowledge that this Agreement will terminate on the date of expiration of the Transactions.

      (r) Set-off. Notwithstanding any provision of this Agreement, except as specifically provided for in Section 2(c) and, other than in connection with the calculation of the Defaulted Swap Termination Payment and as specifically provided for in Part 1(o)(iii)(9), Section 6(e) of this Agreement, each party irrevocably waives any and all rights it may have to set off (including any Set-off as referenced in the last sentence of the first paragraph of Section 6(e)), net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements.

      (s) Securities Administrator Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Agreement is executed by Wells Fargo Bank, National Association (i) this Agreement is executed and delivered by Wells Fargo Bank, National Association not in its individual capacity but solely as Securities Administrator under the Pooling and Servicing Agreement in the exercise of the powers and authority conferred and invested in it as securities administrator thereunder, (ii) each of the representations, undertakings and agreements herein made on behalf of the Trust is made and intended not as personal representations of the Securities Administrator but is made and intended for the purpose of binding only the Trust, (iii) under no circumstances shall Wells Fargo Bank, National Association in its individual capacity be personally liable for the payment of any indebtedness or expenses or be personally liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement, and (iv) all Persons having any claim against the Securities Administrator by reason of this Agreement or the transaction contemplated hereby shall look solely to the assets of the Trust for payment satisfaction thereof. Notwithstanding anything to the contrary herein, nothing shall relieve the Securities Administrator of its obligation to perform its duties under Section 2.01 of the Pooling and Servicing Agreement in accordance with Section 8.14 and Section 8.15 of the Pooling and Servicing Agreement.

      (t) Compliance with Regulation AB.

            (A) If at any time, in the reasonable determination made in good faith of the Sponsor (as defined in the Prospectus Supplement), the aggregate "significance percentage" (as defined in Regulation AB ("Regulation AB") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of all derivative instruments (contemplated by Item 1115 of Regulation AB) provided by Party A and any of its affiliates to the Issuing Entity (as defined in the Prospectus Supplement) is at least 10% but less than 20%, Party A shall, subject to subparagraph (C) below, within five (5) Business Days following request therefor demonstrate to the satisfaction of the Sponsor and the Depositor that it is able to provide the financial information required under Item 1115(b)(1) of Regulation AB for Party A (and for the group of affiliated entities, if applicable) (the "Item 1115(b)(1) Information"). Any such Item 1115(b)(1) Information shall be in a form suitable for conversion to the format required for filing by the Depositor with the Securities and Exchange Commission via the Electronic Data Gathering and Retrieval System (EDGAR).

            (B) If at any time, in the reasonable determination made in good faith of the Sponsor, the aggregate "significance percentage" of all derivative instruments (contemplated by Item 1115 of Regulation AB) provided by Party A and any of its affiliates to the Issuing Entity (as defined in the Prospectus Supplement) is at least 20%, Party A shall, subject to subparagraph (C) below, within five (5) Business Days following request therefor demonstrate to the satisfaction of the Sponsor and the Depositor that it is able to provide the financial information required under Item 1115(b)(2) of Regulation AB for Party A (and for the group of affiliated entities, if applicable) (the "Item 1115(b)(2) Information", and together with the Item 1115(b)(1) Information, the "Additional Information"). Any such Item 1115(b)(2) Information shall be in a form suitable for conversion to the format required for filing by the Depositor with the Securities and Exchange Commission via the Electronic Data Gathering and Retrieval System (EDGAR). In addition, any such Item 1115(b)(2) Information shall be accompanied by any necessary auditor's consents.

            (C) If Party A is unable to satisfy the Sponsor and the Depositor as to its ability to provide any such Additional Information if, as and when required, Party A shall, at its option and sole expense, within ten (10) Business Days following request therefor, (1) promptly post collateral satisfactory to the Sponsor in an amount which is reasonably determined in good faith to be sufficient to reduce the aggregate "significance percentage" to (x) in the case of subparagraph (A) above, below 10%, and
      (y) in the case of subparagraph (B) above, provided Party A is able to meet the requirements of subparagraph (A) above, below 20%, in each case pursuant to a Credit Support Annex or similar agreement reasonably satisfactory to the Sponsor, or (2) without any expense or liability to the Sponsor, the Depositor, Party B or the Issuing Entity, assign its rights and delegate its obligations under the Agreement to a substitute counterparty reasonably acceptable to the Sponsor and the Depositor that
      (w) is able to provide such Additional Information if, as and when required, (x) whose assignment is subject to prior notice to Moody's, and written confirmation from S&P and Fitch that such transfer will not result in a reduction, downgrade or withdrawal of its then-current rating of each Class of Certificates, (y) meets the Swap Counterparty Ratings Requirements, and (z) enters into an agreement similar in form to this Agreement pursuant to which such substitute counterparty agrees to provide the Additional Information if, as and when required.

            (D) Party A's obligation to provide any such Additional Information shall terminate beginning in any such year in which the Issuing Entity's obligation to file periodic reports under the Exchange Act has terminated.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

                              NATIXIS FINANCIAL PRODUCTS INC.


                              By: /s/ Vasanth K. Victor
                                 -------------------------------------------
                                 Name: Vasanth K. Victor
                                 Title: Managing Director


                              By: /s/ Christopher Hayden
                                 -------------------------------------------
                                 Name: Christopher Hayden
                                 Title: Managing Director


                              NATIXIS REAL ESTATE CAPITAL SUPPLEMENTAL
                              INTEREST TRUST 2007-HE2


                              By:   Wells Fargo Bank, National
                                    Association, not in its individual
                                    capacity but solely as Securities
                                    Administrator

                                    By: /s/ Martin Reed
                                       -------------------------------------
                                       Name: Martin Reed
                                       Title: Vice President

                                     ISDA(R)
              International Swaps and Derivatives Association, Inc.
                              CREDIT SUPPORT ANNEX
                             to the Schedule to the
                                Master Agreement
                           dated as of April 30, 2007
                                     between

      NATIXIS FINANCIAL                       NATIXIS REAL ESTATE CAPITAL
        PRODUCTS INC.                            SUPPLEMENTAL INTEREST
                                                    TRUST 2007-HE2

        ("Party A")                                  ("Party B")

This Annex supplements, forms part of, and is subject to, the above-referenced Agreement, is part of its Schedule and is a Credit Support Document under this Agreement with respect to each party.

Accordingly, the parties agree as follows:

Paragraph 1. Interpretation

(a) Definitions and Inconsistency. Capitalized terms not otherwise defined herein or elsewhere in this Agreement have the meanings specified pursuant to Paragraph 12, and all references in this Annex to Paragraphs are to Paragraphs of this Annex. In the event of any inconsistency between this Annex and the other provisions of this Schedule, this Annex will prevail and in the event of any inconsistency between Paragraph 13 and the other provisions of this Annex, Paragraph 13 will prevail.

(b) Secured Party and Pledgor. All references in this Annex to the "Secured Party" will be to either party when acting in that capacity and all corresponding references to the "Pledgor" will be to the other party when acting in that capacity; provided, however, that if Other Posted Support is held by a party to this Annex, all references herein to that party as the Secured Party with respect to that Other Posted Support will be to that party as the beneficiary thereof and will not subject that support or that party as the beneficiary thereof to provisions of law generally relating to security interests and secured parties.

Paragraph 2. Security Interest

Each party, as the Pledgor, hereby pledges to the other party, as the Secured Party, as security for its Obligations, and grants to the Secured Party a first priority continuing security interest in, lien on and right of Set-off against all Posted Collateral Transferred to or received by the Secured Party hereunder. Upon the Transfer by the Secured Party to the Pledgor of Posted Collateral, the security interest and lien granted hereunder on that Posted Collateral will be released immediately and, to the extent possible, without further action by either party.

                              CREDIT SUPPORT ANNEX
                             Elections and Variables
                           Dated as of April 30, 2007
               between Natixis Financial Products Inc. ("Party A")
  and Natixis Real Estate Capital Supplemental Interest Trust 2007--HE2
                                   ("Party B")

Paragraph 13. Elections and Variables

(a) Security Interest for "Obligations". The term "Obligations" as used in this Annex includes no additional obligations with respect to Party A and Party B.

(b)   Credit Support Obligations.

      (i)   Delivery Amount, Return Amount and Credit Support Amount.

            (A) "Delivery Amount" has the meaning specified in Paragraph 3(a) except that the words "upon a demand made by the Secured Party on or promptly following a Valuation Date" shall be deleted and replaced by the words "on each Valuation Date".

            (B)   "Return Amount" has the meaning specified in Paragraph 3(b).

            (C) "Credit Support Amount" has the meaning specified under the relevant definition of Ratings Criteria. In circumstances where more than one of the Ratings Criteria apply, the Credit Support Amount shall be calculated by reference to the Ratings Criteria which would result in Party A transferring the greatest amount of Eligible Credit Support.

      (ii) Eligible Collateral. The following items will qualify as "Eligible Collateral" for each of the parties:

                                                                     Valuation
      Collateral Type                                               Percentage
      ------------------------------------------------------------- ------------
      (A)    Cash, in the form of U.S. Dollars                          100%

      (B)   Negotiable Debt Obligations issued by the U.S.              98%
            Treasury Department having an original maturity at issuance of not more than one year ("Treasury
            Bills")

      (C)   Negotiable Debt Obligations issued by the U.S.              96%
            Treasury Department having an original maturity at issuance of more than one year, but not more than 5 years ("Treasury Notes")

      (D)   Negotiable Debt Obligations issued by the U.S.              94%
            Treasury Department having an original maturity at issuance of more than 5 years ("Treasury Bonds")

      (iii) Other Eligible Support. There shall be none for the purposes of this Annex.

      (iv)  Thresholds.

            (A) "Independent Amount" means US$0 (zero), unless otherwise specified in a Confirmation.

            (B) "Threshold" means with respect to Party A: infinity, Provided that for so long as no Relevant Entity has the First Trigger Required Ratings and either (i) no Relevant Entity has had the First Trigger Required Ratings since this Annex was executed or (ii) at least 30 Local Business days have elapsed since the last time a Relevant Entity had the First Trigger Required Ratings, the Threshold with respect to Party A shall be zero.

            (C) "Minimum Transfer Amount" means US$100,000 with respect to Party A and US$100,000 with respect to Party B, provided, however, that the Minimum Transfer Amount with respect to any party shall be zero on any date on which the Threshold with respect to such party is zero.

            (D) "Rounding" The Delivery Amount and the Return Amount will be rounded up and down to the nearest integral multiple of US$10,000, respectively.

      (v) "Exposure" has the meaning specified in Paragraph 12, except that after the word "Agreement" the words "(assuming, for this purpose only, that Part 1(o)(iii) of the Schedule is deleted)" shall be inserted.

(c)   Valuation and Timing.

      (i)   "Valuation Agent" means Party A.

      (ii)  "Valuation Date" means any Local Business Day.

      (iii) "Valuation Time" means the close of business on the Local Business Day before the Valuation Date or date of Calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time and the same day.

      (iv) "Notification Time" means 10:00 AM New York time on the Local Business Day following the Valuation Date.

(d) Conditions Precedent and Secured Party's Rights and Remedies. The following Termination Event(s) will be a "Specified Condition" for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party):

         Termination Event                     Party A      Party B
         ----------------------------------- ------------ -----------
         Illegality                              Yes          Yes
         Tax Event                               Yes          Yes
         Tax Event Upon Merger                   Yes          Yes
         Credit Event Upon Merger                Yes          Yes
         Additional Termination Event(s)         Yes          Yes

(e)   Substitution.

      (i)   "Substitution Date" has the meaning specified in Paragraph 4(d)(ii).

      (ii) Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party's consent for any substitution pursuant to Paragraph 4(d): Not Applicable.

(f)   Dispute Resolution.

      (i) "Resolution Time" means 1:00 PM New York time on the Local Business Day following the date on which notice of the dispute is given.

      (ii) Value. For the purpose of Paragraphs 5(i) and 5(ii), the Value of Posted Credit Support will be calculated as follows: The Valuation Agent will recalculate the Value of Posted Credit Support as of the date of Transfer by using actual bid quotes from five leading market makers and taking the arithmetic average of those obtained.

            (A) with respect to any Eligible Credit Support or Equivalent Credit Support comprising securities ("Securities") the Base Currency Equivalent of the sum of (a)(x) the last bid price on such date for such Securities on the principal national securities exchange on which such Securities are listed, multiplied by the applicable Valuation Percentage; or (y) where any Securities are not listed on a national securities exchange, the bid price for such Securities quoted as at the close of business on such date by any principal market maker (which shall not be and shall be independent from the Valuation Agent) for such Securities chosen by the Valuation Agent, multiplied by the applicable Valuation Percentage; or
                  (z) if no such bid price is listed or quoted for such date, the last bid price listed or quoted (as the case may be), as of the day next preceding such date on which such prices were available, multiplied by the applicable Valuation Percentage; plus (b) the accrued interest where applicable on such Securities (except to the extent that such interest shall have been paid to the Pledgor pursuant to Paragraph 5(c)(ii) or included in the applicable price referred to in subparagraph
                  (a) above) as of such date; and

            (B) with respect to any Cash, the Base Currency Equivalent of the amount thereof.

      (iii) Alternative. The provisions of Paragraph 5 will apply, except to the following extent: Pending the resolution of a dispute, Transfer of the undisputed Value of Eligible Credit Support or Posted Credit Support involved in the relevant demand will be due as provided in Paragraph 5 if the demand is given by the Notification Time but will be due on the second Local Business Day after the demand if the demand is given after the Notification Time.

(g)   Holding and Using Posted Collateral.

      (i) Eligibility to Hold Posted Collateral; Custodians. Party B and its Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the following conditions applicable to it are satisfied:

            (1)   Party B is not a Defaulting Party; and

            (2) Party B or its Custodian (as the case may be) has a net worth of at least US$50,000,000.

            Initially, the Custodian for Cash and Securities for Party B is:
Deutsche Bank National Trust Company, or any successor trustee under the Pooling and Servicing Agreement.

      (ii) Use of Posted Collateral. The provisions of Paragraph 6(c) will not apply to a Secured Party.

(h)   Distributions and Interest Amount.

      (i) Interest Rate. The "Interest Rate" will be the rate per annum equal to the overnight Federal Funds Rate for each day cash is held by the Secured Party as reported in Federal Reserve Publication H.15-519.

      (ii) Transfer of Interest Amount. The transfer of the Interest Amount will be made on or within 5 Local Business Days after the last Local Business Day of each calendar month and on any other Local Business Day as agreed by the parties.

      (iii) Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will not apply.

(i)   Additional Representation(s): Not Applicable.

(j)   Other Eligible Support and Other Posted Support.

      (i) "Value" with respect to Other Eligible Support and Other Posted Support means, not applicable.

      (ii) "Transfer" with respect to Other Eligible Support and Other Posted Support means, not applicable.

(k) Demands and Notices. All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of the Agreement.

(l)   Addresses for Transfers.

Party A:      Securities:       Bank of New York (ABA021000018)/NATIXIS FP

              Cash:             Bank of New York/NATIXISFP/ABA021000018 GLA#
                                111569 CDF

Party B:      Securities:       To be specified in each notice.

              Cash:             Wells Fargo Bank, N.A.
                                ABA No.: 121000248
                                Account No.: 3970771416
                                Account Name: Corporate Trust Clearing

                                FFC: 53140904, NATIXIS 2007-HE2
                                Attention: Client Services Manager

(m)   Other Provisions.

      (i) A new section (iii) to Paragraph 6(d) will be added to read as follows:

            "(iii) Any Distributions with respect to Posted Collateral other than Cash and any distributions with respect to Posted Collateral in the form of Cash retained by the Secured Party prior to any Valuation Date will constitute Posted Collateral."

      (ii) Secured Party and Pledgor. Notwithstanding anything contained in this Annex to the contrary, (i) all references in this Annex to the "Secured Party" and all references to "other party" in Paragraphs 2, 9 and 11(b) of this Annex, will be to Party B exclusively, and (iii) all references in this Annex to the "Pledgor" and all references to "Each party" or "a party" in Paragraphs 2, 9 and 11(b) of this Annex, will be to Party A exclusively.

      (iii) Securities Administrator Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Agreement is executed by Wells Fargo Bank, National Association (i) this Agreement is executed and delivered by Wells Fargo Bank, National Association not in its individual capacity but solely as Securities Administrator under the Pooling and Servicing Agreement in the exercise of the powers and authority conferred and invested in it as securities administrator thereunder, (ii) each of the representations, undertakings and agreements herein made on behalf of the Trust is made and intended not as personal representations of the Securities Administrator but is made and intended for the purpose of binding only the Trust, (iii) under no circumstances shall Wells Fargo Bank, National Association in its individual capacity be personally liable for the payment of any indebtedness or expenses or be personally liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement, and (iv) all Persons having any claim against the Securities Administrator by reason of this Agreement or the transaction contemplated hereby shall look solely to the assets of the Trust for payment satisfaction thereof. Notwithstanding anything to the contrary herein, nothing shall relieve the Securities Administrator of its obligation to perform its duties under Section
            2.01 of the Pooling and Servicing Agreement in accordance with
            Section 8.14 and Section 8.15 of the Pooling and Servicing
            Agreement.

      (iv)  Ratings Criteria

            "Ratings Criteria" means, the criteria used by Moody's ("Moody's Criteria") for the purposes of determining the amount of Eligible Credit Support Party A is required to transfer at any time when the Threshold with respect to Party A is zero.

            Moody's Criteria

            "Credit Support Amount" shall be calculated in accordance with the meaning specified in Paragraph 3 provided however that the words "plus the Additional Collateral Amount" shall be added after the words "Secured Party's Exposure" in the second line thereof. For such purposes "Additional Collateral Amount" means:

      (v) for so long as (A) the Second Rating Trigger Requirements do not apply or (B) less than 30 Local Business Days have elapsed since the last time the Second Rating Trigger Requirements did not apply, the greater of (x) zero, and (y) the Secured Party's Exposure for that Valuation Date plus the lesser of (1) the product of 15 and the "DV01" of all outstanding Transactions determined by the Valuation Agent acting in a commercially reasonable manner and (2) 2% of the Notional Amount; and

      (vi) for so long as the Second Rating Trigger Requirements do apply and 30 or more Local Business Days have elapsed since the last time the Second Rating Trigger Requirements did not apply, the greatest of
            (x) zero, (y) Party A's net payment obligations due to Party B under the Agreement on the Payment Date next following such Valuation Date, and (z) the Secured Party's Exposure for that Valuation Date plus the lesser of (1) the product of 50 and the "DV01" of all outstanding Transactions determined by the Valuation Agent acting in a commercially reasonable manner and (2) 8% of the Notional Amount.

            "DV01" means the sum of the estimated change in the Exposure that would result from a one (1) basis point shift in the relevant swap curve, as determined by the Valuation Agent in good faith and in a commercially reasonable manner in accordance with the relevant customary methodology used by the Valuation Agent.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the parties executing this Credit Support Annex have executed the Master Agreement and have agreed as to the contents of this Credit Support Annex.

       NATIXIS FINANCIAL                         NATIXIS REAL ESTATE CAPITAL
         PRODUCTS INC.                           SUPPLEMENTAL INTEREST TRUST
                                                 2007--HE2

          (Party A)                                         (Party B)
                                                 By: Wells Fargo Bank, National
                                                 Association, not in its
                                                 individual capacity but solely
                                                 as Securities Administrator


  /s/ Vasanth K. Victor                              By: /s/ Martin Reed
--------------------------------------                  ------------------------
Name: Vasanth K. Victor                                 Name: Martin Reed
Title: Managing Director                                Title: Vice President


   /s/ Christopher Hayden
-------------------------------------
Name: Christopher Hayden
Title: Managing Director

Date:    April 30, 2007

To:      Natixis Real Estate Capital Supplemental Interest Trust 2007-HE2
         By Wells Fargo Bank, National Association, not in its individual capacity but solely as Securities Administrator
         9062 Old Annapolis Road
         Columbia, Maryland 21045-1951
         Attention: Corporate Trust Services, Client Services Manager Natixis
              Real Estate Capital Trust 2007-HE2


From:    NATIXIS FINANCIAL PRODUCTS INC.
         9 W. 57th Street
         New York, NY
         Telephone: 212 891 6298/6194
         Facsimile: 212 891 0660

--------------------------------------------------------------------------------

                              RE: SWAP TRANSACTION

      The purpose of this letter (this "Confirmation") is to confirm the terms and conditions of the Swap Transaction entered into between us on the Trade Date specified below.

      The definitions and provisions contained in the 2000 ISDA Definitions (the "Definitions"), as published by the International Swaps and Derivatives Association, Inc., ("ISDA") are incorporated into this Confirmation. Capitalized terms used in this Confirmation have the respective meanings specified in this Confirmation (or elsewhere in the Agreement, as defined below). In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern. Capitalized terms used herein but not otherwise defined in the Agreement or in this Confirmation shall have the meaning ascribed thereto in the Pooling and Servicing Agreement, dated as of April 1, 2007, among Morgan Stanley ABS Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer and as Securities Administrator, Saxon Mortgage Services, Inc., as Servicer, Natixis Real Estate Capital Inc., as Unaffiliated Seller and Deutsche Bank National Trust Company, as Trustee and Custodian (as amended, modified or supplemented from time to time, the "Pooling and Servicing Agreement").

      This Confirmation constitutes a "Confirmation" as referred to in, and supplements, forms part of and is subject to, the ISDA Master Agreement dated as of April 30, 2007 (including the Schedule thereto), as amended and supplemented from time to time (the "Agreement"), between Natixis Financial Products Inc. ("Party A") and Natixis Real Estate Capital Supplemental Interest Trust 2007-HE2 ("Party B"). All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

1. The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

Party A:       NATIXIS FINANCIAL PRODUCTS INC.

Party B:       NATIXIS Real Estate Capital Supplemental Interest Trust 2007-HE2

GENERAL TERMS

The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

  Our Ref:                                     423651CF

  Notional Amount:                             With respect to any Calculation Period, the product of the amount and the multiplier set forth for such period on
                                               Schedule A attached hereto

  Calculation Periods:                         As set forth in Schedule A attached hereto

  Trade Date:                                  April 11, 2007

  Effective Date:                              February 25, 2008

  Termination Date:                            February 25, 2013 subject to adjustment in accordance with the Following Business Day Convention

  Initial Premium Payment by Party B to Party

  A:                                           $334,000.00, to be paid on April 30, 2007.

FLOATING AMOUNTS

  Floating Rate Payer:                         Party A

  Floating Rate Payer Payment Date:            The Business Day prior to the related Fixed Rate Payer
                                               Payment Date, commencing March 24, 2008, continuing to and including the Termination Date, subject to adjustment in
                                               accordance with the Following Business Day Convention.

  Floating Rate Option:                        LIBOR (as defined in the Pooling and Servicing Agreement).

  Designated Maturity:                         1 Month

  Spread:                                      Inapplicable

  Floating Rate Day Count Fraction:            Actual/360

  Reset Dates:                                 The first Business Day of each Calculation Period

  Compounding:                                 Inapplicable

  Business Days:                               As defined in the Pooling and Servicing Agreement.

  Business Days for Floating Rate Fixing:      London

FIXED AMOUNTS

  Fixed Rate Payer:                            Party B

  Fixed Rate Payer Payment Date:               The 25th day of each month, commencing March 25, 2008,
                                               continuing to and including the Termination Date, subject to adjustment in accordance with the Following Business Day
                                               Convention.

  Fixed Rate:                                  4.8700%

  Fixed Rate Day Count Fraction:               30/360

  Period End Date:                             No Adjustment

ACCOUNT DETAILS

  Payment To Party A:                          CITIBANK N.A.
                                               ABA 021-000-089
                                               Account No. 36216161
                                               A/C NATIXISFP

  Payments To Party B:                         Wells Fargo Bank, National Association
                                               ABA No.: 121000248
                                               Account No: 3970771416
                                               Account Name: Corporate Trust Clearing
                                               FFC: 53140904, NATIXIS 2007-HE2 Swap Account
                                               Attention: Client Services Manager

  Other:                                       For the avoidance of doubt, for purposes of Section 2(c) of the Agreement, any amounts payable by the Floating Rate
                                               Payer on a Floating Rate Payer Payment Date, and by the
                                               Fixed Rate Payer on the related Fixed Rate Payer Payment
                                               Date, shall be netted even though such dates may be
                                               different, and the party with the larger aggregate amount
                                               shall make the net payment on the related party's applicable
                                               Payment Date.

OFFICES

      The Office of Party A for this Transaction is New York

      The Office of Party B for this Transaction is New York

      Securities Administrator Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Confirmation is executed by Wells Fargo Bank, National Association (i) this Confirmation is executed and delivered by Wells Fargo Bank, National Association, not in its individual capacity but solely as Securities Administrator under the Pooling and Servicing Agreement in the exercise of the powers and authority conferred and invested in it as securities administrator thereunder, (ii) each of the representations, undertakings and agreements herein made on behalf of the Trust is made and intended not as personal representations of the Securities Administrator but is made and intended for the purpose of binding only the Trust, (iii) under no circumstances shall Wells Fargo Bank, National Association in its individual capacity be personally liable for the payment of any indebtedness or expenses or be personally liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Confirmation, and (iv) all Persons having any claim against the Securities Administrator by reason of this Agreement or the transaction contemplated hereby shall look solely to the assets of the Trust for payment satisfaction thereof. Notwithstanding anything to the contrary herein, nothing shall relieve the Securities Administrator of its obligation to perform its duties under Section
2.01 of the Pooling and Servicing Agreement in accordance with Section 8.14 and
Section 8.15 of the Pooling and Servicing Agreement.

      Please confirm that the foregoing correctly sets forth the terms of our agreement with respect to the Transaction by signing in the space provided below and sending a copy of the executed Confirmation by telecopier (212.891.0660) to the Operations Department, Natixis Financial Products Inc., Attention: Swap Operations. If we do not hear from you within three days of the date hereof, you will be deemed to have consented to the terms set forth herein.

      It has been a pleasure working with you on this transaction and we look forward to working with you again in the future.

                                       Sincerely,


                                       NATIXIS FINANCIAL PRODUCTS INC.

                                          By: /s/ Vasanth K. Victor
                                             -----------------------------------
                                             Name: Vasanth K. Victor
                                             Title: Managing Director


                                          By: /s/ Christopher Hayden
                                             -----------------------------------
                                             Name: Christopher Hayden
                                             Title: Managing Director


Confirmed as of the
date first above written:

NATIXIS REAL ESTATE CAPITAL SUPPLEMENTAL INTEREST TRUST 2007-HE2

By:   Wells Fargo Bank, National Association,
      not in its individual capacity but solely as
      Securities Administrator


      By: /s/ Martin Reed
         --------------------------------
         Name: Martin Reed
         Title: Vice President

------------------------------------------------------------------------------
                                   SCHEDULE A
------------------------------------------------------------------------------

                            To a Confirmation between
                         NATIXIS FINANCIAL PRODUCTS INC.
                                    (Party A)
                                       and
        NATIXIS REAL ESTATE CAPITAL SUPPLEMENTAL INTEREST TRUST 2007-HE2
                                    (Party B)

          From*                   To*                  USD Notional Amount      Multiplier
-----------------------   --------------------------   ----------------------   ----------
February 25, 2008         March 25, 2008                  59,085,910.21             10
March 25, 2008            April 25, 2008                  56,565,061.09             10
April 25, 2008            May 25, 2008                    54,141,924.26             10
May 25, 2008              June 25, 2008                   51,816,460.54             10
June 25, 2008             July 25, 2008                   49,584,170.20             10
July 25, 2008             August 25, 2008                 47,448,269.86             10
August 25, 2008           September 25, 2008              45,406,996.51             10
September 25, 2008        October 25, 2008                43,300,048.55             10
October 25, 2008          November 25, 2008               41,417,122.92             10
November 25, 2008         December 25, 2008               39,177,973.26             10
December 25, 2008         January 25, 2009                32,175,250.56             10
January 25, 2009          February 25, 2009               30,117,589.05             10
February 25, 2009         March 25, 2009                  27,942,215.53             10
March 25, 2009            April 25, 2009                  26,123,619.87             10
April 25, 2009            May 25, 2009                    24,940,112.54             10
May 25, 2009              June 25, 2009                   23,382,955.19             10
June 25, 2009             July 25, 2009                   16,997,075.06             10
July 25, 2009             August 25, 2009                 15,595,239.53             10
August 25, 2009           September 25, 2009              14,039,116.55             10
September 25, 2009        October 25, 2009                12,887,849.94             10
October 25, 2009          November 25, 2009               12,290,967.75             10
November 25, 2009         December 25, 2009               11,474,913.93             10
December 25, 2009         January 25, 2010                7,782,800.18              10
January 25, 2010          February 25, 2010               6,695,336.70              10
February 25, 2010         March 25, 2010                  5,860,383.90              10
March 25, 2010            April 25, 2010                  5,319,005.47              10
April 25, 2010            May 25, 2010                    5,058,330.22              10
May 25, 2010              June 25, 2010                   4,835,820.92              10
June 25, 2010             July 25, 2010                   4,507,395.48              10
July 25, 2010             August 25, 2010                 3,949,031.91              10
August 25, 2010           September 25, 2010              3,747,308.48              10
September 25, 2010        October 25, 2010                3,568,820.92              10
October 25, 2010          November 25, 2010               3,410,707.42              10
November 25, 2010         December 25, 2010               3,280,239.49              10
December 25, 2010         January 25, 2011                3,078,737.16              10
January 25, 2011          February 25, 2011               2,745,538.89              10
February 25, 2011         March 25, 2011                  2,617,218.18              10
March 25, 2011            April 25, 2011                  2,501,466.56              10
April 25, 2011            May 25, 2011                    2,397,690.01              10
May 25, 2011              June 25, 2011                   2,313,562.90              10
June 25, 2011             July 25, 2011                   2,233,058.34              10
July 25, 2011             August 25, 2011                 2,155,453.48              10
August 25, 2011           September 25, 2011              2,080,518.21              10
September 25, 2011        October 25, 2011                2,008,161.71              10
October 25, 2011          November 25, 2011               1,938,296.75              10
November 25, 2011         December 25, 2011               1,870,837.92              10
December 25, 2011         January 25, 2012                1,800,781.56              10
January 25, 2012          February 25, 2012               1,730,817.67              10
February 25, 2012         March 25, 2012                  1,665,744.46              10
March 25, 2012            April 25, 2012                  1,606,167.95              10
April 25, 2012            May 25, 2012                    1,549,477.78              10
May 25, 2012              June 25, 2012                   1,495,252.87              10
June 25, 2012             July 25, 2012                   1,438,214.11              10
July 25, 2012             August 25, 2012                 1,380,820.37              10
August 25, 2012           September 25, 2012              1,327,925.68              10
September 25, 2012        October 25, 2012                1,280,148.74              10
October 25, 2012          November 25, 2012               1,234,859.99              10
November 25, 2012         December 25, 2012               1,191,647.57              10
December 25, 2012         January 25, 2013                1,147,386.64              10
January 25, 2013          February 25, 2013               1,103,335.57              10


* With respect to Party A only, subject to Following Business Day Convention

                                    EXHIBIT Y

                           INTEREST RATE CAP AGREEMENT


                         NATIXIS FINANCIAL PRODUCTS INC.
                         9 West 57th Street, 36th Floor
                            New York, New York 10019
               Fax: (212) 891-0660 / Phone: (212) 891-6298 / 6194

DATE:          April 30, 2007

TO:            Natixis Real Estate Capital Supplemental Interest Trust
               2007-HE2

FROM:          Natixis Financial Products Inc.

RE:            Interest Rate Cap Transaction

Dear Sir or Madam:

      The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the "Transaction").

      The definitions and provisions contained in the 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc. are incorporated into this Confirmation. Capitalized terms used in this Confirmation have the respective meanings specified in this Confirmation (or elsewhere in the Agreement, as defined below). In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern. Capitalized terms used herein but not otherwise defined in the Agreement or in this Confirmation shall have the meaning ascribed thereto in the Pooling and Servicing Agreement, dated as of April 1, 2007, among Morgan Stanley ABS Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer and as Securities Administrator, Saxon Mortgage Services, Inc., as Servicer, Natixis Real Estate Capital Inc., as Unaffiliated Seller and Deutsche Bank National Trust Company, as Trustee and Custodian (as amended, modified or supplemented from time to time, the "Pooling and Servicing Agreement").

      This Confirmation constitutes a "Confirmation" as referred to in, and supplements, forms part of and is subject to, the ISDA Master Agreement dated as of April 30, 2007, as amended and supplemented from time to time (the "Agreement"), between Natixis Financial Products Inc. ("Party A") and Natixis Real Estate Capital Supplemental Interest Trust 2007-HE2 ("Party B"). All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

1. The Cap Transaction to which this Confirmation relates is a Rate Cap Transaction, the terms of which are as follow:

        General Terms

        Our Ref:                             423656CF

        Calculation Periods:                 As set forth in Schedule A attached hereto

        Trade Date:                          April 11, 2007

        Effective Date:                      April 30, 2007

        Termination Date:                    February 25, 2008, subject to adjustment in accordance with the Following Business Day Convention

        Notional Amount:                     See Amortization Schedule, Schedule A

        Fixed Amounts:

              Fixed Amount Payer:            Party B

              Fixed Amount:                  $7,000

              Fixed Amount Payment Date:     On or prior to April 30, 2007, subject to adjustment in
                                             accordance with the Following Business Day Convention.
        Floating Amounts:

              Floating Rate Payer:           Party A

              Floating Rate:                 The greater of (a) 0% and (b) LIBOR minus the Strike Rate (as set forth in Schedule A attached hereto).

              Floating Rate Payer Period     The 25th day of each month of each year, commencing on May
              End Dates:                     25, 2007 to and including the Termination Date, subject to adjustment in accordance with the Following Business Day
                                             Convention.

              Floating Rate Payer Payment    The related Floating Rate Payer Period End Date.
              Dates:

              Floating Rate Option:          LIBOR (as defined in the Pooling and Servicing Agreement).

              Designated Maturity:           One (1) month

              Spread:                        None

              Floating Rate Day              Actual/360
              Count Fraction:

              Reset Dates:                   The first Business Day of each Calculation Period.

              Compounding:                   Inapplicable

              Business Days:                 As defined in the Pooling and Servicing Agreement.

        Procedural Terms:

        Calculation Agent:                   Party B

         Offices:                            The Office of Party A for this Transaction is New York.

                                             The Office of Party B for this Transaction is New York.
        Account Details:

2.            Payments to Party A:           CITIBANK N.A.
                                             ABA# 021-000-089
                                             Account No.: 36216161
                                             A/C NATIXISFP

              Payments to Party B:           Wells Fargo Bank, National Association
                                             ABA No.: 121000248
                                             Account No: 3970771416
                                             Account Name: Corporate Trust Clearing
                                             FFC: 53140904, NATIXIS 2007-HE2 Swap Account
                                             Attention: Client Services Manager


      Securities Administrator Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Confirmation is executed by Wells Fargo Bank, National Association (i) this Confirmation is executed and delivered by Wells Fargo Bank, National Association, not in its individual capacity but solely as Securities Administrator under the Pooling and Servicing Agreement in the exercise of the powers and authority conferred and invested in it as securities administrator thereunder, (ii) each of the representations, undertakings and agreements herein made on behalf of the Trust is made and intended not as personal representations of the Securities Administrator but is made and intended for the purpose of binding only the Trust, (iii) under no circumstances shall Wells Fargo Bank, National Association in its individual capacity be personally liable for the payment of any indebtedness or expenses or be personally liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Confirmation, and (iv) all Persons having any claim against the Securities Administrator by reason of this Agreement or the transaction contemplated hereby shall look solely to the assets of the Trust for payment satisfaction thereof. Notwithstanding anything to the contrary herein, nothing shall relieve the Securities Administrator of its obligation to perform its duties under Section
2.01 of the Pooling and Servicing Agreement in accordance with Section 8.14 and
Section 8.15 of the Pooling and Servicing Agreement.

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by executing this Confirmation and returning it to us by facsimile to:

                       Natixis Financial Products Inc.
                             (212) 891-0660 (fax)
                            Attn: Swap Operations

NATIXIS FINANCIAL PRODUCTS INC.

By: /s/ Vasanth K. Victor
   -----------------------------------------
Authorized Signatory  Vasanth K. Victor
                      Managing Director


By: /s/ Christopher Hayden
   -----------------------------------------
Authorized Signatory  Christopher Hayden
                      Managing Director


Accepted and confirmed as of the date first above written:

NATIXIS REAL ESTATE CAPITAL SUPPLEMENTAL INTEREST TRUST 2007-HE2
By:   Wells Fargo Bank, National Association,
      not in its individual capacity but solely as Securities Administrator


By: /s/ Martin Reed
   -----------------------------------------------
   Name: Martin Reed
   Title: Vice President

SCHEDULE A to the Confirmation dated as of April 30, 2007
Re: Reference Number 423656CF

Amortization Schedule, subject to adjustment in accordance with the Following Business Day Convention

  From and including*      To but excluding*      Notional Amount (USD)      Multiplier      Strike Rate (%)
----------------------  ------------------------  -------------------------  ------------  -----------------
April 30, 2007          May 25, 2007                  72,063,994.52              10                7.20
May 25, 2007            June 25, 2007                 74,641,098.39              10                7.20
June 25, 2007           July 25, 2007                 77,111,488.69              10                7.20
July 25, 2007           August 25, 2007               79,477,937.61              10                7.20
August 25, 2007         September 25, 2007            76,240,504.91              10                7.20
September 25, 2007      October 25, 2007              73,117,006.95              10                7.20
October 25, 2007        November 25, 2007             70,106,611.90              10                7.20
November 25, 2007       December 25, 2007             67,202,391.22              10                7.20
December 25, 2007       January 25, 2008              64,400,194.94              10                7.20
January 25, 2008        February 25, 2008             61,696,048.83              10                7.20


* With respect to Party A only, subject to Following Business Day Convention

                                    EXHIBIT Z

                                   [Reserved]

                                   EXHIBIT AA

                                   [Reserved]

                                   EXHIBIT BB

                              ACCREDITED AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated April 30, 2007 ("Agreement"), among Natixis Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Accredited Home Lenders, Inc. (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of August 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans and (c) other than as provided below with respect to the enforcement of representations and warranties, none of the obligations of the Assignor under the Purchase Agreement.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or
(b) to any premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections
9.03 and 9.05 of the Purchase Agreement or (iii) any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Natixis Real Estate Capital Trust 2007-HE2 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of April 1, 2007 (the "Pooling Agreement"), among the Assignee, the Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage Loans, (iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

            The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

            The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

            Except as has already been obtained, no consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

            Except as disclosed in public filings with the Securities Exchange Commission by the Company or its affiliates, there is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that (i) the representations and warranties set forth in Subsection 9.01 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof,
(ii) the information set forth in the Mortgage Loan Schedule, to the extent provided by the Company, attached hereto as Exhibit A is true and correct as of the date hereof, and (iii) the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05, or any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Miscellaneous

            6. The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05.

            7. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            8. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            9. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            10. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            11. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            12. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            13. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       ACCREDITED HOME LENDERS, INC.




                                       By: /s/ Melissa G. Dant
                                          --------------------------------------
                                          Name: Melissa G. Dant
                                          Its: Associate General Counsel-Finance
                                                     AVP & Ass't Sec'y


                                       NATIXIS REAL ESTATE CAPITAL INC.


                                       By: /s/ Anthony Malanga
                                          --------------------------------------
                                          Name: Anthony Malanga
                                          Its: Managing Director


                                       By: /s/ Christopher Hayden
                                          --------------------------------------
                                          Name: Christopher Hayden
                                          Its: Managing Director


                                       MORGAN STANLEY ABS CAPITAL I INC.


                                          By: /s/ Valerie Kay
                                          --------------------------------------
                                          Name: Valerie Kay
                                          Its: Vice President

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                    EXHIBIT B

             REPRESENTATIONS AND WARRANTIES AS TO THE MORTGAGE LOANS

            The Company hereby represents and warrants as to each Mortgage Loan, as of the date on which the Company transferred servicing of the Mortgage Loan to the Assignee or its designee (the "Transfer Date"), unless otherwise set forth below:

            (a) [Reserved];

            (b) Payments Current. Except as set forth on the Mortgage Loan Schedule delivered to the Purchaser by the Company on the Transfer Date, no payment required to be made up to the Transfer Date under the Mortgage Loan is 30 days or more delinquent;

            (c) No Outstanding Charges. Except as set forth on the Mortgage Loan Schedule delivered to the Purchaser by the Company on the Transfer Date, to the Company's knowledge as of the Transfer Date there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. As of the closing date for the Securitization Transaction (the "Securitization Closing Date"), except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and/or interest, including, without limitation, taxes and insurance payments, the Company has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was funded;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the purchase transactions contemplated by this Agreement. As of the Securitization Closing Date, the Company has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

            (g) Compliance with Applicable Laws. As of the Securitization Closing Date, any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Charges, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Company shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Notwithstanding the foregoing, the Company shall not be responsible for a breach of a federal, state or local law, other than those governing (i) the origination and (ii) servicing of the Mortgage Loans by the Company during the interim servicing period, following the Transfer Date;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated (except to a senior mortgage in the case of a Second Lien Loan) or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the related Mortgage Loan Schedule, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate, and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development; provided, however, that no residence or dwelling is a mobile home and any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Company as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and, to the Company's knowledge as of the Transfer Date, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                  (i) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                  (ii) the lien of current real property taxes and assessments not yet due and payable;

                  (iii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (iv) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable (subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity) and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Company has full right to sell and assign the same to Purchaser. With respect to each Second Lien Loan, the Mortgaged Property was not, as of the date of origination of such Second Lien Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity (including, without limitation, any provisions therein relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. As of the Securitization Closing Date, no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Company has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. Except to the extent the Mortgage Loan is subject to completion escrows which have been disclosed to and acknowledged by the Purchaser and which meet the requirements of the Underwriting Guidelines and as to which a completed Fannie Mae Form 442 has been delivered to the Purchaser within sixty (60) days after the related Closing Date, as of the Securitization Closing Date, the Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. As of the Securitization Closing Date, all costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. As of the Closing Date, the Company or MERS was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Company retained the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. As of the Closing Date, upon payment of the related Purchase Price, the Mortgage Loan was not assigned or pledged, and the Company had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and had full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the Purchase Agreement and immediately following the sale of each Mortgage Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest related to the Company. As of the Closing Date, the Company intended to relinquish all rights to possess, control and monitor the Mortgage Loan. Since the Closing Date, the Company has had and will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Company has had and will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in the Purchase Agreement;

            (n) Doing Business. As of the Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business, or exempt from such qualification, in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. As of the Securitization Closing Date, no Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100% and no Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1),
(2) and (3) of paragraph (j) of this Exhibit B, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Company, its successor and assigns, are the sole insureds of such lender's title insurance policy, and to the Company's knowledge as of the Transfer Date, such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the purchase transactions contemplated by this Agreement. Except as disclosed in writing by the Company to the Purchaser on or prior to the Transfer Date, no claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

            (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, as of the Closing Date and to the Company's knowledge as of the Transfer Date (except as set forth on the Mortgage Loan Schedule delivered by the Company to the Purchaser on the Transfer Date), there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Company nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, as of the Closing Date and to the Company's knowledge as of the Transfer Date, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note and
(iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law or the related Mortgage requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. Except as insured against by the related title insurance, as of the Closing Date and to the Company's knowledge as of the Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Transfer Date), there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. As of the Closing Date and to the Company's knowledge as of the Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Transfer Date), the Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. As of the Securitization Closing Date, the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal and/or interest payments on the Mortgage Loan commenced or will commence no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Interest Rate is required to be adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap, the Periodic Rate Floor and the Lifetime Rate Cap. Subject to a "balloon" payment in the case of a Balloon Mortgage Loan, the Mortgage Note is payable in equal monthly installments of principal and/or interest, which installments are subject to change due to adjustments to the Mortgage Interest Rate and/or Monthly Payment on each Interest Rate Adjustment Date or Monthly Payment Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan or an Interest Only Mortgage
Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the related Underwriting Guidelines. The Mortgage Note and Mortgage are on forms acceptable in the secondary mortgage market and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date, and to the Company's knowledge as of the Transfer Date, the Mortgaged Property is capable of being lawfully occupied under applicable law. As of the Closing Date, and to the Company's knowledge as of the Transfer Date, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Company has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Company has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. If the Mortgage Loan is identified as "owner-occupied" in the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and as of the Closing Date, and to the Company's knowledge as of the Transfer Date, so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. To the Company's knowledge as of the Transfer Date, there are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Company generally except for the non-prime nature of the Mortgage Loans and the related Mortgagor's credit. No Mortgaged Property is located in a state, city, county or other local jurisdiction as described in the related Purchase Price and Terms Agreement which the Purchaser has determined in its reasonable good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage, if any, and any other documents required to be delivered to the Custodian under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Company is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A to the Purchase Agreement, except for such documents the originals of which have been delivered to the Custodian, and the Company has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. As of the Securitization Closing Date, if the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is in conformance with the related Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. As of the Securitization Closing Date, except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision (subject to applicable law) for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable, subject to applicable law;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Company, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Company has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. As of the Securitization Closing Date, any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. As of the Closing Date, and to the Company's knowledge as of the Securitization Closing Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Securitization Closing Date), there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. As of the Closing Date, and to the Company's knowledge as of the Securitization Closing Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Securitization Closing Date), the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. As of the Closing Date, there have not been any condemnation proceedings with respect to the Mortgaged Property.

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of, or under the control of, the Company through the Transfer Date, and, as of such date, there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made that will be assigned without penalty, premium or cost to the Purchaser. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser. All Escrow Payments collected by the Company have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and all escrows that have been established have been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized by the Company under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid by the Company to the Mortgagor pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan fits within the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. Except as disclosed in writing by the Company to the Purchaser on or prior to the Transfer Date, to the Company's knowledge, no action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Company has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Company or by any officer, director, or employee of the Company or any designee of the Company or any corporation in which the Company or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. As of the Closing Date, and to the Company's knowledge as of the Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Transfer Date), the Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. As of the Closing Date, and to the Company's knowledge as of the Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Transfer Date), there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue. As of the Closing Date, based upon customary and prudent residential mortgage industry underwriting standards, and as of the Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Transfer Date), in each case to the Company's knowledge, there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property, and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers Civil Relief Act. The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act, or any similar state statute;

            (nn) Appraisal. The Company has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser who (i) was licensed in the state where the Mortgaged Property is located, (ii) had no interest, direct or indirect, in the Mortgaged Property or in any Mortgage Loan or the security therefor, and (iii) did not receive compensation that affected the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty
(180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Company shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. As of the Securitization Closing Date, the Mortgagor has, to the extent required by applicable law, executed one or more statements to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Company has complied with all applicable law with respect to the making of the Mortgage Loans. The Company shall cause the Interim Servicer to maintain such statement(s) in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. As of the Securitization Closing Date, the Mortgage Loan was not made to finance the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Qualified Mortgage. As of the Closing Date, the Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (rr) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Company to the Purchaser, the Company has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Company shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Company has in its capacity as a servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

            (ss) Leaseholds. As of the Closing Date, and to the Company's knowledge as of the Transfer Date, if the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default,
(b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (tt) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to applicable law. Each such prepayment penalty is in an amount not greater than the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five (5) years;

            (uu) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (vv) Escrow Analysis. With respect to each Mortgage, the Company has within the twelve months preceding the Closing Date (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (ww) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion and as described in the related Purchase Price and Terms Agreement;

            (xx) Single-premium credit life insurance policy. As of the Securitization Closing Date, in connection with the origination of the Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy, credit disability, credit unemployment or credit property insurance policy;

            (yy) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or an Illinois land trust or a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (zz) Insurance. The Company has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (aaa) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (bbb) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been or will be assigned without penalty, cost or premium to the Purchaser;

            (ccc) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (ddd) Origination Date. Except as shown on the related Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan was first purchased by the Purchaser;

            (eee) Mortgage Submitted for Recordation. As of the Closing Date, and to the Company's knowledge as of the Transfer Date, the Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (fff) Endorsements. The Mortgage Note has been endorsed by Company for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (ggg) Accuracy of Information. All information provided to the Purchaser by the Company with respect to the Mortgage Loan was accurate in all material respects;

            (hhh) No Construction Loans. No Mortgage Loan was made to (a) facilitate the trade-in or exchange of a Mortgaged Property or (b) finance the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (iii) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Company has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor; and

            (jjj) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.

================================================================================

   THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT


                            ------------------------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                         ACCREDITED HOME LENDERS, INC.,

                                     Seller

                            ------------------------

                           Dated as of August 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                              TABLE OF CONTENTS


SECTION 1.    DEFINITIONS...................................................


SECTION 2.    AGREEMENT TO PURCHASE.........................................


SECTION 3.    MORTGAGE SCHEDULES............................................


SECTION 4.    PURCHASE PRICE................................................


SECTION 5.    EXAMINATION OF MORTGAGE FILES.................................


SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER...........................

   Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
                    Files...................................................

   Subsection 6.02  Books and Records.......................................

   Subsection 6.03. Delivery of Mortgage Loan Documents.....................

   Subsection 6.04. Quality Control Procedures..............................

   Subsection 6.05. MERS Designated Mortgage Loans..........................

SECTION 7.    SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.    TRANSFER OF SERVICING.........................................

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

   Subsection 9.01. Representations and Warranties Regarding the Seller.....

   Subsection 9.02. Representations and Warranties Regarding Individual
                    Mortgage Loans..........................................

   Subsection 9.03. Remedies for Breach of Representations and Warranties...

   Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full........

   Subsection 9.05. Repurchase of Mortgage Loans with First Payment
                    Defaults................................................

   Subsection 9.06. Purchaser's Right to Review.............................

SECTION 10.   CLOSING.......................................................

SECTION 11.   CLOSING DOCUMENTS.............................................

SECTION 12.   COSTS.........................................................

SECTION 13.   COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 14.   THE SELLER....................................................

   Subsection 14.01. Additional Indemnification by the Seller; Third Party
                     Claims.................................................

   Subsection 14.02. Merger or Consolidation of the Seller..................

SECTION 15.   FINANCIAL STATEMENTS..........................................

SECTION 16.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 17.   NOTICES.......................................................

SECTION 18.   SEVERABILITY CLAUSE...........................................

SECTION 19.   COUNTERPARTS..................................................

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

SECTION 21.   INTENTION OF THE PARTIES......................................

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 23.   WAIVERS.......................................................

SECTION 24.   EXHIBITS......................................................

SECTION 25.   GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 26.   REPRODUCTION OF DOCUMENTS.....................................

SECTION 27.   FURTHER AGREEMENTS............................................

SECTION 28.   RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 29.   NO SOLICITATION...............................................

SECTION 30.   WAIVER OF TRIAL BY JURY.......................................

SECTION 31.   COMPLIANCE WITH REGULATION AB.................................

   Subsection 31.01. Intent of the Parties; Reasonableness..................

   Subsection 31.02. Additional Representations and Warranties of the Seller

   Subsection 31.03. Information to Be Provided by the Seller...............

   Subsection 31.04. Indemnification; Remedies..............................

                                   EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      [RESERVED]

EXHIBIT C      FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
               SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      [RESERVED]

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT J      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                           THIRD AMENDED AND RESTATED
                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of August 1, 2006, by and between IXIS Real Estate Capital Inc. f/k/a CDC Mortgage Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Accredited Home Lenders, Inc., a California corporation, having an office at 15090 Avenue of Science, San Diego, California 92128 (the "Seller").

                              W I T N E S S E T H:

            WHEREAS, the Purchaser and the Seller are parties to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of March 1, 2006 (the "Original Purchase Agreement"), pursuant to which the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date"); and

            WHEREAS, at the present time, the Purchaser and the Seller desire to amend and restate the Original Purchase Agreement to make certain modifications as set forth herein, and upon the execution and delivery of this Agreement by the Purchaser and the Seller this Agreement shall supercede the Original Purchase Agreement and supplant the Original Purchase Agreement;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property if purchased at or within twelve months prior to such time of origination, whichever is less, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by the stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Commission:__The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material Breach Representation:__Each representation identified as such in Subsection 9.02.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act.__The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13 hereof.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Freddie Mac Transfer: As defined in Section 13 hereof.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and
(ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, the index identified in the related Mortgage Note, as set forth in the related Mortgage Loan Schedule and as set forth on Exhibit B to each Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Only Mortgage Loan: A Mortgage Loan which only requires payments of interest for an initial period of time specified in the related Mortgage Note.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: Accredited Home Lenders, Inc., a California corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The Interim Servicing Agreement, dated as of October 1, 2003, between the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan is not at any time to exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the Lifetime Rate Cap.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and/or interest on a Mortgage Loan.

            Monthly Payment Adjustment Date: With respect to each Interest Only Mortgage Loan which is also a Fixed Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Monthly Payment is adjusted.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) the credit risk score (FICO score); (29) with respect to the related Mortgagor, the debt-to-income ratio; (30) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (31) the Appraised Value of the Mortgaged Property; (32) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (33) the Periodic Rate Cap under the terms of the Mortgage Note; (34) the Periodic Rate Floor under the terms of the Mortgage Note; (35) whether such Mortgage Loan provides for a prepayment penalty; (36) the prepayment penalty period of such Mortgage Loan, if applicable; (37) a description of the type of prepayment penalty, if applicable; (38) the MERS Identification Number; (39) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence; (40) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan [and (41) a field indicating whether such Mortgage Loan is a Home Loan]. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be in-house counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Points Schedule: A schedule which sets forth, with respect to each Mortgage Loan, the following data points: (1) the loan identification number;
(2) the pool name; (3) the Seller's points; (4) the Seller's rebate; (5) the Seller's fees; (6) the broker fees and (7) the broker points. All information on the Points Schedule shall be true, correct and complete.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

            Prepayment Charges: With respect to each Mortgage Loan, the charge if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre purchase or post purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 13.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset Backed Securities, Securities Act Release No. 33 8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses reasonably incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: Accredited Home Lenders, Inc., a California corporation, and its successors in interest.

            Seller Information: As defined in Subsection 31.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month, other than the month in which the related Closing Date occurs, during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in
Item 1105(a)(1) (3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

            Third Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: With respect to each Mortgage Loan Package, the underwriting guidelines of the Seller, a copy of which shall be attached as an Exhibit to the related Assignment and Conveyance Agreement.

            VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the Mortgage Loan Schedule and the related Points Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date or such later date on which the Purchaser has identified to the Seller the final list of Mortgage Loans the Purchaser desires to purchase.

            SECTION 4. Purchase Price.

            The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account or accounts designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least seven (7) Business Days prior to the related Closing Date, the Seller shall either deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, or make available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and Seller, copies or originals of the credit and servicing files, including the Mortgage File (collectively, the "Credit Files"). Such examination of the Credit Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable under the terms of the related Purchase Price and Terms Agreement, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. Notwithstanding the foregoing, the Purchaser may not demand a repurchase or other relief or remedy due to the failure of a Mortgage Loan to comply with the Underwriting Guidelines if the Purchaser or its designee has previously examined such Mortgage Loan and certain exceptions to the Underwriting Guidelines were noted and accepted by the Purchaser prior to the purchase of such Mortgage Loan. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02. Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller or MERS. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be beneficially possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and applicable requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by Accepted Servicing Practices. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with Accepted Servicing Practices.

            Subsection 6.03. Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than five (5) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs for a one-time transfer of all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser, or the Purchaser's designee, shall be responsible for recording any Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04. Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05. MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and, no later than one Business Day following the related Closing Date, no Person shall be listed as Interim Funder on the MERS System. In addition, no later than one Business Day following the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in material compliance with Accepted Servicing Practices. The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the applicable Transfer Date, or such later date provided for below, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser, such approval not to be unreasonably withheld. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices within five Business Days following the related Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices within five Business Days following the related Transfer Date.

            (c) Delivery of Servicing Records. Within five Business Days following the related Transfer Date, the Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. Within five Business Days following the related Transfer Date, the Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. Within five Business Days following the related Transfer Date, the Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall, within five Business Days following the related Transfer Date, cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. Within five Business Days following the related Transfer Date, the Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements as set forth in this Agreement.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser in accordance with this Agreement. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01. Representations and Warranties Regarding the
Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law, subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors generally and to general principles of equity; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) No Litigation Pending. Except as disclosed in filings with the Securities Exchange Commission by the Seller or its Affiliates, there is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order of, or registration or filing with, or notice has been obtained prior to the need therefore;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made on behalf of the Seller in a manner so as to affect adversely the interests of the Purchaser;

            (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished by Seller pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

            (l) Financial Statements. Any financial statements delivered pursuant to Section 15 fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. Except as disclosed in filings with the Securities Exchange Commission by the Seller or its Affiliates, there has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements most recently delivered to Purchaser that would have an adverse effect on its ability to perform its obligations under this Agreement;

            (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note (other than for each MERS Designated Mortgage Loan), and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws");

            (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, any Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to this Agreement shall be delivered to the Custodian or as otherwise instructed by the Purchaser all in compliance with the specific requirements of this Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian or as otherwise instructed by the Purchaser; and

            (t) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Subsection 9.02. Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule and in the Points Schedule is complete, true and correct;

            (b) Payments Current. As of the Closing Date, no payment required under the Mortgage Loan is thirty (30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment due to the Purchaser shall be made with respect to the Mortgage Loan within the calendar month in which its Due Date occurs and prior to the Due Date next occurring for such Mortgage Loan;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was funded;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums currently due thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the purchase transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. (i) Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, (ii) the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and (iii) the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Clause (i) of this representation and warranty is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated (except to a senior mortgage in the case of a Second Lien Loan) or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the related Mortgage Loan Schedule, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate, and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development; provided, however, that no residence or dwelling is a mobile home and any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) as of the origination date of the related Manufactured Home Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either (x) was the principal residence of the related Mortgagor or (y) was classified as real property under applicable state law, and (vi) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended, and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. Clause (v) of this representation and warranty is a Deemed Material Breach Representation;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                        (1) with respect to Second Lien Loans, the lien of the
                  first mortgage on the Mortgaged Property;

                        (2) the lien of current real property taxes and
                  assessments not yet due and payable;

                        (3) covenants, conditions and restrictions, rights of
                  way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                        (4) other matters to which like properties are commonly
                  subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable (subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity) and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. With respect to each Second Lien Loan, the Mortgaged Property was not, as of the date of origination of such Second Lien Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity (including, without limitation, any provisions therein relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. Except to the extent the Mortgage Loan is subject to completion escrows which have been disclosed to and acknowledged by the Purchaser and which meet the requirements of the Underwriting Guidelines and as to which a completed Fannie Mae Form 442 has been delivered to the Purchaser within sixty (60) days after the related Closing Date, the Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller or MERS is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. Except for the lien of the Seller's warehouse lender, which lien will be released upon payment of the related Purchase Price, the Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest related to the Seller. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business, or exempt from such qualification, in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1),
(2) and (3) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the purchase transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Other than payments due but not yet thirty (30) days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note and (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law or the related Mortgage requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. Except as insured against by the related title insurance, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal or interest payments on the Mortgage Loan commenced or will commence no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Interest Rate is required to be adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap, the Periodic Rate Floor and the Lifetime Rate Cap. Subject to a "balloon" payment in the case of a Balloon Mortgage Loan, the Mortgage Note is payable in equal monthly installments of principal and/or interest, which installments are subject to change due to adjustments to the Mortgage Interest Rate and/or Monthly Payment on each Interest Rate Adjustment Date or Monthly Payment Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage
Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the related Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable in the secondary mortgage market and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is capable of being lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. If the Mortgage Loan is identified as "owner-occupied" in the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. To the Seller's knowledge, there are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally except for the non-prime nature of the Mortgage Loans and the related Mortgagor's credit. No Mortgaged Property is located in a state, city, county or other local jurisdiction as described in the related Purchase Price and Terms Agreement which the Purchaser has determined in its reasonable good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage, if any, and any other documents required to be delivered to the Custodian under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is in conformance with the related Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision (subject to applicable law) for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property. Additionally, there is no proceeding pending for the total or partial condemnation of the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and, if established for the Mortgage Loan, has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid by the Seller to the Mortgagor pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan fits within the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the related Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

            (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser who (i) was licensed in the state where the Mortgaged Property is located, (ii) had no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) did not receive compensation that affected the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed one or more statements to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement(s) in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made to finance the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) [Reserved].

            (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (ss) Credit Information; Fair Credit Reporting Act. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, the Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. The last sentence of the representation is a Deemed Material Breach Representation;

            (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to applicable law. Each such prepayment penalty (x) is in an amount not greater than the maximum amount permitted under applicable law and (y) may not be imposed for a term in excess of five (5) years. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) prior to the Mortgage Loan origination, the Mortgagor had the option of obtaining a mortgage loan that did not require payment of such a penalty and
(iii) the prepayment penalty was adequately disclosed to the Mortgagor pursuant to applicable state, local and federal law. Clause (y) of the third sentence of this representation and warranty is a Deemed Material and Adverse Representation;

            (vv) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (ww) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (xx) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion and as described in the related Purchase Price and Terms Agreement. The first two sentences of this representation are Deemed Material Breach Representations;

            (yy) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation and warranty is a Deemed Material Breach Representation;

            (zz) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or an Illinois land trust or a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (aaa) Insurance. The Seller has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (bbb) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ccc) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been or will be assigned without penalty, cost or premium to the Purchaser;

            (ddd) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (eee) Origination Date. Except as shown on the related Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (fff) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (ggg) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (hhh) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (iii) No Construction Loans. No Mortgage Loan was made to (a) facilitate the trade-in or exchange of a Mortgaged Property or (b) finance the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (jjj) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (kkk) No Arbitration. No Mortgage Loan originated on or after August 1, 2004 requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (lll) Origination Practices/No Steering. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. This representation is a Deemed Material Breach Representation;

            (mmm) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such facts as, without limitation, the Mortgagor's income, assets and liabilities (except in the case of loan programs which do not require the Mortgagor to report the Mortgagor's income or assets, such as "no income, no assets" lending programs) or which rely on the Mortgagor's representation of the Mortgagor's income, such as "stated income" lending programs) to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (nnn) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (ooo) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (4) except as set forth on the related Mortgage Loan Schedule, the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. Item (4) of this representation is a Deemed Material Breach Representation.

            Subsection 9.03. Remedies for Breach of Representations and Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or, subject to Section 5, the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans materially and adversely affected thereby shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either
(a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            With respect to any repurchase under this Section 9.03: (i) the repurchase request must be made by the Purchaser in a prompt and timely manner and must contain reasonably sufficient information to enable the Seller to evaluate the request, including in the case of a first payment default, the payment history, collection comments and such other information to the extent reasonably requested by Seller and available to the Purchaser, (ii) with respect to any Mortgage Loan that was never included in a Securitization Transaction, the Purchaser shall use best efforts to notify the Seller of any known breach of a representation and warranty and require the Seller to repurchase such Mortgage Loan prior to foreclosure procedures commencing on such Mortgage Loan.

            Upon Purchaser's receipt of the related Repurchase Price, Purchaser shall (i) promptly release its interest in the Deleted Mortgage Loan to the Seller, free and clear of any lien, charge or encumbrance suffered or incurred by the Purchaser, and (ii) promptly, but in no event later than twenty (20) days after payment of the Repurchase Price, deliver or cause to be delivered to the Seller any documents held by the Custodian, servicer or other designee relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

            If any Mortgage Loan is prepaid in full within sixty (60) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within five (5) business days following the Seller's receipt of written demand therefore, which demand must be made within forty-five (45) days following the date of such prepayment in full, an amount equal to (a) the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full, less (b) the amount of any prepayment penalty enforceable in connection with such prepayment.

            Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults.

            If the related Mortgagor is thirty (30) or more days delinquent with respect to either the Mortgage Loan's Monthly Payment due in the month in which the Closing Date occurs or the Monthly Payment due in the month following the month of the Closing Date, the Seller, at the Purchaser's option exercised in its sole discretion within forty-five (45) days following the occurrence of such delinquency, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            Subsection 9.06. Purchaser's Right to Review.

            Prior to the related Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

            All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

            Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement; provided, however, that Purchaser may not demand a repurchase or other relief or remedy due to the failure of a Mortgage Loan to comply with the Underwriting Guidelines if the Purchaser or its designee has previously examined such Mortgage Loan and certain exceptions to the Underwriting Guidelines were noted and accepted by the Purchaser prior to the purchase of such Mortgage Loan.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two (2) Business Days prior to the related Closing Date, or such later date on which the Purchaser has identified to the Seller the final list of Mortgage Loans the Purchaser desires to purchase, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account(s) designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            1. this Agreement (to be executed and delivered only for the initial Closing Date);

            2. a copy of the Interim Servicing Agreement, dated as of October 1, 2003;

            3. a copy of the Custodial Agreement, dated as of October 1, 2003;

            4. the related Mortgage Loan Schedule and Points Schedule, segregated by Mortgage Loan Package, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

            5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

            6. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

            7. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

            8. a Security Release Certification, substantially in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

            9. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            10. the related Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

            11. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

            12.   Exhibit B to the related Assignment and Conveyance Agreement;
                  and

            13. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan (to be delivered within one Business Day of each Closing
                  Date).

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees and the fees and expenses of the Custodian. All other costs and expenses incurred in connection with the one-time transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect six (6) Reconstitutions within twelve (12) months following the related Closing Date of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                  a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                  b)    Freddie Mac (the "Freddie Mac Transfer"); or

                  c) one or more third party purchasers in one or more Whole Loan Transfers; or

                  d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel as to customary corporate matters (which may be an in house opinion of counsel) with respect to such Reconstitution Agreements but only to the extent that such opinions are customarily delivered and reasonably necessary; provided, however that Seller shall not be required to service into a securitization and/or be a party to the pooling and servicing agreement unless Seller consents in its sole discretion.

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements reasonably required by the Purchaser; (3) to restate the representations and warranties as set forth in the Assignment and Recognition Agreement , a form which is attached as Exhibit I. The Seller shall use its reasonable best efforts to provide to such master servicer or issuing entity, as the case may be, and any other participants or purchasers in such
Reconstitution: (i) any and all appropriate information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall reasonably request; and (ii) such additional representations, warranties, covenants and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant and as are reasonably acceptable to the Seller; and (iii) shall execute, and deliver an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit J. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            If the Seller is required to engage a third party to fulfill a request pursuant to the foregoing paragraphs of this section, the Purchaser shall reimburse the Seller for any reasonable out-of-pocket costs incurred by the Seller with respect to such third party.

            Except with respect to each MERS Designated Mortgage Loan, in the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall, to the extent not previously performed, prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, in form and substance required by this Agreement, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each such Assignment of Mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this
Section 14.01) and related costs, judgments, and any other reasonable costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02. Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. Upon reasonable request, the Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. Immediately following the release of the lien of the Seller's warehouse lender on each Mortgage Loan, the Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                  (i)   if to the Seller:

                        Accredited Home Lenders, Inc.
                        15090 Avenue of Science
                        San Diego, California  92128
                        Attention: Jeff Crawford
                        Fax: 858-676-8114
                        Email: jcrawford@accredhome.com

                        with a copy to:

                        Accredited Home Lenders, Inc.
                        15090 Avenue Science
                        San Diego, California 92128
                        Attention: Melissa Dant
                        Fax: 858-521-0614
                        Email: mdant@accredhome.com

                  (ii)  if to the Purchaser:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: Christopher Connelly
                        Fax: 212-891-6288
                        Email: c.connelly@ixiscm.com

                        with a copy to:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: General Counsel
                        Fax: 212-891-1922
                        Email: a.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. Except as set forth under Section 14.02 above, this Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may not be unreasonably withheld. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, for Mortgage Loans which are not registered with MERS, each of the Assignments of Mortgage is subject to recordation in the appropriate public offices for real property records in the county or other comparable jurisdictions in which the related Mortgaged Property is situated, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

            SECTION 29. No Solicitation.

            From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

            SECTION 31. Compliance with Regulation AB

            Subsection 31.01. Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. Furthermore, the Purchaser and the Seller agree that if any such changes in the interpretations of the requirements of Regulation AB materially affect this
Article 31, then the Purchaser and the Seller will amend such affected provisions in accordance with this Section 31. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

            The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 31.02. Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 31.03. Information to Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Subsection, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Subsection. Notwithstanding the foregoing, it is understood and agreed that (1) the information required pursuant to Items 1103(a)(1), 1110(a) and 1119 of Regulation AB (including the information required pursuant to subparts (a)(A), (a)(D) and (c)(i)(B) of this Subsection 33.03) shall only be required to the extent that mortgage loans originated by the Seller or a Third Party Originator, as the case may be, in the related Securitization Transaction comprise 10% or more (or such other percentage as may be required from time to time under Regulation AB) of the aggregate pool of mortgage loans in such Securitization Transaction, (2) the information required pursuant to Items 1110(b) and 1117 of Regulation AB (including the information required pursuant to subparts (a)(B), (a)(C) and (c)(i)(A) of this Subsection 33.03) shall only be required to the extent that mortgage loans originated by the Seller or a Third Party Originator, as the case may be, in the related Securitization Transaction comprise 20% or more (or such other percentage as may be required from time to time under Regulation AB) of the aggregate pool of mortgage loans in such Securitization Transaction and (3) the information required pursuant to Item 1105 of Regulation AB (including the information required pursuant to subpart (b) below) shall only be required in Securitization Transactions in which such Static Pool Information is material, as determined by the Purchaser or Depositor in its sole reasonable determination of the requirements of Regulation AB. Notwithstanding the foregoing, neither the Purchaser nor any Depositor shall exercise its right to request delivery of such information or other performance under these provisions other than in good faith or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

            (a) Subject to the provisions of the preceding paragraph, if so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or
(ii) each Third Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum.

            (i) the originator's form of organization;

            (ii) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originator's credit granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

            (iii) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third Party Originator; and

            (iv) a description of any affiliation or relationship between the Seller, each Third Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

            (1)   the sponsor;

            (2)   the depositor;

            (3)   the issuing entity;

            (4)   any servicer;

            (5)   any trustee;

            (6)   any originator;

            (7)   any significant obligor;

            (8)   any enhancement or support provider; and

            (9)   any other material transaction party.

            (b) Subject to the provisions of the initial paragraph of this Section, if so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1) (3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved].

            (d) Subject to the provisions of the initial paragraph of this Section, if so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset backed securities, the Seller shall (or shall cause each Third Party Originator to) (i) notify the Purchaser and any Depositor in writing of
(A) any material litigation or governmental proceedings pending against the Seller or any Third Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third Party Originator and any of the parties specified in clause (vi) of paragraph (a) of this Subsection (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            (e) With respect to those Mortgage Loans that were sold to the Purchaser pursuant to this Agreement, the Purchaser shall, to the extent consistent with then-current industry practice, cause the servicer (or another party) to be obligated to provide information, upon request by Seller in the form customarily provided by such servicer or other party (which need not be customized for the Seller) with respect to the Mortgage Loans reasonably necessary for the Seller to comply with its obligations under Regulation AB, including, without limitation, providing to the Seller Static Pool Information, as set forth in Item 1105(a)(2) and (3) of Regulation AB (such information provided by the servicer or such other party, the "Loan Performance Information").

            Subsection 31.04. Indemnification; Remedies.

            (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

            (b) In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third Party Originator.

            (c) The Purchaser shall indemnify the Seller, each affiliate of the Seller and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in the Loan Performance Information or (B) the omission or alleged omission to state in the Loan Performance Information a material fact required to be stated in the Loan Performance Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Loan Performance Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Loan Performance Information or any portion thereof is presented together with or separately from such other information; or

            (ii) any failure by the Purchaser or by the related servicer to deliver any Loan Performance Information as required under Subsection 31.03(e).

                     [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                          IXIS REAL ESTATE CAPITAL INC.
                                                (Purchaser)



                                          By:_________________________________
                                          Name:
                                          Title:



                                          By:_________________________________
                                          Name:
                                          Title:



                                          ACCREDITED HOME LENDERS, INC.
                                                (Seller)



                                          By:_________________________________
                                          Name:
                                          Title:

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of , without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon;

            (g) the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a true copy of the related policy binder, preliminary report or commitment for title; and

            (h) any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            Notwithstanding the foregoing, in connection with any item described above in clauses (c) or (f), if the Seller cannot deliver or cause to be delivered the original of any such item with evidence of recording thereon on or prior to the related Closing Date because of a delay caused by the public recording office where such item has been delivered for recordation or because such item has been lost or because such public recording office retains the original recorded item (each such item, a "Delayed Document"), the Seller shall deliver or cause to be delivered to the Custodian, (i) in the case of a delay caused by the public recording office, a photocopy of such Delayed Document, together with an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) to the effect that such copy is a true and correct copy of the Delayed Document that has been dispatched to the appropriate public recording office for recordation (and the original recorded Delayed Document or a copy of such Delayed Document certified by such public recording office to be a true and complete copy of the original recorded Delayed Document will be promptly delivered to the Custodian upon receipt thereof by the Seller); or (ii) in the case of a Delayed Document where a public recording office retains the original recorded Delayed Document or in the case where a Delayed Document is lost after recordation in a public recording office, a copy of such Delayed Document certified by such public recording office to be a true and complete copy of the original recorded Delayed Document.

            In the event of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

                                   [RESERVED]

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Executive/Assistant] [Vice] President of Accredited Home Lenders, Inc., a state chartered institution organized under the laws of the [State of ____________] (the "Company"), and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof without amendment, waiver, rescission or modification.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof without amendment, waiver, rescission or modification.

            3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver agreements such as the Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), the Interim Servicing Agreement, dated as of October 1, 2003, by and between the Company and the Purchaser (the "Interim Servicing Agreement") and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original signature, and such resolutions are in effect on the date hereof without amendment, waiver, rescission or modification.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Interim Servicing Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement and the Interim Servicing Agreement conflicts or will conflict with or results or will result in a material breach of or constitutes or will constitute a material default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            7. To the best of my knowledge, except as disclosed in filings with the Securities Exchange Commission by the Seller or its Affiliates, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement and the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement and the Interim Servicing Agreement.

            8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered before or on the date hereof in connection with any purchase described in the agreements set forth above, other than endorsements of Mortgage Notes, was, at the respective times of such signing and delivery, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement and the Interim Servicing Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________                    By:______________________________
                                                 Name:
[Seal]                                           Title: [Executive/Assistant]
                                                 [Vice] President

            I, ________________________, an [Assistant] Secretary of Accredited Home Lenders, Inc., hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________                    By:_____________________________
                                                 Name:________________________
                                                 Title: [Assistant] Secretary

                                  EXHIBIT 5 to

                         Company's Officer's Certificate

NAME                        TITLE                       SIGNATURE

________________________    ________________________    ________________________

________________________    ________________________    ________________________

________________________    ________________________    ________________________

________________________    ________________________    ________________________

________________________    ________________________    ________________________

________________________    ________________________    ________________________

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER

                           AND INTERIM SERVICER (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to Accredited Home Lenders, Inc. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of August 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, and serviced pursuant to an Interim Servicing Agreement, dated as of October 1, 2003 by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We] [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Interim Servicing Agreement;

            3. the form of Assignment of Mortgage [for a Mortgage Loan secured by a Mortgaged Property located in the State of California];

            4.    the form of endorsement of the Mortgage Notes; and

            5. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

      1. The Company and the Interim Servicer is a corporation duly organized, validly existing and in good standing under the laws of the United States and is qualified to transact business in, and is in good standing under, the laws of the State of California.

      2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

      3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

      4. Each of the Company and the Interim Servicer has been duly authorized to allow certain of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party and to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officers of the Company executing the endorsements to the Mortgage Notes and any Assignments of Mortgages represents the legal and valid signatures of said officers of the Company.

      5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

      6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a material breach of or constitutes or will constitute a material default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

      7. Except as disclosed in filings with the Securities Exchange Commission by the Company or its Affiliates, there is no action, suit, proceeding or investigation pending or, to my knowledge, threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

      8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

      9. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of any Assignments of Mortgage, the transfer to the Purchaser, or its designee, in the MERS System of beneficial ownership of each MERS Designated Mortgage Loan, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            I am admitted to the bar of the State of California, and I express no opinion as to the laws of any other jurisdiction except as to matters that are governed by federal law. This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date. I make no undertaking to supplement or update this opinion if, after the date hereof, facts or circumstances come to my attention or changes in the law occur which could affect such opinion.

                                       Very truly yours,


                                       ------------------------------------
                                                      [Name]
                                           [Assistant] General Counsel

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                    ___________________, _____


________________________
________________________
________________________

Attention: ___________________________
           ___________________________

            Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that Accredited Home Lenders, Inc., a corporation organized pursuant to the laws of the State of California (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under an Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,


                                       _______________________________________

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________



Acknowledged and approved:

__________________________



By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            Upon receipt of the sum of $________ in immediately available funds in accordance with wiring instructions separately provided, the financial institution named below hereby relinquishes any and all right, title and interest it may have in the Mortgage Loans identified in the attached schedule to be purchased by IXIS Real Estate Capital Inc. from Accredited Home Lenders, Inc. (the "Company"), and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

      ________________________________
            (Name)

      ________________________________
            (Address)

      By:_____________________________

                          II. Certification of Release

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc., the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                          ______________________________

                                          By:___________________________
                                          Title:________________________
                                          Date:_________________________

                                  EXHIBIT G

                                  [RESERVED]

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

            On this ___ day of __________, ____, ___________________ ("Seller"),
as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Interim Servicing Agreement, dated as of October 1, 2003 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The contents of each Servicing File required to be retained by Accredited Home Lenders, Inc. ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                          ACCREDITED HOME LENDERS, INC.


                                          By:_________________________________
                                          Name:
                                          Title:



Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.


By:___________________________________
   Name:
   Title:

By:___________________________________
   Name:
   Title:

                                    EXHIBIT A

                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                              THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B

                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

   REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                    EXHIBIT C

                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and Accredited Home Lenders, Inc. (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of August 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [___] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [___], 200[_] (the "Pooling Agreement"), among the Assignee, the Assignor, [___], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [ ], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans,
(iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

            (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

            (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

            (c) Except as has already been obtained, no consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

            (d) Except as disclosed in public filings with the Securities Exchange Commission by the Company or its affiliates, there is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Subsection
9.01 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, and that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                          ACCREDITED HOME LENDERS, INC.


                                          By:_________________________________
                                          Name:_______________________________
                                          Its:________________________________


                                          IXIS REAL ESTATE CAPITAL INC.


                                          By:_________________________________
                                          Name:_______________________________
                                          Its:________________________________


                                          By:_________________________________
                                          Name:_______________________________
                                          Its:________________________________


                                          [ASSIGNEE]

                                          By:_________________________________
                                          Name:_______________________________
                                          Its:________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

             REPRESENTATIONS AND WARRANTIES AS TO THE MORTGAGE LOANS

            The Company hereby represents and warrants as to each Mortgage Loan, as of the date on which the Company transferred servicing of the Mortgage Loan to the Purchaser, or its designee (the "Servicing Transfer Date"), unless otherwise set forth below:

            (a) [Reserved];

            (b) Payments Current. Except as set forth on the Mortgage Loan Schedule delivered to the Purchaser by the Company on the Servicing Transfer Date, no payment required to be made up to the Transfer Date under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan;

            (c) No Outstanding Charges. Except as set forth on the Mortgage Loan Schedule delivered to the Purchaser by the Company on the Servicing Transfer Date, to the Company's knowledge as of the Servicing Transfer Date there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. As of the closing date for the Securitization Transaction (the "Securitization Closing Date"), except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and/or interest, including, without limitation, taxes and insurance payments, the Company has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. As no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was funded;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the purchase transactions contemplated by this Agreement. As of the Securitization Closing Date, the Company has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

            (g) Compliance with Applicable Laws. As of the Securitization Closing Date, any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Charges, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Company shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Notwithstanding the foregoing, the Company shall not be responsible for a breach of a federal, state or local law, other than those governing (i) the origination and (ii) servicing of the Mortgage Loans by the Company during the interim servicing period, following the Transfer Date;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated (except to a senior mortgage in the case of a Second Lien Loan) or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the related Mortgage Loan Schedule, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate, and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development; provided, however, that no residence or dwelling is a mobile home and any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Company as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and, to the Company's knowledge as of the Servicing Transfer Date, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                  (i) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                  (ii) the lien of current real property taxes and assessments not yet due and payable;

                  (iii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable (subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity) and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Company has full right to sell and assign the same to Purchaser. With respect to each Second Lien Loan, the Mortgaged Property was not, as of the date of origination of such Second Lien Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity (including, without limitation, any provisions therein relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. As of the Securitization Closing Date, no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Company has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. Except to the extent the Mortgage Loan is subject to completion escrows which have been disclosed to and acknowledged by the Purchaser and which meet the requirements of the Underwriting Guidelines and as to which a completed Fannie Mae Form 442 has been delivered to the Purchaser within sixty (60) days after the related Closing Date, as of the Securitization Closing Date, the Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. As of the Securitization Closing Date, all costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. As of the Closing Date, the Company or MERS was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Company retained the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. As of the Closing Date, upon payment of the related Purchase Price, the Mortgage Loan was not assigned or pledged, and the Company had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and had full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the Purchase Agreement and immediately following the sale of each Mortgage Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest related to the Company. As of the Closing Date, the Company intended to relinquish all rights to possess, control and monitor the Mortgage Loan. Since the Closing Date, the Company has had and will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Company has had and will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in the Purchase Agreement;

            (n) Doing Business. As of the Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business, or exempt from such qualification, in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. As of the Securitization Closing Date, no Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100% and no Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1),
(2) and (3) of paragraph (j) of this Exhibit B, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Company, its successor and assigns, are the sole insureds of such lender's title insurance policy, and to the Company's knowledge as of the Servicing Transfer Date, such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the purchase transactions contemplated by this Agreement. Except as disclosed in writing by the Company to the Purchaser on or prior to the Servicing Transfer Date, no claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

            (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, as of the Closing Date and to the Company's knowledge as of the Servicing Transfer Date (except as set forth on the Mortgage Loan Schedule delivered by the Company to the Purchaser on the Servicing Transfer Date), there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Company nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, as of the Closing Date and to the Company's knowledge as of the Servicing Transfer Date, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note and (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law or the related Mortgage requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. Except as insured against by the related title insurance, as of the Closing Date and to the Company's knowledge as of the Servicing Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Servicing Transfer Date), there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. As of the Closing Date and to the Company's knowledge as of the Servicing Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Servicing Transfer Date), the Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. As of the Securitization Closing Date, the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal and/or interest payments on the Mortgage Loan commenced or will commence no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Interest Rate is required to be adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap, the Periodic Rate Floor and the Lifetime Rate Cap. Subject to a "balloon" payment in the case of a Balloon Mortgage Loan, the Mortgage Note is payable in equal monthly installments of principal and/or interest, which installments are subject to change due to adjustments to the Mortgage Interest Rate and/or Monthly Payment on each Interest Rate Adjustment Date or Monthly Payment Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan or an Interest Only Mortgage
Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the related Underwriting Guidelines. The Mortgage Note and Mortgage are on forms acceptable in the secondary mortgage market and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date, and to the Company's knowledge as of the Servicing Transfer Date, the Mortgaged Property is capable of being lawfully occupied under applicable law. As of the Closing Date, and to the Company's knowledge as of the Servicing Transfer Date, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Company has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Company has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. If the Mortgage Loan is identified as "owner-occupied" in the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and as of the Closing Date, and to the Company's knowledge as of the Servicing Transfer Date, so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. To the Company's knowledge as of the Servicing Transfer Date, there are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Company generally except for the non-prime nature of the Mortgage Loans and the related Mortgagor's credit. No Mortgaged Property is located in a state, city, county or other local jurisdiction as described in the related Purchase Price and Terms Agreement which the Purchaser has determined in its reasonable good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage, if any, and any other documents required to be delivered to the Custodian under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Company is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A to the Purchase Agreement, except for such documents the originals of which have been delivered to the Custodian, and the Company has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. As of the Securitization Closing Date, if the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is in conformance with the related Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. As of the Securitization Closing Date, except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision (subject to applicable law) for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable, subject to applicable law;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Company, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Company has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. As of the Securitization Closing Date, any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. As of the Closing Date, and to the Company's knowledge as of the Securitization Closing Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Securitization Closing Date), there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. As of the Closing Date, and to the Company's knowledge as of the Securitization Closing Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Securitization Closing Date), the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. As of the Closing Date, there have not been any condemnation proceedings with respect to the Mortgaged Property.

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of, or under the control of, the Company through the Servicing Transfer Date, and, as of such date, there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made that will be assigned without penalty, premium or cost to the Purchaser. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser. All Escrow Payments collected by the Company have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and all escrows that have been established have been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized by the Company under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid by the Company to the Mortgagor pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan fits within the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. Except as disclosed in writing by the Company to the Purchaser on or prior to the Servicing Transfer Date, to the Company's knowledge, no action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Company has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Company or by any officer, director, or employee of the Company or any designee of the Company or any corporation in which the Company or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. As of the Closing Date, and to the Company's knowledge as of the Servicing Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Servicing Transfer Date), the Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. As of the Closing Date, and to the Company's knowledge as of the Servicing Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Servicing Transfer
Date), there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue. As of the Closing Date, based upon customary and prudent residential mortgage industry underwriting standards, and as of the Servicing Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Servicing Transfer Date), in each case to the Company's knowledge, there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property, and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers Civil Relief Act. The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act, or any similar state statute;

            (nn) Appraisal. The Company has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser who (i) was licensed in the state where the Mortgaged Property is located, (ii) had no interest, direct or indirect, in the Mortgaged Property or in any Mortgage Loan or the security therefor, and (iii) did not receive compensation that affected the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty
(180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Company shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. As of the Securitization Closing Date, the Mortgagor has, to the extent required by applicable law, executed one or more statements to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Company has complied with all applicable law with respect to the making of the Mortgage Loans. The Company shall cause the Interim Servicer to maintain such statement(s) in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. As of the Securitization Closing Date, the Mortgage Loan was not made to finance the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Qualified Mortgage. As of the Closing Date, the Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (rr) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Company to the Purchaser, the Company has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Company shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Company has in its capacity as a servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

            (ss) Leaseholds. As of the Closing Date, and to the Company's knowledge as of the Servicing Transfer Date, if the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default,
(b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (tt) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to applicable law. Each such prepayment penalty is in an amount not greater than the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five (5) years;

            (uu) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (vv) Escrow Analysis. With respect to each Mortgage, the Company has within the twelve months preceding the Closing Date (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (ww) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion and as described in the related Purchase Price and Terms Agreement;

            (xx) Single-premium credit life insurance policy. As of the Securitization Closing Date, in connection with the origination of the Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy, credit disability, credit unemployment or credit property insurance policy;

            (yy) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or an Illinois land trust or a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (zz) Insurance. The Company has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (aaa) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (bbb) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been or will be assigned without penalty, cost or premium to the Purchaser;

            (ccc) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (ddd) Origination Date. Except as shown on the related Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan was first purchased by the Purchaser;

            (eee) Mortgage Submitted for Recordation. As of the Closing Date, and to the Company's knowledge as of the Servicing Transfer Date, the Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (fff) Endorsements. The Mortgage Note has been endorsed by Company for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (ggg) Accuracy of Information. All information provided to the Purchaser by the Company with respect to the Mortgage Loan was accurate in all material respects;

            (hhh) No Construction Loans. No Mortgage Loan was made to (a) facilitate the trade-in or exchange of a Mortgaged Property or (b) finance the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (iii) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Company has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor; and

            (jjj) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.

                                    EXHIBIT J

                        FORM OF INDEMNIFICATION AGREEMENT

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, between IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), and Accredited Home Lenders, Inc., a [__________] corporation (the "Seller").

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to an Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

            1. Indemnification and Contribution.

            (a) Seller agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information. The foregoing indemnity agreement is in addition to any liability which Seller may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            As used herein:

            "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

            "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

            (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Seller represents and warrants that:

            (i) Seller is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller;

            (ii) Seller is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Seller will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller or any provision of the charter or bylaws of Seller, or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller is a party or by which it may be bound;

            (iv) except as disclosed in public filings with the Securities Exchange Commission by Seller or its affiliates, (a) no proceeding of or before any court, tribunal or governmental body is currently pending or,
      (b) to the knowledge of Seller, threatened against Seller or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller];

            (v) Seller has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

            (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer]; and

            (vii) This representation should only be included if the Mortgage Loans comprise 20% or more of the loans in the pool. The Indemnifying Party represents that except as disclosed in writing to the Underwriters or the Depositor: (i) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Indemnifying Party or any Third-Party Originator (as defined in the Purchase Agreement); and (ii) there are no affiliations, relationships or transactions relating to the Indemnifying Party or any Third-Party Originator with respect to any Securitization Transaction (as defined in the Accredited Purchase Agreement) and the list of parties provided to the Indemnifying Party in writing by the Depositor on or prior to the date hereof.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller will be mailed, delivered or telegraphed and confirmed to Accredited Home Lenders, Inc., 15090 Avenue of Science, San Diego, California 92128; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS, 9 West 57th Street, New York, New York 10019, Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                          IXIS REAL ESTATE CAPITAL INC.


                                          By:_________________________________
                                          Name:
                                          Title:


                                          By:_________________________________
                                          Name:
                                          Title:

                                          ACCREDITED HOME LENDERS, INC.


                                          By:_________________________________
                                          Name:
                                          Title:

                                   EXHIBIT CC

                                 CIT AGREEMENTS


                      ASSIGNMENT AND RECOGNITION AGREEMENT

      THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated April 30, 2007 ("Agreement"), among Natixis Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and The CIT Group/Consumer Finance, Inc. (the "Company"):

         For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

         1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Interim Servicing Agreement, dated as of January 1, 2007 (the "Purchase Agreement"), between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans and (y) other than as provided below with respect to the enforcement of representations and warranties, none of the obligations of the Assignor under the Purchase Agreement.

         The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or (b) to any premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 9.03 and
9.05 of the Purchase Agreement or (iii) any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Recognition of the Company

         2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Natixis Real Estate Capital Trust 2007-HE2 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of April 1, 2007 (the "Pooling Agreement"), among the Assignee, the Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage Loans, (iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

         3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) as of the date hereof that:

           (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

           (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

           (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

           (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

         4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 (other than (i) the clause "nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan" or (ii) the last sentence of section 9.02(b) as it applies to Monthly Payments due after the date hereof) of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties, except that (iii) the representation and warranty set forth in Section 9.02(a) shall, for purposes of this Agreement, relate to the Mortgage Loan Schedule attached hereto, and (iv) the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the following representation and warranty is true and correct as of the date hereof as if such representation and warranty was made of the date hereof: No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law.

Remedies for Breach of Representations and Warranties

         5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05, or any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Miscellaneous

         6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

         8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

         9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

         10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

         11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

         12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                             MORGAN STANLEY ABS CAPITAL I INC.

                                             By:   /s/ Valerie Kay
                                                --------------------------------
                                                 Name: Valerie Kay
                                                 Its: Vice President

                                             NATIXIS REAL ESTATE CAPITAL INC.

                                             By:   /s/ Anthony Malanga
                                                --------------------------------
                                                 Name: Anthony Malanga
                                                 Its: Managing Director

                                             By:   /s/ Christopher Hayden
                                                --------------------------------
                                                 Name: Christopher Hayden
                                                 Its: Managing Director

                                             THE CIT GROUP/CONSUMER FINANCE,
                                                INC.

                                             By:   /s/ Ed Tomasso
                                                --------------------------------
                                                 Name: Ed Tomasso
                                                 Its: Vice President

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

==============================================================================

            MORTGAGE LOAN PURCHASE AND INTERIM SERVICING AGREEMENT

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                      The CIT Group/Consumer Finance, Inc.
                    The CIT Group/Consumer Finance, Inc. (NY)
                   The CIT Group/Consumer Finance, Inc. (TN),

                                     Seller

                           Dated as of January 1, 2007

        Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

==============================================================================

                                TABLE OF CONTENTS



SECTION 1.     DEFINITIONS......................................................

SECTION 2.     AGREEMENT TO PURCHASE............................................

SECTION 3.     MORTGAGE SCHEDULES...............................................

SECTION 4.     PURCHASE PRICE...................................................

SECTION 5.     EXAMINATION OF MORTGAGE FILES....................................

SECTION 6.     CONVEYANCE FROM SELLER TO PURCHASER..............................

   Subsection 6.01.  Conveyance of Mortgage Loans; Possession of
                     Servicing Files............................................

   Subsection 6.02.  Books and Records..........................................

   Subsection 6.03.  Delivery of Mortgage Loan Documents........................

   Subsection 6.04.  Quality Control Procedures.................................

   Subsection 6.05.  MERS Designated Mortgage Loans.............................


SECTION 7.     SERVICING OF THE MORTGAGE LOANS..................................

   Subsection 7.01.  Servicing Rights...........................................

   Subsection 7.02.  Interim Servicer to Act as Servicer........................

   Subsection 7.03.  Collection of Mortgage Loan Payments.......................

   Subsection 7.04.  Remittances................................................

   Subsection 7.05.  Statements to Purchaser....................................

   Subsection 7.06.  Annual Statement as to Compliance..........................

   Subsection 7.07.  Right to Examine Interim Servicer Records..................

   Subsection 7.08.  Compliance with Gramm Leach Bliley Act of 1999.............

   Subsection 7.09.  Payment of Taxes, Insurance and Other Charges..............

   Subsection 7.10.  Maintenance of Hazard Insurance............................

   Subsection 7.11.  Servicing Compensation.....................................

   Subsection 7.12.  No Securitizations Serviced by Servicer....................

SECTION 8.     TRANSFER OF SERVICING............................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..............................................

   Subsection 9.01.  Representations and Warranties Regarding the
                     Seller.....................................................

   Subsection 9.02.  Representations and Warranties Regarding
                     Individual Mortgage Loans..................................

   Subsection 9.03.  Remedies for Breach of Representations and
                     Warranties.................................................

   Subsection 9.04.  Repurchase of Mortgage Loans That Prepay in Full...........

   Subsection 9.05.  Repurchase of Mortgage Loans with First Payment
                     Defaults...................................................

   Subsection 9.06.  Purchaser's Right to Review................................

SECTION 10.    CLOSING..........................................................

SECTION 11.    CLOSING DOCUMENTS................................................

SECTION 12.    COSTS............................................................

SECTION 13.    COOPERATION OF SELLER WITH A RECONSTITUTION......................

SECTION 14.    THE SELLER.......................................................

   Subsection 14.01. Additional Indemnification by the Seller; Third
                     Party Claims...............................................

   Subsection 14.02. Merger or Consolidation of the Seller......................

SECTION 15.    FINANCIAL STATEMENTS.............................................

SECTION 16.    MANDATORY DELIVERY; GRANT OF SECURITY INTEREST...................

SECTION 17.    NOTICES..........................................................

SECTION 18.    SEVERABILITY CLAUSE..............................................

SECTION 19.    COUNTERPARTS.....................................................

SECTION 20.    GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF
               PROCESS..........................................................

SECTION 21.    INTENTION OF THE PARTIES.........................................

SECTION 22.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.........

SECTION 23.    WAIVERS..........................................................

SECTION 24.    EXHIBITS.........................................................

SECTION 25.    GENERAL INTERPRETIVE PRINCIPLES..................................

SECTION 26.    REPRODUCTION OF DOCUMENTS........................................

SECTION 27.    FURTHER AGREEMENTS...............................................

SECTION 28.    RECORDATION OF ASSIGNMENTS OF MORTGAGE...........................

SECTION 29.    NO SOLICITATION..................................................

SECTION 30.    WAIVER OF TRIAL BY JURY..........................................

SECTION 31.    COMPLIANCE WITH REGULATION AB....................................

   Subsection 31.01. Intent of the Parties; Reasonableness......................

   Subsection 31.02. Additional Representations and Warranties of the
                     Seller.....................................................

   Subsection 31.03. Information to Be Provided by the Seller...................

   Subsection 31.04. Indemnification; Remedies..................................

                                   EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      FORM OF REG AB DISCLOSURE

EXHIBIT C      FORM OF OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
               SERVICER

EXHIBIT E      DELINQUENCY COLLECTION PRACTICES AND PROCEDURES

EXHIBIT F      [RESERVED]

EXHIBIT G      [RESERVED]

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

             MORTGAGE LOAN PURCHASE AND INTERIM SERVICING AGREEMENT

      This MORTGAGE LOAN PURCHASE AND INTERIM SERVICING AGREEMENT (the "Agreement"), dated as of January 1, 2007, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and The CIT Group/Consumer Finance, Inc., a Delaware Corporation, The CIT Group/Consumer Finance, Inc. (NY), a New York Corporation, The CIT Group/Consumer Finance, Inc.
(TN), a Tennessee Corporation, having an office at 1 CIT Drive, Livingston, New Jersey 07039 (the "Seller").

                             W I T N E S S E T H:

      WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

      WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

      WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans; and

      WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

      NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

      SECTION 1. Definitions.

      For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

      Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

      Act: The National Housing Act, as amended from time to time.

      Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

      Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      Agreement: This Mortgage Loan Purchase and Interim Servicing Agreement and all amendments hereof and supplements hereto.

      ALTA: The American Land Title Association and its successors in interest.

      Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

      Assignment and Conveyance Agreement: As defined in Subsection 6.01.

      Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

      Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

      Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

      Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

      CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

      Code: Internal Revenue Code of 1986, as amended.

      Commission: The United States Securities and Exchange Commission.

      Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

      Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

      Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

      Credit Files: As defined in Section 5 herein.

      Custodial Account: The account created and maintained pursuant hereto which shall be an Eligible Account.

      Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

      Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

      Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

      Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

      Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

      Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to this Agreement.

      Delinquent Mortgage Loan: Any Mortgage Loan that has failed to make its scheduled Monthly Payment in the calendar month such payment is due.

      Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

      Determination Date: The fifth (5th) Business Day of the month.

      Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

      Eligible Account: An account maintained in a non-trust account without FDIC or other insurance in an institution having (i) one of the two highest short-term debt ratings, and one of the two highest long-term debt ratings of S&P or Moody's; or (ii) an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of S&P or Moody's. In the event that the institution holding the account described in the immediately preceding sentence fails to meet the applicable ratings requirements the Seller shall proceed under the same standard of care that the Seller would apply to an account holding only its own funds. Any funds in the Eligible Account may be commingled with any other funds, including the proceeds of any other mortgage loans or with funds serviced for other investors.

      Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

      Exchange Act. The Securities Exchange Act of 1934, as amended.

      Fannie Mae: The Federal National Mortgage Association and its successors in interest.

      FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

      FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

      First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

      Fitch: Fitch, Inc. and its successors in interest.

      Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

      Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

      Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

      High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and (ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply as of the date such Mortgage Loan is originated to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

      Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

      HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

      Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

      Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

      Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

      Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

      Interim Servicer: Seller and its successors in interest, and any successor interim servicer under this Agreement.

      Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

      Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

      Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

      Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

      MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

      MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

      MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

      MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

      MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

      Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

      Moody's: Moody's Investors Service, Inc. and its successors in interest.

      Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

      Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

      Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

      Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

      Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

      Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

      Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

      Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

      Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

      Mortgagor: The obligor on a Mortgage Note.

      OCC: Office of the Comptroller of the Currency and its successors in interest.

      Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

      Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, substantially in the form attached hereto.

      OTS: Office of Thrift Supervision and its successors in interest.

      Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

      Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

      Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

      Preliminary Mortgage Schedule: As defined in Section 3.

      Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

      Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

      Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

      Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

      Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

      Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

      Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

      Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

      Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

      Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

      Reconstitution Date: As defined in Section 13.

      Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

      REMIC: A "real estate mortgage investment conduit" within the meaning of
Section 860D of the Code.

      REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

      Remittance Date: The 5th Business Day of the month.

      Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty affecting the value of the Mortgage Loan is found, a price equal to the sum of (i) the then outstanding principal balance of the Mortgage Loan to be repurchased, (ii) accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date prior to such repurchase, provided, however, that accrued and unpaid interest shall not exceed 90 days of accrued interest following the date Purchaser receives notice of such breach of a representation or warranty if Purchaser fails to request Seller to repurchase or cure in accordance with
Section 9.03 within 30 days of Purchaser's receipt of such notice, (iii) the amount of any outstanding advances owed to any servicer, (iv) in the case of a Delinquent Mortgage Loan, any Servicing Fee paid by Purchaser in connection with such Delinquent Mortgage Loan and (v) all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, provided, however, in the event Purchaser fails to provide such Mortgage Loan's pay history and collection comments, Seller shall not be responsible for such costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

      RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

      Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

      Securities Act: The Securities Act of 1933, as amended.

      Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

      Seller: The CIT Group/Consumer Finance, Inc., a Delaware Corporation, The CIT Group/Consumer Finance, Inc. (NY), a New York Corporation, The CIT Group/Consumer Finance, Inc. (TN), a Delaware Corporation, and its successors in interest.

      Seller Information: As defined in Subsection 31.04(a).

      Servicing Fee: With respect to each Mortgage Loan an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the this Agreement.

      Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

      Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

      Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

      Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

      Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

      Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

      Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

      Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

      Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with this Agreement.

      Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

      Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

      SECTION 2. Agreement to Purchase.

      The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

      SECTION 3. Mortgage Schedules.

      The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

      The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

      SECTION 4. Purchase Price.

      The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the Mortgage Interest Rate of those Mortgage Loans from the date interest was last paid through on the Mortgage Loan through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

      The Purchaser shall be entitled to: (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected after the related Cut-off Date, and (3) all payments of interest received after the related Cut-off Date on the Mortgage Loans net of applicable Servicing Fees.

      SECTION 5. Examination of mortgage files.

      At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

      SECTION 6. Conveyance From Seller to Purchaser.

      Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

      The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

      Subsection 6.02. Books and Records.

      Record title to each Mortgage as of the related Closing Date shall be in the name of MERS. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

      The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

      The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon reasonable request, evidence of compliance with all federal, state and local laws, rules and regulations, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports.

      Subsection 6.03. Delivery of Mortgage Loan Documents.

      The Seller shall deliver and release to the Custodian no later than seven
(7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

      The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian.

      The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within one hundred eighty (180) of its submission for recordation.

      In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within one hundred eighty (180) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within sixty (60) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

      The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

      Subsection 6.04. Quality Control Procedures.

      The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

      Subsection 6.05. MERS Designated Mortgage Loans.

      With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

      SECTION 7. Servicing of the Mortgage Loans.

      Subsection 7.01. Servicing Rights.

      The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement, the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

      Subsection 7.02. Interim Servicer to Act as Servicer.

      With respect to the Mortgage Loans in each Mortgage Loan Package purchased by the Purchaser, from and after the related Closing Date, the Interim Servicer, as an independent contractor, shall service and administer the Mortgage Loans during the related Interim Period and shall have full power and authority to do any and all things in connection with such servicing and administration which the Interim Servicer may deem necessary or desirable, consistent with the terms of this Agreement and Accepted Servicing Practices.

      The Interim Servicer may not waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor. Without limiting the generality of the foregoing, the Interim Servicer shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Interim Servicer, the Purchaser shall furnish the Interim Servicer with any powers of attorney and other documents necessary or appropriate to enable the Interim Servicer to carry out its servicing and administrative duties under this Agreement.

      In servicing and administering the Mortgage Loans, the Interim Servicer shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to Accepted Servicing Practices where such practices do not conflict with the requirements of this Agreement, the Mortgage Loan Documents or applicable law, and the Purchaser's reliance on the Interim Servicer.

      The Interim Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Interim Servicer shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof.

      Subsection 7.03. Collection of Mortgage Loan Payments.

      Continuously for thirty (30) days after the related Closing Date, the Interim Servicer shall proceed diligently to collect all payments due under each Mortgage Loan serviced by Interim Servicer when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Interim Servicer shall segregate in its books and records all funds collected and received in connection with the Mortgage Loans. Interim Servicer shall deposit all collections of Mortgage Loan payments into the Custodial Account.

      Subsection 7.04. Remittances.

      On each Remittance Date, the Interim Servicer shall remit by wire transfer of immediately available funds to the Purchaser all amounts reported on the Monthly Remittance Advice.

      Subsection 7.05. Statements to Purchaser.

      Not later than the Remittance Date, the Interim Servicer shall furnish to the Purchaser a Monthly Remittance Advice, with a trial balance report attached thereto in the form of Exhibit K annexed hereto in electronic medium mutually acceptable to the parties as to the preceding remittance and the period ending on the preceding Remittance Date. At a minimum, the trial balance report must contain the fields attached hereto on Schedule 1.

      In addition, not more than 60 days after the end of each calendar year, the Interim Servicer shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

      Such obligation of the Interim Servicer shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Interim Servicer pursuant to any requirements of the Internal Revenue Code as from time to time are in force.

      The Interim Servicer shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority or to the Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Interim Servicer shall provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as the Purchaser may reasonably request from time to time.

      Subsection 7.06. Annual Statement as to Compliance.

      So long as any Mortgage Loans are being serviced hereunder, upon written request, the Interim Servicer shall deliver to the Purchaser, on or before March 1st each year beginning March 1, 2008, and on the related Transfer Date an Officer's Certificate, stating that (i) a review of the activities of the Interim Servicer during the preceding calendar year and of performance under this Agreement has been made under such officer's supervision, and (ii) the Interim Servicer has complied fully with the provisions of Article II and
Article IV, and (iii) to the best of such officer's knowledge, based on such review, the Interim Servicer has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Interim Servicer to cure such default.

      Subsection 7.07. Right to Examine Interim Servicer Records.

      So long as any Mortgage Loans are being serviced hereunder and for a reasonable period after servicing has been transferred, the Purchaser shall have the right to examine and audit any and all of the books, records, or other material information of the Interim Servicer, whether held by the Interim Servicer or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice.

      Subsection 7.08. Compliance with Gramm Leach Bliley Act of 1999.

      With respect to each Mortgage Loan and the related Mortgagor, the Interim Servicer shall comply with Title V of the Gramm Leach Bliley Act of 1999, as amended, and all applicable regulations and guidelines promulgated thereunder, and shall provide all notices required thereunder using the notice language supplied by the Purchaser.

      Subsection 7.09. Payment of Taxes, Insurance and Other Charges.

      With respect to each Mortgage Loan, the Interim Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Interim Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage.

      Subsection 7.10. Maintenance of Hazard Insurance.

      The Interim Servicer shall cause to be maintained for each Mortgage Loan, hazard insurance such that all buildings upon the Mortgaged Property are insured by a generally acceptable insurer rated B or better in the current Best's Key Rating Guide ("Best's") against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor or the loss payee from becoming a co-insurer.

      Subsection 7.11. Servicing Compensation.

      As consideration for servicing the Mortgage Loans during the period from the Closing Date up to but not including the Transfer Date, the Seller shall retain the Interim Servicing Fee.

      Subsection 7.12. No Securitizations Serviced by Servicer.

      Notwithstanding anything to the contrary contained herein, Purchaser agrees that Sellers shall not be a named servicer in, and shall not report to a master servicer in, any Mortgage Loans which have been securitized by Purchaser during the Interim Servicing Period.

      SECTION 8. Transfer of Servicing.

      On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with this Agreement.

      On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

      (a) Notice to Mortgagors. The Seller shall mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

      (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall provide the Purchaser with copies of all such notices no later than the Transfer Date.

      (c) Delivery of Servicing Records. The Seller shall forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in this Agreement (with respect to each such Mortgage Loan, for an interim period, as specified herein).

      (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net escrow balance associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of escrow balance sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Seller.

      (e) Payoffs and Assumptions. The Seller shall provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

      (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

      (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the first Wednesday following receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser.

      (h) Misapplied Payments. Misapplied payments shall be processed as follows:

      (i) All parties shall cooperate in correcting misapplication errors;

      (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party within one hundred fifty (150) days of the Transfer Date. The Seller shall not be responsible for investigating, or liable for, any immaterial misapplied payment discovered after one hundred fifty (150) days after the Transfer Date;

      (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a material shortage in a Custodial Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

      (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, an adjustment shall be made to the party shorted by the improper payment application after notice thereof by the other party; and

      (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

      (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

      (j) Reconciliation. The Seller shall, on the Transfer Date, reconcile principal balances and make any monetary adjustments necessary to accurately and correctly reconcile all servicing activities with respect to such Mortgage Loan, including all payments received and all advances made relating to such Mortgage Loan. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate. Purchaser shall provide written notice no later than one hundred fifty (150) days after the Transfer Date of any purported reconciliation errors. The Seller shall not be responsible for investigating, or liable for, any immaterial reconciliation errors discovered after one hundred fifty (150) days after the Transfer Date.

      (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before February 1 of the year following the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

      SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

      Subsection 9.01. Representations and Warranties Regarding the Seller.

      The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

      (a) Due Organization and Authority. The Seller are corporations duly organized, validly existing and in good standing under the laws of the state of Delaware, in the case of The CIT Group/Consumer Finance, Inc., New York in the case of The CIT Group/Consumer Finance, Inc. (NY), and Tennessee, in the case of The CIT Group/Consumer Finance, Inc. (TN) and have all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

      (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

      (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

      (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

      (e) Reasonable Servicing Fee. The Seller[, on behalf of the Interim Servicer,] acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement;

      (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

      (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

      (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

      (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

      (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

      (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

      (l) Financial Statements. Seller's parent, CIT Group Inc. is a publicly traded company and its financial statements are available at www.cit.com/main/Investor Relationship/FinancialData.htm. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the CIT Group Inc. and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of CIT Group Inc. since the date of the Seller's financial statements that would have an adverse effect on Seller's ability to perform its obligations under this Agreement;

      (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

      (n) Sale Treatment. The Seller intends to reflect the transfer of the Mortgage Loans as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

      (o) Owner of Record. Except for MERS Designated Mortgage Loans, the Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

      (p) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

      (q) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws");

      (r) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

      (s) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

      Subsection 9.02. Representations and Warranties Regarding Individual Mortgage Loans.

      The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

      (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

      (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is thirty (30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan within the calendar month such Monthly Payment is due, all in accordance with the terms of the related Mortgage Note;

      (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid provided an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

      (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

      (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

      (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards that would be acceptable to a prudent lender making mortgage loans similar to the Mortgage Loans. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, that would be acceptable to a prudent lender making mortgage loans similar to the Mortgage Loans. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

      (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

      (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

      (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development, provided, however, that any condominium unit or planned unit development shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the Underwriting Guidelines requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

      (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                  (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                  (2) the lien of current real property taxes and assessments not yet due and payable;

                  (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (4) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser;

      (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

      (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

      (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

      (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

      (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

      (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance; and each such title insurance policy is issued by a title insurer that would be acceptable to a prudent lender that makes mortgage loans similar to the Mortgage Loans and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller. All claims covered by the title insurance policy must be made by Purchaser and/or its assignees;

      (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

      (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

      (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

      (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Unless otherwise noted on the Mortgage Loan Schedule, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Unless specified on the related Mortgage Loan Schedule as an interest-only loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. Unless otherwise noted on the Mortgage Loan Schedule, the Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

      (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

      (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C);

      (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Unless otherwise noted on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

      (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

      (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

      (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. To the best of the Seller's knowledge, no Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

      (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

      (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to a prudent lender that makes mortgage loans similar to the Mortgage Loans;

      (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

      (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

      (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

      (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

      (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to a prudent lender that makes mortgage loans similar to the Mortgage Loans. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

      (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado, hurricane or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

      (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

      (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

      (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

      (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. To the best of Seller's knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

      (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 2003, as amended, or any similar state statute;

      (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by an appraiser, duly licensed in the state where the Mortgage Property is located and appointed by the related originator, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of the Underwriting Guidelines and a prudent lender making mortgage loans similar to the Mortgage Loan and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal with two (2) comparable sales;

      (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

      (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

      (qq) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under
Section 860G(a)(3) of the Code;

      (rr) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

      (ss) Leaseholds. No Mortgage Loan is secured by a long-term residential lease;

      (tt) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three
(3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

      (uu) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

      (vv) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

      (ww) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

      (xx) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

      (yy) Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

      (zz) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with the Underwriting Guidelines for such trusts;

      (aaa) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

      (bbb) Simple Interest Mortgage Loans. Excepts as set forth on the Mortgage Loan Schedule, no Mortgage Loan is a simple interest Mortgage Loan

      (ccc) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

      (ddd) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

      (eee) Origination Date. Unless otherwise noted on the related Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

      (fff) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

      (ggg) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

      (hhh) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

      (iii) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

      (jjj) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed a bankruptcy petition or has not become the subject of involuntary bankruptcy proceedings or has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property.

      (kkk) No Construction Loans. No Mortgage Loan was made in connection with
(a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

      (lll) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage
Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

      (mmm) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

      (nnn) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

      (ooo) Origination Practices/No Steering. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

      (ppp) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

      (qqq) Points and Fees. Points and fees charged were in compliance with State, Federal, and regulatory and governing agencies, Seller's Underwriting Guidelines and anti-predatory guidelines and are set forth on the Mortgage Loan Schedule;

      (rrr) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation;

      (sss) Second Lien Mortgage Loans. With respect to each Second Lien Loan:
(1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation; and

      (ttt) The Seller or an Affiliate thereof was the originator of each Mortgage loan.

      Subsection 9.03. Remedies for Breach of Representations and Warranties.

      It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

      Within sixty (60) days of the discovery, Purchaser shall send written notice to Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loan, or the interest of the Purchaser's therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan). The Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

      At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

      For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

      In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

      Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and 9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

      Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

      If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Purchaser shall notify Seller in writing within sixty
(60) days of the date Purchaser receives notice of such prepayment. Seller shall pay to the Purchaser, within thirty (30) days after written notice received by Seller from Purchaser, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

      Subsection 9.05. Repurchase of Mortgage Loans with First Payment
Defaults.

      (a) If the related Mortgage Loan becomes a Delinquent Mortgage Loan with respect to the Mortgage Loan's first Monthly Payment due to the Purchaser after the related Cut-off Date of such Mortgage Loan the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Delinquent Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan; provided, however, in the event the Seller is not servicing the Mortgage Loan at such time as the Mortgage Loan became a Delinquent Mortgage Loan, the Purchaser shall notify Seller in writing within sixty (60) days after the Purchaser receives notice of such early payment default.

      Subsection 9.06. Purchaser's Right to Review.

      Prior to the related Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

      All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

      Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

      SECTION 10. Closing.

      The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

      The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

      (a) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

      (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under this Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

      (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in
            Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

      (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

      (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

      Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

      SECTION 11. Closing Documents.

      The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

      1. this Agreement (to be executed and delivered only for the initial Closing Date);

      2. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

      3. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

      4. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

      5. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

      6. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

      7. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

      8. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

      9.    Assignment and Conveyance Agreement in the form of Exhibit H hereto;

      10.   Exhibit B to the related Assignment and Conveyance Agreement; and

      11. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

      The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

      SECTION 12. Costs.

      The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

      SECTION 13. Cooperation of Seller With a Reconstitution.

      The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

      (a)   no more than three (3) third party purchasers in no more than three
            (3) Whole Loan Transfers; or

      (b) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

      The Seller agrees to execute in connection with any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements").

      With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such
Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

      In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

      All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement.

      SECTION 14. The Seller.

      Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

      (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other reasonable costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

      (b) Promptly after receipt by an indemnified party under this Section
14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless
(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

      Subsection 14.02. Merger or Consolidation of the Seller.

      The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

      SECTION 15. Financial Statements.

      Intentionally Omitted.

      SECTION 16. Mandatory Delivery; Grant of Security Interest.

      Intentionally Omitted.

      SECTION 17. Notices.

      All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

            (i)   if to the Seller:

                  The CIT Group/Consumer Finance, Inc.
                  1 CIT Drive
                  Livingston, NJ 07039
                  Attention: John Paradisi

            (ii)  if to the Purchaser:

                  IXIS Real Estate Capital Inc.
                  9 West 57th Street
                  New York, New York 10019
                  Attention: Christopher Connelly
                  Fax: 212-891-6288
                  Email: c.connelly@ixiscm.com

                  with a copy to:

                  IXIS Real Estate Capital Inc.
                  9 West 57th Street
                  New York, New York 10019
                  Attention: General Counsel
                  Fax: 212-891-1922
                  Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

      SECTION 18. Severability Clause.

      Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

      SECTION 19. Counterparts.

      This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

      SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

      THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

      SECTION 21. Intention of the Parties.

      It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

      SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

      This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, (i) in the case of a Securitization Transaction, without the prior consent of the Seller and (ii) in the case of a Whole Loan Transfer, with the prior consent of the Seller, provided that such consent shall not be unreasonably withheld.

      SECTION 23. Waivers.

      No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

      SECTION 24. Exhibits.

      The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

      SECTION 25. General Interpretive Principles.

      For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

      (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

      (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

      (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

      (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

      (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

      (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

      SECTION 26. Reproduction of Documents.

      This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

      SECTION 27. Further Agreements.

      The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

      SECTION 28. RECORDATION OF ASSIGNMENTS OF MORTGAGE.

      To the extent permitted by applicable law, for Mortgage Loans which are not registered with MERS, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

      SECTION 29. No Solicitation.

      From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

      SECTION 30. Waiver of Trial by Jury.

      THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

      SECTION 31. Compliance With Regulation Ab

      Subsection 31.01. Intent of the Parties; Reasonableness.

      The Purchaser and the Seller acknowledge and agree that the purpose of
Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure, to the extent such disclosure is reasonably available to the Seller, in private offerings.

      Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

      The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

      Subsection 31.02. Additional Representations and Warranties of the
Seller.

      (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, (ii) there are no affiliations, relationships or transactions relating to the Seller, with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

      (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within ten (10) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

      Subsection 31.03. Information to Be Provided by the Seller.

      In connection with any Securitization Transaction for which 20% or more of the pool assets are originated by Seller or an affiliate thereof, the Seller shall (i) within ten (10) Business Days following request by the Purchaser or an Affiliate thereof or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

      (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall be in substantially the same form as the exhibit attached hereto as Exhibit B and include, at a minimum:

            (A) the originator's form of organization;

            (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

            (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller; and

            (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
   Transaction:

                  (1) the sponsor;

                  (2) the depositor;

                  (3) the issuing entity;

                  (4) any servicer;

                  (5) any trustee;

                  (6) any originator;

                  (7) any significant obligor;

                  (8) any enhancement or support provider; and

                  (9) any other material transaction party.

      (b) If so requested in writing by the Purchaser or any Depositor, the Seller shall provide in connection with any Securitization Transition for which 20% or more of the pool assets are originated by Sellers, Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans. Such Static Pool Information shall be prepared by the Seller on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

      Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

      If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

      (c) [Reserved].

      (d) If so requested in writing by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

      (e) The Purchaser shall cause the Servicer (or another party) to be obligated to provide to the Seller, information, in the form customarily provided by such servicer or other party (which need not be customized for the Seller), with respect to the Mortgage Loans reasonably necessary for the Seller to prepare static pool information as described in Item 1105(a)(2) and (3) of Regulation AB (such information provided by the servicer or such other party, the "Loan Performance Information").

      In addition, the Purchaser shall cause the related servicer (or such other party) to be obligated to provide to the Seller, promptly following notice or discovery of a material error in Loan Performance Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), corrected Loan Performance Information in the same format in which Loan Performance Information was previously provided to the Sellers by such servicer (or such other party).

      Subsection 31.04. Indemnification; Remedies.

      (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

      (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section 31 by or on behalf of the Seller, or provided under this Section 31 (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

      (ii) any failure by the Seller to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

      (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

      In the case of any failure of performance described in clause (a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller.

      (b) (i) Any failure by the Seller to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

      (c) The Purchaser shall indemnify Seller and each affiliate of Seller and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them sustain arising out of or based upon:

         (i) (A) any untrue statement of a material fact contained in the Loan Performance Information or (B) the omission to state in the Loan Performance Information a material fact required to be stated in the Loan Performance Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Loan Performance Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Loan Performance Information or any portion thereof is presented together with or separately from such other information;

         (ii) any material failure by the Purchaser or by the related servicer (or other such party) to deliver any Loan Performance Information as required under this Agreement. In the case of any material failure of performance described in this Section, the Purchaser shall promptly reimburse the Sellers for all costs reasonably incurred by the Seller in order to obtain the Loan Performance Information.

                   [Signatures Commence on Following Page]

      IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       IXIS REAL ESTATE CAPITAL INC.
                                          (Purchaser)

                                       By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                       By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                       The CIT Group/Consumer Finance, Inc.
                                          (Seller)

                                       By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                       The CIT Group/Consumer Finance, Inc.,
                                          (NY)(Seller)

                                       By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                       The CIT Group/Consumer Finance, Inc.,
                                          (TN)(Seller)

                                       By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

      With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to
Section 6 of the Mortgage Loan Purchase and Interim Servicing Agreement to which this Exhibit is attached (the "Agreement"):

      (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

      (b) the original of any guarantee executed in connection with the Mortgage Note;

      (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

      (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

      (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

      (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

      (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

      (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

      In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety
(90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and
(iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                          REG AB ORIGINATOR DISCLOSURE

      The CIT Group/Consumer Finance, Inc. ("CIT") is a Delaware corporation, which is a licensed mortgage lender and originator of mortgage loans in 45 states. The CIT Group/Consumer Finance, Inc. (NY) ("CITNY") is a New York corporation and licensed mortgage lender and originator of mortgage loans in the State of New York. The CIT Group/Consumer Finance, Inc. (TN) ("CITTN") is a Delaware corporation and licensed mortgage lender and originator of mortgage loans in the State of Tennessee. CIT, CITNY and CITTN (collectively referred to as "CIT Home Lending") are each subsidiaries of CIT Group Inc.

      CIT Home Lending has been originating mortgage loans in excess of ten years. CIT Home Lending primarily originates, purchases and services mortgage loans secured by first or second liens on detached, single-family, residential properties. Products are both fixed and variable-rate closed-end loans, and variable-rate lines of credit. Customers borrow to consolidate debts, refinance an existing mortgage, fund home improvements, pay education expenses and other reasons. Loans are originated through brokers and correspondents with a high proportion of home lending applications processed electronically over the Internet via BrokerEdge, a proprietary system.

      The table below sets forth the number and aggregate principal balance of mortgage loans originated by CIT Home Lending during the periods indicated:

                                               Twelve-Months Ended December 31,
                                               --------------------------------

                                               2001   2002   2003   2004   2005
By Number ...................................
By Aggregate Principal Balance (in
  Billions) .................................

               General CIT Home Lending Underwriting Guidelines

      The CIT Home Lending Underwriting Guidelines. The following information has been supplied for inclusion in this prospectus supplement by CIT. Accordingly, neither the issuer, the depositor, the servicer, the trustee, any of the other originators nor any of the underwriters make any representation or warranty as to the accuracy, sufficiency and completeness of this information.

      The following is a general summary of the CIT Home Lending Underwriting Guidelines. This summary does not purport to be a complete description of the underwriting standards of CIT Home Lending. The CIT Home Lending Underwriting Guidelines are generally intended to evaluate the credit risk of mortgage loans made to borrowers with imperfect credit histories ranging from minor delinquencies to bankruptcy, or borrowers with relatively high ratios of monthly mortgage payments to income or relatively high ratios of total monthly credit payments to income. In addition, the guidelines also evaluate the value and adequacy of the mortgaged property as collateral. On a case-by-case basis, CIT Home Lending may determine that, based upon compensating factors, a prospective borrower not strictly qualifying under the applicable underwriting guide lines warrants an underwriting exception. Compensating factors may include, but are not limited to, relatively low loan-to-value ratio, relatively low debt-to-income ratio, better than required credit history, stable employment, financial reserves, and time in residence at the applicant's current address. A significant number of the mortgage loans may represent such underwriting exceptions.

      The CIT Home Lending Underwriting Guidelines are used by lenders to evaluate the borrower's credit standing and repayment ability, and the value and adequacy of the mortgaged property as collateral for the Home Equity Loan. CIT Home Lending uses a combination of credit scoring and judgmental credit analysis in making its underwriting decisions. As part of its underwriting process, CIT Home Lending will adjust the interest rate it charges on each Home Equity Loan to reflect CIT Home Lending's evaluation of the relative risk associated with a particular loan applicant. This practice is known as "risk-based" pricing.

      Initially, CIT Home Lending's credit criteria focused on high credit quality loans. These loans generally had shorter terms and were mostly second mortgages. In 1994, CIT Home Lending introduced risk-based pricing and changed its credit criteria to include certain specialized loan programs such as high loan to value, no income verification and purchase money loan programs. Under these specialized programs, underwriters can approve applicants with certain positive attributes (such as a high credit score, good credit bureau history, or characteristics of stability) with low equity in the property, without income verification, or if the purpose of the loan is to purchase real estate. These factors might have disqualified the applicant under CIT Home Lending's pre-1994 loan programs. CIT Home Lending believes that the positive attributes of these applicants overcome the other less favorable indicators that may be present.

      In 1995, CIT Home Lending added loan programs accommodating applicants with a record of more serious credit problems. Under the terms of these programs, the underwriter places greater emphasis on the applicant's equity in a home as well as other positive factors which are intended to compensate for the previous blemished credit record. CIT Home Lending may in the future change the underwriting policies and procedures described herein.

      Description of Underwriting Process. CIT Home Lending's underwriting process occurs at the local office, regional office, and the home office. Generally, loan applications are input into an automated application processing system which allows CIT Home Lending to track its underwriting systematically and to achieve more uniform underwriting decisions. The system displays both an internal proprietary credit score and in most cases the credit bureau score ("FICO"). The internal credit score which CIT Home Lending utilizes is a proprietary model that was purchased from Fair, Isaac Company. CIT Home Lending's internal score is calculated by evaluating the characteristics of each individual loan application. The characteristics include: (1) occupancy status;
(2) length of time at the residence; (3) length of time at the present employer;
(4) debt to income ratio; (5) bank account references; (6) credit bureau information; and (7) loan-to-value ratio. The FICO scores of CIT Home Lending with respect to the Mortgage Loans as of the Cut-Off Date are included in the tables under "The Mortgage Loan Pool--The Mortgage Loans" herein.

      The underwriter evaluates the application and loan package based upon both the applicable credit scores and other characteristics of the application. The underwriter may approve or deny the application even if the credit score does not indicate that approval or denial is warranted if, in the opinion of the underwriter, other factors exist which would support an approval or denial of the application.

      The extent of an underwriter's credit authority will be based in part on certain minimum FICO score. The Chief Underwriter of CIT Home Lending assigns credit authority to individual underwriters based upon their experience and understanding of CIT Home Lending's underwriting policies and procedures. There is a hierarchy of credit authority in the organization beginning at the office level, progressing to the regional office and then to headquarters. If an underwriter believes that an approval is warranted but the underwriter does not have the authority to issue a loan approval, the underwriter recommends the loan application to the next higher credit authority. This more senior underwriter may have the appropriate level of authority to approve the loan. This process insures that an underwriter with the appropriate level of experience is reviewing the loan application.

      CIT Home Lending's Credit Department management monitors the performance of its underwriters. CIT Home Lending has produced and consistently updates written policies and procedures detailing the loan underwriting process and procedures as well as the loan programs. Generally, loan applications are subject to a credit investigation. A prospective borrower applying for a home equity loan directly from CIT Home Lending is required to fill out or to submit information to complete an application. The application is designed to provide to the underwriter pertinent credit information with respect to the applicant `s liabilities, income, credit history, employment history and personal information. In addition, with respect to each purchase money mortgage, each applicant may be required to have adequate cash to pay the down payment and closing costs. Credit reports, whether or not received as part of the original loan application, are generally obtained and reviewed for all lines of business.

      CIT Home Lending requires a credit report on each applicant from a credit reporting company. The credit report typically contains information relating to such matters as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcy, repossession, suits or judgments. All adverse information obtained relative to legal actions, payment records and character may be required to be satisfactorily explained and acceptable to the underwriter. The applicant may also be required to provide a letter explaining all late payments on mortgage and consumer (i.e., non-mortgage) debt noted on the credit report. CIT Home Lending generally obtains other evidence of employment to verify information provided by the borrower. CIT Home Lending sometimes obtains a written verification from the borrower's employer. This verification usually reports the length of employment with that organization, the borrower's current salary and whether it is expected that the borrower will continue such employment in the future. Instead of the written verification from the borrower's employer, CIT Home Lending may instead obtain from the applicant recent tax returns or other tax forms (e.g., W-2 forms) or current pay stubs or bank statements or may telephone the applicant's employer to verify an applicant's employment status. If the employer will not verify employment history over the telephone, CIT Home Lending may rely solely on the other information provided by the applicant. If a prospective borrower is self-employed, the borrower may be required to submit copies of the two most recent signed tax returns. The borrower may also be required to authorize verification of deposits at financial institutions where the borrower has demand or savings accounts.

      As part of the loan approval, the underwriter will assign a credit risk rating or program code to the proposed loan. The underwriter may also add written conditions required in order to fund the loan.

      Institutional Bulk Portfolio Underwriting. In the case of an Institutional Bulk Portfolio, CIT Home Lending underwrites the entire portfolio of loans to determine if these loans would, at the time of their origination, have met the underwriting criteria of CIT Home Lending. If, during the credit review of an Institutional Bulk Portfolio, CIT Home Lending determines that the loans do not conform to its underwriting standards, CIT Home Lending may purchase the Institutional Bulk Portfolio at a price which CIT Home Lending believes will reflect the increased risk in the portfolio.

      Valuation Underwriting - General. In determining the adequacy of the mortgaged property as collateral, combined loan-to-value ratio guidelines are established depending on the type of loan. The maximum combined loan-to-value ratio is determined by the loan program and credit risk rating. Generally, CIT Home Lending confirms the value of the property to be mortgaged by appraisals performed by independent appraisers or other valuation methods.

      Valuation Methods and Standards by Different Lines of Business. For loans originated by CIT Home Lending appraisals are obtained from outside service companies. These appraisals may be ordered by CIT Home Lending or the broker. Such appraisals are based upon an appraiser's inspection of the subject property and verification that such property is in acceptable condition. Following each appraisal, the appraiser prepares a report which includes a market data analysis based on recent sales of comparable homes in the area and, when deemed appropriate, a replacement cost analysis based on the current cost of constructing a similar home. All appraisals are required to conform to FNMA or FHLMC appraisal standards then in effect. Every independent appraisal is reviewed by a CIT Home Lending collateral risk manager during the application approval process and the final funding is based on the results of that review. If CIT Home Lending determines that these valuations are inaccurate, it may reevaluate the appraiser or in some cases require a recourse party to repurchase the transaction.

      CIT Home Lending requires a full appraisal for most transactions based upon its underwriting guidelines which take into account the loan amount, the loan to value ratio and the type of property. On a limited basis, CIT Home Lending may not require a full appraisal for a loan. Instead, CIT Home Lending may accept a "drive-by" valuation, which is made by an appraiser who may not inspect the interior of the building. Some drive-by valuations may only involve a visual observation of the exterior characteristics and condition of the property and the neighborhood. Since the appraiser has not inspected the interior dimensions, improvements and conditions of the property, the drive-by method produces only a general approximation of value for the particular property. If there is an appraisal which was completed within six months of the loan application, in certain cases CIT Home Lending may rely on the prior appraisal.

      CIT Home Lending will review the accuracy of appraised values of all or a portion of the mortgaged properties securing the loans in an Institutional Bulk Portfolio. This verification may include obtaining review or drive-by appraisals or relying on an external vendor's automated appraised value database. In addition, CIT Home Lending's collateral risk managers will generally conduct a desktop review of the appraisals from the statistical sampling of loan files selected for due diligence review.

      Underwriting - Other Issues. CIT Home Lending has several procedures which it uses to verify the applicant's outstanding balance and payment history on any senior mortgage, including direct verification from the senior mortgage lender. If the senior mortgage lender does not verify this information by telephone, CIT Home Lending may rely upon information provided by the applicant, such as a recent statement from the senior lender and evidence of payment, such as canceled checks, or upon information provided by national credit bureaus.

      Once all applicable employment, credit and property information is received, CIT Home Lending makes a determination as to whether the prospective borrower has sufficient monthly income available to meet the borrower's (i) monthly obligations on the proposed mortgage and any other mortgage debt on the mortgaged property and other expenses related to the mortgaged property (such as property taxes and hazard insurance), (ii) and other financial obligations. Specialized underwriting programs described below may also apply to prospective borrowers.

      Currently, CIT Home Lending generally accepts debt service ratios with respect to fixed-rate loans and adjustable-rate loans of up to 55% of the proposed borrower's estimated monthly gross income, generally based upon historically consistent income over a two year period. For adjustable-rate loans, CIT Home Lending computes the borrower's monthly obligation on the proposed loan using the initial mortgage amount and the maximum mortgage rate permitted after one year.

      CIT Home Lending also offers different loan programs with different underwriting standards, particularly with respect to the level of loan documentation and the mortgagor's income and credit history, in appropriate cases where factors such as low combined loan-to-value ratios or other favorable credit factors exist.

      Certain of the types of loans in CIT Home Lending's portfolio have been originated under new programs and may involve additional credit uncertainties not present in traditional types of loans. For example, certain of the loans may provide for escalating or variable payments by the mortgagor. CIT Home Lending may underwrite such a loan on the basis of a judgment that the mortgagor can make the initial monthly payments. In some instances, however, a mortgagor may not have sufficient income to continue to make the required loan payments as such payments increase. CIT Home Lending may also underwrite such a loan in reliance on combined loan-to-value ratios or other favorable credit factors.

      CIT Home Lending will not purchase or close a Home Equity Loan prior to receiving evidence that the property securing the loan is insured against casualty loss. CIT Home Lending requires evidence of fire and extended coverage casualty insurance on the home in an amount at least equal to the principal balance of the related loan plus, in the case of a loan secured by a subordinate priority lien on the mortgaged property, the amount of each mortgage secured by senior priority liens, or, if required by law, the replacement cost of the property if such replacement cost is less than the mortgages.

      In addition, at the closing, the borrower is required to sign a letter addressed to his insurance carrier naming CIT Home Lending as a loss payee under the insurance policy, which CIT Home Lending will thereafter mail to the insurer. Accordingly, CIT Home Lending normally will not be named as a loss payee with respect to the property securing the Home Equity Loan at the time the loan is made or purchased and insurance proceeds might not be available to cover any loss to CIT Home Lending.

      After closing, CIT Home Lending monitors the continued existence of casualty insurance on the mortgaged properties. CIT Home Lending will "force place" casualty insurance coverage if CIT Home Lending discovers that casualty insurance coverage has lapsed.

      CIT Home Lending prior to July 1, 2001 required title insurance on all of its mortgage loans secured by liens on real property if: (1) the principal balance is over $100,000; (2) the combined loan-to-value ratio is greater than 85% on a first lien position; (3) the borrower is a trust; (4) there is a transfer of title; (5) closing is conducted pursuant to a power of attorney; (6) the home was not subject to an existing mortgage; or (7) the first lien holder is a not an institutional lender. In cases where CIT Home Lending did not require title insurance, it instead obtains a last owner title search which is ordered to verify that the borrower is the last owner of record of the mortgaged property. On July 1, 2001, CIT Home Lending began requiring full title insurance on all loans in most states.

      The actual maximum amount that CIT Home Lending will lend is determined by an evaluation of the applicant's ability to repay the loan, the value of the applicant's equity in the real estate, and the ratio of such equity to the real estate's appraised value.

      Specialized Underwriting Programs. CIT Home Lending also originates or purchases loans pursuant to alternative sets of underwriting criteria under its No Income Verification program. Under this program, relatively more emphasis is placed on property underwriting than on credit underwriting and certain credit underwriting documentation concerning income and employment verification therefore is waived. Home Equity Loans underwritten under these programs are limited to self-employed borrowers and certain wage earners with credit histories that demonstrate an established ability to repay indebtedness in a timely fashion. Borrowers with poorer credit histories are considered with lower combined loan-to-value ratios. Permitted maximum combined loan-to-value ratios under these programs are more restrictive than under CIT Home Lending's standard underwriting criteria.

      These programs are designed to facilitate the loan approval process and thereby improve CIT Home Lending's competitive position among other mortgage loan originators. Under the No Income Verification program, the customer does not provide income documentation to CIT Home Lending. The stated income must appear reasonable and realistic to the underwriter compared to the customer's assets and credit history. In March 1998, CIT Home Lending began accepting No Income Verification program applications secured by non-owner occupied properties.

      CIT Home Lending may modify or eliminate these specialized underwriting programs from time to time. CIT Home Lending may also introduce new, additional specialized underwriting programs in the future, which may modify the underwriting guidelines set forth herein.

      Quality Control. CIT Home Lending implements quality control programs in three areas: 1) lending and documentation standards, 2) re-underwriting of the loan, and 3) re-verification of employment. CIT Home Lending applies the lending and documentation standards quality control program to its own originations and to purchased loans. The quality control procedures are designed to assure that a consistent level of quality applies to all loans in the portfolio, regardless of source. CIT Home Lending may vary quality control procedures based upon the business source for the loan. CIT Home Lending also performs general quality control review through a central quality control effort. These procedures include a review of a sample of originated and purchased loans from each of CIT Home Lending's production offices. Every office is audited monthly and loans originated during prior months are reviewed for compliance with lending and documentation standards. In addition, loans originated by CIT Home Lending are audited on a monthly basis for compliance with lending and documentation standards. In addition, CIT Home Lending re-verifies employment of its borrowers. These re-verifications are conducted monthly on some of the loans in the portfolio to detect fraud and to confirm the accuracy of the information provided in the application.

                                                                       Exhibit C

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE

      I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company"), and further as follows:

         1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

         2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

         3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

         4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Mortgage Loan Purchase and Interim Servicing Agreement, dated as of January 1, 2007, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"),] [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

         5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

         6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

         7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement.

         8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

         9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement.

                                                                       Exhibit C

      IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________                   By:___________________________
                                                   Name:___________________
[Seal]                                          Title: [Vice] President

      I, ________________________, an [Assistant] Secretary of ______________
[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

      IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________                   By:___________________________
                                                   Name:___________________
                                                Title: [Assistant] Secretary

                                                                       Exhibit C

                                  EXHIBIT 5 to
                         Company's Officer's Certificate


NAME                         TITLE                      SIGNATURE

________________________    ________________________    ________________________

________________________    ________________________    ________________________

________________________    ________________________    ________________________

________________________    ________________________    ________________________

________________________    ________________________    ________________________

________________________    ________________________    ________________________

                                                                       Exhibit D

                                    EXHIBIT D

                           FORM OF OPINION OF COUNSEL
                    TO THE SELLER AND INTERIM SERVICER (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

      You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Interim Servicing Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of January 1, 2007 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to the Purchase Agreement and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

      [We] [I] have examined the following documents:

      1.    the Purchase Agreement;

      2.    the form of Assignment of Mortgage;

      3.    the form of endorsement of the Mortgage Notes; and

      4 such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

      To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

      Based upon the foregoing, it is [our] [my] opinion that:

   1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

   2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

   3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

   4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

   5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

   6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

   7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

   8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

   9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

      This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

      I am admitted to practice only in the State of New York and the State of New Jersey. I am not admitted to the Bar in any other State and I do not express as opinion as to the laws of any jurisdiction other than the laws of the State of New York and the State of New Jersey, the General Corporate Law of the State of Delaware and the laws of the United States of America.

                                       Very truly yours,

                                       ------------------------------------
                                                      [Name]
                                           [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

               DELINQUENCY COLLECTION PRACTICES AND PROCEDURES

                                                                       Exhibit F

                                    EXHIBIT F

                                   [RESERVED]

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

      On this ___ day of __________, ____, ___________________ ("Seller"), as
(i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Mortgage Loan Purchase and Interim Servicing Agreement, dated as of ________, ____ (the "Purchase Agreement") together with the PPTA, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by __________________________ ("Interim Servicer") to service the Mortgage Loans pursuant to the Agreements and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Agreements, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

      The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

      In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

      Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit H

                                       [SELLER]

                                       By:______________________________________
                                          Name:_________________________________
                                          Title:________________________________

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:_____________________________

   Name:________________________

   Title:_______________________

By:_____________________________

   Name:________________________

   Title:_______________________

                                                                       Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

   REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

      Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

      No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                       Exhibit I

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                                                       Exhibit J

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

      THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

      For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

      1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Interim Servicing Agreement (the "Purchase Agreement"), dated as of [DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

      The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

      2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 2002 (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

      3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

         (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

         (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

         (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

      4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

      5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

      6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

      7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

      8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

      9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

      10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

      11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

      12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       [SELLER]

                                       By:  ____________________________________
                                            Name:_______________________________
                                            Its:________________________________

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:  ____________________________________
                                            Name:_______________________________
                                            Its:________________________________

                                       By:  ____________________________________
                                            Name:_______________________________
                                            Its:________________________________


                                       [__________________________]

                                       By:  ____________________________________
                                            Name:_______________________________
                                            Its:________________________________

                                                                       Exhibit J

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

      This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the "Seller") and
[_____________], a [_______________] [(the "Initial Servicer")].

      WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________] Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

      WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

      WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Mortgage Loan Purchase and Interim Servicing Agreement, dated as of [DATE] (the "Purchase Agreement"), by and between IXIS and Seller; and

      WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

      NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

      1. Indemnification and Contribution.

      (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

      As used herein:

      "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

      "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

      "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

      "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

      ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

      (b) Promptly after receipt by any indemnified party under this Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 1.

      If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

      Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

      Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

      Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

      (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

      (d) The indemnity and contribution agreements contained in this Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

      2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

      (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

      (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

      (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

      (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

      (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

      (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer]; and

      (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB.

      3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019, Attention: General Counsel.

      4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                 [Remainder of Page Intentionally Left Blank]

                                                                       Exhibit H


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:
                                           _____________________________________
                                            Name:
                                            Title:

                                       By:
                                           _____________________________________
                                            Name:
                                            Title:

                                       [SELLER]

                                       By:
                                           _____________________________________
                                            Name:
                                            Title:

                                       [INITIAL SERVICER]

                                       By:
                                           _____________________________________
                                            Name:
                                            Title:

                                   EXHIBIT DD

                            FIRST HORIZON AGREEMENTS


                      ASSIGNMENT AND RECOGNITION AGREEMENT

      THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated April 30, 2007 ("Agreement"), among Natixis Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and First Horizon Home Loan Corporation (the "Company"):

      For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

      1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of July 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

      The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or (b) to any premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 9.03 and
9.05 of the Purchase Agreement or (iii) any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Recognition of the Company

      2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Natixis Real Estate Capital Trust 2007-HE2 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of April 1, 2007 (the "Pooling Agreement"), among the Assignee, the Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans,
(iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

      3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) as of the date hereof that:

         (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

         (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

         (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

      4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 (other than (i) the clause "nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan" or (ii) the last sentence of Section 9.02(b) as it applies to Due Dates after the date hereof) of the Purchase Agreement are true and correct as of the date hereof (or, with respect to the Servicing Transfer Representations, the Transfer Date) as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

      5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection
9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05, or any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Miscellaneous

      6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

      7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

      8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

      9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

      10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

      11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

      12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                          FIRST HORIZON
                                          HOME LOAN CORPORATION

                                          By: /s/ Kenton T. Smith
                                             -----------------------------------
                                             Name: Kenton T. Smith
                                             Its: Dir. V.P.

                                          NATIXIS REAL ESTATE CAPITAL INC.

                                          By: /s/ Anthony Malanga
                                             -----------------------------------
                                             Name: Anthony Malanga
                                             Its: Managing Director

                                          By: /s/ Christopher Hayden
                                             -----------------------------------
                                             Name: Christopher Hayden
                                             Its: Managing Director

                                          MORGAN STANLEY ABS CAPITAL I INC.

                                          By: /s/ Valerie Kay
                                             -----------------------------------
                                             Name: Valerie Kay
                                             Its: Vice President

              EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

================================================================================

             SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

                ------------------------------------------------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                      FIRST HORIZON HOME LOAN CORPORATION,

                                     Seller

                ------------------------------------------------

                            Dated as of July 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.     DEFINITIONS......................................................

SECTION 2.     AGREEMENT TO PURCHASE............................................

SECTION 3.     MORTGAGE SCHEDULES...............................................

SECTION 4.     PURCHASE PRICE...................................................

SECTION 5.     EXAMINATION OF MORTGAGE FILES....................................

SECTION 6.     CONVEYANCE FROM SELLER TO PURCHASER..............................

  Subsection 6.01   Conveyance of Mortgage Loans; Possession of
                    Servicing Files.............................................
  Subsection 6.02   Books and Records...........................................
  Subsection 6.03   Delivery of Mortgage Loan Documents.........................
  Subsection 6.04   Quality Control Procedures..................................
  Subsection 6.05   MERS Designated Mortgage Loans..............................

SECTION 7.     SERVICING OF THE MORTGAGE LOANS..................................

SECTION 8.     TRANSFER OF SERVICING............................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..............................................

  Subsection 9.01   Representations and Warranties Regarding the Seller.........
  Subsection 9.02   Representations and Warranties Regarding Individual
                    Mortgage Loans..............................................
  Subsection 9.03   Remedies for Breach of Representations and
                    Warranties..................................................
  Subsection 9.04   Repurchase of Mortgage Loans That Prepay in Full............
  Subsection 9.05   Repurchase of Mortgage Loans with First Payment
                    Defaults....................................................
  Subsection 9.06   [Reserved]..................................................

SECTION 10.    CLOSING..........................................................

SECTION 11.    CLOSING DOCUMENTS................................................

SECTION 12.    COSTS............................................................

SECTION 13.    COOPERATION OF SELLER WITH A RECONSTITUTION......................

SECTION 14.    THE SELLER.......................................................

  Subsection 14.01  Additional Indemnification by the Seller; Third
                    Party Claims................................................
  Subsection 14.02  Merger or Consolidation of the Seller.......................

SECTION 15.    FINANCIAL STATEMENTS.............................................

SECTION 16.    MANDATORY DELIVERY; GRANT OF SECURITY INTEREST...................

SECTION 17.    NOTICES..........................................................

SECTION 18.    SEVERABILITY CLAUSE..............................................

SECTION 19.    COUNTERPARTS.....................................................

SECTION 20.    GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF
               PROCESS..........................................................

SECTION 21.    INTENTION OF THE PARTIES.........................................

SECTION 22.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.........

SECTION 23.    WAIVERS..........................................................

SECTION 24.    EXHIBITS.........................................................

SECTION 25.    GENERAL INTERPRETIVE PRINCIPLES..................................

SECTION 26.    REPRODUCTION OF DOCUMENTS........................................

SECTION 27.    FURTHER AGREEMENTS...............................................

SECTION 28.    RECORDATION OF ASSIGNMENTS OF MORTGAGE...........................

SECTION 29.    NO SOLICITATION..................................................

SECTION 30.    WAIVER OF TRIAL BY JURY..........................................

SECTION 31.    COMPLIANCE WITH REGULATION AB....................................

  Subsection 31.01  Intent of the Parties; Reasonableness.......................
  Subsection 31.02  Additional Representations and Warranties of the
                    Seller......................................................
  Subsection 31.03  Information To Be Provided by the Seller....................
  Subsection 31.04  Indemnification; Remedies...................................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C      FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
               SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      LIST OF PROHIBITED STATES

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

   SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

      This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of July 1, 2006, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and First Horizon Home Loan Corporation, a Kansas corporation, having an office at 5901 College Boulevard, Overland Park, Kansas 66211 (the "Seller").

                             W I T N E S S E T H:

      WHEREAS, the Purchaser and the Seller are parties to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2005 (the "Original Purchase Agreement"), pursuant to which the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

      WHEREAS, at the present time, the Purchaser and the Seller desire to amend and restate the Original Purchase Agreement to make certain modifications as set forth herein and upon the execution and delivery of this Agreement by the Purchaser and the Seller this Agreement shall supercede the Original Purchase Agreement and supplant the Original Purchase Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

      SECTION 1. Definitions.

      For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

      Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

      Act: The National Housing Act, as amended from time to time.

      Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

      Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

      Agreement: This Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

      ALTA: The American Land Title Association and its successors in interest.

      Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

      Assignment and Conveyance Agreement: As defined in Subsection 6.01.

      Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

      Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

      Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

      Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

      CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

      Code: Internal Revenue Code of 1986, as amended.

      Commission: The United States Securities and Exchange Commission.

      Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

      Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

      Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

      Credit Files: As defined in Section 5 herein.

      Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

      Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

      Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

      Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

      Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

      Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

      Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

      Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

      Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

      Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

      Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

      Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

      Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

      Exchange Act: The Securities Exchange Act of 1934, as amended.

      Fannie Mae: The Federal National Mortgage Association and its successors in interest.

      Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

      Fannie Mae Transfer: As defined in Section 13 hereof.

      FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

      FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

      First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

      Fitch: Fitch, Inc. and its successors in interest.

      Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

      Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

      Freddie Mac Transfer: As defined in Section 13 hereof.

      Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

      High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and (ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any applicable law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

      Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

      HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

      Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

      Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

      Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

      Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

      Interim Servicer: First Horizon Home Loan Corporation, a Kansas corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

      Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

      Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

      Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

      Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

      Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

      MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

      MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

      MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

      MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

      MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

      Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

      Moody's: Moody's Investors Service, Inc. and its successors in interest.

      Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

      Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

      Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

      Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

      Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

      Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

      Mortgage Loan Schedule: The schedule of Mortgage Loans forwarded in an electronic format setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable; (39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and (41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

      Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

      Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

      Mortgagor: The obligor on a Mortgage Note.

      OCC: Office of the Comptroller of the Currency and its successors in interest.

      Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

      Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

      OTS: Office of Thrift Supervision and its successors in interest.

      Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

      Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

      Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

      Preliminary Mortgage Schedule: As defined in Section 3.

      Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

      Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

      Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

      Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

      Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

      Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

      Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre purchase or post purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

      Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

      Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

      Reconstitution: Any  Securitization Transaction or Whole Loan Transfer.

      Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

      Reconstitution Date: As defined in Section 13.

      Regulation AB: Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. ss.ss.229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset Backed Securities, Securities Act Release No. 33 8518, 70 Fed. Reg. 1,506, 1,531
(Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

      REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

      REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

      Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

      Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all out of pocket costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve (12) months following the related Closing Date, an amount equal to the product of (i) an amount equal to (A) a fraction, whose numerator is equal to 12 less the number of full calendar months since the Closing Date and whose denominator is equal to 12, multiplied by (B) the Premium Percentage, multiplied by (ii) the then outstanding principal balance of the Mortgage Loan to be repurchased as of the date of such repurchase.

      RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

      Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

      Securities Act: The Securities Act of 1933, as amended.

      Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately-placed, rated or unrated mortgage backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

      Seller: First Horizon Home Loan Corporation, a Kansas corporation, and its successors in interest.

      Seller Information: As defined in Subsection 31.04(a).

      Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

      Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of copies of the Mortgage Loan Documents.

      Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

      Servicing Transfer Representation: Each representation set forth in Subsections 9.01(t) and 9.02(b), (c), (d), (f), (h), the last sentence of (p),
(q), (r), (z), (hh), (ii), (kk), (ll), (mm), (qq), (xx), (bbb), (kkk), (ttt)(3)
and (ttt)(4).

      Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

      Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

      Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

      Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

      Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

      Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

      Third Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

      Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

      Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

      Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans other than a Securitization Agreement.

      SECTION 2. Agreement to Purchase.

      The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

      SECTION 3. Mortgage Schedules.

      The Seller from time to time shall provide in an electronic format the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

      The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

      SECTION 4. Purchase Price.

      The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

      The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

      SECTION 5. Examination of Mortgage Files.

      At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser in an electronic format copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

      SECTION 6. Conveyance from Seller to Purchaser.

      Subsection 6.01 Conveyance of Mortgage Loans; Possession of Servicing
Files.

      The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

      Subsection 6.02 Books and Records.

      Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

      The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

      The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all applicable federal, state and local laws, rules and regulations, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as would be customarily maintained by prudent sellers and servicers of Mortgage Loans similar to the Mortgage Loans in the respective jurisdictions.

      Subsection 6.03 Delivery of Mortgage Loan Documents.

      The Seller shall deliver and release to the Custodian no later than seven
(7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

      The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

      The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

      In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within one hundred and eighty (180) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, a Seller certified copy of such document, confirming that such documents have been accepted for recording, and (ii) such document is delivered within twelve (12) months of the related Closing Date.

      The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

      Subsection 6.04 Quality Control Procedures.

      The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

      Subsection 6.05 MERS Designated Mortgage Loans.

      With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

      SECTION 7. Servicing of the Mortgage Loans.

      The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

      The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

      Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

      SECTION 8. Transfer of Servicing.

      On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

      On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

      (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall provide the Purchaser with a form of such notices on or prior to the Transfer Date and shall provide the Purchaser with an electronic file of all such notices within 5 Business Days of the Transfer Date.

      (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall provide the Purchaser with a form of such notices on or prior to the Transfer Date and shall provide the Purchaser with an electronic file of all such notices no later than five (5) Business Days of the Transfer Date.

      (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, in electronic format all servicing records and the Servicing File in the Interim Servicer's possession (which includes scanned copies of all documents in the Servicing File) relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

      (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

      (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

      (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

      (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail within 2 Business Days of the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

      (h) Misapplied Payments. Misapplied payments shall be processed as follows:

      (i) All parties shall cooperate in correcting misapplication errors;

      (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

      (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

      (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

      (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

      (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

      (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

      (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 and all other forms required to be filed which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

      SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

      Subsection 9.01 Representations and Warranties Regarding the Seller.

      The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

      (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Kansas and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the applicable laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

      (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

      (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

      (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

      (e) Reasonable Servicing Fee. The Seller as Interim Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

      (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

      (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

      (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

      (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

      (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

      (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

      (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects to the extent requested by the Purchaser and available to the Seller. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

      (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

      (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

      (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

      (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

      (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

      (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

      (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to this Agreement shall be delivered to the Custodian all in compliance with the specific requirements of this Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

      (a) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

      Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

      The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

      (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

      (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is thirty (30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

      (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and
(B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

      (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

      (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

      (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in Section
2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

      (g) Compliance with Applicable Laws. Any and all requirements of any applicable federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

      (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

      (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee,
(iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

      (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                  (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                  (2) the lien of current real property taxes and assessments not yet due and payable;

                  (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (4) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser;

      (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

      (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

      (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

      (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state to the extent required by applicable law to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

      (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

      (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

      (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

      (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

      (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

      (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Unless otherwise noted on the Mortgage Loan Schedule, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Unless specified on the related Mortgage Loan Schedule as an interest-only loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. Unless otherwise noted on the Mortgage Loan Schedule, the Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

      (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

      (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

      (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Unless otherwise noted on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

      (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

      (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

      (z) Acceptable Investment. To the knowledge of the Seller, there are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

      (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

      (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

      (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

      (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

      (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

      (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

      (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

      (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

      (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

      (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

      (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

      (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

      (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

      (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

      (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

      (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

      (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

      (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under
Section 860G(a)(3) of the Code;

      (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

      (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and
(6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

      (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to applicable federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

      (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

      (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

      (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

      (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any applicable comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion, as set forth on Exhibit G, as may be changed from time to time upon 10 days prior notice from Buyer to Seller. This representation is a Deemed Material Breach Representation;

      (zz) Single Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

      (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

      (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

      (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

      (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

      (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

      (fff) Origination Date. Unless otherwise noted on the related Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser unless agreed in writing by Purchaser in its sole discretion;

      (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

      (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

      (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

      (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

      (kkk) Mortgagor Bankruptcy. On or prior to the date thirty (30) days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

      (lll) No Construction Loans. No Mortgage Loan was made in connection with
(a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

           (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

      (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

      (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

      (ppp) Origination Practices/No Steering. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

      (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

      (rrr) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae Guides and "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the Mortgage Loan, whether they are paid to the mortgagee or a third party; and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard, and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation and warranty is a Deemed Breach Representation;

      (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

      (ttt) Second Lien Mortgage Loans. With respect to each Second Lien Loan:
(1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and (5) the related Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

      Subsection 9.03 Remedies for Breach of Representations and Warranties.

      It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

      Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation or warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all out-of-pocket expenses incurred by the Purchaser as a result of such repurchase and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either
(a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

      At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

      For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

      In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

      Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and 9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

      Subsection 9.04 Repurchase of Mortgage Loans That Prepay in Full.

      If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within thirty (30) days of notice from Purchaser, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full less any prepayment penalty actually received by Purchaser. The Purchaser shall notify and invoice the Seller of any obligation to remit such premium for such Mortgage Loan pursuant to this Subsection 9.04 within one hundred eighty (180) days following the Closing Date for claim to be valid and enforceable; provided that Seller, as Interim Servicer, has notified Purchaser that such Mortgage Loan prepaid in Seller's monthly reports in its capacity as interim servicer.

      Subsection 9.05 Repurchase of Mortgage Loans with First Payment
Defaults.

      (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall acknowledge the delinquency and its obligations under this Section 9.05 within ten (10) days of such Mortgage Loan's delinquency and shall repurchase such Mortgage Loan from the Purchaser within twenty-five (25) days of such delinquency at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

      (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date, all in accordance with the terms of the related Mortgage Note, the Seller shall repurchase such Mortgage Loan from the Purchaser within twenty-five (25) days of Purchaser's repurchase request at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

      The Purchaser shall notify and invoice the Seller of any obligation to repurchase such Mortgage Loan pursuant to this Subsection 9.05 within one hundred eighty (180) days following the Closing Date for claim to be valid and enforceable; provided that Seller, as Interim Servicer, properly reported such delinquency to Purchaser in its monthly reports.

      Subsection 9.06 [Reserved].

      SECTION 10. Closing.

      The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

      The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

      (a) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

      (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

      (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in
            Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

      (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

      (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

      Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

      SECTION 11. Closing Documents.

      The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

      1. this Agreement (to be executed and delivered only for the initial Closing Date);

      2.    [Reserved];

      3.    [Reserved];

      4.    the related Mortgage Loan Schedule, segregated by Mortgage Loan
            Package;

      5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement unless such Custodian Certification has not been provided due to Custodian's default under the Custodial Agreement;

      6.    [Reserved];

      7.    [Reserved];

      8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

      9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

      10.   [Reserved];

      11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

      12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

      13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

      14.   Assignment and Conveyance Agreement in the form of Exhibit H hereto;
            and

      15.   Exhibit B to the related Assignment and Conveyance Agreement.

      The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

      SECTION 12. Costs.

      The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

      SECTION 13. Cooperation of Seller with a Reconstitution.

      The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

      a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

      b)    Freddie Mac (the "Freddie Mac Transfer"); or

      c) one or more third party purchasers in one or more Whole Loan Transfers; or

      d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

      The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

      With respect to each Whole Loan Transfer and each Securitization Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date (or, with respect to the Servicing Transfer Representations, the Transfer Date) or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution provided, however, that Purchaser provides notice of any such additional representation (in addition to, and other than in, the assignment, assumption and recognition agreement) and that any such representations and/or warranties shall not conflict with the representations and warranties made by the Seller in this Agreement and shall not in any event materially expand or increase the duties, obligations and/or liabilities of Seller beyond the duties, obligations and liabilities agreed to by Seller in this Agreement without the written consent of Seller (which shall not be unreasonably withheld). The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant provided, however, that Purchaser provides notice of any such additional representation (in addition to, and other than in, the assignment, assumption and recognition agreement) and that any such representations and/or warranties shall not conflict with the representations and warranties made by the Seller in this Agreement and shall not in any event materially expand or increase the duties, obligations and/or liabilities of Seller beyond the duties, obligations and liabilities agreed to by Seller in this Agreement without the written consent of Seller (which shall not be unreasonably withheld); and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

      In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

      All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

      SECTION 14. The Seller.

      Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

      (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

      (b) Promptly after receipt by an indemnified party under this Section
14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless
(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

      Subsection 14.02 Merger or Consolidation of the Seller.

      The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

      Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $10,000,000.

      SECTION 15. Financial Statements.

      The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller's parent company and unaudited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

      The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller to the extent such information is public information.

      SECTION 16. Mandatory Delivery; Grant of Security Interest.

      The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

      SECTION 17. Notices.

      All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

      (i)   if to the Seller:

            First Horizon Home Loan Corporation
            5901 College Boulevard
            Overland Park, Kansas, 66211
            Attention: Kent Smith
            Fax: (913) 261-0509
            Phone: (913) 339-5655
            Email: kentonsmith@firsthorizon.com

      (ii)  if to the Purchaser:

            IXIS Real Estate Capital Inc.
            9 West 57th Street
            New York, New York 10019
            Attention: Christopher Connelly
            Fax: (212)-891-6288
            Email: c.connelly@ixiscm.com

            with a copy to:

            IXIS Real Estate Capital Inc.
            9 West 57th Street
            New York, New York 10019
            Attention: General Counsel
            Fax: (212)-891-1922
            Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

      SECTION 18. Severability Clause.

      Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

      SECTION 19. Counterparts.

      This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

      SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

      THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

      SECTION 21. Intention of the Parties.

      It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in connection with the review of such tax consequences. Regardless of such review, provided that Seller shall have reasonably cooperated on such review, Seller shall have no obligation to either repurchase such Mortgage Loan or indemnify Purchaser for such Mortgage Loan in the event there is an adverse tax consequence to Seller, except as specifically provided herein.

      SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

      This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

      SECTION 23. Waivers.

      No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

      SECTION 24. Exhibits.

      The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

      SECTION 25. General Interpretive Principles.

      For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

      (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

      (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

      (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

      (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

      (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

      (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

      SECTION 26. Reproduction of Documents.

      This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

      SECTION 27. Further Agreements.

      The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

      SECTION 28. Recordation of Assignments of Mortgage.

      To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

      SECTION 29. No Solicitation.

      From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever related to such Mortgage Loan, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

      SECTION 30. Waiver of Trial by Jury.

      THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

      SECTION 31. Compliance with Regulation AB

      Subsection 31.01 Intent of the Parties; Reasonableness.

      The Purchaser and the Seller acknowledge and agree that the purpose of
Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

      Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

      The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

      Subsection 31.02 Additional Representations and Warranties of the
Seller.

      (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

      (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

      Subsection 31.03 Information To Be Provided by the Seller.

      In connection with any Securitization Transaction the Seller shall (i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

      (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

      (A) the originator's form of organization;

      (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

      (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third Party Originator; and

      (D) a description of any affiliation or relationship between the Seller, each Third Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

               (1) the sponsor;

               (2) the depositor;

               (3) the issuing entity;

               (4) any servicer;

               (5) any trustee;

               (6) any originator;

               (7) any significant obligor;

               (8) any enhancement or support provider; and

               (9) any other material transaction party.

      (b) If so requested by the Purchaser or any Depositor, to the extent required by Regulation AB, the Seller shall provide (or, as applicable, cause each Third Party Originator to provide), to the extent available to the Seller or such Third-Party Originator (and not otherwise available to the Purchaser) without unreasonable effort or expense, Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1) (3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable. The Purchaser agrees that it will cooperate with the Seller and provide sufficient and timely notice of any information requirement pertaining to a Securitization Transaction. The Purchaser will make all reasonable efforts to contain requests for information, reports or any other materials to items required for compliance with Regulation AB, and will refrain from requesting information that is not required for such compliance. The Seller shall use commercially reasonable efforts to provide the Static Pool Information required hereunder; provided, however, that failure of the Seller to perform such obligations, after applying commercially reasonable efforts, shall not result in a breach by the Seller of the provisions of this Agreement.

      Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

      If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

      (c) With respect to those Mortgage Loans that were sold to the Purchaser pursuant to this Agreement, the Purchaser shall provide or cause the servicer (or another party) to be obligated to provide information, upon request by Seller in the form customarily provided by the Purchaser, the servicer or such other party (which need not be customized for the Seller) with respect to the Mortgage Loans reasonably necessary for the Seller to comply with its obligations under Regulation AB, including, without limitation, providing to the Seller Static Pool Information, as set forth in Item 1105(a)(2) and (3) of Regulation AB (such information provided by the Purchaser, the servicer or such other party, the "Loan Performance Data"). The Purchaser shall, or shall cause the servicer (or another party) to be obligated to, indemnify the Seller for any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon (A) any untrue statement of a material fact contained or alleged to be contained in the Loan Performance Data or (B) the omission or alleged omission to state in the Loan Performance Data a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Loan Performance Data.

      (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset backed securities, the Seller shall (or shall cause each Third Party Originator to) (i) notify the Purchaser and any Depositor in writing of
(A) any material litigation or governmental proceedings pending against the Seller or any Third Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

      Subsection 31.04 Indemnification; Remedies.

      (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

      (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

      (ii) any failure by the Seller or any Third Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

      (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

      In the case of any failure of performance described in clause (a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third Party Originator.

      (b) (i) Any failure by the Seller or any Third Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [Signatures Commence on Following Page]

      IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                          IXIS REAL ESTATE CAPITAL INC.
                                             (Purchaser)

                                       By:
                                          ______________________________________
                                          Name:
                                          Title:

                                       By:
                                          ______________________________________
                                          Name:
                                          Title:

                                          FIRST HORIZON HOME LOAN CORPORATION
                                             (Seller)

                                       By:
                                          ______________________________________
                                          Name:
                                          Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

      With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to
Section 6 of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

      (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. The endorsement may be contained on an allonge, if state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

      (b) if applicable, the original of any guarantee executed in connection with the Mortgage Note;

      (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, (i) a Seller certified photocopy of such Mortgage; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

      (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

      (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

      (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, (i) a Seller certified photocopy of such intervening assignment; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

      (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

      (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

      In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety
(90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document and (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                                                       Exhibit C

                                    EXHIBIT C

                    FORM OF SELLER'S OFFICER'S CERTIFICATE

      I, ____________________, hereby certify that I am the duly elected [Vice] President of First Horizon Home Loan Corporation, a corporation organized under the laws of the state of Kansas (the "Company"), and further as follows:

      1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

      2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

      3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

      4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of July 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), and the Amended and Restated Interim Servicing Agreement, dated as of October 1, 2005, by and between the Company and the Purchaser (the "Interim Servicing Agreement") and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature, and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

      5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement or the Interim Servicing Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or
   (ii) any required consent, approval, authorization or order has been obtained by the Company.

      6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement or the Interim Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

      7. There is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement or the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement or the Interim Servicing Agreement.

      8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

      9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement and the Interim Servicing Agreement.

                                                                     Exhibit C

      IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________                   By:___________________________
                                                   Name:___________________
[Seal]                                          Title: [Vice] President

      I, ________________________, an [Assistant] Secretary of ______________
[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

      IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________                   By:___________________________
                                                   Name:___________________
                                                Title: [Assistant] Secretary

                                                                       Exhibit C

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                         TITLE                      SIGNATURE
----                         -----                      ---------

________________________     ______________________     ________________________

________________________     ______________________     ________________________

________________________     ______________________     ________________________

________________________     ______________________     ________________________

________________________     ______________________     ________________________

________________________     ______________________     ________________________

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                          AND INTERIM SERVICER (date)
                    ----------------------------------------

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

      You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Interim Servicing Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of January 1, 2007 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to the Purchase Agreement and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

      [We] [I] have examined the following documents:

      1.    the Purchase Agreement;

      2.    the form of Assignment of Mortgage;

      3.    the form of endorsement of the Mortgage Notes; and

      4 such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

      To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

      Based upon the foregoing, it is [our] [my] opinion that:

   1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

   2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

   3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

   4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

   5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

   6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

   7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

   8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

   9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

      This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,

                                       ------------------------------------
                                                      [Name]
                                           [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                    ___________________, _____

________________________
________________________
________________________

Attention: ___________________________
           ___________________________

            Re: Notice of Sale and Release of Collateral

Dear Sirs:

      This letter serves as notice that First Horizon Home Loan Corporation a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of July 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

      The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                                                       Exhibit E

      Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,

                                       _________________________________________

                                       By:______________________________________
                                       Name:____________________________________
                                       Title:___________________________________
                                       Date:____________________________________

Acknowledged and approved:

______________________________________

By:___________________________________
Name:_________________________________
Title:________________________________
Date:_________________________________

                                                                       Exhibit F

                                    EXHIBIT F

                    FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

      The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of July 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

      ________________________________
       (Name)

      ________________________________
       (Address)

      By:_____________________________

                                                                       Exhibit F

                          II. Certification of Release

      The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.


                                          ______________________________

                                          By:___________________________
                                          Title:________________________
                                          Date:_________________________

                                                                       Exhibit G

                                    EXHIBIT G

                            LIST OF PROHIBITED STATES

1. New Jersey Owner Occupied Refinance Loans Originated between November 27, 2003 and July 6, 2004;

2.    New Jersey Manufactured Housing Properties;

3.    Georgia Loans Originated Between October 1, 2002 and March 7, 2003.

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

      On this ___ day of __________, ____, ___________________ ("Seller"), as
(i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of July 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Amended and Restated Interim Servicing Agreement, dated as of October 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by First Horizon Home Loan Corporation ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

      The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

      In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

      Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       By:______________________________________
                                          Name:_________________________________
                                          Title:________________________________

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:_____________________________

   Name:________________________

   Title:_______________________

By:_____________________________

   Name:________________________

   Title:_______________________

                                                                      Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                      Exhibit H

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

   REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

      Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

      No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                      Exhibit H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                       Exhibit I

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                                                       Exhibit J

                                    EXHIBIT J

                 FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

      THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee") and First Horizon Home Loan Corporation (the "Company"):

      For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

      1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of July 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

      The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

      2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [__________], 2006 (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

      3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof or such other date specified herein that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

      4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof (or, with respect to the Servicing Transfer Representations, the Transfer Date) as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

      5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

      6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

      7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

      8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

      9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

      10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

      11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

      12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                                                      Exhibit J

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       FIRST HORIZON
                                          HOME LOAN CORPORATION

                                       By:  ____________________________________
                                            Name:_______________________________
                                            Its:________________________________

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:  ____________________________________
                                            Name:_______________________________
                                            Its:________________________________

                                       By:  ____________________________________
                                            Name:_______________________________
                                            Its:________________________________


                                       [__________________________]

                                       By:  ____________________________________
                                            Name:_______________________________
                                            Its:________________________________

                                                                      Exhibit J

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

      This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, among/between IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), First Horizon Home Loan Corporation, a Kansas corporation (the "Seller") and [_____________], a [_______________] [(the "Initial
Servicer")].

      WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________] Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

      WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

      WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of July 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

      WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

      NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

      1. Indemnification and Contribution.

      (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement , ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information [and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller [and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

      As used herein:

      "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

      "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

      "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

      "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines [and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement , ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

      ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement , ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular , ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

      (b) Promptly after receipt by any indemnified party under this Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 1.

      If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

      Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

      Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

      Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

      (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

      (d) The indemnity and contribution agreements contained in this Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

      2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

      (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

      (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

      (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

      (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

      (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

      (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer]; and

      (viii) the [Seller Information] [Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB.

      3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019, Attention: General Counsel.

      4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                                                      Exhibit K

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:
                                           _____________________________________
                                            Name:
                                            Title:

                                       By:
                                           _____________________________________
                                            Name:
                                            Title:

                                       FIRST HORIZON
                                          HOME LOAN CORPORATION

                                       By:
                                           _____________________________________
                                            Name:
                                            Title:

                                       [INITIAL SERVICER]

                                       By:
                                           _____________________________________
                                            Name:
                                            Title:

                                   EXHIBIT EE

                              FIRST NLC AGREEMENTS


                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated April 30, 2007 ("Agreement"), among Natixis Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and First NLC Financial Services, LLC (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of May 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or
(b) to any premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections
9.03 and 9.05 of the Purchase Agreement or (iii) any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Natixis Real Estate Capital Trust 2007-HE2 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of April 1, 2007 (the "Pooling Agreement"), among the Assignee, the Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage Loans, (iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) as of the date hereof that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless (i) otherwise specifically stated in such representations and warranties or (ii) with respect to the clause "nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan" in the next to the last sentence of
(b), the last sentence of (b), the first sentence of (c), (d), (e), the last sentence of (f), (h), the last sentence of (i), (m), (n), the last sentence of
(p), (q), (r), the third and fourth sentences of (w), (x), (z), (hh), (ii),
(kk), (ll), (mm), (rr), (xx), (bbb) and (kkk), such representations and warranties are true and correct as of the related Transfer Date (as defined in the Purchase Agreement).

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05, or any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       FIRST NLC FINANCIAL SERVICES, LLC

                                       By: /s/Lesley Hackett
                                          ------------------------------
                                          Name: Lesley Hackett
                                          Its: Sr. Vice Pres.

                                       NATIXIS REAL ESTATE CAPITAL INC.

                                       By: /s/Anthony Malanga
                                          ------------------------------
                                          Name: Anthony Malanga
                                          Its: Managing Director

                                       By: /s/Christopher Hayden
                                          ------------------------------
                                          Name: Christopher Hayden
                                          Its: Managing Director

                                       MORGAN STANLEY ABS CAPITAL I INC.

                                       By: /s/Valerie Kay
                                          ------------------------------
                                          Name: Valerie Kay
                                          Its: Vice President

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

================================================================================

                THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE
                            AND WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser


                       FIRST NLC FINANCIAL SERVICES, LLC,

                                     Seller

                                   ----------

                             Dated as of May 1, 2006

        Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS


SECTION 1     DEFINITIONS......................................................

SECTION 2     AGREEMENT TO PURCHASE............................................

SECTION 3     MORTGAGE SCHEDULES...............................................

SECTION 4     PURCHASE PRICE...................................................

SECTION 5     EXAMINATION OF MORTGAGE FILES....................................

SECTION 6     CONVEYANCE FROM SELLER TO PURCHASER..............................

   Subsection 6.01   Conveyance of Mortgage
                     Loans; Possession of
                     Servicing Files...........................................
   Subsection 6.02   Books and Records.........................................
   Subsection 6.03   Delivery of Mortgage Loan
                     Documents.................................................
   Subsection 6.04   Quality Control Procedures................................
   Subsection 6.05   MERS Designated Mortgage
                     Loans.....................................................

SECTION 7     SERVICING OF THE MORTGAGE LOANS..................................

SECTION 8     TRANSFER OF SERVICING............................................

SECTION 9     REPRESENTATIONS, WARRANTIES AND
              COVENANTS OF THE SELLER; REMEDIES
              FOR BREACH.......................................................

   Subsection 9.01   Representations and
                     Warranties Regarding the
                     Seller....................................................
   Subsection 9.02   Representations and
                     Warranties Regarding
                     Individual Mortgage Loans.................................
   Subsection 9.03   Remedies for Breach of
                     Representations and
                     Warranties................................................
   Subsection 9.04   Repurchase of Mortgage
                     Loans That Prepay in Full.................................
   Subsection 9.05   Repurchase of Mortgage
                     Loans with First Payment
                     Defaults..................................................

SECTION 10    CLOSING..........................................................

SECTION 11    CLOSING DOCUMENTS................................................

SECTION 12    COSTS............................................................

SECTION 13    COOPERATION OF SELLER WITH A
              RECONSTITUTION...................................................

SECTION 14    THE SELLER.......................................................

   Subsection 14.01  Additional Indemnification
                     by the Seller; Third Party
                     Claims....................................................
   Subsection 14.02  Merger or Consolidation of
                     the Seller................................................

SECTION 15    FINANCIAL STATEMENTS.............................................

SECTION 16    MANDATORY DELIVERY; GRANT OF
              SECURITY INTEREST................................................

SECTION 17    NOTICES..........................................................

SECTION 18    SEVERABILITY CLAUSE..............................................

SECTION 19    COUNTERPARTS.....................................................

SECTION 20    GOVERNING LAW JURISDICTION;
              CONSENT TO SERVICE OF PROCESS....................................

SECTION 21    INTENTION OF THE PARTIES.........................................

SECTION 22    SUCCESSORS AND ASSIGNS; ASSIGNMENT
              OF PURCHASE AGREEMENT............................................

SECTION 23    WAIVERS..........................................................

SECTION 24    EXHIBITS.........................................................

SECTION 25    GENERAL INTERPRETIVE PRINCIPLES..................................

SECTION 26    REPRODUCTION OF DOCUMENTS........................................

SECTION 27    FURTHER AGREEMENTS...............................................

SECTION 28    RECORDATION OF ASSIGNMENTS OF
              MORTGAGE.........................................................

SECTION 29    NO SOLICITATION..................................................

SECTION 30    WAIVER OF TRIAL BY JURY..........................................

SECTION 31    COMPLIANCE WITH REGULATION AB....................................

   Subsection 31.01  Intent of the Parties;
                     Reasonableness............................................
   Subsection 31.02  Additional Representations
                     and Warranties of the Seller..............................
   Subsection 31.03  Information to Be Provided
                     by the Seller.............................................
   Subsection 31.04  Indemnification; Remedies.................................





                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   [RESERVED]

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

  THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of May 1, 2006, between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and First NLC Financial Services, LLC, a Florida limited liability company, having an office at 700 West Hillsboro Boulevard, Building One, Deerfield Beach, Florida (the "Seller").

                             W I T N E S S E T H:

            WHEREAS, the Purchaser and the Seller are parties to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2005 (the "Original Agreement"), between the Purchaser and the Seller.

            WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Agreement.

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in
Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, dated as of October 14, 2002, between the Purchaser and the Custodian.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

            Delinquent: A Mortgage Loan in which the Monthly Payment has not been received by the date that is one day prior to the Due Date occurring in the immediately succeeding month (i.e. if Monthly Payment due on September 1 is not received prior to October 1, such Mortgage Loan would be Delinquent).

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13 hereof.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Freddie Mac Transfer: As defined in Section 13 hereof.

            GEMICO: General Electric Mortgage Insurance Corporation, a North Carolina corporation and its successors in interest.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and
(ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: First NLC Financial Services, LLC, a Florida limited liability company and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The Second Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 by and between the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified therein.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating the type of prepayment penalty, if any; (29) a code indicating whether the Mortgage Loan is a Home Loan; (30) the credit risk score (FICO score); (31) with respect to the related Mortgagor, the debt-to-income ratio;
(32) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (33) the Appraised Value of the Mortgaged Property; (34) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (35) the Periodic Rate Cap under the terms of the Mortgage Note; (36) the Periodic Rate Floor under the terms of the Mortgage Note; (37) whether such Mortgage Loan provides for a prepayment penalty; (38) the prepayment penalty period of such Mortgage Loan, if applicable; (39) a description of the type of prepayment penalty, if applicable;
(40) the MERS Identification Number; (41) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(42) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest or assigns or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 13.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100 through 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: First NLC Financial Services, LLC, a Florida limited liability company, and its successors in interest.

            Seller Information: As defined in Subsection 31.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

            Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

            VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least five (5) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans; Possession of Servicing Files.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection
9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee.

            Subsection 6.04 Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05 MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01 Representations and Warranties Regarding the Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Florida and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full organizational power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller, on behalf of the Interim Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes; (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

            (t) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                        (1) with respect to Second Lien Loans, the lien of the
                  first mortgage on the Mortgaged Property;

                        (2) the lien of current real property taxes and
                  assessments not yet due and payable;

                        (3) covenants, conditions and restrictions, rights of
                  way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                        (4) other matters to which like properties are commonly
                  subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 90%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act as amended, or any similar state statute;

            (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and, subject to Section 9.04, will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

            (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty cost or premium to the Purchaser;

            (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

            (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (kkk) Mortgagor Bankruptcy. On or prior to the date 60 days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor; and

            (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan;

            (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (ppp) Origination Practices/No Steering. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

            (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (rrr) [Reserved].

            (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and (5) the related Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

            Subsection 9.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03 with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean the Person then acting as the Successor Servicer under this Agreement and any and all Persons who previously were "Successor Servicers" under this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04 Repurchase of Mortgage Loans That Prepay in Full.

            If any Mortgage Loan is prepaid within sixty (60) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full, less the amount of any prepayment penalty on such Mortgage Loan actually received by the Purchaser (or, in the event that the servicing of such Mortgage Loan has been transferred from the Interim Servicer to a servicer approved by the Purchaser, less the amount of any prepayment penalty which has been waived by the successor servicer). Notwithstanding the foregoing, if the Seller is the Interim Servicer, the Seller may waive a prepayment penalty payable by a Mortgagor during the 60 days from and after the related Closing Date.

            Subsection 9.05 Repurchase of Mortgage Loans with First Payment Defaults.

            (a) If the related Mortgagor is Delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            (b) (b) If the related Mortgagor is Delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the month following the month in which the related Closing Date occurs, in each case, on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan; provided, however, that the Purchaser shall provide written notification to the Seller of any delinquent payment described above.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            1. this Agreement (to be executed and delivered only for the initial Closing Date);

            2. the Amended and Restated Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing
                  Date);

            3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

            4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

            5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

            6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

            7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

            8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

            9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

            10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

            11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

            12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

            14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

            15.   Exhibit B to the related Assignment and Conveyance Agreement;
                  and

            16. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

            b)    Freddie Mac (the "Freddie Mac Transfer"); or

            c) one or more third party purchasers in one or more Whole Loan Transfers; or

            d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; and (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date or make representations and warranties as may be reasonably required by the issuer, any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution; provided that the Seller shall make the representations and warranties set forth in Section 9.02(a), the last sentence of (b), the first sentence of (c), (d), (e), the last sentence of
(f), (h), the last sentence of (i), (m), (n), the last sentence of (p), (q),
(r), the third and fourth sentences of (w), (x), (z), (hh), (ii), (kk), (ll),
(mm), (rr), (xx), (bbb) and (kkk) as of the related Transfer Date. With respect to each additional requested representation and warranty required pursuant to the preceding sentence, the Seller and the Purchaser shall negotiate such representations and warranties in good faith and shall determine the reasonableness of such requirement after consultation with each other. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean the Person then acting as the Successor Servicer under this Agreement and any and all Persons who previously were "Successor Servicers" under this Agreement.

            (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02 Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                  (i) if to the Seller:

                        First NLC Financial Services, LLC
                        700 West Hillsboro Boulevard, Building 1
                         Deerfield Beach, Florida 33441
                        Attention: Jeff Henschel and Robert Bello
                        Fax: 954-360-2803
                        Email: rbello@firstnlc.net, jhenschel@firstnlc.net

                  (ii) if to the Purchaser:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: Christopher Connelly
                        Fax: 212-891-6288
                        Email: c.connelly@ixiscm.com

                        with a copy to:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: General Counsel
                        Fax: 212-891-1922
                        Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

            SECTION 29. No Solicitation.

            From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29 and (ii) any solicitation in any manner from a publicly purchased list shall not constitute solicitation under this Section 29; provided that the publicly purchased list was purchased after the origination date of the related Mortgage Loan.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

            SECTION 31. Compliance with Regulation AB.

            Subsection 31.01 Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB, subject to
Section 1105(f) of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance, subject to Section 1105(f) of Regulation AB.

            The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 31.02 Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 31.03 Information to Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                  (A) the originator's form of organization;

                  (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                  (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                  (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                        (1) the sponsor;

                        (2) the depositor;

                        (3) the issuing entity;

                        (4) any servicer;

                        (5) any trustee;

                        (6) any originator;

                        (7) any significant obligor;

                        (8) any enhancement or support provider; and

                        (9) any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall use reasonable good faith efforts to acquire, and to the extent the data is available to Seller, to provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of
Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved].

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            (e) With respect to those Mortgage Loans that were originated by the Seller (including as an acquirer of Mortgage Loans from a Qualified Correspondent) and sold to the Purchaser pursuant to this Agreement, the Purchaser shall, to the extent consistent with then-current industry practice, cause the servicer (or another party) to be obligated to provide information, in the form customarily provided by such servicer or other party (which need not be customized for the Seller) with respect to the Mortgage Loans reasonably necessary for the Seller to comply with its obligations under regulation AB, including, without limitation, providing to the Seller static pool information, as set forth in Item 1105(a)(2), provided in the manner specified in Item 1105(a)(3) of Regulation AB (such information provided by the servicer or such other party, the "Loan Performance Information").

            Subsection 31.04 Indemnification; Remedies.

            (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

            (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

            (c) The Purchaser shall indemnify the Sellers, each affiliate of the Sellers and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in the Loan Performance Information or (B) the omission or alleged omission to state in the Loan Performance Information a material fact required to be stated in the Loan Performance Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Loan Performance Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Loan Performance Information or any portion thereof is presented together with or separately from such other information; or

            (ii) any failure by the Purchaser or by the related servicer to deliver any Loan Performance Information as required under Subsection 31.03(e).

                     [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       IXIS REAL ESTATE CAPITAL INC.
                                          (Purchaser)

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________


                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________


                                       FIRST NLC FINANCIAL SERVICES, LLC
                                          (Seller)

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                  EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                    EXHIBIT C

                    FORM OF SELLER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company"), and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

            3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Mortgage Loan Purchase and Warranties Agreement, dated as of _______ __, ____, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"),] [the Interim Servicing Agreement, dated as of _______ __, ____, by and between the Company and the Purchaser (the "Interim Servicing Agreement")] [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase Agreement and the Interim Servicing Agreement,] the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement and the Interim Servicing Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase Agreement and the Interim Servicing Agreement,] or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the [Purchase Agreement and the Interim Servicing Agreement].

            8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement, the Interim Servicing Agreement and the Custodial Agreement].

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.


Dated: ___________________                By:___________________________________
                                          Name:
       [Seal]                             Title: [Vice] President


            I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.


Dated: ___________________                By:___________________________________
                                          Name:
                                          Title: [Assistant] Secretary

                                  EXHIBIT 5 to

                         Company's Officer's Certificate

NAME                   TITLE                   SIGNATURE
----                   -----                   ---------


__________________     __________________      __________________


__________________     __________________      __________________


__________________     __________________      __________________


__________________     __________________      __________________


__________________     __________________      __________________


__________________     __________________      __________________

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of _________ __, ____ (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of _____ __, ____ among the Purchaser, the Company, ________________________ (the "Interim Servicer") and ______________________[CUSTODIAN] (the "Custodial Agreement") and serviced pursuant to an Interim Servicing Agreement, dated as of ______ __, ____ by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement and the Custodial Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We] [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Interim Servicing Agreement;

            3.    the Custodial Agreement;

            4.    the form of Assignment of Mortgage;

            5.    the form of endorsement of the Mortgage Notes; and

            6. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

            1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

            2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

            3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

            4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

            7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

            8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

            9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,


                                       _______________________________________
                                                       [Name]
                                             [Assistant] General Counsel

                                    EXHIBIT E

                    FORM OF SECURITY RELEASE CERTIFICATION

                                                    ___________________, _____

________________________
________________________
________________________

Attention: ___________________________
           ___________________________

Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,

                                       _______________________________________

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________

Acknowledged and approved:

__________________________

By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                    EXHIBIT F

                    FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

_______________________________________
                (Name)

_______________________________________
               (Address)

By:____________________________________

                          II. Certification of Release

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.


                                       _______________________________________

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________

                                    EXHIBIT G

                                   [RESERVED]

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

            On this ___ day of __________, ____, First NLC Financial Services, LLC ("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Second Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by First NLC Financial Services, LLC ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       FIRST NLC FINANCIAL SERVICES, LLC



                                       By:____________________________________

                                       Name:__________________________________

                                       Title:_________________________________

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.


By:____________________________________

Name:__________________________________

Title:_________________________________



By:____________________________________

Name:__________________________________

Title:_________________________________

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                    EXHIBIT B
                    TO ASSIGNMENT AND CONVEYANCE AGREEMENT

   REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                    EXHIBIT C
                    TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                    EXHIBIT J

                 FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of [DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 2002 (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

            (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

            (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

            (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

            (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless (i) otherwise specifically stated in such representations and warranties or (ii) with respect to the last sentence of (b), the first sentence of (c), (d), (e), the last sentence of (f), (h), the last sentence of (i), (m), (n), the last sentence of
(p), (q), (r), the third and fourth sentences of (w), (x), (z), (hh), (ii),
(kk), (ll), (mm), (rr), (xx), (bbb) and (kkk), such representations and warranties are true and correct as of the related Transfer Date (as defined in the Purchase Agreement).

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       [SELLER]

                                       By:____________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:____________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                       By:____________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                       [__________________________]

                                       By:____________________________________
                                          Name:_______________________________
                                          Its:________________________________

              EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the
"Seller") and [_____________], a [_______________] [(the "Initial Servicer")].

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to
[________________] Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

            1. Indemnification and Contribution.

            (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, and their respective present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission of a material fact made in reliance upon and in conformity with the Seller Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            As used herein:

            "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

            "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

            ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

             (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

            (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

            (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

            (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer];

            (vii) the Due Diligence Answers given by the Indemnifying Party are true, correct and complete in all material respects. "Due Diligence Answers" means the answers given by the Seller to due diligence questions asked by [______], which questions were prepared by [______]'s counsel based upon the requirements of Regulation AB. Due Diligence Answers and the related due diligence questions are evidenced by a writing that is attached hereto as Exhibit A; and

            (viii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed to First NLC Financial Services, LLC, 700 West Hillsboro Boulevard, Building 1, Deerfield Beach, Florida 33441, Attention: Jeffrey M. Henschel, President; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019, Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                 [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:____________________________________
                                          Name:
                                          Title:

                                       By:____________________________________
                                          Name:
                                          Title:

                                       [SELLER]

                                       By:____________________________________
                                          Name:
                                          Title:

                                       [INITIAL SERVICER]

                                       By:____________________________________
                                          Name:
                                          Title:

                                   EXHIBIT FF

                              FLEXPOINT AGREEMENTS


                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated April 30, 2007 ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and FlexPoint Funding Corporation (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of February 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, as amended by Amendment No. 1, dated as of May 1, 2006, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Section 13, Subsection 9.04 and Subsection
14.01 of the Purchase Agreement or (b) to any premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 9.03 and 9.05 of the Purchase Agreement or (iii) any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Natixis Real Estate Capital Trust 2007-HE2 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of April 1, 2007 (the "Pooling Agreement"), among the Assignee, the Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) as of the date hereof that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 (other than (i) the clause "nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan" or (ii) the last sentence of Section 9.02(b) as it applies to Due Dates after the date hereof) of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05, or any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       FLEXPOINT FUNDING CORPORATION

                                       By: /s/Dennis Regan
                                          ----------------------------
                                          Name: Dennis Regan
                                          Its: EVP Secondary Marketing

                                       NATIXIS REAL ESTATE CAPITAL INC.

                                       By: /s/Anthony Malanga
                                          ----------------------------
                                          Name: Anthony Malanga
                                          Its: Managing Director

                                       By:/s/Christopher Hayden
                                          ----------------------------
                                          Name: Christopher Hayden
                                          Its: Managing Director

                                       MORGAN STANLEY ABS CAPITAL I INC.

                                       By: /s/Valerie Kay
                                          ----------------------------
                                          Name: Valerie Kay
                                          Its: Vice President

              EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

================================================================================

                    SECOND AMENDED AND RESTATED MORTGAGE LOAN
                        PURCHASE AND WARRANTIES AGREEMENT



                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser


                         FLEXPOINT FUNDING CORPORATION,

                                     Seller



                          Dated as of February 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

SECTION 1.     Definitions....................................................

SECTION 2.     Agreement to Purchase..........................................

SECTION 3.     Mortgage Schedules.............................................

SECTION 4.     Purchase Price.................................................

SECTION 5.     Examination of Mortgage Files..................................

SECTION 6.     Conveyance from Seller to Purchaser............................

      Subsection 6.01   Conveyance of Mortgage Loans; Possession of
                          Servicing Files.....................................
      Subsection 6.02   Books and Records.....................................
      Subsection 6.03   Delivery of Mortgage Loan Documents...................
      Subsection 6.04   Quality Control Procedures............................
      Subsection 6.05   MERS Designated Mortgage Loans........................

SECTION 7.     Servicing of the Mortgage Loans................................

SECTION 8.     Transfer of Servicing..........................................

SECTION 9.     Representations, Warranties and Covenants
               of the Seller; Remedies for Breach.............................

      Subsection 9.01   Representations and Warranties
                        Regarding the Seller..................................
      Subsection 9.02   Representations and Warranties Regarding Individual
                          Mortgage Loans......................................
      Subsection 9.03   Remedies for Breach of Representations and Warranties.
      Subsection 9.04   Repurchase of Mortgage Loans That Prepay in Full......
      Subsection 9.05   Repurchase of Mortgage Loans with First Payment
                          Defaults............................................
      Subsection 9.06   Purchaser's Right to Review...........................

SECTION 10.    Closing.   ....................................................

SECTION 11.    Closing Documents..............................................

SECTION 12.    Costs.     ....................................................

SECTION 13.    Cooperation of Seller with a
               Reconstitution.................................................

SECTION 14.    The Seller.....................................................

      Subsection 14.01  Additional Indemnification by the Seller;
                         Third Party Claims........................
      Subsection 14.02  Merger or Consolidation of the Seller.................

SECTION 15.    Financial Statements...........................................

SECTION 16.    Mandatory Delivery; Grant of Security Interest.................

SECTION 17.    Notices........................................................

SECTION 18.    Severability Clause............................................

SECTION 19.    Counterparts...................................................

SECTION 20.    Governing Law Jurisdiction; Consent to Service of Process......

SECTION 21.    Intention of the Parties.......................................

SECTION 22.    Successors and Assigns; Assignment of Purchase Agreement.......

SECTION 23.    Waivers.   ....................................................

SECTION 24.    Exhibits.  ....................................................

SECTION 25.    General Interpretive Principles................................

SECTION 26.    Reproduction of Documents......................................

SECTION 27.    Further Agreements.............................................

SECTION 28.    Recordation of Assignments of Mortgage.........................

SECTION 29.    No Solicitation................................................

SECTION 30.    Waiver of Trial by Jury........................................

SECTION 31.    Compliance with Regulation AB..................................

      Subsection 31.01  Intent of the Parties; Reasonableness.................
      Subsection 31.02  Additional Representations and Warranties
                         of the Seller.......................................
      Subsection 31.03  Information to Be Provided by the Seller...............
      Subsection 31.04  Indemnification; Remedies.............................

EXHIBITS
EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE
EXHIBIT B   FORM OF INTERIM SERVICING AGREEMENT
EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE
EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
            SERVICER
EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION
EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION
EXHIBIT G   [RESERVED]
EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT
EXHIBIT I   SELLER'S UNDERWRITING GUIDELINES
EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                  SECOND AMENDED AND RESTATED MORTGAGE LOAN
                        PURCHASE AND WARRANTIES AGREEMENT

            This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of February 1, 2006, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and FlexPoint Funding Corporation, a California corporation, having an office at 30 Executive Park, Suite 200, Irvine, California 92614 (the "Seller").

                             W I T N E S S E T H:

            WHEREAS, the Purchaser and the Seller are parties to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2005 (the "Original Agreement"), between the Purchaser and the Seller.

            WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Agreement.

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1 Definitions. For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other
Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac
Transfer.

            Agreement: This Second and Amended Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in
Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange
Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim
Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein,
(ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13 hereof.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Freddie Mac Transfer: As defined in Section 13 hereof.

            GEMICO: General Electric Mortgage Insurance Corporation, a North Carolina corporation and its successors in interest.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home
Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each
Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated
Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: FlexPoint Funding Corporation, a
California corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage
Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which
(a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular
Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property;
(5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable; (39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and (41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account,
(b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate
Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Mortgage
Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty
(180) days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole
Loan Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 13.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531
(Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim
Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The federal Securities Act of 1933, as amended.

            Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly-offered or privately-placed, rated or unrated mortgage backed securities or (2) an issuance of publicly-offered or privately-placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: FlexPoint Funding Corporation, a California corporation, and its successors in interest.

            Seller Information: As defined in Subsection 31.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans;
(d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage
Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

            Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

            VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            SECTION 2 Agreement to Purchase. The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3 Mortgage Schedules. The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

            SECTION 4 Purchase Price. The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5 Examination of Mortgage Files. At least seven 14 days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage
Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

            SECTION 6 Conveyance from Seller to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans; Possession of Servicing Files.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02 Books and Records. Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            Subsection 6.03 Delivery of Mortgage Loan Documents. The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection
9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures. The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05 MERS Designated Mortgage Loans. With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7 Servicing of the Mortgage Loans. The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8 Transfer of Servicing. On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01 Representations and Warranties Regarding the Seller. The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller, in its capacity as the Interim Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

            (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

            (a) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans. The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is thirty
(30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee,
(iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related Mortgagor occupied the related manufactured home as its primary residence. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                  (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                  (2) the lien of current real property taxes and assessments not yet due and payable;

                  (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is underwritten in accordance with the Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

            (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, , the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the Mortgage Loan's origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium and (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

            (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

            (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

            (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (kkk) Mortgagor Bankruptcy. On or prior to the date sixty (60) days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan;

            (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (ppp) Origination Practices/No Steering. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. This representation is a Deemed Material Breach Representation;

            (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (rrr) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgage or a third party, and
(y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provide for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and (5) the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of the such Second Lien Loan. This representation is a Deemed Material Breach Representation.

            Subsection 9.03 Remedies for Breach of Representations and Warranties. It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within 60 days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04 Repurchase of Mortgage Loans That Prepay in Full. If any Mortgage Loan is prepaid within one hundred and eighty (180) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

            Subsection 9.05 Repurchase of Mortgage Loans with First Payment Defaults.

            (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first two calendar months following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            Subsection 9.06 Purchaser's Right to Review. From the related Closing Date until ninety (90) days after such Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment. In the event that the Purchaser so rejects any Mortgage Loan, the Seller shall, no later than five (5) Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 9.03 hereof at the Purchase Price, together with accrued and unpaid interest at the Mortgage Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

            All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

            Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

            SECTION 10. Closing. The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents. The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

                        (1) this Agreement (to be executed and delivered only
            for the initial Closing Date);

                        (2) the Interim Servicing Agreement, dated as of the
            initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

                        (3) with respect to the initial Closing Date, the
            Custodial Agreement, dated as of the initial Cut-off Date;

                        (4) the related Mortgage Loan Schedule, segregated by
            Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

                        (5) a Custodian's Certification, as required under the
            Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

                        (6) with respect to the initial Closing Date, a
            Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

                        (7) with respect to the initial Closing Date, an Escrow
            Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

                        (8) with respect to the initial Closing Date, an
            Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

                        (9) with respect to the initial Closing Date, an Opinion
            of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

                        (10) with respect to the initial Closing Date, an
            Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

                        (11) a Security Release Certification, in the form of
            Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

                        (12) a certificate or other evidence of merger or change
            of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

                        (13) with respect to the initial Closing Date, the
            Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

                        (14) Assignment and Conveyance Agreement in the form of
            Exhibit H hereto;

                        (15) Exhibit B to the related Assignment and Conveyance
            Agreement; and

                        (16) a MERS Report reflecting the Purchaser as Investor
            and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs. The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution. The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

            (b) Freddie Mac (the "Freddie Mac Transfer"); or

            (c) one or more third party purchasers in one or more Whole Loan Transfers; or

            (d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02 Merger or Consolidation of the Seller. The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

            SECTION 15. Financial Statements. The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest. The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices. All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

            (i)   if to the Seller:

                  FlexPoint Funding Corporation
                  30 Executive Park, Suite 200
                  Irvine, CA 92614
                  Attention: Dennis Regan
                  Fax: (949) 955-8353
                  Email: dregan@flexfunding.net

            (ii)  if to the Purchaser:

                  IXIS Real Estate Capital Inc.
                  9 West 57th Street
                  New York, New York 10019
                  Attention: Christopher Connelly
                  Fax: (212) 891-6288
                  Email: c.connelly@ixiscm.com

            with a copy to:

                  IXIS Real Estate Capital Inc.
                  9 West 57th Street
                  New York, New York 10019
                  Attention: General Counsel
                  Fax: (212) 891-1922
                  Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause. Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law Jurisdiction; Consent to Service of Process. THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 21. Intention of the Parties. It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase Agreement. This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements. The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage. To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

            SECTION 29. No Solicitation. From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury. THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

            SECTION 31. Compliance with Regulation AB

            Subsection 31.01 Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

            The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 31.02 Additional Representations and Warranties of the Seller.

               (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

               (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 31.03 Information to Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                        (A) the originator's form of organization;

                        (B) a description of the originator's origination
            program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
            Item 1110(b)(2) of Regulation AB;

                        (C) a description of any material legal or governmental
            proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                        (D) a description of any affiliation or relationship
            between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                        (1)   the sponsor;

                        (2)   the depositor;

                        (3)   the issuing entity;

                        (4)   any servicer;

                        (5)   any trustee;

                        (6)   any originator;

                        (7)   any significant obligor;

                        (8)   any enhancement or support provider; and

                        (9)   any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved].

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            Subsection 31.04 Indemnification; Remedies.

            (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

            (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                   [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       IXIS REAL ESTATE CAPITAL INC.
                                          (Purchaser)

                                       By:____________________________________
                                          Name:
                                          Title:

                                       By:____________________________________
                                          Name:
                                          Title:

                                       FLEXPOINT FUNDING CORPORATION
                                          (Seller)

                                       By:____________________________________
                                          Name:
                                          Title:

                                                                       EXHIBIT A


                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of IXIS Real Estate Capital Inc., without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       EXHIBIT B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                                                       EXHIBIT C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

      I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company"), and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since
___________.

            3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement") and the Amended and Restated Interim Servicing Agreement, dated as of October 1, 2005, by and between the Company and the Purchaser (the "Interim Servicing Agreement") and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original or facsimile signature, and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since
____________.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement and the Interim Servicing Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement or the Interim Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement or the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement or the Interim Servicing Agreement.

            8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on
Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement and the Interim Servicing Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.


Dated: ___________________                By:___________________________________
                                          Name:________________________
       [Seal]                             Title: [Vice] President


            I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.


            IN WITNESS WHEREOF, I have hereunto signed my name.


Dated: ___________________                By:___________________________________
                                          Name: ____________________________
                                          Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate
                         -------------------------------

NAME                        TITLE                   SIGNATURE
----                        -----                   ---------


__________________     __________________      __________________

__________________     __________________      __________________

__________________     __________________      __________________

__________________     __________________      __________________

__________________     __________________      __________________

__________________     __________________      __________________

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to FlexPoint Funding Corporation (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of February 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of June 1, 2005 between the Purchaser and Deutsche Bank National Trust Company (the "Custodial Agreement") and serviced pursuant to an Amended and Restated Interim Servicing Agreement, dated as of October 1, 2005, by and between the FlexPoint Funding Corporation (in such capacity the "Interim Servicer") and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We] [I] have examined the following documents:

            1. the Purchase Agreement;

            2. the Interim Servicing Agreement;

            3. the form of Assignment of Mortgage;

            4. the form of endorsement of the Mortgage Notes; and

            5. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

            1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

            2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

            3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

            4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

            7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

            8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

            9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                            Very truly yours,


                                             ________________________________
                                                       [Name]
                                             [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                    ___________________, _____

________________________
________________________
________________________

Attention: __________________________
           __________________________

Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that FlexPoint Funding Corporation a corporation, organized pursuant to the laws of California (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                                                      Exhibit E

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,

                                          ____________________________________

                                          By:_________________________________
                                          Name:________________________________
                                          Title:_______________________________
                                          Date:________________________________

Acknowledged and approved:

______________________________

By:_________________________________
Name:________________________________
Title:_______________________________
Date:________________________________

                                                                       EXHIBIT F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

________________________________
      (Name)

________________________________
      (Address)

By:_____________________________

                                                                      Exhibit F

                          II. Certification of Release

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                          ____________________________________

                                          By:_________________________________
                                          Name:________________________________
                                          Title:_______________________________
                                          Date:________________________________

                                                                       EXHIBIT G

                                    EXHIBIT G

                                   [RESERVED]

                                                                       EXHIBIT H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

            On this ___ day of __________, ____, ___________________ ("Seller"),
as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Amended and Restated Interim Servicing Agreement, dated as of October 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by FlexPoint Funding Corporation ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       EXHIBIT H

                                       [SELLER]

                                       By:____________________________________

                                          Name:_______________________________

                                          Title:______________________________

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:_________________________________

Name: ______________________________

Title:

By:_________________________________

Name:_______________________________

Title:______________________________

                                                                       EXHIBIT H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       EXHIBIT H

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       EXHIBIT H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                       EXHIBIT I

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                                                       EXHIBIT J

                                    EXHIBIT J

                 FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and FlexPoint Funding Corporation (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of February 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 13, Subsection 9.04 and 14.01 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 2002 (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

            (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

            (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

            (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

            (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       FLEXPOINT FUNDING CORPORATION

                                       By:____________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                       IXIS REAL ESTATE Capital Inc.

                                       By:____________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                       By:____________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                       [__________________________]

                                       By:____________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                                                     EXHIBIT J


              EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                                                       EXHIBIT K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, among IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the "Seller") and
[_____________], a [_______________] [(the "Initial Servicer")].

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to
[________________] Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

__________________NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

            1. Indemnification and Contribution.

            (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any breach of the representation set forth in Section 2(vii) below and (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information [and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller [and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            As used herein:

            "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

            "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines [and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

            ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________].]

            (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

                  (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

                  (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

                  (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller is a party or by which it may be bound;

                  (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

                  (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

                  (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer]; and

                  (vii) Seller Information satisfies the requirements of the applicable provisions of Regulation AB.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                 [Remainder of Page Intentionally Left Blank]

                                                                     EXHIBIT K


            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:____________________________________
                                          Name:
                                          Title:

                                       By:____________________________________
                                          Name:
                                          Title:

                                       [SELLER]

                                       By:____________________________________
                                          Name:
                                          Title:

                                       [INITIAL SERVICER]

                                       By:____________________________________
                                          Name:
                                          Title:

                                 AMENDMENT NO. 1

            AMENDMENT NO. 1, dated as of May 1, 2006 ("Amendment"), to the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, and as further amended, modified and supplemented from time to time (the "Purchase Agreement"), between IXIS Real Estate Capital Inc. (the "Purchaser") and FlexPoint Funding Corporation (the "Seller").

                                    RECITALS

            WHEREAS, the parties hereto have entered into the Purchase
Agreement;

            WHEREAS, the parties hereto desire to modify the Purchase Agreement as set forth in this Amendment;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Defined Terms. Unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined.

            2. Amendments.

            (a) Amendment of the Definition of High Cost Loan. Section 1 of the Purchase Agreement is hereby amended by deleting the definition of "High Cost Loan" therein in its entirety and replacing it with the following definition:

            "High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and (ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation."

            (b) Amendment of Prepayment Penalty Representation. Subsection 9.02(uu) is hereby amended by deleting it in its entirety and replacing it with the following:

            "Prepayment Penalties: The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three
            (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;"

            (c) Amendment of Single-Premium Credit Life Insurance Policy Representation. Subsection 9.02(zz) is hereby amended by deleting it in its entirety and replacing it with the following:

            "Single-Premium Credit Life Insurance Policy: No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (d) Amendment of Origination Practices/No Steering Representation. Subsection 9.02(ppp) is hereby amended by deleting it in its entirety and replacing it with the following:

            "Origination Practices/No Steering: The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;"

            (e) Amendment of Underwriting Methodology Representation. Subsection 9.02(qqq) is hereby amended by deleting it in its entirety and replacing it with the following:

            "Underwriting Methodology: The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;"

            3. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

                            [SIGNATURE PAGES FOLLOW]

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.


                                       SELLER:


                                       FLEXPOINT FUNDING CORPORATION


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       PURCHASER:


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT GG

                           FUNDING AMERICA AGREEMENTS


                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated April 30, 2007 ("Agreement"), between Natixis Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee"), Funding America Mortgage Warehouse Trust ("FAMWT") and Funding America Mortgage Warehouse Trust I ("FAMWTI" and together with FAMWT, the "Companies"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain (i) Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006 (the "Trust Purchase Agreement"), among the Assignor, as purchaser (the "Purchaser"), FAMWT and Ocwen Loan Servicing, LLC ("Ocwen"), and
(ii) the Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006 (the "Trust I Purchase Agreement," and together with the Trust Purchase Agreement, the "Purchase Agreements"), among the Purchaser, FAMWTI, as seller, and Ocwen, solely insofar as the Purchase Agreements relate to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the applicable Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 8.04 of the applicable Purchase Agreement or (b) to any premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 8.03 and 8.05 of the applicable Purchase Agreement or (iii) any right to require the Companies to repurchase a Mortgage Loan pursuant to Subsection 8.05(b) of the applicable Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), each Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the applicable Purchase Agreement (solely to the extent set forth herein) and this Agreement to Natixis Real Estate Capital Trust 2007-HE2 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of April 1, 2007 (the "Pooling Agreement"), among the Assignee, the Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and Saxon Mortgage Services Inc., as servicer (including their successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). Each Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) such Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the applicable Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of such Purchase Agreement, and shall be entitled to enforce all of the obligations of such Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the applicable Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicer acting on the Trust's behalf). No Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the applicable Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the applicable Company's performance under the applicable Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. Each Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the applicable Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's organizational documents or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary trust action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the applicable Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the applicable Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 12 of the applicable Purchase Agreement, each Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Subsection 8.01 of the applicable Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, and that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties

            5. Each Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by such Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the applicable Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a Mortgage Loan pursuant to Subsections 8.03, 8.04 and
8.05 of the applicable Purchase Agreement, or any right to require the Companies to repurchase a Mortgage Loan pursuant to Subsection 8.05(b) of the related Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or any Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or the applicable Company, respectively, hereunder.

            9. Each of this Agreement and each Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreements (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreements.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreements with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the applicable Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       FUNDING AMERICA MORTGAGE WAREHOUSE TRUST
                                         (Seller)

                                       By: Funding America, LLC, as
                                           administrator

                                       By:  /s/ Ronald M. Faris
                                            ------------------------------------
                                            Name: Ronald M. Faris
                                            Title: Manager

                                       FUNDING AMERICA MORTGAGE WAREHOUSE TRUST
                                         I (Seller)

                                       By: Funding America, LLC, as
                                           administrator

                                       By:  /s/ Ronald M. Faris
                                            ------------------------------------
                                            Name: Ronald M. Faris
                                            Title: Manager

                                       NATIXIS REAL ESTATE CAPITAL INC.

                                       By:  /s/ Anthony Malanga
                                            ------------------------------------
                                            Name: Anthony Malanga
                                            Its: Managing Director

                                       By:  /s/ Christopher Hayden
                                            ------------------------------------
                                            Name: Christopher Hayden
                                            Its: Managing Director

                                       MORGAN STANLEY ABS CAPITAL I INC.

                                       By:  /s/ Valerie Kay
                                            ------------------------------------
                                            Name: Valerie Kay
                                            Its: Vice President

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

            REPRESENTATIONS AND WARRANTIES AS TO THE MORTGAGE LOANS.

            Each Company hereby represents and warrants to the Purchaser that, as to each Mortgage Loan such Company sold to the Purchaser, as of the date on which such transferred servicing of the Mortgage Loan to the Purchaser, or its designee (the "Transfer Date"), unless otherwise set forth herein:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule delivered to the Purchaser, or its designee, in connection with the servicing transfer, is complete, true and correct;

            (b) Payments Current. Except as set forth on the mortgage loan schedule delivered to the Purchaser by the Company on the Transfer Date, no payment required under the Mortgage Loan is thirty (30) days or more delinquent;

            (c) No Outstanding Charges. Except as set forth on the mortgage loan schedule delivered to the Purchaser by the Company on the Transfer Date, there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. As of the closing date for the Securitization Transaction (the "Securitization Closing Date"), except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Company has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Company (or the Originator) and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. As of the Securitization Closing Date, the Company has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

            (g) Compliance with Applicable Laws. As of the Securitization Closing Date, any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Company or the Interim Servicer shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Company as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either: (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and to the best of the Company's knowledge since the Closing Date, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                  (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                  (2) the lien of current real property taxes and assessments not yet due and payable;

                  (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (4) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Company has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, unless indicated on the related Mortgage Loan Schedule in the case of a First Lien Loan, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. As of the Securitization Closing Date, (i) the Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties);
(ii) all parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties; (iii) the documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading; and (iv) no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing (with respect to servicing, as of the Transfer Date) of the Mortgage Loan. As of the Transfer Date, the Company has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. As of the Securitization Closing Date, all costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. As of the Closing Date, the Company was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Company will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan was not assigned or pledged, and the Company had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest.. As of the Closing Date, the Company relinquished all rights to possess, control and monitor the Mortgage Loan. As of the Closing Date, the Company has had and will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Company will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. As of the Securitization Closing Date, no Mortgage Loan that is a Second Lien Loan has an original CLTV in excess of 100%. No Mortgage Loan has an original LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Exhibit B, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Company, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

            (q) No Defaults. Except as set forth in the Mortgage Loan Schedule, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Company nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not covered by the title insurance specified in clause (p);

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. As of the Securitization Closing Date, the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Other than with respect to Mortgage Loans that require only payments of interest for a specified period of time after origination, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Other than with respect to Mortgage Loans that require only payments of interest for a specified period of time after origination, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the related Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization (except in the case of Mortgage Loans which have a stated maturity of 30 years but amortized based on a 40 year schedule). Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than sixty
(60) days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. As of the Securitization Closing Date, the Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date and to the Company's knowledge as of the Securitization Closing Date, the Mortgaged Property is lawfully occupied under applicable law. As of the Closing Date, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Company has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Company has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Except as set forth on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. As of the Closing Date, there are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the loan Originator generally;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Company or the Interim Servicer is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Company has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. As of the Securitization Closing Date, if the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the related Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Company, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Company has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date were consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. To the Company's knowledge, no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. To the Company's knowledge, the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Company and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser or its designee. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Other Insurance Policies; No Defense to Coverage. As of the Transfer Date, and to the best of the Company's knowledge, as of the Securitization Closing Date, no action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Company has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Company or by any officer, director, or employee of the Company or any designee of the Company or any corporation in which the Company or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (kk) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (ll) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Company, and as of the Securitization Closing Date, the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 2003, as amended, or any similar state statute;

            (mm) Appraisal. As of the Securitization Closing Date, the Company has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any loan or the security therefor, and
(iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Company shall have received and delivered to the Purchaser a recertification of the appraisal;

            (nn) Disclosure Materials. As of the Securitization Closing Date, the Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Originator has complied with all applicable law with respect to the making of the Mortgage Loans. The Company shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (oo) Construction or Rehabilitation of Mortgaged Property. As of the Securitization Closing Date, the Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (pp) No Defense to Insurance Coverage. To the best of the Company's knowledge, no action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Company on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Originator or Company, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Originator or Company or any designee of the Originator or Company or any corporation in which the Originator or Company or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (qq) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (rr) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Company to the Purchaser, that Company has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Interim Servicer has, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (ss) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and
(6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (tt) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such Prepayment Penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment penalty period shall not exceed three (3) years from the date of the Mortgage Loan unless the Mortgage Loan was modified to reduce the prepayment penalty period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in the prepayment penalty period. With respect to any Mortgage Loan that contains a provision permitting imposition of a penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the mortgage loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (uu) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (vv) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (ww) Escrow Analysis. With respect to each Mortgage, the Interim Servicer has within the last twelve (12) months (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (xx) Predatory Lending Regulations. As of the Securitization Closing Date, no Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser This representation is a Deemed Material Breach Representation;

            (yy) Single-Premium Credit Life Insurance Policy. As of the Securitization Closing Date, no Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. As of the Securitization Closing Date, no Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. As of the Securitization Closing Date, no proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (zz) Regarding the Mortgagor. As of the Securitization Closing Date, the Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (aaa) Insurance. The Company has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (bbb) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ccc) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

            (ddd) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (eee) Origination Date. Except as otherwise indicated on the related Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (fff) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (ggg) Endorsements. The Mortgage Note has been endorsed by the last endorsee for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (hhh) Accuracy of Information. As of the Securitization Closing Date, all information provided to the Purchaser by the Company with respect to the Mortgage Loan is accurate in all material respects;

            (iii) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (jjj) No Construction Loans. As of the Securitization Closing Date, no Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (kkk) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Company has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (lll) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Company or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan unless there is a tangible net benefit to the related Mortgagor;

            (mmm) No Arbitration. As of the Securitization Closing Date, no Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (nnn) Origination Practices/No Steering. As of the Securitization Closing Date, no Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation and warranty is a Deemed Material Breach Representation;

            (ooo) Underwriting Methodology. As of the Securitization Closing Date, the methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan.. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation and warranty is a Deemed Material Breach Representation;

            (ppp) Points and Fees. As of the Securitization Closing Date, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (qqq) Fees Charges. As of the Securitization Closing Date, all fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (rrr) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Company has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Company's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation is a Deemed Material Breach Representation.

            (sss) With respect to second lien loans,

                  (1) No Negative Amortization of Related First Lien Loan. The
            related first lien loan does not permit negative amortization;

                  (2) Request for Notice; No Consent Required. Where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Company has notified such senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder. Either (a) no consent for the Second Lien loan is required by the holder of the related first lien loan or (b) such consent has been obtained and is contained in the related Mortgage File;

                  (3) Not Default Under First Lien. To the best of Company's knowledge, the related first lien loan is in full force and effect, and there is no default lien, breach, violation or event which would permit acceleration existing under such first lien mortgage or mortgage note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such first lien loan;

                  (4) Right to Cure First Lien. The related first lien mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien mortgage; and

                  (5) Principal Residence. The related Mortgaged Property is the
            Mortgagor's principal residence.

            This representation and warranty is a Deemed Material and Adverse Representation.

================================================================================

                 AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

                ------------------------------------------------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                    FUNDING AMERICA MORTGAGE WAREHOUSE TRUST,

                                     Seller

                           OCWEN LOAN SERVICING, LLC,

                         Originator and Interim Servicer

                ------------------------------------------------

                           Dated as of October 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.    DEFINITIONS...................................................

SECTION 2.    AGREEMENT TO PURCHASE.........................................

SECTION 3.    MORTGAGE SCHEDULES............................................

SECTION 4.    PURCHASE PRICE................................................

SECTION 5.    EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER...........................

   Subsection 6.01.   Conveyance of Mortgage Loans; Possession of Servicing
                        Files

   Subsection 6.02    Books and Records.....................................

   Subsection 6.03    Delivery of Mortgage Loan Documents...................

   Subsection 6.04    Quality Control Procedures............................

   Subsection 6.05    MERS Designated Mortgage Loans........................

SECTION 7.    SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

   Subsection 8.01    Representations and Warranties Regarding the Seller...

   Subsection 8.02    Representations and Warranties Regarding
                        Individual Mortgage Loans...........................

   Subsection 8.03    Remedies for Breach of Representations and
                        Warranties..........................................

   Subsection 8.04    Repurchase of Mortgage Loans That Prepay in Full......

   Subsection 8.05    Repurchase of Mortgage Loans with First
                        Payment Defaults....................................

   Subsection 8.06    Purchaser's Right to Review...........................

SECTION 9.    CLOSING.......................................................

SECTION 10.   CLOSING DOCUMENTS.............................................

SECTION 11.   COSTS.........................................................

SECTION 12.   COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 13.   THE ORIGINATOR AND THE SELLER.................................

   Subsection 13.01   Additional Indemnification by the Originator; Third
                        Party Claims........................................

   Subsection 13.02   Merger or Consolidation of the Seller.................

SECTION 14.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 15.   NOTICES.......................................................

SECTION 16.   SEVERABILITY CLAUSE...........................................

SECTION 17.   COUNTERPARTS..................................................

SECTION 18.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

SECTION 19.   INTENTION OF THE PARTIES......................................

SECTION 20.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 21.   WAIVERS.......................................................

SECTION 22.   EXHIBITS......................................................

SECTION 23.   GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 24.   REPRODUCTION OF DOCUMENTS.....................................

SECTION 25.   FURTHER AGREEMENTS............................................

SECTION 26.   RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 27.   NO SOLICITATION...............................................

SECTION 28.   WAIVER OF TRIAL BY JURY.......................................

SECTION 29.   COMPLIANCE WITH REGULATION AB.................................

   Subsection 29.01   Intent of the Parties; Reasonableness.................

   Subsection 29.02   Additional Representations and Warranties of the
                        Seller..............................................

   Subsection 29.03   Information to Be Provided by the Seller..............

   Subsection 29.04   Indemnification; Remedies.............................

SECTION 30.   NO RECOURSE TO THE SELLER.....................................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C      FORM OF OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE GUARANTOR, THE SELLER AND
               THE INTERIM SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      [RESERVED]

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      FUNDING AMERICA'S UNDERWRITING GUIDELINES


EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT


EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                 AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

            This AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of October 1, 2006, by and among IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), Funding America Mortgage Warehouse Trust, a Delaware statutory trust, having an office at 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801 (the "Seller") and Ocwen Loan Servicing, LLC, a Delaware limited liability company, having an office at 1661 Worthington Road, Centrepark West, Suite 100, West Palm Beach, Florida 33409 (the "Interim Servicer").

                             W I T N E S S E T H:

            WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, the Purchaser and Seller are parties to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006 (the "Original Purchase Agreement"); and

            WHEREAS, as the present time, the Purchase and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein.

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to Funding America's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York, or the State of Florida, or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material Breach Representation: Each representation identified as such in Subsection 8.02.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act. The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 12 hereof.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Freddie Mac Transfer: As defined in Section 12 hereof.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            Guarantee: The guarantee, to be dated as of the initial Closing Date, pursuant to which the obligations of the Seller under the related Purchase Price and Terms Agreement and the Purchase Agreement will be guaranteed by the Guarantor in favor of the Purchaser.

            Guarantor: Ocwen Financial Corporation, a Florida corporation, and its successors in interest.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and
(ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on the related Mortgage Loan Schedule attached as Exhibit B to each related Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: Ocwen Loan Servicing, LLC, a Delaware limited liability company, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on the related Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence, (41) in connection with a condominium unit, a code indicating whether the condominium project where such unit is located is low-rise or high-rise and (42) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Originator: Ocwen Loan Servicing, LLC, a Delaware limited liability company, and its successors in interest.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 8 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 12, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 12.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: Funding America Mortgage Warehouse Trust, a Delaware statutory trust and its successors in interest.

            Seller Information: As defined in Subsection 29.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 8.03 and 13.01.

            Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of Funding America, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

            VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least seven (7) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Interim Servicer shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Interim Servicer to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least ten (10) days prior to the related Closing Date (or such other date acceptable to the Purchaser and the Seller), the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Originator shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 8.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

            On each Closing Date, the Seller shall execute and deliver to the Purchaser an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Interim Servicer shall cause the Servicing File retained by the Interim Servicer to be appropriately identified and its computer system and/or books and records to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Interim Servicer shall release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 8.03.

            Subsection 6.02. Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Originator, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Interim Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Interim Servicer shall maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            Subsection 6.03. Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than five (5) days prior to the related Closing Date (or such other date acceptable to the Purchaser and the Seller) those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Interim Servicer shall forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Interim Servicer shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within one hundred and eighty (180) days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within one hundred and eighty (180) days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Originator at the price and in the manner specified in Subsection 8.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve
(12) months of the related Closing Date.

            The Originator shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee.

            Subsection 6.04. Quality Control Procedures.

            The Interim Servicer shall have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05. MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, within five (5) Business Days following the related Closing Date, the Interim Servicer shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement).

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 8.01. Representations and Warranties Regarding the
Seller.

            The Seller and the Originator represent, warrant and covenant to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a statutory trust duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Seller has the full trust power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated to be executed by the Seller or Interim Servicer hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite trust or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms. The Originator is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Originator, and in any event the Originator is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Originator has the full power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Originator and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated to be executed by the Originator hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Originator, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite action has been taken by the Originator to make this Agreement and all agreements contemplated hereby valid and binding upon the Originator in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller and the Originator, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller or the Originator pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Seller or the Originator, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's or the Originator's organizational documents or any legal restriction or any agreement or instrument to which the Seller or the Originator is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or the Originator or their property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of their properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller, on behalf of the Interim Servicer, acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller and the Originator do not believe, nor do they have any reason or cause to believe, that they cannot perform each and every covenant contained in this Agreement. The Seller and the Originator are solvent and the sale of the Mortgage Loans will not cause the Seller or the Originator to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Seller's or the Originator's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of the Seller's and the Originator's knowledge, threatened against the Seller or the Originator, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller or the Originator, or in any material impairment of the right or ability of the Seller or the Originator to carry on their business substantially as now conducted, or in any material liability on the part of the Seller or the Originator, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller or the Originator contemplated herein, or which would be likely to impair the ability of the Seller or the Originator to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller or the Originator of or compliance by the Seller or the Originator with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 8.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

            (k) Financial Statements. The Seller has delivered to the Purchaser financial statements of the Guarantor (on a consolidated basis) as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (l) No Brokers. The Seller and the Originator have not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (m) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (n) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (o) Owner of Record. The Seller or Originator is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller or Originator will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (p) Seller or Originator's Origination. The Seller's or Originator's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

            (q) Compliance with Anti-Money Laundering Laws. Each of the Seller and Originator have complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA PATRIOT Act of 2001 (collectively, the "Anti-Money Laundering Laws"); each of the Seller and Originator have established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, have conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (r) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller or the Interim Servicer will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

            (s) Credit Reporting. The Interim Servicer, for so long as it is the Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Subsection 8.02. Representations and Warranties Regarding Individual Mortgage Loans.

            Each of the Seller and the Originator hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited, or will be made and credited in the month in which such payment is due. As of the Closing Date, no payment required under the Mortgage Loan is thirty (30) days or more delinquent nor has any payment under the Mortgage Loan been thirty
(30) days or more delinquent at any time since the origination of the Mortgage Loan;

            (c) No Outstanding Charges. Other than any payment required under any Mortgage Loan that is less than thirty (30) days delinquent, there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller (or the Originator) and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller or the Interim Servicer shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee,
(iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either: (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                  (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                  (2) the lien of current real property taxes and assessments not yet due and payable;

                  (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (4) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, unless indicated on the related Mortgage Loan Schedule in the case of a First Lien Loan, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Originator, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 8.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller (or the Originator), its successors and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not covered by the title insurance specified in clause (p);

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Other than with respect to Mortgage Loans that require only payments of interest for a specified period of time after origination, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Other than with respect to Mortgage Loans that require only payments of interest for a specified period of time after origination, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the related Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization (except in the case of Mortgage Loans which have a stated maturity of 30 years but amortize based on a 40 year schedule). Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Originator generally;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller or the Interim Servicer is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller or the Interim Servicer has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the related Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There has been since origination, and is, no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser or its designee. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (kk) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (ll) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 2003, as amended, or any similar state statute;

            (mm) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (nn) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Originator has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (oo) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (pp) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Originator or Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Originator or Seller or any designee of the Originator or Seller or any corporation in which the Originator or Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (qq) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (rr) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Interim Servicer has, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (ss) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and
(6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (tt) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such Prepayment Penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three
(3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (uu) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (vv) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (ww) Escrow Analysis. With respect to each Mortgage, the Interim Servicer has within the last twelve (12) months (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (xx) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser. This representation is a Deemed Material Breach Representation;

            (yy) Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (zz) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (aaa) [Insurance. The Interim Servicer will perform any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser];

            (bbb) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ccc) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that will be assigned without penalty, cost or premium to the Purchaser;

            (ddd) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (eee) Origination Date. Except as otherwise indicated on the related Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (fff) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (ggg) Endorsements. The Mortgage Note has been endorsed by the last endorsee for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (hhh) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (iii) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed a bankruptcy petition or has not become the subject of involuntary bankruptcy proceedings or has not consented to a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (jjj) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (kkk) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (lll) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan unless there is a tangible net benefit to the related Mortgagor;

            (mmm) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (nnn) Origination Practices/No Steering. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

            (ooo) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (ppp) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae Guides and "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the Mortgage Loan, whether they are paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (qqq) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (rrr) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

            Subsection 8.03. Remedies for Breach of Representations and Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 8.01 and 8.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller, the Originator or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within sixty (60) days of the earlier of either discovery by or notice to the Seller and the Originator of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller or the Originator shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Originator shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all out-of-pocket expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller and the Originator of any breach of the representation and warranty set forth in clause (qq) of Subsection 8.02, the Originator shall repurchase such Mortgage Loan at the Repurchase Price, together with all out-of-pocket expenses incurred by the Purchaser as a result of such repurchase and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 8.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller and the Originator of such breach, all of the affected Mortgage Loans shall, at the Purchaser's option, be repurchased by the Originator at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 8.02 (other than the representations and warranties set forth in clause (qq) of such Subsection) and the Seller or the Originator discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Originator shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Originator has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 8.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser, the Originator and the Originator shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Originator of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Originator shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller and the Originator shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Originator shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Interim Servicer shall remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Originator. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Originator shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Originator substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Originator shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Originator directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, consistent with Section 13.01, the Originator shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement other than lost profits.

            It is understood and agreed that the obligations of the Seller and the Originator set forth in this Subsection 8.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 8.03 and Subsection 13.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller or the Originator relating to or arising out of the breach of any representations and warranties made in Subsections 8.01 and 8.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller or the Originator to the Purchaser, (ii) failure by the Originator to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller or the Originator by the Purchaser for compliance with this Agreement.

            Subsection 8.04. Repurchase of Mortgage Loans That Prepay in Full.

            If any Mortgage Loan is prepaid within sixty (60) days from and after the related Closing Date, the Originator shall pay to the Purchaser, within fifteen (15) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

            Subsection 8.05. Repurchase of Mortgage Loans with First Payment Defaults.

            (a) If the related Mortgagor is delinquent more than thirty (30) days with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Originator, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            (b) Except as set forth in the related Purchase Price and Terms Agreement, if the related Mortgagor is delinquent more than thirty (30) days with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Originator, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            Subsection 8.06. Purchaser's Right to Review.

            From the related Closing Date until thirty (30) days after such Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment. In the event that the Purchaser so rejects any Mortgage Loan, the Originator shall, no later than ten
(10) Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 8.03 hereof at the Purchase Price, together with accrued and unpaid interest at the Mortgage Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

            All rights of the Purchaser under this Subsection 8.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

            Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

            SECTION 9. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 10 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 10. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            1. this Agreement (to be executed and delivered only for the initial Closing Date);

            2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

            3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

            4. with respect to the initial Closing Date, the Guarantee, dated as of the initial Closing Date;

            5. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached to the Custodian's counterpart of the Custodial Agreement and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

            6. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

            7. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

            8. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

            9. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto or as otherwise may be acceptable to the Purchaser with respect to each of the Guarantor, the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

            10. with respect to the initial Closing Date, an Opinion of Counsel of each of the Guarantor, the Seller and the Interim Servicer (who may be an employee of the Guarantor, the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto or as otherwise may be acceptable to the Purchaser ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

            11. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

            12. a Security Release Certification, in the form of Exhibit E or F, as applicable or as otherwise may be acceptable to the Purchaser, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

            13. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            14. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

            15. Assignment and Conveyance Agreement in the form of Exhibit H hereto; and

            16. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan within five (5) Business Days of the Closing Date.

            The Originator shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 11. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Originator.

            SECTION 12. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                  a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                  b)    Freddie Mac (the "Freddie Mac Transfer"); or

                  c) one or more third party purchasers in one or more Whole Loan Transfers; or

                  d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties as set forth in the Assignment and Recognition Agreement , a form which is attached as Exhibit J. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Originator shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Interim Servicer servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement required hereunder.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 13. The Originator and the Seller.

            Subsection 13.01. Additional Indemnification by the Originator; Third Party Claims.

            (a) The Originator shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Originator's indemnification obligation under this Subsection 13.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller or the Originator to perform its duties in compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 12 or any breach of any of Seller's or the Originator's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this Subsection 13.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 13.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 13.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 13.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 13.02. Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a statutory trust under the laws of the state of its organization except as permitted herein, and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            SECTION 14. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 15. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                  (i)   if to the Seller:

                        Funding America Mortgage Warehouse Trust
                        c/o Funding America, LLC
                        2000 Bering Drive, Suite 300
                        Houston, Texas 77057
                        Attention: President
                        Fax: 266-217-3231
                        Email: neil@famtg.com

                  (ii)  if the Originator or the Interim Servicer

                        Ocwen Loan Servicing, LLC
                        1661 Worthington Road
                        Centrepark West, Suite 100
                        West Palm Beach, Florida 33409
                        Attention: Secretary
                        Fax: (561) 682-8177

                  (ii)  if to the Purchaser:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: Christopher Connelly
                        Fax: 212-891-6288
                        Email: c.connelly@ixiscm.com

                        with a copy to:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: General Counsel
                        Fax: 212-891-1922
                        Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 16. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 17. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 18. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 19. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 20. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 21. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 22. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 23. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 24. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 25. Further Agreements.

            The Seller, the Originator, the Interim Servicer and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 26. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Originator's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

            SECTION 27. No Solicitation.

            From and after the Closing Date, neither the Seller nor the Originator agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's or Originator's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 27, nor is the Seller or Originator prohibited from responding to unsolicited requests or inquiries by a Mortgagor or an agent of the Mortgagor.

            SECTION 28. Waiver of Trial by Jury.

            THE SELLER, THE ORIGINATOR AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

            SECTION 29. Compliance with Regulation AB

            Subsection 29.01. Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 29 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

            The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely written (including electronic) notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 29.02. Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 29.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller or any Third-Party Originator; and (ii) there are no affiliations, relationships or transactions relating to the Seller or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 29.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 29.03. Information to Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                  (A) the originator's form of organization;

                  (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                  (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                  (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                        (1)   the sponsor;

                        (2)   the depositor;

                        (3)   the issuing entity;

                        (4)   any servicer;

                        (5)   any trustee;

                        (6)   any originator;

                        (7)   any significant obligor;

                        (8)   any enhancement or support provider; and

                        (9)   any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information, subject to Item 1105(f) of Regulation AB, with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved].

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            Subsection 29.04. Indemnification; Remedies.

            The Originator shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 29 by or on behalf of the Seller, or provided under this Section 29 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 29; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 29.02(a) or in a writing furnished pursuant to Subsection 29.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 29.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Originator shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

            SECTION 30. No Recourse to the Seller.

            Notwithstanding any provision in this Agreement to the contrary, the Purchaser and the Originator acknowledge that the Purchaser shall not have any recourse against the Seller under this Agreement, and that any obligations of the Seller hereunder shall be deemed to be obligations of the Originator to the extent not otherwise covered by the Guarantee.

                     [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller, the Originator and Interim Servicer, and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       IXIS REAL ESTATE CAPITAL INC.
                                          (Purchaser)

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       FUNDING AMERICA MORTGAGE WAREHOUSE
                                          TRUST

                                          (Seller)

                                       By: Funding America, LLC, as
                                           Administrator

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       OCWEN LOAN SERVICING, LLC
                                          (Originator and Interim Servicer)

                                       By:  __________________________________
                                            Name:
                                            Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the Originator, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Originator in a merger, the endorsement must be by "[Originator], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Originator], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Originator], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Originator while doing business under another name, the Assignment of Mortgage must be by "[Originator], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (if Seller is the record mortgagee) (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within one-hundred and eighty (180) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                                                       Exhibit C

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of [Funding America Mortgage Warehouse Trust] [Ocwen Financial Corporation], a [Florida] [federally]/[federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company"), [Ocwen Loan Servicing, LLC], a [__________] limited liability company (the "Originator") and further as follows:

                  1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the [charter] of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

                  2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the [bylaws] of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

                  3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

                  4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"),] [the Interim Servicing Agreement, dated as of May 1, 2006, by and between the Company and the Purchaser (the "Interim Servicing Agreement")], [the Guarantee, dated as of May 4, 2006 by Ocwen Financial Corporation (the "Guarantee")] [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

                  5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with [the Purchase Agreement and the Interim Servicing Agreement] [the Guarantee] [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreement[s]; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

                  6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of [the Purchase Agreement and the Interim Servicing Agreement] [the Guarantee] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                  7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of [the Purchase Agreement and the Interim Servicing Agreement] [the Guarantee], [or the mortgage loans] or of any action taken or to be taken in connection with the transactions contemplated thereby], or which would be likely to impair materially the ability of the Company to perform under the terms of [the Purchase Agreement and the Interim Servicing Agreement] [the Guarantee].

                  8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed [(a) the Purchase Agreement, (b) the Interim Servicing Agreement, (c) [the Guarantee] and
      (d) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above] was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on
      Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                  9. The Company is duly authorized to engage in the transactions described and contemplated in [the Purchase Agreement and the Interim Servicing Agreement] [the Guarantee].

                                                                      Exhibit C

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________                       By:____________________________
                                                    Name:_______________________
[Seal]                                              Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of [Funding America LLC] [Funding America Mortgage Warehouse Trust][Ocwen Financial Corporation], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________                       By:____________________________
                                                    Name:_______________________
                                                    Title: [Assistant] Secretary

                                                                       Exhibit C


                                  EXHIBIT 5 to
                              Officer's Certificate

NAME                                TITLE                SIGNATURE
----                                -----                ---------

_____________________   ______________________________   _______________________

_____________________   ______________________________   _______________________

_____________________   ______________________________   _______________________

_____________________   ______________________________   _______________________

_____________________   ______________________________   _______________________

_____________________   ______________________________   _______________________

                                                                       Exhibit D

                                    EXHIBIT D

                  FORM OF OPINION OF COUNSEL TO THE GUARANTOR,
                       SELLER AND INTERIM SERVICER (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to Funding America Mortgage Warehouse Trust (the "Company"), with respect to certain matters in connection with the sale by the Seller of the Mortgage Loans pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of October 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Interim Servicing Agreement, dated as of May 1, 2006 by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We] [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Interim Servicing Agreement;

            3.    the form of Assignment of Mortgage;

            4.    the form of endorsement of the Mortgage Notes;

            5     the Guarantee, and

            6 such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of each of the Guarantor, the Company and the Interim Servicer contained in the Guarantee, in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

      1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

      2. The Guarantor is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of the [state of incorporation].

      3. Each of the Company, the Guarantor and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

      4. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company, the Guarantor and/or the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company, the Guarantor and/or the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

      5. Each of the Company, the Guarantor and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

      6. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company, the Guarantor or the Interim Servicer of or compliance by the Company, the Guarantor or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company, the Guarantor or the Interim Servicer.

      7. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company, the Guarantor or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company, the Guarantor or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company, the Guarantor or the Interim Servicer is subject or by which it is bound.

      8. There is no action, suit, proceeding or investigation pending or threatened against any of the Company, the Guarantor or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, the Guarantor or the Interim Servicer or in any material impairment of the right or ability of the Company, the Guarantor or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company, the Guarantor or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company, the Guarantor or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,

                                       ____________________________________
                                                      [Name]
                                           [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, _____

________________________
________________________
________________________

Attention: _____________________
     ___________________________

            Re: Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under an Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,

                                          ____________________________________

                                          By:_________________________________
                                          Name:_______________________________
                                          Title:______________________________
                                          Date:_______________________________

Acknowledged and approved:

__________________________

By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

_______________________________________
(Name)

_______________________________________
(Address)

By:____________________________________

                                                                      Exhibit F

                          II. Certification of Release

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                         _____________________________________

                                         By:__________________________________
                                         Title:_______________________________
                                         Date:________________________________

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

            On this ___ day of __________, ____, Funding America Mortgage Warehouse Trust (the "Seller"), as (i) Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA") and (ii) Seller under that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006 (the "Purchase Agreement") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), with a Cut-off Date of ______, ____, together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by Ocwen Loan Servicing, LLC, as Interim Servicer ("Interim Servicer") under that certain Interim Servicing Agreement, dated as of May 1, 2006 (the "Interim Servicing Agreement") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller, to be held by the Interim Servicer, shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Interim Servicer at the will of the Purchaser in such custodial capacity only. The PPTA, Purchase Agreement and Interim Servicing Agreement may be collectively referred to herein as the "Agreements."

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                      Exhibit H

                                       FUNDING AMERICA MORTGAGE WAREHOUSE TRUST
                                          (Seller)

                                       By: Funding America, LLC, as
                                           Administrator

                                       By: __________________________________
                                           Name:
                                           Title:

                                       OCWEN LOAN SERVICING, LLC
                                          (Originator and Interim Servicer)

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:__________________________

   Name:_____________________

   Title:____________________

By:__________________________

   Name:_____________________

   Title:____________________

                                                                       Exhibit H
                                    EXHIBIT A

                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

   REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H

                                    EXHIBIT C

                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                       Exhibit I

                                    EXHIBIT I

                    FUNDING AMERICA'S UNDERWRITING GUIDELINES

                                                                       Exhibit J

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), between IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee"), Funding America Mortgage Warehouse Trust (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of October 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Subsection 8.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], [____] (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 12 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Subsection
8.01 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, and that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                                                       Exhibit J



            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       FUNDING AMERICA MORTGAGE WAREHOUSE
                                          TRUST

                                          (Seller)

                                       By:  Funding America, LLC, as
                                            Administrator

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

                                       [__________________________]

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

                                                                       Exhibit J


                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                                                       Exhibit J

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

                         Representations and Warranties

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), Funding America Mortgage Warehouse Trust, a [entity] (the "Seller") and Ocwen Loan Servicing, LLC, a Delaware limited liability company [(the "Originator")].

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to
[________________] Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Originator has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to an Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 12 of the Purchase Agreement, Originator have agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Originator, Seller and IXIS agree as follows:

            1. Indemnification and Contribution.

            (a) Originator [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Originator [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Originator Information [and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Originator [and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            (b) IXIS agrees to indemnify and hold harmless the Originator and its affiliates, present and former directors, officers, employees and agents and each person, if any, who controls the Originator or such affiliate within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus, provided only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to the information set forth in the IXIS Information, and agrees to reimburse the Originator or such affiliate and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred.

            As used herein:

            "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

            "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            "IXIS Information" means all information in the Prospectus Supplement other than the Seller Information [or the Servicer Information].

            "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Seller Information" means any information provided by, or on behalf of, the Seller to IXIS relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

            ["Servicer Information" means any information provided by, or on behalf of, the Initial Servicer to IXIS relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

            (c) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (d) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (e) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Originator and Seller [and Initial Servicer] represent and warrant that:

            (i) Originator and Seller [and Initial Servicer] are validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and have full power and authority to own their assets and to transact the business in which they are currently engaged. Originator and Seller [and Initial Servicer] are duly qualified to do business and are in good standing in each jurisdiction in which the character of the business transacted by them or any properties owned or leased by them requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Originator and Seller [and Initial Servicer];

            (ii) Originator and Seller [and Initial Servicer] are not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Originator and Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Originator or Seller [and Initial Servicer] or any provision of the charter or bylaws of Originator or Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Originator or Seller [and Initial Servicer] is a party or by which they may be bound;

            (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Originator or Seller [and Initial Servicer], threatened against Originator or Seller [and Initial Servicer] or any of their properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Originator or Seller [and Initial Servicer];

            (v) Originator or Seller [and Initial Servicer] have full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of the Originator and the Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

            (vi) this Agreement has been duly executed and delivered by Originator and Seller [and Initial Servicer]; and

            (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions [to be identified at securitization] of Regulation AB.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Originator and Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed to Originator at 1661 Worthington Road, Centrepark West, Suite 100, West Palm Beach, Florida 33409, or to Seller c/o Funding America, LLC at 2000 Bering Drive, Suite 300, Houston, Texas 77057; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019, Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                                                       Exhibit K

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       OCWEN FINANCIAL CORPORATION

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       FUNDING AMERICA MORTGAGE WAREHOUSE
                                          TRUST
                                          (Seller)

                                       By:  Funding America, LLC, as
                                            Administrator

                                       By:  __________________________________
                                            Name:
                                            Title:

================================================================================

                      MORTGAGE LOAN PURCHASE AND WARRANTIES

                                    AGREEMENT

                ------------------------------------------------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                   FUNDING AMERICA MORTGAGE WAREHOUSE TRUST I,

                                     Seller

                           OCWEN LOAN SERVICING, LLC,

                         Originator and Interim Servicer

                ------------------------------------------------

                           Dated as of October 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.    DEFINITIONS...................................................

SECTION 2.    AGREEMENT TO PURCHASE.........................................

SECTION 3.    MORTGAGE SCHEDULES............................................

SECTION 4.    PURCHASE PRICE................................................

SECTION 5.    EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER...........................

   Subsection 6.01.   Conveyance of Mortgage Loans; Possession of
                        Servicing Files.....................................

   Subsection 6.02.   Books and Records.....................................

   Subsection 6.03.   Delivery of Mortgage Loan Documents...................

   Subsection 6.04.   Quality Control Procedures............................

   Subsection 6.05.   MERS Designated Mortgage Loans........................

SECTION 7.    SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
                REMEDIES FOR BREACH.........................................

   Subsection 8.01.   Representations and Warranties Regarding the Seller...

   Subsection 8.02.   Representations and Warranties Regarding Individual
                        Mortgage Loans......................................

   Subsection 8.03.   Remedies for Breach of Representations and
                        Warranties..........................................

   Subsection 8.04.   Repurchase of Mortgage Loans That Prepay in Full......

   Subsection 8.05.   Repurchase of Mortgage Loans with First Payment
                        Defaults............................................

   Subsection 8.06.   Purchaser's Right to Review...........................

SECTION 9.    CLOSING.......................................................

SECTION 10.   CLOSING DOCUMENTS.............................................

SECTION 11.   COSTS.........................................................

SECTION 12.   COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 13.   THE ORIGINATOR AND THE SELLER.................................

   Subsection 13.01.  Additional Indemnification by the Originator;
                        Third Party Claims..................................

   Subsection 13.02.  Merger or Consolidation of the Seller.................

SECTION 14.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 15.   NOTICES.......................................................

SECTION 16.   SEVERABILITY CLAUSE...........................................

SECTION 17.   COUNTERPARTS..................................................

SECTION 18.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

SECTION 19.   INTENTION OF THE PARTIES......................................

SECTION 20.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 21.   WAIVERS.......................................................

SECTION 22.   EXHIBITS......................................................

SECTION 23.   GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 24.   REPRODUCTION OF DOCUMENTS.....................................

SECTION 25.   FURTHER AGREEMENTS............................................

SECTION 26.   RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 27.   NO SOLICITATION...............................................

SECTION 28.   WAIVER OF TRIAL BY JURY.......................................

SECTION 29.   COMPLIANCE WITH REGULATION AB.................................

   Subsection 29.01.  Intent of the Parties; Reasonableness.................

   Subsection 29.02.  Additional Representations and Warranties of
                        the Seller..........................................

   Subsection 29.03.  Information to Be Provided by the Seller..............

   Subsection 29.04.  Indemnification; Remedies.............................

SECTION 30.   NO RECOURSE TO THE SELLER.....................................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C      FORM OF OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE GUARANTOR, THE SELLER AND
               THE INTERIM SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      [RESERVED]

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      FUNDING AMERICA'S UNDERWRITING GUIDELINES

EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of October 1, 2006, by and among IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), Funding America Mortgage Warehouse Trust I, a Delaware statutory trust, having an office at 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801 (the "Seller") and Ocwen Loan Servicing, LLC, a Delaware limited liability company, having an office at 1661 Worthington Road, Centrepark West, Suite 100, West Palm Beach, Florida 33409 (the "Interim Servicer").

                             W I T N E S S E T H:

            WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date").

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to Funding America's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York, or the State of Florida, or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material Breach Representation: Each representation identified as such in Subsection 8.02.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act. The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 12 hereof.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Freddie Mac Transfer: As defined in Section 12 hereof.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            Guarantee: The guarantee, to be dated as of the initial Closing Date, pursuant to which the obligations of the Seller under the related Purchase Price and Terms Agreement and the Purchase Agreement will be guaranteed by the Guarantor in favor of the Purchaser.

            Guarantor: Ocwen Financial Corporation, a Florida corporation, and its successors in interest.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and
(ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on the related Mortgage Loan Schedule attached as Exhibit B to each related Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: Ocwen Loan Servicing, LLC, a Delaware limited liability company, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on the related Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence, (41) in connection with a condominium unit, a code indicating whether the condominium project where such unit is located is low-rise or high-rise and (42) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Originator: Ocwen Loan Servicing, LLC, a Delaware limited liability company, and its successors in interest.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 8 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 12, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 12.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: Funding America Mortgage Warehouse Trust I, a Delaware statutory trust and its successors in interest.

            Seller Information: As defined in Subsection 29.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 8.03 and 13.01.

            Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of Funding America, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

            VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least seven (7) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Interim Servicer shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Interim Servicer to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least ten (10) days prior to the related Closing Date (or such other date acceptable to the Purchaser and the Seller), the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Originator shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 8.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

            On each Closing Date, the Seller shall execute and deliver to the Purchaser an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Interim Servicer shall cause the Servicing File retained by the Interim Servicer to be appropriately identified and its computer system and/or books and records to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Interim Servicer shall release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 8.03.

            Subsection 6.02. Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Originator, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Interim Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Interim Servicer shall maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            Subsection 6.03. Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than five (5) days prior to the related Closing Date (or such other date acceptable to the Purchaser and the Seller) those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Interim Servicer shall forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Interim Servicer shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within one hundred and eighty (180) days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within one hundred and eighty (180) days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Originator at the price and in the manner specified in Subsection 8.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve
(12) months of the related Closing Date.

            The Originator shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee.

            Subsection 6.04. Quality Control Procedures.

            The Interim Servicer shall have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05. MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, within five (5) Business Days following the related Closing Date, the Interim Servicer shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement).

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 8.01. Representations and Warranties Regarding the
Seller.

            The Seller and the Originator represent, warrant and covenant to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a statutory trust duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Seller has the full trust power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated to be executed by the Seller or Interim Servicer hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite trust or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms. The Originator is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Originator, and in any event the Originator is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Originator has the full power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Originator and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated to be executed by the Originator hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Originator, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite action has been taken by the Originator to make this Agreement and all agreements contemplated hereby valid and binding upon the Originator in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller and the Originator, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller or the Originator pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Seller or the Originator, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's or the Originator's organizational documents or any legal restriction or any agreement or instrument to which the Seller or the Originator is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or the Originator or their property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of their properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller, on behalf of the Interim Servicer, acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller and the Originator do not believe, nor do they have any reason or cause to believe, that they cannot perform each and every covenant contained in this Agreement. The Seller and the Originator are solvent and the sale of the Mortgage Loans will not cause the Seller or the Originator to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Seller's or the Originator's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of the Seller's and the Originator's knowledge, threatened against the Seller or the Originator, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller or the Originator, or in any material impairment of the right or ability of the Seller or the Originator to carry on their business substantially as now conducted, or in any material liability on the part of the Seller or the Originator, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller or the Originator contemplated herein, or which would be likely to impair the ability of the Seller or the Originator to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller or the Originator of or compliance by the Seller or the Originator with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 8.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

            (k) Financial Statements. The Seller has delivered to the Purchaser financial statements of the Guarantor (on a consolidated basis) as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (l) No Brokers. The Seller and the Originator have not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (m) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (n) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (o) Owner of Record. The Seller or Originator is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller or Originator will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (p) Seller or Originator's Origination. The Seller's or Originator's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

            (q) Compliance with Anti-Money Laundering Laws. Each of the Seller and Originator have complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA PATRIOT Act of 2001 (collectively, the "Anti-Money Laundering Laws"); each of the Seller and Originator have established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, have conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (r) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller or the Interim Servicer will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

            (s) Credit Reporting. The Interim Servicer, for so long as it is the Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Subsection 8.02. Representations and Warranties Regarding Individual Mortgage Loans.

            Each of the Seller and the Originator hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited, or will be made and credited in the month in which such payment is due. As of the Closing Date, no payment required under the Mortgage Loan is thirty (30) days or more delinquent nor has any payment under the Mortgage Loan been thirty
(30) days or more delinquent at any time since the origination of the Mortgage Loan;

            (c) No Outstanding Charges. Other than any payment required under any Mortgage Loan that is less than thirty (30) days delinquent, there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller (or the Originator) and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller or the Interim Servicer shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee,
(iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either: (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                        (1) with respect to Second Lien Loans, the lien of the
                  first mortgage on the Mortgaged Property;

                        (2) the lien of current real property taxes and
                  assessments not yet due and payable;

                        (3) covenants, conditions and restrictions, rights of
                  way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                        (4) other matters to which like properties are commonly
                  subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, unless indicated on the related Mortgage Loan Schedule in the case of a First Lien Loan, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Originator, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 8.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller (or the Originator), its successors and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not covered by the title insurance specified in clause (p);

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Other than with respect to Mortgage Loans that require only payments of interest for a specified period of time after origination, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Other than with respect to Mortgage Loans that require only payments of interest for a specified period of time after origination, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the related Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization (except in the case of Mortgage Loans which have a stated maturity of 30 years but amortize based on a 40 year schedule). Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Originator generally;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller or the Interim Servicer is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller or the Interim Servicer has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the related Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There has been since origination, and is, no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser or its designee. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (kk) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (ll) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 2003, as amended, or any similar state statute;

            (mm) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (nn) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Originator has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (oo) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (pp) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Originator or Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Originator or Seller or any designee of the Originator or Seller or any corporation in which the Originator or Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (qq) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (rr) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Interim Servicer has, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (ss) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and
(6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (tt) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such Prepayment Penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three
(3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (uu) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (vv) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (ww) Escrow Analysis. With respect to each Mortgage, the Interim Servicer has within the last twelve (12) months (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (xx) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser. This representation is a Deemed Material Breach Representation;

            (yy) Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (zz) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (aaa) [Insurance. The Interim Servicer will perform any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser];

            (bbb) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ccc) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that will be assigned without penalty, cost or premium to the Purchaser;

            (ddd) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (eee) Origination Date. Except as otherwise indicated on the related Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (fff) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (ggg) Endorsements. The Mortgage Note has been endorsed by the last endorsee for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (hhh) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (iii) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed a bankruptcy petition or has not become the subject of involuntary bankruptcy proceedings or has not consented to a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (jjj) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (kkk) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (lll) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan unless there is a tangible net benefit to the related Mortgagor;

            (mmm) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (nnn) Origination Practices/No Steering. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

            (ooo) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (ppp) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae Guides and "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the Mortgage Loan, whether they are paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (qqq) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (rrr) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

            Subsection 8.03. Remedies for Breach of Representations and Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 8.01 and 8.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller, the Originator or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within sixty (60) days of the earlier of either discovery by or notice to the Seller and the Originator of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller or the Originator shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Originator shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all out-of-pocket expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller and the Originator of any breach of the representation and warranty set forth in clause (qq) of Subsection 8.02, the Originator shall repurchase such Mortgage Loan at the Repurchase Price, together with all out-of-pocket expenses incurred by the Purchaser as a result of such repurchase and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 8.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller and the Originator of such breach, all of the affected Mortgage Loans shall, at the Purchaser's option, be repurchased by the Originator at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 8.02 (other than the representations and warranties set forth in clause (qq) of such Subsection) and the Seller or the Originator discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Originator shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Originator has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 8.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser, the Originator and the Originator shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Originator of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Originator shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller and the Originator shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Originator shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Interim Servicer shall remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Originator. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Originator shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Originator substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Originator shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Originator directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, consistent with Section 13.01, the Originator shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement other than lost profits.

            It is understood and agreed that the obligations of the Seller and the Originator set forth in this Subsection 8.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 8.03 and Subsection 13.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller or the Originator relating to or arising out of the breach of any representations and warranties made in Subsections 8.01 and 8.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller or the Originator to the Purchaser, (ii) failure by the Originator to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller or the Originator by the Purchaser for compliance with this Agreement.

            Subsection 8.04. Repurchase of Mortgage Loans That Prepay in Full.

            If any Mortgage Loan is prepaid within sixty (60) days from and after the related Closing Date, the Originator shall pay to the Purchaser, within fifteen (15) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

            Subsection 8.05. Repurchase of Mortgage Loans with First Payment Defaults.

            (a) If the related Mortgagor is delinquent more than thirty (30) days with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Originator, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            (b) Except as set forth in the related Purchase Price and Terms Agreement, if the related Mortgagor is delinquent more than thirty (30) days with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Originator, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            Subsection 8.06. Purchaser's Right to Review.

            From the related Closing Date until thirty (30) days after such Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment. In the event that the Purchaser so rejects any Mortgage Loan, the Originator shall, no later than ten
(10) Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 8.03 hereof at the Purchase Price, together with accrued and unpaid interest at the Mortgage Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

            All rights of the Purchaser under this Subsection 8.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

            Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

            SECTION 9. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 10 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 10. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            1. this Agreement (to be executed and delivered only for the initial Closing Date);

            2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

            3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

            4. with respect to the initial Closing Date, the Guarantee, dated as of the initial Closing Date;

            5. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached to the Custodian's counterpart of the Custodial Agreement and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

            6. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

            7. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

            8. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

            9. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto or as otherwise may be acceptable to the Purchaser with respect to each of the Guarantor, the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

            10. with respect to the initial Closing Date, an Opinion of Counsel of each of the Guarantor, the Seller and the Interim Servicer (who may be an employee of the Guarantor, the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto or as otherwise may be acceptable to the Purchaser ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

            11. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

            12. a Security Release Certification, in the form of Exhibit E or F, as applicable or as otherwise may be acceptable to the Purchaser, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

            13. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            14. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

            15. Assignment and Conveyance Agreement in the form of Exhibit H hereto; and

            16. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan within five (5) Business Days of the Closing Date.

            The Originator shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 11. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Originator.

            SECTION 12. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                  a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                  b)    Freddie Mac (the "Freddie Mac Transfer"); or

                  c) one or more third party purchasers in one or more Whole Loan Transfers; or

                  d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties as set forth in the Assignment and Recognition Agreement , a form which is attached as Exhibit J. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Originator shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Interim Servicer servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement required hereunder.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 13. The Originator and the Seller.

            Subsection 13.01. Additional Indemnification by the Originator; Third Party Claims.

            (a) The Originator shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Originator's indemnification obligation under this Subsection 13.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller or the Originator to perform its duties in compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 12 or any breach of any of Seller's or the Originator's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this Subsection 13.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 13.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 13.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 13.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 13.02. Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a statutory trust under the laws of the state of its organization except as permitted herein, and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            SECTION 14. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 15. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                  (i)   if to the Seller:

                        Funding America Mortgage Warehouse Trust I
                        c/o Funding America, LLC
                        2000 Bering Drive, Suite 30
                        Houston, Texas 77057
                        Attention: President
                        Fax: 266-217-3231
                        Email: neil@famtg.com

                  (ii)  if the Originator or the Interim Servicer

                        Ocwen Loan Servicing, LLC
                        1661 Worthington Road
                        Centrepark West, Suite 100
                        West Palm Beach, Florida 33409
                        Attention: Secretary
                        Fax: (561) 682-8177

                  (ii)  if to the Purchaser:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: Christopher Connelly
                        Fax: 212-891-6288
                        Email: c.connelly@ixiscm.com

                        with a copy to:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: General Counsel
                        Fax: 212-891-1922
                        Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 16. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 17. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 18. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 19. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 20. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 21. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 22. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 23. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 24. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 25. Further Agreements.

            The Seller, the Originator, the Interim Servicer and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 26. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Originator's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

            SECTION 27. No Solicitation.

            From and after the Closing Date, neither the Seller nor the Originator agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's or Originator's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 27, nor is the Seller or Originator prohibited from responding to unsolicited requests or inquiries by a Mortgagor or an agent of the Mortgagor.

            SECTION 28. Waiver of Trial by Jury.

            THE SELLER, THE ORIGINATOR AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

            SECTION 29. Compliance with Regulation AB

            Subsection 29.01. Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 29 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

            The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely written (including electronic) notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 29.02. Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 29.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller or any Third-Party Originator; and (ii) there are no affiliations, relationships or transactions relating to the Seller or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 29.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 29.03. Information to Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                  (A) the originator's form of organization;

                  (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                  (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                  (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                        (1)   the sponsor;

                        (2)   the depositor;

                        (3)   the issuing entity;

                        (4)   any servicer;

                        (5)   any trustee;

                        (6)   any originator;

                        (7)   any significant obligor;

                        (8)   any enhancement or support provider; and

                        (9)   any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information, subject to Item 1105(f) of Regulation AB, with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved].

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            Subsection 29.04. Indemnification; Remedies.

            The Originator shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 29 by or on behalf of the Seller, or provided under this Section 29 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 29; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 29.02(a) or in a writing furnished pursuant to Subsection 29.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 29.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Originator shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

            SECTION 30. No Recourse to the Seller.

            Notwithstanding any provision in this Agreement to the contrary, the Purchaser and the Originator acknowledge that the Purchaser shall not have any recourse against the Seller under this Agreement, and that any obligations of the Seller hereunder shall be deemed to be obligations of the Originator to the extent not otherwise covered by the Guarantee.

                     [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller, the Originator and Interim Servicer, and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       IXIS REAL ESTATE CAPITAL INC.
                                          (Purchaser)

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       FUNDING AMERICA MORTGAGE WAREHOUSE
                                          TRUST I
                                          (Seller)

                                       By:  Funding America, LLC, as
                                            Administrator

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       OCWEN LOAN SERVICING, LLC
                                          (Originator and Interim Servicer)

                                       By:  __________________________________
                                            Name:
                                            Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the Originator, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Originator in a merger, the endorsement must be by "[Originator], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Originator], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;


            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Originator], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Originator while doing business under another name, the Assignment of Mortgage must be by "[Originator], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (if Seller is the record mortgagee) (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within one-hundred and eighty (180) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT
                       -----------------------------------

                                                                       Exhibit C

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE
                          -----------------------------

            I, ____________________, hereby certify that I am the duly elected [Vice] President of [Funding America Mortgage Warehouse Trust I] [Ocwen Financial Corporation], a [Florida] [federally]/[federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company"), [Ocwen Loan Servicing, LLC], a [__________] limited liability company (the "Originator") and further as follows:

                  1. Attached hereto as Exhibit 1 is a true, correct and
            complete copy of the [charter] of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

                  2. Attached hereto as Exhibit 2 is a true, correct and
            complete copy of the [bylaws] of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

                  3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

                  4. Attached hereto as Exhibit 4 is a true, correct and
            complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"),] [the Interim Servicing Agreement, dated as of May 1, 2006, by and between the Company and the Purchaser (the "Interim Servicing Agreement")], [the Guarantee, dated as of May 4, 2006 by Ocwen Financial Corporation (the "Guarantee")] [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

                  5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with [the Purchase Agreement and the Interim Servicing Agreement] [the Guarantee] [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreement[s]; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

                  6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of [the Purchase Agreement and the Interim Servicing Agreement] [the Guarantee] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                  7. To the best of my knowledge, there is no action, suit,
            proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of [the Purchase Agreement and the Interim Servicing Agreement] [the Guarantee], [or the mortgage loans] or of any action taken or to be taken in connection with the transactions contemplated thereby], or which would be likely to impair materially the ability of the Company to perform under the terms of [the Purchase Agreement and the Interim Servicing Agreement] [the Guarantee].

                  8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed [(a) the Purchase Agreement, (b) the Interim Servicing Agreement, (c) [the Guarantee] and (d) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above] was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                  9. The Company is duly authorized to engage in the
            transactions described and contemplated in [the Purchase Agreement and the Interim Servicing Agreement] [the Guarantee].

                                                                       Exhibit C


            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________                       By:____________________________
                                                    Name:_______________________
[Seal]                                              Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of [Funding America LLC] [Funding America Mortgage Warehouse Trust I][Ocwen Financial Corporation], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________                       By:____________________________
                                                    Name:_______________________
                                                    Title: [Assistant] Secretary

                                                                       Exhibit C
                                  EXHIBIT 5 to

                              Officer's Certificate

NAME                                 TITLE                SIGNATURE
----                                 -----                ---------

______________________  ________________________________  ______________________

______________________  ________________________________  ______________________

______________________  ________________________________  ______________________

______________________  ________________________________  ______________________

______________________  ________________________________  ______________________

______________________  ________________________________  ______________________

                                                                       Exhibit D

                                    EXHIBIT D

                  FORM OF OPINION OF COUNSEL TO THE GUARANTOR,
                       SELLER AND INTERIM SERVICER (date)
                  --------------------------------------------

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to Funding America Mortgage Warehouse Trust I (the "Company"), with respect to certain matters in connection with the sale by the Seller of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of October 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Interim Servicing Agreement, dated as of May 1, 2006 by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We] [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Interim Servicing Agreement;

            3.    the form of Assignment of Mortgage;

            4.    the form of endorsement of the Mortgage Notes;

            5     the Guarantee, and

            6 such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of each of the Guarantor, the Company and the Interim Servicer contained in the Guarantee, in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

      1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

      2. The Guarantor is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of the [state of incorporation].

      3. Each of the Company, the Guarantor and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

      4. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company, the Guarantor and/or the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company, the Guarantor and/or the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

      5. Each of the Company, the Guarantor and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

      6. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company, the Guarantor or the Interim Servicer of or compliance by the Company, the Guarantor or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company, the Guarantor or the Interim Servicer.

      7. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company, the Guarantor or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company, the Guarantor or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company, the Guarantor or the Interim Servicer is subject or by which it is bound.

      8. There is no action, suit, proceeding or investigation pending or threatened against any of the Company, the Guarantor or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, the Guarantor or the Interim Servicer or in any material impairment of the right or ability of the Company, the Guarantor or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company, the Guarantor or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company, the Guarantor or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,

                                       ____________________________________
                                                      [Name]
                                           [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                                                      ___________________, _____

________________________
________________________
________________________

Attention: ______________________
      ___________________________

            Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                                                       Exhibit E


            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,

                                          ____________________________________

                                          By:_________________________________
                                          Name:_______________________________
                                          Title:______________________________
                                          Date:_______________________________

Acknowledged and approved:

__________________________

By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

_______________________________________
(Name)

_______________________________________
(Address)

By:____________________________________

                                                                       Exhibit F

                          II. Certification of Release

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                         _____________________________________

                                         By:__________________________________
                                         Title:_______________________________
                                         Date:________________________________

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]
                                   ----------

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE
                            -------------------------

            On this ___ day of __________, ____, Funding America Mortgage Warehouse Trust I (the "Seller"), as (i) Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA") and (ii) Seller under that certain Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006 (the "Purchase Agreement") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), with a Cut-off Date of ______, ____, together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by Ocwen Loan Servicing, LLC, as Interim Servicer ("Interim Servicer") under that certain Interim Servicing Agreement, dated as of May 1, 2006 (the "Interim Servicing Agreement") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller, to be held by the Interim Servicer, shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Interim Servicer at the will of the Purchaser in such custodial capacity only. The PPTA, Purchase Agreement and Interim Servicing Agreement may be collectively referred to herein as the "Agreements."

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit H


                                       FUNDING AMERICA MORTGAGE WAREHOUSE
                                          TRUST I
                                          (Seller)

                                       By:  Funding America, LLC, as
                                            Administrator

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       OCWEN LOAN SERVICING, LLC
                                          (Originator and Interim Servicer)

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:__________________________

   Name:_____________________

   Title:____________________

By:__________________________

   Name:_____________________

   Title:____________________

                                                                       Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

   REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                       Exhibit I

                                    EXHIBIT I

                    FUNDING AMERICA'S UNDERWRITING GUIDELINES
                    -----------------------------------------

                                                                       Exhibit J

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
                  --------------------------------------------

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), between IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee"), Funding America Mortgage Warehouse Trust I (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of October 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Subsection 8.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], [____] (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 12 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Subsection
8.01 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, and that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                                                       Exhibit J

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       FUNDING AMERICA MORTGAGE WAREHOUSE
                                          TRUST I
                                          (Seller)

                                       By:  Funding America, LLC, as
                                            Administrator

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

                                       [__________________________]

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

                                                                       Exhibit J

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                                                       Exhibit J

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

                         Representations and Warranties

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT
                        ---------------------------------

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), Funding America Mortgage Warehouse Trust I, a [entity] (the "Seller") and Ocwen Loan Servicing, LLC, a Delaware limited liability company [(the "Originator")].

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to
[________________] Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Originator has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 12 of the Purchase Agreement, Originator have agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Originator, Seller and IXIS agree as follows:

            1. Indemnification and Contribution.

            (a) Originator [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Originator [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Originator Information [and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Originator [and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            (b) IXIS agrees to indemnify and hold harmless the Originator and its affiliates, present and former directors, officers, employees and agents and each person, if any, who controls the Originator or such affiliate within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus, provided only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to the information set forth in the IXIS Information, and agrees to reimburse the Originator or such affiliate and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred.

            As used herein:

            "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

            "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            "IXIS Information" means all information in the Prospectus Supplement other than the Seller Information [or the Servicer Information].

            "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Seller Information" means any information provided by, or on behalf of, the Seller to IXIS relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

            ["Servicer Information" means any information provided by, or on behalf of, the Initial Servicer to IXIS relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

            (c) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (d) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (e) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Originator and Seller [and Initial Servicer] represent and warrant that:

            (i) Originator and Seller [and Initial Servicer] are validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and have full power and authority to own their assets and to transact the business in which they are currently engaged. Originator and Seller [and Initial Servicer] are duly qualified to do business and are in good standing in each jurisdiction in which the character of the business transacted by them or any properties owned or leased by them requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Originator and Seller [and Initial Servicer];

            (ii) Originator and Seller [and Initial Servicer] are not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Originator and Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Originator or Seller [and Initial Servicer] or any provision of the charter or bylaws of Originator or Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Originator or Seller [and Initial Servicer] is a party or by which they may be bound;

            (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Originator or Seller [and Initial Servicer], threatened against Originator or Seller [and Initial Servicer] or any of their properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Originator or Seller [and Initial Servicer];

            (v) Originator or Seller [and Initial Servicer] have full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of the Originator and the Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

            (vi) this Agreement has been duly executed and delivered by Originator and Seller [and Initial Servicer]; and

            (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions [to be identified at securitization] of Regulation AB.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Originator and Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed to Originator at 1661 Worthington Road, Centrepark West, Suite 100, West Palm Beach, Florida 33409, or to Seller c/o Funding America, LLC, 2000 Bering Drive, Suite 300, Houston, Texas 77057; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019, Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                                                       Exhibit K

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       OCWEN FINANCIAL CORPORATION

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       FUNDING AMERICA MORTGAGE WAREHOUSE
                                          TRUST I
                                          (Seller)

                                       By:  Funding America, LLC, as
                                            Administrator

                                       By:  __________________________________
                                            Name:
                                            Title:

                          [IXIS Funding America MLPWA]

                                   EXHIBIT HH

                            LENDERS DIRECT AGREEMENTS


 ===============================================================================

               SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE
                            AND WARRANTIES AGREEMENT


                       ----------------------------------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                          LENDERS DIRECT CAPITAL CORP.,

                                     Seller

                       ----------------------------------


                          Dated as of December 1, 2005

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS


SECTION 1.       DEFINITIONS....................................................

SECTION 2.       AGREEMENT TO PURCHASE..........................................

SECTION 3.       MORTGAGE SCHEDULES.............................................

SECTION 4.       PURCHASE PRICE.................................................

SECTION 5.       EXAMINATION OF MORTGAGE FILES..................................

SECTION 6.       CONVEYANCE FROM SELLER TO PURCHASER............................

SECTION 7.       SERVICING OF THE MORTGAGE LOANS................................

SECTION 8.       TRANSFER OF SERVICING..........................................

SECTION 9.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
                   REMEDIES FOR BREACH..........................................

SECTION 10.      CLOSING........................................................

SECTION 11.      CLOSING DOCUMENTS..............................................

SECTION 12.      COSTS..........................................................

SECTION 13.      COOPERATION OF SELLER WITH A RECONSTITUTION....................

SECTION 14.      THE SELLER.....................................................

SECTION 15.      FINANCIAL STATEMENTS...........................................

SECTION 16.      MANDATORY DELIVERY; GRANT OF SECURITY INTEREST.................

SECTION 17.      NOTICES........................................................

SECTION 18.      SEVERABILITY CLAUSE............................................

SECTION 19.      COUNTERPARTS...................................................

SECTION 20.      GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS......

SECTION 21.      INTENTION OF THE PARTIES.......................................

SECTION 22.      SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.......

SECTION 23.      WAIVERS........................................................

SECTION 24.      EXHIBITS.......................................................

SECTION 25.      GENERAL INTERPRETIVE PRINCIPLES................................

SECTION 26.      REPRODUCTION OF DOCUMENTS......................................

SECTION 27.      FURTHER AGREEMENTS.............................................

SECTION 28.      RECORDATION OF ASSIGNMENTS OF MORTGAGE.........................

SECTION 29.      NO SOLICITATION................................................

SECTION 30.      WAIVER OF TRIAL BY JURY........................................

SECTION 31.      COMPLIANCE WITH REGULATION AB..................................

                                    EXHIBITS

EXHIBIT A         CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B         FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C         FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D         FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
                   SERVICER

EXHIBIT E         FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F         FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G         [RESERVED]

EXHIBIT H         FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I         SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J         FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K         FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

   SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

               This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of December 1, 2005, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Lenders Direct Capital Corp., a California corporation, having an office at 26140 Enterprise Way, 2nd Floor, Lake Forest, CA 92630 (the "Seller").

                              W I T N E S S E T H:

               WHEREAS, the Purchaser and the Seller are parties to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2003, as amended by that certain Amended and Restated Mortgage Loan Purchase Agreement, dated as of October 1, 2005 (the "Original Purchase Agreement") and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

               WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

               WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans; and

               WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

               WHEREAS, the Purchaser and the Seller desire to enter into this Agreement to amend and restate the Original Purchase Agreement to make certain modifications as set forth herein.

               NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

               SECTION 1. Definitions.

               For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

               Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

               Act: The National Housing Act, as amended from time to time.

               Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

               Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

               Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

               Agreement: This Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

               ALTA: The American Land Title Association and its successors in interest.

               Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

               Assignment and Conveyance Agreement: As defined in Subsection
6.01.

               Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

               Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

               Business Day: Any day other than (i) a Saturday or Sunday, or
(ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

               Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

               CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

               Code: Internal Revenue Code of 1986, as amended.

               Commission: The United States Securities and Exchange Commission.

               Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

               Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

               Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

               Credit Files: As defined in Section 5 herein.

               Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

               Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

               Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

               Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

               Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

               Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

               Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

               Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

               Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

               Exchange Act: The Securities Exchange Act of 1934, as amended.

               Fannie Mae: The Federal National Mortgage Association and its successors in interest.

               Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

               Fannie Mae Transfer: As defined in Section 13 hereof.

               FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

               FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

               First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

               Fitch: Fitch, Inc. and its successors in interest.

               Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

               Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

               Freddie Mac Transfer: As defined in Section 13 hereof.

               GEMICO: General Electric Mortgage Insurance Corporation, a North Carolina corporation and its successors in interest.

               Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

               High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

               Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

               HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

               Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

               Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

               Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

               Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

               Interim Servicer: Lenders Direct Capital Corp., a California corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

               Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

               Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

               Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

               Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

               Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

               MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

               MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

               MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

               MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

               MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

               Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

               Moody's: Moody's Investors Service, Inc. and its successors in interest.

               Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

               Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

               Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

               Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

               Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

               Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

               Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property;
(5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30 with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable; (39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and (41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

               Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

               Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

               Mortgagor: The obligor on a Mortgage Note.

               OCC: Office of the Comptroller of the Currency and its successors in interest.

               Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

               Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

               OTS: Office of Thrift Supervision and its successors in interest.

               Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

               Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

               Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

               Preliminary Mortgage Schedule: As defined in Section 3.

               Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

               Prepayment Charges: With respect to any Mortgage Loan, the charge if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

               Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

               Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

               Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

               Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

               Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

               Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

               Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

               Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

               Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

               Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

               Reconstitution Date: As defined in Section 13.

               Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

               REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

               REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

               Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all reasonable costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

               RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

               Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

               Securities Act: The Securities Act of 1933, as amended.

               Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

               Seller: Lenders Direct Capital Corp., a California corporation, and its successors in interest.

               Seller Information: As defined in Subsection 31.04(a).

               Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

               Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

               Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

               Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

               Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

               Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

               Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

               Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

               Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

               Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

               Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

               Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

               VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

               Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

               SECTION 2. Agreement to Purchase.

               The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

               SECTION 3. Mortgage Schedules.

               The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

               The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

               SECTION 4. Purchase Price.

               The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

               In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans, minus any amounts attributable to Servicing Fees as provided in the Interim Servicing Agreement from the related Cut-off Date through the day prior to the related Closing Date, inclusive. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

               The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

               SECTION 5. Examination of Mortgage Files.

               At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

               SECTION 6. Conveyance from Seller to Purchaser.

               Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

               The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

               Subsection 6.02. Books and Records.

               Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

               The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

               The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

               Subsection 6.03. Delivery of Mortgage Loan Documents.

               The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

               The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

               The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

               In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

               The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

               Subsection 6.04. Quality Control Procedures.

               The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

               Subsection 6.05. MERS Designated Mortgage Loans.

               With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

               SECTION 7. Servicing of the Mortgage Loans.

               The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

               The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

               Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

               SECTION 8. Transfer of Servicing.

               On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

               (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

               (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

               (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

               (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

               (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

               (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

               (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

               (h) Misapplied Payments. Misapplied payments shall be processed as follows:

               (i) All parties shall cooperate in correcting misapplication errors;

               (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

               (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty
       (30) days after receipt of written demand therefor from the Purchaser;

               (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

               (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

               (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

               (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

               (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

               SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

               Subsection 9.01. Representations and Warranties Regarding the Seller.

               The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

               (a) Due Organization and Authority. The Seller is a California duly organized, validly existing and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

               (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

               (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

               (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

               (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

               (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

               (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

               (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

               (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

               (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

               (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any material untrue statement of fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

               (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

               (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

               (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

               (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

               (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

               (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

               (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws; and

               (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian.

               Subsection 9.02. Representations and Warranties of Seller Regarding Individual Mortgage Loans.

               The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

               (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

               (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment due after the Closing Date shall be made with respect to the Mortgage Loan on its Due Date or during the calendar month in which such Due Date occurs, all in accordance with the terms of the related Mortgage Note;

               (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

               (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

               (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

               (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

               (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending laws, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Charges, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

               (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

               (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise or a high-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

               (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                             (1) with respect to Second Lien Loans, the lien of
                    the first mortgage on the Mortgaged Property;

                             (2) the lien of current real property taxes and
                    assessments not yet due and payable;

                             (3) covenants, conditions and restrictions, rights
                    of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                             (4) other matters to which like properties are
                    commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser;

               (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

               (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

               (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

               (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were)
(1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

               (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

               (p) Title Insurance. Each (i) First Lien Mortgage Loan and (ii) Second Lien Mortgage Loan with a principal balance in excess of $100,000 is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Each Second Lien Mortgage Loan is insured under a title insurance policy or a title search consistent with Seller's business practices. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

               (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

               (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

               (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

               (t) Origination; Payment Terms. Either (a) the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority, or (b) the following requirements have been met with respect to the Mortgage Loan: the Seller meets the requirements set forth in clause (a), and (i) such Mortgage Loan was underwritten in accordance with standards established by the Seller, using application forms and related credit documents approved by the Seller, (ii) the Seller approved each application and the related credit documents before a commitment by the correspondent was issued, and no such commitment was issued until the Seller agreed to fund such Mortgage Loan, (iii) the closing documents for such Mortgage Loan were prepared on forms approved by the Seller, and (iv) such Mortgage Loan was actually funded by the Seller and was purchased by the Seller at closing or soon thereafter. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

               (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

               (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

               (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgaged Property was occupied;

               (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

               (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

               (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

               (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

               (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development, such unit was originated in accordance with the Underwriting Standards;

               (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

               (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

               (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

               (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

               (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

               (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

               (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller, if impounded, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Either each Mortgage Loan is covered by a paid in full, life of loan, tax service contract or Seller shall pay the cost and expense of Purchaser to purchase such tax service contract, to be netted from the Purchase Price of the related Mortgage Loan. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

               (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

               (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

               (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

               (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

               (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

               (oo) Disclosure Materials. The Mortgagor has, and has executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

               (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

               (qq) [Reserved].

               (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

               (ss) Fair Credit Reporting Act. If required under applicable law, the Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

               (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

               (uu) Prepayment Charge. The Mortgage Loan is subject to a Prepayment Charge as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a Prepayment Charge feature, each such Prepayment Charge is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each Prepayment Charge is permitted pursuant to federal, state and local law. Each such Prepayment Charge is in an amount equal to the maximum amount permitted under applicable law and no such Prepayment Charge may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Charge may be imposed for a term in excess of three (3) years

               (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

               (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

               (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

               (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion;

               (zz) Single-premium credit life insurance policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

               (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

               (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

               (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

               (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned to the Purchaser;

               (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

               (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than six (6) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

               (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

               (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

               (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

               (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

               (kkk) Mortgagor Bankruptcy. As of the Closing Date, the Mortgagor has not (a) filed a bankruptcy petition, (b) become the subject of involuntary bankruptcy proceedings and (c) consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

               (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

               (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

               (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan; and

               (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.

               Subsection 9.03. Remedies for Breach of Representations and Warranties.

               It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

               Within 60 days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations and warranties set forth in clauses (rr), (ss), (uu), (yy),
(zz), or (ooo) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clauses (rr), (ss) (uu), (yy), (zz) or (ooo) of such Subsection) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

               At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

               For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

               In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

               Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

               Subsection 9.04. Repurchase of Mortgage Loans That Prepay in
Full.

               If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full less any prepayment fee actually received by the Purchaser.

               Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults.

               (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

               (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or during such calendar month, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

               Subsection 9.06. Representations and Warranties Regarding the Purchaser.

               The Purchaser represents, warrants and covenants to the Seller that as of the date hereof and as of each Closing Date:

               (a) Due Organization and Authority. The Purchaser is a New York corporation duly organized, validly existing and in good standing under the laws of the state of New York. The Purchaser has the full corporate power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Purchaser, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Purchaser to make this Agreement and all agreements contemplated hereby valid and binding upon the Purchaser in accordance with their terms;

               (b) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

               (c) Ability to Perform; Solvency. The Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Purchaser is solvent and the acquisition of the Mortgage Loans will not cause the Purchaser to become insolvent.

               (d) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to Purchaser's knowledge threatened against the Purchaser, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Purchaser contemplated herein, or which would be likely to impair the ability of the Purchaser to perform under the terms of this Agreement;

               (e) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement or the acquisition of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date.

               SECTION 10. Closing.

               The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

               The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

               (a) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

               (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

               (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

               (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

               (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

               Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

               SECTION 11. Closing Documents.

               The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

               1. this Agreement (to be executed and delivered only for the initial Closing Date);

               2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing
                       Date);

               3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

               4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

               5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

               6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

               7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

               8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

               9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

               10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

               11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

               12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

               13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

               14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

               15. Exhibit B to the related Assignment and Conveyance Agreement; and

               16. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

               The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

               SECTION 12. Costs.

               The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

               SECTION 13. Cooperation of Seller with a Reconstitution.

               The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                      a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                      b)     Freddie Mac (the "Freddie Mac Transfer"); or

                      c) one or more third party purchasers in one or more Whole Loan Transfers; or

                      d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

               The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

               With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; and (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date") or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

               In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

               All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

               SECTION 14. The Seller.

               Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

               (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

               (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

               Subsection 14.02. Merger or Consolidation of the Seller.

               The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

               Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

               SECTION 15. Financial Statements.

               The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

               The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

               SECTION 16. Mandatory Delivery; Grant of Security Interest.

               The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

               SECTION 17. Notices.

               All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                      (i)    if to the Seller:

                             Lenders Direct Capital Corp.
                             26140 Enterprise Way
                             2nd Floor
                             Lake Forest, Ca 92630
                             Attention: Yolanda Talbot
                             Secondary Marketing Manager
                             Fax: 949.340.2250 Fax
                             Email: yolanda.talbot@lendersdirectcapital.com

                      (ii)   if to the Purchaser:

                             IXIS Real Estate Capital Inc.
                             9 West 57th Street
                             New York, New York 10019
                             Attention: Christopher Connelly
                             Fax: 212-891-6288
                             Email: c.connelly@ixiscm.com

                             with a copy to:

                             IXIS Real Estate Capital Inc.
                             9 West 57th Street
                             New York, New York 10019
                             Attention: General Counsel
                             Fax: 212-891-1922
                             Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

               SECTION 18. Severability Clause.

               Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

               SECTION 19. Counterparts.

               This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

               SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

               THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

               SECTION 21. Intention of the Parties.

               It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

               SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

               This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

               SECTION 23. Waivers.

               No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

               SECTION 24. Exhibits.

               The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

               SECTION 25. General Interpretive Principles.

               For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

               (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

               (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

               (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

               (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

               (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

               (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

               SECTION 26. Reproduction of Documents.

               This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

               SECTION 27. Further Agreements.

               The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

               SECTION 28. Recordation of Assignments of Mortgage.

               To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

               SECTION 29. No Solicitation.

               From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

               SECTION 30. Waiver of Trial by Jury.

               THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

               SECTION 31. Compliance with Regulation AB

               Subsection 31.01. Intent of the Parties; Reasonableness.

               The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

               Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

               Subsection 31.02. Additional Representations and Warranties of the Seller.

               (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

               (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

               Subsection 31.03. Information to Be Provided by the Seller.

               In connection with any Securitization Transaction the Seller shall (i) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

               (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                   (A) the originator's form of organization;

                   (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                    (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                    (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
Transaction:

                          (1)    the sponsor;

                          (2)    the depositor;

                          (3)    the issuing entity;

                          (4)    any servicer;

                          (5)    any trustee;

                          (6)    any originator;

                          (7)    any significant obligor;

                          (8)    any enhancement or support provider; and

                          (9)    any other material transaction party.

               (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

               Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

               If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

               (c) [Reserved].

               (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

               Subsection 31.04. Indemnification; Remedies.

               (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

               (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided under this Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

               (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

               (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

               In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

               (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [Signatures Commence on Following Page]

               IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                    IXIS REAL ESTATE CAPITAL INC.
                                           (Purchaser)


                                By: ___________________________________________
                                    Name:
                                    Title:


                                By: ___________________________________________
                                    Name:
                                    Title:


                                    LENDERS DIRECT CAPITAL CORPORATION
                                           (Seller)


                                By: ___________________________________________
                                    Name:
                                    Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MAORTGAGE FILE
                         -------------------------------

               With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

               (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "Lenders Direct Capital Corp., successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "Lenders Direct Capital Corp., formerly known as [previous name]";

               (b) the original of any guarantee executed in connection with the Mortgage Note;

               (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

               (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

               (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "Lenders Direct Capital Corp., successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "Lenders Direct Capital Corp., formerly known as [previous name]";

               (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

               (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

               (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

               In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT
                       -----------------------------------

                                                                       Exhibit C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE
                     --------------------------------------

               I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company"), and further as follows:

               1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since __________________.

               2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

               3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

               4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of _______ __, ____, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"),] [the Second Amended and Restated Interim Servicing Agreement, dated as of _______ __, ____, by and between the Company and the Purchaser (the "Interim Servicing Agreement")] [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

               5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase Agreement, the Interim Servicing Agreement] the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

               6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement and the Interim Servicing Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

               7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase Agreement and the Interim Servicing Agreement,] or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the [Purchase Agreement and the Interim Servicing Agreement].

               8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

               9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement, the Interim Servicing Agreement and the Custodial Agreement].

                                                                       Exhibit C


               IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________               By:  ____________________________
                                              Name: _______________________
[Seal]                                        Title: [Vice] President

               I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

               IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________               By:  _________________________
                                              Name:
                                              Title: [Assistant] Secretary

                                                                       Exhibit C

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                               TITLE                            SIGNATURE
----                               -----                            ---------

_____________________    __________________________     ________________________

_____________________    __________________________     ________________________

_____________________    __________________________     ________________________

_____________________    __________________________     ________________________

_____________________    __________________________     ________________________

_____________________    __________________________     ________________________

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (date)
                    ----------------------------------------

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

               You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of _________ __, ____ (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of _____ __, ____ among the Purchaser, the Company, ________________________ (the "Interim Servicer") and
______________________[CUSTODIAN] (the "Custodial Agreement") and serviced pursuant to an Interim Servicing Agreement, dated as of ______ __, ____ by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement and the Custodial Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

               [We]   [I] have examined the following documents:

               1.     the Purchase Agreement;

               2.     the Interim Servicing Agreement;

               3.     the Custodial Agreement;

               4.     the form of Assignment of Mortgage;

               5.     the form of endorsement of the Mortgage Notes; and

               6. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

               To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

               Based upon the foregoing, it is [our] [my] opinion that:

        1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

        2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

        3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

        4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

        5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

        6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

        7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

        8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

        9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

               This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                               Very truly yours,


                                                --------------------------------
                                                           [Name]
                                                [Assistant] General Counsel

                                                                       Exhibit E
                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION



                                                      -------------------, -----

------------------------
------------------------
------------------------

Attention:     ---------------------------

               ---------------------------

               Notice of Sale and Release of Collateral
               ----------------------------------------

Dear Sirs:

               This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, ____, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

               The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                                                       Exhibit E


               Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                           Very truly yours,


                                           _____________________________________

                                           By:__________________________________
                                           Name:________________________________
                                           Title:_______________________________
                                           Date:________________________________


Acknowledged and approved:

__________________________


By:___________________________________
Name:_________________________________
Title:________________________________
Date:_________________________________

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest

               The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, ____, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

        ________________________________
               (Name)

        ________________________________
               (Address)

        By:_____________________________

                                                                       Exhibit F

                          II. Certification of Release

               The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                                   ___________________________

                                                   By:__________________________
                                                   Title:_______________________
                                                   Date:________________________

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]
                                   ----------

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE
                            -------------------------

               On this ___ day of __________, ____, ___________________
("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ________, ____ (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Interim Servicing Agreement, dated as of ___________, ____ (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by __________________________ ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

               The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

               In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

               Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit H

                                                   [SELLER]


                                               By: _____________________________

                                                   Name:________________________

                                                   Title:_______________________


Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
     ___________________________________

    Name:
          ______________________________

    Title:
          ______________________________


By:
     ___________________________________

    Name:
          ______________________________

    Title:
          ______________________________

                                                                       Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

     REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS
                         OF EACH MORTGAGE LOAN PACKAGE

               Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:


               No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H
                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES
                        --------------------------------

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
                  --------------------------------------------

               THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

               For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

               1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of December 1, 2005, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

               The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

               2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 2002 (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

               3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

        (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

        (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

        (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

        (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

               4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

               5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

               6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

               7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

               8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

               9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

               10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

               11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

               12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                               [SELLER]


                                       By:
                                           Name:________________________________
                                           Its:_________________________________


                                           IXIS REAL ESTATE CAPITAL INC.


                                       By:
                                           Name:________________________________
                                           Its:_________________________________


                                       By:
                                           Name:________________________________
                                           Its:_________________________________


                                           [__________________________]


                                       By:
                                           Name:________________________________
                                           Its:_________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

               This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, between IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the "Seller") and
[_____________], a [_______________] [(the "Initial Servicer")].

               WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

               WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

               WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005 (the "Purchase Agreement"), by and between IXIS and Seller; and

               WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

               NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

               1. Indemnification and Contribution.

               (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

               As used herein:

               "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

               "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

               ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

               (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

               If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

               Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

               Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

               Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

               (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

               (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

               2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

               (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

               (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

               (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

               (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

               (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

               (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer].

               3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

               4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                          IXIS REAL ESTATE CAPITAL INC.


                                       By:______________________________________
                                          Name:_________________________________
                                          Title:________________________________


                                       By:______________________________________
                                          Name:_________________________________
                                          Title:________________________________

                                          [SELLER]


                                       By:______________________________________
                                          Name:_________________________________
                                          Title:________________________________


                                          [INITIAL SERVICER]


                                       By:______________________________________
                                          Name:_________________________________
                                          Title:________________________________

                                 AMENDMENT NO. 1

      AMENDMENT NO. 1, dated as of October 1, 2006 ("Amendment"), to the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005, (the "Purchase Agreement"), between IXIS REAL ESTATE CAPITAL INC., a New York corporation (the "Purchaser"), and LENDERS DIRECT CAPITAL CORP., a California corporation (the "Seller").

                                    RECITALS

      WHEREAS, the parties hereto have entered into the Purchase Agreement;

      WHEREAS, at the present time, the Purchaser and the Seller desire to modify the Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Amendment or any prior Purchase Agreement;

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Defined Terms. Unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined.

      2. Amendments.

      (a) Section 1 of the Purchase Agreement is hereby amended by adding the following defined term the appropriate alphabetical order:

      "Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02."

      (b) Subsection 9.02 of the Purchase Agreement is hereby amended by adding the following sentence at the end of clause (g) that reads as follows:

      "This representation is a Deemed Material Breach Representation."

      (c) Section 9.02 of the Purchase Agreement is hereby amended by adding the following language after the word "Guidelines." in the first sentence of clause (i):

      "In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings,
      (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under
      Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
      (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related Mortgagor occupied the related manufactured housing unit that secures such Mortgage Loan either (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law."

      (d) Subsection 9.02 of the Purchase Agreement is hereby amended by adding the following sentence at the end of clause (i) that reads as follows:

      "This representation is a Deemed Material Breach Representation."

      (e) Subsection 9.02 of the Purchase Agreement is hereby amended by deleting clause (ss) in its entirety and replacing it with the following:

      "[Reserved]."

      (f) Subsection 9.02 of the Purchase Agreement is hereby amended by deleting clause (uu) in its entirety and replacing it with the following:

      "The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation"

      (g) Subsection 9.02 of the Purchase Agreement is hereby amended by adding the following sentence at the end of clause (yy) that reads as follows:

      "This representation is a Deemed Material Breach Representation."

      (h) Subsection 9.02 of the Purchase Agreement is hereby amended by deleting clause (zz) in its entirety and replacing it with the following clause (zz) that reads as follows:

      "Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;"

      (i) Subsection 9.02 of the Purchase Agreement is hereby amended by adding the following sentence at the end of clause (ooo) that reads as follows:

      "This representation is a Deemed Material Breach Representation."

      (j) Subsection 9.02 of the Purchase Agreement is hereby amended by adding the following clauses (ppp), (qqq), (rrr), (sss) and (ttt) that read as follows:

      "(ppp) Origination Practices/No Steering. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. This representation is a Deemed Material Breach Representation;

      (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

      (rrr) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 8% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgage or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

      (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

      (ttt) Second Lien Mortgage Loans. With respect to each Second Lien Loan:
(1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provide for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and (5) the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of the such Second Lien Loan. This representation is a Deemed Material Breach Representation."

      (k) Subsection 9.03 of the Purchase Agreement is hereby amended by deleting the second paragraph in its entirety and replacing it with the following paragraph:

      "Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions."

      3. Ratification of Agreement. Except as modified and expressly amended by this Amendment, the Purchase Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect. Notwithstanding anything to the contrary herein, the parties hereto agree that the terms of this Amendment shall apply to any Mortgage Loan Package purchased on or after the date hereof.

      4. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

                            [SIGNATURE PAGES FOLLOW]

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       LENDERS DIRECT CAPITAL CORP.

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT II

                            LIME FINANCIAL AGREEMENTS


                                                                  EXECUTION COPY

                      ASSIGNMENT AND RECOGNITION AGREEMENT

               THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated April 30, 2007 ("Agreement"), among Natixis Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Lime Financial Services. Ltd. (the "Company"):

               For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

               1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of April 27, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

               The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or
(b) to any premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections
9.03 and 9.05 of the Purchase Agreement or (iii) any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Recognition of the Company
--------------------------

               2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Natixis Real Estate Capital Trust 2007-HE2 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of April 1, 2007 (the "Pooling Agreement"), among the Assignee, the Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

               3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) as of the date hereof that:

        (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

        (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

        (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

        (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

               4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 (other than (i) the clause "nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan" or (ii) the last sentence of Section 9.02(b) as it applies to Due Dates after the date hereof) of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

               5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05, or any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Miscellaneous
-------------

               6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

               7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

               8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

               9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

               10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

               11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

               12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.



                                     LIME FINANCIAL SERVICES, LTD.



                                     By:  /s/ Mike Parthasarathy
                                        ----------------------------------------
                                        Name: Mike Parthasarathy
                                        Its: EVP Capital Markets



                                     NATIXIS REAL ESTATE CAPITAL INC.



                                     By:  /s/ Anthony Malanga
                                        ----------------------------------------
                                        Name: Anthony Malanga
                                        Its: Managing Director



                                     By:  /s/ Christopher Hayden
                                        ----------------------------------------
                                        Name: Christopher Hayden
                                        Its: Managing Director



                                     MORGAN STANLEY ABS CAPITAL I INC.



                                     By:  /s/ Valerie Kay
                                        ----------------------------------------
                                        Name: Valerie Kay
                                        Its: Vice President

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

================================================================================

               SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE
                            AND WARRANTIES AGREEMENT

                          ---------------------------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                         LIME FINANCIAL SERVICES, LTD.,

                                     Seller

                          ---------------------------

                           Dated as of April 27, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS



SECTION 1.   DEFINITIONS........................................................

SECTION 2.   AGREEMENT TO PURCHASE..............................................

SECTION 3.   MORTGAGE SCHEDULES.................................................

SECTION 4.   PURCHASE PRICE.....................................................

SECTION 5.   EXAMINATION OF MORTGAGE FILES......................................

SECTION 6.   CONVEYANCE FROM SELLER TO PURCHASER................................

   Subsection 6.01.   Conveyance of Mortgage Loans; Possession of Servicing
                      Files.....................................................

   Subsection 6.02.   Books and Records.........................................

   Subsection 6.03.   Delivery of Mortgage Loan Documents.......................

   Subsection 6.04.   Quality Control Procedures................................

   Subsection 6.05.   MERS Designated Mortgage Loans............................

SECTION 7.   SERVICING OF THE MORTGAGE LOANS....................................

SECTION 8.   TRANSFER OF SERVICING..............................................

SECTION 9.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
              REMEDIES FOR BREACH...............................................

   Subsection 9.01.   Representations and Warranties Regarding the Seller.......

   Subsection 9.02.   Representations and Warranties Regarding Individual
                      Mortgage Loans............................................

   Subsection 9.03.   Remedies for Breach of Representations and Warranties.....

   Subsection 9.04.   Repurchase of Mortgage Loans That Prepay in Full..........

   Subsection 9.05.   Repurchase of Mortgage Loans with First Payment Defaults..

   Subsection 9.06.   Purchaser's Right to Review...............................

SECTION 10.  CLOSING............................................................

SECTION 11.  CLOSING DOCUMENTS..................................................

SECTION 12.  COSTS..............................................................

SECTION 13.  COOPERATION OF SELLER WITH A RECONSTITUTION........................

SECTION 14.  THE SELLER.........................................................

   Subsection 14.01.  Additional Indemnification by the Seller; Third Party
                      Claims....................................................

   Subsection 14.02.  Merger or Consolidation of the Seller.....................

SECTION 15.  FINANCIAL STATEMENTS...............................................

SECTION 16.  MANDATORY DELIVERY; GRANT OF SECURITY INTEREST.....................

SECTION 17.  NOTICES............................................................

SECTION 18.  SEVERABILITY CLAUSE................................................

SECTION 19.  COUNTERPARTS.......................................................

SECTION 20.  GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS..........

SECTION 21.  INTENTION OF THE PARTIES...........................................

SECTION 22.  SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT...........

SECTION 23.  WAIVERS............................................................

SECTION 24.  EXHIBITS...........................................................

SECTION 25.  GENERAL INTERPRETIVE PRINCIPLES....................................

SECTION 26.  REPRODUCTION OF DOCUMENTS..........................................

SECTION 27.  FURTHER AGREEMENTS.................................................

SECTION 28.  RECORDATION OF ASSIGNMENTS OF MORTGAGE.............................

SECTION 29.  NO SOLICITATION....................................................

SECTION 30.  WAIVER OF TRIAL BY JURY............................................

SECTION 31.  COMPLIANCE WITH REGULATION AB......................................

   Subsection 31.01.  Intent of the Parties; Reasonableness.....................

   Subsection 31.02.  Additional Representations and Warranties of the Seller...

   Subsection 31.03.  Information to Be Provided by the Seller..................

   Subsection 31.04.  Indemnification; Remedies.................................

                                    EXHIBITS

EXHIBIT A     CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B     FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C     FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D     FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER

EXHIBIT E     FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F     FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G     [RESERVED]

EXHIBIT H     FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I     SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J     FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K     FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

   SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

               This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of April 27, 2006, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Lime Financial Services, Ltd., an Oregon corporation, having an office at 5885 SW Meadows Road, Suite 600, Lake Oswego, Oregon 97035 (the "Seller").

                              W I T N E S S E T H:

               WHEREAS, the Purchase and the Seller are parties to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005 (the "Original Purchase Agreement") and the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

               WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Purchase Agreement.

               WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

               WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans; and

               WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

               NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

               SECTION 1. Definitions.

               For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

               Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

               Act: The National Housing Act, as amended from time to time.

               Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

               Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

               Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

               Agreement: This Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

               ALTA: The American Land Title Association and its successors in interest.

               Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

               Assignment and Conveyance Agreement: As defined in Subsection
6.01.

               Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

               Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

               Business Day: Any day other than (i) a Saturday or Sunday, or
(ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

               Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

               CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

               Code: Internal Revenue Code of 1986, as amended.

               Commission: The United States Securities and Exchange Commission.

               Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

               Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

               Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

               Credit Files: As defined in Section 5 herein.

               Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

               Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

               Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

               Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

               Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

               Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

               Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

               Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

               Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

               Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

               Exchange Act: The Securities Exchange Act of 1934, as amended.

               Fannie Mae: The Federal National Mortgage Association and its successors in interest.

               Fannie Mae Transfer: As defined in Section 13 hereof.

               FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

               FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

               First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

               Fitch: Fitch, Inc. and its successors in interest.

               Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

               Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

               Freddie Mac Transfer: As defined in Section 13 hereof.

               GEMICO: General Electric Mortgage Insurance Corporation, a North Carolina corporation and its successors in interest.

               Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

               High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and
(ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

               Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

               HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

               Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

               Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

               Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

               Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

               Interim Servicer: Lime Financial Services, Ltd, an Oregon corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

               Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

               Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

               Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

               Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

               Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

               MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

               MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

               MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

               MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

               MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

               Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

               Moody's: Moody's Investors Service, Inc. and its successors in interest.

               Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

               Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

               Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

               Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

               Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

               Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

               Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property;
(5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable; (39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence; (41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan and (42) a field indicating the points and fees as set forth in clause (rrr) of Section 9.02. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

               Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

               Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

               Mortgagor: The obligor on a Mortgage Note.

               OCC: Office of the Comptroller of the Currency and its successors in interest.

               Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

               Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

               OTS: Office of Thrift Supervision and its successors in interest.

               Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

               Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

               Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

               Preliminary Mortgage Schedule: As defined in Section 3.

               Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

               Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

               Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

               Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

               Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

               Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

               Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre purchase or post purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

               Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

               Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

               Reconstitution: Any Whole Loan Transfer or a Securitization Transaction.

               Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

               Reconstitution Date: As defined in Section 13.

               Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset Backed Securities, Securities Act Release No. 33 8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

               REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

               REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

               Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

               RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

               Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

               Securities Act: The Securities Act of 1933, as amended.

               Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

               Seller: Lime Financial Services, Ltd., an Oregon corporation, and its successors in interest.

               Seller Information: As defined in Subsection 31.04(a).

               Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

               Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

               Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

               Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

               Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

               Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

               Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

               Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

               Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

               Third Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

               Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

               Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

               VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

               Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

               SECTION 2. Agreement to Purchase.

               The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

               SECTION 3. Mortgage Schedules.

               The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

               The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

               SECTION 4. Purchase Price.

               The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

               The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

               SECTION 5. Examination of Mortgage Files.

               At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

               SECTION 6. Conveyance from Seller to Purchaser.

               Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

               The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

               Subsection 6.02. Books and Records.

               Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

               The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

               The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon reasonable demand, evidence of compliance with all federal, state and local laws, rules and regulations, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche or other form in accordance with Accepted Servicing Practices.

               Subsection 6.03. Delivery of Mortgage Loan Documents.

               The Seller shall deliver and release to the Custodian no later than five (5) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

               The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

               The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

               In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

               The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

               Subsection 6.04. Quality Control Procedures.

               The Seller shall have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production. The program is to ensure that the Mortgage Loans are originated in accordance with the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

               Subsection 6.05. MERS Designated Mortgage Loans.

               With respect to each MERS Designated Mortgage Loan, the Seller shall, within two (2) days of the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, within two (2) days of the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

               SECTION 7. Servicing of the Mortgage Loans.

               The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

               The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis; provided, however, that in the event that the Interim Servicer agrees to service a Mortgage Loan after the time when such Mortgage Loan is sold or transferred pursuant to a Securitization Transaction, the Interim Servicer shall, at the Purchaser's option, service the Mortgage Loans on a "scheduled/scheduled" basis. The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

               Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

               The Purchaser agrees, following each Transfer Date and within 60 days after the end of each quarter, to use its best efforts to provide or cause to be provided to the Seller aggregate loan performance data including loss, delinquency and prepayment information; provided, however, in the event the Purchaser is unable to obtain and provide such information in a timely manner as described above, the Seller agrees that there shall be no recourse available to it notwithstanding anything to the contrary herein.

               SECTION 8. Transfer of Servicing.

               On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

               (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. Upon the Purchaser's request, the Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

               (b) [Reserved].

               (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

               (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

               (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

               (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

               (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail within one day of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

               (h) Misapplied Payments. Misapplied payments shall be processed as follows:

               (i) All parties shall cooperate in correcting misapplication errors;

               (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

               (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty
        (30) days after receipt of written demand therefor from the Purchaser;

               (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

               (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

               (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

               (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

               (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.


               SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

               Subsection 9.01. Representations and Warranties Regarding the Seller.

               The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

               (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Oregon and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

               (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

               (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

               (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

               (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

               (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

               (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

               (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

               (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

               (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

               (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

               (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

               (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

               (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

               (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

               (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

               (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

               (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws; and

               (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian.

               Subsection 9.02. Representations and Warranties Regarding Individual Mortgage Loans.

               The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

               (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

               (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the calendar month in which such Monthly Payment was due, all in accordance with the terms of the related Mortgage Note;

               (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

               (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

               (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

               (f) Hazard Insurance. All buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage, as well as all additional requirements as are customary in the area in which the Mortgaged Property is located. The Mortgage requires the related Mortgagor to maintain the forgoing insurance. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

               (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

               (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

               (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium unit or planned unit development shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loan"), (i) the related manufactured dwelling is permanently affixed to the land, (ii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iii) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (iv) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location). As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

               (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                      (1) with respect to Second Lien Loans, the lien of the
               first mortgage on the Mortgaged Property;

                      (2) the lien of current real property taxes and
               assessments not yet due and payable;

                      (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                      (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. With respect to Second Lien Loans, the Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

               (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

               (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

               (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

               (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were)
(1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

               (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

               (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance and each such title insurance policy is issued by a title insurer and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

               (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

               (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

               (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

               (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

               (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

               (v) Conformance with Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). No representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

               (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Unless otherwise indicated on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

               (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

               (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

               (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in similar Mortgage Loans to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

               (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

               (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project conforms to the Underwriting Guidelines. The representations and warranties required by prudent mortgage lending institutions which originate mortgage loans of the same type as the Mortgage Loan in the jurisdiction where the related Mortgaged Property is located with respect to such condominium or a planned unit development have been satisfied and remain true and correct;

               (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

               (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

               (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

               (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

               (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy or an endorsement to the policy insuring the mortgagee's consolidated interest. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

               (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

               (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Either
(x) each Mortgage Loan is covered by a paid in full, life of loan, tax service contract, and such contract is transferable, or (y) on the related Closing Date the Purchaser shall net the cost to procure such a tax service contract. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

               (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

               (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

               (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

               (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

               (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under the Underwriting Guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Mortgage Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

               (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

               (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

               (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

               (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

               (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages;

               (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

               (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

               (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

               (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

               (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

               (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

               (zz) Single-Premium Credit Life Insurance policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

               (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust";

               (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

               (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

               (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

               (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

               (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser, unless indicated otherwise on the related Mortgage Loan Schedule;

               (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

               (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

               (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

               (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

               (kkk) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed a bankruptcy petition, has not become the subject of involuntary bankruptcy proceedings or has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

               (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

               (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

               (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan; and

               (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

               (ppp) Origination Practices/No Steering. No Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

               (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

               (rrr) Points and Fees. Except as set forth on the related Mortgage Loan Schedule, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

               (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

               (ttt) Second Lien Mortgage Loans. With respect to each Second Lien Loan: (1) the related First Lien Loan does not permit negative amortization; (2) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; and (3) except as set forth on the related Mortgage Loan Schedule, the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation is a Deemed Material Breach Representation.

               Subsection 9.03. Remedies for Breach of Representations and Warranties.

               It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

               Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

               At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

               For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

               In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

               Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

               Subsection 9.04. Repurchase of Mortgage Loans That Prepay in
Full.

               If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within seven (7) Business Days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full reduced by (i) if Seller is acting as servicer, the amount of any prepayment premium or penalty paid and received by the Purchaser with respect to such Mortgage Loan and (ii) if Seller is no longer acting as servicer, the amount of any legally enforceable prepayment premium or penalty.

               Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults.

               (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan (i.e. such Monthly Payment is not received on its due date or within the calendar month in which such Monthly Payment was due), the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

               (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the calendar month in which such Monthly Payment was due, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

               Subsection 9.06. Purchaser's Right to Review.

               From the related Closing Date until ninety (90) days after such Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment to investors investing in similar mortgage loans. In the event that the Purchaser so rejects any Mortgage Loan, the Seller shall, no later than seven (7) Business Days following receipt of notice of such rejection and servicing comments and other applicable and supporting documentation, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 9.03 hereof at the Purchase Price, together with accrued and unpaid interest at the Mortgage Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

               All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

               Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

               SECTION 10. Closing.

               The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

               The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

               (a) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

               (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

               (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

               (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

               (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

               Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

               SECTION 11. Closing Documents.

               The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

               1. this Agreement (to be executed and delivered only for the initial Closing Date);

               2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing
                       Date);

               3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

               4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

               5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

               6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

               7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

               8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

               9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

               10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

               11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

               12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

               13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

               14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

               15. Exhibit B to the related Assignment and Conveyance Agreement; and

               16. within two (2) Business Days following the Closing Date, a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

               The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

               SECTION 12. Costs.

               The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

               SECTION 13. Cooperation of Seller with a Reconstitution.

               The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                      a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                      b)     Freddie Mac (the "Freddie Mac Transfer"); or

                      c) one or more third party purchasers in one or more Whole Loan Transfers; or

                      d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

               The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

               With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date") or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

               In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

               All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

               SECTION 14. The Seller.

               Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

               (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

               (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

               Subsection 14.02. Merger or Consolidation of the Seller.

               The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

               Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $15,000,000.

               SECTION 15. Financial Statements.

               The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

               The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

               SECTION 16. Mandatory Delivery; Grant of Security Interest.

               The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

               SECTION 17. Notices.

               All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                      (i)    if to the Seller:

                             Lime Financial Services, Ltd.
                             5885 SW Meadows Road, Suite 600
                             Lake Oswego, Oregon
                             Attention: Mike Parthasrathy
                             Fax: 503-905-5005
                             Email: mikep@limefinancial.com

                      (ii)   if to the Purchaser:

                             IXIS Real Estate Capital Inc.
                             9 West 57th Street
                             New York, New York 10019
                             Attention: Christopher Connelly
                             Fax: 212-891-6288
                             Email: c.connelly@ixiscm.com

                             with a copy to:

                             IXIS Real Estate Capital Inc.
                             9 West 57th Street
                             New York, New York 10019
                             Attention: General Counsel
                             Fax: 212-891-1922
                             Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

               SECTION 18. Severability Clause.

               Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

               SECTION 19. Counterparts.

               This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

               SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

               THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

               SECTION 21. Intention of the Parties.

               It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

               SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

               This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

               SECTION 23. Waivers.

               No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

               SECTION 24. Exhibits.

               The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

               SECTION 25. General Interpretive Principles.

               For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

               (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

               (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

               (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

               (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

               (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

               (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

SECTION 26.    Reproduction of Documents.

               This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

               SECTION 27. Further Agreements.

               The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

               SECTION 28. Recordation of Assignments of Mortgage.

               To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

               SECTION 29. No Solicitation.

               From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

               SECTION 30. Waiver of Trial by Jury.

               THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

               SECTION 31. Compliance with Regulation AB

               Subsection 31.01. Intent of the Parties; Reasonableness.

               The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

               Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB, provided, however, that if any of the information to be provided with respect to Section 1105(d)(1) and (2) is unknown and not available to the Seller without unreasonable effort or expense, such information shall not be required to be delivered by the Seller. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance, provided, however, that if any of the information to be provided with respect to Section 1105(d)(1) and (2) is unknown and not available to the Seller without unreasonable effort or expense, such information shall not be required to be delivered by the Seller.

               The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

               With respect to those Mortgage Loans that were originated by Seller and sold to the Purchaser pursuant to this Agreement and subsequently securitized by the Purchaser or any of its Affiliates, the Purchaser shall, to the extent consistent with then-current industry practice, cause the servicer (or another party to such securitization) under the securitization to be obligated to provide, information with respect to the Mortgage Loans from and after Cut-off Date of such securitization necessary for the Seller to comply with its obligations under Regulation AB, including, without limitation, providing to the Seller static pool information, as set forth in Item 1105(a)(2) and (5) of Regulation AB.

               Subsection 31.02. Additional Representations and Warranties of the Seller.

               (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

               (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

               Subsection 31.03. Information to Be Provided by the Seller.

               In connection with any Securitization Transaction the Seller shall (i) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

               (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                       (A) the originator's form of organization;

                       (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                       (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                       (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                             (1)     the sponsor;

                             (2)     the depositor;

                             (3)     the issuing entity;

                             (4)     any servicer;

                             (5)     any trustee;

                             (6)     any originator;

                             (7)     any significant obligor;

                             (8)     any enhancement or support provider; and

                             (9)     any other material transaction party.

               (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

               Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

               If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

               (c) [Reserved].

               (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

               Subsection 31.04. Indemnification; Remedies.

               (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

               (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause
       (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

               (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

               (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

               In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

               (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.


                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

               IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                         IXIS REAL ESTATE CAPITAL INC.
                                                (Purchaser)


                                         By:____________________________________
                                         Name:
                                         Title:


                                         By:____________________________________
                                         Name:
                                         Title:


                                         LIME FINANCIAL SERVICES, LTD.
                                                (Seller)


                                         By:____________________________________
                                         Name:
                                         Title:

                                                                       Exhibit A


                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

               With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

               (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

               (b) the original of any guarantee executed in connection with the Mortgage Note;

               (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

               (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

               (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

               (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

               (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

               (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

               In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT
                       -----------------------------------

                                                                       Exhibit C


                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE
                     --------------------------------------

               I, ____________________, hereby certify that I am the duly elected [Vice] President of Lime Financial Services, Ltd., a state chartered institution organized under the laws of the state of Oregon (the "Company"), and further as follows:

               1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

               2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

               3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

               4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 27, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), the Interim Servicing Agreement, dated as of May 1, 2005, by and between the Company and the Purchaser (the "Interim Servicing Agreement") [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since
        ____________.

               5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Interim Servicing Agreement the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

               6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement and the Interim Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

               7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement and the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement and the Interim Servicing Agreement.

               8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

               9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement, the Interim Servicing Agreement and the Custodial Agreement].

                                                                       Exhibit C

               IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________                 By:  ___________________________
                                                Name: _____________________
[Seal]                                          Title: [Vice] President

               I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

               IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________                 By:____________________________
                                               Name:______________________
                                           Title: [Assistant] Secretary

                                                                       Exhibit C


                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                           TITLE                            SIGNATURE
----                           -----                            ---------

__________________________   __________________________   ______________________

__________________________   __________________________   ______________________

__________________________   __________________________   ______________________

__________________________   __________________________   ______________________

__________________________   __________________________   ______________________

__________________________   __________________________   ______________________

                                                                       Exhibit D


                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (date)
                    ----------------------------------------

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

               You have requested [our] [my] opinion, as [Assistant] General Counsel to Lime Financial Services, Ltd. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of April 27, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Interim Servicing Agreement, dated as of May 1, 2005 by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

               [We]   [I] have examined the following documents:

               1.     the Purchase Agreement;

               2.     the Interim Servicing Agreement;

               3.     the form of Assignment of Mortgage;

               4.     the form of endorsement of the Mortgage Notes; and

               5. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

               To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

               Based upon the foregoing, it is [our] [my] opinion that:

        1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

        2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

        3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

        4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

        5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

        6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

        7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

        8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

        9. The Mortgages have been duly assigned. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

               This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                               Very truly yours,


                                               ---------------------------------
                                                       [Name]
                                               [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION



                                                      ___________________, _____

________________________
________________________
________________________

Attention: ___________________________
           ___________________________

Re:     Notice of Sale and Release of Collateral

Dear Sirs:

               This letter serves as notice that Lime Financial Services, Ltd. a corporation, organized pursuant to the laws of Oregon (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 27, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

               The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                                                      Exhibit E

               Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                               Very truly yours,


                                               _________________________________

                                               By:______________________________
                                               Name:____________________________
                                               Title:___________________________
                                               Date:____________________________


Acknowledged and approved:

__________________________


By:____________________________________________
Name:__________________________________________
Title:_________________________________________
Date:__________________________________________

                                                                       Exhibit F


                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest

               The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 27, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

        ________________________________
               (Name)

        ________________________________
               (Address)

        By:_____________________________

                                                                       Exhibit F

                          II. Certification of Release

               The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                                   ___________________________

                                                   By:__________________________
                                                   Title:_______________________
                                                   Date:________________________

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]
                                   ----------

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE
                            -------------------------

               On this ___ day of [___], 200_, Lime Financial Services, Ltd. ("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 27, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Interim Servicing Agreement, dated as of May 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased. The contents of each Servicing File required to be retained by Lime Financial services, Ltd. ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

               The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

               In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

               Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit H


                                                   LIME FINANCIAL SERVICES, LTD.


                                                   By:__________________________

                                                   Name:________________________

                                                   Title:_______________________


Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:_____________________________

   Name:________________________

   Title:_______________________



By:_____________________________

   Name:________________________

   Title:_______________________

                                                                       Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H


                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

 REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF EACH
                              MORTGAGE LOAN PACKAGE

               Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:


               No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                     Exhibit I

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                                                     Exhibit J

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

               THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and Lime Financial Services. Ltd. (the "Company"):

               For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

               1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of April 27, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

               The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

               2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200[_] (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

               3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

        (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

        (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

        (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

        (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

               4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

               5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

               6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

               7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

               8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

               9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

               10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

               11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

               12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                                                     Exhibit J


               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                         LIME FINANCIAL SERVICES, LTD.


                                         By:____________________________________
                                         Name:__________________________________
                                         Its:___________________________________


                                         IXIS REAL ESTATE CAPITAL INC.


                                         By:____________________________________
                                         Name:__________________________________
                                         Its:___________________________________


                                         By:____________________________________
                                         Name:__________________________________
                                         Its:___________________________________


                                         [__________________________]


                                         By:____________________________________
                                         Name:__________________________________
                                         Its:___________________________________

                                                                     Exhibit J

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                                                                     Exhibit K


                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

               This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the
"Seller") and [_____________], a [_______________] [(the "Initial Servicer")].

               WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

               WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

               WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of [DATE] (the "Purchase Agreement"), by and between IXIS and Seller; and

               WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

               NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

               1. Indemnification and Contribution.

               (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

               As used herein:

               "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

               "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

               "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss. 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

               "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

               ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

               (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

               If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

               Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

               Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

               Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

               (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

               (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

               2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

               (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

               (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

               (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

               (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

               (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

               (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer]; and

               (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB (other than the static pool information of the Seller).

               3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

               4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                     [Remainder of Page Intentionally Left Blank]

                                                                     Exhibit K

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of
[_____________].

                                         IXIS REAL ESTATE CAPITAL INC.


                                         By:____________________________________
                                         Name:
                                         Title:


                                         By:____________________________________
                                         Name:
                                         Title:

                                         [SELLER]


                                         By:____________________________________
                                         Name:
                                          Title:

                                   EXHIBIT JJ

                               MANDALAY AGREEMENTS


================================================================================

      AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

                ------------------------------------------------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                             MANDALAY MORTGAGE, LLC,

                                     Seller

                ------------------------------------------------

                            Dated as of June 1, 2006

       Adjustable-Rate and Fixed-Rate, Subprime Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.    DEFINITIONS...................................................

SECTION 2.    AGREEMENT TO PURCHASE.........................................

SECTION 3.    MORTGAGE SCHEDULES............................................

SECTION 4.    PURCHASE PRICE................................................

SECTION 5.    EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER...........................

   Subsection 6.01.   Conveyance of Mortgage Loans; Possession of
                       Servicing Files......................................

   Subsection 6.02.   Books and Records.....................................

   Subsection 6.03.   Delivery of Mortgage Loan Documents...................

   Subsection 6.04.   Quality Control Procedures............................

   Subsection 6.05.   MERS Designated Mortgage Loans........................

SECTION 7.    SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.    TRANSFER OF SERVICING.........................................

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
                REMEDIES FOR BREACH.........................................

   Subsection 9.01.   Representations and Warranties Regarding the Seller...

   Subsection 9.02.   Representations and Warranties Regarding
                        Individual Mortgage Loans...........................

   Subsection 9.03.   Remedies for Breach of Representations and
                        Warranties..........................................

   Subsection 9.04.   Repurchase of Mortgage Loans That Prepay in Full......

   Subsection 9.05.   Repurchase of Mortgage Loans with First
                        Payment Defaults....................................

   Subsection 9.06.   Purchaser's Right to Review...........................

SECTION 10.   CLOSING.......................................................

SECTION 11.   CLOSING DOCUMENTS.............................................

SECTION 12.   COSTS.........................................................

SECTION 13.   COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 14.   THE SELLER....................................................

   Subsection 14.01.  Additional Indemnification by the Seller;
                        Third Party Claims..................................

   Subsection 14.02.  Merger or Consolidation of the Seller.................

SECTION 15.   FINANCIAL STATEMENTS..........................................

SECTION 16.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 17.   NOTICES.......................................................

SECTION 18.   SEVERABILITY CLAUSE...........................................

SECTION 19.   COUNTERPARTS..................................................

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

SECTION 21.   INTENTION OF THE PARTIES......................................

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 23.   WAIVERS.......................................................

SECTION 24.   EXHIBITS......................................................

SECTION 25.   GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 26.   REPRODUCTION OF DOCUMENTS.....................................

SECTION 27.   FURTHER AGREEMENTS............................................

SECTION 28.   RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 29.   NO SOLICITATION...............................................

SECTION 30.   WAIVER OF TRIAL BY JURY.......................................

SECTION 31.   COMPLIANCE WITH REGULATION AB.................................

   Subsection 31.01.  Intent of the Parties; Reasonableness.................

   Subsection 31.02.  Additional Representations and Warranties of
                        the Seller..........................................

   Subsection 31.03.  Information To Be Provided by the Seller..............

   Subsection 31.04.  Indemnification; Remedies.............................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C      FORM OF OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE GUARANTOR, THE SELLER AND
               THE INTERIM SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      [RESERVED]

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                              AMENDED AND RESTATED
                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of June 1, 2006, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Mandalay Mortgage, LLC, a Delaware limited liability company, having an office at 21600 Oxnard Street, Suite 1800, Woodland Hills, California 91367 (the "Seller").

                             W I T N E S S E T H:

            WHEREAS, the Purchaser and the Seller are parties to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, as amended (the "Original Purchase Agreement"), pursuant to which, from time to time, the Seller desires to sell to the Purchaser, and, from time to time, the Purchaser desires to purchase from the Seller, certain conventional adjustable and fixed rate residential first and second lien mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered as a pool of whole loans on the dates as provided herein (each, a "Closing Date");

            WHEREAS, at present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired to this Agreement or the Original Purchase Agreement.

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, or, if such Mortgage Loan was refinanced within six
(6) months of the Closing Date, the lesser of (x) the value of the related Mortgaged Property based upon the appraisal made at the time of origination of the loan being refinanced and (y) the value of the related Mortgaged Property based upon the appraisal made in connection with such refinancing, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the original principal balance of the Second Lien Loan and (ii) the original principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act. The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13 hereof.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Freddie Mac Transfer: As defined in Section 13 hereof.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            Guarantee: The guarantee, to be dated as of the related Closing Date, pursuant to which the obligations of the Seller under the Purchase Agreement and the Interim Servicing Agreement will be guaranteed by the Guarantor in favor of the Purchaser.

            Guarantor: United Pacific Mortgage, a California general partnership and the parent of the Seller, and its successors in interest.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and
(ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest-Only Loan: Any Mortgage Loan as to which scheduled payments only include interest for an initial period of not more than ten (10) years, after which such Mortgage Loan will fully amortize to maturity.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: Mandalay Mortgage, LLC, a Delaware limited liability company, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The interim servicing agreement, dated as of February 1, 2006, between the Purchaser and the Interim Servicer, as may be amended from time to time, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 13.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: Mandalay Mortgage, LLC, a Delaware limited liability company, and its successors in interest.

            Seller Information: As defined in Subsection 31.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Servicing Transfer Representation: Each representation set forth in Subsections 9.01(t) and 9.02(b), (c), (d), (f), (h), the last sentence of (p),
(q), (r), (z), (hh), (ii), (kk), (ll), (mm), (qq), (xx), (bbb), (kkk), (ttt)(3)
and (ttt)(4).

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

            Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

            VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least fourteen (14) days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02. Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations in accordance with Accepted Servicing Practices, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as would be customary by a prudent originator of loan similar to the Mortgage Loans. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer acts in accordance with Accepted Servicing Practices.

            Subsection 6.03. Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04. Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05. MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in accordance with Accepted Servicing Practices. The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01. Representations and Warranties Regarding the
Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller, as Interim Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (l) Financial Statements. The Seller has delivered to the Purchaser financial statements of the Guarantor (on a consolidated basis) as to the last two (2) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Guarantor, and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Guarantor, since the date of its financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

            (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA PATRIOT Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

            (t) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Subsection 9.02. Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is thirty
(30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the calendar month in which such payment was due, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII,
Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                        (1) with respect to Second Lien Loans, the lien of the
                  first mortgage on the Mortgaged Property;

                        (2) the lien of current real property taxes and
                  assessments not yet due and payable;

                        (3) covenants, conditions and restrictions, rights of
                  way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                        (4) other matters to which like properties are commonly
                  subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest (or, with respect to Interest-Only Loans, monthly installments of interest only), which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Except as set forth on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. Except as disclosed in the Mortgage Loan Schedule, the Seller has no knowledge of any circumstances or condition with respect to the Mortgaged Property, the Mortgagor, the Mortgagor's credit standing or the Mortgage, that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value of the Mortgage Loan;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is originated in conformity with the Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by, or Seller will reimburse Purchaser for the purchase of, a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

            (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the origination of the Mortgage Loan by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages, except to the extent arising from Purchaser's violation of law. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (tt) [RESERVED]

            (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to or less than the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

            (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

            (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (fff) Origination Date. Except as set forth on the Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

            (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (kkk) Mortgagor Bankruptcy. The Mortgagor has not filed a bankruptcy petition or has not become the subject of involuntary bankruptcy proceedings or has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

            (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (ppp) Origination Practices/No Steering. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

            (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (rrr) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and
(y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

            Subsection 9.03. Remedies for Breach of Representations and Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser and Seller's mutual option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either
(a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

            If any Mortgage Loan is prepaid within sixty (60) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full. The Purchaser shall request such payment within ninety (90) days of the Purchaser's receipt of notice of such prepayment.

            Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults.

            (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion within 60 days of receipt by the Purchaser of notice of such delinquency, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan. Within sixty (60) days following the receipt of written notice of such delinquency, the Purchaser shall notify the Seller of any requested repurchase pursuant to this Subsection 9.05(b).

            Subsection 9.06. Purchaser's Right to Review.

            Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            1. this Agreement (to be executed and delivered only for the initial Closing Date);

            2.    [Reserved];

            3.    [Reserved];

            4.    [Reserved];

            5. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

            6. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

            7.    [Reserved];

            8.    [Reserved];

            9. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Guarantor, the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

            10. with respect to the initial Closing Date, an Opinion of Counsel of each of the Guarantor, the Seller and the Interim Servicer (who may be an employee of the Guarantor, the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

            11.   [Reserved];

            12. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

            13. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            14. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

            15. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

            16.   Exhibit B to the related Assignment and Conveyance Agreement;
                  and

            17. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                  a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                  b)    Freddie Mac (the "Freddie Mac Transfer"); or

                  c) one or more third party purchasers in one or more Whole Loan Transfers; or

                  d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date (or, with respect to the Servicing Transfer Representations, the Transfer Date) or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02. Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a limited liability under the laws of the state of its organization except as permitted herein, and will obtain and preserve its qualification to do business as a foreign limited liability company in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth at least equal to the net worth of the Seller on the date hereof.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                  (i)   if to the Seller:

                        Mandalay Mortgage, LLC
                        21600 Oxnard Street, Suite 1800
                        Woodland Hills, CA 91367
                        Attention: Mike Peterson
                        Fax: (818) 654-2143
                        Email: mpeterson@mandalaymortgage.com

                  (ii)  if to the Purchaser:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: Christopher Connelly
                        Fax: 212-891-6288
                        Email: c.connelly@ixiscm.com

                        with a copy to:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: General Counsel
                        Fax: 212-891-1922
                        Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion exercised in good faith. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

            SECTION 29. No Solicitation.

            From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

            SECTION 31. Compliance with Regulation AB

            Subsection 31.01. Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

            The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 31.02. Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 31.03. Information To Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                  (A) the originator's form of organization;

                  (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                  (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                  (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                        (1)   the sponsor;

                        (2)   the depositor;

                        (3)   the issuing entity;

                        (4)   any servicer;

                        (5)   any trustee;

                        (6)   any originator;

                        (7)   any significant obligor;

                        (8)   any enhancement or support provider; and

                        (9)   any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved].

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            Subsection 31.04. Indemnification; Remedies.

            (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization
Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

            (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       IXIS REAL ESTATE CAPITAL INC.
                                          (Purchaser)

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       MANDALAY MORTGAGE, LLC,
                                          (Seller)

                                       By:  __________________________________
                                            Name:
                                            Title:

Acknowledged and Agreed as of the date first above written by:

UNITED PACIFIC MORTGAGE

By:___________________________________
   Name:
   Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT
                       -----------------------------------

                                                                       Exhibit C

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE
                          -----------------------------

            I, ____________________, hereby certify that I am the duly elected [Vice] President of [Mandalay Mortgage, LLC][United Pacific
Mortgage], a [limited liability company][general partnership] organized under the laws of the state of ____________ (the "Company"), and further as follows:

                  1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the [certificate of limited liability company][charter] of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

                  2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the [limited liability company agreement][bylaws] of the Company which [is][are] in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since
      ___________.

                  3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

                  4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver the Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

                  5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement or the consummation of the transactions contemplated by the agreement; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

                  6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                  7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement or of any action taken or to be taken in connection with the transactions contemplated thereby], which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement.

                  8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed the Purchase Agreement and any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on
      Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                  9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement.

                                                                       Exhibit C

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________                       By:__________________________
                                                    Name:
[Seal]                                              Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of [Mandalay Mortgage, LLC][United Pacific Mortgage], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________                       By:__________________________
                                                    Name:
                                                    Title: [Assistant] Secretary

                                                                       Exhibit C

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                                 TITLE               SIGNATURE
----                                 -----               ---------

______________________  _______________________________  _______________________

______________________  _______________________________  _______________________

______________________  _______________________________  _______________________

______________________  _______________________________  _______________________

______________________  _______________________________  _______________________

______________________  _______________________________  _______________________

                                                                       Exhibit D

                                    EXHIBIT D

                  FORM OF OPINION OF COUNSEL TO THE GUARANTOR,
                       SELLER, AND INTERIM SERVICER (date)
                  --------------------------------------------

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to (i) Mandalay Mortgage, LLC (the "Company") with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of June 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Interim Servicing Agreement, dated as of February 1, 2006 by and between Mandalay Mortgage, LLC, in its capacity as interim servicer (in such capacity, the "Interim Servicer"), and the Purchaser (the "Interim Servicing Agreement") and
(ii) United Pacific Mortgage (the "Guarantor"), with respect to certain matters in connection with the guarantee by the Guarantor of the respective obligations of the Company and Interim Servicer under the Purchase Agreement and the Interim Servicing Agreement, as applicable, pursuant to a Guarantee dated February 10, 2006 (the "Guarantee" and, collectively with the Purchase Agreement and the Interim Servicing Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We]  [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Interim Servicing Agreement;

            3.    the form of Assignment of Mortgage;

            4.    the form of endorsement of the Mortgage Notes;

            5.    the Guarantee; and

            6. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of each of the Guarantor, the Company and the Interim Servicer contained in the Guarantee, in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

      1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

      2. The Guarantor is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

      3. Each of the Guarantor, the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

      4. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Guarantor, the Company and/or the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Guarantor, the Company and/or the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

      5. Each of the Guarantor, the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature and, in the case of the Company and the Interim Servicer, in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

      6. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Guarantor, the Company or the Interim Servicer of or compliance by the Guarantor, the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Guarantor, the Company or the Interim Servicer.

      7. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Guarantor, the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Guarantor, the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Guarantor, the Company or the Interim Servicer is subject or by which it is bound.

      8. There is no action, suit, proceeding or investigation pending or threatened against any of the Guarantor, the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Guarantor, the Company or the Interim Servicer or in any material impairment of the right or ability of the Guarantor, the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Guarantor, the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Guarantor, the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

      9. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

     10. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,

                                       ____________________________________
                                                      [Name]
                                           [Assistant] General Counsel

                                                                        Exhbit E

                                    EXHIBIT E

                    FORM OF SECURITY RELEASE CERTIFICATION
                    --------------------------------------

                                                      ___________________, _____

________________________
________________________
________________________

Attention: _____________________

      ___________________________

            Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that Mandalay Mortgage, LLC a limited liability company, organized pursuant to the laws of [the state of organization] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under an Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,

                                          ____________________________________

                                          By:_________________________________
                                          Name:_______________________________
                                          Title:______________________________
                                          Date:_______________________________

Acknowledged and approved:

__________________________

By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

_______________________________________
(Name)

_______________________________________
(Address)

By:____________________________________

                          II. Certification of Release

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                         _____________________________________

                                         By:__________________________________
                                         Title:_______________________________
                                         Date:________________________________

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]
                                   ----------

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE
                            -------------------------

            On this ___ day of __________, ____, Mandalay Mortgage, LLC ("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2006 (the "Purchase Agreement") and (iii) the Interim Servicer under that certain Interim Servicing Agreement, dated as of February 1, 2006 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by Mandalay Mortgage, LLC ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit H

                                       MANDALAY MORTGAGE, LLC,

                                       By:____________________________________
                                          Name:
                                          Title:

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:____________________________
   Name:
   Title:

By:____________________________
   Name:
   Title:

                                                                       Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

   REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                       Exhibit I

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES
                        --------------------------------

                                                                       Exhibit J

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
                  --------------------------------------------

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and Mandalay Mortgage, LLC (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of June 1, 2006 between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], [___] (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof or such other date specified herein that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity was required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof (or, with respect to the Servicing Transfer Representations, the Transfer Date) as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                                                       Exhibit J

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       MANDALAY MORTGAGE, LLC,

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

                                       [__________________________]

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

                                                                       Exhibit J

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT
                        ---------------------------------

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), Mandalay Mortgage, LLC, a [_____] limited liability company (the "Seller") and [_____________], a [_______________] [(the "Initial
Servicer")].

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to
[________________] Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

            1. Indemnification and Contribution.

            (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            As used herein:

            "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

            "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

            ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

            (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

            (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

            (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary [corporate] action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

            (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer].

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                                                       Exhibit K

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       MANDALAY MORTGAGE, LLC,

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       [INITIAL SERVICER]

                                       By:  __________________________________
                                            Name:
                                            Title:

                                   EXHIBIT KK

                           MASTER FINANCIAL AGREEMENTS


                      ASSIGNMENT AND RECOGNITION AGREEMENT

               THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated April 30, 2007 ("Agreement"), among Natixis Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS ----------- -------- Capital I Inc. ("Assignee") and Master Financial Inc. (the "Company"):

               For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

       1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee (x) all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed as being originated by the Company on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement"), each between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans and (y) other than as provided below with respect to the enforcement of representations and warranties, none of the obligations of the Assignor under the Purchase Agreement.

               The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or
(b) to any premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections
9.03 and 9.05 of the Purchase Agreement or (iii) any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Recognition of the Company
--------------------------

               2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Natixis Real Estate Capital Trust 2007-HE2 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of April 1, 2007 (the "Pooling Agreement"), among the Assignee, the Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage Loans, (iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

               3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) as of the date hereof that:

                      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

               4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 (other than (i) the clause "nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan" or (ii) the last sentence of Section 9.02(b) as it applies to Due Dates after the date hereof) of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties, except that (iii) the representation and warranty set forth in Section 9.02(a) shall, for purposes of this Agreement, relate to the Mortgage Loan Schedule attached hereto, and (iv) the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the following representation and warranty is true and correct as of the date here of as if such representation and warranty was made of the date hereof: No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

               5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05, or any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Miscellaneous
-------------

               6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

               7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

               8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

               9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

               10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

               11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

               12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.



                                   MORGAN STANLEY ABS CAPITAL I INC.



                                   By:  /s/ Valerie Kay
                                      ---------------------------------------
                                      Name:  Valerie Kay
                                      Its:  Vice President



                                   NATIXIS REAL ESTATE CAPITAL INC.



                                   By:  /s/ Anthony Malanga
                                      ---------------------------------------
                                      Name:  Anthony Malanga
                                      Its:  Managing Director



                                   By:  /s/ Christopher Hayden
                                      ---------------------------------------
                                      Name:  Christopher Hayden
                                      Its:  Managing Director



                                   MASTER FINANCIAL INC .



                                   By:  /s/ Michael Kim
                                      ---------------------------------------
                                      Name:  Michael Kim
                                      Its:  Executive Vice
                                      President/CFO

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

================================================================================

             SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

                       ----------------------------------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                             MASTER FINANCIAL INC.,

                                     Seller

                       ----------------------------------

                          Dated as of February 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS



SECTION 1.    DEFINITIONS.......................................................

SECTION 2.    AGREEMENT TO PURCHASE.............................................

SECTION 3.    MORTGAGE SCHEDULES................................................

SECTION 4.    PURCHASE PRICE....................................................

SECTION 5.    EXAMINATION OF MORTGAGE FILES.....................................

SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER...............................

SECTION 7.    SERVICING OF THE MORTGAGE LOANS...................................

SECTION 8.    TRANSFER OF SERVICING.............................................

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS; REMEDIES FOR BREACH....

SECTION 10.   CLOSING...........................................................

SECTION 11.   CLOSING DOCUMENTS.................................................

SECTION 12.   COSTS.............................................................

SECTION 13.   COOPERATION OF SELLER WITH A RECONSTITUTION.......................

SECTION 14.   THE SELLER........................................................

SECTION 15.   FINANCIAL STATEMENTS..............................................

SECTION 16.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST....................

SECTION 17.   NOTICES...........................................................

SECTION 18.   SEVERABILITY CLAUSE...............................................

SECTION 19.   COUNTERPARTS......................................................

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.........

SECTION 21.   INTENTION OF THE PARTIES..........................................

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT..........

SECTION 23.   WAIVERS...........................................................

SECTION 24.   EXHIBITS..........................................................

SECTION 25.   GENERAL INTERPRETIVE PRINCIPLES...................................

SECTION 26.   REPRODUCTION OF DOCUMENTS.........................................

SECTION 27.   FURTHER AGREEMENTS................................................

SECTION 28.   RECORDATION OF ASSIGNMENTS OF MORTGAGE............................

SECTION 29.   NO SOLICITATION...................................................

SECTION 30.   WAIVER OF TRIAL BY JURY...........................................

SECTION 31.   COMPLIANCE WITH REGULATION AB.....................................

                                 EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C      FORM OF OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      [RESERVED]

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

   SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

               This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of February 1, 2006, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Master Financial Inc., a California corporation, having an office at 505 City Parkway #800, Orange, California 92868 (the "Seller").

                              W I T N E S S E T H:

               WHEREAS, the Purchaser and the Seller are parties to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2003, as amended by Amendment No. 1, dated as of June 25, 2004 and Amendment No. 2, dated as of August 1, 2004 (the "Original Purchase Agreement") and the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

               WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Purchase Agreement.

               NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

               SECTION 1. Definitions.

               For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

               Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

               Act: The National Housing Act, as amended from time to time.

               Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

               Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

               Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

               Agreement: This Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

               ALTA: The American Land Title Association and its successors in interest.

               Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

               Assignment and Conveyance Agreement: As defined in Subsection
6.01.

               Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

               Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

               Business Day: Any day other than (i) a Saturday or Sunday, or
(ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

               Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

               CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

               Code: Internal Revenue Code of 1986, as amended.

               Commission: The United States Securities and Exchange Commission.

               Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

               Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

               Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

               Credit Files: As defined in Section 5 herein.

               Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

               Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

               Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

               Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02

               Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

               Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

               Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

               Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

               Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

               Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

               Exchange Act: The Securities Exchange Act of 1934, as amended.

               Fannie Mae: The Federal National Mortgage Association and its successors in interest.

               Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

               Fannie Mae Transfer: As defined in Section 13 hereof.

               FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

               FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

               First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

               Fitch: Fitch, Inc. and its successors in interest.

               Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

               Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

               Freddie Mac Transfer: As defined in Section 13 hereof.

               GEMICO: General Electric Mortgage Insurance Corporation, a North Carolina corporation and its successors in interest.

               Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

               High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994, (b) a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

               Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

               HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

               Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

               Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

               Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

               Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

               Interim Servicer: Master Financial Inc., a California corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

               Interim Servicing Agreement: The Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 by and between IXIS Real Estate Capital Inc. and Master Financial Inc., as may be amended from time to time.

               Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

               Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

               Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

               Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

               MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

               MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

               MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

               MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

               MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

               Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

               Moody's: Moody's Investors Service, Inc. and its successors in interest.

               Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

               Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

               Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

               Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

               Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

               Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

               Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property;
(5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a High Cost Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable; (39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence; (41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan and (42) a field indicating whether such Mortgage Loan is a Home Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

               Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

               Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

               Mortgagor: The obligor on a Mortgage Note.

               OCC: Office of the Comptroller of the Currency and its successors in interest.

               Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

               Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

               OTS: Office of Thrift Supervision and its successors in interest.

               Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

               Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

               Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

               Preliminary Mortgage Schedule: As defined in Section 3.

               Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

               Prepayment Charges: With respect to each Mortgage Loan, the charge if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

               Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

               Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

               Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

               Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

               Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

               Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre purchase or post purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

               Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

               Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

               Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

               Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

               Reconstitution Date: As defined in Section 13.

               Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

               REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

               REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

               Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all reasonable costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

               RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

               Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

               Securities Act: The Securities Act of 1933, as amended.

               Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

               Seller: Master Financial Inc., a California corporation, and its successors in interest.

               Seller Information: As defined in Subsection 31.04(a).

               Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

               Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

               Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

               Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

               Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

               Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

               Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

               Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

               Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

               Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

               Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

               Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

               VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

               Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

               SECTION 2. Agreement to Purchase.

               The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

               SECTION 3. Mortgage Schedules.

               The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

               The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

               SECTION 4. Purchase Price.

               The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

               In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans, minus any amounts attributable to Servicing Fees as provided in the Interim Servicing Agreement from the related Cut-off Date through the day prior to the related Closing Date, inclusive. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

               The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

               SECTION 5. Examination of Mortgage Files.

               At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

               SECTION 6. Conveyance from Seller to Purchaser.

               Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

               The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

               Subsection 6.02. Books and Records.

               Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

               The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

               The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

               Subsection 6.03. Delivery of Mortgage Loan Documents.

               The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

               The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

               The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

               In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

               The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

               Subsection 6.04. Quality Control Procedures.

               The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

               Subsection 6.05. MERS Designated Mortgage Loans.

               With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

               SECTION 7. Servicing of the Mortgage Loans.

               The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

               The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

               Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

               SECTION 8. Transfer of Servicing.

               On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

               (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

               (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

               (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

               (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

               (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

               (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

               (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

               (h) Misapplied Payments. Misapplied payments shall be processed as follows:

               (i) All parties shall cooperate in correcting misapplication errors;

               (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

               (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty
       (30) days after receipt of written demand therefor from the Purchaser;

               (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

               (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

               (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

               (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

               (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

               SECTION 9. Representations, Warranties and Covenants; Remedies for Breach.

               Subsection 9.01. Representations and Warranties Regarding the Seller.

               The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

               (a) Due Organization and Authority. The Seller is a California duly organized, validly existing and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

               (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

               (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

               (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

               (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

               (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

               (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

               (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

               (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

               (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

               (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any material untrue statement of fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

               (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

               (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

               (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

               (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

               (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

               (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

               (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

               (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

               (t) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

               Subsection 9.02. Representations and Warranties of Seller Regarding Individual Mortgage Loans.

               The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

               (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

               (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is thirty
(30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment due after the Closing Date shall be made with respect to the Mortgage Loan on its Due Date or during the calendar month in which such Due Date occurs, all in accordance with the terms of the related Mortgage Note;

               (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

               (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

               (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

               (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

               (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws applicable to the Mortgage Loan including, without limitation, any provisions relating to Prepayment Charges, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

               (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

               (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

               (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                            (1) with respect to Second Lien Loans, the lien of
                     the first mortgage on the Mortgaged Property;

                            (2) the lien of current real property taxes and
                     assessments not yet due and payable;

                            (3) covenants, conditions and restrictions, rights
                     of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                            (4) other matters to which like properties are
                     commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser;

               (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

               (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

               (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

               (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were)
(1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

               (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

               (p) Title Insurance. Each (i) First Lien Mortgage Loan and (ii) Second Lien Mortgage Loan with a principal balance in excess of $100,000 is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Each Second Lien Mortgage Loan is insured under a title insurance policy or a title search consistent with Seller's business practices. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

               (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

               (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

               (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

               (t) Origination; Payment Terms. Either (a) the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority, or (b) the following requirements have been met with respect to the Mortgage Loan: the Seller meets the requirements set forth in clause (a), and (i) such Mortgage Loan was underwritten in accordance with standards established by the Seller, using application forms and related credit documents approved by the Seller, (ii) the Seller approved each application and the related credit documents before a commitment by the correspondent was issued, and no such commitment was issued until the Seller agreed to fund such Mortgage Loan, (iii) the closing documents for such Mortgage Loan were prepared on forms approved by the Seller, and (iv) such Mortgage Loan was actually funded by the Seller and was purchased by the Seller at closing or soon thereafter. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 (sixty) days from the date of the Mortgage Note;

               (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

               (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

               (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgaged Property was occupied;

               (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

               (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

               (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

               (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

               (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development, such unit was originated in accordance with the Underwriting Standards;

               (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

               (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

               (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

               (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

               (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

               (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

               (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Either each Mortgage Loan is covered by a paid in full, life of loan, tax service contract or Seller shall pay the cost and expense of Purchaser to purchase such tax service contract, to be netted from the Purchase Price of the related Mortgage Loan. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

               (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

               (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

               (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

               (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

               (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

               (oo) Disclosure Materials. The Mortgagor has, and has executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

               (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

               (qq) [Reserved].

               (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

               (ss) Fair Credit Reporting Act. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

               (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

               (uu) Prepayment Fee. With respect to each Mortgage Loan that has a prepayment fee feature, each such prepayment fee is enforceable and will be enforced by Seller for the benefit of Purchaser, and each prepayment fee is permitted pursuant to federal, state and local law and is only payable with respect to a Mortgage Loan originated prior to October 1, 2002, during the first 5 years of the term of the Mortgage Loan. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three
(3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the Mortgage Loan's origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium and (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

               (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

               (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

               (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

               (yy) Predatory Lending Regulations; High Cost Loans. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. This representation is a Deemed Material Breach Representation;

               (zz) Single Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

               (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

               (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

               (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

               (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned to the Purchaser;

               (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

               (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than six (6) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

               (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

               (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

               (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

               (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

               (kkk) Mortgagor Bankruptcy. As of the Closing Date, the Mortgagor has not (a) filed a bankruptcy petition, (b) become the subject of involuntary bankruptcy proceedings and (c) consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

               (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

               (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

               (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

               (ooo) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction. This representation is a Deemed Material Breach Representation;

               (ppp) Origination Practices/No Steering. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. This representation is a Deemed Material Breach Representation;

               (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

               (rrr) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and
(y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

               (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

               (ttt) Second Lien Mortgage Loans. With respect to each Second Lien Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and (5) the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation is a Deemed Material Breach Representation.

               Subsection 9.03. Remedies for Breach of Representations and Warranties.

               It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

               Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Brach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

               At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

               For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

               In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

               Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

               Subsection 9.04. Repurchase of Mortgage Loans That Prepay in
Full.

               If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full less any prepayment fee actually received by the Purchaser.

               Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults.

               (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

               (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or during such calendar month, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

               Subsection 9.06. Representations and Warranties Regarding the Purchaser.

               The Purchaser represents, warrants and covenants to the Seller that as of the date hereof and as of each Closing Date:

               (a) Due Organization and Authority. The Purchaser is a New York corporation duly organized, validly existing and in good standing under the laws of the state of New York. The Purchaser has the full corporate power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Purchaser, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Purchaser to make this Agreement and all agreements contemplated hereby valid and binding upon the Purchaser in accordance with their terms;

               (b) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

               (c) Ability to Perform; Solvency. The Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Purchaser is solvent and the acquisition of the Mortgage Loans will not cause the Purchaser to become insolvent.

               (d) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to Purchaser's knowledge threatened against the Purchaser, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Purchaser contemplated herein, or which would be likely to impair the ability of the Purchaser to perform under the terms of this Agreement;

               (e) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement or the acquisition of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date.

SECTION 10.    Closing.

               The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

               The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

               (a) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

               (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

               (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

               (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

               (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

               Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

               SECTION 11. Closing Documents.

               The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

               1. this Agreement (to be executed and delivered only for the initial Closing Date);

               2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing
                       Date);

               3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

               4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

               5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

               6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

               7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

               8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

               9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

               10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

               11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

               12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

               13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

               14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

               15. Exhibit B to the related Assignment and Conveyance Agreement; and

               16. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

               The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

               SECTION 12. Costs.

               The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

               SECTION 13. Cooperation of Seller with a Reconstitution.

               The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                      a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                      b)     Freddie Mac (the "Freddie Mac Transfer"); or

                      c) one or more third party purchasers in one or more Whole Loan Transfers; or

                      d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

               The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

               With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

               In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

               All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

               SECTION 14. The Seller.

               Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

               (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

               (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

               Subsection 14.02. Merger or Consolidation of the Seller.

               The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

               Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

               SECTION 15. Financial Statements.

               The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

               The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

               SECTION 16. Mandatory Delivery; Grant of Security Interest.

               The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

               SECTION 17. Notices.

               All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                      (i)    if to the Seller:

                             Master Financial Inc.
                             505 City Parkway #800
                             Orange, California 92868
                             Attention: Secondary Marketing
                             Fax: 714-456-1198
                             Email: mjmcquiggan@mfinct.com

                      (ii)   if to the Purchaser:

                             IXIS Real Estate Capital Inc.
                             9 West 57th Street
                             New York, New York 10019
                             Attention: Christopher Connelly
                             Fax: 212-891-6288
                             Email: c.connelly@ixiscm.com

                             with a copy to:

                             IXIS Real Estate Capital Inc.
                             9 West 57th Street
                             New York, New York 10019
                             Attention: General Counsel
                             Fax: 212-891-1922
                             Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

               SECTION 18. Severability Clause.

               Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

               SECTION 19. Counterparts.

               This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

               SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

               THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

               SECTION 21. Intention of the Parties.

               It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

               SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

               This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

               SECTION 23. Waivers.

               No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

               SECTION 24. Exhibits.

               The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

               SECTION 25. General Interpretive Principles.

               For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

               (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

               (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

               (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

               (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

               (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

               (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

               SECTION 26. Reproduction of Documents.

               This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

               SECTION 27. Further Agreements.

               The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

               SECTION 28. Recordation of Assignments of Mortgage.

               To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

               SECTION 29. No Solicitation.

               From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

               SECTION 30. Waiver of Trial by Jury.

               THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

               SECTION 31. Compliance with Regulation AB

               Subsection 31.01. Intent of the Parties; Reasonableness.

               The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

               Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

               The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

               Subsection 31.02. Additional Representations and Warranties of the Seller.

               (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

               (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

               Subsection 31.03. Information to Be Provided by the Seller.

               In connection with any Securitization Transaction the Seller shall (i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

               (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

               (A) the originator's form of organization;

               (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

               (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

               (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                     (1)     the sponsor;
                     (2)     the depositor;
                     (3)     the issuing entity;
                     (4)     any servicer;
                     (5)     any trustee;
                     (6)     any originator;
                     (7)     any significant obligor;
                     (8)     any enhancement or support provider; and
                     (9)     any other material transaction party.

               (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

               Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

               If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

               (c) [Reserved]

               (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

               Subsection 31.04. Indemnification; Remedies.

               (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

               (i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

               (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

               (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

               In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

               (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [Signatures Commence on Following Page]

               IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                         IXIS REAL ESTATE CAPITAL INC.
                                                (Purchaser)


                                         By:____________________________________
                                         Name:
                                         Title:


                                         By:____________________________________
                                         Name:
                                         Title:


                                         MASTER FINANCIAL INC.
                                                (Seller)


                                         By:____________________________________
                                         Name:
                                         Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

               With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

               (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "Master Financial Inc., successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "Master Financial Inc., formerly known as [previous name]";

               (b) the original of any guarantee executed in connection with the Mortgage Note;

               (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

               (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

               (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "Master Financial Inc., successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "Master Financial Inc., formerly known as [previous name]";

               (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

               (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

               (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

               In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B
                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT
                       -----------------------------------

                                                                       Exhibit C


                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE
                          -----------------------------

               I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company"), and further as follows:

               1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

               2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

               3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

               4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"),] [the Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005, by and between the Company and the Purchaser (the "Interim Servicing Agreement")] [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

               5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase Agreement, the Interim Servicing Agreement] the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

               6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement and the Interim Servicing Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

               7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase Agreement and the Interim Servicing Agreement,] or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the [Purchase Agreement and the Interim Servicing Agreement].

               8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

               9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement and the Interim Servicing Agreement].

                                                                       Exhibit C

               IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________               By:  ____________________________
                                              Name: ______________________
[Seal]                                        Title: [Vice] President

               I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

               IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________               By:_________________________________
                                            Name: ___________________________
                                            Title: [Assistant] Secretary

                                                                       Exhibit C

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                                 TITLE                        SIGNATURE
----                                 -----                        ---------

____________________    ______________________________  ________________________

____________________    ______________________________  ________________________

____________________    ______________________________  ________________________

____________________    ______________________________  ________________________

____________________    ______________________________  ________________________

____________________    ______________________________  ________________________

                                                                       Exhibit D


                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (date)
                    ----------------------------------------

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

               You have requested [our] [my] opinion, as [Assistant] General Counsel to Master Financial Inc. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of February 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 by and between the Company, as interim servicer (in such capacity, the "Interim Servicer") and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

               [We]   [I] have examined the following documents:

               1.     the Purchase Agreement;

               2.     the Interim Servicing Agreement;

               3.     the form of Assignment of Mortgage;

               4.     the form of endorsement of the Mortgage Notes; and

               5. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

               To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

               Based upon the foregoing, it is [our] [my] opinion that:

        1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

        2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

        3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

        4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

        5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

        6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

        7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

        8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

        9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

               This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                     Very truly yours,


                                     ___________________________________________
                                                      [Name]
                                           [Assistant] General Counsel

                                                                       Exhibit E


                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------



                                                      ___________________, _____

________________________
________________________
________________________

Attention:     ___________________________
               ___________________________

               Re:    Notice of Sale and Release of Collateral

Dear Sirs:

               This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

               The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                                                       Exhibit E


               Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                               Very truly yours,


                                               _________________________________

                                               By:______________________________
                                               Name:____________________________
                                               Title:___________________________
                                               Date:____________________________


Acknowledged and approved:

__________________________


By:____________________________________________
Name:__________________________________________
Title:_________________________________________
Date:__________________________________________

                                                                       Exhibit F


                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest

               The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

        ________________________________
                    (Name)

        ________________________________
                  (Address)

        By:_____________________________

                                                                      Exhibit F

                          II. Certification of Release
                          ----------------------------

               The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                                ______________________________

                                                By:___________________________
                                                Title:________________________
                                                Date:_________________________

                                                                      Exhibit G

                                    EXHIBIT G

                                   [RESERVED]
                                   ----------

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE
                            -------------------------

               On this ___ day of __________, ____, ___________________
("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by __________________________ ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

               The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

               In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

               Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit H


                                                   [SELLER]


                                                   By:__________________________

                                                   Name:________________________

                                                   Title:_______________________


Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

 By:_____________________________

    Name:________________________

    Title:_______________________


 By:_____________________________

    Name:________________________

    Title:_______________________

                                                                      Exhibit H


                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                     Exhibit H


                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

     REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS
                         OF EACH MORTGAGE LOAN PACKAGE

               Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:


               No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                     Exhibit H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                       Exhibit I



                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                                                       Exhibit J



                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

               THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

               For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

               1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of February 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

               The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

               2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200[_] (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

               3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

        (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

        (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

        (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

        (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

               4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

               5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

               6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

               7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

               8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

               9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

               10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

               11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

               12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                                                       Exhibit J


               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                         [SELLER]


                                         By:____________________________________
                                         Name:__________________________________
                                         Its:___________________________________


                                         IXIS REAL ESTATE CAPITAL INC.


                                         By:____________________________________
                                         Name:__________________________________
                                         Its:___________________________________


                                         By:____________________________________
                                         Name:__________________________________
                                         Its:___________________________________


                                         [__________________________]


                                         By:____________________________________
                                         Name:__________________________________
                                         Its:___________________________________

                                                                       Exhibit J

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

               This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), and [_____________], a [_______________] (the
"Seller").

               WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

               WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

               WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

               WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify CDC, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

               NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

               1. Indemnification and Contribution.

               (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information [and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller [and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

               As used herein:

               "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

               "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

               "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

               "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

               ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

               (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

               If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

               Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

               Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

               Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

               (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

               (d) The indemnity and contribution agreements contained in this
        Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

               2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

               (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

               (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

               (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

               (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

               (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

               (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer] ; and

               (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB.

               3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019, Attention: General Counsel.

               4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                                                       Exhibit K



               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                         IXIS REAL ESTATE CAPITAL INC.


                                         By:____________________________________
                                         Name:
                                         Title:


                                         By:____________________________________
                                         Name:
                                         Title:

                                         [SELLER]


                                         By:____________________________________
                                         Name:
                                         Title:

                                         [INITIAL SERVICER]


                                         By:____________________________________
                                         Name:
                                         Title:

                                 AMENDMENT NO. 1

            AMENDMENT NO. 1, dated as of May 1, 2006 ("Amendment"), to the Second Amended and Restated Flow Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, and as further amended, modified and supplemented from time to time (the "Purchase Agreement"), between IXIS Real Estate Capital Inc. (the "Purchaser") and Master Financial Inc. (the "Seller").

                                    RECITALS

            WHEREAS, the parties hereto have entered into the Purchase
Agreement;

            WHEREAS, the parties hereto desire to modify the Purchase Agreement as set forth in this Amendment;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Defined Terms. Unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined.

            2. Amendments.

            (a) Amendment of the Definition of High Cost Loan. Section 1 of the Purchase Agreement is hereby amended by deleting the definition of "High Cost Loan" therein in its entirety and replacing it with the following definition:

            "High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and (ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation."

            (b) Amendment of Compliance with Applicable Laws Representation. Subsection 9.02(g) of the Purchase Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following sentence:

            "Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements."

            (c) Amendment of Prepayment Penalty Representation. Subsection 9.02(uu) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "Prepayment Penalty.

            The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty,
            (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;"

            (d) Amendment of Single Premium Credit Life Insurance Policy Representation. Subsection 9.02(zz) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "Single Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;"

            (e) Amendment of No Arbitration Representation. Subsection 9.02(ooo) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;"

            (f) Amendment of Origination Practices/No Steering Representation. Subsection 9.02(ppp) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "Origination Practices/No Steering.

            The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;"

            (g) Amendment of Underwriting Methodology Representation. Subsection 9.02(qqq) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "Underwriting Methodology.

            The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;"

            3. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

                            [SIGNATURE PAGES FOLLOW]

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.


                                       SELLER:


                                       MASTER FINANCIAL INC.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       PURCHASER:


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                       By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                   EXHIBIT LL

                                MAXIM AGREEMENTS


                  ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated April 30, 2007 ("Agreement"), among Natixis Real Estate Capital Inc.
("Assignor"), Morgan Stanley ABS Capital Inc. ("Assignee") and Maxim Mortgage Corp. (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of August 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or
(b) to any premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections
9.03 and 9.05 of the Purchase Agreement or (iii) any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Natixis Real Estate Capital Trust 2007-HE2 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of April 1, 2007 (the "Pooling Agreement"), among the Assignee, the Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) as of the date hereof that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 (other than (i) the clause "nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan" or (ii) the last sentence of Section 9.02(b) as it applies to Due Dates after the date hereof) of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05, or any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       MAXIM MORTGAGE CORP.

                                       By:  /s/ Andrew Trakszelis
                                            ---------------------------
                                            Name: Andrew Trakszelis
                                            Its: President

                                       NATIXIS REAL ESTATE CAPITAL INC.

                                       By:  /s/ Anthony Malanga
                                            ---------------------------
                                            Name: Anthony Malanga
                                            Its: Managing Director


                                       By:  /s/ Christopher Hayden
                                            ---------------------------
                                            Name: Christopher Hayden
                                            Its: Managing Director


                                       MORGAN STANLEY ABS CAPITAL I INC.

                                       By:  /s/ Valerie Kay
                                            ---------------------------
                                            Name: Valerie Kay
                                            Its: Vice President

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

================================================================================

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser


                              MAXIM MORTGAGE CORP.,

                                     Seller

                                   ----------

                           Dated as of August 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans


================================================================================

                                TABLE OF CONTENTS

SECTION 1.   DEFINITIONS.......................................................

SECTION 2.   AGREEMENT TO PURCHASE.............................................

SECTION 3.   MORTGAGE SCHEDULES................................................

SECTION 4.   PURCHASE PRICE....................................................

SECTION 5.   EXAMINATION OF MORTGAGE FILES.....................................

SECTION 6.   CONVEYANCE FROM SELLER TO PURCHASER...............................

   Subsection 6.01.  Conveyance of Mortgage Loans;
                     Possession of Servicing Files.............................

   Subsection 6.02.  Books and Records.........................................

   Subsection 6.03.  Delivery of Mortgage Loan Documents.......................

   Subsection 6.04.  Quality Control Procedures................................

   Subsection 6.05.  MERS Designated Mortgage Loans............................

SECTION 7.   SERVICING OF THE MORTGAGE LOANS...................................

SECTION 8.   TRANSFER OF SERVICING.............................................

SECTION 9.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF
             THE SELLER; REMEDIES FOR BREACH...................................

   Subsection 9.01.  Representations and Warranties
                     Regarding the Seller......................................

   Subsection 9.02.  Representations and Warranties
                     Regarding Individual Mortgage Loans.......................

   Subsection 9.03.  Remedies for Breach of Representations
                     and Warranties............................................

   Subsection 9.04.  Repurchase of Mortgage Loans That
                     Prepay in Full............................................

   Subsection 9.05.  Repurchase of Mortgage Loans with
                     First Payment Defaults....................................

   Subsection 9.06.  Purchaser's Right to Review...............................

SECTION 10.  CLOSING...........................................................

SECTION 11.  CLOSING DOCUMENTS.................................................

SECTION 12.  COSTS.............................................................

SECTION 13.  COOPERATION OF SELLER WITH A RECONSTITUTION.......................

SECTION 14.  THE SELLER........................................................

   Subsection 14.01. Additional Indemnification by the
                     Seller; Third Party Claims................................

   Subsection 14.02. Merger or Consolidation of the Seller.....................

SECTION 15.  FINANCIAL STATEMENTS..............................................

SECTION 16.  MANDATORY DELIVERY; GRANT OF SECURITY INTEREST....................

SECTION 17.  NOTICES...........................................................

SECTION 18.  SEVERABILITY CLAUSE...............................................

SECTION 19.  COUNTERPARTS......................................................

SECTION 20.  GOVERNING LAW JURISDICTION; CONSENT TO SERVICE
             OF PROCESS........................................................

SECTION 21.  INTENTION OF THE PARTIES..........................................

SECTION 22.  SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE
             AGREEMENT.........................................................

SECTION 23.  WAIVERS...........................................................

SECTION 24.  EXHIBITS..........................................................

SECTION 25.  GENERAL INTERPRETIVE PRINCIPLES...................................

SECTION 26.  REPRODUCTION OF DOCUMENTS.........................................

SECTION 27.  FURTHER AGREEMENTS................................................

SECTION 28.  RECORDATION OF ASSIGNMENTS OF MORTGAGE............................

SECTION 29.  NO SOLICITATION...................................................

SECTION 30.  WAIVER OF TRIAL BY JURY...........................................

SECTION 31.  COMPLIANCE WITH REGULATION AB.....................................

   Subsection 31.01. Intent of the Parties; Reasonableness.....................

   Subsection 31.02. Additional Representations and
                     Warranties of the Seller..................................

   Subsection 31.03. Information to Be Provided by the
                     Seller....................................................

   Subsection 31.04. Indemnification; Remedies.................................

                                    EXHIBITS

EXHIBIT A    CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B    FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C    FORM OF OFFICER'S CERTIFICATE

EXHIBIT D    FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
             SERVICER

EXHIBIT E    FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F    FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G    [RESERVED]

EXHIBIT H    FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I    SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J    FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K    FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of August 1, 2006, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Maxim Mortgage Corp., a Texas corporation, having an office at 1431 Opus Place, Suite 410, Downers Grove, IL 60515 (the "Seller").

                             W I T N E S S E T H:

            WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

            WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

                  For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other
Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac
Transfer.

            Agreement: This Mortgage Loan Purchase and Warranties
Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in
Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange
Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim
Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein,
(ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act. The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13 hereof.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Freddie Mac Transfer: As defined in Section 13 hereof.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home
Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and (ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each
Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated
Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: Maxim Mortgage Corp., a Texas corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage
Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which
(a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular
Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property;
(5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable; (39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and (41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account,
(b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate
Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Mortgage
Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty
(180) days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan;
(iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole
Loan Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 13.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531
(Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim
Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: Maxim Mortgage Corp., a Texas corporation, and its successors in interest.

            Seller Information: As defined in Subsection 31.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans;
(d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage
Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

            Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

            VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans; Possession of Servicing Files.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05 MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01 Representations and Warranties Regarding the Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

            (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws; and

            (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is thirty
(30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either (x) was the principal residence of the Mortgagor or
(y) was classified as real property under applicable state law. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                        (1) with respect to Second Lien Loans, the lien of the
                  first mortgage on the Mortgaged Property;

                        (2) the lien of current real property taxes and
                  assessments not yet due and payable;

                        (3) covenants, conditions and restrictions, rights of
                  way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                        (4) other matters to which like properties are commonly
                  subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were)
(1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Unless otherwise noted on the Mortgage Loan Schedule, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Unless specified on the related Mortgage Loan Schedule as an interest-only loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. Unless otherwise noted on the Mortgage Loan Schedule, the Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Unless otherwise noted on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

            (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and
(6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

            (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

            (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (fff) Origination Date. Unless otherwise noted on the related Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

            (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (kkk) Mortgagor Bankruptcy. On or prior to the date thirty (30) days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

            (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (ppp) Origination Practices/No Steering. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

            (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (rrr) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae Guides and "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the Mortgage Loan, whether they are paid to the mortgagee or a third party; and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard, and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation and warranty is a Deemed Breach Representation;

            (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

            Subsection 9.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04 Repurchase of Mortgage Loans That Prepay in Full.

            If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

            Subsection 9.05 Repurchase of Mortgage Loans with Early Payment Defaults.

            (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in either the first or second calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            Subsection 9.06 Purchaser's Right to Review.

            From the related Closing Date until ninety (90) days after such Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment. In the event that the Purchaser so rejects any Mortgage Loan, the Seller shall, no later than five (5) Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 9.03 hereof at the Purchase Price, together with accrued and unpaid interest at the Mortgage Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

            All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

            Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement; provided, however, the Purchaser may not request repurchase or substitution of any Mortgage Loan upon the grounds that such Mortgage Loan was not underwritten pursuant to the Underwriting Guidelines if such exception was set forth on the Mortgage Loan Schedule or otherwise disclosed to the Purchaser and acknowledged by the Seller prior to the related Closing Date.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            1. this Agreement (to be executed and delivered only for the initial Closing Date);

            2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

            3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

            4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

            5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

            6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

            7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

            8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

            9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

            10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

            11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

            12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

            14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

            15.   Exhibit B to the related Assignment and Conveyance Agreement;
                  and

            16. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                  a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                  b)    Freddie Mac (the "Freddie Mac Transfer"); or

                  c) one or more third party purchasers in one or more Whole Loan Transfers; or

                  d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

(a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

(b) Promptly after receipt by an indemnified party under this Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this
Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless
(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02 Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                  (i)   if to the Seller:

                        Maxim Mortgage Corp.
                        1431 Opus Place, Suite 410
                        Downers Grove, IL 60515
                        Attention: Andrew Trakszelis
                        Fax: 630-719-2120
                        Email: atrakszelis@m2loans.com

                  (ii)  if to the Purchaser:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: Christopher Connelly
                        Fax: 212-891-6288
                        Email: c.connelly@ixiscm.com

                        with a copy to:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: General Counsel
                        Fax: 212-891-1922
                        Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

            SECTION 29. No Solicitation.

            From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

            SECTION 31. Compliance with Regulation AB

            Subsection 31.01 Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

            The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 31.02 Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 31.03 Information to Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

            (A) the originator's form of organization;

            (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
      Item 1110(b)(2) of Regulation AB;

            (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

            (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                  (1)   the sponsor;

                  (2)   the depositor;

                  (3)   the issuing entity;

                  (4)   any servicer;

                  (5)   any trustee;

                  (6)   any originator;

                  (7)   any significant obligor;

                  (8)   any enhancement or support provider; and

                  (9)   any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved].

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            Subsection 31.04 Indemnification; Remedies.

            (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

            (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                   [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.


                                       IXIS REAL ESTATE CAPITAL INC.
                                          (Purchaser)

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       By:  __________________________________
                                            Name:
                                            Title:


                                       MAXIM MORTGAGE CORP.
                                          (Seller)

                                       By:  __________________________________
                                            Name:
                                            Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                                                       Exhibit C

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of Maxim Mortgage Corp., a [state] [federally] chartered institution organized under the laws of the state of Texas (the "Company"), and further as follows:

                  1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

                  2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

                  3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

                  4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), the Interim Servicing Agreement, dated as of August 1, 2006, by and between the Company and the Purchaser (the "Interim Servicing Agreement")] [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

                  5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase Agreement, the Interim Servicing Agreement] the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

                  6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement and the Interim Servicing Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                  7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase Agreement and the Interim Servicing Agreement,] or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the [Purchase Agreement and the Interim Servicing Agreement].

                  8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                  9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement and the Interim Servicing Agreement].

                                                                       Exhibit C

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated: ___________________                By:___________________________________
                                               Name: ___________________________
[Seal]                                    Title: [Vice] President


            I, ________________________, an [Assistant] Secretary of
Maximum Mortgage Corp., hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.


Dated: ___________________                By:___________________________________
                                               Name: ___________________________
                                          Title: [Assistant] Secretary

                                                                       Exhibit C

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                   TITLE                   SIGNATURE
----                   -----                   ---------


__________________     __________________      __________________


__________________     __________________      __________________


__________________     __________________      __________________


__________________     __________________      __________________


__________________     __________________      __________________


__________________     __________________      __________________

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to Maxim Mortgage Corp. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of August 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Interim Servicing Agreement, dated as of August 1, 2006 by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We] [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Interim Servicing Agreement;

            3.    the form of Assignment of Mortgage;

            4.    the form of endorsement of the Mortgage Notes; and

            5 such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

      1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

      2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

      3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

      4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

      5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

      6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

      7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

      8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

      9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,


                                       ____________________________________
                                                      [Name]
                                           [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                    FORM OF SECURITY RELEASE CERTIFICATION

                                                    ___________________, _____


________________________
________________________
________________________

Attention: ____________________
      _________________________

            Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that Maxim Mortgage Corp. a [type of entity], organized pursuant to the laws of the state of Texas (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                                                       Exhibit E

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                          Very truly yours,


                                          ____________________________________

                                          By:_________________________________
                                          Name:_______________________________
                                          Title:______________________________
                                          Date:_______________________________

Acknowledged and approved:


__________________________

By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                                                       Exhibit F

                                    EXHIBIT F

                    FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

_______________________________________
(Name)

_______________________________________
(Address)

By:____________________________________

                                                                       Exhibit F

                          II. Certification of Release

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                         _____________________________________

                                         By:__________________________________

                                         Title:_______________________________
                                         Date:________________________________

                                                                       Exhibit G


                                    EXHIBIT G

                                   [RESERVED]

                                                                       Exhibit H


                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

            On this ___ day of __________, ____, Maxim Mortgage Corp. ("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Interim Servicing Agreement, dated as of August 1, 2006 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by Maxim Mortgage Corp. ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit H

                                       MAXIM MORTGAGE CORP.

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.


By:____________________________________

   Name:_______________________________

   Title:______________________________



By:____________________________________

   Name:_______________________________

   Title:______________________________

                                                                       Exhibit H

                                    EXHIBIT A
                    TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B
                    TO ASSIGNMENT AND CONVEYANCE AGREEMENT

  REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H

                                    EXHIBIT C
                    TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

 _____

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                    EXHIBIT J

                 FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [_________, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee") and Maxim Mortgage Corp. (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of August 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200[_] (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       MAXIM MORTGAGE CORP.

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________


                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________


                                       [__________________________]

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

              EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the "Seller") and
Maxim Mortgage Corp., a Texas corporation [(the "Initial Servicer")].

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to
[________________] Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

            1. Indemnification and Contribution.

            (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            As used herein:

            "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

            "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

            ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

            (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

            (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

            (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

            (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer]; and

            (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                 [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       By:  __________________________________
                                            Name:
                                            Title:


                                       MAXIM MORTGAGE CORP.

                                       By:  __________________________________
                                            Name:
                                            Title:


                                       [INITIAL SERVICER]

                                       By:  __________________________________
                                            Name:
                                            Title:

                                   EXHIBIT MM

                              NC CAPITAL AGREEMENTS


================================================================================

                    THIRD AMENDED AND RESTATED MORTGAGE LOAN
                        PURCHASE AND WARRANTIES AGREEMENT

                ------------------------------------------------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                             NC CAPITAL CORPORATION,

                                     Seller

                ------------------------------------------------

                            Dated as of April 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.    DEFINITIONS...................................................

SECTION 2.    AGREEMENT TO PURCHASE.........................................

SECTION 3.    MORTGAGE SCHEDULES............................................

SECTION 4.    PURCHASE PRICE................................................

SECTION 5.    EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER...........................

   Subsection 6.01.   Conveyance of Mortgage Loans; Possession of
                        Servicing Files.....................................

   Subsection 6.02.   Books and Records.....................................

   Subsection 6.03.   Delivery of Mortgage Loan Documents...................

   Subsection 6.04.   Quality Control Procedures............................

   Subsection 6.05.   MERS Designated Mortgage Loans........................

SECTION 7.    SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.    TRANSFER OF SERVICING.........................................

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
                REMEDIES FOR BREACH.........................................

   Subsection 9.01.   Representations and Warranties Regarding the Seller...

   Subsection 9.02.   Representations and Warranties Regarding
                        Individual Mortgage Loans...........................

   Subsection 9.03.   Remedies for Breach of Representations and
                        Warranties..........................................

   Subsection 9.04.   Repurchase of Mortgage Loans That Prepay in Full......

   Subsection 9.05.   Repurchase of Mortgage Loans with First
                        Payment Defaults....................................

SECTION 10.   CLOSING.......................................................

SECTION 11.   CLOSING DOCUMENTS.............................................

SECTION 12.   COSTS.........................................................

SECTION 13.   COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 14.   THE SELLER....................................................

   Subsection 14.01.  Additional Indemnification by the Seller;
                        Third Party Claims..................................

   Subsection 14.02.  Merger or Consolidation of the Seller.................

SECTION 15.   FINANCIAL STATEMENTS..........................................

SECTION 16.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 17.   NOTICES.......................................................

SECTION 18.   SEVERABILITY CLAUSE...........................................

SECTION 19.   COUNTERPARTS..................................................

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

SECTION 21.   INTENTION OF THE PARTIES......................................

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 23.   WAIVERS.......................................................

SECTION 24.   EXHIBITS......................................................

SECTION 25.   GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 26.   REPRODUCTION OF DOCUMENTS.....................................

SECTION 27.   FURTHER AGREEMENTS............................................

SECTION 28.   RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 29.   NO SOLICITATION...............................................

SECTION 30.   WAIVER OF TRIAL BY JURY.......................................

SECTION 31.   COMPLIANCE WITH REGULATION AB.................................

   Subsection 31.01.  Intent of the Parties; Reasonableness.................

   Subsection 31.02.  Additional Representations and Warranties
                        of the Seller.......................................

   Subsection 31.03.  Information to Be Provided by the Seller..............

   Subsection 31.04.  Indemnification; Remedies.............................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C      FORM OF OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
               SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      [RESERVED]

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of April 1, 2006, by and between IXIS Real Estate Capital Inc. f/k/a CDC Mortgage Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser") and NC Capital Corporation, a California corporation, having an office at 18400 Von Karman, Suite 1000, Irvine, California 92612 (the "Seller").

                             W I T N E S S E T H:

            The Purchaser and NC Capital Corporation are parties to that certain Second Amended Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2005, as amended (the "Original Purchase Agreement"), pursuant to which, from time to time, the Purchaser has agreed to purchase from NC Capital Corporation, and, from time to time, NC Capital Corporation has agreed to sell to the Purchaser certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date").

            At the present time, the Purchaser and NC Capital Corporation desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Purchase Agreement.

            In consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NC Capital Corporation and the Purchaser agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in
Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the original principal balance of the Second Lien Loan and (ii) the original principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the lower of the Appraised Value or the desktop review value determined in connection with the sale hereunder (the "Review Value") and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the original principal balance of the First Lien Loan and (ii) the original principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the lower of the Appraised Value or Review Value.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the initial Cut-Off Date.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act. The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13 hereof.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Freddie Mac Transfer: As defined in Section 13 hereof.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss.226.32(a)(1)(i) and
(ii) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: New Century Mortgage Corporation, a California corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with the MERS Procedures Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Identification Number: The eighteen digit number permanently assigned to each MERS Designated Mortgage Loan.

            MERS Procedures Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS(R) System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) [reserved]; (39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence; and (41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan, if applicable. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.


            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller and the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement".

            Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with the same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 13.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33 8518, 70 Fed. Reg. 1,506, 1,531
(Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.


            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly-offered or privately-placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: NC Capital Corporation, a California corporation, and its successors in interest.

            Seller Information: As defined in Subsection 31.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

            Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

            VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

            Whole Loan Transfer: Any sale or transfer by Purchaser of some or all of the Mortgage Loans other than a Securitization Transaction.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller is obligated to deliver those Mortgage Loans funded by the Seller pursuant to the original terms of the Seller's commitment to the mortgagor. The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02. Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            Subsection 6.03. Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within one hundred twenty (120) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04. Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with Accepted Servicing Practices, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05. MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, the Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in electronic format in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein). In the event that the subsequent servicer is not image enabled and/or the subsequent servicer desire the delivery of paper files in addition to images, the shipment costs of the physical files will be borne by the Purchaser of subsequent servicer.

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

                  (i) All parties shall cooperate in correcting misapplication errors;

                  (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

                  (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

                  (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

                  (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations Warranties and Covenants of the Seller; Remedies for Breach.

            Representations and Warranties Regarding the Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan in accordance with the terms of this Agreement and the servicing of the related Mortgage Loan in accordance with the terms of the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) [Reserved];

            (e) [Reserved];

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

            (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) [Reserved];

            (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

            (t) Credit Reporting. The Seller shall cause the Interim Servicer, as servicer, to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Subsection 9.02. Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan has been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within thirty (30) days thereof, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                        (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                        (2) the lien of current real property taxes and assessments not yet due and payable;

                        (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                        (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 95%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, and (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and neither the Seller nor the Interim Servicer has made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgaged Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan, except as set forth on the related Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the related Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

            (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller shall cause the Interim Servicer, as servicer, to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, except as set forth in the related Mortgage Loan Schedule as set forth on Exhibit A to each related Assignment and Conveyance the duration of the Prepayment Penalty period shall not exceed three
(3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the Prepayment Penalty period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in Prepayment Penalty period. With respect to any Mortgage Loan that contains a provision permitting imposition of a penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor, or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the mortgage loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by the Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

            (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single-premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

            (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

            (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (kkk) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

            (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004, agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (ppp) Origination Practices/No Steering. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

            (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (rrr) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the borrower in accordance with applicable state and federal law and regulation. All points and fees related to each Mortgage Loan are accurately described on the Mortgage Loan Schedule.

            (sss) Fees and Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) except as set forth on the Mortgage Loan Schedule, the related Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

            Subsection 9.03. Remedies for Breach of Representations and Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to the representations and warranties in clauses (rr)) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the applicable Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03 with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

            If any Mortgage Loan is prepaid within thirty (30) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

            Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults.

            (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion within ninety (90) days of receipt by the Purchaser of notice of the delinquency, shall repurchase such Mortgage Loan from the Purchaser at the Repurchase Price.

            (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion within ninety (90) days of receipt by the Purchaser of notice of the delinquency, shall repurchase such Mortgage Loan from the Purchaser at the Repurchase Price.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            1. this Agreement (to be executed and delivered only for the initial Closing Date);

            2. a copy of the Amended and Restated Interim Servicing Agreement, dated as of April 1, 2006;

            3.    [Reserved];

            4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

            5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

            6. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

            7. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller (who may be an employee of the Seller), and the Interim Servicer in the form of Exhibit D hereto ("Opinion of Counsel of the Seller and the Interim Servicer"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller and the Interim Servicer upon request of the Purchaser;

            8. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

            9. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            10. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance Agreement as Exhibit C;

            11. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

            12.   Exhibit B to the related Assignment and Conveyance Agreement;
                  and

            13. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans as provided herein and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, costs and fees for preparing and recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, in not more than five separate transactions occurring within one year of the related Closing Date (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution) of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                  a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                  b)    Freddie Mac (the "Freddie Mac Transfer"); or

                  c) one or more third party purchasers in one or more Whole Loan Transfers; or

                  d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute each Assignment of Mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, Seller shall prepare and execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees, agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to (a) the failure of (x) the Seller to perform its duties in compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13, or (y) the Interim Servicer to service the Mortgage Loans in compliance with the terms of the Interim Servicing Agreement or (b) any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02. Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                  (i)   if to the Seller:

                        NC Capital Corporatio
                        18400 Von Karman, Suite 1000
                        Irvine, California 92612
                        Attention: General Counsel
                        Fax: (949) 440-7033

                  (ii)  if to the Purchaser:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: Christopher Connelly
                        Fax: 212-891-6288
                        Email: c.connelly@ixiscm.com

                        with a copy to:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: General Counsel
                        Fax: 212-891-1922
                        Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

            SECTION 29. No Solicitation.

            From and after the Closing Date until the date occurring two years after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits until the date occurring two years after the related Closing Date. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

            SECTION 31. Compliance with Regulation AB.

            Subsection 31.01. Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

            The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 31.02. Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 31.03. Information to Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                  (A) the originator's form of organization;

                  (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                  (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                  (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
Transaction:

                        (1)   the sponsor;

                        (2)   the depositor;

                        (3)   the issuing entity;

                        (4)   any servicer;

                        (5)   any trustee;

                        (6)   any originator;

                        (7)   any significant obligor;

                        (8)   any enhancement or support provider; and

                        (9)   any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved].

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            Subsection 31.04. Indemnification; Remedies.

            (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

            (b) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                          IXIS REAL ESTATE CAPITAL INC.
                                                (Purchaser)

                                          By:_________________________________
                                          Name:
                                          Title:

                                          By:_________________________________
                                          Name:
                                          Title:

                                          NC CAPITAL CORPORATION
                                                (Seller)

                                          By:_________________________________
                                          Name:
                                          Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                            [Distributed Separately]

                                                                       Exhibit C

                                    EXHIBIT C

          FORM OF SELLER'S AND INTERIM SERVICER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company"), and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

            3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver the Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), the Amended and Restated Interim Servicing Agreement dated as of April 1, 2006, by and between the Company and the Purchaser (the "Interim Servicing Agreement") and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature, and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase Agreement, or the sale of the mortgage loans] [Interim Servicing Agreement] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement] [Interim Servicing Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company , the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase Agreement or the mortgage loans] [Interim Servicing Agreement] or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the [Purchase Agreement] [Interim Servicing Agreement].

            8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the [Purchase Agreement] [Interim Servicing Agreement] and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement and Interim Servicing Agreement].

                                                                       Exhibit C

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________                       By:____________________________
                                                    Name:_______________________
[Seal]                                              Title: [Vice] President

            I, ________________________________________, an [Assistant]
Secretary of ______________[COMPANY] , hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________                       By:____________________________
                                                    Name:_______________________
                                                    Title: [Assistant] Secretary

                                  EXHIBIT 5 to

                         Company's Officer's Certificate

NAME                                 TITLE               SIGNATURE

______________________  _______________________________  _______________________

______________________  _______________________________  _______________________

______________________  _______________________________  _______________________

______________________  _______________________________  _______________________

______________________  _______________________________  _______________________

______________________  _______________________________  _______________________

                                                                       Exhibit D

                                    EXHIBIT D

        FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER
                                     (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to [NC Capital Corporation] (the "Company"), and New Century Mortgage Corporation (the "Interim Servicer") with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of April 1, 2006 (the "Purchase Agreement") and the Amended and Restated Interim Servicing Agreement, dated as of April 1, 2006, each by and between the Purchaser and the Interim Servicer,

            [We]  [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the form of Assignment of Mortgage;

            3.    the form of endorsement of the Mortgage Notes;

            4.    the Interim Servicing Agreement; and

            5. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Purchase Agreement and the representations and warranties of the Interim Servicer contained in the Interim Servicing Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

      1. The Company is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and is qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

      2. The Interim Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of [___________].

      3. Each of the Company and the Interim Servicer have the power to engage in the transactions contemplated by the Purchase Agreement and the Interim Servicing Agreement, respectively, and all requisite power, authority and legal right to execute and deliver the Purchase Agreement and the Interim Servicing Agreement, respectively, and to perform and observe the terms and conditions of the Purchase Agreement and the Interim Servicing Agreement, respectively.

      4. Each of the Purchase Agreement and the Interim Servicing Agreement have been duly authorized, executed and delivered by the Company and the Interim Servicer, respectively, and each is a legal, valid and binding agreement enforceable in accordance with its terms against each of the Company and the Interim Servicer, respectively, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

      5. The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Purchase Agreement by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

      6. The Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Purchase Agreement by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Interim Servicer executing the Interim Servicing Agreement represents the legal and valid signature of said officer of the Interim Servicer.

      7. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Purchase Agreement and the Interim Servicing Agreement, respectively, and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Purchase Agreement and the Interim Servicing Agreement, respectively, or (ii) any required consent, approval, authorization or order has been obtained by the Company.

      8. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Purchase Agreement or the Interim Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, respectively, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer, respectively, is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer, respectively, is subject or by which it is bound.

      9. There is no action, suit, proceeding or investigation pending or threatened against either the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Purchase Agreement, the Interim Servicing Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Purchase Agreement or the Interim Servicing Agreement, respectively.

      10. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Purchase Agreement is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

      11. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,

                                       ____________________________________
                                                      [Name]
                                           [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                    ___________________, _____

________________________
________________________
________________________

Attention: ___________________________
           ___________________________

      Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,

                                       _______________________________________

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________

Acknowledged and approved:

__________________________

By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

      ________________________________
            (Name)

      ________________________________
            (Address)

      By:_____________________________

                                                                       Exhibit F

                          II. Certification of Release

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                          ______________________________

                                          By:___________________________
                                          Title:________________________
                                          Date:_________________________

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                                                       Exhibit H

                                    EXHIBIT H

                        FORM OF ASSIGNMENT AND CONVEYANCE

            On this _____day of __________, ____, NC Capital Corporation (the "Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of __________, (the "PPTA") and (ii) the Seller under that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 1, 2006 (the "Purchase Agreement" and together with the PPTA, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by New Century Mortgage Corporation ("Interim Servicer") to service the Mortgage Loans pursuant to that certain Amended and Restated Interim Servicing Agreement, dated as of April 1, 2006 (the "Interim Servicing Agreement") and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit H

                                          NC CAPITAL CORPORATION

                                          By:_________________________________
                                              Name:
                                              Title:

Accepted and Agreed:

   IXIS REAL ESTATE CAPITAL INC.

By:_____________________________
    Name:
    Title:

By:_____________________________
    Name:
    Title:

                                                                       Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

   REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                       Exhibit I

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                                                       Exhibit J

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and NC Capital Corporation (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of April 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6.03 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

            (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

            (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

            (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

            (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless (a) otherwise specifically stated in such representations and warranties or (b) in connection with the representation and warranty in Section 9.02(b), regarding payment delinquencies, of the Purchase Agreement, otherwise specifically set forth on
Schedule 9.02(b) attached hereto.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                          NC CAPITAL CORPORATION

                                          By:_________________________________
                                          Name:
                                          Its:

                                          IXIS REAL ESTATE CAPITAL INC.

                                          By:_________________________________
                                          Name:
                                          Its:

                                          By:_________________________________
                                          Name:
                                          Its:

                                          [__________________________]

                                          By:_________________________________
                                          Name:
                                          Its:

                                                                       Exhibit J

                                    EXHIBIT A

                   TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                                                       Exhibit J

                                SCHEDULE 9.02(b)
                     TO ASSIGNMENT AND RECOGNITION AGREEMENT

                              PAYMENT DELINQUENCIES

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), and [_____________], a [_______________] (the "Seller").

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to
[________________] Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Third Restated and Amended Mortgage Loan Purchase and Warranties Agreement, dated as of April 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

            1. Indemnification and Contribution.

            (a) Seller agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information. The foregoing indemnity agreement is in addition to any liability which Seller may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            As used herein:

            "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

            "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines [and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

             (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Seller represents and warrants that:

            (i) Seller is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller;

            (ii) Seller is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Seller will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller or any provision of the charter or bylaws of Seller, or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller is a party or by which it may be bound;

            (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller, threatened against Seller or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller;

            (v) Seller has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

            (vi) this Agreement has been duly executed and delivered by Seller; and

            (vii) the [Seller Information] satisfies the requirements of the applicable provisions of Regulation AB.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller, will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019, Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                          IXIS REAL ESTATE CAPITAL INC.

                                          By:_________________________________
                                          Name:
                                          Title:

                                          By:_________________________________
                                          Name:
                                          Title:

                                          [SELLER]

                                          By:_________________________________
                                          Name:
                                          Title:

                                   EXHIBIT NN

                               PLATINUM AGREEMENTS


                  ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated April 30, 2007 ("Agreement"), among Natixis Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Platinum Capital Group (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of December 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or
(b) to any premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections
9.03 and 9.05 of the Purchase Agreement or (iii) any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Natixis Real Estate Capital Trust 2007-HE2 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of April 1, 2007 (the "Pooling Agreement"), among the Assignee, the Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage Loans, (iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) as of the date hereof that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 (other than (i) the clause "nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan" or (ii) the last sentence of Section 9.02(b) as it applies to Due Dates after the date hereof) of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05, or any right to require the Company to repurchase a Mortgage Loan pursuant to Subsection 9.05(b) of the Purchase Agreement unless the related Mortgagor is delinquent with respect to such Mortgage Loan's first Monthly Payment after origination.

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       MORGAN STANLEY ABS CAPITAL I
                                          INC.

                                       By: /s/ Valerie Kay
                                           --------------------------
                                           Name: Valerie Kay
                                           Its: Vice President

                                       NATIXIS REAL ESTATE CAPITAL INC.

                                       By: /s/Anthony Malanga
                                           --------------------------
                                           Name: Anthony Malanga
                                           Its: Managing Director

                                       By: /s/Christopher Hayden
                                           --------------------------
                                           Name: Christopher Hayden
                                           Its: Managing Director

                                       PLATINUM CAPITAL GROUP

                                       By: /s/ Scott D. McGinley
                                           --------------------------
                                           Name: Scott D. McGinley
                                           Its: Senior Vice President

           EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

================================================================================

     AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                             PLATINUM CAPITAL GROUP,

                                     Seller

                                   ----------

                          Dated as of December 1, 2006

        Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

SECTION 1.     DEFINITIONS.....................................................

SECTION 2.     AGREEMENT TO PURCHASE...........................................

SECTION 3.     MORTGAGE SCHEDULES..............................................

SECTION 4.     PURCHASE PRICE..................................................

SECTION 5.     EXAMINATION OF MORTGAGE FILES...................................

SECTION 6.     CONVEYANCE FROM SELLER TO PURCHASER.............................

   Subsection 6.01.  Conveyance of Mortgage Loans;
                     Possession of Servicing Files.............................

   Subsection 6.02.  Books and Records.........................................

   Subsection 6.03.  Delivery of Mortgage Loan Documents.......................

   Subsection 6.04.  Quality Control Procedures................................

   Subsection 6.05.  MERS Designated Mortgage Loans............................

SECTION 7.     SERVICING OF THE MORTGAGE LOANS.................................

SECTION 8.     TRANSFER OF SERVICING...........................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS
               OF THE SELLER; REMEDIES FOR BREACH..............................

   Subsection 9.01.  Representations and Warranties
                     Regarding the Seller......................................

   Subsection 9.02.  Representations and Warranties
                     Regarding Individual Mortgage Loans.......................

   Subsection 9.03.  Remedies for Breach of Representations
                     and Warranties............................................

   Subsection 9.04.  Repurchase of Mortgage Loans That
                     Prepay in Full............................................

   Subsection 9.05.  Repurchase of Mortgage Loans with
                     First Payment Defaults....................................

   Subsection 9.06.  Purchaser's Right to Review...............................

SECTION 10.    CLOSING.........................................................

SECTION 11.    CLOSING DOCUMENTS...............................................

SECTION 12.    COSTS...........................................................

SECTION 13.    COOPERATION OF SELLER WITH A
               RECONSTITUTION..................................................

SECTION 14.    THE SELLER......................................................

   Subsection 14.01. Additional Indemnification by the
                     Seller; Third Party Claims................................

   Subsection 14.02. Merger or Consolidation of the Seller.....................

SECTION 15.    FINANCIAL STATEMENTS............................................

SECTION 16.    MANDATORY DELIVERY; GRANT OF SECURITY
               INTEREST........................................................

SECTION 17.    NOTICES.........................................................

SECTION 18.    SEVERABILITY CLAUSE.............................................

SECTION 19.    COUNTERPARTS....................................................

SECTION 20.    GOVERNING LAW JURISDICTION; CONSENT TO
               SERVICE OF PROCESS..............................................

SECTION 21.    INTENTION OF THE PARTIES........................................

SECTION 22.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF
               PURCHASE AGREEMENT..............................................

SECTION 23.    WAIVERS.........................................................

SECTION 24.    EXHIBITS........................................................

SECTION 25.    GENERAL INTERPRETIVE PRINCIPLES.................................

SECTION 26.    REPRODUCTION OF DOCUMENTS.......................................

SECTION 27.    FURTHER AGREEMENTS..............................................

SECTION 28.    RECORDATION OF ASSIGNMENTS OF MORTGAGE..........................

SECTION 29.    NO SOLICITATION.................................................

SECTION 30.    WAIVER OF TRIAL BY JURY.........................................

SECTION 31.    COMPLIANCE WITH REGULATION AB...................................

   Subsection 31.01. Intent of the Parties; Reasonableness.....................

   Subsection 31.02. Additional Representations and
                     Warranties of the Seller..................................

   Subsection 31.03. Information to Be Provided by the
                     Seller....................................................

   Subsection 31.04. Indemnification; Remedies.................................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C      FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
               SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      [RESERVED]

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

     AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of December 1, 2006, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Platinum Capital Group, a California corporation, having an office at 17101 Armstrong Avenue, Suite #200, Irvine, California 92614 (the "Seller").

                             W I T N E S S E T H:

            WHEREAS, the Purchaser and Seller are parties to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of December 14, 2004 (the "Original Purchase Agreement") and the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Purchase Agreement.

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

            WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in
Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act. The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13 hereof.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Freddie Mac Transfer: As defined in Section 13 hereof.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and
(ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: Platinum Capital Group, a California corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, dated as of December 14, 2004, between the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 13.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset Backed Securities, Securities Act Release No. 33 8518, 70 Fed. Reg. 1506-1631 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first three months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: Platinum Capital Group, a California corporation, and its successors in interest.

            Seller Information: As defined in Subsection 31.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

                  Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

            Third Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least five (5) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02. Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            Subsection 6.03. Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than five (5) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection
9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04. Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05. MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement); provided, however, that in the event that the Interim Servicer continues to service a Mortgage Loan after the time when such Mortgage Loan is sold or transferred pursuant to a Securitization Transaction, the Interim Servicer shall, at the Purchaser's option, service the Mortgage Loans on a "scheduled/scheduled" basis. The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01. Representations and Warranties Regarding the
Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

            (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti Money Laundering Laws;

            (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

            (t) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Subsection 9.02. Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee,
(iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                        (1) with respect to Second Lien Loans, the lien of the
                  first mortgage on the Mortgaged Property;

                        (2) the lien of current real property taxes and
                  assessments not yet due and payable;

                        (3) covenants, conditions and restrictions, rights of
                  way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                        (4) other matters to which like properties are commonly
                  subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Unless otherwise noted on the Mortgage Loan Schedule, principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Unless specified on the related Mortgage Loan Schedule as an interest-only loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. Unless otherwise noted on the Mortgage Loan Schedule, the Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Unless otherwise noted on the Mortgage Loan Schedule , the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado, hurricane or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 2003, as amended, or any similar state statute;

            (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

            (zz) Single-premium credit life insurance policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

            (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (fff) Origination Date. Unless otherwise noted on the related Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

            (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (kkk) Mortgagor Bankruptcy. On or prior to the date 60 days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan;

            (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction This representation is a Deemed Material Breach Representation;

            (ppp) Origination Practices/No Steering. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

            (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (rrr) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae Guides and "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the Mortgage Loan, whether they are paid to the mortgagee or a third party; and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard, and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

            Subsection 9.03. Remedies for Breach of Representations and Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within 60 days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representation and warranty set forth in clause (rr) of such Subsection) or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

            If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

            Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults.

            (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            Subsection 9.06. Purchaser's Right to Review.

            From the related Closing Date until ninety (90) days after such Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment. In the event that the Purchaser so rejects any Mortgage Loan, the Seller shall, no later than five (5) Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 9.03 hereof at the Purchase Price, together with accrued and unpaid interest at the Mortgage Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

            All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

            Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            1. this Agreement (to be executed and delivered only for the initial Closing Date);

            2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

            3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

            4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

            5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

            6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

            7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

            8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

            9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

            10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

            11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

            12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

            14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

            15.   Exhibit B to the related Assignment and Conveyance Agreement;
                  and

            16. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                  a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                  b)    Freddie Mac (the "Freddie Mac Transfer"); or

                  c) one or more third party purchasers in one or more Whole Loan Transfers; or

                  d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02. Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                  (i)   if to the Seller:

                        Platinum Capital Group
                        17101 Armstrong Avenue
                        Suite #200
                        Irvine, California 92614
                        Attention: Scott McGinley
                        Fax: 949-955-9001
                        Email: scott.mcginley@platinum.com

                  (ii)  if to the Purchaser:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: Christopher Connelly
                        Fax: 212-891-6288
                        Email: c.connelly@ixiscm.com

                        with a copy to:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: General Counsel
                        Fax: 212-891-1922
                        Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

            SECTION 29. No Solicitation.

            From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

            SECTION 31. Compliance with Regulation AB

            Subsection 31.01. Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

            The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 31.02. Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 31.03. Information to Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                  (A) the originator's form of organization;

                  (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                  (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                  (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                        (1)   the sponsor;

                        (2)   the depositor;

                        (3)   the issuing entity;

                        (4)   any servicer;

                        (5)   any trustee;

                        (6)   any originator;

                        (7)   any significant obligor;

                        (8)   any enhancement or support provider; and

                        (9)   any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved].

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            Subsection 31.04. Indemnification; Remedies.

            (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

            (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                   [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                          IXIS REAL ESTATE CAPITAL INC.
                                                (Purchaser)

                                          By:_________________________________
                                             Name:
                                             Title:

                                          By:_________________________________
                                             Name:
                                             Title:

                                          PLATINUM CAPITAL GROUP
                                                (Seller)

                                          By:_________________________________
                                             Name:
                                             Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                                                       Exhibit C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of Platinum Capital Group, a state chartered institution organized under the laws of the state of California (the "Company"), and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since [___________].

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since [___________].

            3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), the Interim Servicing Agreement, dated as of December 14, 2004, by and between the Company and the Purchaser (the "Interim Servicing Agreement") and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original signature, and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since [____________].

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Interim Servicing Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement and the Interim Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement and the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement and the Interim Servicing Agreement.

            8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement and the Interim Servicing Agreement.

                                                                       Exhibit C


            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated: ___________________                By:___________________________________
                                          Name:
       [Seal] Title:[Vice] President

            I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated: ___________________                By:___________________________________
                                          Name:
       [Seal] Title:[Assistant] Secretary

                                                                       Exhibit C

                                  EXHIBIT 5 to

                         Company's Officer's Certificate

NAME                   TITLE                   SIGNATURE
----                   -----                   ---------

__________________     __________________      __________________

__________________     __________________      __________________

__________________     __________________      __________________

__________________     __________________      __________________

__________________     __________________      __________________

__________________     __________________      __________________

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to Platinum Capital Group (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of December 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans and serviced pursuant to an Interim Servicing Agreement, dated as of December 14, 2004 by and between the Company (in such capacity, the "Interim Servicer") and the Purchaser (the "Interim Servicing Agreement" and, together with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We]  [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Interim Servicing Agreement;

            3.    the form of Assignment of Mortgage;

            4.    the form of endorsement of the Mortgage Notes; and

            5. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

      1. The Company is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

      2. The Company has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

      3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

      4. The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

      5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company.

      6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

      7. There is no action, suit, proceeding or investigation pending or threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company to perform under the terms of the Agreements to which it is a party.

      8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

      9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,

                                       ____________________________________
                                                      [Name]
                                           [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                    ___________________, _____

________________________
________________________
________________________

Attention: ___________________________
            ___________________________

Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that Platinum Capital Group a corporation, organized pursuant to the laws of California (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under an Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                                                       Exhibit E

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,

                                       _______________________________________

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________

Acknowledged and approved:

__________________________

By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

      ________________________________
            (Name)

      ________________________________
            (Address)

      By:_____________________________

                                                                       Exhibit F

                          II. Certification of Release

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                          ___________________________

                                          By:___________________________
                                          Title:________________________
                                          Date:_________________________

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

            On this [___] day of [__________, ____], Platinum Capital Group ("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of November 22 2004 (the "PPTA"), (ii) the Seller under that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Interim Servicing Agreement, dated as of December 14, 2004 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by Platinum Capital Group (in such capacity, the "Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit H

                                          PLATINUM CAPITAL GROUP

                                          By:_________________________________
                                             Name:____________________________
                                             Title:___________________________

                                          Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.


By:_________________________________

   Name:____________________________

   Title:___________________________


By:_________________________________

   Name:____________________________

   Title:___________________________

                                                                       Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $[_________]; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than [_____]%; (4) a FICO Score of less than [___]; or (5) a debt-to-income ratio of more than [__]%. Each First Lien Loan has a Mortgage Interest Rate of at least [___]% per annum and an outstanding principal balance less than $[_________]. Each Second Lien Loan has a Mortgage Interest Rate of at least [______]% per annum and an outstanding principal balance less than $[________]. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                       Exhibit I


                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                                                       Exhibit J

                                    EXHIBIT J

                 FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and Platinum Capital Group (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of December 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 2002 (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                                                       Exhibit J

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                          PLATINUM CAPITAL GROUP

                                          By:_________________________________
                                             Name:____________________________
                                             Its:_____________________________


                                          IXIS REAL ESTATE CAPITAL INC.

                                          By:_________________________________
                                             Name:____________________________
                                             Its:_____________________________


                                          By:_________________________________
                                             Name:____________________________
                                             Its:_____________________________


                                          [__________________________]

                                          By:_________________________________
                                             Name:____________________________
                                             Its:_____________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, between IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), and Platinum Capital Group, a California corporation (the "Initial Servicer").

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to
[________________] Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to an Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

            1. Indemnification and Contribution.

            (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material, or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information [ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller [ and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            As used herein:

            "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

            "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1506-1631 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines [ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]]..

            ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

            (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

            (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

            (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

            (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer]; and

            (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed Platinum Capital Group, 17101 Armstrong Avenue, Suite #200, Irvine, California 92614; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019, Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                                                       Exhibit K



            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                          IXIS REAL ESTATE CAPITAL INC.


                                          By:_________________________________
                                             Name:
                                             Title:


                                          By:_________________________________
                                             Name:
                                             Title:


                                          PLATINUM CAPITAL GROUP


                                          By:_________________________________
                                             Name:
                                             Title:


                                          [INITIAL SERVICER]


                                          By:_________________________________
                                             Name:
                                             Title:

                                   EXHIBIT OO

                                 ROSE AGREEMENTS


================================================================================

              THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

                       ---------------------------------


                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser


                              ROSE MORTGAGE, INC.,

                                     Seller

                       ---------------------------------


                           Dated as of August 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS



SECTION 1.  DEFINITIONS.........................................................

SECTION 2.  AGREEMENT TO PURCHASE...............................................

SECTION 3.  MORTGAGE SCHEDULES..................................................

SECTION 4.  PURCHASE PRICE......................................................

SECTION 5.  EXAMINATION OF MORTGAGE FILES.......................................

SECTION 6.  CONVEYANCE FROM SELLER TO PURCHASER.................................

   Subsection 6.01.   Conveyance of Mortgage Loans; Possession of Servicing
                      Files.....................................................

   Subsection 6.02.   Books and Records.........................................

   Subsection 6.03.   Delivery of Mortgage Loan Documents.......................

   Subsection 6.04.   Quality Control Procedures................................

   Subsection 6.05.   MERS Designated Mortgage Loans............................

SECTION 7.  SERVICING OF THE MORTGAGE LOANS.....................................

SECTION 8.  TRANSFER OF SERVICING...............................................

SECTION 9.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
             REMEDIES FOR BREACH................................................

   Subsection 9.01.   Representations and Warranties Regarding the Seller.......

   Subsection 9.02.   Representations and Warranties Regarding Individual
                      Mortgage Loans............................................

   Subsection 9.03.   Remedies for Breach of Representations and Warranties.....

   Subsection 9.04.   Repurchase of Mortgage Loans That Prepay in Full..........

   Subsection 9.05.   Repurchase of Mortgage Loans with First Payment Defaults..

   Subsection 9.06.   Purchaser's Right to Review...............................

SECTION 10.   CLOSING...........................................................

SECTION 11.   CLOSING DOCUMENTS.................................................

SECTION 12.   COSTS.............................................................

SECTION 13.   COOPERATION OF SELLER WITH A RECONSTITUTION.......................

SECTION 14.   THE SELLER........................................................

   Subsection 14.01.  Additional Indemnification by the Seller;
                        Third Party Claims......................................

   Subsection 14.02.  Merger or Consolidation of the Seller.....................

SECTION 15.   FINANCIAL STATEMENTS..............................................

SECTION 16.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST....................

SECTION 17.   NOTICES...........................................................

SECTION 18.   SEVERABILITY CLAUSE...............................................

SECTION 19.   COUNTERPARTS......................................................

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.........

SECTION 21.   INTENTION OF THE PARTIES..........................................

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT..........

SECTION 23.   WAIVERS...........................................................

SECTION 24.   EXHIBITS..........................................................

SECTION 25.   GENERAL INTERPRETIVE PRINCIPLES...................................

SECTION 26.   REPRODUCTION OF DOCUMENTS.........................................

SECTION 27.   FURTHER AGREEMENTS................................................

SECTION 28.   RECORDATION OF ASSIGNMENTS OF MORTGAGE............................

SECTION 29.   NO SOLICITATION...................................................

SECTION 30.   WAIVER OF TRIAL BY JURY...........................................

SECTION 31.   COMPLIANCE WITH REGULATION AB.....................................

   Subsection 31.01.  Intent of the Parties; Reasonableness.....................

   Subsection 31.02.  Additional Representations and Warranties of the Seller...

   Subsection 31.03.  Information to Be Provided by the Seller..................

   Subsection 31.04.  Indemnification; Remedies.................................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      [RESERVED]

EXHIBIT C      FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      [RESERVED]

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

   THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

               This THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of August 1, 2006, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Rose Mortgage, Inc., a New Jersey corporation, having an office at 1160 Parsippany Boulevard, 2nd Floor, Parsippany, New Jersey 07054 (the "Seller").

                              W I T N E S S E T H:

               WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

               WHEREAS, the Purchaser and the Seller are parties to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2005, as amended by Amendment No. 1, dated as of January 12, 2006 (the "Original Purchase Agreement");

               WHEREAS, the Purchaser and the Seller are parties to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, (the "Second Amended Purchase Agreement");and

               WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement and the Second Amended Purchase Agreement to make certain modifications as set forth herein.

               NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

               SECTION 1. Definitions.

               For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

               Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

               Act: The National Housing Act, as amended from time to time.

               Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

               Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

               Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

               Agreement: This Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

               ALTA: The American Land Title Association and its successors in interest.

               Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

               Assignment and Conveyance Agreement: As defined in Subsection
6.01.

               Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

               Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

               Business Day: Any day other than (i) a Saturday or Sunday, or
(ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

               Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

               CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

               Code: Internal Revenue Code of 1986, as amended.

               Commission: The United States Securities and Exchange Commission.

               Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

               Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

               Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

               Credit Files: As defined in Section 5 herein.

               Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               Custodial Agreement: The Custodial Agreement, dated as of June 1, 2005, by and between the Purchaser and the Custodian, as may be amended from time to time.

               Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

               Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

               Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

               Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

               Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

               Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

               Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

               Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

               Exchange Act. The Securities Exchange Act of 1934, as amended.

               Fannie Mae: The Federal National Mortgage Association and its successors in interest.

               Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

               Fannie Mae Transfer: As defined in Section 13 hereof.

               FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

               FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

               First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

               Fitch: Fitch, Inc. and its successors in interest.

               Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

               Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

               Freddie Mac Transfer: As defined in Section 13 hereof.

               GEMICO: General Electric Mortgage Insurance Corporation, a North Carolina corporation and its successors in interest.

               Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

               High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and
(ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

               Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

               HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

               Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

               Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

               Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

               Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

               Interim Servicer: Rose Mortgage, Inc., a New Jersey corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

               Interim Servicing Agreement: The Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005, by and between the Purchaser and the Interim Servicer, as may be amended from time to time.

               Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

               Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

               Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

               Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

               MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

               MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

               MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

               MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

               MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

               Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

               Moody's: Moody's Investors Service, Inc. and its successors in interest.

               Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

               Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

               Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

               Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

               Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

               Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

               Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property;
(5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable; (39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and (41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

               Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

               Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

               Mortgagor: The obligor on a Mortgage Note.

               OCC: Office of the Comptroller of the Currency and its successors in interest.

               Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

               Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

               OTS: Office of Thrift Supervision and its successors in interest.

               Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

               Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

               Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

               Preliminary Mortgage Schedule: As defined in Section 3.

               Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

               Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

               Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

               Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

               Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

               Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

               Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

               Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

               Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

               Reconstitution: A Whole Loan Transfer or a Securitization Transaction.

               Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

               Reconstitution Date: As defined in Section 13.

               Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

               REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

               REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

               Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve (12) months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

               RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

               Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

               Securities Act: The Securities Act of 1933, as amended.

               Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

               Seller: Rose Mortgage, Inc., a New Jersey corporation, and its successors in interest.

               Seller Information: As defined in Subsection 31.04(a).

               Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

               Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

               Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

               Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

               Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

               Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

               Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

               Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

               Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

               Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

               Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

               Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

               VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

               Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans other than a Securitization Transaction.

               SECTION 2. Agreement to Purchase.

               The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

               SECTION 3. Mortgage Schedules.

               The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

               The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

               SECTION 4. Purchase Price.

               The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

               The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

               SECTION 5. Examination of Mortgage Files.

               At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

               SECTION 6. Conveyance from Seller to Purchaser.

               Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

               The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

               Subsection 6.02. Books and Records.

               Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

               The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

               The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

               Subsection 6.03. Delivery of Mortgage Loan Documents.

               The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

               The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

               The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

               In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

               The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

               Subsection 6.04. Quality Control Procedures.

               The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

               Subsection 6.05. MERS Designated Mortgage Loans.

               With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

               SECTION 7. Servicing of the Mortgage Loans.

               The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

               The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

               Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

               SECTION 8. Transfer of Servicing.

               On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

               On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

               (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

               (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

               (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

               (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

               (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

               (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

               (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

               (h) Misapplied Payments. Misapplied payments shall be processed as follows:

               (i) All parties shall cooperate in correcting misapplication errors;

               (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

               (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty
       (30) days after receipt of written demand therefor from the Purchaser;

               (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

               (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

               (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

               (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

               (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

               SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

               Subsection 9.01. Representations and Warranties Regarding the Seller.

               The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

               (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of New Jersey and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

               (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

               (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

               (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

               (e) Reasonable Servicing Fee. The Seller, in its capacity as Interim Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

               (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

               (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

               (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

               (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

               (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

               (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

               (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

               (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

               (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

               (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

               (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

               (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

               (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

               (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

               (t) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

               Subsection 9.02. Representations and Warranties Regarding Individual Mortgage Loans.

               The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

               (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

               (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

               (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

               (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

               (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

               (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

               (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

               (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

               (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule [except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate] and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development [and that no residence or dwelling is a mobile home], provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII,
Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either: (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

               (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                     (1) with respect to Second Lien Loans, the lien of the
              first mortgage on the Mortgaged Property;

                     (2) the lien of current real property taxes and assessments not yet due and payable;

                     (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                     (4) other matters to which like properties are commonly
              subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser.;

               (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

               (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

               (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

               (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were)
(1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

               (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

               (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

               (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

               (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

               (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

               (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Unless otherwise noted on the Mortgage Loan Schedule, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Unless specified on the related Mortgage Loan Schedule as an interest-only loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. Unless otherwise noted on the Mortgage Loan Schedule, the Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

               (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

               (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

               (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Unless otherwise noted on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

               (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

               (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

               (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

               (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

               (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

               (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

               (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

               (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

               (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

               (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

               (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

               (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

               (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

               (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

               (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

               (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

               (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

               (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

               (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

               (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

               (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

               (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

               (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

               (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in the prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

               (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

               (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

               (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

               (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

               (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

               (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

               (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

               (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

               (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

               (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

               (fff) Origination Date. Unless otherwise noted on the related Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

               (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

               (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

               (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

               (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

               (kkk) Mortgagor Bankruptcy. On or prior to the date sixty (60) days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

               (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

               (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

               (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

               (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

               (ppp) Origination Practices/No Steering. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

               (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

               (rrr) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae Guides and "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the Mortgage Loan, whether they are paid to the mortgagee or a third party; and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

               (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

               (ttt) Second Lien Mortgage Loans. With respect to each Second Lien Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related First Lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

               Subsection 9.03. Remedies for Breach of Representations and Warranties.

               It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

               Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

               At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

               For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

               In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

               Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

               Subsection 9.04. Repurchase of Mortgage Loans That Prepay in
Full.

               If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

               Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults.

               (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

               (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

               Subsection 9.06. Purchaser's Right to Review.

               From the related Closing Date until ninety (90) days after such Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment. In the event that the Purchaser so rejects any Mortgage Loan, the Seller shall, no later than five (5) Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 9.03 hereof at the Purchase Price, together with accrued and unpaid interest at the Mortgage Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

               All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

               Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

               SECTION 10. Closing.

               The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

               The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

               (a) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

               (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

               (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

               (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

               (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

               Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

               SECTION 11. Closing Documents.

               The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

               1. this Agreement (to be executed and delivered only for the initial Closing Date);

               2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing
                       Date);

               3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

               4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

               5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

               6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

               7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

               8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

               9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

               10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

               11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

               12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

               13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

               14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

               15. Exhibit B to the related Assignment and Conveyance Agreement; and

               16. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

               The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

               SECTION 12. Costs.

               The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

               SECTION 13. Cooperation of Seller with a Reconstitution.

               The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                      a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                      b)     Freddie Mac (the "Freddie Mac Transfer"); or

                      c) one or more third party purchasers in one or more Whole Loan Transfers; or

                      d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

               The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

               With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

               In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

               All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

               SECTION 14. The Seller.

               Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

               (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

               (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

               Subsection 14.02. Merger or Consolidation of the Seller.

               The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

               Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

               SECTION 15. Financial Statements.

               The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

               The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

               SECTION 16. Mandatory Delivery; Grant of Security Interest.

               The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

               SECTION 17. Notices.

               All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                      (i)    if to the Seller:

                             Rose Mortgage, Inc.
                             1160 Parsippany Boulevard
                             2nd Floor
                             Parsippany, New Jersey  07054
                             Attention: Jeffrey Pennington, Director
                             Secondary Marketing
                             Fax: 973-334-1590
                             Email: jpennington@rosemtg.com

                      (ii)   if to the Purchaser:

                             IXIS Real Estate Capital Inc.
                             9 West 57th Street
                             New York, New York 10019
                             Attention: Christopher Connelly
                             Fax: 212-891-6288
                             Email: c.connelly@ixiscm.com

                             with a copy to:

                             IXIS Real Estate Capital Inc.
                             9 West 57th Street
                             New York, New York 10019
                             Attention: General Counsel
                             Fax: 212-891-1922
                             Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

               SECTION 18. Severability Clause.

               Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

               SECTION 19. Counterparts.

               This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

               SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

               THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

               SECTION 21. Intention of the Parties.

               It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

               SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

               This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

               SECTION 23. Waivers.

               No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

               SECTION 24. Exhibits.

               The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

               SECTION 25. General Interpretive Principles.

               For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

               (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

               (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

               (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

               (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

               (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

               (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

               SECTION 26. Reproduction of Documents.

               This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

               SECTION 27. Further Agreements.

               The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

               SECTION 28. Recordation of Assignments of Mortgage.

               To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

               SECTION 29. No Solicitation.

               From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

               SECTION 30. Waiver of Trial by Jury.

               THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

               SECTION 31. Compliance with Regulation AB

               Subsection 31.01. Intent of the Parties; Reasonableness.

               The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

               Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

               The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

               Subsection 31.02. Additional Representations and Warranties of the Seller.

               (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

               (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

               Subsection 31.03. Information to Be Provided by the Seller.

               In connection with any Securitization Transaction the Seller shall (i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

               (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                    (A) the originator's form of organization;

                    (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                    (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                    (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                        (1)     the sponsor;

                        (2)     the depositor;

                        (3)     the issuing entity;

                        (4)     any servicer;

                        (5)     any trustee;

                        (6)     any originator;

                        (7)     any significant obligor;

                        (8)     any enhancement or support provider; and

                        (9)     any other material transaction party.

               (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

               Promptly following notice of discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

               If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

               (c) [Reserved].

               (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

               Subsection 31.04. Indemnification; Remedies.

               (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

               (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause
       (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

               (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

               (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

               In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

               (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [Signatures Commence on Following Page]

               IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.


                                         IXIS REAL ESTATE CAPITAL INC.
                                                    (Purchaser)



                                         By: ___________________________________
                                             Name:
                                             Title:



                                         By: ___________________________________
                                             Name:
                                             Title:



                                         ROSE MORTGAGE, INC.
                                                    (Seller)



                                         By:____________________________________
                                             Name:
                                             Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

               With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

               (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

               (b) the original of any guarantee executed in connection with the Mortgage Note;

               (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

               (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

               (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

               (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

               (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

               (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

               In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B


                                    EXHIBIT B

                                   [RESERVED]

                                                                       Exhibit C


                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

               I, ____________________, hereby certify that I am the duly elected [Vice] President of Rose Mortgage, Inc., a New Jersey corporation (the "Company"), and further as follows:

               1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver,
        rescission or modification since   _______________.

               2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

               3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

               4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement") and the Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005, by and between the Company and the Purchaser (the "Interim Servicing Agreement"), [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since
        ____________.

               5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Interim Servicing Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

               6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement and the Interim Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

               7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement and the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement and the Interim Servicing Agreement.

               8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

               9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement and the Interim Servicing Agreement.

               IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________                 By:  ____________________________
                                                Name:
[Seal] Title: [Vice] President


               I, ________________________, an [Assistant] Secretary of Rose
Mortgage, Inc., hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

               IN WITNESS WHEREOF, I have hereunto signed my name.

                                           By:_________________________
                                           Name:
Dated:____________________                 Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate


        NAME                           TITLE                       SIGNATURE
        ----                           -----                       ---------

________________________   ______________________________   ____________________

________________________   ______________________________   ____________________

________________________   ______________________________   ____________________

________________________   ______________________________   ____________________

________________________   ______________________________   ____________________

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                              AND INTERIM SERVICER
                    ----------------------------------------

                                     (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

               You have requested [our] [my] opinion, as [Assistant] General Counsel to Rose Mortgage, Inc. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of August 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, and serviced pursuant to an Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 by and between Rose Mortgage, Inc. (in such capacity, the "Interim Servicer") and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

               [We]   [I] have examined the following documents:

               1.     the Purchase Agreement;

               2.     the Interim Servicing Agreement;

               3.     the form of Assignment of Mortgage;

               4.     the form of endorsement of the Mortgage Notes; and

               5. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

               To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

               Based upon the foregoing, it is [our] [my] opinion that:

        1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of the State of New Jersey.

        2. The Company has the power to engage in the transactions contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

        3. Each of the Agreements has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

        4. The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

        5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of, or compliance by the Company with, the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company.

        6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

        7. There is no action, suit, proceeding or investigation pending or threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company to perform under the terms of the Agreements to which it is a party.

        8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

        9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Agreements. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

               This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                                Very truly yours,



                                                ________________________________
                                                            [Name]
                                                 [Assistant] General Counsel

                                                                       Exhibit E


                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION




                                                      ___________________, _____

 ________________________
 ________________________
 ________________________

Attention:
           ___________________________
           ___________________________

Re:     Notice of Sale and Release of Collateral

Dear Sirs:

               This letter serves as notice that Rose Mortgage, Inc. a corporation, organized pursuant to the laws of the State of New Jersey (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

               The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

               Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                               Very truly yours,



                                               _________________________________

                                               By:______________________________
                                               Name:____________________________
                                               Title:___________________________
                                               Date:____________________________



Acknowledged and approved:

__________________________



By:____________________________________________
Name:__________________________________________
Title:_________________________________________
Date:__________________________________________

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

               The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution


        ________________________________
               (Name)


        ________________________________
               (Address)


        By:_____________________________

                          II. Certification of Release

               The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                                   ___________________________

                                                   By:__________________________
                                                   Title:_______________________
                                                   Date:________________________

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]
                                   ----------

                                                                       Exhibit H


                                    EXHIBIT H

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

               On this ___ day of __________, ____, Rose Mortgage, Inc. ("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of May [__], 2005 (the "PPTA"), (ii) the Seller under that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The contents of each Servicing File required to be retained by Rose Mortgage, Inc. ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

               The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

               In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

               Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                               ROSE MORTGAGE, INC.



                                               By:______________________________

                                               Name:____________________________

                                               Title:___________________________



Accepted and Agreed:



IXIS REAL ESTATE CAPITAL INC.



 By:______________________________

 Name:____________________________

 Title:___________________________



 By:______________________________

 Name:____________________________

 Title:___________________________

                                                                       Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

               Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:


               No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES
                        --------------------------------

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
                  --------------------------------------------

               THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and Rose Mortgage, Inc. (the "Company"):

               For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

               1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of August 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

               The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

               2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200__ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

               3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

        (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

        (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

        (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

        (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

               4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

               5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

               6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

               7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

               8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

               9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

               10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

               11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

               12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.



                                         ROSE MORTGAGE, INC.



                                         By: ___________________________________
                                             Name:______________________________
                                             Its:_______________________________



                                         IXIS REAL ESTATE CAPITAL INC.



                                         By: ___________________________________
                                             Name:______________________________
                                             Its:_______________________________



                                         By: ___________________________________
                                             Name:______________________________
                                             Its:_______________________________



                                         [__________________________]




                                         By: ___________________________________
                                             Name:______________________________
                                             Its:_______________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                    EXHIBIT K

               FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT


               This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, between IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), and Rose Mortgage, Inc., a [_______________] (the "Seller").

               WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

               WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

               WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

               WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

               NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

               1. Indemnification and Contribution.

               (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement or in the Comp Materials or any omission or alleged omission to state in the Prospectus Supplement or in the Comp Materials a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement or the Comp Materials and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information [and Initial Servicer]. The foregoing indemnity agreement is in addition to any liability which Seller [and Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

               As used herein:

               "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines [and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement or the Comp Materials [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, the Offering Circular or the Comp Materials] [incorporated by reference from the website located at [_______]].

               The terms "Collateral Term Sheet" and "Structural Term Sheet" shall have the respective meanings assigned to them in the February 13, 1995 letter (the "PSA Letter") of Cleary, Gottlieb, Steen & Hamilton on behalf of the Public Securities Association (which letter, and the SEC staff's response thereto, were publicly available February 17, 1995). The term "Collateral Term Sheet" as used herein includes any subsequent Collateral Term Sheet that reflects a substantive change in the information presented. The term "Computational Materials" has the meaning assigned to it in the May 17, 1994 letter (the "Kidder letter" and, together with the PSA Letter, the "No-Action Letters") of Brown & Wood on behalf of Kidder, Peabody & Co., Inc. (which letter, and the SEC staff's response thereto, were publicly available May 20,
1994). The term "Comp Materials" as used herein means collectively Collateral Term Sheets, Structural Term Sheet and Computational Materials relating to the Certificates or the transaction contemplated by the Prospectus Supplement.

               ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement or the Comp Materials [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular or the Comp Materials] [incorporated by reference from the website located at [______________]].]

               (b)  Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

               If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

               Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

               Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

               Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

               (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

               (d) The indemnity and contribution agreements contained in this Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

               2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

               (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

               (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

               (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

               (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

               (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

               (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer].

               3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed to Rose Mortgage, Inc., 1160 Parsippany Boulevard, 2nd Floor, Parsippany, New Jersey 07054, Attention: Director, Secondary Mortgage; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
        Attention: General Counsel.

               4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].


                                         IXIS REAL ESTATE CAPITAL INC.



                                         By: ___________________________________
                                             Name:
                                             Title:



                                         By: ___________________________________
                                             Name:
                                             Title:


                                         ROSE MORTGAGE, INC.



                                         By: ___________________________________
                                             Name:
                                             Title:

                                   EXHIBIT PP

================================================================================

                        MORGAN STANLEY ABS CAPITAL I INC.

                                   Depositor,

                                       and

                        NATIXIS REAL ESTATE CAPITAL INC.,

                               Unaffiliated Seller

                           ---------------------------

                         UNAFFILIATED SELLER'S AGREEMENT

                           Dated as of April 30, 2007

================================================================================

                               TABLE OF CONTENTS


                                    ARTICLE I

                                   DEFINITIONS

Section 1.01  Definitions.......................................................

                                   ARTICLE II

                 PURCHASE, SALE AND CONVEYANCE OF MORTGAGE LOANS

Section 2.01  Agreement to Purchase the Mortgage Loans..........................
Section 2.02  Purchase Price....................................................
Section 2.03  Conveyance of Mortgage Loans; Possession of
               Mortgage Files...................................................
Section 2.04  Examination of Mortgage Files.....................................
Section 2.05  Books and Records.................................................
Section 2.06  Cost of Delivery and Recordation of Documents.....................

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

Section 3.01  Representations and Warranties as to the
               Unaffiliated Seller..............................................
Section 3.02  Representations and Warranties of the
               Depositor........................................................
Section 3.03  Further Representations and Warranties............................

                                   ARTICLE IV

                             THE UNAFFILIATED SELLER

Section 4.01  Covenants of the Unaffiliated Seller..............................
Section 4.02  Merger or Consolidation...........................................
Section 4.03  Costs.............................................................
Section 4.04  Indemnification by the Unaffiliated Seller........................

                                    ARTICLE V

                              CONDITIONS OF CLOSING

Section 5.01  Conditions of Depositor's Obligations.............................
Section 5.02  Conditions of Unaffiliated Seller's
               Obligations......................................................
Section 5.03  Termination of Depositor's Obligations............................

                                   ARTICLE VI

                                  MISCELLANEOUS

Section 6.01  Notices...........................................................
Section 6.02  Severability of Provisions........................................
Section 6.03  Agreement of Unaffiliated Seller..................................
Section 6.04  Survival..........................................................
Section 6.05  Effect of Headings and Table of Contents..........................
Section 6.06  Successors and Assigns............................................
Section 6.07  Confirmation of Intent; Grant of Security
               Interest.........................................................
Section 6.08  Miscellaneous.....................................................
Section 6.09  Amendments........................................................
Section 6.10  Third-Party Beneficiaries.........................................
Section 6.11  GOVERNING LAW; CONSENT TO JURISDICTION;
               WAIVER OF JURY TRIAL.............................................
Section 6.12  Execution in Counterparts.........................................
Section 6.13  Subsequent Mortgage Loans.........................................

Exhibit A     Mortgage Loan Schedule

      THIS UNAFFILIATED SELLER'S AGREEMENT, dated as of April 1, 2007, by and among MORGAN STANLEY ABS CAPITAL I INC., a Delaware corporation, and its successors and assigns (the "Depositor"), and Natixis Real Estate Capital Inc., a New York corporation, and its successors (the "Unaffiliated Seller").

      WHEREAS, Exhibit A attached hereto and made a part hereof lists certain first and second lien mortgage loans (the "Mortgage Loans") owned by the Unaffiliated Seller that the Unaffiliated Seller desires to sell to the Depositor and that the Depositor desires to purchase; and

      WHEREAS, it is the intention of the Unaffiliated Seller and the Depositor that simultaneously with the Unaffiliated Seller's conveyance of the Mortgage Loans to the Depositor on the Closing Date, (a) the Depositor shall deposit the Mortgage Loans in a trust pursuant to a Pooling and Servicing Agreement to be dated as of April 1, 2007 (the "Pooling and Servicing Agreement"), to be entered into by and among the Depositor, the Unaffiliated Seller, as a sponsor, Saxon Mortgage Services, Inc., as servicer, Wells Fargo Bank, National Association, as securities administrator and master servicer, and Deutsche Bank National Trust Company, as trustee and custodian (in each such capacity, the "Trustee" and the "Custodian", respectively), and (b) the Trustee shall issue certificates evidencing beneficial ownership interests in the property of the trust fund formed by the Pooling and Servicing Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Section 1.01 Definitions. Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article I:

      "Agreement" means this Unaffiliated Seller's Agreement, as amended or supplemented in accordance with the provisions hereof.

      "Covered Loan": A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard and Poor's Glossary.

      "Free Writing Prospectus" means the Free Writing Prospectus, dated April 16, 2007, in the form filed with the Commission pursuant to Rule 433 with respect to the offer and sale of the Offered Certificates.

      "High Cost Loan": A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994, (b) a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary.

      "Home Loan": A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

      "Offering Documents" means each of the Prospectus, the Prospectus Supplement and the Free Writing Prospectus.

      "Prospectus" means the Prospectus, dated February 22, 2007, relating to the offering by the Depositor from time to time of its Mortgage-Pass-through Certificates (Issuable in Series) in the form in which it was or will be filed with the Commission pursuant to Rule 424(b) under the Securities Act with respect to the offer and sale of the Offered Certificates.

      "Prospectus Supplement" means the Prospectus Supplement, dated April 25, 2007, relating to the offering of the Certificates in the form in which it was or will be filed with the Commission pursuant to Rule 424(b) under the Securities Act with respect to the offer and sale of the Offered Certificates.

      "Registration Statement" means that certain registration statement on Form S-3, as amended (Registration No. 333-130694) relating to the offering by the Depositor from time to time of its Mortgage-Backed Certificates (Issuable in Series) as heretofore declared effective by the Commission.

      "Standard & Poor's Glossary" means the Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

      "Termination Event" means the existence of any one or more of the following conditions:

      (a) a stop order suspending the effectiveness of the Registration Statement shall have been issued or a proceeding for that purpose shall have been initiated or threatened by the Commission; or

      (b) subsequent to the execution and delivery of this Agreement, a downgrading, or public notification of a possible change, without indication of direction, shall have occurred in the rating afforded any of the debt securities or claims paying ability of any person providing any form of credit enhancement for any of the Certificates, by any "nationally recognized statistical rating organization," as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act; or

      (c) subsequent to the execution and delivery of this Agreement, there shall have occurred an adverse change in the condition, financial or otherwise, earnings, affairs, regulatory situation or business prospects of the Unaffiliated Seller reasonably determined by the Depositor to be material; or

      (d) subsequent to the date of this Agreement there shall have occurred any of the following: (i) a suspension or material limitation in trading in securities substantially similar to the Certificates; (ii) a general moratorium on commercial banking activities in the State of New York declared by either federal or New York State authorities; or (iii) the engagement by the United States in hostilities, or the escalation of such hostilities, or any calamity or crisis, if the effect of any such event specified in this clause (iii) in the judgment of the Depositor makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Certificates on the terms and in the manner contemplated in the Offering Documents.

      "Unaffiliated Seller" means Natixis Real Estate Capital Inc., in its capacity as Unaffiliated Seller of the Mortgage Loans under this Agreement.

      Capitalized terms used herein that are not otherwise defined shall have the respective meanings ascribed thereto in the Pooling and Servicing Agreement.

                                   ARTICLE II

                 PURCHASE, SALE AND CONVEYANCE OF MORTGAGE LOANS

      Section 2.01 Agreement to Purchase the Mortgage Loans.

      (a) Subject to the terms and conditions of this Agreement, the Unaffiliated Seller agrees to sell, and the Depositor agrees to purchase, the Mortgage Loans having the Cut-off Date Aggregate Principal Balance or, in accordance with Section 2.03 hereof, such other balance as is evidenced by the actual Cut-off Date Aggregate Principal Balance of the Mortgage Loans accepted by the Depositor on the Closing Date and listed in the Mortgage Loan Schedule.

      (b) The Depositor and the Unaffiliated Seller have agreed upon which of the Unaffiliated Seller's Mortgage Loans are to be purchased by the Depositor on the Closing Date pursuant to this Agreement, and the Unaffiliated Seller has prepared a schedule describing the Mortgage Loans (the "Mortgage Loan Schedule") setting forth all of the Mortgage Loans to be purchased under this Agreement, which schedule is attached hereto as Exhibit A. The Mortgage Loan Schedule shall conform to the definition of "Mortgage Loan Schedule" in the Pooling and Servicing Agreement.

      (c) The closing for the purchase and sale of the Mortgage Loans shall take place at the offices of Cadwalader, Wickersham & Taft LLP, New York, New York, at 10:00 a.m., New York time, on April 30, 2007, or such other place and time as the parties shall agree (such time being herein referred to as the "Closing Date").

      Section 2.02 Purchase Price. On the Closing Date, as consideration for the Unaffiliated Seller's sale of the Mortgage Loans to the Depositor, the Depositor shall (i) an amount in cash equal to 100% of the aggregate principal balance as of the Closing Date of the LIBOR Certificates, payable by wire transfer of same day funds and (ii) transfer, assign, set over, convey and deliver the Class X (including the Class X Certificateholders' rights in the Pre-Funding Reserve Account), Class P, Class R and Class RX Certificates.

      The consideration described in this Section 2.02 collectively represents full consideration for the Unaffiliated Seller's sale of the Mortgage Loans to the Depositor.

      Section 2.03 Conveyance of Mortgage Loans; Possession of Mortgage Files.

      (a) On the Closing Date the Unaffiliated Seller shall sell, transfer, assign, set over and convey or cause to be assigned, set over or conveyed, to the Depositor, without recourse but subject to the terms of this Agreement and each of the Assignment and Recognition Agreements, all right, title and interest in and to the applicable Mortgage Loans, including all principal outstanding as of, and all interest due after, the Cut-off Date, after giving effect to scheduled principal payments due on the Cut-off Date, whether or not received, the Insurance Policies relating to each such Mortgage Loan, all right, title and interest in and to the proceeds of such Insurance Policies and all of its rights under this Agreement with respect to the Mortgage Loans from and after the Cut-off Date. Upon payment of the purchase price for such Mortgage Loans as provided in Section 2.02 of this Agreement, the Unaffiliated Seller shall have hereby, and shall be deemed to have, or caused to have sold, transferred, assigned, set over and conveyed such Mortgage Loans, the Insurance Policies relating to each such Mortgage Loan, all right, title and interest in and to the proceeds of such Insurance Policies and all of their rights under this Agreement with respect to the Mortgage Loans from and after the Cut-off Date.

      (b) Upon the sale of such Mortgage Loans, the ownership of each related Mortgage Note, each related Mortgage and the contents of the related Mortgage File shall immediately vest in the Depositor and the ownership of all related records and documents with respect to each Mortgage Loan prepared by or which come into the possession of the Unaffiliated Seller shall immediately vest in the Depositor. The contents of any Mortgage File in the possession of the Unaffiliated Seller at any time after such sale, and any principal and interest due on the Mortgage Loans after the Cut-off Date and received by or on behalf of the Unaffiliated Seller, shall be held in trust by the Unaffiliated Seller for the benefit of the Depositor as the owner thereof, and shall be promptly delivered by the Unaffiliated Seller to or upon the order of the Depositor.

      (c) Pursuant to the Pooling and Servicing Agreement, the Depositor shall, on the Closing Date, assign all of its right, title and interest in and to the applicable Mortgage Loans, the related Insurance Policies and any proceeds thereof and all of its rights under this Agreement to the Trust.

      Section 2.04 Examination of Mortgage Files. Prior to the Closing Date, the Unaffiliated Seller shall make the Mortgage Files available to the Depositor or its designee for examination at the Unaffiliated Seller's offices or at such other place as the Unaffiliated Seller shall reasonably specify. Such examination may be made by the Depositor or its designee at any time on or before the Closing Date. If the Depositor or its designee makes such examination prior to the Closing Date and identifies any Mortgage Loans that do not conform to the requirements of the Depositor as described in this Agreement, such Mortgage Loans shall be deleted from the Mortgage Loan Schedule and may be replaced, prior to the Closing Date, by substitute Mortgage Loans acceptable to the Depositor. The Depositor may, at its option and without notice to the Unaffiliated Seller, purchase all or part of the Mortgage Loans without conducting any partial or complete examination. The fact that the Depositor or the Trustee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the rights of the Depositor or the Trustee to demand repurchase or other relief as provided in this Agreement.

      Section 2.05 Books and Records. The sale of each Mortgage Loan shall be reflected on the Unaffiliated Seller's accounting and other records, balance sheet and other financial statements as a sale of assets by the Unaffiliated Seller to the Depositor. The Unaffiliated Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be clearly marked to reflect the ownership of each Mortgage Loan by the Trustee for the benefit of the Certificateholders.

      Section 2.06 Cost of Delivery and Recordation of Documents. The costs relating to the delivery and recordation of the documents specified in this
Article II in connection with the Mortgage Loans shall be borne by the related Originator.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

      Section 3.01 Representations and Warranties as to the Unaffiliated Seller. The Unaffiliated Seller hereby represents and warrants to the Depositor, as of the Closing Date, that:

      (a) The Unaffiliated Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state necessary in order to conduct business of the type conducted by the Unaffiliated Seller and to perform its obligations as the Unaffiliated Seller hereunder; the Unaffiliated Seller has the full power and authority, corporate and otherwise, to execute and deliver this Agreement and each of the Assignment and Recognition Agreements and to perform in accordance herewith and therewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Unaffiliated Seller and each of the Assignment and Recognition Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and each of the Assignment and Recognition Agreements evidence the valid, binding and enforceable obligations of the Unaffiliated Seller; and all requisite corporate action has been taken by the Unaffiliated Seller to make this Agreement and each of the Assignment and Recognition Agreements valid and binding upon the Unaffiliated Seller in accordance with their respective terms;

      (b) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Unaffiliated Seller of or compliance by the Unaffiliated Seller with this Agreement and each of the Assignment and Recognition Agreements or the sale of the Mortgage Loans pursuant to the terms of this Agreement and each of the Assignment and Recognition Agreements or the consummation of the transactions contemplated by this Agreement and each of the Assignment and Recognition Agreements, or if required, such approval has been obtained prior to the Closing Date;

      (c) Neither the execution and delivery of this Agreement, each of the Assignment and Recognition Agreements, the acquisition nor origination of the Mortgage Loans by the Unaffiliated Seller nor the transactions contemplated hereby or thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, has or will conflict with or result in a breach of any of the terms, conditions or provisions of the Unaffiliated Seller's charter or by-laws or any legal restriction or any agreement or instrument to which the Unaffiliated Seller is now a party or by which it is bound or to which its property is subject, or constitute a default or result in an acceleration under any of the foregoing, except such unfulfillment, non-compliance or default or acceleration does not in the aggregate have a material adverse effect on the operation, business, condition (business or otherwise) of the Unaffiliated Seller or result in the violation of any law, rule, regulation, order, judgment or decree to which the Unaffiliated Seller or its property is subject, except such violation does not in the aggregate have a material adverse effect on the operation, business, condition (business or otherwise) of the Unaffiliated Seller or impair the ability of the Trustee (or the Servicer as the agent of the Trustee) to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

      (d) There is no action, suit, proceeding or investigation pending nor, to the knowledge of the Unaffiliated Seller, threatened before a court, administrative agency or government tribunal against the Unaffiliated Seller which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Unaffiliated Seller, or in any material impairment of the right or ability of the Unaffiliated Seller to carry on its business substantially as now conducted, or which would draw into question the validity of this Agreement and any of the Assignment and Recognition Agreements, the Mortgage Loans, or of any action taken or to be taken in connection with the obligations of the Unaffiliated Seller contemplated herein or therein, or which would impair materially the ability of the Unaffiliated Seller to perform under the terms of this Agreement or any of the Assignment and Recognition Agreements or that will prohibit its entering into this Agreement or any of the Assignment and Recognition Agreements or the consummation of any of the transactions contemplated hereby or under any subservicing agreements;

      (e) The Unaffiliated Seller is not in violation of or in default with respect to, and the execution and delivery of this Agreement by the Unaffiliated Seller and its performance of and compliance with the terms hereof will not constitute a violation or default with respect to, any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which violation or default might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Unaffiliated Seller or its properties or might have consequences that would materially and adversely affect its performance hereunder or under any subservicing agreement;

      (f) Upon the sale of the Mortgage Loans by the Unaffiliated Seller to the Depositor under this Agreement, the Depositor will own each Mortgage Loan free and clear of any lien, encumbrance, equity, participation interest, pledge, charge, claim or security interest (collectively, "Liens"), other than any Liens created by the Depositor or any of its assignees;

      (g) The consummation of the transactions contemplated by this Agreement and each of the Assignment and Recognition Agreements are in the ordinary course of business of the Unaffiliated Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Unaffiliated Seller pursuant to this Agreement and each of the Assignment and Recognition Agreements are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

      (h) With respect to any Mortgage Loan purchased by the Unaffiliated Seller, the Unaffiliated Seller acquired title to the Mortgage Loan in good faith, without notice of any adverse claim;

      (i) The Unaffiliated Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement and each of the Assignment and Recognition Agreements. The Unaffiliated Seller is solvent and the sale of the Mortgage Loans by the Unaffiliated Seller pursuant to the terms of this Agreement and each of the Assignment and Recognition Agreements will not cause the Unaffiliated Seller to become insolvent. The sale of the Mortgage Loans by the Unaffiliated Seller pursuant to the terms of this Agreement and each of the Assignment and Recognition Agreements was not undertaken with the intent to hinder, delay or defraud any of the Unaffiliated Seller's creditors;

      (j) The Mortgage Loans are not intentionally selected in a manner so as to affect adversely the interests of the Depositor or of any transferee of the Depositor (including the Trust and the Trustee);

      (k) The Unaffiliated Seller will treat the disposition of the Mortgage Loans pursuant to this Agreement and each of the Assignment and Recognition Agreements as a sale for accounting and tax purposes;

      (l) The Unaffiliated Seller has not dealt with any broker or agent or anyone else that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans to the Depositor other than to the Depositor or an affiliate thereof;

      (m) The consideration received by the Unaffiliated Seller upon the sale of the Mortgage Loans under this Agreement and each of the Assignment and Recognition Agreements constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

      (n) No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

      (o) Any and all requirements of any federal, state or local law, including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, predatory and abusive lending and disclosure laws applicable to the Mortgage Loans have been complied with and the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations; and

      (p) Each Mortgage Loan is a "qualified mortgage" under Section 860G(a)(3) of the Code.

      Section 3.02 Representations and Warranties of the Depositor. The Depositor hereby represents, warrants and covenants to the Unaffiliated Seller, as of the date of execution of this Agreement and the Closing Date, that:

      (a) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

      (b) The Depositor has the corporate power and authority to purchase each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all the transactions contemplated by this Agreement and each of the Assignment and Recognition Agreements;

      (c) This Agreement and each of the Assignment and Recognition Agreements has been duly and validly authorized, executed and delivered by the Depositor, and, assuming the due authorization, execution and delivery hereof and thereof by the Unaffiliated Seller and the related Originator, as applicable, constitutes the legal, valid and binding agreements of the Depositor, enforceable against the Depositor in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

      (d) No consent, approval, authorization or order of or registration or filing with, or notice to, any governmental authority or court is required for the execution, delivery and performance of or compliance by the Depositor with this Agreement or any of the Assignment and Recognition Agreements or the consummation by the Depositor of any of the transactions contemplated hereby or thereby, except such as have been made on or prior to the Closing Date;

      (e) The Depositor has filed or will file (i) the Free Writing Prospectus with the Commission in accordance with Rule 433 under the Securities Act, and
(ii) the Prospectus and Prospectus Supplement with the Commission in accordance with Rule 424(b) under the Securities Act; and

      (f) None of the execution and delivery of this Agreement or any of the Assignment and Recognition Agreements, the purchase of the Mortgage Loans from the Unaffiliated Seller, the consummation of the other transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement or any of the Assignment and Recognition Agreements, (i) conflicts or will conflict with the charter or bylaws of the Depositor or conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default or results or will result in an acceleration under, any term, condition or provision of any indenture, deed of trust, contract or other agreement or other instrument to which the Depositor is a party or by which it is bound and which is material to the Depositor, or (ii) results or will result in a violation of any law, rule, regulation, order, judgment or decree of any court or governmental authority having jurisdiction over the Depositor.

      Section 3.03 Further Representations and Warranties. (a) The Unaffiliated Seller represents and warrants to the Depositor and its assignees that with respect to each representation and warranty made by an Originator who is a party to an Assignment and Recognition Agreement as of a date earlier than the Closing Date, no event has occurred from the applicable date as of which such representation and warranty is made to the Closing Date, including, but not limited to, the passage of time, which would render such representation and warranty untrue in any material respect as of the Closing Date.

      (a) The Unaffiliated Seller represents and warrants to the Depositor and its assignees that each Assignment and Recognition Agreement is duly authorized, executed and enforceable against the respective Originator who executed such agreement.

                                   ARTICLE IV

                             THE UNAFFILIATED SELLER

      Section 4.01 Covenants of the Unaffiliated Seller.(a) The Unaffiliated Seller covenants to the Depositor as follows:

      (a) The Unaffiliated Seller shall cooperate with the Depositor and the firm of independent certified public accountants retained with respect to the issuance of the Certificates in making available all information and taking all steps reasonably necessary to permit the accountants' letters required hereunder to be delivered within the times set for delivery herein.

      (b) The Unaffiliated Seller agrees to satisfy or cause to be satisfied on or prior to the Closing Date, all of the conditions to the Depositor's obligations set forth in Section 5.01 hereof that are within the Unaffiliated Seller's (or its agents') control.

      (c) The Unaffiliated Seller hereby agrees to do all acts, transactions and things and to execute and deliver all agreements, documents, instruments and papers by and on behalf of the Unaffiliated Seller as the Depositor or its counsel may reasonably request in order to consummate the transfer of the Mortgage Loans to the Depositor and the subsequent transfer thereof to the Trustee, and the rating, issuance and sale of the Certificates.

      Section 4.02 Merger or Consolidation. The Unaffiliated Seller will keep in full effect its existence, rights and franchises as a corporation and will obtain and preserve its qualification to do business as a foreign corporation, in each jurisdiction necessary to perform its duties under this Agreement. Any Person into which the Unaffiliated Seller or the Unaffiliated Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Unaffiliated Seller shall be a party, or any Person succeeding to the business of the Unaffiliated Seller, shall be approved by the Depositor which approval shall not be unreasonably withheld. The Unaffiliated Seller shall send notice of any such merger or consolidation to the Depositor.

      Section 4.03 Costs. In connection with the transactions contemplated under this Agreement and the Pooling and Servicing Agreement, the Unaffiliated Seller shall promptly pay (or shall promptly reimburse the Depositor to the extent that the Depositor shall have paid or otherwise incurred): (a) the fees and disbursements of the Depositor's and the Unaffiliated Seller's counsel; (b) the fees of Fitch, S&P and Moody's; (c) any of the fees of the Trustee and the fees and disbursements of the Trustee's counsel; (d) expenses incurred in connection with printing the Prospectus, the Prospectus Supplement, any amendment or supplement thereto, any preliminary prospectus and the Certificates; (e) fees and expenses relating to the filing of documents with the Commission (including without limitation periodic reports under the Exchange Act); (f) the shelf registration amortization fee paid in connection with the issuance of Offered Certificates; and (g) the fees and disbursements for the accountants for the Unaffiliated Seller. For the avoidance of doubt, the parties hereto acknowledge that it is the intention of the parties that the Depositor shall not pay any of the Trustee's fees and expenses (other than amounts paid from Trust Fund cashflow under Section 4.02 of the Pooling and Servicing Agreement) in connection with the transactions contemplated by the Pooling and Servicing Agreement. All other costs and expenses in connection with the transactions contemplated hereunder shall be borne by the party incurring such expenses.

      Section 4.04 Indemnification by the Unaffiliated Seller. Notwithstanding the indemnities and contributions contained in Section 8.12 of the Pooling and Servicing Agreement, the Unaffiliated Seller hereby agrees to indemnify and hold harmless the Depositor and its officers, directors and Affiliates in connection with the Certification contained in each 10-K to be filed by the Trustee on behalf of the Depositor with the SEC to the extent that the Depositor, its officers, directors and Affiliates are not otherwise reimbursed or indemnified in full by the Servicer or the Trustee, in accordance with their indemnity and contribution obligations in accordance with Section 8.12(c) of the Pooling and Servicing Agreement, for all losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses incurred by the Depositor, its officers, directors and Affiliates arising out of or based upon any such filing, provided, however, that in no event will the Unaffiliated Seller be required to so indemnify if such losses, damages, penalties, fines, forfeitures, legal fees, costs, judgments and expenses arise out of or are based on the bad faith, willful misconduct or negligence of the Depositor or any of its officers, directors or Affiliates. The Depositor shall use all reasonable efforts to pursue its rights to indemnity and contribution against the Servicer and the Trustee under such Section 8.12(c) of the Pooling and Servicing Agreement prior to seeking indemnity against the Unaffiliated Seller hereunder, and in the event the Unaffiliated Seller indemnifies the Depositor hereunder, the Depositor shall assign to the Unaffiliated Seller the Depositor's rights to indemnity and contribution against the Servicer and the Trustee under such Section 8.12(c) of the Pooling and Servicing Agreement.

                                    ARTICLE V

                              CONDITIONS OF CLOSING

      Section 5.01 Conditions of Depositor's Obligations. The obligations of the Depositor to purchase the Mortgage Loans will be subject to the satisfaction on the Closing Date of the following conditions. Upon payment of the purchase price for the Mortgage Loans, such conditions shall be deemed satisfied or waived.

      (a) Each of the obligations of the Unaffiliated Seller and of the Originators who are parties to any Assignment and Recognition Agreement required to be performed by it or them on or prior to the Closing Date pursuant to the terms of this Agreement, each Assignment and Recognition Agreement or the Pooling and Servicing Agreement shall have been duly performed and complied with, the representations and warranties of the Unaffiliated Seller under this Agreement and of such Originators under the related Assignment and Recognition Agreement shall be true and correct as of the Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement, and the Depositor shall have received a certificate to the effect of the foregoing signed by an authorized officer of the Unaffiliated Seller and the Originators.

      (b) The Depositor shall have received a letter dated the date of this Agreement, in form and substance acceptable to the Depositor and its counsel, prepared by Deloitte & Touche LLP, independent certified public accountants, regarding (i) the numerical information contained in each of the Free Writing Prospectus and the Prospectus Supplement including, but not limited to the information under the captions "Prepayment and Yield Considerations" and "The Mortgage Loan Pool", (ii) any numerical information in any marketing materials relating to the Certificates and (iii) any other information as reasonably requested by the Depositor, in each such case to the extent such information relates to or derives from the Mortgage Loans.

      (c) The Mortgage Loans will be acceptable to the Depositor, in its sole reasonable discretion.

      (d) The Depositor shall have received the following additional closing documents, in form and substance reasonably satisfactory to the Depositor and its counsel:

      (i) the Mortgage Loan Schedule;

      (ii) this Agreement, each Assignment and Recognition Agreement, the Pooling and Servicing Agreement, the Sponsor Indemnification Agreement, dated as of April 16, 2007, among the Depositor, MS&Co., the Unaffiliated Seller and Natixis Securities North America Inc., the Underwriting Agreement dated as of April 25, 2007 between the Depositor, Natixis Securities North America Inc., Morgan Stanley & Co. Incorporated, and all documents required thereunder, duly executed and delivered by each of the parties thereto other than the Depositor;

      (iii) officer's certificates of an officer of the Unaffiliated Seller, dated as of the Closing Date, and attached thereto resolutions of the board of directors and a copy of the Unaffiliated Seller's charter and by-laws;

      (iv) copies of the Unaffiliated Seller's charter and all amendments, revisions, and supplements thereof, certified by a secretary of each entity;

      (v) opinions of counsel for each of the Originators, to the extent required by the Underwriting Agreement, and the Unaffiliated Seller as to various corporate matters in form and substance acceptable to the Depositor, its counsel, Fitch, S&P and Moody's (it being agreed that each such opinion shall expressly provide that the Trustee shall be entitled to rely on such opinion);

      (vi) opinions of counsel for the Unaffiliated Seller, in form and substance acceptable to the Depositor, its counsel, S&P and Moody's as to such matters as shall be required for the assignment of a rating to the Class A Certificates of "AAA" by S&P, and "Aaa" by Moody's (it being agreed that such opinions shall expressly provide that the Trustee shall be entitled to rely on such opinions);

      (vii) a letter from Moody's to the effect that it has assigned ratings of "Aaa," "Aaa," "Aaa," "Aaa," "Aa1," "Aa2," "Aa3," "A1," "A2," "A3," "Baa1,"
   "Baa2" and "Baa3" to the Class A-1, Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3 Certificates, respectively;

      (viii) a letter from S&P to the effect that it has assigned ratings of "AAA," "AAA," "AAA," "AAA," "AA+," "AA," "AA-," "A+," "A," "A-," "BBB+,"
   "BBB" and "BBB-" to the Class A-1, Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3 Certificates, respectively;

      (ix) a letter from Fitch to the effect that it has assigned ratings of "AAA," "AAA," "AAA," "AAA," "AA+," "AA," "AA-," "A+," "A," "A-," "BBB+,"
   "BBB", "BBB-" and "BB+" to the Class A-1, Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, respectively;

      (x) an opinion of counsel for the Trustee in form and substance acceptable to the Depositor, its counsel, Fitch, Moody's and S&P (it being agreed that such opinion shall expressly provide that the Unaffiliated Seller shall be entitled to rely on such opinion);

      (xi) opinions of counsel for the Servicer, in form and substance acceptable to the Depositor, its counsel, Fitch, Moody's and S&P (it being agreed that such opinion shall expressly provide that the Unaffiliated Seller shall be entitled to rely on such opinion); and

      (e) All proceedings in connection with the transactions contemplated by this Agreement and all documents incident hereto shall be satisfactory in form and substance to the Depositor and its counsel.

      (f) The Unaffiliated Seller shall have furnished the Depositor with such other certificates of its officers or others and such other documents or opinions as the Depositor or its counsel may reasonably request.

      Section 5.02 Conditions of Unaffiliated Seller's Obligations. The obligations of the Unaffiliated Seller under this Agreement shall be subject to the satisfaction, on the Closing Date, of the following conditions:

      (a) Each of the obligations of the Depositor required to be performed by it at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with and all of the representations and warranties of the Depositor contained in this Agreement shall be true and correct as of the Closing Date and the Unaffiliated Seller shall have received a certificate to that effect signed by an authorized officer of the Depositor.

      (b) The Unaffiliated Seller shall have received the following additional documents:

      (i) each of the Assignment and Recognition Agreements, the Pooling and Servicing Agreement, and all documents required thereunder, in each case executed by the Depositor as applicable; and

      (ii) a copy of a letter from Moody's to the Depositor to the effect that it has assigned ratings of "Aaa," "Aaa," "Aaa," "Aaa," "Aa1," "Aa2," "Aa3," "A1," "A2," "A3," "Baa1," "Baa2," "Baa3" and "Ba1" to the Class A-1, Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, respectively; a copy of a letter from Fitch to the Depositor to the effect that it has assigned ratings of "AAA," "AAA," "AAA," "AAA," "AA+," "AA," "AA-," "A+," "A," "A-," "BBB+," "BBB", "BBB-" and "BB+" to the Class A-1,
   Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, respectively; and a copy of a letter from S&P to the Depositor to the effect that it has assigned ratings of "AAA," "AAA," "AAA," "AAA," "AA+," "AA," "AA-," "A+" "A," "A-," "BBB+," "BBB" and "BBB-" to the Class A-1, Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, respectively.

      (iii) an opinion of counsel for the Trustee in form and substance acceptable to the Unaffiliated Seller and its counsel;

      (iv) an opinion of the counsel for the Depositor as to securities, bankruptcy and tax matters in form and substance acceptable to the Unaffiliated Seller and its counsel; and

      (c) All legal opinion letters and accountant's comfort letters delivered in connection with the transactions contemplated by this Agreement and the other agreements referred to herein shall be addressed to the Unaffiliated Seller and shall be in form and substance satisfactory to the Unaffiliated Seller.

      (d) The Depositor shall have furnished the Unaffiliated Seller with such other certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Agreement as the Unaffiliated Seller may reasonably request.

      Section 5.03 Termination of Depositor's Obligations. The Depositor may terminate its obligations hereunder by notice to the Unaffiliated Seller at any time before delivery of and payment of the purchase price for the Mortgage Loans if: (a) any of the conditions set forth in Section 5.01 are not satisfied when and as provided therein; (b) there shall have been the entry of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Unaffiliated Seller, or for the winding up or liquidation of the affairs of the Unaffiliated Seller; (c) there shall have been the consent by the Unaffiliated Seller to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Unaffiliated Seller or of or relating to substantially all of the property of the Unaffiliated Seller; (d) any purchase and assumption agreement with respect to the Unaffiliated Seller or the assets and properties of the Unaffiliated Seller shall have been entered into; or (e) a Termination Event shall have occurred. The termination of the Depositor's obligations hereunder shall not terminate the Depositor's rights hereunder or its right to exercise any remedy available to it at law or in equity.

                                   ARTICLE VI

                                  MISCELLANEOUS

      Section 6.01 Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed by registered mail, postage prepaid, or transmitted by telex or telegraph and confirmed by a similar mailed writing, (i) if to the Depositor, addressed to the Depositor at Morgan Stanley ABS Capital I Inc., 1585 Broadway, New York, New York 10036, Attention: Managing Director Asset Backed Finance Group, with a copy to Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, Attention: James Y. Lee, Esq. or to such other address as the Depositor may designate in writing to the other parties, or (ii) if to the Unaffiliated Seller, addressed to the Unaffiliated Seller at Natixis Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019, Attention:
General Counsel, or to such other address as the Unaffiliated Seller may designate in writing to the other parties.

      Section 6.02 Severability of Provisions. Any part, provision, representation, warranty or covenant of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation, warranty or covenant of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

      Section 6.03 Agreement of Unaffiliated Seller. The Unaffiliated Seller agrees to execute and deliver such instruments and take such actions as the Depositor may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

      Section 6.04 Survival. The parties to this Agreement agree that the representations, warranties and agreements made by each of them herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the other party hereto, notwithstanding any investigation heretofore or hereafter made by such other party or on such other party's behalf, and that the representations, warranties and agreements made by the parties hereto in this Agreement or in any such certificate or other instrument shall survive the delivery of and payment for the Mortgage Loans.

      Section 6.05 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

      Section 6.06 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as expressly permitted by the terms hereof, this Agreement may not be assigned, pledged or hypothecated by any party hereto to a third party without the written consent of the other party to this Agreement.

      Section 6.07 Confirmation of Intent; Grant of Security Interest. It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Unaffiliated Seller to the Depositor as contemplated by this Agreement and each of the Assignment and Recognition Agreements be, and be treated for all purposes as, a sale of the Mortgage Loans and that the conveyance of the Mortgage Loans by the Unaffiliated Seller to the Depositor as contemplated by this Agreement and each of the Assignment and Recognition Agreements be, and be treated for accounting purposes as, a sale of the Mortgage Loans. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Unaffiliated Seller to the Depositor to secure a debt or other obligation of the Unaffiliated Seller. However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans are held to continue to be property of the applicable Originator or the Unaffiliated Seller then (a) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the Uniform Commercial Code; (b) the transfer of the Mortgage Loans provided for herein and each of the Assignment and Recognition Agreements shall be deemed to be a grant by the applicable Originator to the Unaffiliated Seller and by the Unaffiliated Seller to the Depositor of a security interest in all of such parties' right, title and interest in and to the Mortgage Loans and all amounts payable on the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property; (c) the possession by the Depositor of Mortgage Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to Section 9-305 of the Uniform Commercial Code; and (d) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Depositor for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Depositor pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby. The Unaffiliated Seller and the Depositor shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement or any of the Assignment and Recognition Agreements were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement.

      Section 6.08 Miscellaneous. This Agreement and each of the Assignment and Recognition Agreements supersedes all prior agreements and understandings relating to the subject matter hereof.

      Section 6.09 Amendments.

      (a) This Agreement may be amended from time to time by the Unaffiliated Seller and the Depositor by written agreement, but without notice to or consent of the Certificateholders, to cure any ambiguity, to correct or supplement any provisions herein, to comply with any changes in the Code, or to make any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement; provided, however, that such action shall not, as evidenced by (i) an Opinion of Counsel, at the expense of the party requesting the change, delivered to the Trustee or
(ii) a letter from each Rating Agency confirming that such amendment will not result in the reduction, qualification or withdrawal of the current rating of the Certificates, adversely affect in any material respect the interests of any Certificateholder; and provided, further, that no such amendment shall (x) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of the Holder of such Certificate, or (y) change the rights or obligations of any other party hereto without the consent of such party or (z) cause the Unaffiliated Seller to conduct any activity not permitted for qualified special purpose entities under the current accounting literature.

      (b) It shall not be necessary for the consent of Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.

      Section 6.10 Third-Party Beneficiaries. The parties agree that each Servicer and the Trustee is an intended third-party beneficiary of this Agreement to the extent necessary to enforce the rights and to obtain the benefit of the remedies of the Depositor under this Agreement which are assigned to the Trustee for the benefit of the Certificateholders, pursuant to the Pooling and Servicing Agreement, and to the extent necessary to obtain the benefit of the enforcement of the obligations and covenants of the Unaffiliated Seller under Section 4.01 of this Agreement.

      Section 6.11 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

      (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AS OPPOSED TO CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

      (b) THE DEPOSITOR AND THE UNAFFILIATED SELLER EACH HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE ADDRESS SET FORTH IN SECTION 6.01 OF THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAIL, POSTAGE PREPAID. THE DEPOSITOR AND THE UNAFFILIATED SELLER EACH HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE DEPOSITOR AND THE UNAFFILIATED SELLER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT ANY SUCH PARTIES' RIGHT TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

      (c) THE DEPOSITOR AND THE UNAFFILIATED SELLER EACH HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

      Section 6.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

      Section 6.13 Subsequent Mortgage Loans. Sales of Subsequent Mortgage Loans shall be effectuated by means of Subsequent Transfer Agreements on substantially the form of Exhibit L to the Pooling and Servicing Agreement.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, the parties to this Unaffiliated Seller's Agreement have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                       MORGAN STANLEY ABS CAPITAL I INC.

                                       By:   /s/ Valerie Kay
                                          ---------------------------------
                                           Name: Valerie Kay
                                           Title: Vice President

                                       NATIXIS REAL ESTATE CAPITAL INC.

                                       By:   /s/ Anthony Malanga
                                          ---------------------------------
                                           Name: Anthony Malanga
                                           Title: Managing Director

                                       By:   /s/ Christopher Hayden
                                          ---------------------------------
                                           Name: Christopher Hayden
                                           Title: Managing Director

                                    Exhibit A

                             Mortgage Loan Schedule

                [Delivered to the Trustee and not attached to the
                        Unaffiliated Seller's Agreement.]